FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226486-06

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated June 14, 2019, may be amended or completed prior to time of sale.

$641,030,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51
(Central Index Key Number 0001776721)
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)
as Depositor

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Barclays Capital Real Estate Inc.
(Central Index Key Number 0001549574)

UBS AG
(Central Index Key Number 0001685185)

C-III Commercial Mortgage LLC
(Central Index Key Number 0001541214)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C51

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2019-C51 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2019-C51. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in August 2019. The rated final distribution date for the certificates is the distribution date in June 2052.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$ 22,389,000%		(5)	May 2024
Class A-2	$ 45,489,000%		(5)	May 2024
Class A-SB	$ 29,432,000%		(5)	January 2029
Class A-3	(6)%		(5)	(6)
Class A-4	(6)%		(5)	(6)
Class X-A	$ 510,636,000(7)%		Variable(8)	NAP
Class X-B	$ 130,394,000(9)%		Variable(10)	NAP
Class A-S	$ 62,005,000%		(5)	June 2029
Class B	$ 36,474,000%		(5)	June 2029
Class C	$ 31,915,000%		(5)	June 2029

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 59 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Barclays Capital Inc., UBS Securities LLC, Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC is acting as co-lead manager and joint bookrunner with respect to approximately 62.4% of each class of offered certificates, Barclays Capital Inc. is acting as co-lead manager and joint bookrunner with respect to approximately 23.9% of each class of offered certificates and UBS Securities LLC is acting as co-lead manager and joint bookrunner with respect to approximately 13.8% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about July 11, 2019. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately [_]% of the aggregate certificate balance of the offered certificates, plus accrued interest from July 1, 2019, before deducting expenses payable by the depositor.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	UBS Securities LLC Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner

Academy Securities Co-Manager		Drexel Hamilton Co-Manager

June [_], 2019

Wells Fargo Commercial Mortgage Trust 2019-C51

Commercial Mortgage Pass-Through Certificates, Series 2019-C51

Minnesota
1 property
$10,665,622
1.5% of total
Wisconsin
5 properties
$15,814,073
2.2% of total
Indiana
3 properties
$9,302,982
1.3% of total
Michigan
11 properties
$32,284,921
4.4% of total
Pennsylvania
5 properties
$98,305,970
13.5% of total
New York
1 property
$45,000,000
6.2% of total
Oregon
1 property
$3,625,669
0.5% of total
Ohio
8 properties
$38,317,103
5.3% of total
Massachusetts
1 property
$44,901,066
6.2% of total
New Jersey
1 property
$21,960,798
3.0% of total
Utah
1 property
$7,291,580
1.0% of total
Maryland
2 properties
$22,934,383
3.1% of total
California
14 properties
$135,576,562
18.6% of total
Virginia
6 properties
$32,077,290
4.4% of total
North Carolina
2 properties
$14,462,474
2.0% of total
Arizona
8 properties
$81,361,396
11.2% of total
Georgia
4 properties
$9,376,222
1.3% of total
Colorado
1 property
$2,459,859
0.3% of total
Florida
8 properties
$41,578,076
5.7% of total
New Mexico
1 property
$929,879
0.1% of total
Louisiana
4 properties
$6,033,749
0.8% of total
Tennessee
1 property
$875,416
0.1% of total
Texas
14 properties
$51,048,667
7.0% of total
Oklahoma
1 property
$2,392,423
0.3% of total
Alabama
1 property
$903,911
0.1% of total
Percentage of
Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 18.6%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Approx. Initial Pass- Through Rate	Pass- Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$ 22,389,000	30.000%	%	(5)	May 2024	2.72	08/19 – 05/24
A-2	$ 45,489,000	30.000%	%	(5)	May 2024	4.84	05/24 – 05/24
A-SB	$ 29,432,000	30.000%	%	(5)	January 2029	7.27	05/24 – 01/29
A-3	(6)	30.000%	%	(5)	(6)	(6)	(6)
A-4	(6)	30.000%	%	(5)	(6)	(6)	(6)
X-A	$ 510,636,000(7)	NAP	%	Variable(8)	NAP	NAP	NAP
X-B	$ 130,394,000(9)	NAP	%	Variable(10)	NAP	NAP	NAP
A-S	$ 62,005,000	21.500%	%	(5)	June 2029	9.93	06/29 – 06/29
B	$ 36,474,000	16.500%	%	(5)	June 2029	9.93	06/29 – 06/29
C	$ 31,915,000	12.125%	%	(5)	June 2029	9.93	06/29 – 06/29
Non-Offered Certificates
X-D	$ 11,854,000(11)(12)	NAP	%	Variable(13)	NAP	NAP	NAP
D	$ 11,854,000(12)	10.500%	%	(5)	June 2029	9.93	06/29 – 06/29
E-RR	$ 25,532,000(12)	7.000%	%	(5)	June 2029	9.93	06/29 – 06/29
F-RR	$ 18,237,000	4.500%	%	(5)	June 2029	9.93	06/29 – 06/29
G-RR	$ 7,295,000	3.500%	%	(5)	June 2029	9.93	06/29 – 06/29
H-RR	$ 25,532,090	0.000%	%	(5)	June 2029	9.93	06/29 – 06/29
R(14)	NAP	NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of the Class X-A, Class X-B and Class X-D certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.
(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate.
(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.
(5)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(6)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, final distribution dates, weighted average lives and principal windows of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $413,326,000, subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Approximate Initial Certificate Balance	Expected Range of Assumed Final Distribution Date	Expected Range of Weighted Average Life (Years)	Expected Range of Principal Window
Class A-3	$50,000,000 - $200,000,000	April 2029 – May 2029	9.70 – 9.81	01/29 – 04/29 / 01/29 – 05/29
Class A-4	$213,326,000 - $363,326,000	June 2029	9.88 – 9.90	04/29 – 06/29 / 05/29 – 06/29
(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal.
(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.
(10)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(11)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.
(12)	The initial certificate balance of each of the Class D and Class E-RR certificates is estimated based in part on the estimated ranges of certificate balances and estimated fair values described in “Credit Risk Retention”. The initial certificate balance of the Class D certificates is expected to fall within a range of $9,119,000 and $13,678,000, and the initial certificate balance of the Class E-RR certificates is expected to fall within a range of $23,708,000 and $28,267,000, with the ultimate initial certificate balance of each determined such that the aggregate fair value of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates will equal at least 5% of the estimated fair value as of the Closing Date of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. Any variation in the initial certificate balance of the Class D certificates would affect the initial notional amount of the Class X-D certificates.
(13)	The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.
(14)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	25
Risk Factors	59
The Certificates May Not Be a Suitable Investment for You	59
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	59
Risks Related to Market Conditions and Other External Factors	59
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	59
Other Events May Affect the Value and Liquidity of Your Investment	60
Risks Relating to the Mortgage Loans	60
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	60
Risks of Commercial and Multifamily Lending Generally	61
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	63
General	63
A Tenant Concentration May Result in Increased Losses	63
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	64
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	64
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	65
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	65
Early Lease Termination Options May Reduce Cash Flow	66
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	67
Office Properties Have Special Risks	67
Retail Properties Have Special Risks	68
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	69
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	69
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	70
Data Centers Have Special Risks	71
Mixed Use Properties Have Special Risks	71
Self Storage Properties Have Special Risks	72
Hospitality Properties Have Special Risks	73
Risks Relating to Affiliation with a Franchise or Hotel Management Company	74
Multifamily Properties Have Special Risks	75
Manufactured Housing Community Properties Have Special Risks	77
Industrial Properties Have Special Risks	79
Condominium Ownership May Limit Use and Improvements	80
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	82
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	82

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	84
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	85
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	86
Risks Related to Zoning Non-Compliance and Use Restrictions	89
Risks Relating to Inspections of Properties	90
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	90
Insurance May Not Be Available or Adequate	91
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	92
Terrorism Insurance May Not Be Available for All Mortgaged Properties	92
Risks Associated with Blanket Insurance Policies or Self-Insurance	94
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	94
Limited Information Causes Uncertainty	95
Historical Information	95
Ongoing Information	95
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	95
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	96
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	97
Static Pool Data Would Not Be Indicative of the Performance of this Pool	98
Appraisals May Not Reflect Current or Future Market Value of Each Property	98
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	100
The Borrower’s Form of Entity May Cause Special Risks	100
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	103
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	104
Other Financings or Ability to Incur Other Indebtedness Entails Risk	105
Tenancies-in-Common May Hinder Recovery	106
Risks Relating to Delaware Statutory Trusts	107
Risks Relating to Enforceability of Cross-Collateralization	107
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	108
Risks Associated with One Action Rules	108
State Law Limitations on Assignments of Leases and Rents May Entail Risks	108
Various Other Laws Could Affect the Exercise of Lender’s Rights	109
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	109
Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	109
Risks Related to Ground Leases and Other Leasehold Interests	111
Increases in Real Estate Taxes May Reduce Available Funds	113
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	113

Risks Related to Conflicts of Interest	113
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	113
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	115
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	116
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	117
Potential Conflicts of Interest of the Operating Advisor	120
Potential Conflicts of Interest of the Asset Representations Reviewer	121
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	121
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	124
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	125
Other Potential Conflicts of Interest May Affect Your Investment	126
Other Risks Relating to the Certificates	126
The Certificates Are Limited Obligations	126
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	127
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	127
EU Risk Retention and Due Diligence Requirements	129
Recent Developments Concerning the Proposed Japanese Retention Requirements	131
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	132
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	134
General	134
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	135
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	137
Losses and Shortfalls May Change Your Anticipated Yield	137
Risk of Early Termination	138
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	138
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	138
You Have Limited Voting Rights	138
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	139
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	142
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	143
Risks Relating to Modifications of the Mortgage Loans	145

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	146
Risks Relating to Interest on Advances and Special Servicing Compensation	147
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	147
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	148
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	149
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	149
Tax Considerations Relating to Foreclosure	149
REMIC Status	150
Material Federal Tax Considerations Regarding Original Issue Discount	150
Description of the Mortgage Pool	151
General	151
Co-Originated or Third-Party Originated Mortgage Loans	152
Certain Calculations and Definitions	152
Definitions	153
Mortgage Pool Characteristics	167
Overview	167
Property Types	168
Office Properties	168
Retail Properties	169
Mixed Use Properties	169
Hospitality Properties	169
Multifamily Properties	170
Self Storage Properties	170
Manufactured Housing Community Properties	170
Industrial Properties	171
Specialty Use Concentrations	172
Mortgage Loan Concentrations	173
Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	173
Multi-Property Mortgage Loans, Cross-Collateralized Mortgage Loans and Related Borrower Mortgage Loans	174
Geographic Concentrations	176
Mortgaged Properties with Limited Prior Operating History	176
Tenancies-in-Common or Diversified Ownership	177
Delaware Statutory Trusts	177
Condominium and Other Shared Interests	177
Fee & Leasehold Estates; Ground Leases	178
Environmental Considerations	179
Redevelopment, Renovation and Expansion	183
Assessment of Property Value and Condition	184
Litigation and Other Considerations	184
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	185
Tenant Issues	188
Tenant Concentrations	188
Lease Expirations and Terminations	188
Expirations	188
Terminations	189

Other	192
Purchase Options and Rights of First Refusal	194
Affiliated Leases	196
Competition from Certain Nearby Properties	196
Insurance Considerations	197
Use Restrictions	198
Appraised Value	199
Non-Recourse Carveout Limitations	200
Real Estate and Other Tax Considerations	201
Delinquency Information	201
Certain Terms of the Mortgage Loans	201
Amortization of Principal	201
Due Dates; Mortgage Rates; Calculations of Interest	202
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	203
Voluntary Prepayments	203
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	204
Defeasance	205
Releases; Partial Releases	206
Escrows	211
Mortgaged Property Accounts	212
Exceptions to Underwriting Guidelines	214
Additional Indebtedness	214
General	214
Whole Loans	215
Mezzanine Indebtedness	215
Other Secured Indebtedness	217
Preferred Equity	217
Other Unsecured Indebtedness	218
The Whole Loans	218
General	218
The Serviced Pari Passu Whole Loans	223
Intercreditor Agreement	223
Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans	224
Control Rights with respect to Servicing Shift Whole Loans	224
Certain Rights of each Non-Controlling Holder	224
Sale of Defaulted Mortgage Loan	226
The Non-Serviced Pari Passu Whole Loans	226
Intercreditor Agreement	226
Control Rights	227
Certain Rights of each Non-Controlling Holder	227
Custody of the Mortgage File	229
Sale of Defaulted Mortgage Loan	229
Additional Information	229
Transaction Parties	230
The Sponsors and Mortgage Loan Sellers	230
Rialto Mortgage Finance, LLC	230
General	230
Rialto Mortgage’s Securitization Program	231
Rialto Mortgage’s Underwriting Standards and Loan Analysis	231
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	236
Compliance with Rule 15Ga-1 under the Exchange Act	237

Retained Interests in This Securitization	237
Wells Fargo Bank, National Association	238
General	238
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	238
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	239
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	244
Compliance with Rule 15Ga-1 under the Exchange Act	246
Retained Interests in This Securitization	249
Barclays Capital Real Estate Inc.	249
General	249
Barclays’ Securitization Program	249
Review of Barclays Mortgage Loans	251
Barclays’ Underwriting Guidelines and Processes	252
Compliance with Rule 15Ga-1 under the Exchange Act	255
Retained Interests in This Securitization	256
UBS AG, New York Branch	256
General	256
UBS AG, New York Branch’s Securitization Program	256
Review of the UBS AG, New York Branch Mortgage Loans	257
UBS AG, New York Branch’s Underwriting Standards	259
Exceptions	262
Compliance with Rule 15Ga-1 under the Exchange Act	262
Retained Interests in This Securitization	264
C-III Commercial Mortgage LLC	264
General	264
C-III CM’s Underwriting Guidelines and Processes	266
Exceptions	273
Review of Mortgage Loans for Which C-III CM is the Sponsor	273
Compliance with Rule 15Ga-1 under the Exchange Act	274
Retained Interests in This Securitization	275
The Depositor	275
The Issuing Entity	276
The Trustee	276
The Certificate Administrator	278
The Master Servicer	279
The Special Servicer	284
The Operating Advisor and Asset Representations Reviewer	286
Credit Risk Retention	287
General	287
Qualifying CRE Loans	288
Third Party Purchaser	288
Horizontal Risk Retention Certificates	289
General	289
Material Terms of the Eligible Horizontal Residual Interest	290
Determination of Amount of Required Horizontal Credit Risk Retention	291
General	291
Swap-Priced Principal Balance Certificates	291
Swap Yield Curve	292
Credit Spread Determination	292
Discount Yield Determination	293
Determination of Class Sizes	293
Target Price Determination	294

Determination of Assumed Certificate Coupon	294
Determination of Swap-Priced Expected Price	295
Interest-Only Certificates	295
Treasury Yield Curve	295
Credit Spread Determination	296
Discount Yield Determination	296
Determination of Scheduled Certificate Interest Payments	297
Determination of Interest-Only Expected Price	297
Yield-Priced Principal Balance Certificates	297
Determination of Class Size	297
Determination of Yield-Priced Expected Price	297
Calculation of Estimated Fair Value	298
Hedging, Transfer and Financing Restrictions	298
Operating Advisor	299
Representations and Warranties	300
Description of the Certificates	302
General	302
Distributions	304
Method, Timing and Amount	304
Available Funds	305
Priority of Distributions	306
Pass-Through Rates	310
Interest Distribution Amount	312
Principal Distribution Amount	313
Certain Calculations with Respect to Individual Mortgage Loans	315
Application Priority of Mortgage Loan Collections or Whole Loan Collections	316
Allocation of Yield Maintenance Charges and Prepayment Premiums	319
Assumed Final Distribution Date; Rated Final Distribution Date	321
Prepayment Interest Shortfalls	321
Subordination; Allocation of Realized Losses	323
Reports to Certificateholders; Certain Available Information	325
Certificate Administrator Reports	325
Information Available Electronically	332
Voting Rights	337
Delivery, Form, Transfer and Denomination	338
Book-Entry Registration	338
Definitive Certificates	341
Certificateholder Communication	342
Access to Certificateholders’ Names and Addresses	342
Requests to Communicate	342
List of Certificateholders	343
Description of the Mortgage Loan Purchase Agreements	343
General	343
Dispute Resolution Provisions	355
Asset Review Obligations	355
Pooling and Servicing Agreement	355
General	355
Assignment of the Mortgage Loans	356
Servicing Standard	357
Subservicing	359
Advances	359
P&I Advances	359
Servicing Advances	360

Nonrecoverable Advances	361
Recovery of Advances	363
Accounts	364
Withdrawals from the Collection Account	366
Servicing and Other Compensation and Payment of Expenses	369
General	369
Master Servicing Compensation	375
Special Servicing Compensation	378
Disclosable Special Servicer Fees	382
Certificate Administrator and Trustee Compensation	383
Operating Advisor Compensation	383
Asset Representations Reviewer Compensation	384
CREFC® Intellectual Property Royalty License Fee	385
Appraisal Reduction Amounts	385
Maintenance of Insurance	392
Modifications, Waivers and Amendments	396
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	400
Inspections	402
Collection of Operating Information	403
Special Servicing Transfer Event	403
Asset Status Report	406
Realization Upon Mortgage Loans	410
Sale of Defaulted Loans and REO Properties	413
The Directing Certificateholder	416
General	416
Major Decisions	418
Asset Status Report	421
Replacement of the Special Servicer	421
Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event	421
Servicing Override	423
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans	424
Rights of the Holders of Serviced Pari Passu Companion Loans	424
Limitation on Liability of Directing Certificateholder	424
The Operating Advisor	425
General	425
Duties of Operating Advisor At All Times	426
Annual Report	427
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	429
Recommendation of the Replacement of the Special Servicer	429
Eligibility of Operating Advisor	430
Other Obligations of Operating Advisor	430
Delegation of Operating Advisor’s Duties	431
Termination of the Operating Advisor With Cause	431
Rights Upon Operating Advisor Termination Event	432
Waiver of Operating Advisor Termination Event	433
Termination of the Operating Advisor Without Cause	433
Resignation of the Operating Advisor	434
Operating Advisor Compensation	434
The Asset Representations Reviewer	434
Asset Review	434

Asset Review Trigger	434
Asset Review Vote	436
Review Materials	436
Asset Review	438
Eligibility of Asset Representations Reviewer	439
Other Obligations of Asset Representations Reviewer	440
Delegation of Asset Representations Reviewer’s Duties	441
Assignment of Asset Representation Reviewer’s Rights and Obligations	441
Asset Representations Reviewer Termination Events	441
Rights Upon Asset Representations Reviewer Termination Event	442
Termination of the Asset Representations Reviewer Without Cause	443
Resignation of Asset Representations Reviewer	443
Asset Representations Reviewer Compensation	443
Replacement of the Special Servicer Without Cause	444
Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote	446
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	448
Termination of the Master Servicer or Special Servicer for Cause	448
Servicer Termination Events	448
Rights Upon Servicer Termination Event	450
Waiver of Servicer Termination Event	451
Resignation of the Master Servicer or Special Servicer	452
Limitation on Liability; Indemnification	452
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	456
Dispute Resolution Provisions	456
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	456
Repurchase Request Delivered by a Party to the PSA	457
Resolution of a Repurchase Request	457
Mediation and Arbitration Provisions	461
Servicing of the Non-Serviced Mortgage Loans	462
General	462
Servicing of the Patuxent Crossing Mortgage Loan and the Wolverine Portfolio Mortgage Loan	465
Servicing of the Hilton at University Place Mortgage Loan	466
Servicing of the Servicing Shift Mortgage Loans	467
Rating Agency Confirmations	468
Evidence as to Compliance	470
Limitation on Rights of Certificateholders to Institute a Proceeding	472
Termination; Retirement of Certificates	472
Amendment	473
Resignation and Removal of the Trustee and the Certificate Administrator	476
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	478
Certain Legal Aspects of Mortgage Loans	478
General	479
Types of Mortgage Instruments	480
Leases and Rents	480
Personalty	481
Foreclosure	481
General	481
Foreclosure Procedures Vary from State to State	481

Judicial Foreclosure	481
Equitable and Other Limitations on Enforceability of Certain Provisions	482
Nonjudicial Foreclosure/Power of Sale	482
Public Sale	482
Rights of Redemption	484
Anti-Deficiency Legislation	484
Leasehold Considerations	485
Cooperative Shares	485
Bankruptcy Laws	485
Environmental Considerations	492
General	492
Superlien Laws	492
CERCLA	492
Certain Other Federal and State Laws	493
Additional Considerations	493
Due-on-Sale and Due-on-Encumbrance Provisions	494
Subordinate Financing	494
Default Interest and Limitations on Prepayments	494
Applicability of Usury Laws	495
Americans with Disabilities Act	495
Servicemembers Civil Relief Act	495
Anti-Money Laundering, Economic Sanctions and Bribery	496
Potential Forfeiture of Assets	496
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	497
Pending Legal Proceedings Involving Transaction Parties	499
Use of Proceeds	499
Yield and Maturity Considerations	500
Yield Considerations	500
General	500
Rate and Timing of Principal Payments	500
Losses and Shortfalls	501
Certain Relevant Factors Affecting Loan Payments and Defaults	502
Delay in Payment of Distributions	503
Yield on the Certificates with Notional Amounts	503
Weighted Average Life	504
Pre-Tax Yield to Maturity Tables	509
Material Federal Income Tax Considerations	513
General	513
Qualification as a REMIC	513
Status of Offered Certificates	515
Taxation of Regular Interests	516
General	516
Original Issue Discount	516
Acquisition Premium	519
Market Discount	519
Premium	520
Election To Treat All Interest Under the Constant Yield Method	520
Treatment of Losses	521
Yield Maintenance Charges and Prepayment Premiums	522
Sale or Exchange of Regular Interests	522
Taxes That May Be Imposed on a REMIC	523
Prohibited Transactions	523

Contributions to a REMIC After the Startup Day	523
Net Income from Foreclosure Property	523
Bipartisan Budget Act of 2015	524
Taxation of Certain Foreign Investors	524
FATCA	526
Backup Withholding	526
Information Reporting	526
3.8% Medicare Tax on “Net Investment Income”	526
Reporting Requirements	527
Certain State and Local Tax Considerations	527
Method of Distribution (Conflicts of Interest)	528
Incorporation of Certain Information by Reference	531
Where You Can Find More Information	531
Financial Information	531
Certain ERISA Considerations	532
General	532
Plan Asset Regulations	533
Administrative Exemptions	533
Insurance Company General Accounts	536
Legal Investment	536
Legal Matters	537
Ratings	538
Index of Defined Terms	541

Annex A-1: Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2: Mortgage Pool Information (Tables)	A-2-1
Annex A-3: Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1
Annex B: Form of Distribution Date Statement	B-1
Annex C: Form of Operating Advisor Annual Report	C-1
Annex D-1: Mortgage Loan Representations and Warranties	D-1-1
Annex D-2: Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E: Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE. IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on the page set forth on the table of contents of this prospectus, which sets forth important statistical information relating to the certificates;
●	Summary of Terms, commencing on the page set forth on the table of contents of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	Risk Factors, commencing on the page set forth on the table of contents of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.;
●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;
●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;
●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the WFCM 2019-C51 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION” ) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF THE OFFERED CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NEITHER THE ISSUING ENTITY, THE DEPOSITOR NOR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREEED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i) THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS DIRECTIVE”); AND

(ii) THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES.

EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

NONE OF THE SPONSORS, NOR ANY OTHER PARTY TO THE TRANSACTION, INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES IN A MANNER PRESCRIBED BY ARTICLE 6 OF EUROPEAN UNION REGULATION (EU) 2017/2402. IN ADDITION, NO SUCH PERSON UNDERTAKES TO TAKE ANY OTHER ACTION WHICH MAY BE REQUIRED BY ANY INVESTOR FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY APPLICABLE REQUIREMENT UNDER SUCH REGULATION. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF SUCH REGULATION. CONSEQUENTLY, THE CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS WHICH ARE SUBJECT TO ANY SUCH REQUIREMENTS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND

MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA, RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A)

OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE

PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2019-C51.

Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28202–0901 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity	Wells Fargo Commercial Mortgage Trust 2019-C51, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors; Mortgage

Loan Sellers; Originators	The sponsors of this transaction are:

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company

●	Wells Fargo Bank, National Association, a national banking association

●	Barclays Capital Real Estate Inc., a Delaware corporation

●	UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (referred to herein as “UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank

●	C-III Commercial Mortgage LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The mortgage loan sellers will transfer to the depositor the mortgage loans set forth in the following chart, and the depositor will in turn sell the mortgage loans to the issuing entity.

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Rialto Mortgage Finance, LLC	14	$191,411,520	26.2%
Wells Fargo Bank, National Association	10	181,831,836	24.9
Barclays Capital Real Estate Inc.	8	174,144,513	23.9
UBS AG, New York Branch	8	100,390,321	13.8
C-III Commercial Mortgage LLC(1)	14	81,701,901	11.2
Total	54	$729,480,091	100.0%

(1)	The Courtyard by Marriott Beaumont and Lakeland MHP mortgage loans (collectively, 1.5%), which are being sold by C-III Commercial Mortgage LLC, were originated by an affiliate thereof, C-III Mortgage Funding LLC, and will be transferred to C-III Commercial Mortgage LLC on or prior to the closing date.

All of the mortgage loans were originated by their respective sellers or affiliates thereof, except (i) those certain mortgage loans that are part of larger whole loan structures that were co-originated by the applicable seller with one or more other lenders and (ii) that one mortgage loan (0.2%) to be sold by C-III Commercial Mortgage LLC was originated by an unrelated third party, UnionCapitalFunding LLC, and subsequently transferred to C-III Commercial Mortgage LLC.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

Master Servicer

Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC

D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift date, each servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Special Servicer	C-III Asset Management LLC, a Delaware limited liability company, is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loans and any non-serviced mortgage loans and related companion loan(s) set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below) and any related companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related serviced companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) reviewing, evaluating, processing and providing or withholding consent as to major decisions and certain other transactions and performing certain enforcement actions relating to such mortgage loans and any related serviced companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of C-III Asset Management LLC, as the special servicer, is located at 5221 N. O’Connor Blvd., Suite 800, Irving, Texas 75039. C-III Asset Management LLC is affiliated with C-III Commercial Mortgage LLC, a sponsor, mortgage loan seller and originator, and C-III Mortgage Funding LLC, an originator. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an

“excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

C-III Asset Management LLC is expected to be appointed to be the special servicer by LD II Sub V, LLC, a Delaware limited liability company, or an affiliate thereof, which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Prior to the applicable servicing shift date, each of the servicing shift whole loans, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: WFCM 2019-C51. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The trustee under the pooling and servicing agreement will become the mortgagee of record with respect to the servicing shift mortgage loans if the related whole loan becomes a specially serviced loan prior to the related servicing shift date. From and after the related servicing shift date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift date, the custodian of the mortgage file for a servicing shift mortgage loan (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and

Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder

The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any servicing shift mortgage loan and (ii) any excluded loan as described in the next paragraph), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

With respect to the directing certificateholder or the holder of the majority of the controlling class certificates, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be, as of any date of determination, the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. As of the closing date, the controlling class will be the Class H-RR certificates. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is expected that on the closing date, LD II Sub V, LLC, a Delaware limited liability company, will purchase or otherwise acquire a majority of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, and that LD II Sub V, LLC or an affiliate will be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan or (iii) any excluded loan).

With respect to a servicing shift whole loan, the holder of the related companion loan identified in the related intercreditor agreement as the controlling note will be the controlling noteholder with respect to such servicing shift whole loan, and will be entitled to certain consent and consultation rights with respect to such servicing shift whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. From and after the related servicing shift date, the rights of the controlling noteholder of such servicing shift whole loan are expected to be exercisable by the directing certificateholder (or the equivalent) under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans”.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in July 2019 (or, in the case of any mortgage loan that has its first due date in August 2019, the date that would have been its due date in July 2019 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about July 11, 2019.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in August 2019.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Florida, Pennsylvania, Maryland, North Carolina, New York, California, Texas or any of the jurisdictions in which the respective primary servicing offices of the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	May 2024
Class A-2	May 2024
Class A-SB	January 2029
Class A-3	April 2029 – May 2029(1)
Class A-4	June 2029
Class X-A	NAP
Class X-B	NAP
Class A-S	June 2029
Class B	June 2029
Class C	June 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-3 certificates ranging from $50,000,000 to $200,000,000.

The rated final distribution date will be the distribution date in June 2052.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-C51:

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class R.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount(1)		Approx. % of Initial Pool Balance		Approx. Initial Credit Support(2)
Class A-1	$22,389,000		3.069%		30.000%
Class A-2	$45,489,000		6.236%		30.000%
Class A-SB	$29,432,000		4.035%		30.000%
	$50,000,000	-	6.854%	-	30.000%
Class A-3	$200,000,000	(3)	27.417%	(3)
	$213,326,000	-	29.244%	-	30.000%
Class A-4	$363,326,000	(3)	49.806%	(3)
Class X-A	$510,636,000		NAP		NAP
Class X-B	$130,394,000		NAP		NAP
Class A-S	$62,005,000		8.500%		21.500%
Class B	$36,474,000		5.000%		16.500%
Class C	$31,915,000		4.375%		12.125%

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate.

(3)	The exact initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-3 and Class A-4 certificates are expected to be within the applicable ranges reflected in the above chart. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $413,326,000, subject to a variance of plus or minus 5%.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1	[_]%
Class A-2	[_]%
Class A-SB	[_]%
Class A-3	[_]%
Class A-4	[_]%
Class X-A	[_]%
Class X-B	[_]%
Class A-S	[_]%
Class B	[_]%
Class C	[_]%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates for any distribution date will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.06250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00960%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan or servicing shift mortgage loan and any related companion loan) at a per annum rate equal to 0.00219%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00030%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Termination of the Master Servicer or Special Servicer For Cause” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(2)	Special Servicing Fee Rate
Patuxent Crossing	0.00125% per annum	0.25000% per annum(3)
Hilton at University Place	0.00250% per annum	0.25000% per annum(3)
Wolverine Portfolio	0.00125% per annum	0.25000% per annum(3)

(1)

Does not reflect the 188 Spear Street mortgage loan, The Chantilly Office Portfolio mortgage loan and the CIRE Equity Retail & Industrial Portfolio mortgage loan, each of which is part of a split loan structure comprised of the related mortgage loan and one or more pari passu companion loans that may be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the applicable servicing shift master servicer (or primary servicer) and servicing shift special servicer will be entitled to a primary servicing fee and a special servicing fee, respectively, as each of which will be set out in the related servicing shift pooling and servicing agreement.

(2)	Each primary servicing fee rate described in the table and footnotes thereto is included as part of the Servicing Fee Rate.

(3)	The special servicing fee rate is the greater of (i) 0.25000% per annum, and (ii) the rate that would result in a special servicing fee of $3,500.

Distributions

A. Amount and Order

of Distributions on

Certificates	On each distribution date, funds available for distribution to the certificates (other than any yield maintenance charges and prepayment premiums) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, and (f) sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those classes of certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates.

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, up to the amount of any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates up to the amount of any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates,together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates up to the amount of any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates up to the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates up to the amount of any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance

Charges, Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,

Allocation of Losses

and Certain Expenses

The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class XD and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(2)	The Class X-D certificates are non-offered certificates.

(3)	Other than the Class X-D and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available

Funds	Shortfalls will reduce distributions to the classes of certificates with the lowest payment priorities. Shortfalls may occur as a result of:

●	the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	the application of appraisal reductions to reduce interest advances;

●	extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	a modification of a mortgage loan’s interest rate or principal balance; and

●	other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity, in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan and the special servicer will not make any principal or interest advance with respect to any mortgage loan or companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool

The issuing entity’s primary assets will be fifty-four (54) fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in one hundred and five

(105) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $729,480,091.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-four (54) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(2)	Whole Loan Cut-off Date LTV Ratio(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
Nova Place	$71,000,000	9.7%	$69,000,000	70.0%	70.0%	2.17x	2.17x
188 Spear Street	$47,000,000	6.4%	$78,000,000	57.6%	57.6%	2.82x	2.82x
450-460 Park Avenue South	$45,000,000	6.2%	$30,000,000	36.6%	36.6%	2.98x	2.98x
El Con Center	$45,000,000	6.2%	$18,000,000	62.8%	62.8%	1.79x	1.79x
Shetland Park	$44,901,066	6.2%	$12,971,419	72.9%	72.9%	1.52x	1.52x
ExchangeRight Net Leased Portfolio #27	$41,000,000	5.6%	$10,050,000	61.2%	61.2%	2.17x	2.17x
The Chantilly Office Portfolio	$22,350,000	3.1%	$24,000,000	44.4%	44.4%	3.59x	3.59x
CIRE Equity Retail & Industrial Portfolio	$22,000,000	3.0%	$106,600,000	64.9%	64.9%	2.27x	2.27x
Patuxent Crossing	$16,575,000	2.3%	$20,000,000	74.9%	74.9%	1.56x	1.56x
Hilton at University Place	$10,962,474	1.5%	$34,880,599	66.0%	66.0%	1.75x	1.75x
Wolverine Portfolio	$4,000,000	0.5%	$55,000,000	69.8%	69.8%	1.29x	1.29x

(1)	Any unsecuritized pari passu companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related subordinate and mezzanine debt.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loans but excluding related mezzanine debt.

Each of the Nova Place whole loan, the 450-460 Park Avenue South whole loan, the El Con Center whole loan, the Shetland Park whole loan and the ExchangeRight Net Leased Portfolio #27 whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and C-III Asset Management LLC, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, and each related mortgage loan or companion loan is referred to in this prospectus as a “serviced mortgage loan” or “serviced companion loan”, respectively.

The 188 Spear Street whole loan, The Chantilly Office Portfolio whole loan and the CIRE Equity Retail & Industrial Portfolio whole loan (each, a “servicing shift whole loan” and each related mortgage loan, a “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling pari passu companion loan is securitized (each, a “servicing shift date”), it is anticipated that each servicing shift whole loan will be serviced under, and by the master servicer (the “servicing shift master servicer”) and the special servicer (the “servicing shift special servicer”) designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the applicable servicing shift date, each servicing shift whole loan will be a “serviced whole loan”, the related mortgage loan will be a “serviced mortgage loan” and the related companion loans will be “serviced companion loans”. On and after the applicable servicing shift date, each servicing shift whole loan will be a “non-serviced whole loan”, the related mortgage loan will be a “non-serviced mortgage loan” and the related companion loans will be “non-serviced companion loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loan is referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Non-Serviced Whole Loans(1)(2)

Mortgage Loan Name	Transaction/ Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Patuxent Crossing	BBCMS 2019-C3	2.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Hilton at University Place	WFCM 2019-C50	1.5%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association
Wolverine Portfolio	BBCMS 2019-C3	0.5%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Initial Directing Party(3)
Patuxent Crossing	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Hilton at University Place	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF III-D WFCM 2019-C50, LLC
Wolverine Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	As of the closing date of the related securitization.

(2)	Does not reflect the 188 Spear Street whole loan, The Chantilly Office Portfolio whole loan or the CIRE Equity Retail & Industrial Portfolio whole loan, each of which is a split loan comprised of two or more pari passu promissory notes, one or more of which will be included in this securitization. The remaining pari passu promissory note(s) will not be property of the issuing entity, and are expected to be included in one or more future securitizations. After the securitization of the related controlling pari passu companion loan, the related mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(3)	The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of any subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1. All percentages of the mortgage loans and mortgaged properties, or of any specified group of mortgage loans and mortgaged properties, referred to in this prospectus without further description are approximate percentages of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, by cut-off date balances and/or the allocated loan amount allocated to such mortgaged properties as of the cut-off date.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$729,480,091
Number of mortgage loans	54
Number of mortgaged properties	105
Number of crossed loans	2
Crossed loans as a percentage	1.9%
Range of Cut-off Date Balances	$1,280,773 to $71,000,000
Average Cut-off Date Balance	$13,508,891
Range of Mortgage Rates	3.570% to 5.500%
Weighted average Mortgage Rate	4.537%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	116 months
Range of remaining terms to maturity	58 months to 119 months
Weighted average remaining term to maturity	114 months

All Mortgage Loans
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	355 months
Range of remaining amortization terms(2)	297 months to 360 months
Weighted average remaining amortization term(2)	354 months
Range of Cut-off Date LTV Ratios(3)(4)	36.6% to 74.9%
Weighted average Cut-off Date LTV Ratio(3)(4)	63.0%
Range of LTV Ratios as of the maturity date(3)(4)	36.6% to 70.0%
Weighted average LTV Ratio as of the maturity date(3)(4)	57.9%
Range of U/W NCF DSCRs(4)(5)	1.24x to 3.59x
Weighted average U/W NCF DSCR(4)(5)	1.97x
Range of U/W NOI Debt Yields(4)	7.7% to 17.5%
Weighted average U/W NOI Debt Yield(4)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	48.9%
Amortizing Balloon	30.1%
Interest-only, Amortizing Balloon	21.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes eleven (11) mortgage loans (48.9%) that are interest-only for the entire term.

(3)	Loan-to-value ratios (such as, for example, the loan-to-value ratios as of the cut-off date and the loan-to-value ratios at the maturity date) with respect to the mortgage loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(4)	In the case of eleven (11) mortgage loans (50.7%), each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s). In general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(5)

Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted payoffs in connection with the origination of such mortgage loans.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited

Operating History	With respect to twenty-one (21) of the mortgaged properties (13.7%), such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has either no prior operating history or limited prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards

and Loan Analysis”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner in which the U.S. credit risk retention requirements will be satisfied by Wells Fargo Bank, National Association, as retaining sponsor, see “Credit Risk Retention”.

This transaction is being structured with a “third party purchaser” that will, on the closing date acquire an “eligible horizontal residual interest”, which will be comprised of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (the “horizontal risk retention certificates”). LD II Sub V, LLC (in satisfaction of the retention obligations of Wells Fargo Bank, National Association, as the retaining sponsor) will be contractually obligated to retain (or to cause its “majority-owned affiliate” to retain) the horizontal risk retention certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During this time, LD II Sub V, LLC will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

None of the sponsors, nor any other party to the transaction, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner prescribed by Article 6 of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of such Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Risk Retention and Due Diligence Requirements”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class R certificates) for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment

Under certain circumstances, the related mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc., to the same extent as Barclays Capital Real Estate Inc.) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal

Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). In addition, C-III Capital Partners LLC is to agree, pursuant to the related mortgage loan purchase agreement, to guarantee payment in connection with the performance of such obligations on the part of C-III Commercial Mortgage LLC. See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted mortgage loans (other than non-serviced mortgage loans) or a defaulted serviced whole loan and/or related REO properties and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted mortgage loan (other than non-serviced mortgage loans) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then such special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

In the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—

Additional Indebtedness—Mezzanine Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class [_] and Class [_] certificates will be issued with original issue discount and that the Class [_] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA

Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus). See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise, unrelated to the related borrowers.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of all or a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for all or a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hospitality Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	in the case of tenants that offer co-working or office-sharing space designed for multiple, unaffiliated space users, licenses or subleases of space to users are of shorter-term duration and user turnover is greater than with typical office leases. Co-working tenants may experience higher operating costs than typical office tenants, and revenues may lag expenses until the co-working space is filled out. Further, if office rents decrease, shorter-term space users may move to properties with lower rent, while co-working tenants would be left with longer-term lease obligations.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, and by changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by the tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remain unchanged. We cannot assure you that the net operating income contributed by the retail mortgaged properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to many retailers, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalog retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants at the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants at the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor tenant, the shadow anchor tenant or another major tenant goes dark, a specified percentage of the property is vacant or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor tenant or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

Certain anchor tenants may have the right to demolish and rebuild, or substantially alter, their premises. Exercise of such rights may result in disruptions at the mortgaged property or reduce traffic to the mortgaged property, may trigger co-tenancy clauses if such activities result in the anchor tenants being dark for the period specified in the cotenancy clause, and may result in reduced value of the structure or in loss of the structure if the tenant fails to rebuild.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant, the tenant withholding some or all of its rental payments or litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the retail mortgaged properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties” and “—Mortgage Pool Characteristics—Specialty Use Concentrations”.

Data Centers Have Special Risks

The primary function of a data center is to provide a secure location for back-up data storage. Data centers are subject to similar risks as office buildings. The value of a data center will be affected by its telecommunications capacity, availability of sufficient power, and availability of support systems including environmental, temperature and hazard risk control, physical security, and redundant backup systems. As data centers contain sensitive and highly costly equipment and connections, they are subject to heightened risk in the event of fire, natural disaster or terrorism. In addition, data centers can be the subject of build-to-suit construction to specific user requirements. As such, if the lease with a data center user is terminated for any reason, the cost and time to adapt the space to other users may be considerable. Further, data center properties may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or if the leased spaces were to become vacant, for any reason. See “—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Self Storage Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hospitality property manager may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hospitality property is subject to a license, franchise or management agreement, the licensor, franchisor or manager has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor, franchisor or manager. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise or in the termination of the management agreement. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor, licensor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Moreover, legislative or judicial actions concerning the status of rent-stabilized properties may adversely affect existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future and may give rise to liability in connection with previously converted units.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Furthermore, certain of the manufactured housing communities are, in whole or in part, in a flood zone. Even if no material borrower-owned improvements are located in the flood zone, the related borrower’s business could be adversely affected by flooding or the potential of flooding.

In addition, certain of the manufactured housing community properties are subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

A condominium regime can also be established with respect to land only, as an alternative to land subdivision in those jurisdictions where it is so permitted. In such circumstances, the condominium board’s responsibilities are typically limited to matters such as landscaping and maintenance of common areas, including private roadways, while individual unit owners have responsibility for the buildings constructed on their respective land units. Likewise, in land condominium regimes, individual unit owners would typically have responsibility for property insurance, although the condominium board might maintain liability insurance for the common areas. Accordingly, while some attributes of a building condominium form are shared by a land condominium, the latter would have a more limited scope of board responsibilities and shared costs.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Range of Remaining Terms to Maturity as of the Cut-off Date” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, mixed use, self storage and hospitality properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. As a result, areas affected by such events may experience disruptions in travel, transportation and tourism, loss of jobs, an overall decrease in consumer activity, or a decline in real estate-related investments. We cannot assure you that the economies in such impacted areas will recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the local or national economy. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations” in this prospectus. We cannot assure you that any hurricane damage would be covered by insurance.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Pennsylvania, Arizona, Texas, New York, Massachusetts, Florida and Ohio. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property or, alternatively, it could direct leasing activity in ways that are adverse to the mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty nos. 8 and 43 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”; and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 to this prospectus for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail branches, medical and dental offices, lab space, gas stations, data centers, urgent care facilities, daycare centers, design showrooms and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have been required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofit the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements,

regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. Further, such agreements may give the related owners’ association the right to impose assessments which, if unpaid, would constitute a lien prior to that of the Mortgage Loan. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 in Annex D-1 and any exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program is scheduled to expire on September 30, 2019. We cannot assure you if or when the program will be reauthorized by Congress. If the program is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to be repaired after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 to this prospectus for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. The application of condemnation proceeds may be subject to the leases of certain major tenants and, in some cases, the tenant may be entitled to a portion of the condemnation proceeds. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below and “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Mortgage Pool Characteristics—Mortgaged Properties with Limited Prior Operating History” in this prospectus.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans. In addition, in certain cases where a mortgage loan is funding the acquisition of the related mortgaged property or portfolio of mortgaged properties, the purchase price may be less than the related appraisal value set forth herein.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain values other than “as-is” values as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such values other than “as-is” may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is” value, we cannot assure you that those assumptions are or will be accurate or that any such values will be the value of the related mortgaged property at maturity or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty no. 33 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment. See representation and warranty no. 15 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” and representation and warranty number 9 on Annex D-1 and the matters scheduled on Annex D-2-1.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

Risks Relating to Delaware Statutory Trusts

Certain of the Mortgage Loans included in the issuing entity have borrowers that are Delaware statutory trusts. In general, a Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Foreclosure—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable to Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date, of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by the master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in this prospectus and/or the exceptions to representation and warranty no. 36 on Annex D-1 (as indicated on Annex D-2), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property, and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, the master servicer, the certificate administrator and the custodian, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of each of the 188 Spear Street whole loan, The Chantilly Office Portfolio whole loan and the CIRE Equity Retail & Industrial whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the applicable master servicer and the applicable special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identity of any such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of any such servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the servicing shift pooling and servicing agreements except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of the controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Further, certain Underwriter Entities and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing and additional relationships and arrangements that exist among the parties to this securitization, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respects but not necessarily identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, sub-servicer, special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan with respect to the directing certificateholder. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan with respect to the directing certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2019-C51 non-offered certificates.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) or a serviced companion loan holder to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

C-III Asset Management LLC, the special servicer, assisted LD II Sub V, LLC (or its affiliate), which is expected to purchase the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates and is expected to be appointed as the initial directing certificateholder, with due diligence relating to the mortgage loans to be included in the mortgage pool. C-III Asset Management LLC is affiliated with C-III Commercial Mortgage LLC, one of the sponsors, mortgage loan sellers and originators, and C-III Mortgage Funding LLC, one of the originators.

It is expected that Wells Fargo Bank, National Association, a sponsor, an originator and a mortgage loan seller and the holder of one or more of the Nova Place Pari Passu Companion Loans and the 450-460 Park Avenue South Pari Passu Companion Loan, will act as master servicer. In addition, Wells Fargo Bank, National Association is the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank, National Association is (i) the trustee, certificate administrator and custodian under the BBCMS 2019-C3 PSA, which governs the servicing and administration of the Patuxent Crossing Whole Loan and the Wolverine Portfolio Whole Loan, (ii) the master servicer, certificate administrator and custodian under the WFCM 2019-C50 PSA, which governs the servicing and administration of the Hilton at University Place Whole Loan.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than any non-serviced mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, mortgaged property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of business, Pentalpha Surveillance LLC and its affiliates are hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the initial operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for the initial asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that LD II Sub V, LLC or an affiliate thereof will be appointed as the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan) (or, in the case of the servicing shift mortgage loans, at the direction of the related controlling noteholder, prior to the applicable servicing shift date), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan), (ii) the controlling noteholder of any servicing shift whole loan, prior to the applicable servicing shift date, or (iii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan (or, if applicable, a controlling noteholder), may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan(1)	Non-Serviced PSA	Controlling Noteholder	Initial Directing Party(2)
Patuxent Crossing	BBCMS 2019-C3	BBCMS 2019-C3	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Hilton at University Place	WFCM 2019-C50	WFCM 2019-C50	RREF III-D WFCM 2019-C50, LLC
Wolverine Portfolio	BBCMS 2019-C3	BBCMS 2019-C3	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	Does not include the 188 Spear Street whole loan, The Chantilly Office Portfolio whole loan and the CIRE Equity Retail & Industrial Portfolio whole loan, for which servicing will be transferred on the related Servicing Shift Date. The initial controlling noteholder of the 188 Spear Street whole loan will be Barclays Capital Real Estate Inc. The initial controlling noteholder of The Chantilly Office Portfolio whole loan will be UBS AG, New York Branch. The initial controlling noteholder of the CIRE Equity Retail & Industrial Portfolio whole loan will be Deutsche Bank AG. With respect to such whole loan, after the securitization of the related controlling pari passu companion loan, the controlling noteholder of such whole loan will be the securitization trust into which the related controlling pari passu companion loan is deposited. The directing certificateholder after the securitization of such controlling pari passu companion loan is expected to be the controlling class representative or other directing certificateholder under the securitization into which the related controlling pari passu companion loan was deposited.

(2)	As of the closing date of the related securitization. The entity with the heading “Initial Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan similar to those of the directing certificateholder under the pooling and servicing agreement for this securitization until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

The controlling noteholder or directing certificateholder for each non-serviced whole loan has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (or, in the case of a servicing shift mortgage loan, prior to the applicable servicing shift date, by the holder of the controlling companion loan at any time, for cause or without cause). See “—Pooling and Servicing

Agreement—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

With respect to a servicing shift whole loan, prior to the applicable servicing shift date, the related controlling companion loan holder will have certain consent and/or consultation rights, and the related non-controlling companion loan holders may have non-binding consultation rights, in each case with respect to such servicing shift whole loan under the pooling and servicing agreement. Such companion loan holders do not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans, if any. As a result, it is possible that such controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Additionally, it is possible that such non-controlling companion loan holder (solely with respect to the related servicing shift whole loan and prior to the applicable servicing shift date) may, on a strictly non-binding basis, consult with the special servicer and recommend that such special servicer take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, prior to the applicable servicing shift date, the special servicer may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. However, such special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. After the related servicing shift date, the related servicing shift whole loan will become a non-serviced whole loan and, thereafter, be subject to the conflicts described herein applicable to non-serviced mortgage loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to serviced whole loans other than any servicing shift whole loan, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan other than any servicing shift whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the

foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan” with respect to the directing certificateholder or the holder of the majority of the controlling class), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, which is referred to in this prospectus as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

LD II Sub V, LLC, or an affiliate thereof, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement and with regard to any servicing shift whole loan following the applicable servicing shift date, under the related pooling and servicing agreement governing the servicing of such servicing shift whole loan. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder or companion loan holder, as applicable, exercising control rights over that whole loan (or, with respect to a servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to a servicing shift whole loan or, if applicable, a non-serviced whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties. In many such cases where the borrower under a mortgage loan in this transaction is affiliated with the owner of a competing property, the related mortgage loan documents will contain so-called “anti-poaching” provisions, which are designed to prevent borrowers and their affiliates from steering or directing existing or prospective tenants to the competing property. However, violations of such anti-poaching provisions might not trigger the non-recourse carve-out and may not be easily discovered and/or proven. See “Risk Factors—Risks Related to the Mortgage Loans—Non-Recourse Carveout Limitations”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the mortgage loan or sell the related mortgaged property on the related maturity date. We cannot assure you that any borrower will be able to generate sufficient cash from the sale or refinancing of the related mortgaged property to make the balloon payment on the related mortgage loan.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the third-party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the third-party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

EU Risk Retention and Due Diligence Requirements

Investors should be aware and in some cases are required to be aware of the risk retention and due diligence requirements in the EU (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“EU Institutional Investors”) including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “EU Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The EU Risk Retention and Due Diligence Requirements restrict EU Institutional Investors from investing in securitizations unless, amongst other things, such EU Institutional Investors have verified that: (i) if established in a non-EU country, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five per cent. in the securitization determined in accordance with Article 6 of the EU Securitization Regulation and the risk retention is disclosed to EU Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Article 14 of Regulation (EU) No 575/2013 (the “CRR”), as amended by Article 1(11) of Regulation 2017/2401 (the “CRR Amendment”), applies certain of the requirements of the EU Securitization Regulation, including as regards due diligence, risk retention, transparency and the criteria for credit-granting, to consolidated subsidiaries of EU credit institutions and investment firms that are subject to the CRR. Barclays Capital Real Estate Inc. is such a subsidiary of Barclays Bank PLC, an EU credit institution. The European Supervisory Authorities (“ESAs”) have noted that, as a result of the scope of the CRR Amendment, difficulties may arise for relevant subsidiaries of EU credit institutions and investment firms when engaging in local securitization activities in third countries (such as the securitization transaction described in this prospectus), in particular with regard to compliance with the transparency and risk retention requirements of the EU Securitization Regulation. The ESAs have noted that they expect that such difficulties arising from the CRR Amendment will be solved with the adoption of further amendments to the CRR (such amendments, “CRR II”). CRR II changes the scope of Article 14 of the CRR such that it applies to relevant subsidiaries only the requirements of the EU Securitization Regulation as to due diligence (and not the requirements as to risk retention, transparency and the criteria for credit-granting). The relevant provisions of CRR II will take effect from June 27, 2019. In the meantime, the ESAs have stated that they expect competent authorities to apply their risk-based supervisory powers in their day-to-day enforcement of applicable legislation (such as the EU Securitization Regulation) in a proportional manner, including by taking into account the changes to Article 14 of the CRR made by CRR II.

Aspects of the EU Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to EU national regulators remain unclear.

None of the sponsors, nor any other party to the transaction described in this Prospectus intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner prescribed by Article 6 of the EU Securitization Regulation, or to take any other action in connection with such transaction in a manner prescribed or contemplated by the EU Securitization Regulation. In particular, no such person undertakes to take any action for purposes of, or in connection with, compliance by any EU Institutional Investor with any applicable EU Risk Retention and Due Diligence Requirement. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any EU Risk Retention and Due Diligence Requirement. None of the sponsors nor any other party provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any EU Risk Retention and Due Diligence Requirement.

Failure to comply with one or more of the EU Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those EU Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant EU Institutional Investor.

Consequently, the certificates may not be a suitable investment for any EU Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the EU Risk Retention and Due Diligence Requirements and their compliance with any applicable EU Risk Retention and Due Diligence Requirements.

Recent Developments Concerning the Proposed Japanese Retention Requirements

The Japanese Financial Services Agency the (“JFSA”) recently published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the certificates equal to at least 5% of the exposure of the total underlying assets in the transaction (the “Japanese Retention Requirement”) or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination with respect to the Mortgage Loans by such investors, the Japanese Retention Requirement as set out in the JRR Rule will apply to an investment by such investors in the offered certificates.  The Japanese investors to which the JRR Rule applies include banks, bank holding companies, credit unions (shinyo kinko), credit cooperatives (shinyo kumiai), labor credit unions (rodo kinko), agricultural credit cooperatives (nogyo kyodo kumiai), ultimate parent companies of large securities companies and certain other financial institutions regulated in Japan (such investors, “Japanese Affected Investors”). Such Japanese Affected Investors may be subject to punitive capital requirements and/or other regulatory penalties with respect to investments in securitizations that fail to comply with the Japanese Retention Requirement.

The JRR Rule became effective on March 31, 2019.  At this time, each Person receiving this prospectus should understand that there are a number of unresolved questions and no established line of authority, precedent or market practice that provides definitive guidance with respect to the JRR Rule, and no assurances can be made as to the content, impact or interpretation of the JRR Rule. In particular, the basis for the determination of whether an asset is “inappropriately originated” remains unclear, and therefore unless the JFSA provides further specific clarification, it is possible that this transaction may contain assets deemed to be “inappropriately originated” and as a result may not be exempt from the Japanese Retention Requirement. The JRR Rule or other similar requirements may deter Japanese Affected Investors from purchasing offered certificate, which may limit the liquidity of the offered certificates and adversely affect the price of the offered certificates in the secondary market. Whether and to what extent the JFSA may provide further clarification or interpretation as to the JRR Rule is unknown.

Each purchaser or prospective purchaser of offered certificates is itself responsible for monitoring and assessing any changes to Japanese risk retention laws and regulations, including any delegated or implementing legislation made pursuant to the JRR Rule, and for analyzing its own regulatory position. Each purchaser or prospective purchaser of offered certificates advised to consult with its own advisers regarding the suitability of the offered certificates for investment and the applicability of the JRR Rule and the Japanese Retention Requirements to this transaction. None of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other party makes any representation or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any Person, including any Japanese Affected Investor, and none of the sponsors, the depositor or the underwriters or any of their respective affiliates or any other party intends to take any steps to comply (or facilitate compliance by any Person, including any Japanese Affected Investor)

with the JRR Rule or makes any representation, warranty or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any Person.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment at maturity typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	Class A-S, Class B and Class C certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or the master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of one or more classes of certificates as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 or Class A-4 certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S, Class B or Class C certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement or a controlling noteholder under the related intercreditor agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by cumulative appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Class R certificates will not have any voting rights.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan or servicing shift mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan or a servicing shift mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, but will retain consultation rights, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing (other than with respect to each servicing shift mortgage loan, with respect to each of which the holder of the related controlling companion loan prior to the applicable servicing shift date will have the rights and powers of the directing certificateholder under the pooling and servicing agreement), then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The holder of the controlling companion loan for each servicing shift whole loan will, prior to the related servicing shift date, be entitled to replace the related special servicer with or without cause, regardless of whether a control termination event exists.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or the equivalent), of the related securitization trust (or any other party) holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift date, the special servicer or the master servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder with respect to any servicing shift whole loan, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion loan holder may act solely in its own best interests;

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or, in the case of any servicing shift mortgage loan, the related controlling companion noteholder does not have any duties to any other person);

(iv)    may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan or, in the case of a servicing shift whole loan, the related controlling companion noteholder) over the interests of the holders of one or more other classes of certificates, or in the case of any servicing shift mortgage loan, the related controlling companion loan holder may take actions that favor only its own interests; and

(v)    will have no liability whatsoever (other than, in the case of the directing certificateholder, to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder of any servicing shift whole loan, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the classes of horizontal risk retention certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer at any time, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than a servicing shift whole loan), for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such trust and servicing agreement or pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement relating to this transaction, including, for example, variations in the duties of the operating advisor that may result if the related securitization is not satisfying its risk retention requirements through retention by a "third-party purchaser". See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—General”. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, servicing shift mortgage loan or any related REO Property. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or any servicing shift whole loan as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer (other than with respect to a servicing shift whole loan) may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reduction amounts to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate any of the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (including, in the case of a servicing shift mortgage loan, the holder of any related non-controlling serviced pari passu companion loan), will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan or servicing shift mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding (or any other party holding) the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan or servicing shift mortgage loan, as applicable. The interests of the securitization trust or other party holding the controlling note (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust or any other party holding the controlling note for a non-serviced whole loan (or the holder of the related controlling companion loan in the case of a servicing shift whole loan) may direct or advise the special servicer for the related securitization trust (or with respect to a servicing shift whole loan prior to the related servicing shift date, the special servicer under the pooling and servicing agreement for this securitization) to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor, with respect to the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. Notwithstanding the foregoing, pursuant to the related mortgage loan purchase agreement, (i) Barclays Capital Holdings Inc. will agree to repurchase or replace defective Barclays Mortgage Loans to the same extent as Barclays Capital Real Estate Inc. and (ii) C-III Capital Partners LLC will agree to guarantee the payment obligation of C-III Commercial Mortgage LLC in connection with any repurchase by C-III Commercial Mortgage LLC. We cannot assure you that the sponsors, notwithstanding the existence of any payment guaranty, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc., to the same extent as Barclays Capital Real Estate Inc.) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor (or (i) in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc. or (ii) in the case of mortgage loans sold by C-III Commercial Mortgage LLC, each of that sponsor and C-III Capital Partners, LLC) has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor (or (i) in the case of mortgage loans sold by Barclays Capital Real Estate Inc., each of that sponsor and Barclays Capital Holdings Inc. or (ii) in the case of mortgage loans sold by C-III Commercial Mortgage LLC, each of that sponsor and C-III Capital Partners, LLC) has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

C-III Capital Partners LLC, the sole member of C-III Commercial Mortgage LLC, is currently exploring strategic alternatives for C-III Commercial Mortgage LLC which may include the reconstitution of the mortgage origination platform apart from C-III Capital Partners LLC and its subsidiaries. In any event, C-III Capital Partners LLC has decided to take actions with respect to C-III Commercial Mortgage LLC that involve the substantial reduction in the assets and net worth of C-III Commercial Mortgage LLC by year end 2019 and may result in the ultimate wind down of the existing entity. In light of the foregoing, C-III Capital Partners LLC will guarantee payment in connection with the performance by C-III Commercial Mortgage of its repurchase and other obligations with respect to any Mortgage Loans being contributed by C-III Commercial Mortgage LLC as to which there are material document defects and/or material breaches of representations and warranties. See “Transaction Parties-The Sponsors and Mortgage Loan Sellers-C-III Commercial Mortgage LLC” in this prospectus.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer (or in the case of a non-serviced mortgage loan, the related non-serviced special servicer) will be required to sell such mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-four (54) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $729,480,091 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in July 2019 (or, in the case of any Mortgage Loan that has its first due date in August 2019, the date that would have been its due date in July 2019 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Eleven (11) Mortgage Loans (50.7%) are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or “Companion Loans”, and each Mortgage Loan and the related Companion Loan(s) are collectively referred to as a “Whole Loan”). Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The mortgage loan sellers will transfer to the depositor the Mortgage Loans set forth in the following chart, and the depositor will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut- Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Rialto Mortgage Finance, LLC	14	15	$191,411,520	26.2%
Wells Fargo Bank, National Association	10	10	181,831,836	24.9
Barclays Capital Real Estate Inc.	8	25	174,144,513	23.9
UBS AG, New York Branch	8	31	100,390,321	13.8
C-III Commercial Mortgage LLC(1)	14	24	81,701,901	11.2
Total	54	105	$729,480,091	100.0%

(1)	The Courtyard by Marriott Beaumont and Lakeland MHP Mortgage Loans (collectively, 1.5%), which are being sold by C-III Commercial Mortgage LLC, were originated by an affiliate thereof, C-III Mortgage Funding LLC, and will be transferred to C-III Commercial Mortgage LLC on or prior to the closing date.

All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except as described in “—Co-Originated or Third-Party Originated Mortgage Loans” below.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”). For purposes of this prospectus, a Mortgage Loan will be considered secured by a multifamily property or properties if each multifamily property consists of a single parcel or two or more contiguous or non-contiguous parcels that have an aggregate of five or more residential rental units that are collectively managed and operated.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The CIRE Equity Retail & Industrial Portfolio Mortgage Loan (3.0%), for which UBS AG, New York Branch, is the mortgage loan seller, is part of a Whole Loan that was co-originated by UBS AG, New York Branch and Deutsche Bank AG and was underwritten pursuant to UBS AG’s underwriting guidelines.

●	The Rolling Oaks MHP Mortgage Loan (0.2%), for which C-III Commercial Mortgage LLC is the mortgage loan seller, was originated by an unrelated third party, UnionCapitalFunding LLC, and subsequently transferred to C-III Commercial Mortgage LLC. Such Mortgage Loan was re-underwritten pursuant to C-III Commercial Mortgage LLC’s underwriting guidelines.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on July 11, 2019 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Nova Place Mortgage Loan or the Nova Place Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, the Nova Place Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Nova Place Mortgaged Property); when that occurs, we are referring to the Mortgaged Property identified by that name on Annex A-1 to this prospectus.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated.

In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state values other than “as-is” as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property or may state only an “as-is” value, that may be based on certain assumptions relating to certain reserves collected by the related lender and the timely completion of work associated with those reserves. In certain other cases, the Appraised Value includes property that does not qualify as real property. In most such cases, the related appraisals take into account the reserves that the mortgage loan seller has taken to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is” value, or values other than “as-is” for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” or appraised values other than “as-is” of the individual Mortgaged Properties. For more information see the definition of “LTV Ratio” and the related table and discussion below. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan or group of cross-collateralized Mortgage Loans appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

The “Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of each of the Mortgage Loans as shown in the table below, a value other than the “as-is” Appraised Value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As- Is”)	Maturity Date/LTV Ratio (Other Than “As- Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date/LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Grand Plaza Commercial(1)	2.5%	60.6%	60.6%	$ 29,700,000	65.0%	65.0%	$ 27,700,000
Cool Storage(2)	0.3%	55.9%	49.2%	$ 3,400,000	56.0%	49.3%	$ 3,390,000

(1)	The Appraised Value is based on the “As-Stabilized” appraised value of $29,700,000, which assumes that the tenant improvements of EOS Fitness and 7-Eleven will be completed and the two tenants will be in occupancy and paying rents. At loan origination, the borrower reserved $339,933.75 for EOS Fitness free rent reserve and $34,341 for 7-Eleven free rent reserve. At loan origination, the borrower reserved $305,862 for EOS Fitness tenant improvements and $24,500 for 7-Eleven tenant improvements.

(2)	The Appraised Value is based on the “As-Complete” appraised value of $3,400,000, which assumes that three restrooms at the Mortgaged Property will be converted into 5x10 storage units for a total of 171 climate-controlled units (14,843 square feet).

With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (3.0%), the Appraised Value is based on a portfolio “as-is” appraised value of $198,100,000. The related Mortgaged Properties had an aggregate “as-is” appraised value of $188,710,000.

The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date assuming all principal payments required to be made on or prior to the related maturity date (not including the Maturity Date Balloon Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios with respect to such Mortgage Loan were calculated including any related Companion Loan(s). In the case of a Mortgage Loan that is cross-collateralized with one or more other Mortgage Loans, unless otherwise indicated, LTV Ratios were calculated with respect to the cross-collateralized group in the aggregate.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a

Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. Unless clearly indicated otherwise, the Cut-off Date LTV Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Cut-off Date Balance of all those Mortgage Loans and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A-1 to this prospectus.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s).

The Underwritten Net Cash Flow Debt Service Coverage Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Cash Flow Debt Service Coverage Ratio than is shown on Annex A-1 to this prospectus.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group and the aggregate units for the Mortgaged Properties in such group.

“LTV Ratio at Maturity” and “Balloon LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a Mortgage Loan scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity, of a Mortgage Loan may be higher than the LTV Ratio at Maturity that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s). Unless clearly indicated otherwise, the LTV Ratio at Maturity for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate principal balance of all those Mortgage Loans scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged

Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps, substantially higher) LTV Ratio at Maturity than is shown on Annex A-1 to this prospectus.

“Maturity Date Balloon Payment” or “Balloon Payment” means, for any balloon Mortgage Loan, the payment of principal due upon its stated maturity date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period, the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage

Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

“D or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date.

“RevPAR” means, with respect to any hospitality property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, self storage or industrial/warehouse facility, any other single-purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF”, “U/W Net Cash Flow” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular mortgage loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. Unless clearly indicated otherwise, the Underwritten NCF Debt Yield for each

Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A-1 to this prospectus.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI”, “U/W Net Operating Income” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date. The Underwritten Net Operating Income Debt Service Coverage Ratio for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Operating Income generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Operating Income Debt Service Coverage Ratio than is shown on Annex A-1.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date. Unless clearly indicated otherwise and as set forth below, the Underwritten NOI Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten Net Operating Income of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A-1.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Pads” or “Beds” means (a) in the case of certain Mortgaged Properties operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, (d) in the case of certain Mortgaged Properties operated as self storage properties, the number of self storage units, or (e) in the case of certain Mortgaged Properties operated as student housing properties, the number of beds leased to students.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease.

Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$729,480,091
Number of mortgage loans	54
Number of mortgaged properties	105
Number of crossed loans	2
Crossed loans as a percentage	1.9%
Range of Cut-off Date Balances	$1,280,773 to $71,000,000
Average Cut-off Date Balance	$13,508,891
Range of Mortgage Rates	3.570% to 5.500%
Weighted average Mortgage Rate	4.537%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	116 months
Range of remaining terms to maturity	58 months to 119 months
Weighted average remaining term to maturity	114 months
Range of original amortization terms(2)	300 months to 360 months
Weighted average original amortization term(2)	355 months
Range of remaining amortization terms(2)	297 months to 360 months
Weighted average remaining amortization term(2)	354 months
Range of Cut-off Date LTV Ratios(3)(4)	36.6% to 74.9%
Weighted average Cut-off Date LTV Ratio(3)(4)	63.0%
Range of LTV Ratios as of the maturity date(3)(4)	36.6% to 70.0%
Weighted average LTV Ratio as of the maturity date(3)(4)	57.9%
Range of U/W NCF DSCRs(4)(5)	1.24x to 3.59x
Weighted average U/W NCF DSCR(4)(5)	1.97x
Range of U/W NOI Debt Yields(4)	7.7% to 17.5%
Weighted average U/W NOI Debt Yield(4)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-only, Balloon	48.9%
Amortizing Balloon	30.1%
Interest-only, Amortizing Balloon	21.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes eleven (11) Mortgage Loans (48.9%) that are interest-only for the entire term.

(3)	Loan-to-value ratios (such as, for example, the Cut-Off Date LTV Ratio and the LTV Ratio at Maturity) with respect to the Mortgage Loans were generally calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus; provided, that with respect to certain Mortgage Loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized” or similar hypothetical values. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(4)	In the case of eleven (11) Mortgage Loans (50.7%), each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s). In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the cut-off date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include seven (7) Mortgage Loans (19.4%) that represent the obligations of multiple borrowers that are liable (other than by reason of cross-collateralization provisions and/or tenancies-in-common borrower structures) on a joint and several basis for the repayment of the entire indebtedness evidenced by the Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	15	$281,096,192	38.5%
CBD	4	177,232,039	24.3
Suburban	10	98,732,126	13.5
Medical	1	5,132,027	0.7
Retail	40	$200,379,470	27.5%
Anchored	14	125,874,134	17.3
Single Tenant	22	57,790,646	7.9
Unanchored	3	12,506,392	1.7
Shadow Anchored	1	4,208,298	0.6
Mixed Use	3	$77,001,066	10.6%
Industrial/Office/Self Storage	1	44,901,066	6.2
Retail/Office	1	18,000,000	2.5
Multifamily/Retail	1	14,100,000	1.9
Hospitality	7	$48,238,622	6.6%
Limited Service	4	20,862,282	2.9
Full Service	2	20,689,764	2.8
Select Service	1	6,686,577	0.9
Multifamily	2	$30,275,000	4.2%
High Rise	1	26,500,000	3.6
Garden	1	3,775,000	0.5
Self Storage	20	$74,877,090	10.3%
Self Storage	20	74,877,090	10.3
Manufactured Housing Community	14	$15,863,935	2.2%
Manufactured Housing Community	14	15,863,935	2.2
Industrial	4	$1,748,715	0.2%
Warehouse	4	1,748,715	0.2
Total	105	$729,480,091	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties

In the case of the office properties set forth in the above chart, See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

In the case of the retail properties set forth above, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Mixed Use Properties

In the case of the mixed use properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 to this prospectus and the footnotes thereto.

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, all such properties are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement unless otherwise described below.

In the case of such hospitality properties, we note the following:

●	With respect to the Hilton at University Place Mortgage Loan (1.5%), the related Mortgaged Property derives more than 23.1% of its revenue from food and beverage operations. The related liquor licenses are held by the manager of the Mortgaged Property, an affiliate of the borrower. At origination, the borrower, lender and manager entered into a Conditional Assignment of Management Agreement, which provides, among other things, that: (i) the related liquor licenses are in full force and effect, and are being held for the benefit of the borrower; and (ii) the manager will pursue the renewal of and otherwise maintain the liquor licenses. Additionally, upon an event of default, the borrower has agreed to cause the liquor licenses to be assigned to the lender or held for the benefit of the lender until the lender can obtain such liquor licenses in its own name. We cannot assure you that such assignment will occur following an event of default.

●	With respect to the Courtyard by Marriott Beaumont Mortgage Loan (0.9%), a 160-room Holiday Inn recently re-opened in April 2018 within 3.3 miles of the related Mortgaged Property after being closed for several years to undergo a major renovation. The Holiday Inn is directly competitive with the related Mortgaged Property.

For more information regarding the 15 largest Mortgage Loans secured by hospitality properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3 to this prospectus.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Cut-off Date Balance by Allocated Loan Amount	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Hilton at University Place	$10,962,474	1.5%	4/30/2030	4/6/2029
Embassy Suites - Williamsburg	$9,727,290	1.3%	7/31/2033	6/11/2029
Holiday Inn Express - Orem	$7,291,580	1.0%	6/30/2026	6/11/2029
Courtyard by Marriott Beaumont	$6,686,577	0.9%	12/30/2029	6/11/2029
Hampton Inn - Milan	$5,792,769	0.8%	11/30/2034	6/6/2029
Holiday Inn Express Wilkes Barre East	$5,687,468	0.8%	4/30/2029	5/6/2029
Quality Inn and Suites – Portsmouth(1)	$2,090,464	0.3%	3/31/2036	4/6/2029

(1)	The franchise agreement with Choice Hotels International, Inc. provides that either the borrower or the franchisor may terminate the franchise agreement for any reason on March 31, 2021, with 12 months’ notice to the other party.

See “Risk Factors—Risks Relating to the Mortgage Loans— Hospitality Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Multifamily Properties

In the case of the multifamily properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Self Storage Properties

In the case of the self storage properties set forth in the above chart, we note the following:

●	With respect to the El Paso Self Storage Portfolio Mortgage Loan (1.7%), a military base is located within three miles of the Extra Space Self Storage - Dyer Mortgaged Property and 30% to 40% of the storage units at such Mortgaged Property are leased to personnel from such base.

●	With respect to the Johnson Storage Portfolio Mortgage Loan (1.6%), 69 of the 371 units (10,550 of 50,690 square feet) at the Action Self Storage Mortgaged Property, 28 of the 286 units (4,045 of 35,561 square feet) at the North Main Self Storage Mortgaged Property and 18 of the 410 units (2,905 of 59,815 square feet) at the Barksdale Self Storage Mortgaged Property are down and unable to be used because of damage or other needed repairs.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●	With respect to the Lakeland MHP Mortgage Loan (0.6%), over 35% of the pads at the related Mortgaged Property are for recreational vehicles, which accounts for approximately 25% of the underwritten revenue. Additionally, approximately 40 of the pads at the related Mortgaged Property are in a flood zone.

●	With respect to the Wolverine Portfolio Mortgage Loan (0.5%), approximately 516 (31.3%) of the 1,649 home pads are occupied by homes owned by an affiliate (“MH Owner”) of the related borrower and rented out like apartments. No income from the affiliate-owned home rentals was included in the lender’s underwritten revenues, only the income derived from the pad sites was underwritten. Under the Mortgage Loan documents, such affiliate-owned homes may generally not exceed 40.0% of the aggregate homes at the Mortgaged Properties and the borrower sponsor pledged its equity interest in MH Owner as additional collateral for the Mortgage Loan. No affiliate-owned homes existing as of the date of origination may be subject to or serve as collateral for any financing (other than the Mortgage Loan). MH Owner may enter into financing arrangements with respect to new affiliate owned homes purchased by MH Owner (excluding any abandoned homes acquired by MH Owner), in accordance with the terms of the Mortgage Loan documents. The Mortgage Loan documents include recourse to the borrower and guarantor for losses caused by the removal of such homes by the borrower, guarantor or any affiliate thereof without the lender’s prior written consent, except for (i) the removal or replacement of any affiliate-owned home impacted by casualty or condemnation or deemed obsolete by MH Owner in the ordinary course of its business; (ii) the sale of any affiliate-owned home to an unaffiliated third party purchaser, as long as (a) such purchaser is (or will be) residing at the applicable Mortgaged Property at the time of the sale, (b) such sale does not take the form of “loan to own” or similar financing by MH Owner, (c) the purchaser enters into a pad lease with respect to such home in accordance with the terms of the Mortgage Loan documents, and (d) such home remains at the applicable Mortgaged Property following such sale; and (iii) the satisfaction of customary REMIC requirements. In addition, the Satellite Bay and Chalet Village Mortgaged Properties are restricted to residents aged 55 years or older. In addition, the Fernwood Mortgaged Property has an onsite domestic wastewater treatment system.

●	With respect to the Palms at Dover Mortgage Loan (0.5%), the related Mortgaged Property is served by an on-site well and an on-site sewage treatment plant. In addition, of the 127 sites, there are 21 affiliate owned homes sold on a lease-to-own-basis; however, the affiliate owned homes are not collateral for the subject Mortgage Loan, no income from the affiliate owned home rentals was included in the lender’s underwritten revenues, and only the income derived from the pad sites was underwritten. Furthermore, a portion of the related Mortgaged Property is located in a flood zone.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Industrial Properties

In the case of the industrial properties set forth in the above chart, we note the following:

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant/Bakery(1)	11	18.7%
Bank branch	3	18.1%
Data center	2	13.7%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	10	8.6%
School	3	7.3%
Grocery store	7	6.3%
Entertainment venue	1	6.2%
Gym, fitness center, spa or a health club	4	4.6%
Brewery	1	0.3%

(1)	Excludes any hospitality properties that may have a restaurant on-site.

In addition, with respect to each of the (i) the ExchangeRight Net Leased Portfolio #27 – Hy-Vee – Cottage Grove, MN Mortgaged Property (1.5%), (ii) the CIRE Equity Retail & Industrial Portfolio – Central Park Shopping Center Mortgaged Property (0.3%) and (iii) CIRE Equity Retail & Industrial Portfolio – Val Vista Towne Center Mortgaged Property (0.3%) includes one or more tenants that operate an on-site gas station or automobile repair and servicing company.

In addition, with respect to each of the (i) the CIRE Equity Retail & Industrial Portfolio –Pecan Promenade Mortgaged Property (0.5%), (ii) the CIRE Equity Retail & Industrial Portfolio –Valley Plaza Mortgaged Property (0.4%) and (iii) the CIRE Equity Retail & Industrial Portfolio – Central Park Shopping Center Mortgaged Property (0.3%) includes one tenant that operates an on-site dry cleaner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
Nova Place	$ 71,000,000	9.7%	$123	2.17x	70.0%	Office
188 Spear Street	$ 47,000,000	6.4%	$572	2.82x	57.6%	Office
450-460 Park Avenue South	$ 45,000,000	6.2%	$410	2.98x	36.6%	Office
El Con Center	$ 45,000,000	6.2%	$131	1.79x	62.8%	Retail
Shetland Park	$ 44,901,066	6.2%	$49	1.52x	72.9%	Mixed Use
ExchangeRight Net Leased Portfolio #27	$ 41,000,000	5.6%	$146	2.17x	61.2%	Various
Royal Caribbean - Miramar	$ 29,250,000	4.0%	$228	2.50x	65.0%	Office
TOPS Self Storage	$ 27,000,000	3.7%	$180	1.26x	63.8%	Self Storage
Center North	$ 26,500,000	3.6%	$125,592	1.29x	65.6%	Multifamily
The Chantilly Office Portfolio	$ 22,350,000	3.1%	$108	3.59x	44.4%	Office
CIRE Equity Retail & Industrial Portfolio	$ 22,000,000	3.0%	$108	2.27x	64.9%	Various
155 Tice Boulevard	$ 21,960,798	3.0%	$186	1.72x	59.7%	Office
Grand Plaza Commercial	$ 18,000,000	2.5%	$252	1.83x	60.6%	Mixed Use
Patuxent Crossing	$ 16,575,000	2.3%	$124	1.56x	74.9%	Office
3636 North Central Avenue	$ 14,232,039	2.0%	$65	1.60x	58.8%	Office
Top 3 Total/Weighted Average	$ 163,000,000	22.3%		2.58x	57.2%
Top 5 Total/Weighted Average	$ 252,901,066	34.7%		2.25x	61.0%
Top 15 Total/Weighted Average	$ 491,768,903	67.4%		2.13x	61.4%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 1.9% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans, Cross-Collateralized Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Multi-Property Mortgage Loans and Cross-Collateralized Mortgage Loans”, representing approximately 16.7% of the Initial Pool Balance are secured by two or more properties. The Mortgage Pool also includes certain Mortgage Loans that are cross-collateralized and cross-defaulted with one another, collectively representing approximately 1.9% of the Initial Pool Balance. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan or group of cross-collateralized Mortgage Loans, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans and Cross-Collateralized Mortgage Loans (1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan or Cross-Collateralized Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
ExchangeRight Net Leased Portfolio #27	Multi-Property	$41,000,000	5.6%
The Chantilly Office Portfolio	Multi-Property	22,350,000	3.1
CIRE Equity Retail & Industrial Portfolio	Multi-Property	22,000,000	3.0
CVS El Monte and Ontario	Multi-Property/Cross-Collateralized(2)	8,362,189	1.1
CVS Compton	Cross-Collateralized(2)	5,258,799	0.7
El Paso Self Storage Portfolio	Multi-Property	12,500,000	1.7
Johnson Storage Portfolio	Multi-Property	11,912,643	1.6
Wolverine Portfolio	Multi-Property	4,000,000	0.5
Total		$127,383,631	17.5%

(1)	Total may not equal the sum of such amounts listed due to rounding.

(2)	Part of a cross-collateralized group.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels, buildings or units that may not be contiguous or may be owned by separate borrowers or a portfolio of Mortgaged Properties may be comprised of Mortgaged Properties owned by separate borrowers. For example, with respect to each of the Nova Place Mortgage Loan (9.7%) and the Rolling Oaks MHP Mortgage Loan (0.2%), the related Mortgaged Property is comprised of multiple separate parcels, which are non-contiguous.

Three (3) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans,” are not cross-collateralized but have borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans that are not cross-collateralized but have borrowers that are related to each other.

Related Borrower Loans(1)

Mortgage Loan	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx.% of Initial Pool Balance
Group 1:
Shetland Park	1	$44,901,066	6.2%
Depot Self Storage	1	3,500,000	0.5
Cool Storage	1	1,900,000	0.3
Total for Group 1:	3	$50,301,066	6.9%
Group 2:
University Square Shopping Center	1	$13,393,852	1.8%
Frederick Avenue Shopping Center	1	6,359,383	0.9
Firewheel Corners Shopping Center	1	4,208,298	0.6
Total for Group 2:	3	$23,961,533	3.3%
Group 3:
All American Storage Bloomington South	1	$4,800,000	0.7%
All American Storage East	1	4,025,000	0.6
Total for Group 3:	2	$8,825,000	1.2%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

See also representation and warranty no. 42 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	14	$135,576,562	18.6%
Pennsylvania	5	$98,305,970	13.5%
Arizona	8	$81,361,396	11.2%
Texas	14	$51,048,667	7.0%
New York	1	$45,000,000	6.2%
Massachusetts	1	$44,901,066	6.2%
Florida	8	$41,578,076	5.7%
Ohio	8	$38,317,103	5.3%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout seventeen (17) other states, with no more than 4.4% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Eighteen (18) Mortgaged Properties (11.6%) are located within the state of Florida or within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina, North Carolina, Virginia, Texas or in Hawaii or Puerto Rico, and are therefore more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●	Sixteen (16) Mortgaged Properties (20.1%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 25.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

●	Mortgaged Properties located in California, Texas, Florida, Arizona and Washington, among others, are more susceptible to wildfires than properties in other parts of the country.

Mortgaged Properties with Limited Prior Operating History

Twenty-one (21) of the Mortgaged Properties (13.7%) (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Two (2) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Crossroads Shopping Center – Madera and Apache West MHP (collectively, 2.2%) each have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Nova Place Mortgage Loan (9.7%), the loan documents permit a one-time transfer (no earlier than one year after loan origination) of each co-borrower’s interest to a tenancy-in-common comprised of no more than three constituent TIC entities, subject to certain conditions, including (i) ratification of the debt by the TIC borrower and current guarantors; (ii) if required by lender, a rating agency confirmation; and (iii) a tenancy-in-common agreement reasonably acceptable to lender.

With respect to the Patuxent Crossing, Rittenhouse Square and Cross Creek Shopping Center Mortgage Loans (collectively, 6.1%), more than twenty (20) individuals have direct ownership interests in the related borrowers.

With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the related borrower is structured as a Delaware statutory trust which permits up to 250 members.

Delaware Statutory Trusts

With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the related borrower is structured as a Delaware statutory trust. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to Delaware Statutory Trusts”.

Condominium and Other Shared Interests

The Nova Place, 155 Tice Boulevard, Grand Plaza Commercial and Rittenhouse Square Mortgage Loans (collectively, 17.1%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

●	With respect to the Nova Place Mortgage Loan (9.7%), the mortgaged property is comprised of six units in an eight unit office/ retail condominium regime. The co-

borrowers have an 87% voting rights interest in the related owners’ association, and the ability to affirmatively control association decisions, other than actions requiring unanimous consent: generally, changes in the allocation of common area (Unit 7) shared costs, increasing or reconfiguring units, or voting rights changes. The loan documents provide for personal liability to the co-borrowers and guarantors for losses related to the amendment or termination of the condominium documents without the lender’s prior consent, or the partitioning of any units comprising the mortgaged property.

●	With respect to the 155 Tice Boulevard Mortgage Loan (3.0%), the mortgaged property is one unit in a two-unit condominium regime. Each unit in the condominium regime contains a separate office building, and the common elements consist principally of a connecting wall between the two buildings and a plaza located between the units. Each unit owner has sole responsibility for the maintenance of its respective building and the owners association’s duties are limited solely to any common areas. The borrower has a 50% voting rights interest in the related owners’ association. All material decisions of the association require a majority vote, such that the borrower has negative control (i.e., the ability to block) any material actions of the association to which it objects. The loan documents provide springing full recourse to the borrower and the guarantor if, without the lender’s written consent, the borrower votes for or permits any material amendment to the condominium documents that decrease the value of the mortgaged property in any material respect, the property is withdrawn from the condominium regime, or the condominium regime is terminated.

●	With respect to the Grand Plaza Commercial Mortgage Loan (2.5%), the Mortgaged Property, which consists of the first and second floors (lot 2) in a building, is a portion of a building that has been legally subdivided into three separate lots pursuant to a Declaration Establishing Reciprocal Easements and Covenants Running with the Land (the “REA”). The lots are subject to the REA, each lot owner (each a party to the REA), has easements and covenants for ingress, egress, encroachment, use and enjoyment, utilities, horizontal and vertical support, HVAC and plumbing, landscaping and other purposes. The residential unit owner (lot 1 and lot 3) is the operator under the REA and pursuant to the REA, is responsible for purposes of maintaining insurance and common area maintenance. Each lot owner is responsible for paying its allocable share of shared expenses.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx.% of Initial Pool Balance
Fee(2)	105	$729,480,091	100.0%
Total	105	$729,480,091	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 indicated on Annex D-2 or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event the ground lease is rejected or terminated.

●	With respect to the El Paso Self Storage Portfolio Mortgage Loan (1.7%), although the related borrower’s interest is identified on Annex A-1 to this prospectus as a fee interest, a small portion of the Extra Space Self Storage - Resler Mortgaged Property is subject to a ground lease agreement with the City of El Paso. The ground lease expires on January 1, 2038, with one, 21-year option to renew through May 31, 2058. The ground leased parcel consists of a 0.0414 acre parcel, located within an existing 60-foot wide El Paso Natural Gas Company Easement. The leased premises are leased from the City of El Paso for the sole purpose of providing access from the public right of way to the subject Mortgaged Property. The annual ground rent is $1,463 and has been prepaid through January 2022. After January 2022, annual rent will increase annually based on the Consumer Price Index.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”.

Environmental Considerations

Other than with regard to the 3699 Hamner Ave Retail Center Mortgaged Property, for which no environmental report was prepared, an environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 14 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Shetland Park Mortgage Loan (6.2%), the Phase I ESAs prepared in connection with origination, identified RECs, a controlled recognized environmental condition (“CREC”) and environmental issues. The Phase I ESA for buildings 1, 2 and 8 (located at 27, 29, and 35 Congress Street) identified a REC based on historical industrial use. Prior industrial tenants used, stored, and/or generated various chemicals in above ground storage tanks. Two tenants at the Mortgaged Property, Excelitas Technology Corp. (“Excelitas”) and GTAT Corporation (“GTAT”) are current manufacturing tenants, since 1961 and 1971, respectively. Excelitas makes electronics components and GTAT makes synthetic crystals; both are Resource Conservation and Recovery Act (“RCRA”) small quantity generators with GTAT listed as conditionally exempt. The Phase I ESA did not identify any releases reported or identified; however, past violations have been reported to the Massachusetts Department of Environmental Protection (“MADEP”) and the Salem Fire Department between 1998 and 2017 with compliance subsequently achieved. The Phase I ESA for buildings 3, 6 and 7 (located at 45 & 47 Congress Street and 16 Lynch Street) which are currently occupied by the Salem Academy Charter School as a school and gymnasium and by North Shore Community Health for institutional, medical office and commercial use and for the two unimproved parcels located at 18 Perkins Street and 78 Congress Street that are used for a playground and for additional parking, respectively, did not identify any RECs, CRECs, or HRECs. The Phase I ESA for buildings 4 and 5 (located at 45 Congress Street) identified a REC based on historical use, and a CREC based on a underground storage tank (“UST”) release. The CREC identified in the Phase I ESA is due to the release of fuel oil from a former 30,000-gallon UST. The UST was cleaned and decommissioned in 1988. In January 2005, a heavy oil product was observed in the area of the former UST. Impacted soil was encountered and reported to MADEP and further investigation, removal and remedial activities were performed between July 2008 and February 2011, which included the excavation of impacted soil and groundwater/floating product. In June 2010, groundwater samples did not contain extractable petroleum hydrocarbon (“EPH”) compounds in excess of the Massachusetts groundwater standards. A February 2011 sampling did not contain any non-aqueous phase liquids or EPH compounds in concentrations above laboratory detection limits. A Class A-3 Response Action Outcome (“RAO”) Statement and Method 3 Risk Characterization dated April 5, 2011, stated that there was no evidence indicating that a continuing source of oil and/or hazardous materials exists at the Mortgaged Property. The Risk Characterization determined that with the implementation of an Activity Use Limitation (“AUL”) restricting the current and future use to industrial, commercial, and/or retail activities, and there was “No Significant Risk” of harm to human health “now and into the foreseeable future.” The AUL was recorded with the Essex Southern District Registry of Deeds on April 4, 2011. MADEP conducted an audit of the Class A-3 RAO Statement and Notice of AUL on October 6, 2016 and did not identify any violations of the AUL’s requirements. Further, MADEP did not require any additional response actions related to the RAO. Accordingly, the Phase I ESA characterized the controls per the AUL as a CREC. Considering the RECs and the CREC, a Phase II was performed and dated January 9, 2019. The Phase II identified contaminants consistent with the historical uses of the Mortgaged Property and suggests a possible vapor intrusion condition. Soil samples identified volatile petroleum hydrocarbon compounds and EPH in this area, but not in reportable concentrations. The Phase II stated that future development in this area should be conducted under a Soil Management Plan. In a report dated February 8, 2019, the environmental consultant conducted additional soil investigation and the soil samples did not identify volatile organic compounds in reportable concentrations. Trichloroethylene was detected in two groundwater samples above the reporting limits and in sub slab vapor samples above their respective soil gas screening values for commercial/industrial settings. An Opinion of Probable Cost (“OPC”) was prepared by the environmental professional for the borrower, which concluded that the Remedial Cost Estimate was between $1.41 million to $1.99 million. Rialto Mortgage Finance, LLC commissioned its own OPC, which concluded a Remedial Cost Estimate to be between $1.49 million and $2.18 million. At origination, the borrower escrowed $2.72 million (which is 125% off the maximum estimate of $2.18 million), which amount (less the additional 25%) will be released to the borrower as remediation work is completed, with the final 25% returned to the borrower after a no further action letter is obtained. In addition, at origination, the borrower obtained (i) an Enviro Covered Location Insurance Policy (Site Environmental) (“ECLIPSE”) form of environmental impairment liability insurance with limits of $10 million for the term of the Mortgage Loan which names the lender with its successors, assigns and/or affiliates as their interests may appear as an additional named insured and (ii) a lender form of Environmental Impairment Policy with limits of $10 million for a term of 8 years. Premiums have been paid in full under both policies. Additionally, Prime Storage Fund II, LP, an affiliate of the borrower, is an additional guarantor on the environmental indemnity.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the related Phase I ESA identified a CREC at the Walgreens – Houma, LA Mortgaged Property, in connection with the former occupancy of an auto repair facility at the Mortgaged Property from approximately 1971-2006. On August 3, 2005, a limited subsurface investigation was conducted to assess potential contamination from the previous auto facility due to the presence of seven underground hydraulic lifts, used oil underground storage tanks, and an underground oil/water separator at the Mortgaged Property, which provided that various chemicals were present in the soil and water samples above the applicable screening standards. In October 2006, the Louisiana Department of Environmental Quality (“LDEQ”) issued a no further action letter based upon specific remediation standards, including the redevelopment of a commercial parking lot and the classification of “non-drinking water” at the Mortgaged Property. Additionally, no contaminated soil may be removed from the Mortgaged Property without written permission from the LDEQ with a permitted disposal site. Due to the prior subsurface contamination and the related restrictions put in place by the LDEQ, the prior use of the Mortgaged Property as an auto repair facility represents a CREC. Additionally, the Mortgaged Property was formerly utilized for oil exploration between approximately 1965 and 1968. According to the Louisiana Department of Natural Resources, the related oil exploration well was plugged and abandoned in 1968. Based upon the subsequent subsurface investigation in relation to the former auto repair facility, which was located in the same vicinity of the exploration well at the Mortgaged Property, in addition to the no further action letter from the LDEQ, the prior use of the Mortgaged Property for oil exploration represents a CREC.

●	With respect to the 155 Tice Boulevard Mortgage Loan (3.0%),the Phase I environmental site assessment (“ESA”) identified a recognized environmental condition (“REC”) related to the past use of the subject property and adjacent areas as orchards, with pesticides having been documented in the soil of adjacent properties. While unable to determine the likelihood of impact to the mortgaged property, the environmental consultant estimated with 90% confidence that the total cost for any potential remediation (if contamination were confirmed) would range from $455,000 to $2,275,000. In lieu of obtaining a Phase II ESA, lender obtained a $6,825,000 lender environmental collateral protection and liability-type environmental insurance policy with $6,825,000 sublimit per claim from Great American Insurance Company, with a 13-year term (beyond the loan term) and having a $25,000 deductible per claim. The policy premium was pre-paid at closing. Great American Insurance Company has an S&P rating of “A+”.

●	With respect to the Johnson Storage Portfolio Mortgage Loan (1.6%), the related environmental site assessment identified a controlled recognized environmental condition at the Owosso Mini Storage Mortgaged Property and an adjacent site due to historical manufacturing and railroad activities. Sampling conducted in 2013 identified the presence of benzo(a)pyrene, arsenic, copper, mercury, and zinc in soil and lead in groundwater at concentrations exceeding the Michigan Department of Environmental Quality (“MDEQ”) Generic Residential Cleanup Criteria (“GRCC”). Based on the identified soil and groundwater concentrations, a due care plan was established in December 2013. Under the due care plan, the owner/operator of the related Mortgaged Property must maintain a building or concrete cover across the northern portion of the Owosso Mini Storage Mortgaged Property, maintain the chain-link fence and secured gate around the perimeter of the southern portion of the Owosso Mini Storage Mortgaged Property, prohibit the installation of water wells across the Owosso Mini Storage Mortgaged Property, properly characterize any excavated or removed on-site soil prior to its disposal to an approved licensed disposal facility, prohibit the removal of impacted soils from one area of the Owosso Mini Storage Mortgaged Property to another area of such Mortgaged Property that is not shown to be similarly contaminated, appropriately manage groundwater encountered during below-grade utility repairs in accordance with applicable regulations and sample and analyze any significant quantity of encountered groundwater to characterize for appropriate disposal.

●	With respect to the CLC Self Storage – Redford Mortgage Loan (0.7%), the Phase I environmental site assessment identified a recognized environmental condition related to chlorinated solvent use attributable to prior industrial stamping/manufacturing activities at the mortgaged property. The environmental consultant conducted indoor air testing which detected tetrachloroethene (“PCE”) and chloroform in excess of Michigan Department of Environmental Quality (“MDEQ”) non-residential screening levels. The environmental consultant recommended further assessment to continue to evaluate vapor intrusion and determine if the installation of a vapor intrusion mitigation system such as a sub-slab depressurization system (“SSDS”) is necessary. The borrower retained an environmental consultant acceptable to lender to conduct a Phase II environmental site assessment and also provide a baseline environmental assessment and related disclosure to the MDEQ (collectively, the “Initial Environmental Assessment”). The Phase II environmental consultant recommended installing vapor intrusion mitigation technology in the property’s office area. The contemplated method is a SSDS, with an estimated cost of $25,000-$45,000. The Phase II environmental consultant did not recommend further action other than implementing a due care plan to comply with statutory requirements to exercise due care to avoid exacerbating existing contamination. No activity and use limitations were identified in the Initial Environmental Assessment. Pursuant to the loan documents, the borrower has deposited an amount equal to 125% of the upper end of the estimated cost range of the SSDS.

●	With respect to the 3699 Hamner Ave Retail Center Mortgage Loan (0.5%), in lieu of obtaining a Phase I ESA, the lender obtained a $3,850,000 group lender environmental collateral protection and liability type environmental insurance policy with $3,850,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10-year term (equal to the loan term) and a 3-year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-.

●	With respect to the Stuff N’ Storage Mortgage Loan (0.3%), a property adjoining the related Mortgaged Property has an open soil, soil vapor and groundwater contamination case involving a release of petroleum-based compounds several years ago. A 1998 Phase II assessment of the adjoining property identified soil and groundwater impacted by petroleum and solvents. The environmental consultant for the subject Mortgage Loan noted, however, that while there exists a material threat of release to onsite groundwater from migrating contamination from the adjoining property to the related Mortgaged Property: (1) groundwater is not used for potable purposes; (2) given the concentrations detected in the groundwater and the length of time (21 years) since the last sampling round, natural attenuation has likely occurred; (3) the issue at the adjoining property constitutes an off-site REC and vapor encroachment is not anticipated; and (4) a responsible party has been identified and would be responsible for the contamination. The environmental consultant did not recommend further assessment of the related Mortgaged Property at this time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo material redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties related to the 15 largest Mortgage Loans and Mortgage Loans with PIP amounts exceeding 10% of the related Cut-off Date Balance:

●	With respect to the Center North Mortgage Loan (3.6%), the Mortgaged Property is currently in the fifth and final phase of a redevelopment plan. The second floor at the Mortgaged Property is currently being converted from office use to multifamily use. $1,850,000 has been reserved for the redevelopment work at the Mortgaged Property and the related guarantors have delivered a completion guaranty in connection with the redevelopment of the second floor at the Mortgaged Property.

●	With respect to the Holiday Inn Express Wilkes Barre East Mortgage Loan (0.8%), the related borrower is currently carrying out a franchisor-mandated PIP at the Mortgaged Property, that requires, among other things, upgrades to guestrooms and guest bathrooms, bathrooms, breakfast area, meeting room, lobby, corridors and registration area, fitness center, market and elevator lobbies, market, pool, stairs, offices, vestibules, business center, vending and service area. At loan origination, the borrower reserved $1,715,659, which amount represents approximately 110% of the estimated cost to complete the PIP work.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than fifteen (15) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the El Con Center Mortgaged Property (6.2%), the borrower sponsor, E. Stanley Kroenke, is one of several defendants under complaints filed in April 2016 by the City of St. Louis, the County of St. Louis and the Regional Convention and Sports Complex Authority related to the decision to relocate the St. Louis Rams to Los Angeles. Allegations include, among other things, (i) breach of contract, (ii) unjust enrichment, (iii) fraudulent misrepresentation, and (iv) tortious interference with business expectations. The plaintiffs seek damages and restitution of profits.

●	With respect to the Shetland Park Mortgaged Property (6.2%), the Depot Self Storage Mortgaged Property (0.5%) and the Cool Storage Mortgaged Property (0.3%), the borrower sponsor and non-recourse carveout guarantor, Robert Moser, has acted as the co-manager and co-guarantor along with Robert Morgan in numerous real estate transactions. Robert Morgan does not have and has never had any ownership interest in the related borrower or Mortgaged Property. Robert Morgan and several members of his organization have been indicted by a federal grand jury for, among other things, conspiracy to commit wire fraud and bank fraud for their alleged roles in a mortgage fraud scheme. There can be no assurances that Robert Moser and/or his assets will not be affected in connection with the criminal prosecution of Robert Morgan.

●	With respect to the Johnson Storage Portfolio Mortgage Loan (1.6%), there is pending litigation (unrelated to the applicable portfolio of Mortgaged Properties) stemming from a 2008 business loan from DND Alliance Investments, LLC (“DND” or “plaintiff”). On December 17, 2008, the related non-recourse carveout guarantor and a business partner, via Sterling Hills Properties, LLC (collectively, “Sterling Hills”), entered into a business loan in the principal amount of $300,000 from DND. The loan as well as interest and other costs/fees were guaranteed (jointly and severally) by both the related non-recourse carveout guarantor and his business partner. As of December 31, 2015, the amount owed inclusive of fees and penalties was $895,949 and DND entered into a judgment against Sterling Hills, which in February 2016 resulted in a settlement agreement to pay $226,058 via a scheduled payment plan with the final balance owed by July 1, 2017. Despite receiving the required payments, the plaintiff is making claim to default interest, fees and other costs totaling approximately $644,135. The related non-recourse carveout guarantor is counter-suing DND for non-compliance with the settlement agreement. Because of such litigation, a reserve in the amount of $560,000 was established with the mortgage lender in connection with the origination of the subject Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Thirty-six (36) Mortgage Loans (65.7%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Eighteen (17) Mortgage Loans (31.2%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) Mortgage Loan (3.1%) was originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to the 188 Spear Street, Shetland Park, ExchangeRight Net Leased Portfolio #27, Center North, CIRE Equity Retail & Industrial Portfolio, University Square Shopping Center, Johnson Storage Portfolio, Hilton at University Place, Alma Park Shopping Center, Frederick Avenue Shopping Center, Coventry Commons, Asbury Commons, Dick’s Sporting Goods – Wausau, All American Storage Bloomington South, Firewheel Corners Shopping Center, All American Storage East, Depot Self Storage, Concourse Office Center and Cool Storage Mortgage Loans (collectively, 37.1%), (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings, a receivership or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff, sale at a loss or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) within approximately the last 10 years, the Mortgaged Property was acquired by the related borrower or an affiliate thereof or a seller thereto from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans, groups of Mortgage Loans with related borrowers or groups of cross-collateralized Mortgage Loans, we note the following:

●	With respect to the 188 Spear Street Mortgage Loan (6.4%), the Mortgaged Property was acquired by the related borrower from the mezzanine note holder following a foreclosure of the related ownership interest in November 2009. The previous owner had acquired the Mortgaged Property as part of a national portfolio of office properties in a highly leveraged transaction, and encountered financial problems when occupancy dropped across the portfolio, including the subject Mortgaged Property. Additionally, two wholly owned subsidiaries of the related guarantor were borrowers under two separate loans at unrelated retail properties. The lenders foreclosed on the unrelated properties in December 2011 and June 2011, respectively, after Borders, a former bookstore chain, filed for bankruptcy in 2011 and went dark at the unrelated properties. The outstanding balance of the loans at the time of foreclosure was $8.7 million and $11.2 million, respectively. The loan with an outstanding balance of $8.7 million at the time of foreclosure was part of a conduit transaction (BSCMS 2005-T18).

●	With respect to the Shetland Park Mortgage Loan (6.2%), the borrower sponsor, along with Robert Morgan were parties to foreclosure litigation filed in connection with a $75 million CMBS loan secured by 12 RV parks that was originated in 2006. Of the 12 properties, four (4) have been released from the lien of the related mortgage, seven (7) have been foreclosed and sold, and one (1) remains an REO property. In connection with the related deficiency claims the related CMBS lender, together with Robert Moser and Robert Morgan agreed to a settlement of $8.638 million, which amount has been paid in full by Robert Morgan and Robert Moser.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), one of three guarantors and borrower sponsors reported that he guaranteed a prior loan secured by a property unrelated to the Mortgaged Properties that in November 2009 became the subject of foreclosure proceedings, which were settled in May 2013.

●	With respect to the Center North Mortgage Loan (3.6%), the related sponsors purchased the Mortgaged Property in a distressed scenario after the prior largest tenant announced that they would be vacating their space at the Mortgaged Property. The Mortgaged Property was acquired as an office and the sponsor beginning in 2017, has converted the Mortgaged Property into multifamily. Additionally, the sponsors were guarantors on an unrelated property that went into a maturity default. The sponsors entered into a forbearance agreement with the related lender in 2008. By December 2008, the sponsor made a global monetary settlement with the lender and satisfied all obligations.

●	With respect to the University Square Shopping Center, Frederick Avenue Shopping Center, and Firewheel Corners Shopping Center Mortgage Loans (collectively 3.3%), borrower sponsor, Kevin Glazer, had an ownership interest in several encumbered properties that were subject to foreclosure proceedings and discounted payoffs, which were secured by retail shopping centers in which he held an interest in the borrowing entity (along with other members of the Glazer family).

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (3.0%), one of the related borrower sponsors (a) owned real property (unrelated to the collateral) that secured a loan which became the subject of a foreclosure in 2012 and a deficiency judgment of approximately $1,060,000 that was settled in confidence with a satisfaction of judgment recorded in 2013, and (b) was a defendant in a breach of contract action in 2009 brought by a potential buyer regarding other sponsor-owned real property (unrelated to the collateral) that was settled (after the court expunged a lis pendens filed by the plaintiff) and dismissed.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Foreclosure—Bankruptcy Laws”. See also representation and warranty no. 41 and no. 42 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus

(subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twenty-nine (29) Mortgaged Properties (15.9%) are each leased entirely (or substantially in its entirety) to a single tenant. See Annex A-1 to this prospectus.

●	The 188 Spear Street, The Chantilly Office Portfolio – Stoneleigh I, CIRE Equity Retail & Industrial Portfolio - Wood Village Town Center, Grand Plaza Commercial, Crossroads Shopping Center – Madera, Cross Creek Shopping Center, and Asbury Commons Mortgaged Properties (collectively 14.7%), have a tenant that leases over 50% (by net rentable area) of the Mortgaged Property (other than the single tenant Mortgaged Properties identified above).

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Increase Losses” in this prospectus.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Nova Place, 188 Spear Street, 450-460 Park Avenue South, El Con Center, ExchangeRight Net Leased Portfolio #27, Royal Caribbean – Miramar and 155 Tice Boulevard.

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such Mortgaged Property may be materially below the “as-is” value of such Mortgaged Property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

With respect to certain Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion of the NRA of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time. For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that occupy 50% or more of the net rentable area of related Mortgaged Properties, certain of such tenants have unilateral termination options as set forth below:

●	With respect to the Nova Place Mortgage Loan (9.7%), the third largest tenant, United Healthcare Services Inc., has the right to terminate its lease with respect to 4th floor space only (23,833 square feet) effective June 1, 2022 with 12 months’ notice and payment of termination fee equal to $332,794, plus unamortized tenant improvement and leasing costs. In addition, the fourth largest tenant, Confluence Technologies Inc., has the right to terminate its lease effective November 30, 2024 with 12 months’ notice and payment of termination fee equal to cost to complete landlord’s work and leasing commissions.

●	With respect to the El Con Center Mortgage Loan (6.2%), the largest tenant at the Mortgaged Property, JC Penney, has the right to terminate its lease effective any date on or after September 1, 2021, with six months’ notice.

●	With respect to the Shetland Park Mortgage Loan (6.2%), (a) the largest tenant at the Mortgaged Property, Excelitas Technologies Corp., has the right to terminate its lease in September 2020, with six months written notice, (b) the third largest tenant at the Mortgaged Property, Comm. of MA - Registry of Deeds, has the right to terminate its lease if sufficient funds are not authorized by the Commonwealth of Massachusetts, by giving notice to the borrower, and (c) the fourth largest tenant at the Mortgaged Property, GTAT, has the right to terminate one of its leases (18,257 square feet) with one months’ prior notice.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Biolife Plasma Services – Savannah, GA Mortgaged Property has the ongoing right to terminate its lease upon thirty days’ written notice and the payment of the net present value of the total obligations for base rent and additional rent for the remainder of the current lease term.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Walgreens – Lubbock, TX Mortgaged Property has the right to terminate its lease upon twelve months’ prior notice effective on August 31, 2031, which is after the maturity date of the Mortgage Loan. The lender underwrote the lease expiration date to the termination option date.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Walgreens – Houma, LA Mortgaged Property has the right to terminate its lease upon twelve months’ prior notice effective February 29, 2032, which is after the maturity date of the Mortgage Loan. The lender underwrote the lease expiration date to the termination option date.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Walgreens – Greendale, WI Mortgaged Property has the right to terminate its lease upon six months’ prior notice effective June 30, 2031, which is after the maturity date of the Mortgage Loan. The lender underwrote the lease expiration date to the termination option date.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Walgreens – Edmond, OK Mortgaged Property has the right to terminate its lease upon twelve months’ prior notice effective July 31, 2032, which is after the maturity date of the Mortgage Loan. The lender underwrote the lease expiration date to the termination option date.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Walgreens – Augusta, GA Mortgaged Property has the right to terminate its lease upon six months’ prior notice effective April 1, 2029, which is prior to the maturity date of the Mortgage Loan. The lender underwrote the lease expiration date to the termination option date.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Walgreens – Dayton, OH Mortgaged Property has the right to terminate its lease upon twelve months’ prior notice effective March 31, 2029, which is prior to the maturity date of the Mortgage Loan. The lender underwrote the lease expiration date to the termination option date.

●	With respect to The Chantilly Office Portfolio Mortgage Loan (3.1%), (a) the largest tenant, AECOM Management Services, Inc. (occupying suites at each of the Stoneleigh I, Stoneleigh II and Glenbrook III Mortgaged Properties), may terminate its lease of the 5,184 square feet suite at the Glenbrook III Mortgaged Property at any time if the U.S. government does not renew or irrevocably terminates its contract with the tenant and Open Source Enterprise, or the scope of the contract or the funding received by the tenant pursuant to the contract is reduced to the extent that the premises are no longer required by the tenant, with 120 days’ prior notice and payment of a termination fee equal to three months of base rent plus any unamortized tenant improvements and leasing commissions, (b) the largest tenant at the Glenview II Mortgaged Property, Aetna Life Insurance, may terminate its lease of the 4,354 square feet suite at such Mortgaged Property effective at any time after September 30, 2020 if the Commonwealth Coordinate Care Plus MCO contract between the tenant’s affiliate, Coventry Health Care of Virginia, Inc., and the Commonwealth of Virginia Department of Medical Assistance Services is either terminated or expires, with at least 180 days’ prior notice and payment of a termination fee equal to two months of base rent plus any unamortized tenant improvements and leasing commissions, and (c) the third largest tenant at the Stoneleigh II Mortgaged Property, Johnston McLamb CASE Solutions, Inc., may terminate its lease of the 4,977 square feet suite at such Mortgaged Property effective at any time after January 14, 2021, with at least 270 days’ prior notice and payment of a termination fee equal to the sum of any unamortized tenant improvements, leasing commissions and the borrower’s legal fees incurred in connection with the second amendment of, and any future modification or amendment of, the tenant’s lease.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (3.0%), the sole tenant at the Homeland – Bartow, FL Mortgaged Property, 48 Forty Solutions, may terminate its lease at such Mortgaged Property effective at any time after June 30, 2021, with at least 12 months’ prior notice and payment of a termination fee equal to the sum of $500,000 plus any unamortized tenant improvements.

●	With respect to the Grand Plaza Commercial Mortgage Loan (2.5%), the fourth largest tenant, 7-Eleven, has the right to terminate its lease in September 2024, with prior written notice to the borrower at least 180 days in advance and the payment of a termination fee.

●	With respect to the Patuxent Crossing Mortgage Loan (2.3%), the second largest tenant, FEI.COM, may terminate its lease effective May 1, 2021 upon 9 months’ written notice to the landlord and the payment of a termination fee in an amount equal to the landlord’s unamortized costs in connection with the lease at a rate of 8% per annum. Additionally, the third largest tenant, the State of Maryland – Department of Human Services, may terminate its lease effective October 31, 2021, if the tenant believes it is in the best interest of the State of Maryland. Additionally, the third largest tenant’s lease will automatically terminate at the beginning of any fiscal period in which the General Assembly of Maryland fails to appropriate funds or if funds are not otherwise made available for the tenant’s continued operation for such fiscal period at the Mortgaged Property. Finally, the fifth largest tenant, Kennedy Krieger Institute, has an ongoing option to terminate its lease upon 9 months’ written notice to the landlord and the payment of a termination fee in an amount equal to 5 months’ rent.

●	With respect to the 3636 North Central Avenue Mortgage Loan (2.0%), the largest tenant, Arizona Children Association, has an ongoing option to terminate its lease upon 30 days’ written notice to the landlord if there is a loss of funding for the tenant’s space from the state of Arizona, upon the payment of a termination fee in an amount equal to the unamortized balance of the tenant improvements allowance, the leasing commissions expenses and 4 months’ rent. Additionally, the second largest tenant, GSA – Army Corp of Engineers, may terminate its lease effective September 1, 2028 upon 90 days’ written notice to the landlord. Finally, the fourth largest tenant, Cavco Industries, Inc., may terminate its lease effective November 2024 upon 9 months’ notice to the landlord and the payment of a termination fee in an amount equal to the unamortized tenant improvement and leasing commission expenses.

●	With respect to the Walgreens - Richardson, TX Mortgage Loan (0.5%), the sole tenant, Walgreens, has a recurring right to terminate its lease every month beginning March 31, 2033 with 12 months’ prior written notice.

With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate (i.e. such tenants may “go dark”) at such properties. With respect to any such tenant that has a right to go dark, if such tenant elects to go dark, such election may trigger co-tenancy clauses in other tenants’ leases.

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) at a Mortgaged Property or portfolio of Mortgaged Properties see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent, may be in negotiation or may have sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future.

For example, with respect to (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that occupy 50% or more of the net rentable area of related Mortgaged Properties, certain of such tenants have not taken occupancy or commenced paying rent, may have subleased their spaces, may be in negotiation or have rent underwritten on a straight-lined basis as set forth below:

●	With respect to the Nova Place Mortgage Loan (9.7%), the third largest tenant, United Healthcare Services (6.3% of the GLA), is paying rent but is not occupying its 4th floor space, consisting of 23,833 square feet (2.1% of the GLA).

●	With respect to the 188 Spear Street Mortgage Loan (6.4%), the largest tenant, Amazon, has a rent abatement period from November 2019 through January 2020 in an amount equal to $828,982 per month. At the closing of the Mortgage Loan, the related borrower deposited $2,486,946 in a reserve account to cover the rent abatement for the tenant.

●	With respect to the 450-460 Park Avenue South Mortgage Loan (6.2%), the second largest tenant, Deep Focus (12.8% of the GLA) subleases its entire space for a total annual base rent of $1,338,948 ($57.22 per square foot), expiring August 31, 2020.

●	With respect to the 450-460 Park Avenue South Mortgage Loan (6.2%), the largest tenant, WeWork (41.8% of the GLA), operates a co-working business under the WeWork brand. The tenant lease expires on August 31, 2034. The tenant rents out space in the Mortgaged Property to various WeWork members for shorter timeframes. A lease guaranty from the tenant’s parent company, WeWork Companies Inc., is in place, with a current liability cap of $10,081,236, which amount reduces annually during the lease term.

●	With respect to the 450-460 Park Avenue South Mortgage Loan (6.2%), the largest tenant, WeWork, has reduced rent through April 2020. A rent concession reserve was required for the applicable concession amounts.

●	With respect to the El Con Center Mortgaged Property (6.2%), the rent of the fifth largest tenant, Marshall’s was underwritten on a straight-line basis.

●	With respect to the Center North Mortgage Loan (3.6%), the fourth largest commercial tenant, Integrity Staffing, has a rent abatement period from August 2019 through September 2019 in an amount equal to $4,492 per month. At the closing of the Mortgage Loan, the related borrower deposited $13,476 in a reserve account to cover the rent abatement for the tenant.

●	With respect to The Chantilly Office Portfolio Mortgage Loan (3.1%), the second largest tenant at the Glenview I Mortgaged Property, Tetra Tech, Inc., has five months of free rent pursuant to its lease, which commences on August 9, 2019. The borrower deposited $233,567 in a reserve account at origination to cover the free rent for the tenant.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (3.0%), the third largest tenant at the Val Vista Towne Center, Fred Astaire, has four months of free rent pursuant to its lease, which commences on August 1, 2019. The borrower deposited $52,244 in a reserve account to cover the free rent for the tenant.

●	With respect to 155 Tice Boulevard (3.0%), the sole tenant, Eisai, Inc., is currently occupying approximately 65% of its leased space.

●	With respect to the Grand Plaza Commercial Mortgage Loan (2.5%), the largest tenant, EOS Fitness (53.5% of NRA), has taken possession of its space and has completed 50% of its buildout, with an expected occupancy date of late August or early September 2019. The EOS Fitness lease provides for a 120 day free rent period starting in June 2019 and the tenant is required to start paying rent on or around September 30, 2019. In addition, EOS Fitness is entitled to a rent credit of $381,340, which credit such tenant may apply at any time during the lease term. The rent credit ($381,340) and free rent for July 2019 through September 2019 ($339,934) was reserved with the lender at origination. With respect to the $2.8 million tenant improvements, the borrower provided EOS Fitness with a landlord tenant improvement allowance of $305,862, which was reserved with the lender at origination. Additionally, the fourth largest tenant, 7-Eleven (3.4% of NRA), is not yet in occupancy or paying rent. This tenant space was underwritten as vacant. After 7-Eleven takes occupancy of its premises, expected to be in September 2019, the tenant is entitled to receive two months of free rent ($18,522), for which $34,341 was reserved with the lender at origination and is being disbursed in six monthly payments of $5,723.50. In connection with its buildout, the borrower provided 7-Eleven with a $10.00 per square foot tenant improvement allowance ($24,500), which amount was reserved with the lender at loan origination. In addition, with respect to the 7-Eleven premises, at loan origination, a $1.4 million earnout reserve was deposited with lender, which amount will be released to the borrower upon satisfaction of, among other things, (i) completion of the buildout, (ii) 7-Eleven conducting normal business operations and paying full rent and (iii) the debt yield being equal to or greater than 9.8%.

●	With respect to the Patuxent Crossing Mortgage Loan (2.3%), the second largest tenant, FEI.COM, has subleased 9,500 square feet from Ascend One, a non top five tenant at the Mortgaged Property. The underwriting was based on the sublease rent, which is less than the prime lease rent. The expiration date for the prime lease is in 2023 and the sublease expires in 2021. Additionally, the fourth largest tenant, Howard County Housing Comm, has committed to using part of its space at the Mortgaged Property as a non-profit collaborative space. As such, the tenant has subleased 10,425 square feet of its space at the Mortgaged Property to 15 subtenants. The underwriting was based on the prime lease rent, which is greater than the subleases rent. The expiration date for the prime lease is in 2027 and subleases expire in 2027 as well.

●	With respect to the 3636 North Central Avenue Mortgage Loan (2.0%), the largest tenant, Arizona Children’s Association, has a rent abatement period from June 2018 through September 2019 in an amount equal to $66,585 per month. At the closing of the Mortgage Loan, the related borrower deposited $266,340 in a reserve account to cover the remaining rent abatement for the tenant. Additionally, the second largest tenant, GSA – Army Corp of Engineers, has a rent abatement period from September 2018 through July 2019 in an amount equal to $50,160 per month. At the closing of the Mortgage Loan, the related borrower deposited $53,034 in a reserve account to cover the remaining rent abatement for the tenant. Further, the fourth largest tenant, Cavco Industries, Inc., has a rent abatement period from July 2018 through September 2021 in an amount equal to $22,461 per month. At the closing of the Mortgage Loan, the related borrower deposited $140,421 in a reserve account to cover the remaining rent abatement for the tenant.

●	With respect to the CVS El Monte and Ontario Mortgage Loan (1.1%), the leases provide for free rent from January 1, 2029 through January 31, 2032. At loan origination, the borrower reserved $1,855,915 for the free rent period. In addition, in connection with the free rent period, commencing on December 1, 2026, the borrower is required to deposit with lender all excess cash flow, up to a cap of $2,155,574.

●	With respect to the CVS Compton Mortgage Loan (0.7%), the lease provides for free rent from January 1, 2029 through January 31, 2032. At loan origination, the borrower reserved $1,240,787 for the free rent period. In addition, in connection with the free rent period, commencing on December 1, 2026, the borrower is required to deposit with lender all excess cash flow, up to a cap of $1,441,127.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	The Nova Place, ExchangeRight Net Leased Portfolio #27 – O’Reilly – Knoxville, TN, ExchangeRight Net Leased Portfolio #27 – O’Reilly – South Houston, TX, ExchangeRight Net Leased Portfolio #27 – Walgreens – Lubbock, TX, ExchangeRight Net Leased Portfolio #27 – Walgreens – Houma, LA, ExchangeRight Net Leased Portfolio #27 – Walgreens – Greendale, WI, ExchangeRight Net Leased Portfolio #27 – Walgreens – Augusta, GA, ExchangeRight Net Leased Portfolio #27 – Hy-Vee – Cottage Grove, MN, ExchangeRight Net Leased Portfolio #27 – Walgreens – Edmond, OK, ExchangeRight Net Leased Portfolio #27 – Walgreens – Dayton, OH, Patuxent Crossing, Crossroads Shopping Center – Madera and Walgreens - Richardson, TX Mortgaged Properties (collectively, 17.8%) are each subject to a purchase option, right of first refusal (“ROFR”) or right of first offer (“ROFO”) to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●	With respect to the Nova Place Mortgage Loan (9.7%), the largest tenant, PNC bank, has a right of first refusal to purchase its leased property (Unit 1) if the borrower receives offer as to leased premises that it is otherwise willing to accept and the remaining unexpired term of the PNC Bank lease is at least 10 years (PNC lease expires December 31, 2027 but is subject to tenant’s 5-year renewal option). The right of first refusal is not extinguished by foreclosure; however, the right of first refusal does not apply to foreclosure or deed in lieu thereof.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the O’Reilly – Knoxville, TN Mortgaged Property and the O’Reilly – South Houston, TX Mortgaged Property has a right of first refusal to purchase such Mortgaged Property. The tenant has ten (10) days to exercise its right of first refusal. If the tenant elects not to exercise the right of first refusal, then such right will lapse and terminate. The tenant agrees that the lease is subject and subordinate to the lien of any mortgage against the Mortgaged Property.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Walgreens – Edmond, OK Mortgaged Property, the Walgreens – Lubbock, TX Mortgaged Property, the Walgreens – Houma, LA Mortgaged Property, the Walgreens – Greendale, WI Mortgaged Property and the Walgreens – Augusta, GA Mortgaged Property has a right of first refusal to purchase such Mortgaged Property. The tenants have agreed that such right of first refusal will not apply to a foreclosure or deed-in-lieu of foreclosure or any other enforcement action under the Mortgage Loan; provided, however, such right of first refusal shall apply to subsequent purchasers of the related Mortgaged Property.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Hy-Vee – Cottage Grove, MN Mortgaged Property a right of first refusal to purchase the Mortgaged Property. The tenant has agreed that such right of first refusal will not apply to a foreclosure or similar sale of the mortgaged property by any holder of a mortgage on the Mortgaged Property or to the granting of a deed-in-lieu of foreclosure by the landlord to such holder or apply to any transfer of the Mortgaged Property to an affiliate of the landlord; provided, however, that the tenant’s right of first refusal will continue to apply to any transfer by such affiliate successor of the landlord to any sale to a non-affiliated third party.

●	With respect to the ExchangeRight Net Leased Portfolio #27 Mortgage Loan (5.6%), the sole tenant at the Walgreens – Dayton, OH Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to deliver an estoppel in a form reasonably satisfactory to the lender within thirty (30) days after the closing date of the Mortgage Loan.

●	With respect to the Patuxent Crossing Mortgage Loan (2.3%), the largest tenant, Howard County, and the fourth largest tenant, Howard County Housing Comm, have a right of first offer to purchase their respective space at the Mortgaged Property. The tenants have agreed that such purchase rights are subject and subordinate to the Mortgage Loan and to any renewals, modifications, consolidations, replacements, extensions and re-financings thereof. Additionally, such purchase rights will not apply to any foreclosure of the Mortgaged Property, and upon any such foreclosure, the purchase rights will terminate and be of no further force and affect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties may be leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the NRA at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For more information on affiliated leases see the footnotes to Annex A-1 to this prospectus.

Competition from Certain Nearby Properties

Certain of the Mortgaged Properties may be subject to competition from nearby properties that are owned by affiliates of the related borrowers, or such borrowers themselves. In particular, with respect to Mortgaged Properties where the related borrower sponsor owns one or more properties that are directly competitive with the related Mortgaged Property, we note the following:

●	With respect to the TOPS Self Storage Mortgage Loan (3.7%), an affiliate of the borrower sponsor (the “Citadel Owner”) owns the adjacent self storage property (the “Citadel Property”), which is directly competitive with the Mortgaged Property. Each of the borrower and Citadel Owner employ the same property manager (under separate agreements) to manage their respective properties (which property manager is also an affiliate of the borrower). Each of the Mortgaged Property and the Citadel Property has its own separate bank account and there is no commingling of funds. Further, the property manager is required to (i) clearly and distinctly identify the borrower as the owner of the Mortgaged Property and the Citadel Owner as the owner of the Citadel Property in the leasing and operations of the properties, (ii) fairly, equitably and reasonably allocate all management duties between the Mortgaged Property and the Citadel Property and (iii) not favor or show a preference toward either the Mortgaged Property or the Citadel Property.

●	With respect to the Cool Storage Mortgage Loan (0.3%), an affiliate of the borrower owns a self-storage facility that was included in the competitive set in the appraisal for the Mortgaged Property.

See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Sixteen (16) of the Mortgaged Properties (20.1%) are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 25.0% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

With respect to 72 Mortgaged Properties (41.9%) the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Certain of the Mortgaged Properties may permit the borrower’s obligations to provide all or certain required insurance (including property, rent loss, liability and terrorism coverage) to be suspended if a sole or significant tenant or the property manager elects to provide third party insurance or self-insurance in accordance with its lease or management agreement. Described below are Mortgage Loans having such third party insurance or self-insurance conditions:

●	With respect to the ExchangeRight Net Leased Portfolio #27, Grand Plaza Commercial, CVS El Monte and Ontario, CVS Compton and Walgreens - Richardson, TX Mortgage Loans (collectively, 10.4%), the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s, significant tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally (but not in all cases) must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions to representation and warranty nos. 18 and 31 on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

In situations involving leased fee properties, where the tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures, the borrower will typically have no right to available casualty proceeds. Subject to applicable restoration obligations, casualty proceeds are payable to the tenant or other non-borrower party and/or its leasehold mortgagee. Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. In certain cases, use of a Mortgaged Property may be restricted due to environmental conditions at the Mortgaged Property or tax abatements benefiting the Mortgaged Property. See “—Environmental Considerations” and “—Real Estate and Other Tax Considerations”.

In the case of certain such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. For example:

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (3.0%), the Homeland – Bartow, FL Mortgaged Property only has indirect access to a public road over railway tracks pursuant to a non-recorded license agreement dated as of June 16, 1982 with the owner of such railway tracks (the “Bartow License Agreement”). The related title policy makes no exception for access to the Homeland – Bartow, FL Mortgaged Property and the Mortgage Loan documents require the borrowers to comply with the Bartow License Agreement. If at any time there is a lack of legal access to the Homeland – Bartow, FL Mortgaged Property (due to a termination of the Bartow License Agreement or otherwise), the borrowers are required to prepay the Mortgage Loan as more particularly described in “—Releases;

Partial Releases” below. The borrowers’ failure to transfer the Homeland – Bartow, FL Mortgaged Property pursuant to the terms of the Mortgage Loan documents is an event of default.

●	With respect to the University Square Shopping Center Mortgage Loan (1.8%), the Mortgaged Property is encumbered by a Declaration of Covenants, Conditions and Restrictions, and Grant of Easements (the “Declaration”) that includes a covenant in favor of the owner and occupants of an adjacent parcel (individually and collectively, the “Benefited Party”) that limits the Mortgaged Property to no more than 8,000 square feet of restaurant use. Currently the Mortgage Property is in violation of the Declaration because the Mortgaged Property has approximately 17,080 square feet of restaurant use. In the event the Benefited Party commences proceedings to enforce its rights under the Declaration, the borrower is required to begin depositing all excess cash flow up to $16,667 per month and up to a maximum cap of $200,000 which amounts may be used for (i) tenant improvements/leasing commissions related solely to the premises that were vacated as a direct result of the violation of the Declaration and (ii) any liabilities arising out of the proceeding, until such enforcement action has been resolved and all liabilities relating thereto have been discharged.

●	With respect to the Johnson Storage Portfolio Mortgage Loan (1.6%), the Owosso Mini Storage Mortgaged Property is subject to various use restrictions in connection with a controlled recognized environmental condition at such Mortgaged Property as described under “—Mortgage Pool Characteristics—Environmental Considerations” above.

●	With respect to the Coventry Commons Mortgage Loan (0.8%), in connection with a CREC noted in the Phase I ESA related to historical uses of the Mortgaged Property by dry cleaning tenants, the Mortgaged Property is subject to activity and use limitations memorialized in a restrictive deed covenant recorded by the Michigan Department of Environmental Quality (the “MDEQ”) in 2005 and no further action letter issued by the MDEQ’s Remediation and Redevelopment Division in 2005. These activity and use limitations restrict the use of the Mortgaged Property to nonresidential use, prohibit the use of groundwater and require an infiltration barrier to remain in place.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than an “as-is” value. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table under “Description of the Mortgage Pool—Definitions”, above. The values other than the “as-is” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. We cannot assure you that those assumptions are or will be accurate or that any such non-”as-is” value will be the value of the related mortgaged property at maturity or other specified date. In addition, with respect to certain mortgage loans secured by multiple mortgaged properties, the appraised value may be an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such appraised values, the related “as-is” appraised values, and the Cut-off Date LTV Ratio and LTV Ratio at Maturity based on both such hypothetical value and the “as-is” appraised value, are set forth under the definition of “LTV Ratio” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Nova Place Mortgage Loan (9.7%), a Phase I environmental site assessment was obtained with respect to the property that indicated no recognized environmental conditions. In lieu of warm body environmental carve-out guarantor, the lender obtained a $10,000,000 lender environmental collateral protection and liability-type environmental insurance policy from Steadfast Insurance Company, a member company of Zurich North with a 13 year term (three years after the loan term) and having a deductible of $25,000. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (3.0%), for so long as the Homeland – Bartow, FL Mortgaged Property remains as part of the collateral for the Mortgage Loan, the guarantors are liable for payment of all or any amounts set forth in the Mortgage Loan documents in connection with a release of the Homeland – Bartow, FL Mortgaged Property up to $1,976,259.87, which liability with respect to such Mortgaged Property will expire and be of no further force and effect from and after the date that the Homeland – Bartow, FL Mortgaged Property has been released from the lien of the mortgages pursuant to terms set forth the Mortgage Loan documents.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (3.0%), Josh Volen and Trevor Smith (the “Individual Guarantors”), two of the three related guarantors, will be released from any and all liability for any guaranteed obligations and will no longer be guarantors under the Mortgage Loan documents upon the date that the Individual Guarantors provide written notice and supporting evidence to the lender (as confirmed by the lender in writing within 10 days of such notice), that the third guarantor, CIRE OPCO I, LLC, independently (and not in the aggregate with any other guarantors), maintains a net worth and liquid assets equal to or greater than the net worth and liquid assets thresholds required pursuant to the Mortgage Loan documents.

●	With respect to the Wolverine Portfolio Mortgage Loan (0.5%), the related guarantor has provided a recourse guaranty for (x) $3,000,000 of the unpaid principal balance outstanding under the Mortgage Loan documents whenever the unpaid principal balance is greater than $3,000,000, or (y) the entire unpaid principal balance outstanding under the Mortgage Loan documents whenever the unpaid principal balance is equal to or less than $3,000,000, which guaranty will expire and be of no further force and effect upon, among other conditions, the portfolio achieving a debt yield (based on trailing twelve month underwritten net cash flow) of not less than 9.0%, as determined by the lender, for two consecutive quarters. We cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Real Estate and Other Tax Considerations

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Eleven (11) Mortgage Loans (48.9%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Twenty-six (26) Mortgage Loans (30.1%) require monthly payments of principal and interest for the entire term to stated maturity.

Seventeen (17) Mortgage Loans (21.1%) provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Interest-only, Balloon	11	$356,476,775	48.9%
Amortizing Balloon	26	219,303,316	30.1
Interest-only, Amortizing Balloon	17	153,700,000	21.1
Total:	54	$729,480,091	100.0%

Information regarding the scheduled amortization characteristics of each Mortgage Loan is set forth on Annex A-1 to this prospectus and the footnotes thereto.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	2	$13,620,989	1.9%
6	28	452,325,366	62.0
11	24	263,533,737	36.1
Total:	54	$729,480,091	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0(1)	54	$729,480,091	100.0%
Total:	54	$729,480,091	100.0%

(1)	With respect to the Hilton at University Place Mortgage Loan, the terms of the Mortgage Loan permit a grace period of 2 days for every 12 month period.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately three to seven months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Forty-nine (49) Mortgage Loans (87.5%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Five (5) Mortgage Loans (12.5%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

Prepayment restrictions for each Mortgage Loan reflect the entire life of the Mortgage Loan. Some Mortgage Loans may be sufficiently seasoned that their Lock-out Periods have expired. See Annex A-1 to this prospectus, including the footnotes thereto, for individual prepayment restrictions and seasoning applicable to each Mortgage Loan.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	12	7.7%
4-6	34	69.5
7	8	22.8
Total	54	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit (i) transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” and representation and warranty no. 32 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Defeasance

The terms of forty-nine (49) Mortgage Loans (the “Defeasance Loans”) (87.5%) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option,

(iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. See also representation and warranty no. 34 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Nova Place Mortgage Loan (9.7%), at borrower’s option, in connection with the bona fide third party sale of certain eligible properties (any of Units 4 or 5, individually, or Units 1, 2 and 7, collectively), borrower has the right to obtain the partial release of the eligible properties (a) following the defeasance lockout date, through partial defeasance, or (b) at any time, through partial prepayment, subject to certain conditions, including: (i) as applicable, either (A) partial defeasance of the loan in an amount equal to 120% of the allocated amount for the release property or (B) payment of a release price equal to 120% of the allocated amount for the release property, together with the related yield maintenance premium therefor; (ii) the post-release debt yield for the remaining properties is no less than the greater of (A) the debt yield for all properties prior to the release or (B) 8.55%; (iii) an opinion of counsel that the partial defeasance or partial release, as applicable, satisfies REMIC requirements; and (iv) a rating agency confirmation.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgaged Properties (3.0%), after the expiration of the related lockout period, the related borrowers are permitted to obtain the release of any individual Mortgaged Property, provided that, among other conditions: (a) the borrowers provide at least 20 days’ prior written notice; (b) the borrowers prepay the Mortgage Loan (1) if the release is pursuant to an arm’s-length agreement with a third party not affiliated with the borrowers or the guarantors (and in which no borrower or guarantor or any affiliate of any borrower or guarantor has any beneficial interest), in an amount equal to the greater of (A) 100% of the net sales proceeds or (B) 115% of the allocated loan amount, or (2) if the release is in connection with a transfer to an affiliated party, in an amount equal to 125% of the allocated loan amount, along with, in either case, any applicable prepayment fee and all interest which would have accrued on such allocated loan amount to be prepaid; (c) after giving effect to such release, (1) the borrower owning the applicable Mortgaged Property is dissolved and liquidated, (2) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.52x; and (3) the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (x) the loan-to-value ratio immediately preceding such release or (y) 64.9%; (d) the borrowers pay all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (e) satisfaction of customary REMIC requirements.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgaged Properties (3.0%), after the expiration of the related lockout period, the related borrowers are permitted to obtain the release of one of more of the individual Mortgaged Properties (each, a “Released Property”), and the release of the applicable borrower’s obligations under the Mortgage Loan documents with respect to such Released Property (other than those obligations expressly stated to survive), by simultaneously substituting another fee interest (not subject to a ground lease or condominium regime) in real property (or properties) (each, a “Substitute Property”) for the Released Property, provided that, among other conditions: (a) the borrowers provide at least 45 days’ prior written notice; (b) the allocated loan amounts previously released in connection with a substitution, including the Released Property for such requested substitution, do not exceed $32,150,000; (c) the appraised value of the Substitute Property is not less than the greater of (1) the appraised value of the Released Property as of the date of origination, and (2) the appraised value of the Released Property immediately preceding such substitution; (d) after giving effect to such substitution, (1) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such substitution and (y) 1.52x, and (2) the allocated loan-to-value ratio for the Substitute Property is not greater than the lesser of (x) the allocated loan-to-value ratio for the Released Property immediately preceding such sale or (y) the allocated loan-to-value ratio for the Released Property as of the date of origination; (e) the geographic diversity of the Mortgaged Properties is not materially different than the geographic diversity of the Mortgaged Properties immediately prior thereto; (f) the Substitute Property must be of the same asset type (i.e., a retail or industrial property) of like kind and quality as the Released Property, except that, (x) if the Released Property is a retail property, such Substitute Property may be a retail, office or industrial property, and (y) if the

Released Property is the Homeland – Bartow, FL Mortgaged Property, such Substitute Property may be an office or industrial property; (g) a new borrowing entity is formed to own the Substitute Property and must have a fee interest in the entire Substitute Property; (h) the weighted average expiration of the term of the leases at the Substitute Property is no earlier than that weighted average expiration of the term of the leases at the Released Property; (i) the borrowers pay the lender a fee of $15,000 for each substitution plus all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (j) satisfaction of customary REMIC requirements.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgaged Properties (3.0%), after the expiration of the related lockout period, the related borrowers are permitted to obtain the release of certain unimproved portions of the Mortgaged Properties (each such unimproved portion, a “Non-Income Producing Release Parcel”) provided that, among other conditions: (a) the borrowers prepay the Mortgage Loan in an amount equal to (1) the greater of (A) 100% of the net sales proceeds or (B) the applicable allocated loan amount set forth in the Mortgage Loan documents, plus (2) any prepayment fee as defined in the Mortgage Loan documents on the principal being prepaid, plus (3) all interest which would have accrued on such allocated loan amount to be prepaid; (b) the release of such Non-Income Producing Release Parcel will not have a material adverse effect on the use or operation of, or access to or from, the portion of its remaining respective Mortgaged Property, (c) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (d) the borrowers pay all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); (e) the borrowers deliver an anti-poaching agreement satisfactory to the lender (to which the lender and its successors and assigned are a named third party beneficiary) from the applicable borrower and the transferee(s) of the Non-Income Producing Release Parcel in accordance with the terms of the Mortgage Loan documents; and (f) satisfaction of customary REMIC requirements.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgaged Properties (3.0%), after the expiration of the related lockout period, the related borrowers are permitted to obtain the release of certain improved portions of the Mortgaged Properties (each such improved portion, an “Income Producing Release Parcel”) provided that, among other conditions: (a) the borrowers prepay the Mortgage Loan in an amount equal to (1) the greater of (A) 100% of the net sales proceeds or (B) the applicable allocated loan amount set forth in the Mortgage Loan documents, plus (2) any prepayment fee as defined in the Mortgage Loan documents on the principal being prepaid, plus (3) all interest which would have accrued on such allocated loan amount to be prepaid; (b) the release of such Non-Income Producing Release Parcel will not have a material adverse effect on the use or operation of, or access to or from, the portion of its remaining respective Mortgaged Property; (c) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (d) the borrowers pay all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); (e) after giving effect to such release, (1) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.52x, (2) the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (x) the loan-to-value ratio immediately preceding such release or (y) 64.9%; (f) the borrowers deliver an anti-poaching agreement satisfactory to the lender (to which the lender and its successors and assigns are a named third-party beneficiary) from the applicable borrower and the transferee(s) of the Income Producing Release Parcel in accordance with the terms of the Mortgage Loan documents; and (g) satisfaction of customary REMIC requirements.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgaged Properties (3.0%), if at any time there is a lack of legal access to the Homeland – Bartow, FL Mortgaged Property (due to a termination of the Bartow License Agreement, to the extent no other legal access to the Mortgaged Property then exists, or otherwise) (any such event, a “Bartow Access Restriction Event”), the borrowers are required to prepay the Mortgage Loan in an amount equal to (a) the allocated loan amount with respect to the Homeland – Bartow, FL Mortgaged Property, plus (b) payment of any prepayment fee as defined in the Mortgage Loan documents on the principal being prepaid, plus (c) all interest which would have accrued on such allocated loan amount to be prepaid (the “Bartow Access Restriction Payment”). If the borrowers make the Bartow Access Restriction Payment, the Homeland – Bartow, FL Mortgaged Property will be released from the liens of the mortgages upon the borrowers’ satisfaction of conditions set forth in the Mortgage Loan documents. The borrowers’ failure to transfer the Homeland – Bartow, FL Mortgaged Property within 30 days after the earlier to occur of (a) the discovery of any Bartow Access Restriction Event and (b) the lender’s written request for such transfer and release, will be an immediate event of default under the Mortgage Loan documents. For additional information, see “—Use Restrictions” above.

●	With respect to Patuxent Crossing Mortgage Loan (2.3)%, the borrower may partially defease the Mortgage Loan in connection with the bona-fide sale to an unaffiliated third party of (x) the 9755 Patuxent property and/or (y) the 9820 Patuxent property and the 9830 Patuxent property (the “Patuxent Crossing Release Parcel”), but no other individual property, provided certain conditions as set forth in the Mortgage Loan documents are met, including (i) the borrower provides at least 20 days’ but no more than 90 days’ prior written notice of its request to release the applicable Patuxent Crossing Release Parcel, which notice may be revoked until two business days prior to the scheduled release; (ii) the borrower must defease the Mortgage Loan in an amount equal to the release price of the applicable Patuxent Crossing Release Parcel (with respect to the 9755 Patuxent property, an amount equal to 115% of the allocated loan amount, and with respect to the 9820 and 9830 Patuxent properties, an amount equal to 125% of the allocated loan amount); (iii) the debt service coverage ratio for the remaining properties must be equal to or greater than the greater of (x) the debt service coverage ratio for the 12 months immediately preceding the closing date of the Mortgage Loan and (y) the debt service coverage ratio for the remaining properties (including the Patuxent Crossing Release Parcel) for the 12 months immediately preceding the release of the Patuxent Crossing Release Parcel; (iv) the loan to value ratio for the remaining properties must be no greater than the lesser of (x) the loan to value ratio immediately preceding the closing date of the Mortgage Loan and (y) the loan to value ratio for the remaining properties (including the Patuxent Crossing Release Parcel) immediately preceding the release of the applicable Patuxent Crossing Release Parcel; (v) the debt yield for the remaining properties must be no greater than the debt yield immediately preceding the closing date of the Mortgage Loan and the debt yield for all of the then remaining properties (including the Patuxent Crossing Release Parcel) immediately preceding the release of the applicable release parcel; (vi) either (x) the lender determines that the aggregate fair market value of the properties securing the debt is at least 80% of the amount of the debt or (y) the borrower delivers a REMIC opinion; and (vii) the delivery of a rating agency confirmation.

●	With respect to the Rittenhouse Square Mortgage Loan (1.9%), in connection with a partial defeasance of the Mortgage Loan, the borrower may obtain a release of the BAML Unit of the related condominium at the Mortgaged Property (the “Release Property”) from the lien of the Mortgage Loan documents (a “Partial Release”), provided certain conditions as set forth in the Mortgage Loan documents are met, including (i) the borrower provides thirty (30) days’ prior written notice to the lender; (ii) the delivery of a rating agency confirmation; (iii) the lender determines that the debt service coverage ratio based on the trailing twelve (12) month period is equal to or greater than (x) 1.23x following the Partial Release and (y) the debt service coverage ratio immediately prior to the Partial Release; (iv) the lender determines that the debt yield will be equal to or greater than (x) 7.63% following the Partial Release and (y) the debt yield immediately prior to the Partial Release; (v) the lender determines that the loan to value ratio will be equal to or less than (x) 69.1% following the Partial Release and (y) the loan to value ratio immediately prior to the Partial Release; (vi) the borrower must partially defease the Mortgage Loan in an amount equal to $7,297,200 (which amount represents 120% of the amount of the Mortgage Loan allocated to the Release Property); (vii) after giving effect to the Partial Release, the borrower must retain control of the related condominium board at the Mortgaged Property; and (viii) the delivery of a REMIC opinion.

●	With respect to the Wolverine Portfolio Mortgage Loan (0.5%), the borrowers are permitted to obtain the release of any individual Mortgaged Property after the expiration of the related lockout period, in connection with which the lender will permit MH Owner to transfer any homes owned by MH Owner on such release parcel; provided that, among other conditions: (i) the sale of such Mortgaged Property is pursuant to an arm’s-length agreement with an unaffiliated third party; (ii) the borrowers provide at least 30 days’ prior written notice; (iii) the borrowers deliver defeasance collateral equal to 110% of the allocated loan amount; (iv) after giving effect to such release, the debt service coverage ratio for the remaining Mortgaged Properties will be equal to or greater than the debt service coverage ratio of all of the Mortgaged Properties (including the individual Mortgaged Property to be released) immediately preceding such release; (v) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (vi) after giving effect to the release, MH Owner may not own any homes or other personal property on the release parcel; (vii) the borrowers pay all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees), whether or not such release actually occurs; and (viii) satisfaction of customary REMIC requirements.

●	With respect to the Wolverine Portfolio Mortgage Loan (0.5%), in the event of a casualty or condemnation resulting in the borrowers’ inability to restore either the Chalet Village Mortgaged Property or the Royal Village Mortgaged Property to its respective current use in accordance with all applicable legal requirements, in connection with which the lender retains and applies any net proceeds toward payment of the debt and permits MH Owner to transfer any homes that are owned by MH Owner on such Mortgaged Property, the borrowers are permitted to prepay the Mortgage Loan in an amount equal to (a) (i) the allocated loan amount with respect to such Mortgaged Property, plus (ii) all interest which would have accrued on such allocated loan amount to be prepaid and (iii) all reasonable out-of-pocket, third party costs and expenses actually incurred by the lender in connection with such prepayment (including, without limitation, costs and expenses incurred in connection with the casualty and related partial release of the security instrument), plus (b) all other sums due and payable with respect to such allocated loan amount under the Mortgage Loan documents, less (c) the amount of any net proceeds retained and applied by the lender toward payment of the debt (the “Mobile Home Use Payment”). If the borrowers make the Mobile Home Use Payment, such Mortgaged Property will be released from the lien of the mortgage, provided that, among other conditions: (i) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (ii) MH Owner may not own any homes or personal property on such Mortgaged Property; and (iii) satisfaction of customary REMIC requirements.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

Escrows

Forty-seven (47) Mortgage Loans (75.8%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty-five (45) Mortgage Loans (71.1%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-seven (37) Mortgage Loans (51.8%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-one (21) Mortgage Loans (60.8%) secured in whole or in part by retail, office, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial, mixed use and other properties only.

Four (4) Mortgage Loans (3.8%) provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

With respect to the Embassy Suites – Williamsburg Mortgage Loan (1.3%), the related Mortgaged Property experiences a cashflow shortfall (estimated to be approximately $277,442 in the aggregate) during the months of November, December, January and February, and a seasonality reserve has not been established. However, there is a full recourse guarantee with respect to the Mortgage Loan from the related borrower sponsor.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves.

In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See the footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox/Cash Management Types

Type of Lockbox/Cash Management	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Hard/Springing Cash Management	16	$378,114,728	51.8%
Springing	35	336,127,456	46.1
None	2	7,946,328	1.1
Soft/Springing Cash Management	1	7,291,580	1.0
Total:	54	$729,480,091	100.0%

The following is a description of the types of lockboxes and cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts (net of certain fees and expenses payable therefrom) may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

None of the Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting”; “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “—UBS AG, New York Branch—UBS AG, New York Branch’s Underwriting Guidelines and Processes”; and “—C-III Commercial Mortgage LLC—C-III CM’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that there is no existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above.

Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
188 Spear Street	$ 47,000,000	N/A	57.6%	N/A	8.5%	Yes	Yes
Shetland Park	$ 44,901,066	N/A	72.7%	1.53x	N/A	Yes	Yes
Rittenhouse Square	$ 14,100,000	N/A	69.1%	N/A	7.63%	Yes	Yes
Wolverine Portfolio	$ 4,000,000	N/A	69.8%	1.29x	8.20%	Yes	Yes
Depot Self Storage	$ 3,500,000	N/A	62.9%	1.48x	N/A	Yes	Yes
Cool Storage	$ 1,900,000	N/A	55.9%	1.62x	N/A	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower. For example, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●	With respect to the Nova Place Mortgage Loan (9.7%), the loan documents permit the direct and indirect owners of the co-borrowers to enter into a credit facility, subject to certain conditions, including: (i) value of ownership interests attributable to property and pledged shall not exceed 10% of the value of all pledged collateral; (ii) the credit facility shall not be secured by the property or direct interests in the borrower; and (iii) foreclosure of the related credit facility would not result in violation of specified minimum ownership and control requirements generally, (A) current guarantors’ maintaining control over borrower, and (B) guarantors or permitted family groups’ owning at least 20% direct or indirect ownership interest in each borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur other secured subordinate debt subject to the terms of the related Mortgage Loan document or otherwise expressly permitted by applicable law.

In addition, eight (8) Mortgaged Properties (5.7%) are located in Florida. Florida’s Property Assessed Clean Energy (“PACE”) statute renders loan document provisions prohibiting PACE loans unenforceable.

Preferred Equity

The borrowers or sponsors of certain Mortgage Loans may have issued preferred equity. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

●	With respect to the Asbury Commons Mortgage Loan (0.8%), Peaceable Preferred Investor XXII (FL) LLC (the “Preferred Equity Investor”) (a wholly-owned subsidiary of Peaceable Street Capital, LLC, which currently owns a 65% equity interest in the related borrower) holds a preferred equity interest in the related borrower in an amount equal to approximately $1.49 million (the “Preferred Equity Interest”). The Preferred Equity Investor is entitled to a return of its capital contribution, together with a preferred rate of return on its investment of 9.0% per annum, prior to any distributions to FWI 46, LLC (the “Developer Member”), payable from excess cash flow at the Mortgaged Property after the payment of debt service, reserves and operating expenses; unpaid amounts accrue annually. Thereafter, once the Developer Member receives its return of capital with a 9.0% return, the Preferred Equity Holder is entitled to receive a 30.0% share of all future distributions. There are no mandatory returns, no current pay interest rate, nor any mandatory redemption date or guaranty of the preferred equity investment. Pursuant to the Recognition Agreement (the “Agreement”) that the lender entered into with the

Preferred Equity Investor at origination, the Preferred Equity Investor has the right, among other things, (a) to force the change of control of the borrower, and (b) redeem the equity interest in the borrower owned by the Developer Member, in each case upon the borrower’s failure to make a payment (to the extent of available funds), or the Developer Member’s breach of the major decision rights of the Preferred Equity Investor under the borrower’s operating agreement.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Nova Place, 188 Spear Street, 450-460 Park Avenue South, El Con Center, Shetland Park, ExchangeRight Net Leased Portfolio #27, The Chantilly Office Portfolio, CIRE Equity Retail & Industrial Portfolio, Patuxent Crossing, Hilton at University Place and Wolverine Portfolio is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“BBCMS 2019-C3 PSA” means the pooling and servicing agreement governing the servicing of the Patuxent Crossing Whole Loan and the Wolverine Portfolio Whole Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as

“Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as “Non-Control” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced Certificate Administrator” means with respect to (i) any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the applicable Servicing Shift Date, the certificate administrator under the related Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the related Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes And Non-Control Notes” below.

“Non-Serviced Directing Certificateholder” means with respect to (i) any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the directing certificateholder (or equivalent) under the related Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the master servicer under the related Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled

“Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below that has a Non-Serviced Pari Passu Companion Loan and (ii) on and after the applicable Servicing Shift Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) on and after the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Non-Serviced PSA” means with respect to (i) any Non-Serviced Whole Loan, the related pooling and servicing agreement identified under the column entitled “Transaction/Pooling Agreement” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above and (ii) any Servicing Shift Whole Loan on and after the applicable Servicing Shift Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means with respect to (i) any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the special servicer under the related Servicing Shift PSA.

“Non-Serviced Trustee” means with respect to (i) any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu Whole Loans and (ii) on and after the related Servicing Shift Date, the related Servicing Shift Whole Loans.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Other Special Servicer” means with respect to each Serviced Whole Loan, the special servicer appointed under the related Other PSA.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Pari Passu Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the

Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) prior to the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Serviced Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, and (ii) prior to the applicable Servicing Shift Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Companion Loan” means each of the Companion Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to any Servicing Shift Whole Loan, on and after the applicable Servicing Shift Date, the pooling and servicing agreement governing the securitization of the related Control Note.

“Servicing Shift Date” means with respect to each Servicing Shift Whole Loan, the date on which the related Control Note is securitized.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“WFCM 2019-C50 PSA” means the pooling and servicing agreement governing the servicing of the Hilton at University Place Whole Loan.

The table entitled “Whole Loan Summary” under “Summary of Terms—The Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor and initial directing party under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)
Nova Place	Serviced	Note A-1	Control	$71,000,000	WFCM 2019-C51
		Note A-2	Non-Control	$49,000,000	Wells Fargo Bank, National Association
		Note A-3	Non-Control	$20,000,000	Wells Fargo Bank, National Association
188 Spear Street	Servicing Shift	Note A-1	Non-control	$47,000,000	WFCM 2019-C51
		Note A-2	Control	$60,000,000	Barclays Capital Real Estate Inc.(2)
		Note A-3	Non-control	$18,000,000	Barclays Capital Real Estate Inc.
450-460 Park Avenue South	Serviced	Note A-1	Control	$45,000,000	WFCM 2019-C51
		Note A-2	Non-Control	$30,000,000	Wells Fargo Bank, National Association
El Con Center	Serviced	Note A-1	Control	$45,000,000	WFCM 2019-C51
		Note A-2	Non-Control	$18,000,000	Rialto Mortgage Finance, LLC
Shetland Park	Serviced	Note A-1	Control	$45,000,000	WFCM 2019-C51
		Note A-2	Non-Control	$13,000,000	Rialto Mortgage Finance, LLC
ExchangeRight Net Leased Portfolio #27	Serviced	Note A-1	Control	$41,000,000	WFCM 2019-C51
		Note A-2	Non-Control	$10,050,000	Barclays Capital Real Estate Inc.
The Chantilly Office Portfolio	Servicing Shift	Note A-1	Non-Control	$22,350,000	WFCM 2019-C51
		Note A-2	Control	$14,000,000	UBS AG, New York Branch(2)
		Note A-3	Non-Control	$10,000,000	UBS AG, New York Branch
CIRE Equity Retail & Industrial Portfolio	Servicing Shift	Note A-1	Control	$30,000,000	Deutsche Bank AG, New York Branch(2)
		Note A-2	Non-Control	$25,000,000	Deutsche Bank AG, New York Branch
		Note A-3	Non-Control	$22,160,000	Deutsche Bank AG, New York Branch
		Note A-4	Non-Control	$22,000,000	WFCM 2019-C51
		Note A-5	Non-Control	$20,000,000	UBS AG, New York Branch
		Note A-6	Non-Control	$9,440,000	UBS AG, New York Branch
Patuxent Crossing	Non-Serviced	Note A-1	Control	$20,000,000	BBCMS 2019-C3
		Note A-2	Non-Control	$16,575,000	WFCM 2019-C51
Hilton at University Place	Non-Serviced	Note A-1	Control	$35,000,000	WFCM 2019-C50
		Note A-2	Non-Control	$11,000,000	WFCM 2019-C51
Wolverine Portfolio	Non-Serviced	Note A-1	Non-Control	$10,000,000	WFCM 2019-C50
		Note A-2	Non-Control	$10,000,000	WFCM 2019-C50
		Note A-3	Control	$10,000,000	BBCMS 2019-C3
		Note A-4	Non-Control	$5,000,000	BBCMS 2019-C3
		Note A-5	Non-Control	$5,000,000	WFCM 2019-C50
		Note A-6	Non-Control	$5,000,000	BBCMS 2019-C3
		Note A-7	Non-Control	$5,000,000	BBCMS 2019-C3
		Note A-8	Non-Control	$5,000,000	BBCMS 2019-C3

Mortgage Loan	Mortgage Loan Type	Note Name	Control Note/ Non-Control Note	Original Principal Balance	Note Holder(1)
		Note A-9	Non-Control	$2,000,000	WFCM 2019-C51
		Note A-10	Non-Control	$2,000,000	WFCM 2019-C51

(1)	Unless otherwise indicated, each note not currently held by a securitization trust is expected to be contributed to a future securitization. No assurance can be provided that any such note will not be split further.

(2)	On and after the securitization of the related Control Note, this Servicing Shift Whole Loan will be serviced under the pooling and servicing agreement for such securitization. The master servicer and special servicer for such securitization will be identified in a notice, report or statement to holders of the WFCM 2019-C51 certificates after the closing of such securitization.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Whole Loan) prior to the related Servicing Shift Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited (except with respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan, for which the related Intercreditor Agreement does not limit the transfer of more than 49% of the beneficial interest of any such promissory note) unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA (or, in certain cases, any sale by a securitization trust).

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other Than Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Whole Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each such Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consultation rights described below; provided, that (other than with respect to the 188 Spear Street and ExchangeRight Net Leased Portfolio #27 Mortgage Loans) if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the directing certificateholder for this securitization, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor, following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to such special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this section only applies to the period on or after the related Servicing Shift Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each related Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited (except with respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan, for which the related Intercreditor Agreement does not limit the transfer of more than 49% of the beneficial interest of any such promissory note) unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and/or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA (or, in certain cases, any sale by a securitization trust).

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. With respect to a Servicing Shift Whole Loan, on and after the related Servicing Shift Date, the related Controlling Holder will be the related Non-Serviced Directing Certificateholder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan in a manner that is substantially similar to the rights of the directing certificateholder for this securitization, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that (other than with respect to the 188 Spear Street and Patuxent

Crossing Mortgage Loans) if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the operating advisor, following the occurrence and during the continuance of a Consultation Termination Event, will be entitled to exercise the consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, in respect of the applicable major decision.

Such consultation right will generally expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned typical ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will generally have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. § 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in June 2019 and ending on the hypothetical Determination Date in July 2019. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Rialto Mortgage Finance, LLC, Wells Fargo Bank, National Association, Barclays Capital Real Estate Inc., UBS AG, New York Branch, C-III Commercial Mortgage LLC, C-III Mortgage Funding LLC and UnionCapitalFunding LLC, are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from UBS AG, New York Branch, Wells Fargo Bank, National Association, Rialto Mortgage Finance, LLC, Barclays Capital Real Estate Inc. and C-III Commercial Mortgage LLC on or about July 11, 2019 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Lennar Corporation (“Lennar”). The executive offices of Rialto Mortgage are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Wells Fargo Bank is the purchaser under a repurchase agreement with Rialto Mortgage Finance, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the Cut-off Date, approximately $146,510,454. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated, co-originated or acquired from an unaffiliated third party by Rialto Mortgage. This is the sixty-sixth (66th) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately $712 million, $1.49 billion, $2.41 billion, $1.93 billion, $1.66 billion and $1.32 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014, 2015, 2016, 2017 and 2018, respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated or acquired by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probable maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to fourteen (14) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 6, 2019. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including April 1, 2016 to and including March 31, 2019, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Rialto Mortgage nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Rialto

Mortgage or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities,

LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicer in structuring securitizations in which it is a sponsor, a mortgage loan seller and an originator. For the twelve-month period ended December 31, 2018, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $5.8 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 2,132 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $42.1 billion, which were included in 132 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicer, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to the depositor by Wells Fargo Bank for deposit into the trust fund (the “Wells Fargo Bank Mortgage Loans”).

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. No Wells Fargo Mortgage Loan to be included in the trust fund has been co-originated as described in this paragraph. From time to time, Wells Fargo Bank acquires mortgage loans originated by third parties and deposits such mortgage loans into securitization trusts. None of the Wells Fargo Bank Mortgage Loans included in this securitization was originated by a third party.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from April 1, 2016 to March 31, 2019 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)
Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	24.52	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	24.52	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	57.42
CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	86,311,631.00	57.42

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(11)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,763,333.00	2.55	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63		100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	22,763,333.00	2.56	0	0.00	0.00

WFBRS Commercial Mortgage Trust 2014-C22, Commercial Mortgage Pass-Through Certificates, Series 2014-C22		Wells Fargo Bank, National Association	34	660,152,359.00	44.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 1616666		The Royal Bank of Scotland	18	311,373,307.00	20.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Rialto Mortgage Finance, LLC	21	158,381,467.00	10.65	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Prudential Mortgage Capital Company, LLC	9	109,719,609.00	7.38	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		NCB, FSB	20	67,614,088.00	4.55	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		C-III Commercial Mortgage LLC	17	63,291,423.00	4.25	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Basis Real Estate Capital II, LLC(12)	6	58,594,540.00	3.94	1	15,371,874.00	1.06	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.09	0	0.00	0.00	1	15,348,545.00	1.09
		Walker & Dunlop Commercial Property Funding I WF, LLC	4	58,473,000.00	3.93	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			73	1,487,599,794.00	100.00	1	15,371,874.00	1.06	0	0.00	0.00	0	0.00	0.00	1	15,348,545.00	1.09	0	0.00	0.00	1	15,348,545.00	1.09

Commercial Mortgages Asset Class Total			628	9,599,281,621.61		2	38,371,874.00		0	0.00		0	0.00		1	15,348,545.00		2	36,450,338.00		2	101,660,176.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer withdrew its repurchase demand on August 15, 2017.

(12)	CWCapital Asset Management LLC, as special servicer for Loan No. 22, Alpha Health Center, claimed in a letter dated December 19, 2017, that Basis Real Estate Capital II, LLC (“Basis”) breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a lawsuit that was filed against the sponsor of 300 E. Pulaski, LLC (the “Borrower”). On February 7, 2018, Basis rejected the claim for breach of representation or warranty for several reasons including (i) the lawsuit was filed after Basis had already conducted its due diligence on the Borrower and the sponsor of the Borrower and (ii) the lawsuit in question was served on the sponsor of the Borrower after Basis had originated the Alpha Health Center Loan. Basis has requested that the special servicer rescind its repurchase demand.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from January 1, 2019 through March 31, 2019 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on May 14, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on May 14, 2019, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on June 11, 2019, Barclays or its affiliates were the loan sellers in approximately 121 commercial mortgage-backed securitization transactions. Approximately $34.3 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and through June 11, 2019.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2019	$2,056,096,250
2018	$3,937,789,900
2017	$4,971,606,254
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on May 6, 2019 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Barclays or its affiliates may retain or own in the future certain classes. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

UBS AG, New York Branch

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated, co-originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch has previously securitized an aggregate of approximately $6,051,193,630 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated, co-originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute for a Qualified Substitute Mortgage Loan, or make a Loss of Value Payment, as the case may be. See “Description of the Mortgage Loan Purchase Agreements”.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated and in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on May 10, 2019. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including March 31, 2019, the following table provides information regarding demand, repurchase and replacement history reported by UBS AG, New York Branch.

Name of Issuing Entity	Check if Registered	Name of Originator(1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	©	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	®	(s)	(t)	(u)	(v)	(w)	(x)
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2017-C1	X	UBS AG, New York Branch	17	311,792,500.00	32.5%	1	4,100,000.00	0.4%	1	4,100,000.00	0.4%	0	—	0.0%	0	—	0.0%		—	0.0%	0	—	0.0%

1.	Certain Information. Certain information may have been omitted from this table because it was unknown and not available to UBS AG, New York Branch (the “securitizer”) without unreasonable effort or expense. The securitizer believes that it has substantially complete information based on its own records and confirmation from appropriate third parties to the extent such confirmation could be obtained.

The securitizer has reported only on pool assets (i) which were the subject of new demands during the reporting period or (ii) which were the subject of demands previously reported by the securitizer, where such demands had a change in status during the reporting period.

2.	Name of Originator. For purposes of the data presented in the table, the “originator” may be the party in whose name the loan was originated or may be such other party as provided final loan approval based on its own underwriting criteria or from whom the loan was purchased.

3.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance at Time of Securitization. The number of loans shown under the column “Total Assets in ABS by Originator” is the number of loans for such originator, issuing entity or total asset pool, as applicable, at the time of securitization. The “Principal Balance at Time of Securitization” shown under such column is the aggregate principal balance of the applicable loans at the time of securitization. The “Percentage of Principal Balance at Time of Securitization” for each originator has been calculated by dividing the Principal Balance at Time of Securitization of the pool assets of the applicable originator by the Principal Balance at Time of Securitization of all pool assets for the related issuing entity.

4.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance for Assets That Were Subject of Demand and Other Columns. The number of loans shown under the column “Assets That Were Subject of Demand” and each column to the right of such column is the number of loans in the applicable category of repurchase/replacement demand activity (each, a “Demand Category”) as to which there was a new demand or change of status of a previously reported demand during the reporting period plus the number of loans in the applicable Demand Category during the reporting period which were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period.

The “Outstanding Principal Balance at End of Reporting Period” shown in such columns identified in the first paragraph of this footnote 4 is the outstanding principal balance of the loans in the applicable Demand Category at the end of the reporting period, adjusted to include loans in the applicable Demand Category that were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period at the outstanding principal balance of such loans at the end of the month immediately prior to such repurchase, replacement or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

The “Percentage of Principal Balance at End of Reporting Period” for each originator was calculated by dividing (i) the Outstanding Principal Balance at End of Reporting Period of the loans in the applicable Demand Category, by (ii) the outstanding principal balance of the entire asset pool (or applicable portion thereof) as of the last day of the reporting period, adjusted to include loans that were included in such asset pool (or applicable portion thereof) at the date of securitization but were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period, with such loans included at their principal balance at the end of the month immediately prior to such repurchase, replacement, prepayment or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).

5.	Assets That Were Subject of Demand. For purposes of the data presented in the table, a “demand” is a clear request for enforcement of an obligation to repurchase or replace a specified loan.

The table includes all loans that were the “Subject of Demand” and as to which there was a new demand or change of status of a previously reported demand during the reporting period. A loan is considered to be “Subject of Demand” until (i) repurchase or replacement of such loan, (ii) the making of an indemnity payment to the related securitization trust rather than repurchasing the loan because the loan had already been liquidated at the time of payment and therefore was not available to be repurchased or replaced (an “indemnity payment”) or (iii) withdrawal or rejection of the related demand as described in footnotes 9 and 10 below.

In the event that multiple repurchase/replacement demands have been received with respect to a single loan, such demands have been reported as a single demand.

6.	Assets That Were Repurchased or Replaced. This data field is intended to capture pool assets that were the subject of a repurchase/replacement demand (i) which have been repurchased or (ii) for which an indemnity payment has been made.

The securitizer has reason to believe that certain indemnity payments may have been made by originators that could not be definitively identified and, therefore, these indemnity payments have not been included under the column “Assets That Were Repurchased or Replaced.” In any event, the securitizer has reason to believe that the outstanding principal balance of loans that were the subject of such indemnity payments is immaterial when compared to the outstanding principal balance, in the aggregate, of all loans subject to repurchase, replacement or indemnity payments.

7.	Assets Pending Repurchase or Replacement. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such loan is pending repurchase or replacement within the applicable cure period or (ii) an agreement as to the obligation to repurchase or replace has been reached between the securitizer and the party making the demand but such repurchase or replacement or related indemnity payment is subject to satisfaction of certain conditions or otherwise has not been completed as of the end of the reporting period.

8.	Demand in Dispute. This data field is intended to capture any pool asset that was the subject of a demand (i) for which the securitizer has not yet made a final determination regarding the status of such loan as of the end of the reporting period, (ii) for which the securitizer purchased such loan from an extant originator/seller and has relayed the demand to such originator/seller in accordance with the terms of the originator/seller’s repurchase/replacement obligations in its purchase contract with the securitizer and such originator/seller has not yet made a final determination, (iii) where such demand is currently the subject of insolvency proceedings or (iv) where such demand is currently the subject of litigation (including certain loans that were previously reported under other categories).

9.	Demand Withdrawn. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such demand was the subject of litigation that resulted in settlement or (ii) such demand was rescinded by the party making the demand.

10.	Demand Rejected. This data field is intended to capture any reportable pool asset that was the subject of a demand which was not rescinded by the party making the demand but (i) for which the securitizer determined that such demand was without merit, was invalid or did not specifically allege a breach of any particular representation or warranty or (ii) such demand was rejected by the party to whom the demand was made or relayed.

Retained Interests in This Securitization

As of the Closing Date, neither UBS AG, New York Branch nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—UBS AG, New York Branch” has been provided by UBS AG, New York Branch.

C-III Commercial Mortgage LLC

General

C-III Commercial Mortgage LLC (“C-III CM”) is a sponsor of, and a seller of certain Mortgage Loans (the “C-III CM Mortgage Loans”) into, the securitization described in this prospectus. C-III CM is a limited liability company organized under the laws of the State of Delaware on June 9, 2010. C-III Capital Partners LLC (“C-III Parent”), a Delaware limited liability company, is the sole member of C-III CM.

C-III Parent is a privately-held commercial real estate company that commenced operations in March of 2010. C-III Parent, together with its direct and indirect subsidiaries, including C-III CM, are collectively referred to herein as the “C-III Capital Group”. The C-III Capital Group is engaged in a broad range of activities, including principal investment, loan origination, CDO management, fund management and primary and special loan servicing. The principal place of business of the C-III Capital Group is located at 5221 N. O’Connor Blvd., Suite 800, Irving, Texas 75039.

C-III CM originates, and acquires from affiliated and unaffiliated third party originators, multifamily, manufactured housing community and commercial mortgage loans and mezzanine loans throughout the United States. Acquired loans may have been originated using underwriting guidelines not established by C-III CM.

The following table sets forth information with respect to originations and securitizations of fixed-rate multifamily, manufactured housing community and commercial mortgage loans by C-III CM during the calendar years 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018 and the first calendar quarter of 2019.

Originations and Securitizations of Fixed-Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	Originations(1)		Securitizations(2)
	No. of Loans	Approximate Aggregate Principal Balance at Origination	No. of Loans	Approximate Aggregate Principal Balance at Securitization
2010(3)	5	$30,090,000	0	$0
2011	35	$195,668,500	30	$181,834,330
2012	79	$365,601,000	72	$326,672,918
2013	117	$505,529,000	122	$540,435,224
2014	114	$539,760,700	97	$508,254,819
2015	138	$679,606,000	139	$629,232,102

2016	57	$254,050,500	68	$367,678,223
2017	51	$243,645,500	44	$217,113,867
2018	48	$235,111,939	57	$253,535,895
2019(4)	8	$46,120,000	8	$43,407,589

(1)	Includes mortgage loans that were originated by a correspondent, re-underwritten by C-III CM and acquired by C-III CM at or about the time of origination.

(2)	Excludes mortgage loans sold to issuers of collateralized debt obligations managed or administered by an affiliate of C-III CM.

(3)	C-III CM was organized on June 9, 2010.

(4)	Only for the period through March 31, 2019.

C-III Asset Management LLC, a wholly-owned subsidiary of C-III Parent, acts as the servicer of the multifamily, manufactured housing community and commercial mortgage loans that C-III CM and C-III MF (as defined below) own pending the securitization or other disposition of those loans.

Wells Fargo Central Pacific Holdings, Inc. (which is an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC) is an investor in C-III Parent and, as such, holds a less than 10% indirect equity interest in C-III CM. In addition, Wells Fargo Bank provides short-term warehousing of mortgage loans originated or acquired by C-III CM, indirectly through a repurchase facility between Wells Fargo Bank and a wholly-owned subsidiary of C-III CM, C-III Mortgage Funding LLC (“C-III MF”). C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility. All of the C-III CM Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $81,701,901 (11.2%), are currently (or, as of the Closing Date for this securitization, are expected to be) subject to such repurchase facility. C-III CM intends to use the proceeds from its sale of the C-III CM Mortgage Loans to the depositor to, among other things, reacquire the warehoused C-III CM Mortgage Loans through its wholly-owned subsidiary from Wells Fargo Bank, free and clear of any liens. Wells Fargo Bank acts (or, as of the Closing Date, is expected to act) as interim custodian for the loan files with respect to all of the C-III CM Mortgage Loans prior to securitization, which have an aggregate Cut-off Date Balance of approximately $81,701,901 (11.2%).

In addition, C-III CM or C-III MF is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to all of the C-III CM Mortgage Loans, which have an aggregate Cut-off Date Balance of approximately $81,701,401 (11.2%). Those hedging arrangements will terminate upon the pricing of such Mortgage Loans in connection with the transfer thereof to this securitization transaction.

Based on unaudited consolidated financial statements, as of March 31, 2019, C-III CM and its wholly-owned subsidiaries had total assets of approximately $498.66 million, total liabilities of approximately $312.99 million and total member’s equity of approximately $185.68 million. However, C-III Parent is currently exploring strategic alternatives for C-III CM which may include the reconstitution of the mortgage origination platform apart from C-III Capital Group. In any event, C-III Parent has decided to take actions with respect to C-III CM that involve the substantial reduction in the assets and net worth of C-III CM by year end 2019 and may result in the ultimate wind down of the existing entity. In light of the foregoing, C-III Parent will guarantee payment in connection with the performance by C-III CM of its repurchase and other obligations with respect to any C-III CM Mortgage Loans as to which there are uncured Material Defects. Although C-III Parent cannot predict the future with certainty, it anticipates that, even with the changes in C-III CM’s business, C-III Parent and its consolidated subsidiaries will have as of year end 2019 total assets and total members’ equity at least equal to the total assets and total member’s equity of C-III CM as of March 31, 2019. However, there can be no assurance that C-III Parent will maintain sufficient assets to satisfy its obligations under the guarantee throughout the entire life of the C-III CM Mortgage Loans.

In connection with commercial mortgage securitization transactions, C-III CM will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, C-III CM works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria. In connection with contributing mortgage loans to a securitization, C-III CM will make certain loan-level representations and warranties, will undertake certain loan document delivery requirements and will undertake certain obligations to repurchase or replace mortgage loans affected by uncured material breaches of those representations and warranties and/or document delivery requirements or make loss of value payments in connection therewith.

C-III CM’s Underwriting Guidelines and Processes

Set forth below is a discussion of general underwriting guidelines and processes with respect to multifamily, manufactured housing community and commercial mortgage loans originated by C-III CM for securitization. Any mortgage loans originated by C-III MF for securitization and acquired by C-III CM will have been originated in accordance with substantially similar guidelines and processes.

Notwithstanding the discussion below, given the unique nature of multifamily, manufactured housing community and commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily, manufactured housing community or commercial mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily, manufactured housing community or commercial mortgage loan originated by C-III CM will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular C-III CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus. In certain circumstances, due diligence reports and assessments of the type described below that were obtained with respect to any C-III CM Mortgage Loan may have been prepared by an affiliate of C-III CM (e.g., an affiliate that is in the business of being a title agent or a zoning consultant).

A.     Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each multifamily, manufactured housing community and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

B.     Loan Approval. Prior to commitment, each multifamily, manufactured housing community and commercial mortgage loan to be originated must be approved by a loan committee that includes senior executives of C-III Parent. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

C.    Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, C-III CM’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by C-III CM and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily, manufactured housing community or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

D.    Additional Debt. Certain mortgage loans originated by C-III CM may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the C-III Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

E.   Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective multifamily, manufactured housing community or commercial mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective multifamily, manufactured housing community or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, the repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by C-III CM in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

F.       Title Insurance. The borrower is required to provide, and C-III CM or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey. In some cases, the title insurance agent may be an affiliate of C-III CM.

G.       Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), C-III CM typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements on the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months; and (iii) insurance coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance).

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material borrower-owned improvements and the seismic report indicates that the probable maximum loss (“PML”) is greater than 20%.

H.       Zoning and Building Code Compliance. In connection with the origination of a multifamily, manufactured housing community or commercial mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some circumstances, zoning reports may be provided by an affiliate of C-III CM.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, C-III CM may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, C-III CM does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, C-III CM may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

I.       Escrow Requirements. Generally, C-III CM requires most borrowers to fund escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily, manufactured housing community and commercial mortgage loan originated by C-III CM. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the mortgage loan documents which may include, but not be limited to, achieving of leasing goals, achieving a specified debt service coverage ratio or satisfying other conditions.

Furthermore, C-III CM may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, C-III CM may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by C-III CM are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the borrower for the payment of taxes, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy that covers the related mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or to reimburse the borrower for the payment of insurance premiums or is permitted to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, franchisor or unaffiliated property manager, if applicable) is obligated to maintain the insurance, (v) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager, or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence or during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if C-III CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C-III CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of certain escrows collected with respect to the C-III CM Mortgage Loans, please see Annex A-1 to this prospectus.

C-III CM Mortgage Loans Originated by Parties Other Than C-III CM and its Affiliates

The Rolling Oaks MHP Mortgage Loan (0.2%) was originated by UnionCapitalFunding LLC and was acquired by C-III CM from the originator at or about the time of origination. In connection with its acquisition thereof, C-III CM re-underwrote such Mortgage Loan to confirm whether it complied with the underwriting guidelines described above.

C-III CM or C-III MF originated each of the other C-III CM Mortgage Loans.

Exceptions

Notwithstanding the discussion under “—C-III CM’s Underwriting Guidelines and Processes” above, one or more of the C-III CM Mortgage Loans may vary from, or do not comply with, C-III CM’s underwriting guidelines described above. In addition, in the case of one or more of the C-III CM Mortgage Loans, C-III CM or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to C-III CM’s underwriting guidelines described above in respect of the C-III CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which C-III CM is the Sponsor

A.       Overview. C-III CM has conducted a review of the C-III CM Mortgage Loans in connection with the securitization described in this prospectus. C-III CM determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the C-III CM Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of C-III CM with the assistance of certain third parties. C-III CM has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the C-III CM Mortgage Loans that are being sold to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the C-III CM Mortgage Loans (rather than relying on sampling procedures).

B.       Data Tape. To prepare for securitization, C-III CM created a data tape of loan-level and property-level information, and prepared an asset summary report, relating to each C-III CM Mortgage Loan. The data tape and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by C-III CM or a third party originator during the underwriting process. After origination of each C-III CM Mortgage Loan, C-III CM may have updated the information in the data tape and the related asset summary report with respect to such C-III CM Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of C-III CM. Such updates were not intended to be, and do not serve as, a re-underwriting of any C-III CM Mortgage Loan. The C-III CM data tape was used by C-III CM to provide the numerical information regarding the C-III CM Mortgage Loans in this prospectus.

C.       Data Comparisons and Recalculation. The depositor, on behalf of C-III CM, engaged a third party accounting firm to perform certain data comparison and recalculation procedures that were designed or provided by C-III CM, relating to information in this prospectus regarding the C-III CM Mortgage Loans. These procedures included:

●	comparing the information in the C-III CM data tape against various source documents obtained or provided by C-III CM;

●	comparing numerical information regarding the C-III CM Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the C-III CM data tape; and

●	recalculating certain percentages, ratios and other formulae relating to the C-III CM Mortgage Loans disclosed in this prospectus.

D.       Legal Review. C-III CM engaged various law firms to conduct certain legal reviews of the C-III CM Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization, lender’s origination counsel for each C-III CM Mortgage Loan reviewed a set of securitization representations and warranties provided by C-III CM and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the C-III CM Mortgage Loans. Such assistance included, among other things, a review of (i) the C-III CM data tape, (ii) C-III CM’s asset summary report or credit memorandum for each C-III CM Mortgage Loan, (iii) certain reports or other written confirmations from origination or other counsel identifying the existence, or confirming the absence, of representation and warranty exceptions relating to certain C-III CM Mortgage Loans, (iv) a due diligence questionnaire completed by C-III CM with respect to the C-III CM Mortgage Loans, and (v) select provisions in certain mortgage loan documents with respect to certain of the C-III CM Mortgage Loans.

E.       Other Review Procedures. With respect to any material pending litigation of which C-III CM was aware at the origination or acquisition, as applicable, of any C-III CM Mortgage Loan, C-III CM requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If C-III CM became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any C-III CM Mortgage Loan, C-III CM obtained information on the status of the related Mortgaged Property from the related borrower to confirm no material damage to the related Mortgaged Property.

C-III CM also reviewed the C-III CM Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any C-III CM Mortgage Loan materially deviated from the underwriting guidelines set forth under “—C-III CM’s Underwriting Guidelines and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

F.       Findings and Conclusions. C-III CM found and concluded with reasonable assurance that the disclosure regarding the C-III CM Mortgage Loans in this prospectus is accurate in all material respects. C-III CM also found and concluded with reasonable assurance that, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, none of the C-III CM Mortgage Loans were originated with any material exceptions to C-III CM’s origination procedures and underwriting criteria described above.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, C-III CM filed its most recent Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on January 31, 2019. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of C-III CM is 0001541214. For the period from and including April 1, 2016 to and including March 31,

2019, C-III CM does not have any activity to report as required by Rule 15Ga-1, with respect to the repurchase and replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of June 14, 2019, neither C-III CM nor any of its affiliates has committed or is required to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that C-III CM’s affiliate, C-III Asset Management LLC, is expected to be the special servicer for this securitization and, as such, would be entitled to special servicing compensation. However, C-III CM and its affiliates are not restricted from retaining any certificates and may, prior to the Closing Date, determine that they wish to acquire certain certificates in connection with the initial issuance thereof. In addition, C-III CM and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates (whether acquired on or after the Closing Date) at any time.

The information set forth under this “—C-III Commercial Mortgage LLC” subsection has been provided by C-III CM.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2019-C51 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer and the trustee may make Advances of delinquent monthly debt service payments and they and the special servicer may make Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and

Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2018, WTNA served as trustee on over 1,718 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $350 billion, of which approximately 451 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $296 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 259,000 employees as of December 31, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $476 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2018, Wells Fargo Bank was acting as custodian of more than 261,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For one CMBS transaction, the Corporate Trust Services Group of Wells Fargo Bank disclosed transaction-level noncompliance on its 2018Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for such transaction related to its CMBS bond administration function. An administrative error caused an underpayment to one class and a corresponding overpayment to another class on one distribution date in 2018. The affected distributions were revised to correct the error before the next distribution date.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. The settlement agreement is subject to court approval. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 57 RMBS trusts in New York federal and state court are not covered by the agreement.

With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank will act as the master servicer under the PSA. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization, is the current holder of one or more of the Nova Place Companion Loans and one or more of the 450-460 Park Avenue South Companion Loans, and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is (i) the trustee, certificate administrator and custodian under the BBCMS 2019-C3 PSA, which governs the servicing and administration of the Patuxent Crossing Whole Loan and the Wolverine Portfolio Whole Loan and (ii) the master servicer, certificate administrator and custodian under the WFCM 2019-C50 PSA, which governs the servicing and administration of the Hilton at University Place Whole Loan.

Wells Fargo Bank is the purchaser under repurchase agreements with each of Rialto Mortgage, UBS AG, New York Branch and C-III CM, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each of Rialto Mortgage and C-III CM, respectively, or in any such case by its respective affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regard to any Barclays Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates of Rialto Mortgage, including, prior to their inclusion in the issuing entity, some or all of the Rialto Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regard to any Rialto Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regard to any Wells Fargo Bank Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the issuing entity. Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2016	As of 12/31/2017	As of 12/31/2018	As of 3/31/2019
By Approximate Number:	31,128	30,017	30,491	30,614
By Approximate Aggregate Unpaid Principal Balance (in billions):	$506.83	$527.63	$569.88	$578.75

Within this portfolio, as of March 31, 2019, are approximately 22,143 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $450.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of March 31, 2019, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
Calendar Year 2018	$426,656,784,434	$509,889,962	0.12%
YTD Q1 2019	$431,760,008,326	$420,732,970	0.10%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated or ranked by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans in the US. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

The long-term issuer ratings of Wells Fargo Bank are “A+” by S&P, “Aa2” by Moody’s Investors Service, Inc. (“Moody’s”) and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code (“UCC”) searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing and tracking;

●	credit investigations and background checks; and

●	defeasance calculations.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans.

Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as the master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Neither Wells Fargo Bank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

C-III Asset Management LLC, a Delaware limited liability company (“C-III AM”), will initially be appointed to act as the special servicer (in such capacity, the “Special Servicer”) under the PSA. In such capacity, the Special Servicer will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties pursuant to the PSA. The principal place of business of C-III AM is located at 5221 N. O’Connor Blvd., Suite 800, Irving, Texas 75039.

C-III AM, a wholly owned subsidiary of C-III Capital Partners LLC, a Delaware limited liability company, provides primary and special loan servicing for third party portfolio owners, commercial mortgage backed securities trusts, CDOs, CLOs and C-III Capital Partners LLC and its affiliates. C-III AM has a special servicer rating of CSS2+ from Fitch and a rating of MOR CS1 from Morningstar. C-III AM is also on S&P’s Select Servicer list as a U.S. Commercial Mortgage Special Servicer and is ranked “STRONG” by S&P.

C-III AM has detailed policies and operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under C-III AM servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed and updated, as needed, annually. C-III AM also has a formal disaster recovery and business continuity plan, which is reviewed annually. In the past three years there have not been any material changes to C-III AM’s policies and procedures relating to the servicing function C-III AM will perform under the PSA for assets of the same types as are included in this transaction.

C-III AM will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or any Serviced Pari Passu Companion Loan or related subordinate companion loan. C-III AM may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans, Serviced Pari Passu Companion Loans, related subordinate companion loans or otherwise. To the extent that C-III AM has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the PSA and the Servicing Standard (as defined in “The Pooling and Servicing Agreement—Servicing Standard”).

There are, to the current actual knowledge of C-III AM, no special or unique factors of a material nature involved in special servicing the particular types of assets governed by the PSA, and C-III AM’s processes and procedures for the special servicing of such assets do not materially differ from the processes and procedures employed by C-III AM in connection with special servicing of commercial mortgage–backed securitization pools generally.

C-III AM has not been the subject of a servicer event of default or servicer termination event in any securitization transaction involving commercial or multifamily mortgage loans in which C-III AM was acting as special servicer as a result of any action or inaction of C-III

AM as special servicer, including as a result of C-III AM’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. C-III AM does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and therefore C-III AM believes its financial condition will not have a material impact on pool performance or performance of the Certificates.

From time to time, C-III AM is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. C-III AM does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

C-III AM (including predecessors) has acted as a special servicer for commercial and multifamily mortgage loans in commercial mortgage backed securities transactions since 2002. The table below contains information on the aggregate balances as of the respective calendar year ends of the portfolio of specially serviced commercial and multifamily mortgage loans and REO properties that were serviced by C-III AM as special servicer in commercial mortgage backed securities transactions from 2016 through April 30, 2019.

Portfolio Size – CMBS Special Servicing	2016	2017	2018	4/30/2019
Total	$9.4	$7.1	$3.7	$3.8

As of April 30, 2019, C-III Asset Management was the named special servicer for approximately 120 transactions, 116 of which are commercial mortgage-backed securities transactions representing approximately 1,523 first mortgage loans, with an aggregate stated principal balance of approximately $19,136,233,178.73. The remaining four (4) transactions are made up of one CDO, two CLO’s and one client, which is a third-party noteholder. The portfolio includes multifamily, office, retail, hospitality, industrial and other types of income-producing properties, located in the United States, and Puerto Rico. With respect to such transactions as of such date, the special servicer was administering approximately 200 assets with a stated principal balance of approximately $3,803,174,345.53. Each of these specially serviced assets is serviced in accordance with the applicable procedures set forth in the related servicing agreement that governs the asset. Since its (including predecessors’) inception in 2002 and through April, 2019, C-III Asset Management has resolved or has participated in the resolution of 4,427 total assets, including multifamily, office, retail, hospitality, industrial and other types of income-producing properties, with an aggregate principal balance of approximately $53,427,659,260.63.

C-III AM may enter into one or more arrangements with a Controlling Class Certificateholder, the Directing Certificateholder, a Pari Passu Companion Loan holder or any person with the right to appoint or remove and replace the Special Servicer to provide for a discount and/or revenue sharing with respect to certain of the Special Servicer’s compensation in consideration of, among other things, C-III AM’s appointment as Special Servicer under the PSA and any related Co-Lender Agreement and limitations on such person’s right to replace the Special Servicer.

C-III AM does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances C-III AM may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

C-III AM occasionally engages consultants to perform property inspections on a property and its local market. It currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction.

There are currently no legal proceedings pending against C-III AM, or to which any property of C-III AM is subject, that are material to the certificateholders and C-III AM has no actual knowledge of any such proceedings of this type contemplated by governmental authorities.

Neither C-III AM nor any of its affiliates will acquire at closing any certificates issued by the issuing entity or any other economic interest in this securitization. From time to time C-III AM’s affiliates acquire commercial mortgage-backed securities including in secondary market transactions. Affiliates of C-III AM may acquire certificates issued in this transaction in the future in one or more secondary market transactions. In addition, C-III AM will be the special servicer for this securitization as of the Closing Date and will be entitled to the special servicing compensation described in this prospectus. Any such party will have the right to dispose of any such certificates at any time.

C-III AM is an affiliate of C-III CM, a sponsor, a mortgage loan seller and an originator, and C-III MF, an originator.

The information set forth under this sub-heading “—The Special Servicer” regarding C-III AM has been provided by C-III AM.

For a description of any material affiliations, relationships and related transactions between C-III AM, in its capacity as special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer generally will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831. Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. Pentalpha Surveillance’s platform includes proprietary compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of March 31, 2019, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 169 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $159 billion. As of March 31, 2019, Pentalpha Surveillance was acting as asset representations reviewer for 56 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $52 billion.

Pentalpha Surveillance has not been operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor as the sole or a material factor in such rating action.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the Trust.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any of its property is the subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or the asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

General

This transaction is required to comply with the risk retention requirements of Section 15G of the Exchange Act (the “Credit Risk Retention Rules”) as they relate to commercial mortgage-backed securities. Wells Fargo Bank will act as the “retaining sponsor” (as defined in the Credit Risk Retention Rules, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement initially through the purchase by a “third party purchaser” (as defined in the Credit Risk Retention Rules, the “Third Party

Purchaser”), which is expected to be LD II Sub V, LLC, of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (collectively, the “Horizontal Risk Retention Certificates”), with an estimated aggregate initial Certificate Balance of $76,596,090 and representing approximately 5.03% of the aggregate fair value of the certificates (other than the Class R Certificates) as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). The Horizontal Risk Retention Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

None of the sponsors nor any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner prescribed by Article 6 of the EU Securitization Regulation. In particular, no such person undertakes to take any action for purposes of, or in connection with, compliance by any EU Institutional Investor with any applicable EU Risk Retention and Due Diligence Requirement. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirement of the EU Risk Retention and Due Diligence Requirement. Consequently, the certificates may not be a suitable investment for any EU Institutional Investor. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates” and “—EU Risk Retention and Due Diligence Requirements”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans

The sponsors have determined that 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

Third Party Purchaser

LD II Sub V, LLC, a Delaware limited liability company, is expected to purchase a portion of the initial controlling class certificates and will act as a Third-Party Purchaser. LD II Sub V, LLC is directly or indirectly wholly owned by Prime Finance Long Duration (B-Piece) II, L.P. and Prime Finance Long Duration (B-Piece) II (Parallel Entity), L.P., each a Delaware limited partnership (collectively, the (“Fund”). The Fund was formed primarily to acquire or invest in unrated or below investment-grade commercial mortgage backed securities and certain other investments. The Fund commenced operations on July 16, 2018, and has total investor capital commitments of $438.7 million to date. This will represent the Fund’s eleventh purchase of CMBS B-Piece Securities.

The Fund is advised by Prime Finance Advisor, L.P. (“Prime Finance”). Prime Finance is an experienced commercial real estate debt investor. The six members of the investment committee responsible for the Fund had an average of more than 26 years of real estate experience as of March 31, 2019. Funds advised by Prime Finance have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of March 31, 2019, funds advised by Prime Finance own approximately 193 separate real estate credit investments, including twenty-six (26) CMBS B-Piece Securities.

As of March 31, 2019, Prime Finance affiliates have originated or acquired over $12 billion of commercial real estate debt investments. Prime Finance is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Solely for its own purposes and benefit, LD II Sub V, LLC has completed an independent review of the credit risk of each mortgage loan. The review consisted of a review of the sponsors’ underwriting standards as provided by the sponsors, the collateral securing each mortgage loan and expected cash flows related to the mortgage loans. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors and was not independently verified by LD II Sub V, LLC. LD II Sub V, LLC performed its due diligence solely for its own benefit. LD II Sub V, LLC has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. LD II Sub V, LLC’s review and conclusions may not be relied upon by anyone else and may not be construed as an approval or endorsement of the sponsors’ underwriting standards or of any mortgage loan or any loan level disclosure in this prospectus. LD II Sub V, LLC makes no representations or warranties with respect to any such underwriting standards, information or disclosure and has not independently verified the truth or accuracy of any representations and warranties made by the sponsors or any other party to the transaction or any related documents.

LD II Sub V, LLC is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors and other third parties are not entitled to rely on in any way LD II Sub V, LLC’s due diligence or acceptance of a mortgage loan. The LD II Sub V, LLC’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan.

LD II Sub V, LLC will have no liability to any certificateholder for any actions taken by it and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, forever waives and releases any claims against LD II Sub V, LLC and such buyers, and their respective affiliates, in respect of such actions.

Horizontal Risk Retention Certificates

General

The Third Party Purchaser is expected to purchase the Horizontal Risk Retention Certificates, consisting of the classes of certificates identified in the table below.

Class of Horizontal Risk Retention Certificates	Expected Initial Certificate Balance	Estimated Range of Fair Values of the Horizontal Risk Retention Certificates (in $ and %)(1)	Expected Purchase Price(2)
Class E-RR	$25,532,000(3)	$12,772,063 / 1.59% - 1.80%(3)	50.0237%
Class F-RR	$18,237,000	$9,122,831 / 1.16% - 1.23%	50.0237%
Class G-RR	$7,295,000	$3,649,232 / 0.46% - 0.49%	50.0237%
Class H-RR	$25,532,090	$12,772,108 / 1.63% - 1.72%	50.0237%

(1)	The estimated fair value (expressed as a dollar amount) and estimated range of fair values (expressed as a percentage of the aggregate fair value of all of the certificates (other than the Class R Certificates)) of the Horizontal Risk Retention Certificates. The fair value of the Horizontal Risk Retention Certificates is not subject to a range and has been determined as described under “—Yield-Priced Principal Balance Certificates”. The fair value of the other Certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(2)	Expressed as a percentage of the expected initial Certificate Balance of each class of the Horizontal Risk Retention Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the Horizontal Risk Retention Certificates to be acquired by the Third Party Purchaser is approximately $38,316,235, excluding accrued interest.

(3)	The approximate initial Certificate Balance of the Class E-RR certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The Class E-RR certificates are expected to have an initial Certificate Balance that falls within a range of $23,708,000 and $28,267,000. The Class E-RR certificates are expected to have an estimated fair value that falls within a range of $11,859,630 and $14,140,213.

The aggregate fair value of the Horizontal Risk Retention Certificates is expected to be equal to or above 5.0% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates). The Retaining Sponsor estimates that, relying solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it is required to retain an eligible horizontal residual interest with an aggregate fair value dollar amount of between $37,188,045 and $39,269,771, representing 5.0% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the Horizontal Risk Retention Certificates that will be retained by the Third Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “—Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted upon receipt by the certificate administrator on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Material Terms of the Eligible Horizontal Residual Interest

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, net of specified servicing and administrative costs and expenses, will be distributed to the certificates in sequential order in accordance with their respective principal and interest entitlements (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any

Distribution Date, Realized Losses on the Mortgage Loans will be allocated first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C Certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective Certificate Balances, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in each case until the Certificate Balance of that class has been reduced to zero. See “Description of the Certificates—Distributions—Priority of Distributions” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

For a description of other material payment terms of the Classes of Yield-Priced Principal Balance Certificates identified in the table above in “—General”, see “Description of the Certificates”.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each class of Swap-Priced Principal Balance Certificates and each class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap-Priced Principal Balance Certificates and the Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated. Variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular class of certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads may tighten in the direction of the low estimate provided.

Swap-Priced Principal Balance Certificates

Based on the Structuring Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of this securitization based on when principal payments were required to be made under the terms of the underlying mortgage loan documents during each Collection Period and which classes of Swap-Priced Principal Balance Certificates would be entitled to receive principal payments based on the certificate payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the Scheduled Certificate Principal

Payments, the Retaining Sponsor calculated the weighted average life for each class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve

The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of estimated fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below titled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Tenor	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2YR	1.532%	1.939%	2.132%
3YR	1.469%	1.881%	2.117%
4YR	1.479%	1.875%	2.121%
5YR	1.514%	1.895%	2.141%
6YR	1.562%	1.932%	2.171%
7YR	1.609%	1.970%	2.201%
8YR	1.661%	2.014%	2.237%
9YR	1.708%	2.055%	2.271%
10YR	1.752%	2.094%	2.304%

Based on the swap yield curve, the Retaining Sponsor will determine for each class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Swap-Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap-Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.39%	0.44%	0.54%
Class A-2	0.47%	0.60%	0.72%
Class A-SB	0.67%	0.80%	0.92%
Class A-3	0.85%	0.95%	1.05%
Class A-4	0.87%	0.97%	1.07%
Class A-S	1.10%	1.25%	1.40%
Class B	1.25%	1.45%	1.75%
Class C	1.60%	1.80%	2.25%
Class D	2.25%	2.65%	3.25%

Discount Yield Determination

The discount yield (the “Discount Yield”) for each class of Swap-Priced Principal Balance Certificates is the sum of the Interpolated Yield for such class and the related credit spread established at pricing. For an expected range of estimated values for each class of Swap-Priced Principal Balance Certificates, see the table titled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of Swap-Priced Principal Balance Certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.877%	2.337%	2.661%
Class A-2	1.979%	2.492%	2.858%
Class A-SB	2.293%	2.782%	3.131%
Class A-3	2.593%	3.036%	3.348%
Class A-4	2.618%	3.060%	3.371%
Class A-S	2.849%	3.341%	3.702%
Class B	2.999%	3.541%	4.052%
Class C	3.349%	3.891%	4.552%
Class D	3.999%	4.741%	5.552%

Determination of Class Sizes

The Retaining Sponsor was provided credit support levels for each class of Swap-Priced Principal Balance Certificates by each Rating Agency. A credit support level for a particular class of Swap-Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Principal Balance Certificates that would be required to be subordinate to that class of Swap-Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, or a stipulation by the b-piece buyer, if applicable, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of Swap-Priced Principal Balance Certificates, or of the b-piece buyer, if applicable (the “Constraining Level”). In certain circumstances the Retaining Sponsor may have elected not to engage an NRSRO for particular Classes of Principal Balance Certificates, based in part on the credit support levels provided by that NRSRO. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The aggregate Certificate Balance for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus 0.30. The Certificate Balance for the Class A-S certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus such class’s Constraining Level, minus the percentage of the Initial Pool Balance represented by the aggregate Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 Certificates. For each other subordinate class of Swap-Priced Principal Balance Certificates, that class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference between the Constraining Level for the immediately senior class of Swap-Priced Principal Balance Certificates and such subordinate class’s Constraining Level.

Target Price Determination

The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates (other than the Class D Certificates) on the basis of the price (expressed as a percentage of the certificate balance of that class) that similar CMBS with similar credit ratings, similar average lives, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100%
Class A-2	103%
Class A-SB	103%
Class A-3	101%
Class A-4	103%
Class A-S	103%
Class B	103%
Class C	103%(1)

(1)	The Target Price may not be realized for the Class C Certificates if such class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of Swap-Priced Principal Balance Certificates in order to achieve the related Target Price for that class of Swap-Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price. With respect to the Class D Certificates, the Retaining Sponsor determined the Assumed Certificate Coupon to be 3.000%, which was set based on expected market demand for the Class D and Class X-D Certificates. The Assumed Certificate Coupon for each class of Swap-Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the estimated range of Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	1.897%	2.361%	2.686%
Class A-2	2.642%	3.163%	3.535%
Class A-SB	2.747%	3.242%	3.595%
Class A-3	2.707%	3.149%	3.460%
Class A-4	2.960%	3.407%	3.720%
Class A-S	3.193%	3.690%	4.053%
Class B	3.344%	3.891%	4.400%
Class C	3.697%	4.244%	4.667%(1)
Class D	3.000%	3.000%	3.000%

(1)	Expected to accrue interest at the WAC Rate.

Determination of Swap-Priced Expected Price

Based on the Assumed Certificate Coupons, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the certificate balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Interest-Only Certificates

Based on the Structuring Assumptions and assuming a 100% CPY prepayment rate, the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each class of certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents and the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”. On the basis of the periodic reduction in the Notional Amount of each Class of Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Interest-Only Certificates.

Treasury Yield Curve

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of estimated fair value for the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below titled “Range of Treasury Yield Curve Values”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Interest-Only Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yield Curve Values

Tenor	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7YR	1.662%	2.011%	2.231%
10YR	1.791%	2.136%	2.333%

Based on the treasury yield curve, the Retaining Sponsor will determine for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’s weighted average life, by using a linear interpolation using treasury yield curves with 7 and 10 year maturity if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination

The Retaining Sponsor determined the credit spread for each class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such class of Interest-Only Certificates as of the date of this prospectus. The actual credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then-current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates based on the Retaining Sponsor’s experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.15%	1.35%	1.75%
Class X-B	1.15%	1.35%	1.75%
Class X-D	1.15%	1.35%	1.75%

Discount Yield Determination

Discount Yield for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread. For an expected range of values for each class of Interest-Only Certificates, see the table titled “Range of Discount Yields for the Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.883%	3.430%	4.037%
Class X-B	2.927%	3.473%	4.072%
Class X-D	2.927%	3.473%	4.072%

Determination of Scheduled Certificate Interest Payments

Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments for each scenario for each Class of Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of that class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons. The lower the Assumed Certificate Coupon for the Principal Balance Certificates, the higher the corresponding Interest-Only Expected Price for a class of certificates will be, therefore, the low range of estimated fair values of the Interest-Only Certificates will correspond to the high range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates and correspondingly, the high range of estimated fair values of the Interest-Only Certificates will correspond to the low range of the estimate of Assumed Certificate Coupons for the Principal Balance Certificates.

Yield-Priced Principal Balance Certificates

The Yield-Priced Principal Balance Certificates are anticipated to be acquired by the Third Party Purchaser based on a targeted discount yield of 14.2000% (inclusive of agreed upon price adjustments, if applicable) for each class of Yield-Priced Principal Balance Certificates, an Assumed Certificate Coupon equal to the WAC Rate for each class of Yield-Priced Principal Balance Certificates, the Structuring Assumptions and 0% CPY, each as agreed to among the sponsors and the Third Party Purchaser.

Determination of Class Size

The Retaining Sponsor determined the Certificate Balance of each class of Yield-Priced Principal Balance Certificates in the same manner described above under “—Determination of Amount of Required Horizontal Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Class Sizes”.

Determination of Yield-Priced Expected Price

Based on the Assumed Certificate Coupons, the targeted discount yield and the Scheduled Certificate Principal Payments for each class of Yield-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield.

Calculation of Estimated Fair Value

Based on the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, the Retaining Sponsor determined the estimated fair value of each class of certificates by multiplying the range of the Swap-Priced Expected Prices, the Interest-Only Expected Prices and the Yield-Priced Expected Prices, as applicable, by the related Certificate Balance or Notional Amount. The Retaining Sponsor determined the range of estimated fair values for each class of certificates based on the low estimate and high estimate of expected prices.

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Estimate of Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$ 22,388,530	$22,388,857	$22,388,682
Class A-2	$ 46,853,655	$46,851,911	$46,852,623
Class A-SB	$ 30,314,361	$30,313,899	$30,313,899
Class A-3(1)	$ 201,996,134	$201,986,650	$201,995,456
Class A-4(1)	$ 219,709,918	$219,714,454	$219,711,335
Class X-A	$ 36,004,062	$48,894,573	$67,466,624
Class X-B	$ 2,949,043	$7,205,465	$13,106,699
Class A-S	$ 63,862,918	$63,863,919	$63,862,883
Class B	$ 37,551,229	$37,565,722	$37,565,530
Class C	$ 31,969,804	$32,871,690	$32,869,934
Class X-D(2)	$ 1,696,161	$1,510,100	$1,190,862
Class D(2)	$ 11,061,287	$10,248,207	$8,386,502
Class E-RR(3)	$ 11,859,630	$12,772,063	$14,140,213
Class F-RR	$ 9,122,831	$9,122,831	$9,122,831
Class G-RR	$ 3,649,232	$3,649,232	$3,649,232
Class H-RR	$ 12,772,108	$12,772,108	$12,772,108

(1)	The approximate initial Certificate Balances of the Class A-3 and Class A-4 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. However, the respective initial Certificate Balances of the Class A-3 Certificates are expected to be within a range of $50,000,000 and $200,000,000 and the respective initial Certificate Balances of the Class A-4 Certificates are expected to be within a range of $213,326,000 and $363,326,000. The aggregate initial Certificate Balance of the Class A-3 and Class A-4 Certificates is expected to be approximately $413,326,000, subject to a variance of plus or minus 5%. For purposes of providing the range of estimated fair values for the certificates in the table above, the Certificate Balance of the Class A-3 Certificates is assumed to be $200,000,000 and the Certificate Balance of the Class A-4 Certificates is assumed to be $213,326,000.

(2)	The approximate initial Certificate Balance of the Class D Certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The initial Certificate Balance of the Class D certificates is expected to fall within a range of $9,119,000 and $13,678,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all the certificates (other than the Class R certificates). Any variation in the initial certificate balance of the Class D certificates would affect the initial Notional Amount of the Class X-D certificates.

(3)	The approximate initial Certificate Balance of the Class E-RR Certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The initial Certificate Balance of the Class E-RR certificates is expected to fall within a range of $23,708,000 and $28,267,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all the certificates (other than the Class R certificates).

The estimated range of fair values for all the Certificates is approximately $743,760,904 to $785,395,414.

Hedging, Transfer and Financing Restrictions

The Third Party Purchaser will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the Horizontal Risk Retention Certificates (except to a majority-owned affiliate) until July 11, 2024. On and after that date, the Third Party Purchaser may transfer the eligible horizontal residual interest to a successor third-party purchaser as long as the Third Party Purchaser satisfies all applicable provisions of the Credit Risk Retention Rules, including providing the sponsors with complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the earliest of (A) the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date or (B) the date on which all of the Mortgage Loans have been defeased in accordance with 12 C.F.R. §43.7(b)(8)(i) of the Credit Risk Retention Rules.

Operating Advisor

The operating advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “Pooling and Servicing Agreement—The Operating Advisor”, the operating advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Mortgage Loans:

●	review the actions of the special servicer with respect to any Specially Serviced Loan to the extent set forth in the PSA;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer to the extent set forth in the PSA; and

●	issue an annual report generally (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) setting forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the Servicing Standard and (2) a replacement of the special servicer would be in the best interest of the Certificateholders (as a collective whole), the operating advisor will have the right at any time to recommend the replacement of the special servicer with respect to the Mortgage Loans. See “Pooling and Servicing Agreement—The Operating Advisor—Recommendation of the Replacement of the Special Servicer” and “—Termination of the Master Servicer or Special Servicer for Cause”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult on a non-binding basis with the special servicer with respect to Asset Status Reports prepared for each Specially Serviced Loan and with respect to Major Decisions in respect of the Mortgage Loans for which the operating advisor has received a Major Decision Reporting Package. The operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, however, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the Non-Serviced Pooling and Servicing Agreement. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

An “Operating Advisor Consultation Event” will occur when the Certificate Balances of the classes of Horizontal Risk Retention Certificates in the aggregate (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial Certificate Balances of such classes in the aggregate.

The certificate administrator will be required to notify the operating advisor, the master servicer and the special servicer of the commencement or cessation of any Operating Advisor Consultation Event.

The operating advisor will be entitled to compensation in the form of the Operating Advisor Fee, the Operating Advisor Consulting Fee and reimbursement of any Operating Advisor Expenses. For additional information, see “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”.

The operating advisor is required to be an Eligible Operating Advisor at all times that it is acting as operating advisor under the PSA. As a result of Pentalpha Surveillance’s experience and independence as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”, the representations and warranties being given by Pentalpha Surveillance under the PSA and satisfaction that no payments have been paid by any special servicer to Pentalpha Surveillance of any fees, compensation or other remuneration (x) in respect of its obligations under the PSA, or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer, Pentalpha Surveillance qualifies as an Eligible Operating Advisor under the PSA.

For additional information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor’s obligations under the PSA and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraphs are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of Rialto Mortgage, Wells Fargo Bank (solely in its capacity as a mortgage loan seller), Barclays, UBS AG, New York Branch and C-III CM, will make the representations and warranties identified on Annex D-1 with respect to their respective Mortgage Loans, subject in each case to the exceptions to these representations and warranties set forth in Annex D-2, the “Exception Schedules”).

At the time the decision to include its Mortgage Loans in this transaction, each of UBS AG, New York Branch, Wells Fargo Bank, National Association and C-III CM determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 would not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on its related security interest in such Mortgaged Property, or were mitigated in a manner consistent with customary or otherwise appropriate lending practices by one or more compensating factors, including without limitation: (i) affirmative borrower covenants to effect curative requirements, including the imposition of personal liability to the borrower and guarantor on a losses-only or full recourse basis if risk-related events are triggered, or the requirement to obtain rating agency confirmation prior to taking an action related to such exception; (ii) opinions of legal counsel, or other expert evaluations as to materiality of related risks and remediation, as appropriate; (iii) cash- or letter of credit-funded reserves or the collateral assignments of similar security, or the imposition of cash management controls; (iv) insurance benefiting the loan, including title insurance, property and liability insurance, environmental or lease-related insurance, among other things; (v) positive loan underwriting metrics (such as comparatively low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors); or (vi) other loan underwriting-related facts and circumstances reducing the related risk of default or loss, such as strong sponsorship, desirable property type, favorable sub-market conditions, strong tenancy at the related Mortgaged Property or otherwise favorable lease provisions pertaining to the related risk, or the likelihood of near-term curative action within foreseeable cost parameters. However, there can be no assurance that the compensating factors or other circumstances upon which each of UBS AG, New York Branch, Wells Fargo Bank, National Association and C-III CM based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

At the time of the decision to include its Mortgage Loans in this transaction, each of Rialto Mortgage and Barclays determined either that the risks associated with the matters giving rise to each exception in respect of its Mortgage Loans set forth on Annex D-2 were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Rialto Mortgage or Barclays, as applicable, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Rialto Mortgage or Barclays, as applicable, that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which each of Rialto Mortgage or Barclays based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given.

Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2019-C51 will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class R certificates.

The Class X-A, Class X-B and Class X-D certificates are referred to collectively in this prospectus as the “Class X Certificates”. The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B and Class X-D certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates are also referred to in this prospectus as the “Horizontal Risk Retention Certificates” and are expected to be purchased and retained by LD II Sub V, LLC.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$ 22,389,000
A-2	$ 45,489,000
A-SB	$ 29,432,000
A-3	(2)
A-4	(2)
X-A	$ 510,636,000
X-B	$ 130,394,000
A-S	$ 62,005,000
B	$ 36,474,000
C	$ 31,915,000
Non-Offered Certificates
X-D	$ 11,854,000(3)
D	$ 11,854,000(3)
E-RR	$ 25,532,000(3)
F-RR	$ 18,237,000
G-RR	$ 7,295,000
H-RR	$ 25,532,090
R	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial certificate balances of the Class A-3 and Class A-4 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances of the Class A-3 certificates are expected to be within a range of $50,000,000 and $200,000,000, and the respective initial certificate balances of the Class A-4 certificates are expected to be within a range of $213,326,000 and $363,326,000. The aggregate initial certificate balance of the Class A-3 and Class A-4 certificates is expected to be approximately $413,326,000, subject to a variance of plus or minus 5%.

(3)	The initial Certificate Balance of each of the Class D and Class E-RR certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described in “Credit Risk Retention”. The initial Certificate Balance of the Class D certificates is expected to fall within a range of $9,119,000 and $13,678,000, and the initial Certificate Balance of the Class E-RR certificates is expected to fall within a range of $23,708,000 and $28,267,000, with the ultimate initial Certificate Balance of each determined such that the aggregate fair value of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates will equal at least 5% of the estimated fair value as of the Closing Date of all of the classes of certificates (other than the Class R certificates) issued by the issuing entity. Any variation in the initial Certificate Balance of the Class D certificates would affect the initial Notional Amount of the Class X-D certificates.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $510,636,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class A-S, Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $130,394,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $11,854,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in August 2019.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case, unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on such Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)       prior to the Cross-Over Date:

(a)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)       to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)       to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)       to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)       to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, (i) up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-

Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E-RR certificates have been reduced to zero, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR and Class F-RR certificates have been reduced to zero, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR certificates have been reduced to zero, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first, (i) up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class until the date such Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the order of distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then-current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates will be decreased by such amount.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class E-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class F-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class G-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate on the Class H-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan is equal to the related Mortgage Rate then in effect, minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a Non-Serviced Master Servicer or a Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and

(ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Scheduled Principal Distribution Amount for that Distribution Date,

(b)       the Unscheduled Principal Distribution Amount for that Distribution Date, and

(c)       the Principal Shortfall for such Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the related P&I Advance

Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)      all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)     the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)     any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then-outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)      the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or the special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) (x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal

Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination by the Master Servicer that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium (net of liquidation fees or workout fees payable therefrom) in the following manner: (1) to each of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-SB, Class A-

3 and Class A-4 certificates as described above, and (3) to the Class X-B certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the applicable Discount Rate is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class E-RR, Class F-RR, Class G-RR, Class H-RR or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	May 2024
Class A-2	May 2024
Class A-SB	January 2029
Class A-3	April 2029 – May 2029(1)
Class A-4	June 2029
Class X-A	NAP
Class X-B	NAP
Class A-S	June 2029
Class B	June 2029
Class C	June 2029

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-3 Certificates ranging from $50,000,000 to $200,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in June 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the

Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)      the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the

Servicing Standard, (y)(i) at the request or with the consent of the special servicer or, (ii) so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan as to the Directing Certificateholder, at the request or with the consent of the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) of the definition of “Compensating Interest Payment” above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) of the definition of “Compensating Interest Payment” above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and any related Serviced Pari Passu Companion Loans in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer is referred to in this prospectus as the “Excess Prepayment Interest Shortfall” and will be allocated on that Distribution Date among each class of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal will be made as described under “—Distributions—Priority of Distributions” above. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to the Class H-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan-specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)       a CREFC® servicer watch list;

(11)       a CREFC® loan level reserve and letter of credit report;

(12)       a CREFC® property file;

(13)       a CREFC® financial file;

(14)       a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)       a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause” and “—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA);

●	a CREFC® loan periodic update file;

●	a CREFC® appraisal reduction template (to the extent received by the master servicer from the special servicer); and

●	a CREFC® Schedule AL file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending September 30, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then-current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan, an REO Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Master Servicer, any Other Special Servicer and any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related

Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or (except for purposes of determining whether a Servicing Shift Mortgage Loan or Servicing Shift Whole Loan is an Excluded Controlling Class Loan with respect to the related Loan-Specific Directing Certificateholder) any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or (except for purposes of determining whether a Servicing Shift Mortgage Loan or Servicing Shift Whole Loan is an Excluded Loan with respect to the related Loan-Specific Directing Certificateholder) the holder of the majority of the Controlling Class is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder, a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the certificate administrator’s website to any mezzanine lender upon notice from any party to the PSA that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any mortgage loan seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer or special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Serviced Companion Loan (or their designee, including the Other Master Servicer or Other Special Servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Moody’s Analytics, MBS Data, LLC, RealInsight and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or the special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website initially located at www.ctslink.com (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

●	this prospectus;

●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date Statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator); and

●	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the special servicer;

●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	any appraisals delivered in connection with any Asset Status Report; and

●	any CREFC® appraisal reduction template received by the certificate administrator;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the PSA;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

●	any notice of resignation or termination of the master servicer or special servicer;

●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the issuing entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan with respect to the Directing Certificateholder, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a

Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

●	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any Proposed Course of Action Notice;

●	any assessment of compliance delivered to the certificate administrator;

●	any Attestation Reports delivered to the certificate administrator; and

●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	Any notice or documents provided to the certificate administrator by the Depositor or the Master Servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab,

provided that with respect to a Control Termination Event or a Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The certificate administrator will, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described above, provide email notification to any Privileged Person (other than financial market publishers) that has registered to receive access to the certificate administrator’s website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab. In the event that the Retaining Sponsor determines that the Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send written notice of such non-compliance to the certificate administrator, who will be required to post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with the terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source.

Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate

Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and

Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories (collectively, the “Depositories”), which in turn will hold such positions in customers’ securities accounts in the Depositories’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositories.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”,”—Replacement of the Special Servicer Without Cause”, “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of a Class E-RR, Class F-RR, Class G-RR or Class H-RR certificate is subject to any additional requirements pursuant to the PSA.

The Class R certificates may only be issued as Definitive Certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2019-C51

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)      the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan;

(xvii)     the original or a copy of any related mezzanine intercreditor agreement;

(xviii)    the original or a copy of all related environmental insurance policies; and

(xix)    a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) a Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the related Control Note on or about the applicable Servicing Shift Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)      A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)     any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)     any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    all related environmental reports; and

(xiv)    all related environmental insurance policies;

(b)      a copy of any engineering reports or property condition reports;

(c)      other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll;

(d)      for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)      a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)     a copy of the appraisal for the related Mortgaged Property(ies);

(h)     for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)      a copy of the applicable mortgage loan seller’s asset summary;

(j)      a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)     a copy of all zoning reports;

(l)      a copy of financial statements of the related mortgagor;

(m)    a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)     a copy of all UCC searches;

(o)     a copy of all litigation searches;

(p)     a copy of all bankruptcy searches;

(q)     a copy of any origination settlement statement;

(r)      a copy of the insurance summary report;

(s)     a copy of organizational documents of the related mortgagor and any guarantor;

(t)      a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)     a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)      a copy of any closure letter (environmental); and

(w)     a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the

Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will be required to, no later than 90 days following:

(a)      such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (b); or

(b)      in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)       cure such Material Defect in all material respects, at its own expense,

(B)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)       substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays to the same extent as Barclays) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such Material Defect (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay or failure to provide notice (as required by the terms of the MLPA or PSA) prevented the mortgage loan seller from curing such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller (and Barclays Holdings, with respect to the repurchase obligations of Barclays to the same extent as Barclays) will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released pursuant to such terms), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If a cross-collateralized Mortgage Loan is required to be repurchased or substituted for and the applicable Material Defect does not constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related group of cross-collateralized Mortgage Loans (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to any other cross-collateralized Mortgage Loan in the related cross-collateralized group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for the other cross-collateralized Mortgage Loan(s) in the related cross-collateralized group unless such other cross-collateralized Mortgage Loans satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria defined below. In the event that the remaining cross-collateralized Mortgage Loans in such cross-collateralized group satisfy the Cross-Collateralized Mortgage Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected cross-collateralized Mortgage Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the cross-collateralized Mortgage Loans in the related cross-collateralized group. Any reserve or other cash collateral or letters of credit securing the cross-collateralized Mortgage Loans will be allocated among the related cross-collateralized Mortgage Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this paragraph and the following paragraph, all other terms of the related Mortgage Loans will remain in full force and effect without any modification thereof.

Notwithstanding the immediately preceding paragraph, if the related Mortgage provides for the partial release of one or more of the cross-collateralized Mortgage Loans, the related mortgage loan seller may repurchase only that cross-collateralized Mortgage Loan required to be repurchased, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related cross-collateralized Mortgage Loan(s) fully comply with the terms and conditions of the related Mortgage, the PSA and the related MLPA, including the Cross-Collateralized Mortgage Loan Repurchase Criteria, (ii) in connection with such partial release, the related mortgage loan seller obtains an opinion of counsel (at such mortgage loan seller’s expense) to the effect that the contemplated action will not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) in connection with such partial release, the related mortgage loan seller delivers or causes to be delivered to the custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

With respect to any cross-collateralized Mortgage Loan, to the extent that the applicable mortgage loan seller is required or elects, as applicable, to repurchase or substitute for such cross-collateralized Mortgage Loan in the manner prescribed in either of the two preceding paragraphs while the trustee continues to hold any other cross-collateralized Mortgage Loans in the related cross-collateralized group, the applicable mortgage loan seller and the Enforcing Servicer, on behalf of the trustee, as assignee of the depositor, will, as set forth in the related MLPA, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the trustee, the Primary Collateral securing the Mortgage Loans still held by the trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the cross-collateralized Mortgage Loans held by such party, then both parties have agreed in the related MLPA to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related MLPA to remove the threat of material impairment as a result of the exercise of remedies.

“Cross-Collateralized Mortgage Loan Repurchase Criteria” means, with respect to any group of cross-collateralized Mortgage Loans as to which one or more (but not all) of the cross-collateralized Mortgage Loans therein are affected by a Material Defect (the cross-collateralized Mortgage Loan(s) in such cross-collateralized group affected by such Material Defect, for purposes of this definition, the “affected cross-collateralized Mortgage Loans” and the other cross-collateralized Mortgage Loan(s) in such cross-collateralized group, for purposes of this definition, the “remaining cross-collateralized Mortgage Loans”) (i) the debt service coverage ratio for all the remaining cross-collateralized Mortgage Loans for the four (4) most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the least of (a) 0.10x below the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1, (b) the debt service coverage ratio for the cross-collateralized group (including the affected cross-collateralized Mortgage Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement and (c) 1.25x, (ii) the loan-to-value ratio for all the remaining cross-collateralized Mortgage Loans determined at the time of repurchase or substitution based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller shall not be greater than the greatest of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire cross-collateralized group, (including the affected cross-collateralized Mortgage Loan(s)) set forth in Annex A-1 plus 10%, (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one (1) decimal place), for the entire such cross-collateralized group, including the affected cross-collateralized Mortgage Loan(s) at the time of repurchase or substitution, and (c) 75%, (iii) the related mortgage loan seller, at its expense, shall have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a cross-collateralized Mortgage Loan shall not cause (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity, (iv) the related mortgage loan seller causes the affected cross-collateralized Mortgage Loan to become not cross-collateralized and cross-defaulted with the remaining related cross-collateralized Mortgage Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any cross-collateralized Mortgage Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected cross-collateralized Mortgage Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

With respect to any cross-collateralized Mortgage Loan, “Primary Collateral{xe “Primary Collateral”}” means that portion of the related Mortgaged Property designated as directly securing such cross-collateralized Mortgage Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such cross-collateralized Mortgage Loan.

Notwithstanding the foregoing, in lieu of a mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as

Barclays) and the master servicer or the special servicer, as applicable (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan with regard to the Directing Certificateholder or a Servicing Shift Mortgage Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller (or, in the case of Barclays, Barclays Holdings, to the same extent as Barclays) will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays) repurchases the related Non-Serviced Companion Loan from the related non-serviced securitization trust, such mortgage loan seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays) is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related non-serviced securitization trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays), all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation (or, in the case of C-III CM, enforcement of the payment guarantee obligations of C-III Parent pursuant to the MLPA to which C-III CM is a party), including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”,

(5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased or a Loss of Value Payment is received during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller (or Barclays Holdings, with respect to the repurchase obligations of Barclays, to the same extent as Barclays), the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)      have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)      have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)      have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)      accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)      have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)       have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)      comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)      have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)      have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)       constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)      not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)     not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)      have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, by the Directing Certificateholder;

(o)      prohibit defeasance within two years of the Closing Date;

(p)      not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)      have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)      be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, that (i) with respect to the obligations of C-III CM, pursuant to the related MLPA, C-III Parent will agree to guarantee payment in connection with the performance of such obligations; provided, further, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, (i) in the case of Barclays, any of that mortgage loan seller and Barclays Holdings or (ii) in the case of C-III CM, any of that mortgage loan seller and C-III Parent) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and (subject to the discussion above regarding C-III CM) none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable to the Servicing Shift Whole Loans only while the PSA governs the servicing of any Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”, on and after the applicable Servicing Shift Date, a Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan with respect to the Directing Certificateholder) and the related mortgage loan seller.

With respect to each Servicing Shift Mortgage Loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the securitization of the related Control Note (in which case the trustee under the related Servicing Shift PSA will become the mortgagee of record), (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, and (iii) the expiration of 180 days following the Closing Date.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and, subject to the terms of the related Sub-Servicing Agreement, will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2)       in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a

Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a

Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation (including any full, partial or discounted payoff) of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of the Serviced Companion Loans in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the

month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”, which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. Amounts in the Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates have been made.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each P&I Advance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date;

(ii)       to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)      to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)      to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)       to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)      to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)      to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)       to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)      to recoup any amounts deposited in the Collection Account in error;

(xii)     to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)      to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)      to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)       to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)      to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)     to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)     to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)      to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)      to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced	First, from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
	Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee /Master Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (ii) Loss of Value Payments paid by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee /Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) or for which the special servicer is the enforcing servicer for which the special servicer obtains (i) a full, partial or discounted payoff, (ii) any	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments paid by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest, review fees and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan.	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time
Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
each related Companion Loan).
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan.	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	For each Delinquent Loan, an amount equal to (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to such Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii)	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
$25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1) Fees	Amount(1)	Source(1)	Frequency
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan).	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related

Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.06250%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrowers:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements and demand charges actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) to the extent such beneficiary statements or demand charges were prepared by the Master Servicer;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Companion Loan; and

●	penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, if either the master servicer or the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan and any successor REO Loan) and any related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loan. The Servicing Fee for each Mortgage Loan and any successor REO Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan and any successor REO Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

A Liquidation Fee will be payable to the master servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which the master servicer acts as Enforcing Servicer and obtains (i) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (ii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

With respect to the Non-Serviced Mortgage Loans, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.00125% per annum with respect to the Patuxent Crossing Mortgage Loan and the Wolverine Portfolio Mortgage Loan and (ii) 0.00250% per annum with respect to the

Hilton at University Place Mortgage Loan. With respect to the Servicing Shift Mortgage Loans, the master servicer (or primary servicer) (prior to the related Servicing Shift Date) or the related Non-Serviced Master Servicer (or primary servicer) (on and after the related Servicing Shift Date) will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.00250% per annum with respect to the 188 Spear Street Mortgage Loan and The Chantilly Office Portfolio Mortgage Loan and (ii) 0.00125% per annum with respect to the CIRE Equity Retail and Industrial Portfolio Mortgage Loan. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of (i) a per annum rate of 0.25000% and (ii) the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”), calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a

Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A Liquidation Fee will be payable to the special servicer with respect to each (a) non-Specially Serviced Loan with respect to which it acts as the Enforcing Servicer, (b) Specially Serviced Loan or (c) REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (iii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable).

A “Liquidation Fee”, with respect to a Mortgage Loan or an REO Property, will be an amount payable from, and calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)       (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)      the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan, in each case, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)      the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)      (A) a repurchase of a Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of a Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)      if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i)       100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)      100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii)     100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)     100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans,

(v)      50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision;

(vi)      with respect to the accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds,

(vii)     100% of charges for beneficiary statements and demand charges actually paid by the related borrowers to the extent such beneficiary statements or demand charges were prepared by the special servicer, and

(viii)    penalty charges, including late payment charges and default interest, paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, if either the master servicer or the special servicer has partially waived any penalty charge (part of which accrued when the related Mortgage Loan was a Specially Serviced Loan and part of which accrued when the related Mortgage Loan was not a Specially Serviced Loan), any collections in respect of such penalty charge will be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

For the avoidance of doubt, with respect to any fee split (other than a fee split with regard to penalty charges) between the master servicer and the special servicer pursuant to the terms of the PSA, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (x) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee (other than penalty charges), the special servicer will still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer will not be entitled to any percentage interest of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will still be entitled to charge the portion of the related fee the master servicer would have been entitled to if the special servicer had charged a fee and the special servicer will not be entitled to any percentage interest of such fee charged by the master servicer.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any loss of value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of such Mortgage Loan or Serviced Companion Loan or

REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00960% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan, Servicing Shift Mortgage Loan and any Companion Loan) and REO Loan, and will be equal to the product of a per annum rate equal to 0.00219% (the “Operating Advisor Fee Rate”), and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts in accordance with the Servicing Standard that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fee not specified in the Mortgage Loan documents owed to it, and only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00030% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the Enforcing Servicer will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of

1.    the sum of

a)       90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)       all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.     the sum as of the Due Date occurring in the month of the date of determination of

a)       to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)       all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)       all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Mortgage Loan will be allocated pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loans based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the Mortgage Loan is a Specially Serviced Loan), to the extent any related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

Following the master servicer’s receipt from the special servicer of the calculation of the Appraisal Reduction Amounts, the master servicer will be required to provide such information to the certificate administrator in the form of the CREFC® loan periodic update file and CREFC® appraisal reduction template provided to it by the special servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer and reasonably necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency

Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the master servicer (or the special servicer if such Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence and continuance of a Consultation Termination Event other than with respect to an Excluded Loan as to the Directing Certificateholder, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction amount calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Pari Passu Companion Loan(s) on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the allocable amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination and for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation or determination of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer or the master servicer, as the case may be, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s or the special servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates)).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the master servicer or the special servicer, as the case may be, and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”).

With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the special servicer will use commercially reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer that is in the possession of the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (unless a Control Termination Event has occurred and is continuing and other than with respect to an Excluded Loan with respect to the Directing Certificateholder) the consent of the Directing Certificateholder or (after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to any Excluded Loan with respect to the Directing Certificateholder) after consultation with the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the special servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan, the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood insurance with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision.

With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”) and, in connection with each such action, the master servicer will not be required (other than as provided below in this paragraph) to seek or obtain the consent or approval of (or consult with) the Directing Certificateholder or the special servicer: (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements except that (other than with respect to any Excluded Loan, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required to grant waivers of more than three consecutive late deliveries of financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for leasing activities that affect an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) will be required for earnout, holdback or performance reserve releases specifically scheduled in the PSA for which there is lender discretion; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond

120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder, except that (other than with respect to any Excluded Loan and other than with respect to amendments to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement) the Directing Certificateholder’s consent (or deemed consent) will be required for any such modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder other than during a Control Termination Event, and if any modification or amendment would adversely impact the special servicer, such modification or amendment will additionally require the consent of the special servicer as a condition to its effectiveness; (xi) any determination of an Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder’s consent (or deemed consent) will be required in accordance with the terms of the PSA for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole Loan documents do not otherwise permit such principal prepayment; (xiii) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied and (xiv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement; provided, further, that in the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to consult with the master servicer on a non-binding basis (provided that if the Directing Certificateholder fails to respond to a request for consultation within 10 business days after receipt of such request for consultation from the Master Servicer, the Master Servicer will have no further obligation to consult with the Directing Certificateholder with respect to such Master Servicer Decision provided, however, that the failure of the Directing Certificateholder to respond will not relieve the master servicer from its obligation to consult with the Directing Certificateholder on any future matters). In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, other than with respect to any Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder), as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)       extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)       provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver, amendment or consent of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the related Other Master Servicer), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party, and unless a Consultation Termination Event has occurred and is continuing), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver, amendment or consent of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred and is continuing, the special servicer will be required to forward any such notice to the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver, amendment or consent, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the related Other Master Servicer), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver, amendment or consent of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver, amendment or consent of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Serviced Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause (other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof), the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder and other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) or, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder, the special servicer has consulted with the Directing Certificateholder, and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or

“due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers or assumptions provided for in clause (xiii) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiii) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, or a Specially Serviced Loan, and other than an REO Property) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2020 (and each Mortgaged Property is required to be inspected on or prior to December 31, 2021) unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan or an REO Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan or an REO Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on September 30, 2019 and the calendar year ending on December 31, 2019. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans related to Mortgaged Properties that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1)       the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation (and the master servicer will be required to promptly forward such documentation to the Directing Certificateholder) reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such a refinancing or sale, a special servicing transfer event will occur immediately);

(2)       the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)       the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) such refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)       a default has occurred (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)       the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)       the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan as to such party), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by the other party of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial

Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then-current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan as to such party and prior to the occurrence and continuance of a Consultation Termination Event);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan as to the Directing Certificateholder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard; provided, however, if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the final iteration of the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The Special Servicer will notify the Operating Advisor of whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Operating Advisor and the Special Servicer.

Prior to the occurrence of an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, so long as no Consultation Termination Event has occurred, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party)), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans)).

Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor. The procedures described in this and the foregoing two paragraphs are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the federal corporate rate (currently 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders, and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each

REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any Companion Holder (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) and the special servicer attempts to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments (other than a balloon payment) or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, if the related borrower has provided documentation reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable, (and the master servicer or special servicer, as applicable, will be required to promptly forward such documentation to the Directing Certificateholder) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, then such Mortgage Loan or Serviced Whole Loan will not be considered a Defaulted Loan unless and until such balloon payment is delinquent at least one hundred twenty (120) days; and, in any case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing and other than with respect to any Excluded Loan as to such party), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder(s) of the related Pari Passu Companion Loan(s), unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, and the related Non-Serviced Special Servicer decides to sell the related Companion Loan contributed to the non-serviced securitization trust, such Non-Serviced Special Servicer will generally be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will be required to consult with the Non-Serviced Special Servicer on a nonbinding basis with respect to such sale. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below, (2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan with respect to the Directing Certificateholder or Servicing Shift Mortgage Loan), as to all Major Decisions and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by the definition of “Master Servicer Decision”. With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, upon the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be (i) with respect to a Servicing Shift Mortgage Loan, the related Loan-Specific Directing Certificateholder, and (ii) with respect to each Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Excluded Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

“Loan-Specific Directing Certificateholder” means, with respect to a Servicing Shift Mortgage Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Date, the Loan-Specific Directing Certificateholder with respect to a Servicing Shift Mortgage Loan will be the holder of the related Control Note, which, as of the date of this prospectus, is, in the case of the 188 Spear Street Mortgage Loan, Barclays Capital Real Estate Inc., in the case of The Chantilly Office Portfolio Mortgage Loan, UBS AG, New York Branch, and in the case of the CIRE Equity Retail & Industrial Portfolio Mortgage Loan, Deutsche Bank AG. On and after the related Servicing Shift Date, there will be no Loan-Specific Directing Certificateholder under the PSA with respect to such Servicing Shift Whole Loan.

The initial Directing Certificateholder with respect to each Mortgage Loan (other than the Servicing Shift Mortgage Loans) is expected to be LD II Sub V, LLC or an affiliate thereof.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class H-RR certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation, which may be in the form of an Asset Status Report, and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (the “Major Decision Reporting Package”), provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action); provided that the foregoing consent rights of the Directing Certificateholder will not apply to any Excluded Loan as to such party.

Each of the following is a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of Master Servicer Decision;

(iii)       following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)       any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”), in each case, for less than the applicable Purchase Price;

(v)       any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than (I) if required pursuant to the specific terms of the related Mortgage Loan documents or (II) a release of a non-material, non-income producing parcel as described under clause (ii) or clause (v) of the definition of “Master Servicer Decision”;

(vii)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiii) of the definition of “Master Servicer Decision” or, solely with regard to Specially Serviced Loans, as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion;

(viii)       any consent to a property management company change with respect to a Mortgage Loan for which the proposed replacement property manager is a Borrower Party, including, without limitation, approval of the termination of a manager and appointment of a new property manager;

(ix)       any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)       other than in the case of any non-Specially Serviced Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(xi)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)       other than in the case of a non-Specially Serviced Loan or a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan (except any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement or any intercreditor, co-lender or similar agreement with any mezzanine lender or subordinate debt holder to split or resize notes consistent with the terms of such Intercreditor Agreement or such intercreditor, co-lender or similar agreement), or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)       any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower;

(xiv)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)       determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, waiver, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvi)       other than in the case of any non-Specially Serviced Loan, and other than with respect to a ground lease (addressed in clause (xv) above), any modification, waiver or amendment of any lease, the execution of a new lease or the granting of a subordination, non-disturbance and attornment agreement in connection with any lease at a Mortgaged Property or REO Property, if the lease affects an area greater than or equal to 30% of the net rentable area of the improvements at the Mortgaged Property;

(xvii)       other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements;

(xviii)       other than in the case of a non-Specially Serviced Loan, any approval of or consent to a grant of an easement or right of way that materially affects the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan or subordination of the lien of the Mortgage Loan to such easement or right of way; and

(xix)       other than in the case of any non-Specially Serviced Loan, any determination of an Acceptable Insurance Default.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Operating Advisor Consultation Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan as to the Directing Certificateholder) or Serviced Whole Loan. The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence and during the continuance of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major

Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will also be required to deliver a Major Decision Reporting Package to the operating advisor and consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan as to the Directing Certificateholder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, Asset Status Reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that no Control Termination

Event may occur with respect to the Loan-Specific Directing Certificateholder, and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Certificateholder and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan as to the Directing Certificateholder or the holder of the majority of the Controlling Class, none of the Directing Certificateholder or any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision or applicable Master Servicer Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan as to such party, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the Operating Advisor or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans or Servicing Shift Whole Loans

With respect to any Non-Serviced Whole Loan or Servicing Shift Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or Loan-Specific Directing Certificateholder, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan as to the Directing Certificateholder, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the holders of a Servicing Shift Companion Loan, any Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a broker or dealer within the meaning of the Exchange Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the Non-Serviced PSAs have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of Operating Advisor At All Times

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the operating advisor’s obligations will generally consist of the following:

(a)       reviewing the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA;

(b)       reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)       recalculating and reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with Appraisal Reduction Amounts, Collateral Deficiency Amounts, Cumulative Appraisal Reduction Amounts and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)       preparing an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C, to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website), as described below under “—Annual Report”.

In connection with the performance of the duties described in clause (c) above:

(i)       after the calculation has been finalized (and, if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the Operating Advisor will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operation Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not in the best interest of nor for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance report, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package provided to the operating advisor and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package provided to the operating advisor with respect to any Mortgage Loan, the operating advisor will (to the extent required to be delivered for a particular calendar year as described above) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, also with respect to Major Decisions on non-Specially Serviced Loans) during the prior calendar year on a “trust-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In addition, in preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the operating advisor’s annual report, the term “trust-level basis” refers to the special servicer’s performance of its duties with respect to the pool of Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report (during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (telephonically or electronically) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (telephonically or electronically) with respect to Major Decisions processed by the special servicer as described under “—The Directing Certificateholder—Major Decisions”.

To facilitate the consultation above, the Special Servicer will be required to send to the Operating Advisor an Asset Status Report or Major Decision Reporting Package, as applicable, before the action is implemented.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)       that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the operating advisor in its capacity as the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)       that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Third Party Purchaser, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)       that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)       that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loan, any Companion Loan or securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (in each case, other than with respect to an Excluded Loan as to such party) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including any such information contained within any Asset Status Report) that the special servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan as to such party) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan as to such party and only for so long as no Consultation Termination Event has occurred), any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 88 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008 (excluding zero of such 88 pools with an outstanding balance that is equal to or less than 20% of the Initial Pool Balance), the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2013 and March 31, 2019, was 7.6%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 0.9%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 6.3% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 1.0%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case, to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)       a copy of any notice previously delivered by the Master Servicer or Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)       copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer, the master servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or Barclays Holdings, with respect to the repurchase and substitution obligations of Barclays, to the same extent as Barclays) which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS”), Fitch, Kroll Bond Rating Agency, Inc. (“KBRA”), Moody’s, Morningstar or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, KBRA, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, the Third Party Purchaser or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, the Third Party Purchaser, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representation Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) assumes in writing each covenant and condition to be performed or observed by the asset representations reviewer under the PSA and (C) is not a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative

Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan as to the Directing Certificateholder, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor

Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which a commercial mortgage-backed securities transaction there are outstanding a commercial mortgage-backed securities rated by Moody’s), and has not been publicly cited by Moody’s as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination and (viii) is currently acting as a special servicer in a transaction rated by KBRA and has not been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other). In the event the holders of Principal Balance Certificates, evidencing at least a majority of a quorum of Certificateholders, elect to remove and replace the special servicer

(which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”, the Directing Certificateholder may not subsequently reappoint as special servicer such terminated special servicer or any affiliate of such terminated special servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

The terms of the PSA described above regarding the replacement of the special servicer without cause will not apply with respect to the Servicing Shift Mortgage Loan. Rather, with respect to any Servicing Shift Whole Loans: (i) prior to the related Servicing Shift Date, the holder of the related Control Note will have the right to replace the special servicer then acting with respect to the Servicing Shift Whole Loan and appoint a replacement special servicer, solely with respect to such Servicing Shift Whole Loan; and (ii) on and after the related Servicing Shift Date, pursuant to the terms of the related Intercreditor Agreement, the “directing holder” (or analogous term) under the related Servicing Shift PSA will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to such Servicing Shift Whole Loan and appoint a replacement special servicer without the consent of the holder of such Servicing Shift Mortgage Loan.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), or (ii) the operating advisor or the asset representations reviewer becoming Risk Retention Affiliated with or a Risk Retention Affiliate of the Third Party Purchaser or any other party to the PSA (other than the operating advisor and asset representations reviewer) (such operating advisor or asset representations reviewer together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a deposit required to be made by the master servicer to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations, as the case may be, under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given (A) to the master servicer or special servicer, as the case may be, by any other party to the PSA, or (B) to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations;

(f)       either Moody’s or KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable), or (ii) has placed one or more classes of certificates (or Serviced Pari Passu Companion Loan Securities, as applicable) on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such rating action has not been withdrawn by Moody’s or KBRA, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency), within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan as to the Directing Certificateholder), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan as to the Directing Certificateholder, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and confirmation (or deemed confirmation) from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer with respect to the related Serviced Whole Loan will be selected by the trustee or, prior to the occurrence and continuance of a Consultation Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation and the Companion Loan Securities Rating Agencies have provided a confirmation (or deemed confirmation) from the applicable rating agencies that such sale will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, or (ii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer, (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent, certificate administrator or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor under the PSA. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees, costs of enforcement and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply in addition to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The Enforcing Servicer will then be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase

Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to the Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to, or that elects pursuant to the terms of the PSA to, enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a related non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating such master servicer’s analysis and recommended course of action with respect to such Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Pari Passu Companion Loan, either in such master servicer’s possession or otherwise reasonably available to the such master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), and, if applicable, after the master servicer sends the Master Servicer Proposed Course of Action Notice (as defined below), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website). The Proposed Course of Action Notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the Enforcing Servicer and the certificate administrator.

Within 15 business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the

Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, none of the depositor, the mortgage loan seller(s) with respect to the subject mortgage loan or any of their respective affiliates (other than the special servicer or a Controlling Class Certificateholder) will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder or to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Election Notice or Final Dispute Resolution Election Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within thirty (30) days of written notice of the Enforcing Party’s selection of mediation or arbitration, as applicable. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Mortgage Loan that will be a Non-Serviced Mortgage Loan as of the Closing Date will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the WFCM 2019-C51 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Pari Passu Companion Loans under the PSA (although the portion of the servicing fee to make such payments under the Non-Serviced PSA may be less).

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the WFCM 2019-C51 mortgage pool, if necessary).

●

The matters as to which notice to, or rating agency confirmation from, the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, matters with respect to which notice to, or Rating Agency Confirmation from, the Rating Agencies under the PSA are required (and such agreements may differ as to whether it is notice or rating agency confirmation that is required and as to whether a notice to, or a confirmation from, the rating agencies under the related Non-Serviced PSA in connection with an action involving the subject Non-Serviced

Whole Loan would also be required to be made to or obtained from the Rating Agencies under the PSA).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	With respect to each Non-Serviced Mortgage Loan as to which the related securitization that includes the Control Note involves the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which, if available, can be obtained by requesting copies from the underwriters.

Servicing of the Patuxent Crossing Mortgage Loan and the Wolverine Portfolio Mortgage Loan

Each of the Patuxent Crossing Mortgage Loan and the Wolverine Portfolio Mortgage Loan is serviced pursuant to the BBCMS 2019-C3 PSA. The servicing terms of the BBCMS 2019-

C3 PSA are substantially similar to the servicing terms of the PSA applicable to the Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The master servicer under the BBCMS 2019-C3 PSA will earn a primary servicing fee with respect to the Patuxent Crossing Mortgage Loan and the Wolverine Portfolio Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Patuxent Crossing Whole Loan or the Wolverine Portfolio Whole Loan becoming a specially serviced loan under the BBCMS 2019-C3 PSA, the related special servicer thereunder will earn a special servicing fee payable monthly with respect to the related Mortgage Loan accruing at a rate equal accruing at a rate equal to 0.25% per annum, subject to a $3,500 minimum. Such fee will be payable until such time as such Whole Loan is no longer specially serviced.

●	The related special servicer under the BBCMS 2019-C3 PSA will be entitled to a workout fee equal to 1.00% of each collection (other than penalty charges and excess interest) of principal and interest made by the related borrower after any workout of the Patuxent Crossing Whole Loan or the Wolverine Portfolio Whole Loan; provided, however, the workout fee may not exceed $1,000,000 in the aggregate, and if the aggregate workout fee based on a 1.00% workout fee rate would be less than $25,000, then the related special servicer may retain such additional amount to equal $25,000.

●	The related special servicer under the BBCMS 2019-C3 PSA will be entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of the Patuxent Crossing Whole Loan or the Wolverine Portfolio Whole Loan, subject to a $1,000,000 maximum and a $25,000 minimum.

Prospective investors are encouraged to review the full provisions of the BBCMS 2019-C3 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

Servicing of the Hilton at University Place Mortgage Loan

The Hilton at University Place Mortgage Loan is serviced pursuant to the WFCM 2019-C50 PSA. The servicing terms of the WFCM 2019-C50 PSA are substantially similar to the servicing terms of the PSA applicable to the Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” (unless otherwise addressed below) and the following:

●	The master servicer under the WFCM 2019-C50 PSA will earn a primary servicing fee with respect to the Hilton at University Place Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon the Hilton at University Place Whole Loan becoming a specially serviced loan under the WFCM 2019-C50 PSA, the related special servicer thereunder will earn a special servicing fee payable monthly with respect to the Hilton at University Place Mortgage Loan accruing at a rate equal accruing at a rate equal to 0.25% per annum, subject to a $3,500 minimum. Such fee will be payable until such time as the Hilton at University Place Whole Loan is no longer specially serviced.

●	The related special servicer under the WFCM 2019-C50 PSA will be entitled to a workout fee equal to 1.00% of each collection (other than penalty charges and excess interest) of principal and interest made by the related borrower after any workout of the Hilton at University Place Whole Loan; provided, however, if the aggregate workout fee based on a 1.00% workout fee rate would be less than $25,000, then the related special servicer may retain such additional amount to equal $25,000.

●	The related special servicer under the WFCM 2019-C50 PSA will be entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of the Hilton at University Place Whole Loan; provided that if such rate would result in an aggregate liquidation fee less than $25,000, then the liquidation fee rate will be equal to the lesser of (i) 3.00% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000 minimum.

Prospective investors are encouraged to review the full provisions of the WFCM 2019-C50 PSA, which is available by requesting a copy from the underwriters.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in this prospectus.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note. In particular, with respect to each Servicing Shift Mortgage Loan:

●	Following the related Servicing Shift Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

●	Following the related Servicing Shift Date, the applicable master servicer, the applicable special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

●	Until the related Servicing Shift Date, the applicable master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead.

●

Following the related Servicing Shift Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under the such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).

●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are expected to be materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Non-Serviced PSA are expected to provide for a liquidation fee, special servicing fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that, with respect to the 188 Spear Street Mortgage Loan, rates at which the special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.25% per annum, 1.00% and 1.00%, respectively (subject to any market minimum fees and fee offsets).

●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

The terms of and parties to any Servicing Shift PSA are not definitively known at this time. See “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or replacement special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Kroll Bond Rating Agency, Inc. (“KBRA”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding Certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the Termination Purchase Amount, plus (b) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser less (c) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the Appraised Value of the issuing entity’s portion of each REO Property, if any, then included in the issuing entity (such appraisals in clause (2) to be conducted by an independent MAI-designated appraiser selected by the special servicer and approved by the master servicer and the Controlling Class) (prior to the occurrence and continuance of a Control Termination Event, with respect to the Controlling Class approval) and (3) if a Mortgaged Property secures a Non-Serviced Mortgage Loan and is an “REO property” under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related Mortgaged Property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)        to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition) as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, (with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and for so long as no Control Termination Event has occurred and is continuing) the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in 17 C.F.R. § 239.45(b)(1)(ii), (iii) or (iv); or

(k)       to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal, upon the consent of the Retaining Sponsor, such consent not to be unreasonably withheld, conditioned or delayed.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as a third-party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third-party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, “A” by KBRA (or in the case of the Trustee, a long term unsecured debt rating of “A(low)” by DBRS if the Master Servicer, if rated by KBRA, maintains a rating of at least “A” by KBRA (provided that nothing in this parenthetical shall impose on the Master Servicer any obligation to maintain such rating)); provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s and “A-” by Fitch, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s and “A+” by Fitch (provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating or any other rating), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Pennsylvania. Mortgage loans in Pennsylvania are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished by foreclosure in judicial proceedings. Such proceedings are regulated by statutes and rules and subject throughout to the court’s equitable powers. Public notice of the judgment of foreclosure and sale and the amount of the judgment is given for a statutory period of time after which the mortgaged real estate is sold by a sheriff at public auction. The proceeds received by the sheriff from the sale are applied first to the cost and expenses of the sale, then to any liens entitled to priority over the mortgage, such as liens for real estate taxes, and then in satisfaction of the indebtedness secured by the mortgage. After satisfaction of any other liens, the remaining proceeds are generally payable to the mortgagor. There is no right of redemption after foreclosure sale in Pennsylvania. In certain circumstances, deficiency judgments may be obtained. The remedy of appointment of a receiver for the mortgaged real estate is available and is sometimes used.

Arizona. Mortgage loans in Arizona are generally secured by deeds of trust on the related real estate. A deed of trust is normally enforced in Arizona by exercise of the trustee’s power of sale through a non-judicial trustee’s sale. A non-judicial foreclosure sale is commenced by the recording of a notice of trustee’s sale setting a sale date not earlier than 90 days after the date the notice is recorded. After recording, the notice must be posted and copies sent to the borrower and other parties having an interest in the encumbered real property, all in the manner required by statute. No redemption rights are available after a non-judicial trustee’s foreclosure sale. If permitted by the loan documents, a deficiency may be recovered after a trustee’s sale by commencement of a judicial action within the time period required by statute. The amount of a deficiency judgment is limited to (1) the total debt owed to the lender as of the date of the trustee’s sale less (2) the greater of (i) the fair market value of the property on the date of sale as determined by the court or (ii) the sale price at the trustee’s sale. A deed of trust may also be foreclosed as a mortgage, but that procedure is not commonly utilized because of the additional time and cost involved and the redemption rights afforded the borrower and junior lienholders.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Foreclosure—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then-current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the

Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partner’s only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, an originator and a mortgage loan seller and the holder of one or more of the 450-460 Park Avenue South Pari Passu Companion Loans and Nova Place Pari Passu Companion Loans, is also the master servicer, the certificate administrator and the custodian under this securitization and is an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is (i) the trustee, certificate administrator and custodian under the BBCMS 2019-C3 PSA, which governs the servicing and administration of the Patuxent Crossing Whole Loan and the Wolverine Portfolio Whole Loan and (ii) the master servicer, certificate administrator and custodian under the WFCM 2019-C50 PSA, which governs the servicing and administration of the Hilton at University Place Whole Loan.

UBS AG is a sponsor, an originator, a mortgage loan seller, the holder (or an affiliate of the holder) of one or more of The Chantilly Office Portfolio Pari Passu Companion Loans, and the CIRE Equity Retail & Industrial Portfolio Pari Passu Companion Loans, and an affiliate of UBS Securities LLC, one of the underwriters.

In addition, Wells Fargo Bank is the purchaser under separate repurchase agreements with each of Rialto Mortgage and C-III CM or, in each case, with a wholly-owned subsidiary or other affiliate thereof, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Rialto Mortgage or C-III CM, as applicable, or in any such case by its affiliates.

In the case of the repurchase facility provided by Wells Fargo Bank to Rialto Mortgage, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage on a revolving basis. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $146,510,454. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Rialto Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to C-III CM, for which C-III CM’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. C-III CM guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The aggregate Cut-off Date Balance of the C-III CM Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $81,701,901. Proceeds received by C-III CM in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, each of the C-III CM Mortgage Loans subject to such repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III CM, which is a sponsor and mortgage loan seller.

Additionally, C-III CM or a wholly-owned subsidiary or other affiliate of C-III CM is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to some or all of the Mortgage Loans that C-III CM will transfer to the depositor. This hedging arrangement will terminate in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by Rialto Mortgage and C-III CM, respectively, to the depositor.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for some or all of the Rialto Mortgage Loans, the Barclays Mortgage Loans and the C-III CM Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, each a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates of Rialto Mortgage (subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the issuing entity, some or all of the Rialto Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Wells Fargo Bank Mortgage Loans.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

C-III Asset Management LLC, the special servicer, assisted LD II Sub V, LLC or one of its affiliates with due diligence relating to the Mortgage Loans.

C-III Asset Management LLC, the special servicer, is an affiliate of C-III Commercial Mortgage LLC, a sponsor, mortgage loan seller and originator, and C-III Mortgage Funding LLC, an originator.

Barclays, a sponsor, an originator, the holder of one or more of the 188 Spear Street Pari Passu Companion Loans and the ExchangeRight Net Leased Portfolio #27 Pari Passu Companion Loan and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters.

An affiliate of Barclays has provided warehouse financing to Rialto Mortgage for certain Mortgage Loans originated by Rialto Mortgage that are being contributed to this securitization. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to the related warehouse facility is projected to equal approximately $44,901,066. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from an affiliate of Barclays, each of the Rialto Mortgage Loans subject to such warehouse facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

Wilmington Trust, National Association, the trustee, is also the trustee under the WFCM 2019-C50 PSA, which governs the servicing of the Hilton at University Place Whole Loan

Pentalpha Surveillance LLC, the operating advisor and asset representations reviewer, is also the operating advisor and asset representations reviewer under the BBCMS 2019-C3 PSA, which is expected to govern the servicing of the Patuxent Crossing Whole Loan and the Wolverine Portfolio Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a mezzanine loan, if any. Additionally, in some cases, a borrower is required to apply a holdback reserve to prepayment of the related Mortgage Loan if certain release conditions are not satisfied. See “Description of the Mortgage Loan—Certain Terms of the Mortgage Loans—Escrows”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans allocated to the certificates to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans allocated to the certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans allocated to the certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans allocated to the certificates could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout

Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$510,636,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$130,394,000	Class A-S, Class B and Class C certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods, Yield Maintenance Charges or Prepayment Premiums, release of property provisions, amortization terms that require balloon payments, performance reserves being applied to repay a mortgage loan if certain criteria are not timely satisfied), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge or Prepayment Premium would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans allocated to the certificates and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$510,636,000	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates
Class X-B	$130,394,000	Class A-S, Class B and Class C certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are also Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 to this prospectus and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in August 2019; and

●	the Offered Certificates are settled with investors on July 11, 2019.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial

Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	85%	85%	85%	85%	85%
July 2021	67%	67%	67%	67%	67%
July 2022	45%	45%	45%	45%	45%
July 2023	20%	20%	20%	20%	20%
July 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.72	2.71	2.71	2.71	2.71

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.84	4.84	4.82	4.80	4.60

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	97%	97%	97%	97%	97%
July 2025	77%	77%	77%	77%	77%
July 2026	55%	55%	55%	55%	55%
July 2027	33%	33%	33%	33%	33%
July 2028	10%	10%	10%	10%	10%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.27	7.27	7.27	7.27	7.27

Percent of the Maximum Initial Certificate Balance ($200,000,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.81	9.76	9.70	9.63	9.42

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($50,000,000)(1)
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.70	9.60	9.52	9.46	9.34

(1)	The exact initial Certificate Balance of the Class A-3 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-3 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Maximum Initial Certificate Balance ($363,326,000)(1)
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.88	9.86	9.83	9.78	9.53

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Minimum Initial Certificate Balance ($213,326,000)(1)
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.90	9.89	9.88	9.84	9.60

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives may be different than those shown above.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
July 2020	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.93	9.93	9.93	9.93	9.68

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from July 1, 2019 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “Income Tax Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The Income Tax Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, three (3) of the Mortgaged Properties securing three (3) Mortgage Loans representing approximately 6.1% of the Initial Pool Balance, are multifamily properties or mixed use properties with respect to which over 80% of the related Mortgaged Property is multifamily. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Notwithstanding the following, under new legislation enacted on December 22, 2017, and commonly referred to as the “Tax Cuts and Jobs Acts” (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017, Regular Interestholders may be required to accrue amounts of gross income (other than market discount and original issue discount) no later than the year they include such amounts as revenue on their applicable financial statements. Original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position on matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are encouraged to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class     certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, namely, 0% CPR (the “Prepayment Assumption”. See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply all premium bonds (other than tax exempt bonds) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class     certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held, or market discount bonds acquired by the holder on the first day of the year of the election, and for all premium bonds or market discount bonds acquired thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. A Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts (other than qualified stated interest) previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The Income Tax Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), included new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. These rules, which became effective for taxable years starting after December 31, 2017, also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“partnership representatives”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person (the partnership representative) to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be more binding on residual interest holders than were the actions of the “tax matters person’s” under prior law and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will be designated as the partnerships representative of both Trust REMICs and will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, made to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders that are subject to the FATCA requirements and that fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the Offered Certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is (1) a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number, (2) a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person or (3) can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates are refundable by the IRS or allowable as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be reported annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Upper-Tier Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor, Wells Fargo Bank and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
Wells Fargo Securities, LLC	$	$	$	$
Barclays Capital Inc.	$	$	$	$
UBS Securities LLC.	$	$	$	$
Academy Securities, Inc.	$	$	$	$
Drexel Hamilton, LLC	$	$	$	$
Total	$	$	$	$

Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
Wells Fargo Securities, LLC	$	$	$	$
Barclays Capital Inc.	$	$	$	$
UBS Securities LLC.	$	$	$	$
Academy Securities, Inc.	$	$	$	$
Drexel Hamilton, LLC	$	$	$	$
Total	$	$	$	$

Underwriter	Class B	Class C
Wells Fargo Securities, LLC	$	$
Barclays Capital Inc.	$	$
UBS Securities LLC.	$	$
Academy Securities, Inc.	$	$
Drexel Hamilton, LLC	$	$
Total	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have severally agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately      % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from July 1, 2019, before deducting expenses payable by the depositor (such expenses estimated at $     , excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act as in effect on the date of this prospectus, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, a mortgage loan seller, the holder of one or more of the 450-460 Park Avenue South Pari Passu Companion Loans and Nova Place Pari Passu Companion Loans, the master servicer, the certificate administrator, the custodian and the certificate registrar under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays, which is an originator, a sponsor, the holder of one or more of the 188 Spear Street Pari Passu Companion Loans and the ExchangeRight Net Leased Portfolio #27 Pari Passu Companion Loan and a mortgage loan seller. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, which is a sponsor, an originator, a mortgage loan seller and the holder of one or more of The Chantilly Office Portfolio Pari Passu Companion Loans and the CIRE Equity Retail & Industrial Portfolio Pari Passu Companion Loans.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering, affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and joint bookrunner and affiliates of UBS Securities LLC, which is one of the underwriters, a co-lead manager and joint bookrunner for this offering. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)       the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Wells Fargo Bank Mortgage Loans;

(2)       the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Barclays Mortgage Loans;

(3)       the payment by the depositor to UBS AG, New York Branch, an affiliate of UBS Securities LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the UBS AG, New York Branch Mortgage Loans;

(4)       the payment by each of Rialto Mortgage and C-III CM or, in each case, an affiliate thereof, to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with the subject mortgage loan seller or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by the subject mortgage loan seller, or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to the subject mortgage loan seller in connection with the sale of those Mortgage Loans to the depositor by the subject mortgage loan seller; and

(5)       the payment by Rialto Mortgage or an affiliate thereof, to an affiliate of Barclays, which is also an affiliate of Barclays Capital Inc., in an affiliate of Barclays’ capacity as the purchaser under a repurchase agreement with Rialto Mortgage or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by Rialto Mortgage, or an affiliate thereof, under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to Rialto Mortgage in connection with the sale of those Mortgage Loans to the depositor by Rialto Mortgage.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Wells Fargo Securities, LLC, Barclays Capital Inc. and UBS Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-226486-06)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§ 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28202, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226486) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates.

Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is a Plan will be deemed to have represented and warranted that (i) none of the depositor, the mortgage loan sellers, the Trust, the trustee, the certificate administrator, the certificate registrar, the asset representations reviewer, the operating advisor, the underwriters, the master servicer, the special servicer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the Plan has relied in connection with the decision to acquire Offered Certificates, and they are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition of Offered Certificates (unless an applicable prohibited transaction exemption is available (all of the conditions of which are satisfied) to cover the purchase and holding of the Offered Certificates or the transaction is not otherwise prohibited), and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in the Offered Certificates.

The sale of the Offered Certificates to a Plan is in no respect a representation or warranty by the depositor, the underwriters, the trustee, the certificate administrator, the special servicer or the master servicer that this investment meets any relevant legal requirements with respect to investments by Plans generally or any particular Plan, that the Exemption would apply to the acquisition of this investment by ERISA Plans in general or any particular ERISA Plan, or that this investment is appropriate for Plans generally or for any particular Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that is not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in June 2052. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties or default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1

17g-5 Information Provider	337
1986 Act	515
1996 Act	492

2

2015 Budget Act	524

3

30/360 Basis	377

4

401(c) Regulations	536

A

AB Modified Loan	390
Accelerated Mezzanine Loan Lender	329
Acceptable Insurance Default	394
Acting General Counsel’s Letter	149
Actual/360 Basis	203
Actual/360 Loans	365
ADA	495
Additional Exclusions	394
Administrative Cost Rate	312
ADR	153
Advances	360
Affirmative Asset Review Vote	436
Agreement	217
Annual Debt Service	153
Appraisal Institute	241
Appraisal Reduction Amount	386
Appraisal Reduction Event	385
Appraised Value	154
Appraised-Out Class	391
ASR Consultation Process	410
Assessment of Compliance	471
Asset Representations Reviewer Asset Review Fee	384
Asset Representations Reviewer Fee	384
Asset Representations Reviewer Fee Rate	384
Asset Representations Reviewer Termination Event	441
Asset Representations Reviewer Upfront Fee	384
Asset Review	438
Asset Review Notice	436
Asset Review Quorum	436
Asset Review Report	439
Asset Review Report Summary	439
Asset Review Standard	438
Asset Review Trigger	434
Asset Review Vote Election	436
Asset Status Report	406
Assumed Certificate Coupon	294
Assumed Final Distribution Date	321
Assumed Scheduled Payment	314
Attestation Report	471
AUL	180
Available Funds	305

B

Balloon LTV Ratio	158
Balloon Payment	159
Bankruptcy Code	485
Barclays	249
Barclays Data Tape	251
Barclays Holdings	249
Barclays Mortgage Loans	251
Barclays Review Team	251
Bartow Access Restriction Event	209
Bartow Access Restriction Payment	209
Bartow License Agreement	198
Base Interest Fraction	320
BBCMS 2019-C3 PSA	218
Beds	165
Benefited Party	199
Borrower Party	329
Borrower Party Affiliate	329
Breach Notice	348

C

C(WUMP)O	21
Cash Flow Analysis	154
CERCLA	492
Certificate Administrator/Trustee Fee	383
Certificate Administrator/Trustee Fee Rate	383
Certificate Balance	303
Certificate Owners	339

Certificateholder	330
Certificateholder Quorum	444
Certificateholder Repurchase Request	456
Certifying Certificateholder	342
C-III AM	284
C-III Capital Group	264
C-III CM	264
C-III CM Mortgage Loans	264
C-III MF	265
C-III Parent	264
Citadel Owner	196
Citadel Property	196
Class A Certificates	302
Class A-SB Planned Principal Balance	314
Class X Certificates	302
Clearstream	338
Clearstream Participants	340
Closing Date	152, 230
CMBS	59
Code	513
Collateral Deficiency Amount	390
Collection Account	364
Collection Period	306
Communication Request	342
Companion Distribution Account	365
Companion Holder	218
Companion Holders	218
Companion Loan Rating Agency	218
Companion Loans	151
Compensating Interest Payment	322
Constant Prepayment Rate	504
Constraining Level	293
Consultation Termination Event	423
Control Eligible Certificates	417
Control Note	218
Control Termination Event	422
Controlling Class	417
Controlling Class Certificateholder	417
Controlling Holder	219
Corrected Loan	406
CPP	504
CPR	504
CPY	504
CRE Loans	246
CREC	180
Credit Risk Retention Rules	287
CREFC®	326
CREFC® Intellectual Property Royalty License Fee	385
CREFC® Intellectual Property Royalty License Fee Rate	385
CREFC® Reports	326
Cross-Collateralized Mortgage Loan Repurchase Criteria	351
Cross-Over Date	310
CRR	130
CRR Amendment	130
CRR II	130
Cumulative Appraisal Reduction Amount	390
Cure/Contest Period	438
Custodian	278
Cut-off Date	151
Cut-off Date Balance	155
Cut-off Date Loan-to-Value Ratio	156
Cut-off Date LTV Ratio	156

D

D or @%(#)	160
D or GRTR of @% or YM(#)	160
D or YM(#)	160
D(#)	160
DBRS	440
Debt Service Coverage Ratio	157
Declaration	199
Defaulted Loan	413
Defeasance Deposit	206
Defeasance Loans	205
Defeasance Lock-Out Period	205
Defeasance Option	205
Definitive Certificate	338
Delegated Directive	18
Delinquent Loan	435
Depositories	339
Determination Date	304
Developer Member	217
Diligence File	345
Directing Certificateholder	416
Directing Certificateholder Asset Status Report Approval Process	408
Disclosable Special Servicer Fees	382
Discount Rate	320
Discount Yield	293
Dispute Resolution Consultation	459
Dispute Resolution Cut-off Date	459
Distribution Accounts	365
Distribution Date	304
Distribution Date Statement	326
DND	185
Dodd-Frank Act	127
DOL	533
DSCR	157
DTC	338

DTC Participants	339
DTC Rules	340
Due Date	202, 306

E

ECLIPSE	181
EDGAR	531
EEA	18
Effective Gross Income	154
Eligible Asset Representations Reviewer	440
Eligible Operating Advisor	430
Enforcing Party	457
Enforcing Servicer	456
EPH	180
ESA	179, 182
ESAs	130
EU Institutional Investors	129
EU Risk Retention and Due Diligence Requirements	129
EU Securitization Regulation	129
Euroclear	338
Euroclear Operator	341
Euroclear Participants	341
Excelitas	180
Exception Schedules	301
Excess Modification Fee Amount	378
Excess Modification Fees	376
Excess Prepayment Interest Shortfall	323
Exchange Act	230
Excluded Controlling Class Holder	328
Excluded Controlling Class Loan	329
Excluded Information	329
Excluded Loan	329
Excluded Plan	535
Excluded Special Servicer	445
Excluded Special Servicer Loan	445
Exemption	533
Exemption Rating Agency	533

F

FATCA	526
FDIA	147
FDIC	148
FIEL	23
Final Asset Status Report	409
Final Dispute Resolution Election Notice	459
Financial Promotion Order	20
FINRA	530
FIRREA	149
Fitch	281, 469
FPO Persons	20
FSMA	19
Fund	288

G

GAAP	288
Gain-on-Sale Entitlement Amount	306
Gain-on-Sale Remittance Amount	306
Gain-on-Sale Reserve Account	366
Garn Act	494
GLA	158
Government Securities	204
GRCC	182
GRTR of @% or YM(#)	160
GTAT	180

H

horizontal risk retention certificates	54
Horizontal Risk Retention Certificates	288, 302

I

Impermissible Risk Retention Affiliate	448
Impermissible TPP Affiliate	448
Income Producing Release Parcel	208
Income Tax Regulations	513
Indirect Participants	339
Individual Guarantors	200
Initial Delivery Date	407
Initial Pool Balance	151
Initial Requesting Certificateholder	456
In-Place Cash Management	158
Institutional Investor	22
Insurance and Condemnation Proceeds	364
Intercreditor Agreement	218
Interest Accrual Amount	312
Interest Accrual Period	313
Interest Distribution Amount	312
Interest Reserve Account	365
Interest Shortfall	312
Interested Person	415
Interest-Only Certificates	291
Interest-Only Expected Price	297
Interpolated Yield	292, 296
Investor Certification	330

J

Japanese Affected Investors	131
Japanese Retention Requirement	131
JFSA	131
JRR Rule	131

K

KBRA	440, 469

L

L(#)	160
LDEQ	181
Lennar	230
Liquidation Fee	379
Liquidation Fee Rate	379
Liquidation Proceeds	365
Loan Per Unit	158
Loan-Specific Directing Certificateholder	417
Lock-out Period	203
Loss of Value Payment	352
Lower-Tier Regular Interests	513
Lower-Tier REMIC	304, 513
LTV Ratio	155
LTV Ratio at Maturity	158

M

MADEP	180
MAI	353
Major Decision	418
Major Decision Reporting Package	418
MAS	22
Master Servicer Decision	397
Master Servicer Proposed Course of Action Notice	457
Material Defect	348
Maturity Date Balloon Payment	159
MDEQ	182, 199
MH Owner	171
MiFID II	18
MIFID II	19
MLPA	343
Mobile Home Use Payment	211
Modification Fees	377
Moody’s	282, 469
Morningstar	281
Mortgage	152
Mortgage File	343
Mortgage Loans	151
Mortgage Note	151
Mortgage Pool	151
Mortgage Rate	312
Mortgaged Property	152

N

Net Mortgage Rate	311
Net Operating Income	159
NFA	530
NI 33-105	24
Non-Control Note	219
Non-Controlling Holder	219
Non-Income Producing Release Parcel	208
Nonrecoverable Advance	361
Non-Serviced Certificate Administrator	219
Non-Serviced Companion Loan	219
Non-Serviced Directing Certificateholder	219
Non-Serviced Master Servicer	219
Non-Serviced Mortgage Loan	219
Non-Serviced Pari Passu Companion Loan	219
Non-Serviced Pari Passu Mortgage Loan	220
Non-Serviced Pari Passu Whole Loan	220
Non-Serviced PSA	220
Non-Serviced Special Servicer	220
Non-Serviced Trustee	220
Non-Serviced Whole Loan	220
Non-U.S. Person	525
Notional Amount	304
NRA	159
NRSRO	328
NRSRO Certification	331

O

O(#)	160
OCC	238
Occupancy As Of Date	159
Occupancy Rate	159
Offered Certificates	302
OID Regulations	517
OLA	149
OPC	181
Operating Advisor Annual Report	428
Operating Advisor Consultation Event	300
Operating Advisor Consulting Fee	383
Operating Advisor Expenses	384

Operating Advisor Fee	383
Operating Advisor Fee Rate	383
Operating Advisor Standard	427
Operating Advisor Termination Event	431
Other Master Servicer	220
Other PSA	220
Other Special Servicer	220

P

P&I Advance	360
P&I Advance Date	359
PACE	217
Pads	165
Par Purchase Price	413
Pari Passu Companion Loans	151
Pari Passu Mortgage Loan	220
Partial Release	210
Participants	338
Parties in Interest	532
partnership representatives	524
Pass-Through Rate	310
Patriot Act	496
Patuxent Crossing Release Parcel	209
PCE	182
PCIS Persons	20
Pentalpha Surveillance	286
Percentage Interest	304
Periodic Payments	305
Permitted Investments	304, 366
Permitted Special Servicer/Affiliate Fees	383
PIPs	183
PL	242
plaintiff	185
Plans	532
PML	242, 270
PRC	20
Preferred Equity Interest	217
Preferred Equity Investor	217
Preliminary Dispute Resolution Election Notice	459
Prepayment Assumption	518
Prepayment Interest Excess	322
Prepayment Interest Shortfall	322
Prepayment Premium	320
Prepayment Provisions	159
PRIIPS Regulation	18
Primary Collateral	351
Prime Finance	289
Prime Rate	364
Principal Balance Certificates	302
Principal Distribution Amount	313
Principal Shortfall	314
Privileged Information	431
Privileged Information Exception	431
Privileged Person	328
Professional Investors	21
Prohibited Prepayment	322
Promotion of Collective Investment Schemes Exemptions Order	20
Proposed Course of Action	458
Proposed Course of Action Notice	458
Prospectus	21
Prospectus Directive	18
PROSPECTUS DIRECTIVE	19
PSA	302
PSA Party Repurchase Request	457
PTCE	536
Purchase Price	352

Q

Qualification Criteria	237, 246
Qualified Investor	18
Qualified Replacement Special Servicer	445
Qualified Substitute Mortgage Loan	353
Qualifying CRE Loan Percentage	288

R

RAC No-Response Scenario	468
RAO	180
Rated Final Distribution Date	321
Rating Agencies	469
Rating Agency Confirmation	469
RCRA	180
REA	71, 178
Realized Loss	324
REC	180, 182
Record Date	304
Registration Statement	531
Regular Certificates	302
Regular Interestholder	516
Regular Interests	513
Regulation AB	472
Reimbursement Rate	364
Related Proceeds	363
Release Date	205
Release Property	210
Released Property	207
Relevant Investor	22
Relevant Persons	20
Relief Act	495

Remaining Term to Maturity	161
REMIC	513
REO Account	366
REO Loan	316
REO Property	406
Repurchase Request	457
Requesting Certificateholder	459
Requesting Holders	391
Requesting Investor	342
Requesting Party	468
Required Credit Risk Retention Percentage	288
Requirements	496
Residual Certificates	302
Resolution Failure	457
Resolved	457
Restricted Group	533
Restricted Party	431
Retaining Sponsor	287
Review Materials	436
RevPAR	161
Rialto Mortgage	230
Rialto Mortgage Data Tape	236
Rialto Mortgage Loans	231
Rialto Mortgage Review Team	236
Risk Retention Affiliate	430
Risk Retention Affiliated	430
RMBS	279
ROFO	194
ROFR	194
Rooms	165
Rule 15Ga-1 Reporting Period	246
Rule 17g-5	331

S

S&P	281
Scheduled Certificate Interest Payments	295
Scheduled Certificate Principal Payments	291
Scheduled Principal Distribution Amount	313
SEC	230
Securities Act	471
Securitization Accounts	302, 366
SEL	242
Senior Certificates	302
Serviced Companion Loan	220
Serviced Mortgage Loan	220
Serviced Pari Passu Companion Loan	221
Serviced Pari Passu Companion Loan Securities	449
Serviced Pari Passu Mortgage Loan	221
Serviced Pari Passu Whole Loan	221
Serviced Whole Loan	221
Servicer Termination Event	448
Servicing Advances	360
Servicing Fee	375
Servicing Fee Rate	375
Servicing Shift Companion Loan	221
Servicing Shift Date	221
Servicing Shift Mortgage Loan	221
Servicing Shift PSA	221
Servicing Shift Whole Loan	221
Servicing Standard	358
SF	161
SFA	22
SFO	21
Similar Law	532
SIPC	530
SMMEA	536
Special Servicer	284
Special Servicing Fee	378
Special Servicing Fee Rate	378
Specially Serviced Loans	403
Sq. Ft.	161
Square Feet	161
SSDS	182
Startup Day	513
Stated Principal Balance	315
Sterling Hills	185
Structured Product	21
Structuring Assumptions	504
Subordinate Certificates	302
Subsequent Asset Status Report	407
Sub-Servicing Agreement	359
Substitute Property	207
Swap-Priced Expected Price	295
Swap-Priced Principal Balance Certificates	291

T

T-12	161
Target Price	294
Tax Cuts and Jobs Act	516
Term to Maturity	161
Termination Purchase Amount	473
Terms and Conditions	341
Tests	438
Third Party Purchaser	288
Title V	495
Total Operating Expenses	154

TRIPRA	92
Trust	276
Trust REMICs	513
TTM	161

U

U.S. Person	525
U/W DSCR	157
U/W Expenses	161
U/W NCF	161
U/W NCF Debt Yield	163
U/W NCF DSCR	157
U/W Net Cash Flow	161
U/W Net Operating Income	164
U/W NOI	164
U/W NOI Debt Yield	164
U/W NOI DSCR	164
U/W Revenues	165
UBS AG, New York Branch	256
UBS AG, New York Branch Data Tape	258
UBS AG, New York Branch Deal Team	257
UBS AG, New York Branch Mortgage Loans	257
UBS Qualification Criteria	259
UBSRES	256
UCC	282, 480
Underwriter Entities	116
Underwriting Agreement	528
Underwritten Debt Service Coverage Ratio	157
Underwritten Expenses	161
Underwritten NCF	161
Underwritten NCF Debt Yield	163
Underwritten Net Cash Flow	161
Underwritten Net Cash Flow Debt Service Coverage Ratio	157
Underwritten Net Operating Income	164
Underwritten Net Operating Income Debt Service Coverage Ratio	164
Underwritten NOI	164
Underwritten NOI Debt Yield	164
Underwritten Revenues	165
Units	165
Unscheduled Principal Distribution Amount	314
Unsolicited Information	437
Upper-Tier REMIC	304, 513
UST	180

V

Volcker Rule	128
Voting Rights	337

W

WAC Rate	311
Wachovia Bank	238
Weighted Average Mortgage Rate	165
weighted averages	165
Wells Fargo Bank	238
Wells Fargo Bank Data Tape	245
Wells Fargo Bank Deal Team	244
Wells Fargo Bank Mortgage Loans	241
WFCM 2019-C50 PSA	221
Whole Loan	151
Withheld Amounts	366
Workout Fee	378
Workout Fee Rate	378
Workout-Delayed Reimbursement Amount	364
WTNA	276

Y

Yield Maintenance Charge	320
Yield-Priced Expected Price	297
Yield-Priced Principal Balance Certificates	291
YM(#)	160

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)
1	Nova Place	WFB		100 South Commons	Pittsburgh	PA	15212	Office	CBD	1966	2019	1,142,745
2	188 Spear Street	Barclays		188 Spear Street	San Francisco	CA	94105	Office	CBD	1972	2012	218,669
3	450-460 Park Avenue South	WFB		450-460 Park Avenue South	New York	NY	10016	Office	CBD	1912	2019	182,845
4	El Con Center	RMF		3601 East Broadway Boulevard	Tucson	AZ	85716	Retail	Anchored	1971	2014	480,383
5	Shetland Park	RMF		16 Lynch Street; 18 Perkins Street; 47 and 78 Congress Street	Salem	MA	01970	Mixed Use	Industrial/Office/Self Storage	1916	2016	1,191,297
6	ExchangeRight Net Leased Portfolio #27	Barclays		Various	Various	Various	Various	Various	Various	Various	Various	349,490
6.01	Hy-Vee - Cottage Grove, MN	Barclays		7280 East Point Douglas Road South	Cottage Grove	MN	55016	Retail	Single Tenant	2017		100,206
6.02	BioLife Plasma Services - Savannah, GA	Barclays		3603 Ogeechee Road	Savannah	GA	31405	Office	Medical	2019		15,730
6.03	Pick n Save - Muskego, WI	Barclays		S74 W17005 Janesville Road	Muskego	WI	53150	Retail	Single Tenant	1988	2017	62,300
6.04	Walgreens - Lubbock, TX	Barclays		6420 82nd Street	Lubbock	TX	79424	Retail	Single Tenant	2006		14,820
6.05	Walgreens - Houma, LA	Barclays		5831 West Park Avenue	Houma	LA	70364	Retail	Single Tenant	2006		14,490
6.06	Walgreens - Greendale, WI	Barclays		6210 West Loomis Road	Greendale	WI	53129	Retail	Single Tenant	1998		13,905
6.07	Walgreens - Edmond, OK	Barclays		2675 North Kelly Avenue	Edmond	OK	73003	Retail	Single Tenant	2007		14,762
6.08	Tractor Supply - Duncansville, PA	Barclays		2002 Plank Road	Duncansville	PA	16635	Retail	Single Tenant	2004		19,104
6.09	Walgreens - Dayton, OH	Barclays		1542 Wayne Avenue	Dayton	OH	45410	Retail	Single Tenant	1998		13,905
6.10	Walgreens - Augusta, GA	Barclays		672 Furys Ferry Road	Augusta	GA	30907	Retail	Single Tenant	2004		13,650
6.11	Advance Auto Parts - Houston, TX	Barclays		12611 Market Street	Houston	TX	77015	Retail	Single Tenant	2018		6,912
6.12	O’Reilly - South Houston, TX	Barclays		1502 College Avenue	South Houston	TX	77587	Retail	Single Tenant	2013		7,000
6.13	O’Reilly - Knoxville, TN	Barclays		5904 Clinton Highway	Knoxville	TN	37912	Retail	Single Tenant	2014		7,125
6.14	Dollar General - South Point, OH	Barclays		314 Delta Lane	South Point	OH	45680	Retail	Single Tenant	2019		9,002
6.15	Dollar General - Slidell, LA	Barclays		62257 Highway 11	Slidell	LA	70364	Retail	Single Tenant	2018		9,002
6.16	Dollar General - Houma, LA	Barclays		2298 Coteau Road	Houma	LA	70364	Retail	Single Tenant	2018		9,026
6.17	Dollar Tree - Kaukauna, WI	Barclays		321 East Ann Street	Kaukauna	WI	54130	Retail	Single Tenant	2018		9,525
6.18	Dollar General - Mansfield, OH	Barclays		2257 Park Avenue East	Mansfield	OH	44903	Retail	Single Tenant	2019		9,026
7	Royal Caribbean - Miramar	UBS AG		14700 Caribbean Way	Miramar	FL	33027	Office	Suburban	2001	2018	128,540
8	TOPS Self Storage	RMF		3485 Old Conejo Road	Thousand Oaks	CA	91320	Self Storage	Self Storage	1982	2018	149,599
9	Center North	Barclays		14600 Detroit Avenue	Lakewood	OH	44107	Multifamily	High Rise	1974	2019	211
10	The Chantilly Office Portfolio	UBS AG		Various	Chantilly	VA	20151	Office	Suburban	Various		429,126
10.01	Stoneleigh I	UBS AG		4800 Westfields Boulevard	Chantilly	VA	20151	Office	Suburban	2006		109,598
10.02	Stoneleigh II	UBS AG		4840 Westfields Boulevard	Chantilly	VA	20151	Office	Suburban	2006		106,547
10.03	Glenview II	UBS AG		14155 Newbrook Drive	Chantilly	VA	20151	Office	Suburban	2000		77,427
10.04	Glenview I	UBS AG		14151 Newbrook Drive	Chantilly	VA	20151	Office	Suburban	2000		76,760
10.05	Glenbrook III	UBS AG		14150 Newbrook Drive	Chantilly	VA	20151	Office	Suburban	2000		58,794
11	CIRE Equity Retail & Industrial Portfolio	UBS AG		Various	Various	Various	Various	Various	Various	Various	Various	1,190,355
11.01	Wood Village Town Center	UBS AG		22557 Park Lane	Wood Village	OR	97060	Retail	Anchored	2006		137,105
11.02	Pecan Promenade	UBS AG		2735-2755 South 99th Avenue; 9820-9870 West Lower Buckeye Road	Tolleson	AZ	85353	Retail	Anchored	2006		141,485
11.03	Valley Plaza	UBS AG		3115 South McClintock Drive	Tempe	AZ	85282	Retail	Anchored	1991		146,226
11.04	Pear Tree	UBS AG		504 East Perkins Street	Ukiah	CA	95482	Retail	Anchored	1977	1998	197,437
11.05	Glendale Market Square	UBS AG		5840, 5870, 5880, 5890 West Bell Road; 17045 North 59th Avenue	Glendale	AZ	85308	Retail	Anchored	1988		185,907
11.06	Central Park Shopping Center	UBS AG		7425-7719 East Iliff Avenue; 2150 South Quebec Street	Unincorporated Arapahoe	CO	80231	Retail	Anchored	1986		147,563
11.07	Val Vista Towne Center	UBS AG		1395-1505 East Warner Road	Gilbert	AZ	85296	Retail	Anchored	2000		93,352
11.08	2641 Hall Ave - Riverside, CA	UBS AG		2641 Hall Avenue	Riverside	CA	92509	Industrial	Warehouse	1987		34,982
11.09	606 W Troy - Indianapolis, IN	UBS AG		606 West Troy Avenue	Indianapolis	IN	46225	Industrial	Warehouse	1967	1989	22,860
11.10	Homeland - Bartow, FL	UBS AG		5700 US Highway 17 South	Bartow	FL	33830	Industrial	Warehouse	1983		67,438
11.11	2621 Hall Ave - Riverside, CA	UBS AG		2621 Hall Avenue	Riverside	CA	92509	Industrial	Warehouse	1990		16,000
12	155 Tice Boulevard	WFB		155 Tice Boulevard	Woodcliff Lake	NJ	07677	Office	Suburban	1980	2009	118,092
13	Grand Plaza Commercial	RMF		701 West Cesar Estrada Chavez Avenue	Los Angeles	CA	90012	Mixed Use	Retail/Office	1991	2019	71,320
14	Patuxent Crossing	Barclays		9755 Patuxent Woods Drive and 9770-9830 Patuxent Woods Drive	Columbia	MD	21046	Office	Suburban	1986		294,730
15	3636 North Central Avenue	Barclays		3636 North Central Avenue	Phoenix	AZ	85012	Office	CBD	1983	2018	218,081
16	Rittenhouse Square	Barclays		1501 Locust Street	Philadelphia	PA	19102	Mixed Use	Multifamily/Retail	1912	2009	34,205
17	CVS El Monte and Ontario	RMF	Crossed Group 1	Various	Various	CA	Various	Retail	Single Tenant	Various		45,980
17.01	CVS Ontario	RMF	Crossed Group 1	2456 South Grove Avenue	Ontario	CA	91761	Retail	Single Tenant	1985		26,006
17.02	CVS El Monte	RMF	Crossed Group 1	9920 Garvey Avenue	El Monte	CA	91733	Retail	Single Tenant	1968		19,974
18	CVS Compton	RMF	Crossed Group 1	220 East Compton Boulevard	Compton	CA	90220	Retail	Single Tenant	1983		22,880
19	Crossroads Shopping Center - Madera	WFB		1406-1490 East Yosemite Avenue	Madera	CA	93638	Retail	Anchored	2008		95,754
20	Cross Creek Shopping Center	CIIICM		14500-14544 Racho Boulevard	Taylor	MI	48180	Retail	Anchored	1991	2019	141,468
21	University Square Shopping Center	RMF		12730 West Interstate Highway 10	San Antonio	TX	78230	Retail	Anchored	1998		76,172
22	El Paso Self Storage Portfolio	CIIICM		Various	El Paso	TX	Various	Self Storage	Self Storage	Various		217,370
22.01	Extra Space Self Storage - Resler	CIIICM		995 North Resler Drive	El Paso	TX	79912	Self Storage	Self Storage	2009		77,625
22.02	Extra Space Self Storage - Helen of Troy	CIIICM		6950 Helen of Troy Drive	El Paso	TX	79911	Self Storage	Self Storage	2014		79,590
22.03	Extra Space Self Storage - Dyer	CIIICM		10201 Dyer Street	El Paso	TX	79924	Self Storage	Self Storage	2012		60,155
23	Johnson Storage Portfolio	CIIICM		Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	365,364
23.01	Superior Self Storage	CIIICM		3102 South McColl Road	Edinburg	TX	78539	Self Storage	Self Storage	2005	2018	50,350
23.02	Barksdale Self Storage	CIIICM		2205 Barksdale Boulevard	Bossier City	LA	71112	Self Storage	Self Storage	1984	2018	59,815
23.03	Action Self Storage	CIIICM		1624 Morgan Boulevard	Harlingen	TX	78550	Self Storage	Self Storage	1986	2018	50,690
23.04	Owosso Mini Storage	CIIICM		1005 West Main Street	Owosso	MI	48867	Self Storage	Self Storage	1991	2015	39,200
23.05	A&A Self Storage	CIIICM		68 Green Street	Warner Robins	GA	31093	Self Storage	Self Storage	1991	2018	40,150
23.06	North Main Self Storage	CIIICM		1712 North Main Street	Las Cruces	NM	88001	Self Storage	Self Storage	1975	2018	35,561
23.07	Industrial Park Mini Storage	CIIICM		970 North Pine Hill Road	Birmingham	AL	35217	Self Storage	Self Storage	1988	2017	17,950
23.08	Euclid Self Storage	CIIICM		1381 East 276th Street	Euclid	OH	44132	Self Storage	Self Storage	1985	2018	35,298
23.09	Hallmark Mini Storage	CIIICM		4013 East Stan Schlueter Loop	Killeen	TX	76542	Self Storage	Self Storage	2003	2016	36,350
24	Hilton at University Place	Barclays		8629 JM Keynes Drive	Charlotte	NC	28262	Hospitality	Full Service	1988	2016	393
25	Embassy Suites - Williamsburg	CIIICM		3006 Mooretown Road	Williamsburg	VA	23185	Hospitality	Full Service	1987	2015	161
26	Alma Park Shopping Center	WFB		2040 and 2050 North Alma School Road	Chandler	AZ	85224	Retail	Anchored	1985		68,678
27	Holiday Inn Express - Orem	WFB		1290 West University Parkway	Orem	UT	84058	Hospitality	Limited Service	2010	2018	122
28	Courtyard by Marriott Beaumont	CIIICM		2275 Interstate 10 South	Beaumont	TX	77705	Hospitality	Select Service	1998	2018	78
29	Frederick Avenue Shopping Center	RMF		401 North Frederick Avenue	Gaithersburg	MD	20878	Retail	Unanchored	1962		30,420
30	Coventry Commons	UBS AG		43401-43429 Joy Road	Canton Township	MI	48187	Retail	Anchored	1987		111,484
31	Asbury Commons	UBS AG		2851 Henley Road	Green Cove Springs	FL	32043	Retail	Anchored	2004		55,273
32	Hampton Inn - Milan	UBS AG		11608 US-250	Milan	OH	44846	Hospitality	Limited Service	2014		70
33	Cedar Run Corporate Center	RMF		901 East 8th Avenue	King of Prussia	PA	19406	Office	Suburban	1973	2002	59,034
34	Holiday Inn Express Wilkes Barre East	RMF		1063 Highway 315	Wilkes Barre	PA	18702	Hospitality	Limited Service	1990	2019	117
35	CLC Self Storage - Redford	WFB		15440 Telegraph Road	Redford	MI	48239	Self Storage	Self Storage	2006		56,557
36	Dick’s Sporting Goods - Wausau	UBS AG		4600 Rib Mountain Drive	Rib Mountain	WI	54401	Retail	Single Tenant	2016		45,000
37	All American Storage Bloomington South	CIIICM		2600 South Henderson Street	Bloomington	IN	47401	Self Storage	Self Storage	1990	2007	55,114

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)
38	Firewheel Corners Shopping Center	RMF		5255 President George Bush Turnpike	Garland	TX	75040	Retail	Shadow Anchored	2005		22,125
39	Lakeland MHP	CIIICM		5545, 5575, 5595 Old Highway 53	Clearlake	CA	95422	Manufactured Housing Community	Manufactured Housing Community	1950	2017	107
40	All American Storage East	CIIICM		100 Kingston Drive	Bloomington	IN	47408	Self Storage	Self Storage	1986		50,784
41	Wolverine Portfolio	UBS AG		Various	Various	Various	Various	Manufactured Housing Community	Manufactured Housing Community	Various	Various	1,649
41.01	Apple Tree Estates	UBS AG		1061 Wilson Avenue Northwest	Walker	MI	49534	Manufactured Housing Community	Manufactured Housing Community	1971	2005	238
41.02	South Lyon	UBS AG		530 Lanier Street	South Lyon	MI	48178	Manufactured Housing Community	Manufactured Housing Community	1972		211
41.03	Metro Commons	UBS AG		28745 Van Born Road	Romulus	MI	48174	Manufactured Housing Community	Manufactured Housing Community	1978		227
41.04	Brighton Village	UBS AG		7500 West Grand River	Brighton	MI	48114	Manufactured Housing Community	Manufactured Housing Community	1960		193
41.05	College Heights	UBS AG		3501 Auburn Road	Auburn Hills	MI	48326	Manufactured Housing Community	Manufactured Housing Community	1964		161
41.06	Hillcrest	UBS AG		3205 Douglas Avenue	Kalamazoo	MI	49004	Manufactured Housing Community	Manufactured Housing Community	1962		150
41.07	Royal Village	UBS AG		7519 Dorr Street; 7519 Nebraska Avenue	Toledo	OH	43615	Manufactured Housing Community	Manufactured Housing Community	1979		233
41.08	Fernwood	UBS AG		2701 Staghorn Court	Deland	FL	32724	Manufactured Housing Community	Manufactured Housing Community	1971		92
41.09	Satellite Bay	UBS AG		6250 Roosevelt Boulevard	Clearwater	FL	33760	Manufactured Housing Community	Manufactured Housing Community	1973		83
41.10	Chalet Village	UBS AG		14622 North Nebraska Avenue	Tampa	FL	33613	Manufactured Housing Community	Manufactured Housing Community	1965	2005	61
42	Gala Bend Apartments	Barclays		525 West Avon Road	Sparta	WI	54656	Multifamily	Garden	2017		48
43	Palms at Dover	CIIICM		5134 and 5230 East 60 Highway and 5205 Berry Patch Road	Dover	FL	33527	Manufactured Housing Community	Manufactured Housing Community	1972	2017	127
44	3699 Hamner Ave Retail Center	WFB		3699 Hamner Avenue	Norco	CA	92860	Retail	Unanchored	2005		12,787
45	Depot Self Storage	RMF		2450 Derita Road	Concord	NC	28027	Self Storage	Self Storage	2002		59,450
46	Walgreens - Richardson, TX	WFB		500 Centennial Boulevard	Richardson	TX	75081	Retail	Single Tenant	2007		14,820
47	Concourse Office Center	WFB		4343 Concourse Drive	Ann Arbor	MI	48108	Office	Suburban	2003		29,668
48	Apache West MHP	CIIICM		1035 West Main Street	Mesa	AZ	85201	Manufactured Housing Community	Manufactured Housing Community	1955	2016	75
49	Elmira Shopping Center	CIIICM		179 Elmira Road	Vacaville	CA	95687	Retail	Unanchored	2004		13,277
50	Stuff N’ Storage	CIIICM		1139 Vanderbilt Circle	Manteca	CA	95337	Self Storage	Self Storage	1989	2018	33,215
51	Quality Inn and Suites - Portsmouth	RMF		5100 Old Scioto Trail	Portsmouth	OH	45662	Hospitality	Limited Service	2000	2018	62
52	Cool Storage	RMF		1001 North Barfield Drive	Marco Island	FL	34145	Self Storage	Self Storage	1984	2003	15,743
53	Sunshine Self Storage	CIIICM		2250 Highway 129	Jefferson	GA	30549	Self Storage	Self Storage	2002		35,400
54	Rolling Oaks MHP	CIIICM		1606 Frances Street and 1500 Grant Street	Pleasanton	TX	78064	Manufactured Housing Community	Manufactured Housing Community	1995	2019	62

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance ($)	Cut-off Date Balance ($)(3)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate
1	Nova Place	Sq. Ft.	123	71,000,000	71,000,000	9.7%	71,000,000	N	6/3/2019	7/11/2019	6/11/2029		6/11/2029		4.19200%	0.00219%	0.00960%	0.01500%	0.00050%
2	188 Spear Street	Sq. Ft.	572	47,000,000	47,000,000	6.4%	47,000,000	N	6/5/2019	7/6/2019	6/6/2029		6/6/2029		3.57000%	0.00000%	0.00960%	0.00500%	0.00050%
3	450-460 Park Avenue South	Sq. Ft.	410	45,000,000	45,000,000	6.2%	45,000,000	N	5/1/2019	6/11/2019	5/11/2029		5/11/2029		3.70000%	0.00219%	0.00960%	0.00500%	0.00050%
4	El Con Center	Sq. Ft.	131	45,000,000	45,000,000	6.2%	45,000,000	N	5/1/2019	6/6/2019	5/6/2029		5/6/2029		4.82000%	0.00219%	0.00960%	0.00500%	0.00050%
5	Shetland Park	Sq. Ft.	49	45,000,000	44,901,066	6.2%	41,602,963	N	5/1/2019	6/6/2019		6/6/2019	5/6/2024		5.15000%	0.00219%	0.00960%	0.00500%	0.00050%
6	ExchangeRight Net Leased Portfolio #27	Sq. Ft.	146	41,000,000	41,000,000	5.6%	41,000,000	N	5/7/2019	6/6/2019	5/6/2029		5/6/2029		4.34275%	0.00219%	0.00960%	0.00500%	0.00050%
6.01	Hy-Vee - Cottage Grove, MN	Sq. Ft.		10,665,622	10,665,622	1.5%
6.02	BioLife Plasma Services - Savannah, GA	Sq. Ft.		5,132,027	5,132,027	0.7%
6.03	Pick n Save - Muskego, WI	Sq. Ft.		3,895,201	3,895,201	0.5%
6.04	Walgreens - Lubbock, TX	Sq. Ft.		2,754,750	2,754,750	0.4%
6.05	Walgreens - Houma, LA	Sq. Ft.		2,643,918	2,643,918	0.4%
6.06	Walgreens - Greendale, WI	Sq. Ft.		2,489,716	2,489,716	0.3%
6.07	Walgreens - Edmond, OK	Sq. Ft.		2,392,423	2,392,423	0.3%
6.08	Tractor Supply - Duncansville, PA	Sq. Ft.		1,768,501	1,768,501	0.2%
6.09	Walgreens - Dayton, OH	Sq. Ft.		1,326,089	1,326,089	0.2%
6.10	Walgreens - Augusta, GA	Sq. Ft.		1,301,077	1,301,077	0.2%
6.11	Advance Auto Parts - Houston, TX	Sq. Ft.		1,019,177	1,019,177	0.1%
6.12	O’Reilly - South Houston, TX	Sq. Ft.		957,336	957,336	0.1%
6.13	O’Reilly - Knoxville, TN	Sq. Ft.		875,416	875,416	0.1%
6.14	Dollar General - South Point, OH	Sq. Ft.		815,181	815,181	0.1%
6.15	Dollar General - Slidell, LA	Sq. Ft.		795,103	795,103	0.1%
6.16	Dollar General - Houma, LA	Sq. Ft.		754,946	754,946	0.1%
6.17	Dollar Tree - Kaukauna, WI	Sq. Ft.		729,246	729,246	0.1%
6.18	Dollar General - Mansfield, OH	Sq. Ft.		684,270	684,270	0.1%
7	Royal Caribbean - Miramar	Sq. Ft.	228	29,250,000	29,250,000	4.0%	29,250,000	N	5/6/2019	6/6/2019	5/6/2029		5/6/2029		4.17500%	0.00219%	0.00960%	0.00500%	0.00050%
8	TOPS Self Storage	Sq. Ft.	180	27,000,000	27,000,000	3.7%	24,900,456	N	5/23/2019	7/6/2019	6/6/2024	7/6/2024	6/6/2029		5.00000%	0.00219%	0.00960%	0.00500%	0.00050%
9	Center North	Units	125,592	26,500,000	26,500,000	3.6%	23,356,945	N	5/31/2019	7/6/2019	6/6/2022	7/6/2022	6/6/2029		4.80000%	0.00219%	0.00960%	0.00500%	0.00050%
10	The Chantilly Office Portfolio	Sq. Ft.	108	22,350,000	22,350,000	3.1%	22,350,000	N	5/16/2019	7/6/2019	6/6/2029		6/6/2029		4.15000%	0.00000%	0.00960%	0.00500%	0.00050%
10.01	Stoneleigh I	Sq. Ft.		5,709,256	5,709,256	0.8%
10.02	Stoneleigh II	Sq. Ft.		5,550,129	5,550,129	0.8%
10.03	Glenview II	Sq. Ft.		4,031,197	4,031,197	0.6%
10.04	Glenview I	Sq. Ft.		3,997,443	3,997,443	0.5%
10.05	Glenbrook III	Sq. Ft.		3,061,974	3,061,974	0.4%
11	CIRE Equity Retail & Industrial Portfolio	Sq. Ft.	108	22,000,000	22,000,000	3.0%	22,000,000	N	5/9/2019	7/6/2019	6/6/2029		6/6/2029		4.13900%	0.00000%	0.00960%	0.01145%	0.00050%
11.01	Wood Village Town Center	Sq. Ft.		3,625,669	3,625,669	0.5%
11.02	Pecan Promenade	Sq. Ft.		3,370,357	3,370,357	0.5%
11.03	Valley Plaza	Sq. Ft.		3,066,080	3,066,080	0.4%
11.04	Pear Tree	Sq. Ft.		2,856,234	2,856,234	0.4%
11.05	Glendale Market Square	Sq. Ft.		2,704,679	2,704,679	0.4%
11.06	Central Park Shopping Center	Sq. Ft.		2,459,859	2,459,859	0.3%
11.07	Val Vista Towne Center	Sq. Ft.		2,168,407	2,168,407	0.3%
11.08	2641 Hall Ave - Riverside, CA	Sq. Ft.		639,983	639,983	0.1%
11.09	606 W Troy - Indianapolis, IN	Sq. Ft.		477,982	477,982	0.1%
11.10	Homeland - Bartow, FL	Sq. Ft.		338,085	338,085	0.0%
11.11	2621 Hall Ave - Riverside, CA	Sq. Ft.		292,665	292,665	0.0%
12	155 Tice Boulevard	Sq. Ft.	186	22,000,000	21,960,798	3.0%	16,209,992	N	5/31/2019	7/11/2019		7/11/2019	6/11/2029		4.60000%	0.00219%	0.00960%	0.00500%	0.00050%
13	Grand Plaza Commercial	Sq. Ft.	252	18,000,000	18,000,000	2.5%	18,000,000	N	5/28/2019	7/6/2019	6/6/2029		6/6/2029		4.86000%	0.00219%	0.00960%	0.00500%	0.00050%
14	Patuxent Crossing	Sq. Ft.	124	16,575,000	16,575,000	2.3%	14,194,321	N	4/4/2019	5/6/2019	4/6/2021	5/6/2021	4/6/2029		4.60000%	0.00000%	0.00960%	0.00375%	0.00050%
15	3636 North Central Avenue	Sq. Ft.	65	14,250,000	14,232,039	2.0%	11,617,081	N	5/24/2019	7/6/2019		7/6/2019	6/6/2029		4.74000%	0.00219%	0.00960%	0.00500%	0.00050%
16	Rittenhouse Square	Sq. Ft.	412	14,100,000	14,100,000	1.9%	12,106,896	N	5/7/2019	7/6/2019	6/6/2021	7/6/2021	6/6/2029		4.70120%	0.00219%	0.00960%	0.00500%	0.00050%
17	CVS El Monte and Ontario	Sq. Ft.	198	8,380,000	8,362,189	1.1%	6,960,555	N	5/1/2019	6/1/2019		6/1/2019	5/1/2029		5.31000%	0.00219%	0.00960%	0.00500%	0.00050%
17.01	CVS Ontario	Sq. Ft.		4,739,676	4,729,602	0.6%
17.02	CVS El Monte	Sq. Ft.		3,640,324	3,632,587	0.5%
18	CVS Compton	Sq. Ft.	198	5,270,000	5,258,799	0.7%	4,377,342	N	5/1/2019	6/1/2019		6/1/2019	5/1/2029		5.31000%	0.00219%	0.00960%	0.00500%	0.00050%
19	Crossroads Shopping Center - Madera	Sq. Ft.	142	13,575,000	13,575,000	1.9%	11,572,936	N	5/7/2019	6/11/2019	5/11/2021	6/11/2021	5/11/2029		4.43000%	0.00219%	0.00960%	0.00500%	0.00050%
20	Cross Creek Shopping Center	Sq. Ft.	95	13,500,000	13,500,000	1.9%	11,280,003	N	6/7/2019	7/11/2019	6/11/2020	7/11/2020	6/11/2029		4.65000%	0.00219%	0.00960%	0.00500%	0.00050%
21	University Square Shopping Center	Sq. Ft.	176	13,412,000	13,393,852	1.8%	10,788,748	N	5/28/2019	7/6/2019		7/6/2019	6/6/2029		4.35000%	0.00219%	0.00960%	0.00500%	0.00050%
22	El Paso Self Storage Portfolio	Sq. Ft.	58	12,500,000	12,500,000	1.7%	12,500,000	N	3/5/2019	4/11/2019	3/11/2029		3/11/2029		5.00000%	0.00219%	0.00960%	0.00500%	0.00050%
22.01	Extra Space Self Storage - Resler	Sq. Ft.		5,725,000	5,725,000	0.8%
22.02	Extra Space Self Storage - Helen of Troy	Sq. Ft.		4,700,000	4,700,000	0.6%
22.03	Extra Space Self Storage - Dyer	Sq. Ft.		2,075,000	2,075,000	0.3%
23	Johnson Storage Portfolio	Sq. Ft.	33	11,927,000	11,912,643	1.6%	9,804,272	N	5/31/2019	7/11/2019		7/11/2019	6/11/2029		4.99000%	0.00219%	0.00960%	0.00500%	0.00050%
23.01	Superior Self Storage	Sq. Ft.		2,737,000	2,733,705	0.4%
23.02	Barksdale Self Storage	Sq. Ft.		1,842,000	1,839,783	0.3%
23.03	Action Self Storage	Sq. Ft.		1,450,000	1,448,255	0.2%
23.04	Owosso Mini Storage	Sq. Ft.		1,400,000	1,398,315	0.2%
23.05	A&A Self Storage	Sq. Ft.		1,105,000	1,103,670	0.2%
23.06	North Main Self Storage	Sq. Ft.		931,000	929,879	0.1%
23.07	Industrial Park Mini Storage	Sq. Ft.		905,000	903,911	0.1%
23.08	Euclid Self Storage	Sq. Ft.		867,000	865,956	0.1%
23.09	Hallmark Mini Storage	Sq. Ft.		690,000	689,169	0.1%
24	Hilton at University Place	Rooms	116,649	11,000,000	10,962,474	1.5%	9,074,855	N	4/4/2019	5/6/2019		5/6/2019	4/6/2029		5.10000%	0.00000%	0.00960%	0.00500%	0.00050%
25	Embassy Suites - Williamsburg	Rooms	60,418	9,740,000	9,727,290	1.3%	7,889,359	N	6/4/2019	7/11/2019		7/11/2019	6/11/2029		4.55000%	0.00219%	0.00960%	0.00500%	0.00050%
26	Alma Park Shopping Center	Sq. Ft.	118	8,100,000	8,081,355	1.1%	6,645,784	N	5/6/2019	6/11/2019		6/11/2019	5/11/2029		4.93000%	0.00219%	0.00960%	0.06250%	0.00050%
27	Holiday Inn Express - Orem	Rooms	59,767	7,300,000	7,291,580	1.0%	6,045,614	N	5/24/2019	7/11/2019		7/11/2019	6/11/2029		5.22000%	0.00219%	0.00960%	0.00500%	0.00050%
28	Courtyard by Marriott Beaumont	Rooms	85,725	6,695,000	6,686,577	0.9%	5,459,823	N	6/3/2019	7/11/2019		7/11/2019	6/11/2029		4.75000%	0.00219%	0.00960%	0.00500%	0.00050%
29	Frederick Avenue Shopping Center	Sq. Ft.	209	6,368,000	6,359,383	0.9%	5,122,484	N	5/30/2019	7/6/2019		7/6/2019	6/6/2029		4.35000%	0.00219%	0.00960%	0.00500%	0.00050%
30	Coventry Commons	Sq. Ft.	56	6,200,000	6,192,481	0.8%	5,089,858	N	5/29/2019	7/6/2019		7/6/2019	6/6/2029		4.95000%	0.00219%	0.00960%	0.05500%	0.00050%
31	Asbury Commons	Sq. Ft.	106	5,887,500	5,880,160	0.8%	4,809,345	N	5/15/2019	7/6/2019		7/6/2019	6/6/2029		4.80000%	0.00219%	0.00960%	0.00500%	0.00050%
32	Hampton Inn - Milan	Rooms	82,754	5,800,000	5,792,769	0.8%	4,737,869	N	5/16/2019	7/6/2019		7/6/2019	6/6/2029		4.80000%	0.00219%	0.00960%	0.05500%	0.00050%
33	Cedar Run Corporate Center	Sq. Ft.	97	5,750,000	5,750,000	0.8%	5,195,081	N	5/24/2019	7/6/2019	6/6/2023	7/6/2023	6/6/2029		4.95000%	0.00219%	0.00960%	0.00500%	0.00050%
34	Holiday Inn Express Wilkes Barre East	Rooms	48,611	5,700,000	5,687,468	0.8%	4,710,340	N	4/30/2019	6/6/2019		6/6/2019	5/6/2029		5.15000%	0.00219%	0.00960%	0.00500%	0.00050%
35	CLC Self Storage - Redford	Sq. Ft.	90	5,100,000	5,100,000	0.7%	4,548,462	N	1/8/2019	2/11/2019	1/11/2022	2/11/2022	1/11/2029		5.35000%	0.00219%	0.00960%	0.00500%	0.00050%
36	Dick’s Sporting Goods - Wausau	Sq. Ft.	109	4,940,000	4,924,910	0.7%	3,738,877	N	4/18/2019	6/6/2019		6/6/2019	5/6/2029		5.33000%	0.00219%	0.00960%	0.00500%	0.00050%
37	All American Storage Bloomington South	Sq. Ft.	87	4,800,000	4,800,000	0.7%	3,988,839	N	5/30/2019	7/11/2019	6/11/2020	7/11/2020	6/11/2029		4.47000%	0.00219%	0.00960%	0.00500%	0.00050%

A-1-3

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Unit of Measure	Cut-off Date Balance Per Unit/SF(3)	Original Balance ($)	Cut-off Date Balance ($)(3)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	Gross Mortgage Rate	Trust Advisor Fee	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate
38	Firewheel Corners Shopping Center	Sq. Ft.	190	4,214,000	4,208,298	0.6%	3,389,784	N	5/28/2019	7/6/2019		7/6/2019	6/6/2029		4.35000%	0.00219%	0.00960%	0.00500%	0.00050%
39	Lakeland MHP	Pads	38,735	4,150,000	4,144,682	0.6%	3,372,958	N	5/30/2019	7/11/2019		7/11/2019	6/11/2029		4.65000%	0.00219%	0.00960%	0.00500%	0.00050%
40	All American Storage East	Sq. Ft.	79	4,025,000	4,025,000	0.6%	3,344,808	N	5/30/2019	7/11/2019	6/11/2020	7/11/2020	6/11/2029		4.47000%	0.00219%	0.00960%	0.00500%	0.00050%
41	Wolverine Portfolio	Pads	35,779	4,000,000	4,000,000	0.5%	3,610,632	N	3/28/2019	5/6/2019	4/6/2023	5/6/2023	4/6/2029		4.90000%	0.00000%	0.00960%	0.00375%	0.00050%
41.01	Apple Tree Estates	Pads		732,000	732,000	0.1%
41.02	South Lyon	Pads		679,390	679,390	0.1%
41.03	Metro Commons	Pads		587,051	587,051	0.1%
41.04	Brighton Village	Pads		574,237	574,237	0.1%
41.05	College Heights	Pads		400,068	400,068	0.1%
41.06	Hillcrest	Pads		275,051	275,051	0.0%
41.07	Royal Village	Pads		242,373	242,373	0.0%
41.08	Fernwood	Pads		195,051	195,051	0.0%
41.09	Satellite Bay	Pads		158,576	158,576	0.0%
41.10	Chalet Village	Pads		156,203	156,203	0.0%
42	Gala Bend Apartments	Units	78,646	3,775,000	3,775,000	0.5%	3,306,936	N	5/24/2019	7/6/2019	6/6/2022	7/6/2022	6/6/2029		4.53000%	0.00219%	0.00960%	0.00500%	0.00050%
43	Palms at Dover	Pads	29,134	3,700,000	3,700,000	0.5%	3,201,534	N	5/17/2019	7/11/2019	6/11/2021	7/11/2021	6/11/2029		5.00000%	0.00219%	0.00960%	0.00500%	0.00050%
44	3699 Hamner Ave Retail Center	Sq. Ft.	282	3,600,000	3,600,000	0.5%	3,319,079	N	3/13/2019	5/11/2019	4/11/2024	5/11/2024	4/11/2029		4.98000%	0.00219%	0.00960%	0.00500%	0.00050%
45	Depot Self Storage	Sq. Ft.	59	3,500,000	3,500,000	0.5%	3,352,541	N	4/18/2019	6/6/2019	5/6/2021	6/6/2021	5/6/2024		5.25000%	0.00219%	0.00960%	0.00500%	0.00050%
46	Walgreens - Richardson, TX	Sq. Ft.	228	3,376,775	3,376,775	0.5%	3,376,775	N	4/24/2019	6/11/2019	5/11/2029		5/11/2029		4.75000%	0.00219%	0.00960%	0.00500%	0.00050%
47	Concourse Office Center	Sq. Ft.	96	2,850,000	2,846,328	0.4%	2,314,010	N	5/14/2019	7/11/2019		7/11/2019	6/11/2029		4.62000%	0.00219%	0.00960%	0.00500%	0.00050%
48	Apache West MHP	Pads	36,513	2,750,000	2,738,480	0.4%	2,290,732	N	2/15/2019	4/11/2019		4/11/2019	3/11/2029		5.40000%	0.00219%	0.00960%	0.00500%	0.00050%
49	Elmira Shopping Center	Sq. Ft.	192	2,550,000	2,547,009	0.3%	2,105,725	N	5/29/2019	7/11/2019		7/11/2019	6/11/2029		5.13000%	0.00219%	0.00960%	0.00500%	0.00050%
50	Stuff N’ Storage	Sq. Ft.	69	2,300,000	2,300,000	0.3%	1,979,972	N	5/30/2019	7/11/2019	6/11/2021	7/11/2021	6/11/2029		4.80000%	0.00219%	0.00960%	0.00500%	0.00050%
51	Quality Inn and Suites - Portsmouth	Rooms	33,717	2,100,000	2,090,464	0.3%	1,598,854	N	4/5/2019	5/6/2019		5/6/2019	4/6/2029		5.50000%	0.00219%	0.00960%	0.00500%	0.00050%
52	Cool Storage	Sq. Ft.	121	1,900,000	1,900,000	0.3%	1,671,715	N	4/17/2019	6/6/2019	5/6/2022	6/6/2022	5/6/2029		4.72000%	0.00219%	0.00960%	0.00500%	0.00050%
53	Sunshine Self Storage	Sq. Ft.	52	1,850,000	1,839,448	0.3%	1,537,048	N	1/31/2019	3/11/2019		3/11/2019	2/11/2029		5.33000%	0.00219%	0.00960%	0.00500%	0.00050%
54	Rolling Oaks MHP	Pads	20,658	1,285,000	1,280,773	0.2%	1,066,251	N	4/2/2019	5/11/2019		5/11/2019	4/11/2029		5.28000%	0.00219%	0.00960%	0.00500%	0.00050%

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions(4)
1	Nova Place	0.00030%	4.16441%	Actual/360	252,160.45	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)
2	188 Spear Street	0.00030%	3.55460%	Actual/360	142,155.42	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(88),O(7)
3	450-460 Park Avenue South	0.00030%	3.68241%	Actual/360	141,062.50	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(87),O(7)
4	El Con Center	0.00030%	4.80241%	Actual/360	183,762.50	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(23),GRTR 1% or YM(93),O(4)
5	Shetland Park	0.00030%	5.13241%	Actual/360	245,711.80	Amortizing Balloon		60	58	0	0	360	358	2	L(26),D(30),O(4)
6	ExchangeRight Net Leased Portfolio #27	0.00030%	4.32516%	Actual/360	150,850.25	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)
6.01	Hy-Vee - Cottage Grove, MN
6.02	BioLife Plasma Services - Savannah, GA
6.03	Pick n Save - Muskego, WI
6.04	Walgreens - Lubbock, TX
6.05	Walgreens - Houma, LA
6.06	Walgreens - Greendale, WI
6.07	Walgreens - Edmond, OK
6.08	Tractor Supply - Duncansville, PA
6.09	Walgreens - Dayton, OH
6.10	Walgreens - Augusta, GA
6.11	Advance Auto Parts - Houston, TX
6.12	O’Reilly - South Houston, TX
6.13	O’Reilly - Knoxville, TN
6.14	Dollar General - South Point, OH
6.15	Dollar General - Slidell, LA
6.16	Dollar General - Houma, LA
6.17	Dollar Tree - Kaukauna, WI
6.18	Dollar General - Mansfield, OH
7	Royal Caribbean - Miramar	0.00030%	4.15741%	Actual/360	103,461.72	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)
8	TOPS Self Storage	0.00030%	4.98241%	Actual/360	144,941.84	Interest-only, Amortizing Balloon	Actual/360	120	119	60	59	360	360	1	L(25),D(91),O(4)
9	Center North	0.00030%	4.78241%	Actual/360	139,036.32	Interest-only, Amortizing Balloon	Actual/360	120	119	36	35	360	360	1	L(25),D(91),O(4)
10	The Chantilly Office Portfolio	0.00030%	4.13460%	Actual/360	78,581.98	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(88),O(7)
10.01	Stoneleigh I
10.02	Stoneleigh II
10.03	Glenview II
10.04	Glenview I
10.05	Glenbrook III
11	CIRE Equity Retail & Industrial Portfolio	0.00030%	4.11715%	Actual/360	77,146.36	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(24),GRTR 1% or YM(89),O(7)
11.01	Wood Village Town Center
11.02	Pecan Promenade
11.03	Valley Plaza
11.04	Pear Tree
11.05	Glendale Market Square
11.06	Central Park Shopping Center
11.07	Val Vista Towne Center
11.08	2641 Hall Ave - Riverside, CA
11.09	606 W Troy - Indianapolis, IN
11.10	Homeland - Bartow, FL
11.11	2621 Hall Ave - Riverside, CA
12	155 Tice Boulevard	0.00030%	4.58241%	Actual/360	123,535.22	Amortizing Balloon		120	119	0	0	300	299	1	L(25),D(91),O(4)
13	Grand Plaza Commercial	0.00030%	4.84241%	Actual/360	74,115.00	Interest-only, Balloon	Actual/360	120	119	120	119	0	0	1	L(25),D(91),O(4)
14	Patuxent Crossing	0.00030%	4.58585%	Actual/360	84,970.81	Interest-only, Amortizing Balloon	Actual/360	120	117	24	21	360	360	3	L(27),D(89),O(4)
15	3636 North Central Avenue	0.00030%	4.72241%	Actual/360	74,248.88	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
16	Rittenhouse Square	0.00030%	4.68361%	Actual/360	73,138.10	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(91),O(4)
17	CVS El Monte and Ontario	0.00030%	5.29241%	Actual/360	46,586.58	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
17.01	CVS Ontario
17.02	CVS El Monte
18	CVS Compton	0.00030%	5.29241%	Actual/360	29,297.29	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
19	Crossroads Shopping Center - Madera	0.00030%	4.41241%	Actual/360	68,219.07	Interest-only, Amortizing Balloon	Actual/360	120	118	24	22	360	360	2	L(26),D(90),O(4)
20	Cross Creek Shopping Center	0.00030%	4.63241%	Actual/360	69,610.97	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1	L(25),D(89),O(6)
21	University Square Shopping Center	0.00030%	4.33241%	Actual/360	66,766.52	Amortizing Balloon		120	119	0	0	360	359	1	L(24),GRTR 1% or YM(89),O(7)
22	El Paso Self Storage Portfolio	0.00030%	4.98241%	Actual/360	52,951.39	Interest-only, Balloon	Actual/360	120	116	120	116	0	0	4	L(28),D(89),O(3)
22.01	Extra Space Self Storage - Resler
22.02	Extra Space Self Storage - Helen of Troy
22.03	Extra Space Self Storage - Dyer
23	Johnson Storage Portfolio	0.00030%	4.97241%	Actual/360	63,953.84	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
23.01	Superior Self Storage
23.02	Barksdale Self Storage
23.03	Action Self Storage
23.04	Owosso Mini Storage
23.05	A&A Self Storage
23.06	North Main Self Storage
23.07	Industrial Park Mini Storage
23.08	Euclid Self Storage
23.09	Hallmark Mini Storage
24	Hilton at University Place	0.00030%	5.08460%	Actual/360	59,724.48	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(89),O(4)
25	Embassy Suites - Williamsburg	0.00030%	4.53241%	Actual/360	49,640.94	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
26	Alma Park Shopping Center	0.00030%	4.85491%	Actual/360	43,136.69	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(90),O(4)
27	Holiday Inn Express - Orem	0.00030%	5.20241%	Actual/360	40,175.33	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
28	Courtyard by Marriott Beaumont	0.00030%	4.73241%	Actual/360	34,924.29	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
29	Frederick Avenue Shopping Center	0.00030%	4.33241%	Actual/360	31,700.65	Amortizing Balloon		120	119	0	0	360	359	1	L(24),GRTR 1% or YM(89),O(7)
30	Coventry Commons	0.00030%	4.88241%	Actual/360	33,093.74	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
31	Asbury Commons	0.00030%	4.78241%	Actual/360	30,889.67	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
32	Hampton Inn - Milan	0.00030%	4.73241%	Actual/360	30,430.59	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
33	Cedar Run Corporate Center	0.00030%	4.93241%	Actual/360	30,691.77	Interest-only, Amortizing Balloon	Actual/360	120	119	48	47	360	360	1	L(25),D(91),O(4)
34	Holiday Inn Express Wilkes Barre East	0.00030%	5.13241%	Actual/360	31,123.49	Amortizing Balloon		120	118	0	0	360	358	2	L(26),D(87),O(7)
35	CLC Self Storage - Redford	0.00030%	5.33241%	Actual/360	28,479.10	Interest-only, Amortizing Balloon	Actual/360	120	114	36	30	360	360	6	L(30),D(86),O(4)
36	Dick’s Sporting Goods - Wausau	0.00030%	5.31241%	Actual/360	29,836.45	Amortizing Balloon		120	118	0	0	300	298	2	L(26),D(90),O(4)
37	All American Storage Bloomington South	0.00030%	4.45241%	Actual/360	24,235.41	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1	L(25),D(92),O(3)

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions(4)
38	Firewheel Corners Shopping Center	0.00030%	4.33241%	Actual/360	20,977.79	Amortizing Balloon		120	119	0	0	360	359	1	L(24),GRTR 1% or YM(89),O(7)
39	Lakeland MHP	0.00030%	4.63241%	Actual/360	21,398.93	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
40	All American Storage East	0.00030%	4.45241%	Actual/360	20,322.40	Interest-only, Amortizing Balloon	Actual/360	120	119	12	11	360	360	1	L(25),D(92),O(3)
41	Wolverine Portfolio	0.00030%	4.88585%	Actual/360	21,229.07	Interest-only, Amortizing Balloon	Actual/360	120	117	48	45	360	360	3	L(27),D(89),O(4)
41.01	Apple Tree Estates
41.02	South Lyon
41.03	Metro Commons
41.04	Brighton Village
41.05	College Heights
41.06	Hillcrest
41.07	Royal Village
41.08	Fernwood
41.09	Satellite Bay
41.10	Chalet Village
42	Gala Bend Apartments	0.00030%	4.51241%	Actual/360	19,194.72	Interest-only, Amortizing Balloon	Actual/360	120	119	36	35	360	360	1	L(25),D(91),O(4)
43	Palms at Dover	0.00030%	4.98241%	Actual/360	19,862.40	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(92),O(3)
44	3699 Hamner Ave Retail Center	0.00030%	4.96241%	Actual/360	19,281.60	Interest-only, Amortizing Balloon	Actual/360	120	117	60	57	360	360	3	L(27),D(89),O(4)
45	Depot Self Storage	0.00030%	5.23241%	Actual/360	19,327.13	Interest-only, Amortizing Balloon	Actual/360	60	58	24	22	360	360	2	L(26),D(30),O(4)
46	Walgreens - Richardson, TX	0.00030%	4.73241%	Actual/360	13,589.17	Interest-only, Balloon	Actual/360	120	118	120	118	0	0	2	L(26),D(90),O(4)
47	Concourse Office Center	0.00030%	4.60241%	Actual/360	14,644.45	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(91),O(4)
48	Apache West MHP	0.00030%	5.38241%	Actual/360	15,442.10	Amortizing Balloon		120	116	0	0	360	356	4	L(28),D(89),O(3)
49	Elmira Shopping Center	0.00030%	5.11241%	Actual/360	13,892.26	Amortizing Balloon		120	119	0	0	360	359	1	L(25),D(92),O(3)
50	Stuff N’ Storage	0.00030%	4.78241%	Actual/360	12,067.30	Interest-only, Amortizing Balloon	Actual/360	120	119	24	23	360	360	1	L(25),D(92),O(3)
51	Quality Inn and Suites - Portsmouth	0.00030%	5.48241%	Actual/360	12,895.84	Amortizing Balloon		120	117	0	0	300	297	3	L(27),D(89),O(4)
52	Cool Storage	0.00030%	4.70241%	Actual/360	9,876.97	Interest-only, Amortizing Balloon	Actual/360	120	118	36	34	360	360	2	L(26),D(90),O(4)
53	Sunshine Self Storage	0.00030%	5.31241%	Actual/360	10,307.63	Amortizing Balloon		120	115	0	0	360	355	5	L(29),D(88),O(3)
54	Rolling Oaks MHP	0.00030%	5.26241%	Actual/360	7,119.71	Amortizing Balloon		120	117	0	0	360	357	3	L(27),D(90),O(3)

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Grace Period Default (Days)(5)	Grace Period Late (Days)	Appraised Value ($)(6)	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(3)(7)	U/W NCF DSCR (x)(3)(7)	Cut-off Date LTV Ratio(3)(6)(7)	LTV Ratio at Maturity or ARD(3)(6)(7)
1	Nova Place	0	5	200,050,000	1/23/2019									2.26	2.17	70.0%	70.0%
2	188 Spear Street	0	0	217,000,000	4/29/2019									2.90	2.82	57.6%	57.6%
3	450-460 Park Avenue South	0	0	205,000,000	3/26/2019									3.12	2.98	36.6%	36.6%
4	El Con Center	0	0	100,300,000	3/13/2019									1.90	1.79	62.8%	62.8%
5	Shetland Park	0	0	79,400,000	4/3/2019									1.76	1.52	72.9%	67.5%
6	ExchangeRight Net Leased Portfolio #27	0	0	83,360,000	Various									2.22	2.17	61.2%	61.2%
6.01	Hy-Vee - Cottage Grove, MN			22,600,000	11/20/2018
6.02	BioLife Plasma Services - Savannah, GA			9,900,000	4/3/2019
6.03	Pick n Save - Muskego, WI			7,750,000	4/8/2019
6.04	Walgreens - Lubbock, TX			5,200,000	4/5/2019
6.05	Walgreens - Houma, LA			4,880,000	4/9/2019
6.06	Walgreens - Greendale, WI			4,620,000	4/2/2019
6.07	Walgreens - Edmond, OK			4,410,000	4/27/2019
6.08	Tractor Supply - Duncansville, PA			3,600,000	3/22/2019
6.09	Walgreens - Dayton, OH			3,900,000	4/6/2019
6.10	Walgreens - Augusta, GA			4,150,000	4/3/2019
6.11	Advance Auto Parts - Houston, TX			1,920,000	4/3/2019
6.12	O’Reilly - South Houston, TX			1,775,000	3/27/2019
6.13	O’Reilly - Knoxville, TN			1,620,000	3/28/2019
6.14	Dollar General - South Point, OH			1,450,000	4/6/2019
6.15	Dollar General - Slidell, LA			1,475,000	3/22/2019
6.16	Dollar General - Houma, LA			1,400,000	3/22/2019
6.17	Dollar Tree - Kaukauna, WI			1,450,000	3/19/2019
6.18	Dollar General - Mansfield, OH			1,260,000	4/6/2019
7	Royal Caribbean - Miramar	0	0	45,000,000	4/8/2019									2.52	2.50	65.0%	65.0%
8	TOPS Self Storage	0	0	42,300,000	3/28/2019									1.27	1.26	63.8%	58.9%
9	Center North	0	0	40,400,000	5/3/2019									1.33	1.29	65.6%	57.8%
10	The Chantilly Office Portfolio	0	0	104,500,000	3/28/2019									3.98	3.59	44.4%	44.4%
10.01	Stoneleigh I			26,874,518	3/28/2019
10.02	Stoneleigh II			26,125,482	3/28/2019
10.03	Glenview II			18,719,130	3/28/2019
10.04	Glenview I			18,562,391	3/28/2019
10.05	Glenbrook III			14,218,478	3/28/2019
11	CIRE Equity Retail & Industrial Portfolio	0	0	198,100,000	Various									2.42	2.27	64.9%	64.9%
11.01	Wood Village Town Center			31,100,000	3/30/2019
11.02	Pecan Promenade			28,910,000	4/3/2019
11.03	Valley Plaza			26,300,000	4/5/2019
11.04	Pear Tree			24,500,000	4/3/2019
11.05	Glendale Market Square			23,200,000	4/2/2019
11.06	Central Park Shopping Center			21,100,000	4/8/2019
11.07	Val Vista Towne Center			18,600,000	4/5/2019
11.08	2641 Hall Ave - Riverside, CA			5,489,600	4/9/2019
11.09	606 W Troy - Indianapolis, IN			4,100,000	4/5/2019
11.10	Homeland - Bartow, FL			2,900,000	4/10/2019
11.11	2621 Hall Ave - Riverside, CA			2,510,400	4/9/2019
12	155 Tice Boulevard	0	0	36,800,000	2/6/2019									1.86	1.72	59.7%	44.0%
13	Grand Plaza Commercial	0	0	27,700,000	10/1/2019									1.89	1.83	60.6%	60.6%
14	Patuxent Crossing	0	0	48,850,000	2/6/2019									1.74	1.56	74.9%	64.1%
15	3636 North Central Avenue	0	0	24,200,000	4/9/2019									1.74	1.60	58.8%	48.0%
16	Rittenhouse Square	0	0	20,400,000	3/11/2019									1.24	1.24	69.1%	59.3%
17	CVS El Monte and Ontario	0	5	12,120,000	2/20/2019									1.24	1.24	67.4%	56.1%
17.01	CVS Ontario			7,710,000	2/20/2019
17.02	CVS El Monte			4,410,000	2/20/2019
18	CVS Compton	0	5	8,100,000	2/16/2019									1.24	1.24	67.4%	56.1%
19	Crossroads Shopping Center - Madera	0	0	18,615,000	3/21/2019									1.92	1.85	72.9%	62.2%
20	Cross Creek Shopping Center	0	0	18,800,000	5/7/2019									1.46	1.34	71.8%	60.0%
21	University Square Shopping Center	0	10	22,000,000	4/12/2019									2.01	1.93	60.9%	49.0%
22	El Paso Self Storage Portfolio	0	0	21,920,000	1/25/2019									2.08	2.05	57.0%	57.0%
22.01	Extra Space Self Storage - Resler			9,030,000	1/25/2019
22.02	Extra Space Self Storage - Helen of Troy			7,610,000	1/25/2019
22.03	Extra Space Self Storage - Dyer			5,280,000	1/25/2019
23	Johnson Storage Portfolio	0	0	18,010,000	Various									1.50	1.42	66.1%	54.4%
23.01	Superior Self Storage			3,650,000	5/9/2019
23.02	Barksdale Self Storage			2,580,000	5/7/2019
23.03	Action Self Storage			2,160,000	5/9/2019
23.04	Owosso Mini Storage			2,100,000	5/3/2019
23.05	A&A Self Storage			1,920,000	5/9/2019
23.06	North Main Self Storage			1,310,000	5/10/2019
23.07	Industrial Park Mini Storage			1,400,000	5/9/2019
23.08	Euclid Self Storage			1,620,000	4/23/2019
23.09	Hallmark Mini Storage			1,270,000	5/6/2019
24	Hilton at University Place	0, 1 default fee grace period of 2 days once every 12 month period	0	69,500,000	2/25/2019									2.03	1.75	66.0%	54.6%
25	Embassy Suites - Williamsburg	0	0	14,300,000	4/28/2019									2.10	1.77	68.0%	55.2%
26	Alma Park Shopping Center	0	0	11,180,000	4/10/2019									1.53	1.42	72.3%	59.4%
27	Holiday Inn Express - Orem	0	0	12,350,000	4/10/2019									1.94	1.72	59.0%	49.0%
28	Courtyard by Marriott Beaumont	0	0	9,600,000	5/1/2019									2.08	1.82	69.7%	56.9%
29	Frederick Avenue Shopping Center	0	10	11,600,000	4/10/2019									2.34	2.27	54.8%	44.2%
30	Coventry Commons	0	0	9,250,000	3/13/2019									1.81	1.66	66.9%	55.0%
31	Asbury Commons	0	0	8,100,000	2/22/2019									1.96	1.83	72.6%	59.4%
32	Hampton Inn - Milan	0	0	9,000,000	4/15/2019									2.78	2.48	64.4%	52.6%
33	Cedar Run Corporate Center	0	0	9,000,000	3/22/2019									1.96	1.77	63.9%	57.7%
34	Holiday Inn Express Wilkes Barre East	0	0	9,000,000	3/8/2019									2.26	1.97	63.2%	52.3%
35	CLC Self Storage - Redford	0	0	6,940,000	11/28/2018									1.43	1.42	73.5%	65.5%
36	Dick’s Sporting Goods - Wausau	0	0	7,370,000	2/1/2019									1.45	1.37	66.8%	50.7%
37	All American Storage Bloomington South	0	0	6,720,000	4/26/2019									1.39	1.36	71.4%	59.4%

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Grace Period Default (Days)(5)	Grace Period Late (Days)	Appraised Value ($)(6)	Appraisal Date	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(3)(7)	U/W NCF DSCR (x)(3)(7)	Cut-off Date LTV Ratio(3)(6)(7)	LTV Ratio at Maturity or ARD(3)(6)(7)
38	Firewheel Corners Shopping Center	0	10	7,580,000	4/17/2019									1.98	1.90	55.5%	44.7%
39	Lakeland MHP	0	0	6,600,000	4/29/2019									1.58	1.56	62.8%	51.1%
40	All American Storage East	0	0	5,560,000	4/26/2019									1.41	1.38	72.4%	60.2%
41	Wolverine Portfolio	0	0	84,490,000	Various									1.31	1.29	69.8%	63.0%
41.01	Apple Tree Estates			15,460,000	11/29/2018
41.02	South Lyon			14,350,000	12/3/2018
41.03	Metro Commons			12,400,000	12/3/2018
41.04	Brighton Village			12,130,000	12/3/2018
41.05	College Heights			8,450,000	12/3/2018
41.06	Hillcrest			5,810,000	11/29/2018
41.07	Royal Village			5,120,000	11/28/2018
41.08	Fernwood			4,120,000	11/28/2018
41.09	Satellite Bay			3,350,000	11/21/2018
41.10	Chalet Village			3,300,000	11/21/2018
42	Gala Bend Apartments	0	0	5,230,000	4/24/2019									1.54	1.49	72.2%	63.2%
43	Palms at Dover	0	0	5,870,000	3/14/2019									1.33	1.30	63.0%	54.5%
44	3699 Hamner Ave Retail Center	0	0	5,540,000	2/1/2019									1.58	1.52	65.0%	59.9%
45	Depot Self Storage	0	0	5,560,000	3/28/2019									1.51	1.48	62.9%	60.3%
46	Walgreens - Richardson, TX	0	0	5,600,000	3/19/2019									1.82	1.81	60.3%	60.3%
47	Concourse Office Center	0	0	3,950,000	4/10/2019									1.91	1.73	72.1%	58.6%
48	Apache West MHP	0	0	4,090,000	11/30/2018									1.32	1.30	67.0%	56.0%
49	Elmira Shopping Center	0	0	3,970,000	4/24/2019									1.39	1.30	64.2%	53.0%
50	Stuff N’ Storage	0	0	3,350,000	4/25/2019									1.44	1.40	68.7%	59.1%
51	Quality Inn and Suites - Portsmouth	0	0	3,600,000	12/17/2018									2.34	2.05	58.1%	44.4%
52	Cool Storage	0	0	3,400,000	5/1/2019									1.65	1.61	55.9%	49.2%
53	Sunshine Self Storage	0	0	3,100,000	1/16/2019									1.67	1.63	59.3%	49.6%
54	Rolling Oaks MHP	0	0	1,830,000	12/16/2018									1.56	1.51	70.0%	58.3%

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date U/W NOI Debt Yield(3)(7)	Cut-off Date U/W NCF Debt Yield(3)(7)	U/W Revenues ($)(2)(8)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(2)(9)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)(8)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures
1	Nova Place	9.7%	9.3%	22,082,440	8,570,650	13,511,790	182,839	361,809	12,967,141	84.0%	6/1/2019			Actual 2018	18,069,182	8,034,151	10,035,031	0
2	188 Spear Street	10.5%	10.2%	18,164,582	5,025,347	13,139,235	28,427	328,004	12,782,805	100.0%	4/1/2019			TTM 3/31/2019	15,152,563	4,543,255	10,609,308	0
3	450-460 Park Avenue South	11.7%	11.2%	12,784,100	3,976,506	8,807,594	36,569	365,690	8,405,335	95.1%	5/1/2019			Actual 2018	5,741,954	3,288,436	2,453,518	0
4	El Con Center	9.3%	8.8%	8,307,352	2,439,895	5,867,457	96,077	240,192	5,531,189	99.5%	2/2/2019			Actual 2018	8,795,791	2,283,756	6,512,035	0
5	Shetland Park	11.5%	10.0%	12,767,143	6,092,237	6,674,907	178,694	709,137	5,787,075	76.3%	Various			TTM 3/31/2019	12,592,460	6,086,923	6,505,537	0
6	ExchangeRight Net Leased Portfolio #27	9.8%	9.6%	6,182,248	1,186,196	4,996,052	18,101	76,800	4,901,151	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.01	Hy-Vee - Cottage Grove, MN			1,679,395	426,208	1,253,187	0	58,561	1,194,626	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.02	BioLife Plasma Services - Savannah, GA			655,984	49,521	606,462	0	0	606,462	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.03	Pick n Save - Muskego, WI			556,531	80,460	476,070	9,345	29,839	436,886	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.04	Walgreens - Lubbock, TX			405,799	89,184	316,615	0	0	316,615	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.05	Walgreens - Houma, LA			347,253	34,798	312,455	0	0	312,455	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.06	Walgreens - Greendale, WI			338,144	54,907	283,237	2,086	0	281,151	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.07	Walgreens - Edmond, OK			333,150	59,777	273,372	0	0	273,372	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.08	Tractor Supply - Duncansville, PA			247,973	39,183	208,791	0	10,625	198,166	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.09	Walgreens - Dayton, OH			407,106	164,448	242,658	2,086	10,293	230,280	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.10	Walgreens - Augusta, GA			277,236	26,281	250,955	0	10,195	240,761	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.11	Advance Auto Parts - Houston, TX			137,739	22,384	115,354	1,037	0	114,317	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.12	O’Reilly - South Houston, TX			132,940	24,249	108,692	1,050	0	107,642	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.13	O’Reilly - Knoxville, TN			113,121	11,667	101,454	1,069	0	100,385	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.14	Dollar General - South Point, OH			117,651	21,903	95,748	0	0	95,748	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.15	Dollar General - Slidell, LA			110,485	17,908	92,577	0	0	92,577	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.16	Dollar General - Houma, LA			99,022	10,951	88,071	0	0	88,071	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.17	Dollar Tree - Kaukauna, WI			110,971	20,441	90,530	1,429	7,288	81,813	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
6.18	Dollar General - Mansfield, OH			111,748	31,924	79,824	0	0	79,824	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
7	Royal Caribbean - Miramar	10.7%	10.6%	3,933,534	807,242	3,126,291	25,708	0	3,100,583	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
8	TOPS Self Storage	8.2%	8.1%	3,205,603	1,002,115	2,203,488	14,960	0	2,188,528	91.9%	4/30/2019			TTM 4/30/2019	3,144,184	796,740	2,347,444	0
9	Center North	8.4%	8.1%	3,436,703	1,216,291	2,220,412	59,082	15,830	2,145,501	91.0%	5/24/2019			TTM 4/30/2019	2,425,145	998,655	1,426,491	0
10	The Chantilly Office Portfolio	16.8%	15.2%	12,579,017	4,792,591	7,786,425	85,825	673,181	7,027,419	86.2%	5/31/2019			TTM 2/28/2019	10,876,903	4,665,057	6,211,845	0
10.01	Stoneleigh I			NAV	NAV	NAV	NAV	NAV	NAV	64.0%	5/31/2019			NAV	NAV	NAV	NAV	NAV
10.02	Stoneleigh II			NAV	NAV	NAV	NAV	NAV	NAV	100.0%	5/31/2019			NAV	NAV	NAV	NAV	NAV
10.03	Glenview II			NAV	NAV	NAV	NAV	NAV	NAV	87.5%	5/31/2019			NAV	NAV	NAV	NAV	NAV
10.04	Glenview I			NAV	NAV	NAV	NAV	NAV	NAV	94.3%	5/31/2019			NAV	NAV	NAV	NAV	NAV
10.05	Glenbrook III			NAV	NAV	NAV	NAV	NAV	NAV	90.4%	5/31/2019			NAV	NAV	NAV	NAV	NAV
11	CIRE Equity Retail & Industrial Portfolio	10.2%	9.6%	17,894,164	4,772,257	13,121,906	223,431	595,178	12,303,298	91.4%	Various			TTM 2/28/2019	17,561,596	4,694,815	12,866,781	0
11.01	Wood Village Town Center			2,664,878	653,930	2,010,947	23,131	68,553	1,919,264	94.1%	5/1/2019			TTM 2/28/2019	2,801,565	663,382	2,138,183	0
11.02	Pecan Promenade			2,958,396	929,031	2,029,365	48,023	70,743	1,910,599	88.5%	5/1/2019			TTM 2/28/2019	2,874,992	928,260	1,946,733	0
11.03	Valley Plaza			2,472,407	547,460	1,924,947	17,152	73,113	1,834,682	95.6%	5/1/2019			TTM 2/28/2019	2,285,063	554,428	1,730,635	0
11.04	Pear Tree			2,383,917	686,766	1,697,150	42,297	98,719	1,556,135	90.9%	5/1/2019			TTM 2/28/2019	2,608,254	701,355	1,906,899	0
11.05	Glendale Market Square			2,454,358	648,331	1,806,027	53,940	92,954	1,659,134	92.8%	5/1/2019			TTM 2/28/2019	2,033,560	540,861	1,492,700	0
11.06	Central Park Shopping Center			2,412,264	788,827	1,623,437	24,676	73,782	1,524,979	95.1%	5/1/2019			TTM 2/28/2019	2,305,891	795,370	1,510,521	0
11.07	Val Vista Towne Center			1,490,329	371,215	1,119,114	14,212	46,676	1,058,226	64.3%	5/1/2019			TTM 2/28/2019	1,448,918	372,574	1,076,344	0
11.08	2641 Hall Ave - Riverside, CA			253,841	32,264	221,577	0	17,491	204,086	100.0%	7/1/2019			TTM 2/28/2019	249,753	32,217	217,536	0
11.09	606 W Troy - Indianapolis, IN			345,412	41,185	304,227	0	11,430	292,797	100.0%	7/1/2019			TTM 2/28/2019	335,563	33,151	302,412	0
11.10	Homeland - Bartow, FL			274,362	55,215	219,147	0	33,719	185,428	100.0%	7/1/2019			TTM 2/28/2019	274,807	55,216	219,591	0
11.11	2621 Hall Ave - Riverside, CA			184,000	18,032	165,968	0	8,000	157,968	100.0%	7/1/2019			TTM 2/28/2019	343,230	18,003	325,227	0
12	155 Tice Boulevard	12.5%	11.6%	3,302,937	548,439	2,754,498	51,146	147,615	2,555,737	100.0%	7/1/2019			TTM 4/30/2019	3,437,716	451,306	2,986,410	0
13	Grand Plaza Commercial	9.3%	9.0%	2,430,338	750,002	1,680,336	10,698	46,358	1,623,280	95.8%	4/1/2019			Actual 2018	1,516,743	431,515	1,085,228	0
14	Patuxent Crossing	10.7%	9.6%	6,367,530	2,462,340	3,905,191	64,368	323,659	3,517,164	93.8%	4/9/2019			Actual 2018	4,314,930	2,360,642	1,954,288	0
15	3636 North Central Avenue	10.9%	10.0%	3,461,824	1,907,448	1,554,376	43,616	83,572	1,427,187	75.8%	4/1/2019			TTM 3/31/2019	2,159,408	1,849,316	310,092	0
16	Rittenhouse Square	7.7%	7.7%	1,403,645	313,975	1,089,669	0	4,935	1,084,734	100.0%	4/15/2019			TTM 3/31/2019	1,340,629	193,265	1,147,364	0
17	CVS El Monte and Ontario	8.3%	8.3%	692,114	13,842	678,272	0	0	678,272	100.0%	7/1/2019			TTM 2/28/2019	699,105	0	699,105	0
17.01	CVS Ontario			440,139	8,803	431,336	0	0	431,336	100.0%	7/1/2019			TTM 2/28/2019	444,585	0	444,585	0
17.02	CVS El Monte			251,975	5,040	246,936	0	0	246,936	100.0%	7/1/2019			TTM 2/28/2019	254,520	0	254,520	0
18	CVS Compton	8.3%	8.3%	462,719	9,254	453,464	0	0	453,464	100.0%	7/1/2019			TTM 2/28/2019	467,392	0	467,392	0
19	Crossroads Shopping Center - Madera	11.6%	11.2%	2,168,467	596,179	1,572,288	11,874	44,936	1,515,479	92.4%	4/12/2019			TTM 3/31/2019	2,153,332	523,155	1,630,177	0
20	Cross Creek Shopping Center	9.0%	8.3%	1,711,499	494,996	1,216,503	25,464	73,687	1,117,352	95.4%	5/31/2019			Annualized 3 3/31/2019	1,775,015	398,516	1,376,499	0
21	University Square Shopping Center	12.0%	11.6%	2,378,146	766,262	1,611,884	11,426	53,320	1,547,138	100.0%	3/19/2019			TTM 3/31/2019	2,464,856	753,949	1,710,907	0
22	El Paso Self Storage Portfolio	10.6%	10.4%	2,264,226	940,056	1,324,170	21,782	0	1,302,388	96.9%	3/31/2019			Annualized 6 4/30/2019	2,264,226	871,411	1,392,815	0
22.01	Extra Space Self Storage - Resler			857,420	301,550	555,870	7,808	0	548,063	95.6%	3/31/2019			Annualized 6 4/30/2019	857,420	271,291	586,129	0
22.02	Extra Space Self Storage - Helen of Troy			839,803	377,076	462,726	7,959	0	454,767	96.2%	3/31/2019			Annualized 6 4/30/2019	839,803	359,979	479,824	0
22.03	Extra Space Self Storage - Dyer			567,003	261,430	305,573	6,016	0	299,558	99.4%	3/31/2019			Annualized 6 4/30/2019	567,003	240,141	326,862	0
23	Johnson Storage Portfolio	9.6%	9.2%	2,150,800	1,002,676	1,148,123	54,805	0	1,093,319	85.8%	5/1/2019			TTM 4/30/2019	2,167,638	929,800	1,237,838	0
23.01	Superior Self Storage			393,437	135,261	258,176	7,553	0	250,624	89.3%	5/1/2019			TTM 4/30/2019	407,613	124,181	283,431	0
23.02	Barksdale Self Storage			274,488	105,592	168,895	8,972	0	159,923	80.7%	5/1/2019			TTM 4/30/2019	281,117	86,915	194,202	0
23.03	Action Self Storage			240,497	102,096	138,400	7,604	0	130,797	76.9%	5/1/2019			TTM 4/30/2019	236,708	97,571	139,137	0
23.04	Owosso Mini Storage			249,108	102,573	146,536	5,880	0	140,656	92.2%	5/1/2019			TTM 4/30/2019	247,141	112,873	134,267	0
23.05	A&A Self Storage			195,218	87,766	107,453	6,023	0	101,430	94.3%	5/1/2019			TTM 4/30/2019	207,026	83,298	123,728	0
23.06	North Main Self Storage			200,659	111,049	89,610	5,334	0	84,276	76.7%	5/1/2019			TTM 4/30/2019	201,091	105,348	95,743	0
23.07	Industrial Park Mini Storage			141,360	58,991	82,370	2,693	0	79,677	91.6%	5/1/2019			TTM 4/30/2019	138,566	48,906	89,660	0
23.08	Euclid Self Storage			252,023	167,184	84,839	5,295	0	79,544	81.0%	5/1/2019			TTM 4/30/2019	246,480	167,591	78,889	0
23.09	Hallmark Mini Storage			204,009	132,165	71,844	5,453	0	66,391	96.0%	5/1/2019			TTM 4/30/2019	201,898	103,117	98,781	0
24	Hilton at University Place	13.3%	11.5%	20,668,804	14,586,891	6,081,913	826,752	0	5,255,161	73.7%	2/28/2019	140	104	TTM 2/28/2019	20,669,194	14,474,592	6,194,602	0
25	Embassy Suites - Williamsburg	12.8%	10.9%	4,805,054	3,556,664	1,248,390	192,202	0	1,056,188	64.4%	4/30/2019	120	77	TTM 4/30/2019	4,805,054	3,481,897	1,323,156	0
26	Alma Park Shopping Center	9.8%	9.1%	1,066,609	276,965	789,644	25,411	27,664	736,569	89.6%	4/16/2019			TTM 3/31/2019	1,023,922	257,554	766,369	0
27	Holiday Inn Express - Orem	12.8%	11.3%	2,662,705	1,728,874	933,831	106,508	0	827,323	65.3%	4/30/2019	90	59	TTM 4/30/2019	2,662,705	1,762,311	900,394	0
28	Courtyard by Marriott Beaumont	13.0%	11.4%	2,687,661	1,815,664	871,997	107,506	0	764,491	81.8%	3/31/2019	110	88	TTM 3/31/2019	2,747,607	1,806,542	941,065	0
29	Frederick Avenue Shopping Center	14.0%	13.6%	1,178,078	289,232	888,846	4,563	21,294	862,989	100.0%	3/19/2019			TTM 3/31/2019	1,212,791	287,226	925,565	0
30	Coventry Commons	11.6%	10.7%	1,262,290	541,959	720,331	43,721	16,323	660,287	87.2%	4/18/2019			TTM 2/28/2019	1,266,769	594,004	672,765	0
31	Asbury Commons	12.3%	11.5%	937,083	211,681	725,403	13,818	34,567	677,018	94.1%	4/1/2019			TTM 2/28/2019	966,690	91,560	875,130	0
32	Hampton Inn - Milan	17.5%	15.6%	2,719,045	1,705,210	1,013,834	108,762	0	905,073	77.2%	3/31/2019	137	106	TTM 3/31/2019	2,719,045	1,626,960	1,092,084	0
33	Cedar Run Corporate Center	12.5%	11.3%	1,164,854	443,716	721,138	11,807	59,034	650,297	92.1%	4/1/2019			TTM 2/28/2019	1,009,506	442,773	566,733	0
34	Holiday Inn Express Wilkes Barre East	14.8%	13.0%	2,664,614	1,820,781	843,833	106,585	0	737,249	66.0%	2/28/2019	94	62	TTM 2/28/2019	2,664,614	1,833,665	830,949	0
35	CLC Self Storage - Redford	9.6%	9.5%	759,455	270,788	488,668	4,694	0	483,973	82.4%	4/30/2019			Annualized 3 3/31/2019	824,868	273,215	551,653	0
36	Dick’s Sporting Goods - Wausau	10.5%	10.0%	728,422	210,409	518,013	2,250	24,047	491,716	100.0%	7/1/2019			TTM 3/31/2019	630,000	74,529	555,471	0
37	All American Storage Bloomington South	8.4%	8.2%	630,901	226,862	404,040	8,259	0	395,781	78.8%	3/31/2019			TTM 4/30/2019	622,901	218,224	404,678	0

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Cut-off Date U/W NOI Debt Yield(3)(7)	Cut-off Date U/W NCF Debt Yield(3)(7)	U/W Revenues ($)(2)(8)	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate(2)(9)	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period	Most Recent Revenues ($)(8)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent Capital Expenditures
38	Firewheel Corners Shopping Center	11.8%	11.4%	753,643	255,343	498,300	3,319	15,488	479,494	93.2%	4/1/2019			TTM 3/31/2019	778,275	237,893	540,382	0
39	Lakeland MHP	9.8%	9.7%	649,726	244,324	405,402	5,350	0	400,052	95.3%	4/1/2019			TTM 3/31/2019	644,624	227,848	416,776	0
40	All American Storage East	8.5%	8.3%	495,216	152,174	343,042	7,618	0	335,424	77.3%	3/31/2019			TTM 4/30/2019	495,216	146,401	348,815	0
41	Wolverine Portfolio	8.4%	8.2%	8,308,685	3,371,488	4,937,197	82,450	0	4,854,747	79.9%	2/28/2019			TTM 2/28/2019	8,127,460	3,378,272	4,749,188	0
41.01	Apple Tree Estates			1,316,317	422,588	893,729	11,900	0	881,829	88.7%	2/28/2019			TTM 2/28/2019	1,301,801	422,781	879,020	0
41.02	South Lyon			1,278,319	394,679	883,640	10,550	0	873,090	88.2%	2/28/2019			TTM 2/28/2019	1,227,898	398,947	828,951	0
41.03	Metro Commons			1,244,339	525,134	719,205	11,350	0	707,855	82.4%	2/28/2019			TTM 2/28/2019	1,211,844	525,752	686,092	0
41.04	Brighton Village			1,059,662	389,113	670,549	9,650	0	660,899	86.5%	2/28/2019			TTM 2/28/2019	1,048,702	391,501	657,201	0
41.05	College Heights			887,313	366,992	520,321	8,050	0	512,271	85.7%	2/28/2019			TTM 2/28/2019	874,472	367,438	507,034	0
41.06	Hillcrest			623,747	286,985	336,762	7,500	0	329,262	70.7%	2/28/2019			TTM 2/28/2019	635,013	287,285	347,728	0
41.07	Royal Village			651,378	360,308	291,070	11,650	0	279,420	48.9%	2/28/2019			TTM 2/28/2019	642,496	365,235	277,261	0
41.08	Fernwood			410,381	191,833	218,548	4,600	0	213,948	77.2%	2/28/2019			TTM 2/28/2019	388,872	190,377	198,495	0
41.09	Satellite Bay			446,245	227,109	219,136	4,150	0	214,986	94.0%	2/28/2019			TTM 2/28/2019	400,865	222,868	177,997	0
41.10	Chalet Village			390,984	206,746	184,238	3,050	0	181,188	98.4%	2/28/2019			TTM 2/28/2019	395,497	206,088	189,409	0
42	Gala Bend Apartments	9.4%	9.1%	537,444	182,789	354,655	12,000	0	342,655	100.0%	4/1/2019			TTM 3/31/2019	542,248	181,710	360,538	0
43	Palms at Dover	8.6%	8.4%	548,000	231,016	316,984	6,350	0	310,634	96.1%	4/30/2019			TTM 3/31/2019	548,000	184,855	363,145	0
44	3699 Hamner Ave Retail Center	10.1%	9.8%	515,191	150,642	364,549	2,558	9,592	352,400	100.0%	5/1/2019			TTM 4/30/2019	535,289	180,881	354,408	0
45	Depot Self Storage	10.0%	9.8%	514,166	163,130	351,036	8,918	0	342,119	91.6%	3/20/2019			TTM 3/31/2019	518,574	165,272	353,302	0
46	Walgreens - Richardson, TX	8.8%	8.7%	300,700	4,175	296,525	1,482	0	295,043	100.0%	7/1/2019			NAV	NAV	NAV	NAV	NAV
47	Concourse Office Center	11.8%	10.7%	514,275	178,760	335,515	10,680	20,571	304,264	94.1%	4/1/2019			TTM 4/30/2019	482,612	156,455	326,157	0
48	Apache West MHP	8.9%	8.8%	467,334	223,212	244,122	3,750	0	240,372	98.7%	2/1/2019			Annualized 6 12/31/2018	469,027	203,295	265,732	0
49	Elmira Shopping Center	9.1%	8.5%	359,492	127,170	232,322	1,992	13,277	217,053	77.4%	5/1/2019			TTM 3/31/2019	322,955	112,651	210,304	0
50	Stuff N’ Storage	9.1%	8.8%	394,035	185,636	208,399	4,982	0	203,417	97.3%	4/25/2019			TTM 3/31/2019	386,716	184,449	202,267	0
51	Quality Inn and Suites - Portsmouth	17.3%	15.2%	1,093,964	732,502	361,462	43,759	0	317,703	67.5%	12/31/2018	71	48	Actual 2018	1,093,964	688,640	405,324	0
52	Cool Storage	10.3%	10.0%	301,387	106,228	195,159	4,251	0	190,908	88.6%	3/6/2019			TTM 3/31/2019	305,620	88,654	216,966	0
53	Sunshine Self Storage	11.2%	11.0%	315,988	109,146	206,841	5,310	0	201,531	97.8%	1/23/2019			TTM 2/28/2019	315,988	94,874	221,113	0
54	Rolling Oaks MHP	10.4%	10.0%	218,968	86,108	132,860	4,236	0	128,625	83.9%	4/30/2019			TTM 2/28/2019	219,890	84,110	135,780	0

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)(8)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)(8)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures
1	Nova Place	10,035,031			Actual 2017	16,115,171	7,083,953	9,031,218	0	9,031,218			Actual 2016	13,396,542	5,677,218	7,719,324	0
2	188 Spear Street	10,609,308			Actual 2018	14,949,275	4,375,215	10,574,060	0	10,574,060			Actual 2017	13,859,480	4,260,793	9,598,688	0
3	450-460 Park Avenue South	2,453,518			Actual 2017	7,792,369	3,928,265	3,864,104	0	3,864,104			Actual 2016	8,458,306	3,518,821	4,939,485	0
4	El Con Center	6,512,035			Actual 2017	7,984,336	2,347,800	5,636,536	0	5,636,536			Actual 2016	7,850,106	2,298,182	5,551,924	0
5	Shetland Park	6,505,537			Actual 2018	12,470,521	6,075,626	6,394,895	0	6,394,895			Actual 2017	11,484,858	5,841,147	5,643,711	0
6	ExchangeRight Net Leased Portfolio #27	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.01	Hy-Vee - Cottage Grove, MN	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.02	BioLife Plasma Services - Savannah, GA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.03	Pick n Save - Muskego, WI	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.04	Walgreens - Lubbock, TX	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.05	Walgreens - Houma, LA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.06	Walgreens - Greendale, WI	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.07	Walgreens - Edmond, OK	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.08	Tractor Supply - Duncansville, PA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.09	Walgreens - Dayton, OH	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.10	Walgreens - Augusta, GA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.11	Advance Auto Parts - Houston, TX	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.12	O’Reilly - South Houston, TX	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.13	O’Reilly - Knoxville, TN	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.14	Dollar General - South Point, OH	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.15	Dollar General - Slidell, LA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.16	Dollar General - Houma, LA	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.17	Dollar Tree - Kaukauna, WI	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
6.18	Dollar General - Mansfield, OH	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
7	Royal Caribbean - Miramar	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
8	TOPS Self Storage	2,347,444			Actual 2018	3,052,773	833,653	2,219,121	0	2,219,121			Actual 2017	3,029,950	818,972	2,210,978	0
9	Center North	1,426,491			Actual 2018	1,949,288	1,007,914	941,374	0	941,374			Actual 2017	989,465	1,033,897	-44,432	0
10	The Chantilly Office Portfolio	6,211,845			Actual 2018	10,966,136	4,486,782	6,479,354	0	6,479,354			Actual 2017	11,563,821	4,532,245	7,031,577	0
10.01	Stoneleigh I	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
10.02	Stoneleigh II	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
10.03	Glenview II	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
10.04	Glenview I	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
10.05	Glenbrook III	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
11	CIRE Equity Retail & Industrial Portfolio	12,866,781			Actual 2018	17,247,067	4,572,346	12,674,720	0	12,674,720			Actual 2017	14,622,381	4,060,487	10,561,894	0
11.01	Wood Village Town Center	2,138,183			Actual 2018	2,452,348	584,313	1,868,035	0	1,868,035			NAV	NAV	NAV	NAV	NAV
11.02	Pecan Promenade	1,946,733			Actual 2018	2,889,453	941,721	1,947,732	0	1,947,732			Actual 2017	2,854,118	963,259	1,890,858	0
11.03	Valley Plaza	1,730,635			Actual 2018	2,299,616	551,143	1,748,473	0	1,748,473			Actual 2017	2,231,849	524,561	1,707,288	0
11.04	Pear Tree	1,906,899			Actual 2018	2,603,067	705,998	1,897,070	0	1,897,070			Actual 2017	2,156,706	619,411	1,537,295	0
11.05	Glendale Market Square	1,492,700			Actual 2018	2,119,604	553,160	1,566,444	0	1,566,444			Actual 2017	2,574,463	746,001	1,828,462	0
11.06	Central Park Shopping Center	1,510,521			Actual 2018	2,332,463	767,722	1,564,741	0	1,564,741			Actual 2017	2,183,914	717,680	1,466,234	0
11.07	Val Vista Towne Center	1,076,344			Actual 2018	1,437,803	384,336	1,053,467	0	1,053,467			Actual 2017	1,474,944	381,471	1,093,473	0
11.08	2641 Hall Ave - Riverside, CA	217,536			Actual 2018	226,729	22,209	204,520	0	204,520			Actual 2017	234,120	21,417	212,703	0
11.09	606 W Troy - Indianapolis, IN	302,412			Actual 2018	312,765	33,151	279,614	0	279,614			Actual 2017	313,848	21,676	292,172	0
11.10	Homeland - Bartow, FL	219,591			Actual 2018	273,790	55,216	218,574	0	218,574			Actual 2017	265,962	53,050	212,912	0
11.11	2621 Hall Ave - Riverside, CA	325,227			Actual 2018	330,092	18,003	312,089	0	312,089			Actual 2017	332,458	11,960	320,498	0
12	155 Tice Boulevard	2,986,410			Actual 2018	3,315,265	433,329	2,881,935	0	2,881,935			Actual 2017	3,233,345	346,544	2,886,801	0
13	Grand Plaza Commercial	1,085,228			Actual 2017	1,357,456	389,659	967,797	0	967,797			Actual 2016	1,574,122	431,482	1,142,639	0
14	Patuxent Crossing	1,954,288			Actual 2017	4,109,959	2,159,043	1,950,916	0	1,950,916			Actual 2016	4,690,039	2,441,416	2,248,623	0
15	3636 North Central Avenue	310,092			Actual 2018	2,362,405	1,798,486	563,919	0	563,919			Actual 2017	2,409,368	1,696,789	712,578	0
16	Rittenhouse Square	1,147,364			Actual 2018	1,337,596	199,409	1,138,187	0	1,138,187			Actual 2017	1,332,335	177,322	1,155,013	0
17	CVS El Monte and Ontario	699,105			Actual 2018	699,105	0	699,105	0	699,105			Actual 2017	699,105	0	699,105	0
17.01	CVS Ontario	444,585			Actual 2018	444,585	0	444,585	0	444,585			Actual 2017	444,585	0	444,585	0
17.02	CVS El Monte	254,520			Actual 2018	254,520	0	254,520	0	254,520			Actual 2017	254,520	0	254,520	0
18	CVS Compton	467,392			Actual 2018	467,392	0	467,392	0	467,392			Actual 2017	467,392	0	467,392	0
19	Crossroads Shopping Center - Madera	1,630,177			Actual 2018	2,178,297	546,994	1,631,303	0	1,631,303			Actual 2017	2,108,848	567,809	1,541,039	0
20	Cross Creek Shopping Center	1,376,499			Actual 2017	1,404,799	425,552	979,247	0	979,247			Actual 2016	1,440,086	431,455	1,008,631	0
21	University Square Shopping Center	1,710,907			Actual 2018	2,433,544	731,618	1,701,926	0	1,701,926			Actual 2017	2,344,021	733,544	1,610,477	0
22	El Paso Self Storage Portfolio	1,392,815			Actual 2018	2,028,421	878,637	1,149,785	0	1,149,785			Annualized 6 6/30/2017	1,629,655	736,656	892,999	0
22.01	Extra Space Self Storage - Resler	586,129			Actual 2018	790,649	276,362	514,287	0	514,287			Annualized 6 6/30/2017	704,960	233,886	471,074	0
22.02	Extra Space Self Storage - Helen of Troy	479,824			Actual 2018	782,076	351,781	430,295	0	430,295			Annualized 6 6/30/2017	597,370	327,694	269,675	0
22.03	Extra Space Self Storage - Dyer	326,862			Actual 2018	455,696	250,493	205,203	0	205,203			Annualized 6 6/30/2017	327,325	175,075	152,250	0
23	Johnson Storage Portfolio	1,237,838			Actual 2018	2,069,253	979,537	1,089,716	0	1,089,716			Actual 2017	2,092,709	925,173	1,167,536	0
23.01	Superior Self Storage	283,431			Actual 2018	372,603	147,834	224,769	0	224,769			Actual 2017	377,860	137,272	240,588	0
23.02	Barksdale Self Storage	194,202			Actual 2018	273,739	91,681	182,058	0	182,058			Actual 2017	334,856	98,956	235,900	0
23.03	Action Self Storage	139,137			Actual 2018	229,155	101,103	128,052	0	128,052			Actual 2017	235,664	106,178	129,487	0
23.04	Owosso Mini Storage	134,267			Actual 2018	238,825	120,170	118,655	0	118,655			Actual 2017	232,384	99,777	132,607	0
23.05	A&A Self Storage	123,728			Actual 2018	195,271	83,953	111,318	0	111,318			Actual 2017	186,172	91,282	94,890	0
23.06	North Main Self Storage	95,743			Actual 2018	191,276	116,261	75,015	0	75,015			Actual 2017	190,739	102,279	88,460	0
23.07	Industrial Park Mini Storage	89,660			Actual 2018	133,118	49,935	83,182	0	83,182			Actual 2017	117,475	50,065	67,410	0
23.08	Euclid Self Storage	78,889			Actual 2018	237,311	165,407	71,904	0	71,904			Actual 2017	224,010	139,621	84,389	0
23.09	Hallmark Mini Storage	98,781			Actual 2018	197,955	103,193	94,763	0	94,763			Actual 2017	193,549	99,743	93,806	0
24	Hilton at University Place	6,194,602	140	104	Actual 2018	20,176,221	14,328,608	5,847,613	0	5,847,613	137	101	Actual 2017	19,742,148	14,051,870	5,690,278	0
25	Embassy Suites - Williamsburg	1,323,156	120	77	Actual 2018	4,833,319	3,459,414	1,373,905	0	1,373,905	120	78	Actual 2017	4,708,546	3,634,537	1,074,009	0
26	Alma Park Shopping Center	766,369			Actual 2018	1,049,297	248,721	800,575	0	800,575			Actual 2017	993,342	272,393	720,949	0
27	Holiday Inn Express - Orem	900,394	90	59	Actual 2018	2,717,111	1,827,889	889,222	0	889,222	89	60	Actual 2017	2,791,215	1,879,678	911,536	0
28	Courtyard by Marriott Beaumont	941,065	110	90	Actual 2018	2,881,862	1,818,957	1,062,906	0	1,062,906	113	95	Actual 2017	2,551,023	1,724,307	826,716	0
29	Frederick Avenue Shopping Center	925,565			Actual 2018	1,205,382	268,086	937,296	0	937,296			Actual 2017	1,142,509	270,278	872,231	0
30	Coventry Commons	672,765			Actual 2018	1,259,838	602,698	657,140	0	657,140			Actual 2017	1,183,734	578,502	605,232	7,868
31	Asbury Commons	875,130			Actual 2018	876,964	208,500	668,464	0	668,464			Actual 2017	909,175	226,037	683,138	0
32	Hampton Inn - Milan	1,092,084	137	106	Actual 2018	2,621,057	1,636,357	984,700	0	984,700	137	102	Actual 2017	2,473,053	1,568,291	904,762	0
33	Cedar Run Corporate Center	566,733			Actual 2018	997,860	423,542	574,318	0	574,318			Actual 2017	934,129	374,149	559,980	0
34	Holiday Inn Express Wilkes Barre East	830,949	94	62	Actual 2018	2,638,737	1,718,329	920,408	0	920,408	90	60	Actual 2017	2,256,631	1,670,751	585,880	0
35	CLC Self Storage - Redford	551,653			TTM 7/31/2018	734,240	332,029	402,211	0	402,211			TTM 7/31/2017	651,827	317,821	334,006	0
36	Dick’s Sporting Goods - Wausau	555,471			Actual 2018	630,000	66,234	563,766	0	563,766			Actual 2017	630,000	43,533	586,467	0
37	All American Storage Bloomington South	404,678			Actual 2018	625,296	218,232	407,064	0	407,064			Actual 2017	618,030	203,229	414,801	0

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period	Second Most Recent Revenues ($)(8)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR	Third Most Recent Period	Third Most Recent Revenues ($)(8)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures
38	Firewheel Corners Shopping Center	540,382			Actual 2018	757,586	249,298	508,288	0	508,288			Actual 2017	707,810	203,207	504,603	0
39	Lakeland MHP	416,776			Actual 2018	649,659	206,356	443,303	0	443,303			Actual 2017	545,725	202,579	343,146	0
40	All American Storage East	348,815			Actual 2018	485,044	145,928	339,116	0	339,116			Actual 2017	486,213	140,394	345,819	0
41	Wolverine Portfolio	4,749,188			Actual 2017	7,475,212	3,010,394	4,464,818	0	4,464,818			Actual 2016	6,426,030	2,941,367	3,484,663	0
41.01	Apple Tree Estates	879,020			Actual 2017	1,129,010	412,229	716,782	0	716,782			Actual 2016	930,393	391,403	538,990	0
41.02	South Lyon	828,951			Actual 2017	1,204,882	399,816	805,066	0	805,066			Actual 2016	1,041,149	405,530	635,619	0
41.03	Metro Commons	686,092			Actual 2017	1,078,048	432,868	645,180	0	645,180			Actual 2016	856,349	409,126	447,223	0
41.04	Brighton Village	657,201			Actual 2017	967,692	359,492	608,200	0	608,200			Actual 2016	783,539	360,445	423,094	0
41.05	College Heights	507,034			Actual 2017	793,625	350,877	442,748	0	442,748			Actual 2016	587,207	328,273	258,934	0
41.06	Hillcrest	347,728			Actual 2017	619,646	251,397	368,249	0	368,249			Actual 2016	613,857	267,611	346,246	0
41.07	Royal Village	277,261			Actual 2017	559,173	339,247	219,926	0	219,926			Actual 2016	516,198	332,735	183,463	0
41.08	Fernwood	198,495			Actual 2017	349,998	150,686	199,312	0	199,312			Actual 2016	342,641	122,671	219,970	0
41.09	Satellite Bay	177,997			Actual 2017	398,391	177,329	221,062	0	221,062			Actual 2016	394,426	174,574	219,852	0
41.10	Chalet Village	189,409			Actual 2017	374,747	136,453	238,294	0	238,294			Actual 2016	360,271	148,999	211,272	0
42	Gala Bend Apartments	360,538			Actual 2018	523,031	142,900	380,131	0	380,131			Actual 2017	338,950	100,812	238,138	0
43	Palms at Dover	363,145			Actual 2018	559,007	201,416	357,591	0	357,591			Actual 2017	557,677	220,005	337,672	0
44	3699 Hamner Ave Retail Center	354,408			Actual 2018	527,091	167,201	359,890	0	359,890			Actual 2017	494,303	162,107	332,196	0
45	Depot Self Storage	353,302			Actual 2018	521,196	165,683	355,512	0	355,512			Actual 2017	501,074	174,575	326,499	0
46	Walgreens - Richardson, TX	NAV			NAV	NAV	NAV	NAV	NAV	NAV			NAV	NAV	NAV	NAV	NAV
47	Concourse Office Center	326,157			Actual 2018	479,123	148,674	330,449	0	330,449			Actual 2017	499,337	163,892	335,445	0
48	Apache West MHP	265,732			Actual 2018	452,546	203,295	249,251	0	249,251			Actual 2017	271,490	166,467	105,023	0
49	Elmira Shopping Center	210,304			Actual 2018	315,740	110,566	205,174	0	205,174			Actual 2017	291,984	96,814	195,170	0
50	Stuff N’ Storage	202,267			Actual 2018	366,967	189,190	177,778	0	177,778			TTM 9/30/2018	322,580	194,103	128,478	0
51	Quality Inn and Suites - Portsmouth	405,324	71	48	Actual 2017	1,137,559	767,490	370,069	0	370,069	70	50	Actual 2016	1,006,132	725,272	280,860	0
52	Cool Storage	216,966			Actual 2018	316,161	88,596	227,565	0	227,565			Actual 2017	271,386	93,976	177,410	0
53	Sunshine Self Storage	221,113			Actual 2018	315,800	96,770	219,030	0	219,030			Actual 2017	300,218	100,613	199,605	0
54	Rolling Oaks MHP	135,780			Actual 2018	225,564	80,497	145,067	0	145,067			Actual 2017	198,301	83,992	114,309	0

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(6)(9)(10)(11)(12)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date(10)	2nd Largest Tenant Name(11)(12)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date
1	Nova Place	7,719,324			N	PNC Financial Services	395,657	34.6%	12/31/2027	Expedient / Continental Broadband	73,000	6.4%	6/30/2020
2	188 Spear Street	9,598,688			N	Amazon	129,192	59.1%	1/1/2027	New Relic	73,392	33.6%	7/1/2027
3	450-460 Park Avenue South	4,939,485			N	WeWork	76,373	41.8%	8/31/2034	Deep Focus	23,400	12.8%	8/31/2020
4	El Con Center	5,551,924			N	JC Penney	220,424	45.9%	8/31/2021	Century Theatres	71,698	14.9%	6/30/2024
5	Shetland Park	5,643,711			N	Excelitas Technologies Corp.	117,189	9.8%	9/30/2025	Salem Academy Charter School	57,826	4.9%	6/30/2032
6	ExchangeRight Net Leased Portfolio #27	NAV			N	Various	349,490	Various	Various
6.01	Hy-Vee - Cottage Grove, MN	NAV			N	Hy-Vee	100,206	100.0%	1/31/2039
6.02	BioLife Plasma Services - Savannah, GA	NAV			N	BioLife Plasma Services L.P.	15,730	100.0%	3/31/2034
6.03	Pick n Save - Muskego, WI	NAV			N	Pick n Save	62,300	100.0%	12/31/2029
6.04	Walgreens - Lubbock, TX	NAV			N	Walgreens	14,820	100.0%	8/31/2031
6.05	Walgreens - Houma, LA	NAV			N	Walgreens	14,490	100.0%	2/29/2032
6.06	Walgreens - Greendale, WI	NAV			N	Walgreens	13,905	100.0%	6/30/2031
6.07	Walgreens - Edmond, OK	NAV			N	Walgreens	14,762	100.0%	7/31/2032
6.08	Tractor Supply - Duncansville, PA	NAV			N	Tractor Supply	19,104	100.0%	1/31/2029
6.09	Walgreens - Dayton, OH	NAV			N	Walgreens	13,905	100.0%	3/31/2029
6.10	Walgreens - Augusta, GA	NAV			N	Walgreens	13,650	100.0%	4/1/2029
6.11	Advance Auto Parts - Houston, TX	NAV			N	Advance Auto Parts	6,912	100.0%	2/28/2033
6.12	O’Reilly - South Houston, TX	NAV			N	O’Reilly	7,000	100.0%	4/30/2033
6.13	O’Reilly - Knoxville, TN	NAV			N	O’Reilly	7,125	100.0%	11/30/2034
6.14	Dollar General - South Point, OH	NAV			N	Dollar General	9,002	100.0%	3/31/2034
6.15	Dollar General - Slidell, LA	NAV			N	Dollar General	9,002	100.0%	6/30/2033
6.16	Dollar General - Houma, LA	NAV			N	Dollar General	9,026	100.0%	6/15/2033
6.17	Dollar Tree - Kaukauna, WI	NAV			N	Dollar Tree	9,525	100.0%	5/31/2029
6.18	Dollar General - Mansfield, OH	NAV			N	Dollar General	9,026	100.0%	1/31/2034
7	Royal Caribbean - Miramar	NAV			N	Royal Caribbean Cruises Ltd	128,540	100.0%	11/30/2028
8	TOPS Self Storage	2,210,978			N
9	Center North	-44,432			N
10	The Chantilly Office Portfolio	7,031,577			N	Various	Various	Various	Various	Various	Various	Various	Various
10.01	Stoneleigh I	NAV			N	AECOM Management Services, Inc.	62,836	57.3%	9/30/2020	The Teaching Company, LLC	5,095	4.6%	6/30/2021
10.02	Stoneleigh II	NAV			N	The Teaching Company, LLC	44,434	41.7%	6/30/2021	Community Management Corporation	31,556	29.6%	7/31/2021
10.03	Glenview II	NAV			N	Aetna Life Insurance	29,180	37.7%	12/31/2022	Redfin	20,358	26.3%	6/30/2024
10.04	Glenview I	NAV			N	WEX, Inc.	32,342	42.1%	12/31/2022	Tetra Tech, Inc.	20,020	26.1%	12/31/2024
10.05	Glenbrook III	NAV			N	General Dynamics Information Technology, Inc.	20,627	35.1%	12/31/2020	The Door and Hardware Institute	10,701	18.2%	9/30/2019
11	CIRE Equity Retail & Industrial Portfolio	10,561,894			N	Various	Various	Various	Various	Various	Various	Various	Various
11.01	Wood Village Town Center	NAV			N	Kohl’s Department Stores, Inc.	87,501	63.8%	1/31/2027	Theresa’s Pet	9,800	7.1%	6/30/2024
11.02	Pecan Promenade	1,890,858			N	Ross Stores	30,187	21.3%	1/31/2022	LA Fitness	27,564	19.5%	11/30/2029
11.03	Valley Plaza	1,707,288			N	US Foods	60,145	41.1%	3/31/2024	Ross	27,650	18.9%	1/31/2021
11.04	Pear Tree	1,537,295			N	JC Penney	51,395	26.0%	2/28/2024	Lucky’s (SaveMart)	49,377	25.0%	3/31/2024
11.05	Glendale Market Square	1,828,462			N	Floor & Décor	75,000	40.3%	4/30/2028	Lina Home Furnishings	45,000	24.2%	11/30/2024
11.06	Central Park Shopping Center	1,466,234			N	Big Lots	32,153	21.8%	1/31/2023	ARC Thrift Store	29,294	19.9%	5/31/2025
11.07	Val Vista Towne Center	1,093,473			N	Ross	25,126	26.9%	1/31/2022	Petco	13,221	14.2%	1/31/2022
11.08	2641 Hall Ave - Riverside, CA	212,703			N	48 Forty Solutions	34,982	100.0%	5/31/2023
11.09	606 W Troy - Indianapolis, IN	292,172			N	48 Forty Solutions	22,860	100.0%	4/30/2024
11.10	Homeland - Bartow, FL	212,912			N	48 Forty Solutions	67,438	100.0%	6/30/2025
11.11	2621 Hall Ave - Riverside, CA	320,498			N	48 Forty Solutions	16,000	100.0%	5/31/2023
12	155 Tice Boulevard	2,886,801			N	Eisai, Inc.	118,092	100.0%	6/30/2028
13	Grand Plaza Commercial	1,142,639			N	EOS Fitness	38,134	53.5%	8/31/2034	AltaMed Health Services Corp	22,108	31.0%	3/28/2031
14	Patuxent Crossing	2,248,623			N	Howard County, Maryland	63,927	21.7%	9/30/2025	FEI.COM	58,332	19.8%	5/31/2021
15	3636 North Central Avenue	712,578			N	Arizona Children Association	44,390	20.4%	5/31/2030	GSA - Army Corp of Engineers	28,436	13.0%	8/31/2033
16	Rittenhouse Square	1,155,013			N	Bank of America	4,435	13.0%	8/31/2029	Philly Pretzel	500	1.5%	6/30/2024
17	CVS El Monte and Ontario	699,105			N	CVS	45,980	100.0%	1/31/2032
17.01	CVS Ontario	444,585			N	CVS	26,006	100.0%	1/31/2032
17.02	CVS El Monte	254,520			N	CVS	19,974	100.0%	1/31/2032
18	CVS Compton	467,392			N	CVS	22,880	100.0%	1/31/2032
19	Crossroads Shopping Center - Madera	1,541,039			N	Rancho San Miguel Market	55,800	58.3%	10/14/2028	Family Dollar Stores, Inc. #29310	9,180	9.6%	3/31/2022
20	Cross Creek Shopping Center	1,008,631			N	Kohl’s	93,310	66.0%	1/31/2029	Bob’s Discount Funriture	37,459	26.5%	5/30/2029
21	University Square Shopping Center	1,610,477			N	Mega Furniture	26,250	34.5%	4/30/2026	Good Sports	7,000	9.2%	12/31/2019
22	El Paso Self Storage Portfolio	892,999			N
22.01	Extra Space Self Storage - Resler	471,074			N
22.02	Extra Space Self Storage - Helen of Troy	269,675			N
22.03	Extra Space Self Storage - Dyer	152,250			N
23	Johnson Storage Portfolio	1,167,536			N
23.01	Superior Self Storage	240,588			N
23.02	Barksdale Self Storage	235,900			N
23.03	Action Self Storage	129,487			N
23.04	Owosso Mini Storage	132,607			N
23.05	A&A Self Storage	94,890			N
23.06	North Main Self Storage	88,460			N
23.07	Industrial Park Mini Storage	67,410			N
23.08	Euclid Self Storage	84,389			N
23.09	Hallmark Mini Storage	93,806			N
24	Hilton at University Place	5,690,278	136	100	N
25	Embassy Suites - Williamsburg	1,074,009	117	76	N
26	Alma Park Shopping Center	720,949			N	Robert’s Hardware	12,800	18.6%	8/31/2024	Dollar Tree Stores INC	11,868	17.3%	4/30/2021
27	Holiday Inn Express - Orem	911,536	93	62	N
28	Courtyard by Marriott Beaumont	826,716	100	83	N
29	Frederick Avenue Shopping Center	872,231			N	Mega Mart International Food	11,161	36.7%	9/30/2023	Advance Auto Parts	7,888	25.9%	12/31/2021
30	Coventry Commons	597,364			N	The Salvation Army	39,445	35.4%	1/31/2026	Dollar Tree	10,920	9.8%	9/30/2022
31	Asbury Commons	683,138			N	Winn-Dixie	40,873	73.9%	3/16/2024	My Time Fitness	4,320	7.8%	11/30/2022
32	Hampton Inn - Milan	904,762	130	96	N
33	Cedar Run Corporate Center	559,980			N	Timken Gear & Services (Philadelphia Gear)	15,728	26.6%	5/31/2020	Dr. Jeffrey Katzman	6,177	10.5%	11/30/2021
34	Holiday Inn Express Wilkes Barre East	585,880	88	52	N
35	CLC Self Storage - Redford	334,006			N
36	Dick’s Sporting Goods - Wausau	586,467			N	Dick’s Sporting Goods	45,000	100.0%	1/31/2027
37	All American Storage Bloomington South	414,801			N

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(6)(9)(10)(11)(12)	Largest Tenant Sq. Ft.	Largest Tenant % of NRA	Largest Tenant Exp. Date(10)	2nd Largest Tenant Name(11)(12)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date
38	Firewheel Corners Shopping Center	504,603			N	Clothes Mentor	3,565	16.1%	8/31/2019	Verizon Wireless	2,913	13.2%	2/28/2021
39	Lakeland MHP	343,146			N
40	All American Storage East	345,819			N
41	Wolverine Portfolio	3,484,663			N
41.01	Apple Tree Estates	538,990			N
41.02	South Lyon	635,619			N
41.03	Metro Commons	447,223			N
41.04	Brighton Village	423,094			N
41.05	College Heights	258,934			N
41.06	Hillcrest	346,246			N
41.07	Royal Village	183,463			N
41.08	Fernwood	219,970			N
41.09	Satellite Bay	219,852			N
41.10	Chalet Village	211,272			N
42	Gala Bend Apartments	238,138			N
43	Palms at Dover	337,672			Y
44	3699 Hamner Ave Retail Center	332,196			N	Starbucks Corporation	1,800	14.1%	9/30/2025	Scrambler’s Cafe	1,540	12.0%	9/30/2025
45	Depot Self Storage	326,499			N
46	Walgreens - Richardson, TX	NAV			N	Walgreens	14,820	100.0%	3/31/2083
47	Concourse Office Center	335,445			N	Life Support Services, In	3,282	11.1%	5/31/2021	Inora Technologies, Inc.	3,073	10.4%	8/31/2019
48	Apache West MHP	105,023			N
49	Elmira Shopping Center	195,170			N	Empire Novelties	3,850	29.1%	12/31/2020	Compassionate Dental	2,362	17.9%	8/31/2022
50	Stuff N’ Storage	128,478			N
51	Quality Inn and Suites - Portsmouth	280,860	67	44	N
52	Cool Storage	177,410			N
53	Sunshine Self Storage	199,605			N
54	Rolling Oaks MHP	114,309			N

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	3rd Largest Tenant Name(12)(13)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(6)(9)(12)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date
1	Nova Place	United Healthcare Services, Inc.	71,500	6.3%	6/30/2024	Confluence Technologies, Inc.	40,867	3.6%	11/30/2027
2	188 Spear Street	JP Morgan Chase	3,439	1.6%	11/1/2023	Lee’s Deli	3,286	1.5%	4/1/2023
3	450-460 Park Avenue South	Fusion Learning Inc.	14,070	7.7%	6/21/2022	Mphasis Corporation	8,000	4.4%	1/15/2022
4	El Con Center	Burlington Coat Factory	65,000	13.5%	4/30/2020	Ross Dress For Less	30,186	6.3%	1/31/2023
5	Shetland Park	Comm. Of MA - Registry of Deeds	39,093	3.3%	3/27/2020	GTAT Corporation	37,408	3.1%	5/31/2021
6	ExchangeRight Net Leased Portfolio #27
6.01	Hy-Vee - Cottage Grove, MN
6.02	BioLife Plasma Services - Savannah, GA
6.03	Pick n Save - Muskego, WI
6.04	Walgreens - Lubbock, TX
6.05	Walgreens - Houma, LA
6.06	Walgreens - Greendale, WI
6.07	Walgreens - Edmond, OK
6.08	Tractor Supply - Duncansville, PA
6.09	Walgreens - Dayton, OH
6.10	Walgreens - Augusta, GA
6.11	Advance Auto Parts - Houston, TX
6.12	O’Reilly - South Houston, TX
6.13	O’Reilly - Knoxville, TN
6.14	Dollar General - South Point, OH
6.15	Dollar General - Slidell, LA
6.16	Dollar General - Houma, LA
6.17	Dollar Tree - Kaukauna, WI
6.18	Dollar General - Mansfield, OH
7	Royal Caribbean - Miramar
8	TOPS Self Storage
9	Center North
10	The Chantilly Office Portfolio	Various	Various	Various	Various	Various	Various	Various	Various
10.01	Stoneleigh I
10.02	Stoneleigh II	Johnston McLamb CASE Solutions, Inc.	27,194	25.5%	1/14/2024	AECOM Management Services, Inc.	3,363	3.2%	11/30/2022
10.03	Glenview II	National Datacare Corporation	12,805	16.5%	10/31/2020	Omniplex World Services	4,370	5.6%	2/29/2020
10.04	Glenview I	General Dynamics Information Technology, Inc.	20,000	26.1%	1/31/2021
10.05	Glenbrook III	America’s Charities	7,951	13.5%	12/31/2021	First American Title	5,856	10.0%	1/31/2021
11	CIRE Equity Retail & Industrial Portfolio	Various	Various	Various	Various	Various	Various	Various	Various
11.01	Wood Village Town Center	The Rock Wood Fired Pizza & Spirit/Hot Stone, LLC	5,196	3.8%	6/30/2021	The Sleep Train, INC (Mattress Firm)	5,091	3.7%	9/30/2026
11.02	Pecan Promenade	Dollar Tree	10,000	7.1%	10/31/2022	Kirkland’s	10,000	7.1%	6/30/2020
11.03	Valley Plaza	Salon Boutique	7,880	5.4%	5/31/2028	Banner Health	5,000	3.4%	8/31/2023
11.04	Pear Tree	Ross	25,976	13.2%	1/30/2025	Big 5 Sporting Goods	16,520	8.4%	5/31/2022
11.05	Glendale Market Square	EJ’s Auction & Consignment	28,909	15.6%	11/30/2025	Hospice of the Valley	8,443	4.5%	2/29/2020
11.06	Central Park Shopping Center	Adventure Dental	8,809	6.0%	2/29/2024	Fast Cash Pawn & Jewelry	5,724	3.9%	11/30/2019
11.07	Val Vista Towne Center	Fred Astaire	3,511	3.8%	11/30/2024	Val Vista Dental	2,551	2.7%	4/30/2020
11.08	2641 Hall Ave - Riverside, CA
11.09	606 W Troy - Indianapolis, IN
11.10	Homeland - Bartow, FL
11.11	2621 Hall Ave - Riverside, CA
12	155 Tice Boulevard
13	Grand Plaza Commercial	David Mi & Partners	3,024	4.2%	10/31/2022	7-Eleven	2,450	3.4%	8/31/2029
14	Patuxent Crossing	State of Maryland - Department of Human Services	42,702	14.5%	10/31/2028	Howard County Housing Comm	27,332	9.3%	6/30/2027
15	3636 North Central Avenue	Manning & Kass, Ellrod, Ramirez, Trester LLP	16,360	7.5%	12/14/2022	Cavco Industries, Inc.	14,974	6.9%	03/12/2026
16	Rittenhouse Square	AT&T Mobility			5/15/2024
17	CVS El Monte and Ontario
17.01	CVS Ontario
17.02	CVS El Monte
18	CVS Compton
19	Crossroads Shopping Center - Madera	Fashion Outlet / Mi Amor	5,000	5.2%	12/31/2021	McDonald’s (Land Lease)	3,760	3.9%	10/31/2028
20	Cross Creek Shopping Center	Disc Replay	4,159	2.9%	12/31/2026
21	University Square Shopping Center	HuHot Mongolian Grill	5,540	7.3%	3/31/2023	Factory Mattress Direct	4,000	5.3%	8/31/2020
22	El Paso Self Storage Portfolio
22.01	Extra Space Self Storage - Resler
22.02	Extra Space Self Storage - Helen of Troy
22.03	Extra Space Self Storage - Dyer
23	Johnson Storage Portfolio
23.01	Superior Self Storage
23.02	Barksdale Self Storage
23.03	Action Self Storage
23.04	Owosso Mini Storage
23.05	A&A Self Storage
23.06	North Main Self Storage
23.07	Industrial Park Mini Storage
23.08	Euclid Self Storage
23.09	Hallmark Mini Storage
24	Hilton at University Place
25	Embassy Suites - Williamsburg
26	Alma Park Shopping Center	Arizona Soap Supply	8,600	12.5%	1/31/2024	Barro’s Pizza	4,200	6.1%	5/31/2023
27	Holiday Inn Express - Orem
28	Courtyard by Marriott Beaumont
29	Frederick Avenue Shopping Center	Fed Ex Kinkos	6,307	20.7%	9/30/2027	7-Eleven	3,000	9.9%	12/31/2022
30	Coventry Commons	Aqua Tots	8,400	7.5%	1/31/2026	Broad Family Chiropractic	4,356	3.9%	1/31/2023
31	Asbury Commons	Subway	1,440	2.6%	10/31/2019	Clippers	1,080	2.0%	8/31/2020
32	Hampton Inn - Milan
33	Cedar Run Corporate Center	Advanced Recovery Systems	5,901	10.0%	8/31/2021	Retired Seniors Volunteer Program of MontCo	5,020	8.5%	7/31/2021
34	Holiday Inn Express Wilkes Barre East
35	CLC Self Storage - Redford
36	Dick’s Sporting Goods - Wausau
37	All American Storage Bloomington South

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	3rd Largest Tenant Name(12)(13)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(6)(9)(12)	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date
38	Firewheel Corners Shopping Center	Fast Signs	2,300	10.4%	9/30/2022	Sparks Dental	1,950	8.8%	4/30/2025
39	Lakeland MHP
40	All American Storage East
41	Wolverine Portfolio
41.01	Apple Tree Estates
41.02	South Lyon
41.03	Metro Commons
41.04	Brighton Village
41.05	College Heights
41.06	Hillcrest
41.07	Royal Village
41.08	Fernwood
41.09	Satellite Bay
41.10	Chalet Village
42	Gala Bend Apartments
43	Palms at Dover
44	3699 Hamner Ave Retail Center	Hsiu Lien Chiu & Chin Hisi Wang dba Crazy Brothers Sushi	1,540	12.0%	1/31/2020	Jacob Zobrist- Studio D	1,428	11.2%	3/31/2023
45	Depot Self Storage
46	Walgreens - Richardson, TX
47	Concourse Office Center	CTC Engineering, Inc.	2,280	7.7%	2/28/2020	ACTech North America,	1,987	6.7%	12/31/2020
48	Apache West MHP
49	Elmira Shopping Center	Metro PCS	2,000	15.1%	2/29/2020	Anabelle Nails	1,100	8.3%	6/30/2021
50	Stuff N’ Storage
51	Quality Inn and Suites - Portsmouth
52	Cool Storage
53	Sunshine Self Storage
54	Rolling Oaks MHP

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Name(9)(12)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)
1	Nova Place	DataBank Holdings	38,009	3.3%	9/30/2033	3/28/2019	4/10/2019				N	Y	Refinance	0
2	188 Spear Street	SF Florist, Inc.	3,083	1.4%	9/1/2022	5/7/2019	5/6/2019		5/6/2019	16.0%	N	Y	Refinance	0
3	450-460 Park Avenue South	Pipedrive	7,500	4.1%	12/20/2022	3/27/2019	3/28/2019				N	Y	Refinance	0
4	El Con Center	Marshall’s	25,000	5.2%	8/31/2025	3/22/2019	3/22/2019				N	Y	Refinance	0
5	Shetland Park	Lahey Health Behavioral SVCS.	27,760	2.3%	4/30/2023	4/10/2019; 4/11/2019; 4/16/2019	4/10/2019; 4/15/2019	1/9/2019; 2/8/2019			N	Y	Acquisition	108,875
6	ExchangeRight Net Leased Portfolio #27					Various	Various				N	Y	Acquisition	77,250
6.01	Hy-Vee - Cottage Grove, MN					11/12/2018	11/12/2018				N	Y
6.02	BioLife Plasma Services - Savannah, GA					4/19/2019	4/19/2019				N	Y
6.03	Pick n Save - Muskego, WI					3/18/2019	3/18/2019				N	Y
6.04	Walgreens - Lubbock, TX					4/11/2019	4/11/2019				N	Y
6.05	Walgreens - Houma, LA					4/12/2019	4/12/2019				N	Y
6.06	Walgreens - Greendale, WI					4/11/2019	4/11/2019				N	Y
6.07	Walgreens - Edmond, OK					4/25/2019	4/25/2019				N	Y
6.08	Tractor Supply - Duncansville, PA					2/19/2019	2/19/2019				N	Y
6.09	Walgreens - Dayton, OH					3/21/2019	3/21/2019				N	Y
6.10	Walgreens - Augusta, GA					4/2/2019	4/2/2019				N	Y
6.11	Advance Auto Parts - Houston, TX					4/11/2019	4/11/2019				N	Y
6.12	O’Reilly - South Houston, TX					4/12/2019	4/12/2019				N	Y
6.13	O’Reilly - Knoxville, TN					4/22/2019	4/22/2019				N	Y
6.14	Dollar General - South Point, OH					4/18/2019	4/18/2019				N	Y
6.15	Dollar General - Slidell, LA					4/2/2019	4/2/2019				N	Y
6.16	Dollar General - Houma, LA					4/2/2019	4/2/2019				N	Y
6.17	Dollar Tree - Kaukauna, WI					3/14/2019	3/14/2019				N	Y
6.18	Dollar General - Mansfield, OH					4/18/2019	4/18/2019				N	Y
7	Royal Caribbean - Miramar					4/4/2019	5/1/2019				N	Y	Acquisition	0
8	TOPS Self Storage					4/8/2019	4/8/2019		3/29/2019	14.0%	N	Y	Refinance	69,141
9	Center North					5/21/2019	5/14/2019				N	Y	Refinance	0
10	The Chantilly Office Portfolio	Various	Various	Various	Various	Various	4/3/2019				N	Y	Recapitalization	0
10.01	Stoneleigh I					3/29/2019	4/3/2019				N	Y
10.02	Stoneleigh II					3/29/2019	4/3/2019				N	Y
10.03	Glenview II					4/1/2019	4/3/2019				N	Y
10.04	Glenview I					4/1/2019	4/3/2019				N	Y
10.05	Glenbrook III	AECOM Management Services, Inc.	5,184	8.8%	10/31/2021	4/1/2019	4/3/2019				N	Y
11	CIRE Equity Retail & Industrial Portfolio	Various	Various	Various	Various	4/12/2019	4/12/2019	Various	Various	Various	Various	Y	Refinance	171,330
11.01	Wood Village Town Center	National Vision, Inc.	3,183	2.3%	1/31/2020	4/12/2019	4/12/2019		4/12/2019	7.0%	N	Y
11.02	Pecan Promenade	Shoe Show	7,007	5.0%	6/30/2026	4/12/2019	4/12/2019				N	Y
11.03	Valley Plaza	Sprint	4,230	2.9%	8/31/2021	4/12/2019	4/12/2019				N	Y
11.04	Pear Tree	Maurice’s	5,300	2.7%	1/31/2021	4/12/2019	4/12/2019		4/12/2019	17.0%	N	Y
11.05	Glendale Market Square	Cucina Tagliani	4,920	2.6%	4/30/2024	4/12/2019	4/12/2019				N	Y
11.06	Central Park Shopping Center	Comrade Brewery	5,315	3.6%	5/31/2021	4/12/2019	4/12/2019	6/6/2013			N	Y
11.07	Val Vista Towne Center	Regis Salon	1,910	2.0%	11/30/2019	4/12/2019	4/12/2019				N	Y
11.08	2641 Hall Ave - Riverside, CA					4/12/2019	4/12/2019		4/12/2019	14.0%	N	Y
11.09	606 W Troy - Indianapolis, IN					4/12/2019	4/12/2019				N	Y
11.10	Homeland - Bartow, FL					4/12/2019	4/12/2019				N	Y
11.11	2621 Hall Ave - Riverside, CA					4/12/2019	4/12/2019		4/12/2019	11.0%	N	Y
12	155 Tice Boulevard					2/14/2019	2/14/2019				N	Y	Acquisition	0
13	Grand Plaza Commercial	Kapoor’s Akbar	1,620	2.3%	11/30/2027	3/27/2019	3/27/2019		3/27/2019	18.0%	N	Y	Refinance	0
14	Patuxent Crossing	Kennedy Krieger Institute	26,946	9.1%	4/30/2022	2/25/2019	2/11/2019				N	Y	Acquisition	252,250
15	3636 North Central Avenue	Mayes Telles PLLC	12,203	5.6%	8/21/2024	4/24/2019	4/22/2019				N	Y	Refinance	2,488
16	Rittenhouse Square					3/15/2019	3/14/2019				N	Y	Acquisition	0
17	CVS El Monte and Ontario					Various	Various		Various	Various	Various	Y	Acquisition	0
17.01	CVS Ontario					3/4/2019	3/4/2019		3/4/2019	13.0%	N	Y
17.02	CVS El Monte					3/7/2019	3/7/2019		3/5/2019	25.0%	Y	Y
18	CVS Compton					3/6/2019	3/6/2019		3/6/2019	15.0%	N	Y	Acquisition	0
19	Crossroads Shopping Center - Madera	Mountain Mike’s Pizza	2,775	2.9%	10/31/2026	3/28/2019	3/28/2019		3/28/2019	5.0%	N	Y	Acquisition	0
20	Cross Creek Shopping Center					11/28/2018	11/28/2018				N	Y	Refinance	9,225
21	University Square Shopping Center	Jose Reyes MD	4,000	5.3%	9/30/2019	4/18/2019	4/18/2019				N	Y	Refinance	11,875
22	El Paso Self Storage Portfolio					1/30/2019	2/1/2019				N	Y	Refinance	0
22.01	Extra Space Self Storage - Resler					1/30/2019	2/1/2019				N	Y
22.02	Extra Space Self Storage - Helen of Troy					1/30/2019	2/1/2019				N	Y
22.03	Extra Space Self Storage - Dyer					1/30/2019	2/1/2019				N	Y
23	Johnson Storage Portfolio					5/13/2019	Various				N	Y	Refinance	584,311
23.01	Superior Self Storage					5/13/2019	5/13/2019				N	Y
23.02	Barksdale Self Storage					5/13/2019	7/27/2018				N	Y
23.03	Action Self Storage					5/13/2019	7/27/2018				N	Y
23.04	Owosso Mini Storage					5/13/2019	7/30/2018				N	Y
23.05	A&A Self Storage					5/13/2019	7/27/2018				N	Y
23.06	North Main Self Storage					5/13/2019	7/27/2018				N	Y
23.07	Industrial Park Mini Storage					5/13/2019	7/27/2018				N	Y
23.08	Euclid Self Storage					5/13/2019	7/27/2018				N	Y
23.09	Hallmark Mini Storage					5/13/2019	7/27/2018				N	Y
24	Hilton at University Place					2/25/2019	2/26/2019				N	Y	Refinance	0
25	Embassy Suites - Williamsburg					5/2/2018	7/17/2018	6/7/2018			N	Y	Refinance	0
26	Alma Park Shopping Center	Tao Gardens	3,500	5.1%	5/31/2024	4/15/2019	4/15/2019				N	Y	Refinance	0
27	Holiday Inn Express - Orem					4/18/2019	4/22/2019		4/12/2019	8.0%	N	Y	Refinance	0
28	Courtyard by Marriott Beaumont					10/3/2018	10/2/2018				N	Y	Refinance	0
29	Frederick Avenue Shopping Center	Red Chili Café	1,550	5.1%	3/30/2030	5/7/2019	4/18/2019				N	Y	Refinance	15,906
30	Coventry Commons	Amber’s Hallmark	4,200	3.8%	1/31/2021	3/12/2019	3/13/2019				N	Y	Refinance	0
31	Asbury Commons	Book Store/Coffee Shop	1,080	2.0%	3/30/2021	3/26/2019	3/26/2019				N	Y	Acquisition	0
32	Hampton Inn - Milan					4/22/2019	4/22/2019				N	Y	Refinance	0
33	Cedar Run Corporate Center	Delta Risk LLC	4,677	7.9%	10/31/2021	4/2/2019	4/2/2019				N	Y	Refinance	129,824
34	Holiday Inn Express Wilkes Barre East					3/20/2019	3/21/2019				N	Y	Acquisition	0
35	CLC Self Storage - Redford					10/24/2018	10/26/2018				N	Y	Acquisition	0
36	Dick’s Sporting Goods - Wausau					2/13/2019	2/13/2019				N	Y	Acquisition	0
37	All American Storage Bloomington South					4/29/2019	4/29/2019				N	Y	Refinance	1,250

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	5th Largest Tenant Name(9)(12)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)
38	Firewheel Corners Shopping Center	Achieve Physical Therapy	1,907	8.6%	9/30/2021	4/18/2019	4/19/2019				N	Y	Refinance	0
39	Lakeland MHP					6/29/2018	6/29/2018		6/29/2018	18.0%	N	Y	Refinance	20,625
40	All American Storage East					4/29/2019	4/29/2019				N	Y	Refinance	1,250
41	Wolverine Portfolio					12/5/2018	Various				N	Y	Refinance	284,203
41.01	Apple Tree Estates					12/5/2018	12/3/2018				N	Y
41.02	South Lyon					12/5/2018	12/4/2018				N	Y
41.03	Metro Commons					12/5/2018	12/5/2018				N	Y
41.04	Brighton Village					12/5/2018	12/5/2018				N	Y
41.05	College Heights					12/5/2018	12/5/2018				N	Y
41.06	Hillcrest					12/5/2018	12/3/2018				N	Y
41.07	Royal Village					12/5/2018	12/4/2018				N	Y
41.08	Fernwood					12/5/2018	12/4/2018				N	Y
41.09	Satellite Bay					12/5/2018	12/3/2018				N	Y
41.10	Chalet Village					12/5/2018	12/3/2018				N	Y
42	Gala Bend Apartments					4/29/2019	4/29/2019				N	Y	Refinance	0
43	Palms at Dover					3/18/2019	3/18/2019				N	Y	Refinance	1,750
44	3699 Hamner Ave Retail Center	Nail Salon	1,320	10.3%	1/31/2021	2/7/2019			2/7/2019	11.0%	N	Y	Refinance	0
45	Depot Self Storage					4/3/2019	4/2/2019				N	Y	Acquisition	0
46	Walgreens - Richardson, TX					4/3/2019	4/5/2019				N	Y	Acquisition	0
47	Concourse Office Center	CreateMyTee, LLC	1,784	6.0%	11/30/2020	4/17/2019	4/17/2019				N	Y	Refinance	0
48	Apache West MHP					1/24/2019	10/16/2018				N	Y	Refinance	7,500
49	Elmira Shopping Center	Barberville	965	7.3%	1/31/2023	5/2/2019	5/1/2019		4/30/2019	5.0%	N	Y	Acquisition	26,550
50	Stuff N’ Storage					5/9/2019	5/9/2019		5/9/2019	9.0%	N	Y	Refinance	0
51	Quality Inn and Suites - Portsmouth					3/14/2019	3/13/2019				N	Y	Refinance	35,938
52	Cool Storage					4/3/2019	4/3/2019				N	Y	Acquisition	13,000
53	Sunshine Self Storage					1/22/2019	1/22/2019				N	Y	Refinance	57,813
54	Rolling Oaks MHP					12/20/2018	12/20/2018				N	Y	Refinance	28,750

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(14)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)(14)
1	Nova Place	459,339	153,115	Cash		0	Springing			0	23,807	857,059	Cash		0	76,183
2	188 Spear Street	0	Springing			0	Springing			0	Springing	87,468			0	Springing
3	450-460 Park Avenue South	0	Springing			0	Springing			0	Springing	0			0	Springing
4	El Con Center	0	Springing			0	Springing			0	Springing	0			0	Springing
5	Shetland Park	255,812	81,210	Cash		80,533	38,349	Cash		2,200,000	14,891	0	Cash		800,000	59,095
6	ExchangeRight Net Leased Portfolio #27	54,404	7,772	Cash		8,776	2,925	Cash		356,261	1,508	0	Cash		500,000	Springing
6.01	Hy-Vee - Cottage Grove, MN
6.02	BioLife Plasma Services - Savannah, GA
6.03	Pick n Save - Muskego, WI
6.04	Walgreens - Lubbock, TX
6.05	Walgreens - Houma, LA
6.06	Walgreens - Greendale, WI
6.07	Walgreens - Edmond, OK
6.08	Tractor Supply - Duncansville, PA
6.09	Walgreens - Dayton, OH
6.10	Walgreens - Augusta, GA
6.11	Advance Auto Parts - Houston, TX
6.12	O’Reilly - South Houston, TX
6.13	O’Reilly - Knoxville, TN
6.14	Dollar General - South Point, OH
6.15	Dollar General - Slidell, LA
6.16	Dollar General - Houma, LA
6.17	Dollar Tree - Kaukauna, WI
6.18	Dollar General - Mansfield, OH
7	Royal Caribbean - Miramar	0	Springing			15,582	9,739	Cash		0	2,142	0	Cash		0	Springing
8	TOPS Self Storage	20,041	6,362	Cash		30,715	2,925	Cash		0	1,247	0	Cash		0	0
9	Center North	0	11,697	Cash		0	Springing			0	4,755	0	Cash		0	1,198
10	The Chantilly Office Portfolio	0	Springing			0	Springing			0	Springing	257,476			0	Springing
10.01	Stoneleigh I
10.02	Stoneleigh II
10.03	Glenview II
10.04	Glenview I
10.05	Glenbrook III
11	CIRE Equity Retail & Industrial Portfolio	323,078	161,539	Cash		0	Springing			301,104	20,994	0	Cash		589,027	87,423
11.01	Wood Village Town Center
11.02	Pecan Promenade
11.03	Valley Plaza
11.04	Pear Tree
11.05	Glendale Market Square
11.06	Central Park Shopping Center
11.07	Val Vista Towne Center
11.08	2641 Hall Ave - Riverside, CA
11.09	606 W Troy - Indianapolis, IN
11.10	Homeland - Bartow, FL
11.11	2621 Hall Ave - Riverside, CA
12	155 Tice Boulevard	170,813	36,233	Cash		0	1,645	Cash		0	4,262	0	Cash		0	14,762
13	Grand Plaza Commercial	71,746	14,349	Cash		0	Springing			0	892	42,792	Cash		0	3,863
14	Patuxent Crossing	263,178	37,597	Cash		3,738	3,738	Cash		0	5,364	0	Cash		950,000	24,561
15	3636 North Central Avenue	183,423	45,856	Cash		12,938	3,235	Cash		0	3,635	0	Cash		2,000,000	Springing
16	Rittenhouse Square	48,969	16,323	Cash		2,115	1,057	Cash		36,250	Springing	36,250	Cash		0	0
17	CVS El Monte and Ontario	0	Springing			0	Springing			0	Springing	0			0	Springing
17.01	CVS Ontario
17.02	CVS El Monte
18	CVS Compton	0	Springing			0	Springing			0	Springing	0			0	Springing
19	Crossroads Shopping Center - Madera	24,450	12,225	Cash		1,825	1,825	Cash		0	1,197; Springing	28,728	Cash		0	3,990; Springing
20	Cross Creek Shopping Center	114,400	28,600	Cash		4,907	2,453	Cash		76,547	2,122	76,393	Cash		0	5,900
21	University Square Shopping Center	211,963	33,645	Cash		9,340	4,448	Cash		150,000	2,222	250,000	Cash		299,000	4,443
22	El Paso Self Storage Portfolio	71,281	23,760	Cash		3,492	3,492	Cash		2,052	2,052	0	Cash		0	0
22.01	Extra Space Self Storage - Resler
22.02	Extra Space Self Storage - Helen of Troy
22.03	Extra Space Self Storage - Dyer
23	Johnson Storage Portfolio	97,940	16,323	Cash		10,788	5,394	Cash		4,567	4,567	0	Cash		0	0
23.01	Superior Self Storage
23.02	Barksdale Self Storage
23.03	Action Self Storage
23.04	Owosso Mini Storage
23.05	A&A Self Storage
23.06	North Main Self Storage
23.07	Industrial Park Mini Storage
23.08	Euclid Self Storage
23.09	Hallmark Mini Storage
24	Hilton at University Place	204,583	40,917	Cash		0	Springing			0	61,624	0	Cash		0	0
25	Embassy Suites - Williamsburg	8,365	6,198	Cash		43,844	3,373	Cash		173,763	15,752	0	Cash		0	0
26	Alma Park Shopping Center	15,780	7,890; Springing	Cash		0	Springing			0	2,118	0	Cash		150,000	5,723
27	Holiday Inn Express - Orem	40,705	5,815	Cash		2,798	1,399	Cash		0	8,876	0	Cash		0	0
28	Courtyard by Marriott Beaumont	69,741	16,545	Cash		41,959	5,950	Cash		51,476	8,482	0	Cash		0	0
29	Frederick Avenue Shopping Center	72,290	8,606	Cash		2,562	1,220	Cash		0	380	13,689	Cash		0	1,775
30	Coventry Commons	94,655	14,342	Cash		0	Springing			0	3,643	0	Cash		190,000	3,252
31	Asbury Commons	78,018	9,072	Cash		7,674	2,132	Cash		0	921	0	Cash		0	2,303
32	Hampton Inn - Milan	0	4,958	Cash		16,412	1,861	Cash		0	4,532	0	Cash		0	0
33	Cedar Run Corporate Center	73,978	7,046	Cash		6,649	1,583	Cash		100,000	984	0	Cash		230,000	4,920
34	Holiday Inn Express Wilkes Barre East	32,233	10,233	Cash		5,440	2,590	Cash		0	8,882	500,000	Cash		0	0
35	CLC Self Storage - Redford	5,797	5,797	Cash		0	Springing			166,000	655	0	Cash		0	0
36	Dick’s Sporting Goods - Wausau	0	Springing			2,345	902	Cash		0	563	13,500	Cash		0	4,688
37	All American Storage Bloomington South	7,427	3,713	Cash		3,786	316	Cash		688	688	0	Cash		0	0

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(14)	Replacement Reserve Cap ($)	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)(14)
38	Firewheel Corners Shopping Center	69,087	10,966	Cash		1,007	480	Cash		0	277	9,956	Cash		89,000	1,291
39	Lakeland MHP	14,522	2,958	Cash		9,856	600	Cash		3,128	446	0	Cash		0	0
40	All American Storage East	4,735	2,368	Cash		3,469	289	Cash		635	635	0	Cash		0	0
41	Wolverine Portfolio	137,321	45,774	Cash		0	Springing			0	6,871	0	Cash		0	0
41.01	Apple Tree Estates
41.02	South Lyon
41.03	Metro Commons
41.04	Brighton Village
41.05	College Heights
41.06	Hillcrest
41.07	Royal Village
41.08	Fernwood
41.09	Satellite Bay
41.10	Chalet Village
42	Gala Bend Apartments	46,772	9,354	Cash		1,125	1,125	Cash		0	1,000	36,000	Cash		0	0
43	Palms at Dover	16,573	4,143	Cash		1,371	1,371	Cash		529	529	0	Cash		0	0
44	3699 Hamner Ave Retail Center	4,627	4,627	Cash		0	Springing			25,000	213; Springing	7,674	Cash		15,000	1,225; Springing
45	Depot Self Storage	11,409	2,173	Cash		3,131	373	Cash		0	743	0	Cash		0	0
46	Walgreens - Richardson, TX	0	Springing			204	102	Cash		0	Springing	0			0	Springing
47	Concourse Office Center	51,816	6,477	Cash		0	Springing			0	890	0	Cash		50,000	2,349; Springing
48	Apache West MHP	924	924	Cash		4,564	456	Cash		313	313	0	Cash		0	0
49	Elmira Shopping Center	7,556	3,778	Cash		2,655	1,327	Cash		166	166	0	Cash		20,000	1,106
50	Stuff N’ Storage	4,745	2,372	Cash		2,621	238	Cash		415	415	0	Cash		0	0
51	Quality Inn and Suites - Portsmouth	0	4,200	Cash		0	1,137	Cash		0	3,647	0	Cash		0	0
52	Cool Storage	5,749	1,825	Cash		13,098	1,247	Cash		30,000	354	0	Cash		0	0
53	Sunshine Self Storage	2,183	728	Cash		963	482	Cash		443	443	0	Cash		0	0
54	Rolling Oaks MHP	5,602	800	Cash		1,512	504	Cash		353	353	0	Cash		0	0

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)(15)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description(7)(14)	Other Escrow I (Initial) ($)(6)(7)(9)(14)(15)	Other Escrow I (Monthly) ($)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty
1	Nova Place	2,742,588	Cash		0	0			Existing TI/LC Reserve	1,587,057	0	0	Cash
2	188 Spear Street	656,007			0	0			Outstanding TI/LC Reserve	6,448,233	0	0	Cash
3	450-460 Park Avenue South	0			0	0			Rent Concession Reserve	2,438,878	0	0	Cash
4	El Con Center	1,200,958			0	0				0	0	0
5	Shetland Park		Cash		0	0			Tenant Specific TI	526,065	0	0	Cash
6	ExchangeRight Net Leased Portfolio #27	0	Cash		0	0				0	0	0
6.01	Hy-Vee - Cottage Grove, MN
6.02	BioLife Plasma Services - Savannah, GA
6.03	Pick n Save - Muskego, WI
6.04	Walgreens - Lubbock, TX
6.05	Walgreens - Houma, LA
6.06	Walgreens - Greendale, WI
6.07	Walgreens - Edmond, OK
6.08	Tractor Supply - Duncansville, PA
6.09	Walgreens - Dayton, OH
6.10	Walgreens - Augusta, GA
6.11	Advance Auto Parts - Houston, TX
6.12	O’Reilly - South Houston, TX
6.13	O’Reilly - Knoxville, TN
6.14	Dollar General - South Point, OH
6.15	Dollar General - Slidell, LA
6.16	Dollar General - Houma, LA
6.17	Dollar Tree - Kaukauna, WI
6.18	Dollar General - Mansfield, OH
7	Royal Caribbean - Miramar	0			0	0			Sales Tax Funds	18,334	18,334	0	Cash
8	TOPS Self Storage	0			0	0				0	0	0
9	Center North	0	Cash		0	0			Conversion Work Reserve	1,850,000	0	0	Cash
10	The Chantilly Office Portfolio	0			0	0			Rent Concession Funds	593,341	0	0	Cash
10.01	Stoneleigh I
10.02	Stoneleigh II
10.03	Glenview II
10.04	Glenview I
10.05	Glenbrook III
11	CIRE Equity Retail & Industrial Portfolio	0	Cash		0	0			Rent Concession Funds	52,244	5,887	0	Cash
11.01	Wood Village Town Center
11.02	Pecan Promenade
11.03	Valley Plaza
11.04	Pear Tree
11.05	Glendale Market Square
11.06	Central Park Shopping Center
11.07	Val Vista Towne Center
11.08	2641 Hall Ave - Riverside, CA
11.09	606 W Troy - Indianapolis, IN
11.10	Homeland - Bartow, FL
11.11	2621 Hall Ave - Riverside, CA
12	155 Tice Boulevard	0	Cash		0	0				0	0	0
13	Grand Plaza Commercial	185,432	Cash		0	0			Earnout Reserve	1,400,000	0	0	Cash
14	Patuxent Crossing	1,500,000	Cash		0	0			REA Charges	94,641	7,887	0	Cash
15	3636 North Central Avenue	2,000,000	Cash		0	0			Outstanding Free/Gap Rent Reserve	531,019	0	0	Cash
16	Rittenhouse Square	0			0	0			Gap Rent Reserve	16,128	0	0	Cash
17	CVS El Monte and Ontario	0			0	0			Free Rent Reserve	1,855,915	0	2,155,574	Cash
17.01	CVS Ontario
17.02	CVS El Monte
18	CVS Compton	0			0	0			Free Rent Reserve	1,240,787	0	1,441,127	Cash
19	Crossroads Shopping Center - Madera	191,520	Cash		0	0				0	0	0
20	Cross Creek Shopping Center	600,000	Cash		0	0				0	0	0
21	University Square Shopping Center	352,000	Cash		0	0				0	0	0
22	El Paso Self Storage Portfolio	0			0	0				0	0	0
22.01	Extra Space Self Storage - Resler
22.02	Extra Space Self Storage - Helen of Troy
22.03	Extra Space Self Storage - Dyer
23	Johnson Storage Portfolio	0			0	0			Liquidity Reserve	560,000	0	0	Cash
23.01	Superior Self Storage
23.02	Barksdale Self Storage
23.03	Action Self Storage
23.04	Owosso Mini Storage
23.05	A&A Self Storage
23.06	North Main Self Storage
23.07	Industrial Park Mini Storage
23.08	Euclid Self Storage
23.09	Hallmark Mini Storage
24	Hilton at University Place	0			0	0				0	0	0
25	Embassy Suites - Williamsburg	0			0	0			PIP Escrow	176,000	0	0	Cash
26	Alma Park Shopping Center	240,373	Cash		0	0				0	0	0
27	Holiday Inn Express - Orem	0			0	0			Seasonality Reserve	59,162	Springing	0	Cash
28	Courtyard by Marriott Beaumont	0			0	0			PIP Escrow	92,770	Springing	0	Cash
29	Frederick Avenue Shopping Center	22,000	Cash		0	0			Free Rent Reserve	44,758	0	0	Cash
30	Coventry Commons	400,000	Cash		0	0			Rent Concession Funds	816	0	0	Cash
31	Asbury Commons	0			0	0				0	0	0
32	Hampton Inn - Milan	0			0	0			PIP Funds	0	Springing	0
33	Cedar Run Corporate Center	500,000	Cash		0	0			Vistra Free Rent	8,400	0	0	Cash
34	Holiday Inn Express Wilkes Barre East	0			0	0			PIP Reserve	1,715,659	0	0	Cash
35	CLC Self Storage - Redford	0			0	0				0	0	0
36	Dick’s Sporting Goods - Wausau	140,625	Cash		0	0				0	0	0
37	All American Storage Bloomington South	0			0	0				0	0	0

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	TI/LC Reserve Cap ($)(15)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description(7)(14)	Other Escrow I (Initial) ($)(6)(7)(9)(14)(15)	Other Escrow I (Monthly) ($)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC	Other Escrow I - LoC Counterparty
38	Firewheel Corners Shopping Center	105,000	Cash		0	0				0	0	0
39	Lakeland MHP	0			0	0				0	0	0
40	All American Storage East	0			0	0				0	0	0
41	Wolverine Portfolio	0			0	0			Mobile Home Use Funds	0	Springing	0
41.01	Apple Tree Estates
41.02	South Lyon
41.03	Metro Commons
41.04	Brighton Village
41.05	College Heights
41.06	Hillcrest
41.07	Royal Village
41.08	Fernwood
41.09	Satellite Bay
41.10	Chalet Village
42	Gala Bend Apartments	0			0	0				0	0	0
43	Palms at Dover	0			0	0				0	0	0
44	3699 Hamner Ave Retail Center	60,000	Cash		0	0			Specified Tenant Reserve	0	Springing	0
45	Depot Self Storage	0			0	0				0	0	0
46	Walgreens - Richardson, TX	0			0	0				0	0	0
47	Concourse Office Center	100,000	Cash		0	0				0	0	0
48	Apache West MHP	0			0	0				0	0	0
49	Elmira Shopping Center	0	Cash		0	0			Vacant Unit Preparation Reserve	35,000	0	0	Cash
50	Stuff N’ Storage	0			0	0				0	0	0
51	Quality Inn and Suites - Portsmouth	0			0	0				0	0	0
52	Cool Storage	0			0	0				0	0	0
53	Sunshine Self Storage	0			0	0				0	0	0
54	Rolling Oaks MHP	0			0	0				0	0	0

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(6)(9)(15)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases
1	Nova Place	Closing Date Leasing Reserve	4,000,000	0	0	Cash			Fee
2	188 Spear Street	Amazon Free Rent Reserve	2,486,946	0	0	Cash			Fee
3	450-460 Park Avenue South	Existing TI/LC Obligations Reserve	4,509,708	0	0	Cash			Fee
4	El Con Center		0	0	0				Fee
5	Shetland Park		0	0	0				Fee
6	ExchangeRight Net Leased Portfolio #27		0	0	0				Fee
6.01	Hy-Vee - Cottage Grove, MN								Fee
6.02	BioLife Plasma Services - Savannah, GA								Fee
6.03	Pick n Save - Muskego, WI								Fee
6.04	Walgreens - Lubbock, TX								Fee
6.05	Walgreens - Houma, LA								Fee
6.06	Walgreens - Greendale, WI								Fee
6.07	Walgreens - Edmond, OK								Fee
6.08	Tractor Supply - Duncansville, PA								Fee
6.09	Walgreens - Dayton, OH								Fee
6.10	Walgreens - Augusta, GA								Fee
6.11	Advance Auto Parts - Houston, TX								Fee
6.12	O’Reilly - South Houston, TX								Fee
6.13	O’Reilly - Knoxville, TN								Fee
6.14	Dollar General - South Point, OH								Fee
6.15	Dollar General - Slidell, LA								Fee
6.16	Dollar General - Houma, LA								Fee
6.17	Dollar Tree - Kaukauna, WI								Fee
6.18	Dollar General - Mansfield, OH								Fee
7	Royal Caribbean - Miramar		0	0	0				Fee
8	TOPS Self Storage		0	0	0				Fee
9	Center North	Outstanding TI/LC Reserve ($200,000); Gap Rent Reserve ($13,476)	213,476	0	0	Cash			Fee
10	The Chantilly Office Portfolio	TATILC Funds	1,481,290	0	0	Cash			Fee
10.01	Stoneleigh I								Fee
10.02	Stoneleigh II								Fee
10.03	Glenview II								Fee
10.04	Glenview I								Fee
10.05	Glenbrook III								Fee
11	CIRE Equity Retail & Industrial Portfolio		0	0	0				Fee
11.01	Wood Village Town Center								Fee
11.02	Pecan Promenade								Fee
11.03	Valley Plaza								Fee
11.04	Pear Tree								Fee
11.05	Glendale Market Square								Fee
11.06	Central Park Shopping Center								Fee
11.07	Val Vista Towne Center								Fee
11.08	2641 Hall Ave - Riverside, CA								Fee
11.09	606 W Troy - Indianapolis, IN								Fee
11.10	Homeland - Bartow, FL								Fee
11.11	2621 Hall Ave - Riverside, CA								Fee
12	155 Tice Boulevard		0	0	0				Fee
13	Grand Plaza Commercial	Free Rent Reserve ($374,274.75); Rent Abatement Reserve ($381,340.00); Special TI/LC Reserve ($330,362.00)	1,085,977	0	0	Cash			Fee
14	Patuxent Crossing		0	0	0				Fee
15	3636 North Central Avenue	Outstanding TI/LC Reserve	351,033	0	0	Cash			Fee
16	Rittenhouse Square		0	0	0				Fee
17	CVS El Monte and Ontario		0	0	0				Fee
17.01	CVS Ontario								Fee
17.02	CVS El Monte								Fee
18	CVS Compton		0	0	0				Fee
19	Crossroads Shopping Center - Madera		0	0	0				Fee
20	Cross Creek Shopping Center		0	0	0				Fee
21	University Square Shopping Center		0	0	0				Fee
22	El Paso Self Storage Portfolio		0	0	0				Fee
22.01	Extra Space Self Storage - Resler								Fee
22.02	Extra Space Self Storage - Helen of Troy								Fee
22.03	Extra Space Self Storage - Dyer								Fee
23	Johnson Storage Portfolio		0	0	0				Fee
23.01	Superior Self Storage								Fee
23.02	Barksdale Self Storage								Fee
23.03	Action Self Storage								Fee
23.04	Owosso Mini Storage								Fee
23.05	A&A Self Storage								Fee
23.06	North Main Self Storage								Fee
23.07	Industrial Park Mini Storage								Fee
23.08	Euclid Self Storage								Fee
23.09	Hallmark Mini Storage								Fee
24	Hilton at University Place		0	0	0				Fee
25	Embassy Suites - Williamsburg	Capital Improvement Reserve	100,000	0	0	Cash			Fee
26	Alma Park Shopping Center		0	0	0				Fee
27	Holiday Inn Express - Orem		0	0	0				Fee
28	Courtyard by Marriott Beaumont		0	0	0				Fee
29	Frederick Avenue Shopping Center		0	0	0				Fee
30	Coventry Commons		0	0	0				Fee
31	Asbury Commons		0	0	0				Fee
32	Hampton Inn - Milan	Seasonality Funds	91,658	Springing	0	Cash			Fee
33	Cedar Run Corporate Center		0	0	0				Fee
34	Holiday Inn Express Wilkes Barre East		0	0	0				Fee
35	CLC Self Storage - Redford		0	0	0				Fee
36	Dick’s Sporting Goods - Wausau		0	0	0				Fee
37	All American Storage Bloomington South		0	0	0				Fee

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(6)(9)(15)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment	Annual Ground Rent Increases
38	Firewheel Corners Shopping Center		0	0	0				Fee
39	Lakeland MHP		0	0	0				Fee
40	All American Storage East		0	0	0				Fee
41	Wolverine Portfolio		0	0	0				Fee
41.01	Apple Tree Estates								Fee
41.02	South Lyon								Fee
41.03	Metro Commons								Fee
41.04	Brighton Village								Fee
41.05	College Heights								Fee
41.06	Hillcrest								Fee
41.07	Royal Village								Fee
41.08	Fernwood								Fee
41.09	Satellite Bay								Fee
41.10	Chalet Village								Fee
42	Gala Bend Apartments		0	0	0				Fee
43	Palms at Dover		0	0	0				Fee
44	3699 Hamner Ave Retail Center		0	0	0				Fee
45	Depot Self Storage		0	0	0				Fee
46	Walgreens - Richardson, TX		0	0	0				Fee
47	Concourse Office Center		0	0	0				Fee
48	Apache West MHP		0	0	0				Fee
49	Elmira Shopping Center		0	0	0				Fee
50	Stuff N’ Storage		0	0	0				Fee
51	Quality Inn and Suites - Portsmouth		0	0	0				Fee
52	Cool Storage		0	0	0				Fee
53	Sunshine Self Storage		0	0	0				Fee
54	Rolling Oaks MHP		0	0	0				Fee

A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield
1	Nova Place	Hard/Springing Cash Management
2	188 Spear Street	Hard/Springing Cash Management
3	450-460 Park Avenue South	Hard/Springing Cash Management
4	El Con Center	Springing
5	Shetland Park	Springing
6	ExchangeRight Net Leased Portfolio #27	Hard/Springing Cash Management
6.01	Hy-Vee - Cottage Grove, MN
6.02	BioLife Plasma Services - Savannah, GA
6.03	Pick n Save - Muskego, WI
6.04	Walgreens - Lubbock, TX
6.05	Walgreens - Houma, LA
6.06	Walgreens - Greendale, WI
6.07	Walgreens - Edmond, OK
6.08	Tractor Supply - Duncansville, PA
6.09	Walgreens - Dayton, OH
6.10	Walgreens - Augusta, GA
6.11	Advance Auto Parts - Houston, TX
6.12	O’Reilly - South Houston, TX
6.13	O’Reilly - Knoxville, TN
6.14	Dollar General - South Point, OH
6.15	Dollar General - Slidell, LA
6.16	Dollar General - Houma, LA
6.17	Dollar Tree - Kaukauna, WI
6.18	Dollar General - Mansfield, OH
7	Royal Caribbean - Miramar	Hard/Springing Cash Management
8	TOPS Self Storage	Springing
9	Center North	Springing
10	The Chantilly Office Portfolio	Hard/Springing Cash Management
10.01	Stoneleigh I
10.02	Stoneleigh II
10.03	Glenview II
10.04	Glenview I
10.05	Glenbrook III
11	CIRE Equity Retail & Industrial Portfolio	Hard/Springing Cash Management
11.01	Wood Village Town Center
11.02	Pecan Promenade
11.03	Valley Plaza
11.04	Pear Tree
11.05	Glendale Market Square
11.06	Central Park Shopping Center
11.07	Val Vista Towne Center
11.08	2641 Hall Ave - Riverside, CA
11.09	606 W Troy - Indianapolis, IN
11.10	Homeland - Bartow, FL
11.11	2621 Hall Ave - Riverside, CA
12	155 Tice Boulevard	Hard/Springing Cash Management
13	Grand Plaza Commercial	Springing
14	Patuxent Crossing	Hard/Springing Cash Management
15	3636 North Central Avenue	Hard/Springing Cash Management
16	Rittenhouse Square	Springing
17	CVS El Monte and Ontario	Springing
17.01	CVS Ontario
17.02	CVS El Monte
18	CVS Compton	Springing
19	Crossroads Shopping Center - Madera	Springing
20	Cross Creek Shopping Center	Hard/Springing Cash Management
21	University Square Shopping Center	Springing
22	El Paso Self Storage Portfolio	Springing
22.01	Extra Space Self Storage - Resler
22.02	Extra Space Self Storage - Helen of Troy
22.03	Extra Space Self Storage - Dyer
23	Johnson Storage Portfolio	Springing
23.01	Superior Self Storage
23.02	Barksdale Self Storage
23.03	Action Self Storage
23.04	Owosso Mini Storage
23.05	A&A Self Storage
23.06	North Main Self Storage
23.07	Industrial Park Mini Storage
23.08	Euclid Self Storage
23.09	Hallmark Mini Storage
24	Hilton at University Place	Hard/Springing Cash Management
25	Embassy Suites - Williamsburg	Springing
26	Alma Park Shopping Center	Springing
27	Holiday Inn Express - Orem	Soft/Springing Cash Management
28	Courtyard by Marriott Beaumont	Hard/Springing Cash Management
29	Frederick Avenue Shopping Center	Springing
30	Coventry Commons	Springing
31	Asbury Commons	Hard/Springing Cash Management
32	Hampton Inn - Milan	Hard/Springing Cash Management
33	Cedar Run Corporate Center	Springing
34	Holiday Inn Express Wilkes Barre East	Springing
35	CLC Self Storage - Redford	None
36	Dick’s Sporting Goods - Wausau	Hard/Springing Cash Management
37	All American Storage Bloomington South	Springing

A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield
38	Firewheel Corners Shopping Center	Springing
39	Lakeland MHP	Springing
40	All American Storage East	Springing
41	Wolverine Portfolio	Springing
41.01	Apple Tree Estates
41.02	South Lyon
41.03	Metro Commons
41.04	Brighton Village
41.05	College Heights
41.06	Hillcrest
41.07	Royal Village
41.08	Fernwood
41.09	Satellite Bay
41.10	Chalet Village
42	Gala Bend Apartments	Springing
43	Palms at Dover	Springing
44	3699 Hamner Ave Retail Center	Springing
45	Depot Self Storage	Springing
46	Walgreens - Richardson, TX	Springing
47	Concourse Office Center	None
48	Apache West MHP	Springing
49	Elmira Shopping Center	Springing
50	Stuff N’ Storage	Springing
51	Quality Inn and Suites - Portsmouth	Springing
52	Cool Storage	Springing
53	Sunshine Self Storage	Springing
54	Rolling Oaks MHP	Springing

A-1-26

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor(13)	Affiliated Sponsors	Mortgage Loan Number
1	Nova Place			Jeremy Leventhal; Alexander Leventhal; Elliot Gould		1
2	188 Spear Street			Shorenstein Company LLC		2
3	450-460 Park Avenue South			Joseph Moinian; Jacob Orfali; David Adelipour		3
4	El Con Center			E. Stanley Kroenke		4
5	Shetland Park			Robert Moser	Y - Group 1	5
6	ExchangeRight Net Leased Portfolio #27			ExchangeRight Real Estate, LLC		6
6.01	Hy-Vee - Cottage Grove, MN					6.01
6.02	BioLife Plasma Services - Savannah, GA					6.02
6.03	Pick n Save - Muskego, WI					6.03
6.04	Walgreens - Lubbock, TX					6.04
6.05	Walgreens - Houma, LA					6.05
6.06	Walgreens - Greendale, WI					6.06
6.07	Walgreens - Edmond, OK					6.07
6.08	Tractor Supply - Duncansville, PA					6.08
6.09	Walgreens - Dayton, OH					6.09
6.10	Walgreens - Augusta, GA					6.10
6.11	Advance Auto Parts - Houston, TX					6.11
6.12	O’Reilly - South Houston, TX					6.12
6.13	O’Reilly - Knoxville, TN					6.13
6.14	Dollar General - South Point, OH					6.14
6.15	Dollar General - Slidell, LA					6.15
6.16	Dollar General - Houma, LA					6.16
6.17	Dollar Tree - Kaukauna, WI					6.17
6.18	Dollar General - Mansfield, OH					6.18
7	Royal Caribbean - Miramar			SD US Holdings LLC		7
8	TOPS Self Storage			Raubi Sundher; Kabir Singh Sundher		8
9	Center North			Bradley T. Kowit; Gregg Levy		9
10	The Chantilly Office Portfolio			RMR Office Property Fund LP		10
10.01	Stoneleigh I					10.01
10.02	Stoneleigh II					10.02
10.03	Glenview II					10.03
10.04	Glenview I					10.04
10.05	Glenbrook III					10.05
11	CIRE Equity Retail & Industrial Portfolio			Josh Volen; Trevor Smith; CIRE OPCO I, LLC		11
11.01	Wood Village Town Center					11.01
11.02	Pecan Promenade					11.02
11.03	Valley Plaza					11.03
11.04	Pear Tree					11.04
11.05	Glendale Market Square					11.05
11.06	Central Park Shopping Center					11.06
11.07	Val Vista Towne Center					11.07
11.08	2641 Hall Ave - Riverside, CA					11.08
11.09	606 W Troy - Indianapolis, IN					11.09
11.10	Homeland - Bartow, FL					11.10
11.11	2621 Hall Ave - Riverside, CA					11.11
12	155 Tice Boulevard			Ferdinand Nachman Brach		12
13	Grand Plaza Commercial			David Mi		13
14	Patuxent Crossing			David Ridini; Matthew Snyder		14
15	3636 North Central Avenue			John Michael Heckethorn; Heckethorn Funds, LLC		15
16	Rittenhouse Square			Christian S. Dalzell; Mukang Cho		16
17	CVS El Monte and Ontario			Ann Koshy	Y - Group 3	17
17.01	CVS Ontario				Y - Group 3	17.01
17.02	CVS El Monte				Y - Group 3	17.02
18	CVS Compton			Ann Koshy	Y - Group 3	18
19	Crossroads Shopping Center - Madera			David Lucas; Devin Dierenfield; Devin Dierenfield Living Trust; Linda Barrett; Linda Barrett Irrevocable Trust; Linda Barrett Living Trust		19
20	Cross Creek Shopping Center			Avram Weissman; David Weissman; Jeffrey Weissman		20
21	University Square Shopping Center			Kevin Glazer	Y - Group 2	21
22	El Paso Self Storage Portfolio			Alexander Moseley; Peter Moseley; Michael Addison; Susan Addison		22
22.01	Extra Space Self Storage - Resler					22.01
22.02	Extra Space Self Storage - Helen of Troy					22.02
22.03	Extra Space Self Storage - Dyer					22.03
23	Johnson Storage Portfolio			Alphonso Johnson, Jr		23
23.01	Superior Self Storage					23.01
23.02	Barksdale Self Storage					23.02
23.03	Action Self Storage					23.03
23.04	Owosso Mini Storage					23.04
23.05	A&A Self Storage					23.05
23.06	North Main Self Storage					23.06
23.07	Industrial Park Mini Storage					23.07
23.08	Euclid Self Storage					23.08
23.09	Hallmark Mini Storage					23.09
24	Hilton at University Place			Kenneth K. Kochenour		24
25	Embassy Suites - Williamsburg			Naveen Shah		25
26	Alma Park Shopping Center			Craig F. Eisenberg		26
27	Holiday Inn Express - Orem			Girish (Gary) A. Patel		27
28	Courtyard by Marriott Beaumont			Rajesh Suri; David Anderson		28
29	Frederick Avenue Shopping Center			Kevin Glazer	Y - Group 2	29
30	Coventry Commons			David R. Nelson; The David Robert Nelson Trust Dated May 23, 1978		30
31	Asbury Commons			Thomas J. Cannon III		31
32	Hampton Inn - Milan			Leonard F. Longer		32
33	Cedar Run Corporate Center			Mark Weisz; Steven Krausman		33
34	Holiday Inn Express Wilkes Barre East			Chirag Patel; Jay Patel; Dharmendra Patadia; Sehul Patel		34
35	CLC Self Storage - Redford			Lawrence Charles Kaplan; George W. Thacker, III; Richard Schontz		35
36	Dick’s Sporting Goods - Wausau			Surinder Dham; Anil Sharma; Balwinder Dhanju		36
37	All American Storage Bloomington South			Timothy J. Mitchell; John W. Bender	Y - Group 4	37

A-1-27

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor(13)	Affiliated Sponsors	Mortgage Loan Number
38	Firewheel Corners Shopping Center			Kevin Glazer	Y - Group 2	38
39	Lakeland MHP			Bruce Davies; Molly Rebecca Thompson		39
40	All American Storage East			Timothy J. Mitchell; John W. Bender	Y - Group 4	40
41	Wolverine Portfolio			Ross H. Partrich		41
41.01	Apple Tree Estates					41.01
41.02	South Lyon					41.02
41.03	Metro Commons					41.03
41.04	Brighton Village					41.04
41.05	College Heights					41.05
41.06	Hillcrest					41.06
41.07	Royal Village					41.07
41.08	Fernwood					41.08
41.09	Satellite Bay					41.09
41.10	Chalet Village					41.10
42	Gala Bend Apartments			Paul Hundt		42
43	Palms at Dover			Richard Taylor; William Haldane		43
44	3699 Hamner Ave Retail Center			Richard W. Barrett; The Richard W. Barrett Revocable Trust, UDT		44
45	Depot Self Storage			Robert Moser	Y - Group 1	45
46	Walgreens - Richardson, TX			Lorrie Finkel; Lorrie Finkel 2011 Revocable Trust		46
47	Concourse Office Center			Kevin Spizizen		47
48	Apache West MHP			Allen Yadgari; Michael Yamin		48
49	Elmira Shopping Center			Jagtar Singh Kahlon; Harmesh Kaur		49
50	Stuff N’ Storage			Carl E. Touhey		50
51	Quality Inn and Suites - Portsmouth			Pravin R. Patel; Ashwin S. Dakoriya		51
52	Cool Storage			Robert Moser	Y - Group 1	52
53	Sunshine Self Storage			Terri Smith		53
54	Rolling Oaks MHP			William J. Cole		54

A-1-28

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Preliminary Prospectus for additional information on the 15 largest mortgage loans and groups of cross-collateralized mortgage loans.

(1)	“RMF” denotes Rialto Mortgage Finance, LLC, “WFB” denotes Wells Fargo Bank, National Association, “Barclays” denotes Barclays Capital Real Estate Inc., “UBS AG” denotes UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York and “CIIICM” denotes C-III Commercial Mortgage LLC.

(2)	For mortgage loan #5 (Shetland Park), the Number of Units includes 552,599 square feet of office space, 300,759 square feet of light industrial space, 91,364 square feet for tenant storage, 57,826 square feet for school use, 10,505 square feet for small business center space, and 178,244 square feet (1,994 units) for a self-storage facility.

For mortgage loan #11 (CIRE Equity Retail & Industrial Portfolio), the Number of Units includes 1,049,075 square feet of retail space and 141,280 square feet of industrial space.

For mortgage loan #13 (Grand Plaza Commercial), the Number of Units includes 49,212 square feet of retail space, and 22,108 square feet of medical office space.

For mortgage loan #16 (Rittenhouse Square), the Number of Units consists of 29,270 square feet of multifamily space and 4,935 square feet of retail space. The retail component accounts for 43.2% of underwritten gross potential income.

For mortgage loan #39 (Lakeland MHP), the Number of Units includes 64 mobile home pads, 41 RV sites and two single family homes.

For mortgage loan #54 (Rolling Oaks MHP), the Number of Units does not include 78 self storage units (7,570 square feet). The Occupancy Rate reflects the occupancy of the 62 mobile home pads. Underwritten self storage income is 15.8% of the gross potential rent.

(3)	For mortgage loan #1 (Nova Place), the mortgage loan represents Note A-1 of three pari passu notes, which have a combined Cut-off Date Balance of $140,000,000. Notes A-2 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1, A-2 and A-3 in the aggregate (the “Nova Place Whole Loan”). Note A-1 represents the controlling interest in the Nova Place Whole Loan.

For mortgage loan #2 (188 Spear Street), the mortgage loan represents Note A-1, one of three pari passu notes, which have a combined Cut-off Date Balance of $125,000,000. Notes A-2 and A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1, A-2 and A-3 in the aggregate (the “188 Spear Street Whole Loan”). Note A-2 represents a controlling interest in the 188 Spear Street Whole Loan.

For mortgage loan #3 (450-460 Park Avenue South), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-off Date Balance of $75,000,000. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “450-460 Park Avenue South Whole Loan”). Note A-1 represents the controlling interest in the 450-460 Park Avenue South Whole Loan.

For mortgage loan #4 (El Con Center), the mortgage loan represents Note A-1, one of two pari-passu notes, which have a combined Cut-off Date Balance of $63,000,000. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “El Con Center Whole Loan”). Note A-1 represents a controlling interest in the El Con Center Whole Loan.

For mortgage loan #5 (Shetland Park), the mortgage loan represents Note A-1, one of two pari-passu notes, which have a combined Cut-off Date Balance of $57,872,485. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Shetland Park Whole Loan”). Note A-1 represents a controlling interest in the Shetland Park Whole Loan.

For mortgage loan #6 (ExchangeRight Net Leased Portfolio #27), the mortgage loan represents Note A-1, one of two pari passu notes, which have a combined Cut-off Date Balance of $51,050,000. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “ExchangeRight Net Leased Portfolio #27 Whole Loan”). Note A-1 represents a controlling interest in the ExchangeRight Net Leased Portfolio #27 Whole Loan.

For mortgage loan #10 (The Chantilly Office Portfolio), the mortgage loan represents Note A-1 of a whole loan evidenced by three pari passu loans, which have a combined Cut-off Date Balance of $46,350,000. Notes A-2 and A-3

A-1-29

are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Note A-1, A-2 and A-3 in the aggregate (“The Chantilly Office Portfolio Whole Loan”). Note A-1 represents a non-controlling interest in The Chantilly Office Portfolio Whole Loan.

For mortgage loan #11 (CIRE Equity Retail & Industrial Portfolio), the mortgage loan represents Note A-4 of a whole loan evidenced by six pari passu loans, which have a combined Cut-off Date Balance of $128,600,000. Notes A-1, A-2, A-3, A-5 and A-6 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Note A-1, A-2, A-3, A-4, A-5 and A-6 in the aggregate (“CIRE Equity Retail & Industrial Portfolio Whole Loan”). Note A-4 represents a non-controlling interest in the CIRE Equity Retail & Industrial Portfolio Whole Loan.

For mortgage loan #14 (Patuxent Crossing), the mortgage loan represents Note A-2, one of two pari passu notes, which have a combined Cut-off Date Balance of $36,575,000. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the ” Patuxent Crossing Whole Loan”). Note A-1 represents a controlling interest in the Patuxent Crossing Whole Loan.

For mortgage loan #24 (Hilton at University Place), the mortgage loan represents Note A-2, one of two pari passu notes, which have a combined Cut-off Date Balance of $45,843,073. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit/SF figures presented are based on Notes A-1 and A-2 in the aggregate (the “Hilton at University Place Whole Loan”). Note A-1 represents a controlling interest in the Hilton at University Place Whole Loan.

For mortgage loan #41 (Wolverine Portfolio), the mortgage loan represents Notes A-9 and A-10 of a whole loan evidenced by 10 pari passu notes, which have a combined Cut-off Date Balance of $59,000,000. Notes A-1, A-2, A-3, A-4, A-5, A-6, A-7 and A-8 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance per Unit of Measure presented are based on Notes A-1, A-2, A-3, A-4, A-5, A-6, A-7, A-8, A-9 and A-10 in the aggregate (“Wolverine Portfolio Whole Loan”). Notes A-9 and A-10 represent non-controlling interests in the Wolverine Portfolio Whole Loan.

(4)	For mortgage loan #1 (Nova Place), the loan documents allow for a partial release, subject to yield maintenance, at any time throughout the loan term.

(5)	For mortgage loan #24 (Hilton at University Place), the Grace Period Default (Days) is two business days provided that the grace period is used no more than once in a twelve-month period.

(6)	For mortgage loan #11 (CIRE Equity Retail & Industrial Portfolio), the Appraised Value with respect to the whole loan is based on the “As-Portfolio” appraised value of $198,100,000 as of May 3, 2019, which reflects an approximate 5.0% premium attributed to the aggregate sum of the “As-Is” appraised values, as applicable, for each of the mortgaged properties on an individual basis. On a stand-alone basis, the mortgaged properties have an aggregate “As-Is” appraised value of $188,710,000. The Cut-off Date LTV Ratio and the LTV Ratio at Maturity based on the whole loan and the aggregate stand-alone “As-Is” appraised value of $188,710,000 are 68.1% and 68.1%, respectively.

For mortgage loan #13 (Grand Plaza Commercial), the Appraised Value is based on the “As-Stabilized” appraised value of $29,700,000, which assumes that the tenant improvements of EOS Fitness and 7-Eleven will be completed and the two tenants will be in occupancy and paying rents. At loan origination, the borrower deposited $339,933.75 for an EOS Fitness free rent reserve and $34,341 for a 7-Eleven free rent reserve. At loan origination, the borrower deposited $305,862 for EOS Fitness tenant improvements and $24,500 for 7-Eleven tenant improvements. The “As-Is” appraised value for the Grand Plaza Commercial mortgaged property is $27,700,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the $27,700,000 “As-Is” appraised value are 65.0% and 65.0%, respectively.

For mortgage loan #14 (Patuxent Crossing), the appraisal includes an extraordinary assumption that $950,000 will be escrowed to fund future tenant improvements and leasing commissions. At loan closing, $950,000 was deposited into a reserve fund for future tenant improvements and leasing commissions.

For mortgage loan #15 (3636 North Central Avenue), the appraisal includes an extraordinary assumption that $2,000,000 will be escrowed to fund future tenant improvements and leasing commissions. At loan closing, $2,000,000 was deposited into a reserve fund for the future tenant improvements and leasing commissions.

For mortgage loan #24 (Hilton at University Place), the borrower is currently contesting a real estate tax assessment by Mecklenburg County. The appraisal includes an extraordinary assumption that the Mecklenburg County Assessor’s Office will reduce the 2019 tax rate by approximately 35%.

For mortgage loan #52 (Cool Storage), the Appraised Value is based on the “As-Complete” appraised value of $3,400,000, which assumes that three restrooms at the mortgaged property will be converted into 5x10 storage units for a total of 171 climate-controlled units (14,843 square feet), which is expected to be completed within a year from origination date. The “As-Is” appraised value for the Cool Storage mortgaged property is $3,390,000. The Cut-off Date

A-1-30

LTV Ratio and LTV Ratio at Maturity or ARD based on the $3,390,000 “As-Is” appraised value are 56.0% and 49.3%, respectively.

(7)	For mortgage loan #13 (Grand Plaza Commercial), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan amount of $18,000,000. An earnout reserve in the amount of $1,400,000 was escrowed at loan origination. The lender will release the funds in the earnout reserve, provided that, (i) 7-Eleven has completed the buildout and fixturing of its leased premises, (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to 7-Eleven’s leased premises have been paid in full, (iii) 7-Eleven is paying the full contractual rent, (iv) 7-Eleven is conducting normal business operations with the public at its leased premises, and (v) the Debt Yield is equal to or greater than 9.8%. Assuming the full earnout reserve is applied to the full loan amount of $18,000,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 55.9%, 55.9%, 2.05x, 1.98x, 10.1%, and 9.8%, respectively.

(8)	For mortgage loan #24 (Hilton at University Place), the related Mortgaged Property derives more than 23.1% of its revenue from food and beverage operations.

(9)	Certain tenants may not be in occupancy or may be in free rent periods. In particular, with respect to single tenant properties or one of the top 5 tenants at a Mortgaged Property or portfolio of Mortgaged Properties for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans or tenants at a Mortgaged Property or portfolio of Mortgaged Properties that lease 50% or more of the net rentable area, certain of such tenants have not taken possession or commenced paying rent or are not yet fully operational. For more information see “Description of the Mortgage Pool—Tenant Issues—Other” and the Annex A-3 in this prospectus for additional information.

For mortgage loan #17 (CVS El Monte and Ontario), the CVS tenant at each location has a rent abatement period from January 1, 2029 through January 31, 2032. At loan origination, the borrower deposited into a rent reserve account an amount equal to $1,855,915.

For mortgage loan #18 (CVS Compton), the CVS tenant has a rent abatement period from January 1, 2029 through January 31, 2032. At loan origination, the borrower deposited into a rent reserve account an amount equal to $1,240,787.

For mortgage loan #29 (Frederick Avenue Shopping Center), the fifth largest tenant, (1,550 square feet), representing 5.1% of the net rentable square feet of the mortgaged property, is expected to take occupancy on August 1, 2019 and will have a rent abatement period until 241 days after the tenant has taken occupancy of the premises. At loan origination, the borrower deposited into a rent reserve account an amount equal to $44,758.

For mortgage loan #44 (3699 Hamner Ave Retail Center), the fourth largest tenant (1,428 square feet), representing 11.2% of net rentable square feet, has abated rent in April of 2020, 2021 and 2022. Underwritten Revenues reflect the annual rent abatement.

(10)	For mortgage loan #6 (ExchangeRight Net Leased Portfolio #27), the Largest Tenant Exp. Dates for Walgreens – Lubbock, TX, Walgreens – Houma, LA, Walgreens – Greendale, WI, Walgreens – Edmond, OK, Walgreens – Augusta, GA and Walgreens – Dayton, OH are assumed to be the earliest possible termination dates. The fully extended lease expiration dates for such tenants are August 31, 2081, February 28, 2082, June 30, 2066, July 31, 2082, April 1, 2079 and March 31, 2059, respectively.

(11)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) at a Mortgaged Property or portfolio of Mortgaged Properties with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans or tenants at a Mortgaged Property or portfolio of Mortgaged Properties that lease 50% or more of the net rentable area, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” in this prospectus for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

For mortgage loan #16 (Rittenhouse Square), the largest tenant, (4,435 square feet), representing 13.0% of net rentable square feet, has a one-time option to terminate its lease effective as of August 31, 2024, upon giving a twelve-month notice to the landlord.

For mortgage loan #47 (Concourse Office Center), the second largest tenant (3,073 square feet), representing 10.4% of net rentable square feet, may terminate its lease at any time upon providing 90 days’ written notice and payment of one month’s rent.

A-1-31

(12)	For mortgage loan #1 (Nova Place), the second largest tenant (73,000 square feet), representing 6.4% of net rentable square feet, has multiple expiration dates. The tenant has 52,898 square feet expiring on September 30, 2029 and 20,102 square feet expiring on June 30, 2020.

For mortgage loan #3 (450-460 Park Avenue South), the third largest tenant (14,070 square feet), representing 7.7% of net rentable square feet, has multiple expiration dates. The tenant has 8,270 square feet expiring on June 20, 2023 and 5,800 square feet expiring on June 21, 2022.

For mortgage loan #5 (Shetland Park), the largest tenant (117,189 square feet), representing 9.8% of net rentable square feet, has multiple expiration dates. The tenant has 114,789 square feet expiring on September 30, 2025 and 2,400 square feet that are month-to-month. The fourth largest tenant (37,408 square feet), representing 3.1% of net rentable square feet, has multiple lease expiration dates. The tenant has 19,151 square feet expiring on May 31, 2021 and 18,257 expiring on May 31, 2023. The fifth largest tenant (27,760 square feet), representing 2.3% of net rentable square feet, has multiple expiration dates. The tenant has 18,830 square feet expiring on November 31, 2027 and 8,930 square feet expiring on April 30, 2023. Additionally, 65 tenants leasing 70,990 square feet (7.0% of NRA, 10.3% of UW Base Rent) are operating under month to month leases.

For mortgage loan #10 (The Chantilly Office Portfolio), the largest tenant (71,383 square feet), representing 16.6% of the net rentable square feet, occupies multiple suites and has multiple lease expiration dates. The tenant has 50,066 square feet expiring on September 30, 2020, 17,954 square feet expiring on October 31, 2021 and 3,363 square feet expiring on November 30, 2022. The third largest tenant (40,627 square feet), representing 9.5% of net rentable square feet, occupies multiple suites and has multiple lease expiration dates. The tenant has 20,627 square feet expiring on December 31, 2020 and 20,000 square feet expiring on January 31, 2021.

For mortgage loan #14 (Patuxent Crossing), the largest tenant (63,927 square feet), representing 21.7% of the net rentable square feet, has multiple expiration dates. The tenant has 55,739 square feet expiring on June 30, 2038 and 8,188 square feet expiring on September 30, 2025. The second largest tenant (58,332 square feet), representing 19.8% of the net rentable square feet, has multiple expiration dates. The tenant has 48,832 square feet expiring on May 31, 2023 and 9,500 square feet expiring on May 31, 2021.

(13)	For mortgage loan #13 (Grand Plaza Commercial), the third largest tenant (3,024 square feet), representing 4.2% of net rentable square feet, is a borrower affiliate.

(14)	For mortgage loan #25 (Embassy Suites - Williamsburg), the Monthly Replacement Reserve will adjust to the greater of the existing Monthly Replacement Reserve and 1/12th of 5.0% of underwritten revenue from the prior fiscal year.

For mortgage loan #28 (Courtyard by Marriott Beaumont), the Monthly Replacement Reserve will adjust to the greater of the existing Monthly Replacement Reserve and 1/12th of 4.0% of underwritten revenue from the prior fiscal year.

For mortgage loan #32 (Hampton Inn - Milan), the Monthly Replacement Reserve is an adjusted amount equal to the greater of (i) 1/12th of (a) 2.0% of total revenues in the first year of the loan term, (b) 3.0% of total revenues in the second year of the loan term, and (c) 4.0% of total revenues thereafter, and (ii) 1/12th of the aggregate amount, if any, required to be reserved pursuant to any management or franchise agreement. Additionally, commencing in 2020, the borrower is required to deposit on each monthly payment date occurring in July, August, September and October an amount equal to one-fourth of the amount by which (i) the product of (a) 125.0% and (b) the seasonality shortfall amount for the twelve-month period commencing on the first day of February in the calendar year preceding the calendar year in which such determination is made exceeds (ii) the funds on deposit in the seasonality reserve as of the date such shortfall amount is determined by the lender. At closing, $91,658 was deposited into the seasonality reserve.

For mortgage loan #34 (Holiday Inn Express Wilkes Barre East), the monthly capital expenditure deposit means an amount equal to the greater of (a) (i) for the first 24 payment dates, an amount equal to $8,882, (ii) for the 25th to 36th payment dates, an amount equal to 1/12 of 3% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs and (iii) commencing on the 37th payment date and continuing thereafter, 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs, and (b) the aggregate amount, if any, required to be reserved under the management agreement and the franchise agreement.

(15)	For mortgage loan #1 (Nova Place), once all existing tenant improvements and leasing commissions scheduled in the mortgage loan agreement have been satisfied, the remaining balance in the Other Escrow I (Initial) will count towards the TI/LC Reserve Cap. Additionally, the Other Escrow II (Initial) can be used for future tenant improvements and leasing commissions, but does not count towards the TI/LC Reserve Cap.

A-1-32

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Commercial Mortgage Trust 2019-C51
Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Loan Seller	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Rialto Mortgage Finance, LLC	14	$191,411,520	26.2%	4.931%	103	358	1.64x	10.4%	9.7%	64.8%	59.8%
Wells Fargo Bank, National Association	10	181,831,836	24.9	4.276	118	338	2.19	10.8	10.3	60.2	56.0
Barclays Bank PLC	8	174,144,513	23.9	4.341	118	359	1.99	10.0	9.5	63.2	58.4
UBS AG	8	100,390,321	13.8	4.368	119	348	2.50	12.4	11.6	61.2	58.0
C-III Commercial Mortgage LLC	14	81,701,901	11.2	4.815	118	359	1.57	10.1	9.5	66.4	56.5
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Property Type	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Office	15	$281,096,192	38.5%	4.110%	119	338	2.44x	11.2%	10.7%	58.7%	56.0%
CBD	4	177,232,039	24.3	3.946	119	359	2.50	10.5	10.1	57.3	56.5
Suburban	10	98,732,126	13.5	4.393	118	332	2.35	12.6	11.7	61.0	54.9
Medical	1	5,132,027	0.7	4.343	118	0	2.17	9.8	9.6	61.2	61.2
Retail	40	200,379,470	27.5	4.631	118	356	1.83	10.1	9.7	64.7	59.2
Anchored	14	125,874,134	17.3	4.613	118	359	1.81	10.2	9.7	66.3	60.5
Single Tenant	22	57,790,646	7.9	4.679	118	342	1.86	9.4	9.3	63.1	59.1
Unanchored	3	12,506,392	1.7	4.690	118	359	1.86	11.9	11.5	59.7	50.5
Shadow Anchored	1	4,208,298	0.6	4.350	119	359	1.90	11.8	11.4	55.5	44.7
Mixed Use	3	77,001,066	10.6	5.000	83	358	1.54	10.3	9.3	69.3	64.4
Industrial/Office/Self Storage	1	44,901,066	6.2	5.150	58	358	1.52	11.5	10.0	72.9	67.5
Retail/Office	1	18,000,000	2.5	4.860	119	0	1.83	9.3	9.0	60.6	60.6
Multifamily/Retail	1	14,100,000	1.9	4.701	119	360	1.24	7.7	7.7	69.1	59.3
Self Storage	20	74,877,090	10.3	4.966	115	360	1.47	9.2	9.0	64.4	58.0
Self Storage	20	74,877,090	10.3	4.966	115	360	1.47	9.2	9.0	64.4	58.0
Hospitality	7	48,238,622	6.6	4.946	118	356	1.89	13.9	12.2	65.0	53.2
Limited Service	4	20,862,282	2.9	5.112	119	353	2.03	15.1	13.3	61.6	50.4
Full Service	2	20,689,764	2.8	4.841	118	358	1.76	13.1	11.2	66.9	54.9
Select Service	1	6,686,577	0.9	4.750	119	359	1.82	13.0	11.4	69.7	56.9
Multifamily	2	30,275,000	4.2	4.766	119	360	1.31	8.5	8.2	66.4	58.5
High Rise	1	26,500,000	3.6	4.800	119	360	1.29	8.4	8.1	65.6	57.8
Garden	1	3,775,000	0.5	4.530	119	360	1.49	9.4	9.1	72.2	63.2
Manufactured Housing Community	14	15,863,935	2.2	4.975	118	359	1.38	9.1	8.9	65.9	56.3
Manufactured Housing Community	14	15,863,935	2.2	4.975	118	359	1.38	9.1	8.9	65.9	56.3
Industrial	4	1,748,715	0.2	4.139	119	0	2.27	10.2	9.6	64.9	64.9
Warehouse	4	1,748,715	0.2	4.139	119	0	2.27	10.2	9.6	64.9	64.9
Total/Weighted Average:	105	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-1

Wells Fargo Commercial Mortgage Trust 2019-C51
Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgaged	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
State	Properties	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
California	14	$135,576,562	18.6%	4.424%	119	359	1.98x	9.7%	9.4%	62.6%	58.6%
Northern	6	72,422,926	9.9	3.909	119	360	2.45	10.6	10.2	61.6	58.3
Southern	8	63,153,637	8.7	5.013	119	359	1.45	8.7	8.5	63.7	58.9
Pennsylvania	5	98,305,970	13.5	4.368	119	360	2.00	9.9	9.4	69.0	66.6
Arizona	8	81,361,396	11.2	4.742	118	358	1.77	9.7	9.2	63.5	59.9
Texas	14	51,048,667	7.0	4.672	118	359	1.90	11.1	10.6	61.4	54.3
New York	1	45,000,000	6.2	3.700	118	0	2.98	11.7	11.2	36.6	36.6
Massachusetts	1	44,901,066	6.2	5.150	58	358	1.52	11.5	10.0	72.9	67.5
Florida	8	41,578,076	5.7	4.370	118	360	2.24	10.7	10.5	65.5	62.5
Ohio	8	38,317,103	5.3	4.809	119	356	1.58	10.4	9.8	64.7	56.5
Michigan	11	32,284,921	4.4	4.855	118	360	1.45	9.8	9.2	70.7	59.8
Virginia	6	32,077,290	4.4	4.271	119	359	3.04	15.6	13.9	51.6	47.7
Maryland	2	22,934,383	3.1	4.531	118	360	1.76	11.6	10.7	69.3	58.6
New Jersey	1	21,960,798	3.0	4.600	119	299	1.72	12.5	11.6	59.7	44.0
Wisconsin	5	15,814,073	2.2	4.695	118	325	1.76	9.9	9.6	65.6	58.4
North Carolina	2	14,462,474	2.0	5.136	103	358	1.68	12.5	11.1	65.2	56.0
Minnesota	1	10,665,622	1.5	4.343	118	0	2.17	9.8	9.6	61.2	61.2
Georgia	4	9,376,222	1.3	4.613	118	357	1.98	10.1	9.8	61.4	58.1
Indiana	3	9,302,982	1.3	4.453	119	360	1.42	8.5	8.3	71.5	60.0
Utah	1	7,291,580	1.0	5.220	119	359	1.72	12.8	11.3	59.0	49.0
Louisiana	4	6,033,749	0.8	4.540	118	359	1.94	9.7	9.5	62.7	59.1
Oregon	1	3,625,669	0.5	4.139	119	0	2.27	10.2	9.6	64.9	64.9
Colorado	1	2,459,859	0.3	4.139	119	0	2.27	10.2	9.6	64.9	64.9
Oklahoma	1	2,392,423	0.3	4.343	118	0	2.17	9.8	9.6	61.2	61.2
New Mexico	1	929,879	0.1	4.990	119	359	1.42	9.6	9.2	66.1	54.4
Alabama	1	903,911	0.1	4.990	119	359	1.42	9.6	9.2	66.1	54.4
Tennessee	1	875,416	0.1	4.343	118	0	2.17	9.8	9.6	61.2	61.2
Total/Weighted Average:	105	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.
(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

Wells Fargo Commercial Mortgage Trust 2019-C51
Annex A-2: Mortgage Pool Information

Range of Cut-off Date Balances

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Cut-off Date Balances ($)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1,280,773 - 2,000,000	3	$5,020,220	0.7%	5.086%	117	357	1.59x	10.7%	10.4%	60.7%	51.7%
2,000,001 - 3,000,000	5	12,522,281	1.7	5.074	118	348	1.54	11.0	10.2	66.4	54.6
3,000,001 - 4,000,000	6	21,951,775	3.0	4.899	108	360	1.47	9.2	9.0	65.7	60.2
4,000,001 - 5,000,000	5	22,102,891	3.0	4.673	119	346	1.51	9.8	9.5	65.9	53.3
5,000,001 - 6,000,000	6	33,469,197	4.6	5.049	118	359	1.80	12.6	11.6	67.4	57.1
6,000,001 - 7,000,000	3	19,238,441	2.6	4.682	119	359	1.92	12.9	11.9	63.9	52.1
7,000,001 - 8,000,000	1	7,291,580	1.0	5.220	119	359	1.72	12.8	11.3	59.0	49.0
8,000,001 - 9,000,000	2	16,443,544	2.3	5.123	118	358	1.33	9.0	8.7	69.8	57.7
9,000,001 - 10,000,000	1	9,727,290	1.3	4.550	119	359	1.77	12.8	10.9	68.0	55.2
10,000,001 - 15,000,000	8	104,176,007	14.3	4.730	118	359	1.64	10.5	9.9	65.4	55.6
15,000,001 - 20,000,000	2	34,575,000	4.7	4.735	118	360	1.70	10.0	9.3	67.5	62.3
20,000,001 - 30,000,000	6	149,060,798	20.4	4.489	119	342	2.07	10.9	10.4	61.0	56.4
30,000,001 - 70,000,000	5	222,901,066	30.6	4.309	106	358	2.26	10.6	10.0	58.2	57.1
70,000,001 - 71,000,000	1	71,000,000	9.7	4.192	119	0	2.17	9.7	9.3	70.0	70.0
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Underwritten NCF DSCRs (x)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
1.24 - 1.30	9	$94,206,478	12.9%	4.955%	119	360	1.27x	8.3%	8.1%	65.9%	58.0%
1.31 - 1.40	5	29,549,910	4.1	4.721	119	350	1.36	9.1	8.6	70.7	58.3
1.41 - 1.50	5	32,368,998	4.4	5.006	111	359	1.43	9.7	9.3	69.2	59.1
1.51 - 1.60	6	84,733,559	11.6	4.944	86	359	1.54	11.1	9.9	70.0	62.3
1.61 - 1.70	3	9,931,929	1.4	4.976	118	358	1.64	11.3	10.6	63.4	52.9
1.71 - 1.80	7	103,538,470	14.2	4.808	118	336	1.76	11.2	10.2	63.0	55.9
1.81 - 1.90	6	51,726,810	7.1	4.677	119	359	1.84	10.9	10.3	65.9	59.1
1.91 - 2.00	2	19,081,320	2.6	4.588	119	359	1.94	12.8	12.0	61.6	50.0
2.01 - 2.50	8	189,992,617	26.0	4.307	118	350	2.24	10.5	10.1	65.1	64.2
2.51 - 3.50	2	92,000,000	12.6	3.634	119	0	2.90	11.1	10.7	47.3	47.3
3.51 - 3.59	1	22,350,000	3.1	4.150	119	0	3.59	16.8	15.2	44.4	44.4
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

A-2-3

Wells Fargo Commercial Mortgage Trust 2019-C51
Annex A-2: Mortgage Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Underwritten NOI Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.7 - 8.0	1	$14,100,000	1.9%	4.701%	119	360	1.24x	7.7%	7.7%	69.1%	59.3%
8.1 - 9.0	11	103,261,244	14.2	4.897	119	360	1.31	8.5	8.2	66.6	58.4
9.1 - 10.0	12	216,360,689	29.7	4.555	117	359	1.92	9.6	9.2	65.7	63.7
10.1 - 11.0	10	153,262,722	21.0	4.222	118	352	2.26	10.5	10.1	62.5	59.6
11.1 - 12.0	8	131,956,473	18.1	4.456	98	359	2.12	11.6	10.8	58.3	52.8
12.1 - 13.0	6	57,296,405	7.9	4.744	119	336	1.76	12.6	11.4	63.9	51.0
13.1 - 14.0	2	17,321,857	2.4	4.825	118	358	1.94	13.6	12.3	61.9	50.8
14.1 - 16.0	1	5,687,468	0.8	5.150	118	358	1.97	14.8	13.0	63.2	52.3
16.1 - 17.0	1	22,350,000	3.1	4.150	119	0	3.59	16.8	15.2	44.4	44.4
17.1 - 17.5	2	7,883,234	1.1	4.986	118	343	2.37	17.4	15.5	62.7	50.4
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Underwritten NCF Debt Yields (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
7.7 - 8.0	1	$14,100,000	1.9%	4.701%	119	360	1.24x	7.7%	7.7%	69.1%	59.3%
8.1 - 9.0	15	171,108,253	23.5	4.875	119	360	1.49	8.8	8.5	65.0	59.7
9.1 - 10.0	16	257,927,467	35.4	4.586	107	356	1.86	10.2	9.6	67.9	63.7
10.1 - 11.0	7	109,355,547	15.0	4.118	118	359	2.44	10.9	10.4	61.4	59.0
11.1 - 12.0	10	134,708,739	18.5	4.355	118	344	2.19	12.2	11.4	55.0	46.9
12.1 - 13.0	1	5,687,468	0.8	5.150	118	358	1.97	14.8	13.0	63.2	52.3
13.1 - 15.0	1	6,359,383	0.9	4.350	119	359	2.27	14.0	13.6	54.8	44.2
15.1 - 15.6	3	30,233,234	4.1	4.368	119	343	3.27	17.0	15.3	49.2	46.0
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Cut-off Date LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
36.6 - 40.0	1	$45,000,000	6.2%	3.700%	118	0	2.98x	11.7%	11.2%	36.6%	36.6%
40.1 - 50.0	1	22,350,000	3.1	4.150	119	0	3.59	16.8	15.2	44.4	44.4
50.1 - 55.0	1	6,359,383	0.9	4.350	119	359	2.27	14.0	13.6	54.8	44.2
55.1 - 60.0	9	113,022,626	15.5	4.295	119	332	2.21	11.3	10.7	58.1	52.1
60.1 - 65.0	16	233,742,556	32.0	4.610	118	360	1.94	10.1	9.7	62.9	60.4
65.1 - 70.0	15	185,946,616	25.5	4.646	119	356	1.72	9.8	9.2	68.3	61.7
70.1 - 74.9	11	123,058,909	16.9	4.839	96	359	1.54	10.7	9.7	72.9	63.7
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

A-2-4

Wells Fargo Commercial Mortgage Trust 2019-C51
Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Maturity Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Balloon LTV Ratios (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
36.6 - 40.0	1	$45,000,000	6.2%	3.700%	118	0	2.98x	11.7%	11.2%	36.6%	36.6%
40.1 - 45.0	5	56,968,944	7.8	4.410	119	317	2.54	14.5	13.4	52.8	44.2
45.1 - 50.0	5	38,656,918	5.3	4.723	119	359	1.74	11.6	10.8	59.4	48.7
50.1 - 55.0	9	55,864,437	7.7	5.016	118	353	1.67	11.9	10.9	65.2	53.5
55.1 - 60.0	19	207,911,951	28.5	4.577	119	359	1.76	9.7	9.3	64.7	58.0
60.1 - 65.0	12	204,076,775	28.0	4.513	117	360	1.98	9.9	9.5	64.9	62.8
65.1 - 70.0	3	121,001,066	16.6	4.596	96	358	1.90	10.4	9.6	71.2	68.9
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

Range of Mortgage Rates

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Mortgage Rates (%)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
3.570 - 4.000	2	$92,000,000	12.6%	3.634%	119	0	2.90x	11.1%	10.7%	47.3%	47.3%
4.001 - 4.250	4	144,600,000	19.8	4.174	119	0	2.47	11.1	10.5	64.3	64.3
4.251 - 4.500	7	87,361,533	12.0	4.371	118	359	2.00	10.7	10.4	63.3	57.3
4.501 - 4.750	12	112,824,489	15.5	4.647	119	347	1.57	10.7	9.9	66.5	54.9
4.751 - 5.000	15	186,209,409	25.5	4.890	118	360	1.61	9.6	9.2	64.2	59.1
5.001 - 5.250	6	74,889,597	10.3	5.153	79	358	1.60	12.0	10.5	69.0	61.8
5.251 - 5.500	8	31,595,064	4.3	5.340	117	345	1.38	9.8	9.5	67.3	55.7
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

Mortgage Loans by Original Term to Maturity

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Original Terms to Maturity (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
60	2	$48,401,066	6.6%	5.157%	58	358	1.52x	11.4%	10.0%	72.2%	67.0%
120	52	681,079,025	93.4	4.492	118	354	2.01	10.6	10.0	62.3	57.3
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

A-2-5

Wells Fargo Commercial Mortgage Trust 2019-C51
Annex A-2: Mortgage Pool Information

Range of Remaining Terms to Maturity as of the Cut-off Date

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Remaining Terms to Maturity (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
58	2	$48,401,066	6.6%	5.157%	58	358	1.52x	11.4%	10.0%	72.2%	67.0%
114 - 119	52	681,079,025	93.4	4.492	118	354	2.01	10.6	10.0	62.3	57.3
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

Mortgage Loans by Original Amortization Term

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Original Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	11	$356,476,775	48.9%	4.205%	118	0	2.41x	10.6%	10.1%	58.9%	58.9%
300	3	28,976,173	4.0	4.789	119	299	1.68	12.5	11.6	60.8	45.2
360	40	344,027,143	47.2	4.859	110	359	1.55	10.6	9.8	67.4	58.0
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Range of Remaining Amortization Terms (mos.)	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Non-Amortizing	11	$356,476,775	48.9%	4.205%	118	0	2.41x	10.6%	10.1%	58.9%	58.9%
297 - 300	3	28,976,173	4.0	4.789	119	299	1.68	12.5	11.6	60.8	45.2
301 - 360	40	344,027,143	47.2	4.859	110	359	1.55	10.6	9.8	67.4	58.0
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

Mortgage Loans by Amortization Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Amortization Type	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Interest-only, Balloon	11	$356,476,775	48.9%	4.205%	118	0	2.41x	10.6%	10.1%	58.9%	58.9%
Amortizing Balloon	26	219,303,316	30.1	4.907	106	351	1.66	11.7	10.7	65.8	54.9
Interest-only, Amortizing Balloon	17	153,700,000	21.1	4.778	117	360	1.41	9.2	8.8	68.4	60.0
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

A-2-6

Wells Fargo Commercial Mortgage Trust 2019-C51
Annex A-2: Mortgage Pool Information

Mortgage Loans by Loan Purpose

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Loan Purpose	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Refinance	36	$479,230,915	65.7%	4.469%	119	359	1.99x	10.4%	9.8%	61.8%	57.3%
Acquisition	17	227,899,175	31.2	4.717	105	348	1.79	10.6	10.0	67.1	60.5
Recapitalization	1	22,350,000	3.1	4.150	119	0	3.59	16.8	15.2	44.4	44.4
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

Mortgage Loans by Lockbox Type

				Weighted Average
			Percent by
	Number of		Aggregate		Remaining	Remaining		U/W NOI	U/W NCF
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Term to Maturity	Amortization	U/W NCF	Debt	Debt	Cut-off Date	Balloon
Type of Lockbox	Loans	Date Balance ($)	Pool Balance (%)	Rate (%)	(mos.)	Term (mos.)	DSCR (x)	Yield (%)	Yield (%)	LTV (%)	LTV (%)
Hard/Springing Cash Management	16	$378,114,728	51.8%	4.214%	119	343	2.33x	11.1%	10.5%	60.4%	57.0%
Springing	35	336,127,456	46.1	4.872	110	359	1.59	10.1	9.5	65.7	59.0
None	2	7,946,328	1.1	5.089	116	360	1.53	10.4	9.9	73.0	63.0
Soft/Springing Cash Management	1	7,291,580	1.0	5.220	119	359	1.72	12.8	11.3	59.0	49.0
Total/Weighted Average:	54	$729,480,091	100.0%	4.537%	114	354	1.97x	10.6%	10.0%	63.0%	57.9%

A-2-7

Wells Fargo Commercial Mortgage Trust 2019-C51
Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
			Percent by			Percent by			Percent by
	Number of		Aggregate	Number of		Aggregate	Number of		Aggregate
	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date	Mortgage	Aggregate Cut-off	Cut-off Date
Type of Escrow	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)	Loans	Date Balance ($)	Pool Balance (%)
Tax Escrow	42	$484,574,183	66.4%	45	$518,957,417	71.1%	10	$218,604,029	30.0%
Insurance Escrow	35	$354,175,202	48.6%	37	$378,226,464	51.8%	17	$351,253,627	48.2%
Replacement Reserve	23	$233,446,819	32.0%	46	$539,032,327	73.9%	10	$207,622,764	28.5%
TI/LC Reserve(1)	13	$185,327,428	33.1%	19	$285,295,641	50.9%	13	$280,851,130	50.1%

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial and mixed-use properties.

A-2-8

Wells Fargo Commercial Mortgage Trust 2019-C51
Annex A-2: Mortgage Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

	July	July	July	July	July	July	July	July	July	July	July
Prepayment Restriction	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029
Locked Out	100.00%	100.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Defeasance	0.00	0.00	87.51	87.49	87.45	86.55	86.50	86.45	86.39	86.33	0.00
Yield Maintenance	0.00	0.00	12.49	12.51	12.55	13.45	13.50	13.55	13.61	13.67	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$729.48	$726.14	$722.16	$717.23	$711.56	$660.67	$654.73	$648.49	$641.94	$635.10	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.54%	99.00%	98.32%	97.54%	90.57%	89.75%	88.90%	88.00%	87.06%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.
(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.

A-2-9

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

A-3-1

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

highly
sweat
faster
better
athletic
Fitness
health

 A-3-2

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

Nova Place – Southern Elevation

Unit 7
Unit 1
Unit 3
(NPOC)
Unit 2
Unit 2
Unit 4
Unit 5
Unit 7
Unit 6

Nova Place – Northern Elevation

Unit 7
Unit 2
Unit 4
Unit 5
Unit 1
Unit 3
Unit 6

Unit 1 Concourse	Unit 2 Concourse	Unit 3 Not Part of the Collateral	Unit 4 Tower 1	Unit 5 Tower 2	Unit 6 Garage Unit	Unit 7 Concourse

DOWNTOWN
Rivers Casino
Carnegie Science Center
Stage AE
PNC Park
Heinz Field
Andy Warhol
Museum
National Aviary
Children's Museum
of Pittsburgh

 A-3-3

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

Nova Place
100 South Commons
Pittsburgh, PA 15212
PITTSBURGH
Fineview
Fineview Park
Fineview Fields
Spring Hill-City View
Spring Garden
ALLEGHENY COUNTY
Central Northside
Snyder Pavilion
Allegheny General Hospital
Carnegie Library of Pittsburgh
Allegheny Center
East Allegheny
Penn Brewery
Heinz Corporate Library
National Aviary
Allegheny Commons
Children's Museum of Pittsburgh
New Hazlett Theater
DEUTSCHTOWN HISTORIC DISTRICT
Allegheny West
Byers Hall
Community College of Allegheny County
Allegheny Campus Library
North Shore
Allegheny River
ALLEGHENY
LIGHT RAIL
NORTH SIDE
The Andy Warhol Museum
Alcoa Corporate Center
Willie Stargell Statue
PNC Park
Roberto Clemente Statue
Heinz Field
Highmark Sportsworks
Stage AE
Carnegie Science Center
Pittsburgh Law Enforcement Memorial
North Shore Riverfront Park
Vietnam Veteran's Monument
Korean War Memorial
Strip District
David L. Lawrence Convention Center
The Westin Convention Center
Federated Tower
Ohio River
Point State Park
Fort Duquesne
Fort Pitt Museum
1 Gateway Center
2 Gateway Center
3 Gateway Center
PITTSBURGH GATEWAY CENTER
GATEWAY
4 Gateway Center
Byham Theater
Cabaret at Theater Sq.
Benedum Ctr. for the Performing Arts
O'Reilly Theater
Heinz Hall
Pittsburgh CLO
WOOD STREET
EQT Plaza
Fifth Avenue Place
K&L Gates Center
Regional Enterprise Tower
Two PNC Plaza
Three PNC Plaza
One PNC Plaza
Gulf Tower
US District Courthouse
U.S. Steel Tower
Omni William Penn Hotel
STEEL PLAZA
BNY Mellon Center
PNC Bank
525 William Penn Place
The Tower at PNC Plaza
Market Square
PPG Place
MassMutual Pittsburgh Ice Rink
USW Building
34 Allies
11 Stanwix
Downtown
One Oxford Centre
Allegheny Co. Courthouse
City County Building
County Office Building
West Penn Building
PNC Firstside Center
PPG Paints Arena
Bluff
Duquesne University
Arthur J. Rooney Athletic Field
Monongahela River
Gateway Clipper Fleet
SMITHFIELD STREET BRIDGE
Highmark Stadium
DUQUESNE INCLINE
Grandview Park
FORT PITT TUNNEL
Mount Washington
Pittsburgh Intl. Airport 15 miles
Fort Pitt Bridge
Ft. Duquesne Bridge
R. Clemente Bridge
Andy Warhol Bridge
Rachel Carson Bridge
Veterans Bridge
16th St Bridge
North Ave
North Commons
West Commons
East Commons
South Commons
Western Ave
Ridge Ave
Federal St
Cedar Ave
East St
Madison Ave
Spring Garden Ave
Ohio St
Canal St
Chestnut St
River Ave
Brighton Rd
Galveston Ave
Allegheny Ave
10th St Bypass
11th St
Penn Ave
Liberty Ave
Centre Ave
5th Ave
Forbes Ave
Bedford Ave
Wood St
4th Ave
1st Ave
2nd Ave
Smithfield St
Grant St
W. Carson St
Grandview Ave
1ST AVE
279
579
376
65
28
30
22
New Brighton
Cranberry Township
BUTLER COUNTY
Saxonburg
Fox Run
Economy
ALLEGHENY COUNTY
Aliquippa
Ambridge
Franklin Park
McCandless
Allison Park
Sewickley
Tarentum
Lower Burrell
New Kensington
BEAVER COUNTY
Pittsburgh International Airport
Coraopolis
West View
Fox Chapel
Plum
Penn Hills
Murrysville
Robinson Township
Wilkinsburg
Monroeville
North Braddock
Noblestown
Carnegie
Baldwin
Bridgeville
Mt. Lebanon
West Mifflin
Duquesne
White Oak
Bethel Park
Upper St. Clair
McKeesport
Jefferson Hills
Canonsburg
McMurray
Clairton
WESTMORELAND COUNTY
WASHINGTON COUNTY
New Stanton
Washington
New Eagle

 A-3-4

No. 1 – Nova Place

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Wells Fargo Bank, National Association		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Office – CBD
	Original Principal Balance(1):	$71,000,000		Location:	Pittsburgh, PA
	Cut-off Date Balance(1):	$71,000,000		Size:	1,142,745 SF
	% of Initial Pool Balance:	9.7%		Cut-off Date Balance Per SF(1):	$122.51
	Loan Purpose:	Refinance		Maturity Date Balance Per SF(1):	$122.51
	Borrower Sponsors:	Jeremy Leventhal; Alexander Leventhal; Elliot Gould		Year Built/Renovated:	1966/2019
	Guarantors:	Jeremy Leventhal; Alexander Leventhal; Elliot Gould		Title Vesting:	Fee
	Mortgage Rate:	4.1920%		Property Manager:	Self-managed
	Note Date:	June 3, 2019		Current Occupancy (As of)(5):	84.0% (6/1/2019)
	Seasoning:	1 month		YE 2018 Occupancy(5):	76.5%
	Maturity Date:	June 11, 2029		YE 2017 Occupancy(5):	70.3%
	IO Period:	120 months		YE 2016 Occupancy(5):	61.5%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	NAV
	Amortization Term (Original):	NAP		Appraised Value:	$200,050,000
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value Per SF:	$175.06
	Call Protection(2)(3):	L(25),D(91),O(4)		Appraisal Valuation Date:	January 23, 2019
	Lockbox Type:	Hard/Springing Cash Management		Underwriting and Financial Information
	Additional Debt:	Yes		YE 2018 NOI(6):	$10,035,031
	Additional Debt Type (Balance):	Pari Passu ($69,000,000)		YE 2017 NOI(6):	$9,031,218
				YE 2016 NOI(6):	$7,719,324
				YE 2015 NOI:	NAV
				U/W Revenues:	$22,082,440
				U/W Expenses:	$8,570,650
Escrows and Reserves(4)				U/W NOI(6):	$13,511,790
	Initial	Monthly	Cap	U/W NCF:	$12,967,141
Taxes	$459,339	$153,115	NAP	U/W DSCR based on NOI/NCF(1):	2.26x / 2.17x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF(1):	9.7% / 9.3%
Replacement Reserve	$0	$23,807	$857,059	U/W Debt Yield at Maturity based on NOI/NCF(1):	9.7% / 9.3%
Leasing Reserve	$0	$76,183	$2,742,588	Cut-off Date LTV Ratio(1):	70.0%
Closing Date Leasing Reserve	$4,000,000	$0	NAP	LTV Ratio at Maturity(1):	70.0%
Existing TI/LC Reserve	$1,587,057	$0	NAP
PNC Rollover Reserve	$0	Springing	$10,000,000

Sources and Uses
Sources			Uses
Original whole loan amount	$140,000,000	100.0%	Loan payoff	$103,250,054	73.8%
			Upfront reserves	6,046,396	4.3
			Closing costs	1,737,717	1.2
			Return of equity	28,965,834	20.7
Total Sources	$140,000,000	100.0%	Total Uses	$140,000,000	100.0%

(1)	All statistical information related to the Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers presented above are based on the Nova Place Whole Loan (as defined below).

(2)	Defeasance of the Nova Place Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last note of the Nova Place Whole Loan to be securitized and (b) June 3, 2023. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in July 2019.

(3)	Partial prepayment is permitted in connection with a partial release. See “Partial Defeasance and Partial Release” section.

(4)	See “Escrows” section.

(5)	The increases in historical occupancy are due to new leases signed at the Nova Place Property. See “Historical Occupancy” section for further details.

(6)	See “Cash Flow Analysis” section for a discussion of historical NOI increases and the increase in U/W NOI compared to the most recent NOI.

 A-3-5

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

The Mortgage Loan. The mortgage loan (the “Nova Place Mortgage Loan”) is part of a whole loan (the “Nova Place Whole Loan”) in the original principal balance of $140,000,000. The Nova Place Whole Loan is secured by a first priority mortgage encumbering the fee interest in an office property in Pittsburgh, Pennsylvania (the “Nova Place Property”). The Nova Place Whole Loan consists of three notes totaling $140,000,000, which are pari passu with each other. The Nova Place Mortgage Loan represents the controlling Note A-1, which has an original principal balance of $71,000,000. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Mortgage Loans” in the Preliminary Prospectus.

Nova Place Whole Loan Summary

Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$71,000,000	$71,000,000	WFCM 2019-C51	Yes
A-2	$49,000,000	$49,000,000	Wells Fargo Bank, National Association	No
A-3	$20,000,000	$20,000,000	Wells Fargo Bank, National Association	No
Nova Place Whole Loan	$140,000,000	$140,000,000

The Borrower and Borrower Sponsors. The borrowers comprise five Delaware limited liability companies, each of which is a single purpose entity with two independent directors: Faros ACA RE LLC, ACA Tower One Unit 4 LLC, ACA Tower Two Unit 5 LLC, ACA Garage Unit 6 LLC, and ACA Unit 7 LLC (collectively, the “Nova Place Borrower”). Legal counsel to the Nova Place Borrower delivered a non-consolidation opinion in connection with the origination of the Nova Place Whole Loan. The borrower sponsors and non-recourse carve-out guarantors of the Nova Place Whole Loan are Jeremy Leventhal, Alexander Leventhal, and Elliot Gould. In lieu of a warm body environmental carve-out guarantor, the lender obtained a $10,000,000 lender environmental collateral protection and liability-type environmental insurance policy.

Jeremy Leventhal, Alexander Leventhal, and Elliot Gould each serve as managing partners of Faros Properties (“Faros”), a real estate investment firm with offices in New York, Boston, and Pittsburgh. Principally funded by the Leventhal and Gould families, Faros was created to invest family capital in long-term real estate investment opportunities in primary markets. Faros’ strategy includes acquiring poorly operated assets, increasing value through operational expertise, and recapitalizing for long-term ownership. Faros has extensive experience in value-add investing and has owned assets in Pittsburgh since 2012, including the City View Apartments, 106 Isabella Street Office Building, Birmingham Place Office Building, Carson Street Commons, and the Park View Apartments.

The Property. Situated on a 13.3-acre site, the Nova Place Property totals 1,142,745 square feet of rentable area and comprises four components:

●	the “Concourse”, a two-story repurposed mall containing 612,969 square feet of office, data center, retail and amenity space;

●	“Tower 1”, an eight-story building containing 158,730 square feet of office space;

●	“Tower 2”, a 13-story building containing 278,044 square feet of office space; and

●	a three-level below grade “Garage Unit”, which contains 3,000 parking spaces in addition to 93,002 square feet of rentable area primarily consisting of data closets and storage.

The Nova Place Property was built in phases between 1966 and 1972. The Concourse portion of the Nova Place Property originally served as a shopping mall containing 75 stores and began to decline after Sears vacated its space in 1986. The borrower sponsors acquired the Nova Place Property in February 2015 for a total allocated cost of approximately $68.4 million, at which time it was approximately 63.0% occupied. Since acquisition, the borrower sponsors have invested approximately $33.5 million in capital expenditures at the Nova Place Property, including $22.3 million to upgrade and modernize the Concourse, exterior plaza and amenities and $8.1 million to address structural needs and lighting in the Garage Unit.

Amenities at the Nova Place Property include on-site property management & maintenance, 24-hour security patrol, conference facility, fitness center (Union Fitness), multiple restaurants, Federal Galley bar, a coffee shop, modernized common areas, and parking garage with bike storage. Based on the 3,000 parking spaces within the Garage Unit, the Nova Place Property contains a parking ratio of approximately 2.6 spaces per 1,000 square feet of rentable area. Of the parking spaces, 500 are for the exclusive use of PNC Financial Service (“PNC”), which has its own entrance and exit to the parking garage. As of June 1, 2019 the Nova Place Property was 84.0% occupied by 46 tenants.

The Nova Place Property comprises 201,817 square feet of data center space (of which 93,002 square feet consists of data closets and storage located in the Garage Unit), which accounts for 17.7% of the total net rentable area and 18.5% of underwritten base rent and was 82.4% occupied by 13 tenants as of June 1, 2019. Approximately 86.8% of the leased data center space is occupied by 10 tenants that have been at the Nova Place Property for an average of 16.4 years. The Nova Place Property is situated along the telecommunications trunk line, and the data center tenants benefit from internet access and dual fiber optic feeds from all major fiber optic providers, dedicated dark fiber access, electrical service from two independent power company distribution grids (allowing automatic transfers in the event of a power company failure), back-up generators, ample cooling capacity, and access to 10 major telecommunication carriers and internet service providers.

 A-3-6

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

Major Tenants.

Largest Tenant by UW Base Rent: PNC Financial Service (A+/A3/A- by Fitch/Moody’s/S&P; 395,657 square feet; 34.6% of net rentable area; 27.8% of underwritten base rent; 12/31/2027 lease expiration) – Founded in 1845, PNC is a bank holding company and financial services corporation based in Pittsburgh, Pennsylvania. As of December 31, 2018, PNC had approximately $382 billion of assets, a retail branch network in 19 states and the District of Columbia, approximately 2,400 branches and 9,200 ATMs. PNC has been a tenant at the Nova Place Property since November 1992 through various predecessors including Integra Financial Corporation, which was acquired by National City Corporation in 1996 and subsequently acquired by PNC in 2008. In 2015, PNC executed a 10-year lease extension through December 2027 and has one, 5-year extension option remaining. PNC does not have any termination options.

PNC occupies a total of 395,657 square feet within the Concourse at the Nova Place Property, which is divided between a 318,115 square foot space and a 77,542 square foot space. The 318,115 square foot space is a former department store box previously occupied by Sears until 1986. PNC and its predecessors have occupied the 318,115 square foot space since 1992 and it is currently used as general office space. The 77,542 square foot space is located on the second floor of the southern end of the Concourse, which formerly served as inline retail space, overlooking the interior of the Concourse with panoramic views of the Pittsburgh skyline. PNC expanded into the 77,542 square foot space in 2011 and it is currently used to house asset management personnel. Additionally, PNC utilizes mortgage payment processing technology on site due to the Nova Place Property’s data capabilities and location along the telecommunications trunk line.

2nd Largest Tenant by UW Base Rent: United Healthcare Services, Inc. (A/A3/A+ by Fitch/Moody’s/S&P; 71,500 square feet; 6.3% of net rentable area; 12.2% of underwritten base rent; 6/30/2024 lease expiration) – Founded in 1977, United Healthcare Services, Inc. (“UHC”) is a diversified health and well-being company providing employer-sponsored and individual health benefits plans serving individuals, employers and Medicare and Medicaid beneficiaries. UHC has been a tenant at the Nova Place Property since March 2017 and has two, 3-year extension options remaining following its June 2024 lease expiration. UHC has a termination option for its fourth floor space (23,833 square feet) effective as of June 2022 with a 12-month notice period, and the tenant is currently marketing such space for sublease through January 2022. The termination option is subject to a fee in an amount equal to $332,793 ($13.96 per square foot) plus unamortized TI/LC costs.

3rd Largest Tenant by UW Base Rent: Expedient/Continental Broadband (73,000 square feet; 6.4% of net rentable area; 7.8% of underwritten base rent; 6/30/2020 lease expiration on 20,102 square feet; 9/30/2029 lease expiration on 52,898 square feet) – Expedient/Continental Broadband (“Expedient”) is a cloud and data center infrastructure service (IaaS) provider with local operations in Pittsburgh, Baltimore, Boston, Cleveland, Columbus, Indianapolis, and Memphis. Expedient has been a tenant at the Nova Place Property since April 2008, originally occupying 52,898 square feet of space within the Garage Unit, and expanding into 20,102 square feet of office space in Tower 1 in August 2013. The tenant’s original 52,898 square foot space has a September 2029 lease expiration with one, 5-year extension option remaining, and its 20,102 square foot expansion space has a June 2020 lease expiration with no extension options. Expedient does not have any termination options.

Condominium Regime. As of August 2, 2017, the borrower sponsors recorded the “Nova Place Condominium”, which created eight condominium units (units 1 through 8). The Nova Place Property comprises condo units 1, 2, 4, 5, 6 and 7; and condo units 3 and 8 are not part of the collateral for the Nova Place Whole Loan. The Concourse comprises condo units 1, 2 and 7. The Nova Place Property holds an 87.0% voting interest in the Nova Place Condominium. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the Preliminary Prospectus.

See below for further detail on each condo unit:

●	Unit 1: 395,657 square feet of space within the Concourse, all of which is leased to PNC (29.0% voting interest)

●	Unit 2: 199,979 square feet of space within the Concourse occupied by office, retail and data center tenants (11.0% voting interest)

●	Unit 3: approximately 144,000 square feet of office space (not part of the collateral)

●	Unit 4: Tower 1 (11.0% voting interest)

●	Unit 5: Tower 2 (23.0% voting interest)

●	Unit 6: the Garage Unit (11.0% voting interest)

●	Unit 7: amenity space within the Concourse comprising the exterior plaza area and 17,333 square feet of rentable area occupied by Union Fitness and Federal Galley bar restaurant (2.0% voting interest)

●	Unit 8: certain air rights over the entrance to the Garage Unit (not part of the collateral)

 A-3-7

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

The following table presents certain information relating to the tenancy at the Nova Place Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
PNC (Concourse)	A+/A3/A-	395,657	34.6%	$12.10(3)	$4,787,166(3)	27.8%	12/31/2027	1, 5-year	N
UHC (Tower 2)	A/A3/A+	71,500	6.3%	$29.39(4)	$2,101,330(4)	12.2%	6/30/2024	2, 3-year	Y(5)
Expedient(6)	NR/NR/NR	73,000	6.4%	$18.34(6)	$1,338,472	7.8%	Various(6)	(6)	N
Confluence Technologies, Inc. (Tower 1)	NR/NR/NR	40,867	3.6%	$26.99	$1,102,818	6.4%	11/30/2027	2, 5-year	Y(7)
NSABP Foundation, Inc. (Tower 2)	NR/NR/NR	33,328	2.9%	$26.60	$886,361	5.1%	1/31/2029	1, 5-year	N
Total Major Tenants		614,352	53.8%	$16.63	$10,216,147	59.4%

Non-Major Tenant		345,047	30.2%	$20.28	$6,997,064	40.6%

Occupied Collateral Total		959,399	84.0%	$17.94	$17,213,211	100.0%

Vacant Space		183,346	16.0%

Collateral Total		1,142,745	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through May 2020 totaling $635,552 and straight-line rent averaging totaling $316,981 for investment grade tenants PNC ($138,196) and UHC ($178,785) over their remaining lease terms.

(3)	Annual U/W Base Rent PSF and Annual U/W Base Rent for PNC represents straight-line rent averaging over the remaining lease term totaling $138,196. PNC’s current base rent is $11.75 per square foot.

(4)	Annual U/W Base Rent PSF and Annual U/W Base Rent for UHC represents straight-line rent averaging over the remaining lease term totaling $178,785. UHC’s current base rent is $26.89 per square foot.

(5)	UHC has a termination option for its fourth floor leased space (23,833 square feet) effective as of June 30, 2022 with 12-months’ notice, subject to a termination fee in an amount equal to $332,793 plus unamortized TI/LCs. UHC signed its lease in March of 2017 with the intention of moving into this fourth floor space, and the space is currently being offered for sublease through January 2022.

(6)

Expedient occupies 20,102 square feet of office space with an Annual U/W Base Rent PSF of $22.95 and lease expiration date of June 30, 2020, and 52,898 square feet of space within the Garage Unit with an Annual U/W Base Rent PSF of $16.58 and a lease expiration date of September 30, 2029. Expedient has one, 5-year renewal option on its 52,898 square feet of space following its September 2029 lease expiration.

(7)	Confluence Technologies, Inc. has a termination option effective as of November 30, 2024 with 12-months’ notice, subject to a termination fee in an amount equal to unamortized TI/LCs.

The following table presents certain information relating to the lease rollover schedule at the Nova Place Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	4	7,588	0.7%	7,588	0.7%	$16,933	0.1%	$2.23
2019	3	4,567	0.4%	12,155	1.1%	$12,060	0.1%	$2.64
2020	4	34,128	3.0%	46,283	4.1%	$721,650	4.2%	$21.15
2021	5	56,082	4.9%	102,365	9.0%	$1,102,951	6.4%	$19.67
2022	4	17,656	1.5%	120,021	10.5%	$348,669	2.0%	$19.75
2023	1	1,403	0.1%	121,424	10.6%	$21,676	0.1%	$15.45
2024	3	80,583	7.1%	202,007	17.7%	$2,332,888	13.6%	$28.95
2025	4	29,769	2.6%	231,776	20.3%	$797,201	4.6%	$26.78
2026	8	93,042	8.1%	324,818	28.4%	$2,239,138	13.0%	$24.07
2027	6	458,405	40.1%	783,223	68.5%	$6,622,780	38.5%	$14.45
2028	1	800	0.1%	784,023	68.6%	$26,310	0.2%	$32.89
2029	4	95,993	8.4%	880,016	77.0%	$1,969,910	11.4%	$20.52
Thereafter(4)	6	79,383	6.9%	959,399	84.0%	$1,001,045	5.8%	$12.61
Vacant	0	183,346	16.0%	1,142,745	100.0%	$0	0.0%	$0.00
Total/Weighted Average	53(5)	1,142,745	100.0%			$17,213,211	100.0%	$17.94

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

(4)	Includes a conference center totaling 4,689 square feet.

(5)	The Nova Place Property is occupied by 46 tenants subject to 53 leases.

 A-3-8

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

The following table presents historical occupancy percentages at the Nova Place Property:

Historical Occupancy

12/31/2016(1)(2)	12/31/2017(1)(2)	12/31/2018(1)(2)	6/1/2019(2)(3)
61.5%	70.3%	76.5%	84.0%

(1)	Information obtained from the borrower.

(2)	The borrower sponsors have signed 30 new leases at the Nova Place Property totaling approximately 28.0% of the net rentable area since January 2017: 10 new leases (13.5% of net rentable area) in 2017; 14 new leases (9.2% of net rentable area) in 2018; and 6 new leases (5.3% of net rentable area) to date in 2019.

(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Nova Place Property:

Cash Flow Analysis

	2016(1)	2017(1)	2018(1)	U/W(1)	%(2)	U/W $ per SF
Base Rent	$8,711,376	$10,769,179	$13,240,158	$16,260,678	61.7%	$14.23
Contractual Rent Steps(3)	0	0	0	952,533	3.6	0.83
Grossed Up Vacant Space	0	0	0	4,285,632	16.3	3.75
Gross Potential Rent	$8,711,376	$10,769,179	$13,240,158	$21,498,843	81.5%	$18.81
Other Income(4)	382,165	274,401	467,546	372,778	1.4	0.33
Parking Income	2,981,092	3,293,038	2,938,814	2,971,725	11.3	2.60
Total Recoveries	1,321,909	1,778,553	1,422,664	1,524,726	5.8	1.33
Net Rental Income	$13,396,542	$16,115,171	$18,069,182	$26,368,072	100.0%	$23.07
(Vacancy & Credit Loss)	0	0	0	(4,285,632)(5)	(19.9)	(3.75)
Effective Gross Income	$13,396,542	$16,115,171	$18,069,182	$22,082,440	83.7%	$19.32

Real Estate Taxes	817,740	817,103	1,751,465	1,747,486	7.9	1.53
Insurance	149,689	180,158	168,050	158,300	0.7	0.14
Management Fee	398,917	489,896	566,364	662,473	3.0	0.58
Other Operating Expenses	4,310,872(6)	5,596,796(6)	5,548,272	6,002,391	27.2	5.25
Total Operating Expenses	$5,677,218	$7,083,953	$8,034,151	$8,570,650	38.8%	$7.50

Net Operating Income	$7,719,324	$9,031,218	$10,035,031	$13,511,790	61.2%	$11.82
Replacement Reserves	0	0	0	182,839	0.8	0.16
TI/LC	0	0	0	361,809	1.6	0.32
Net Cash Flow	$7,719,324	$9,031,218	$10,035,031	$12,967,141	58.7%	$11.35

NOI DSCR	1.29x	1.51x	1.68x	2.26x
NCF DSCR	1.29x	1.51x	1.68x	2.17x
NOI Debt Yield	5.5%	6.5%	7.2%	9.7%
NCF Debt Yield	5.5%	6.5%	7.2%	9.3%

(1)	The historical increases in Base Rent and Effective Gross Income are related to increasing occupancy and new leases signed at the Nova Place Property (see “Historical Occupancy” above). Since March 2016, the borrower sponsors have signed 34 new leases totaling 48.4% of underwritten base rent ($8,328,779): 4 new leases totaling 2.6% of underwritten base rent ($440,753) in 2016; 10 new leases totaling 25.8% of underwritten base rent ($4,446,862) in 2017; 14 new leases totaling 9.7% of underwritten base rent ($1,663,229) in 2018; and 6 new leases totaling 10.3% of underwritten base rent ($1,777,935) to date in 2019. The increase in Effective Gross Income from 2018 to U/W was further driven by the inclusion of contractual rent steps through May 2020 totaling $635,552, and straight-line rent averaging totaling $316,981 for investment grade tenants PNC ($138,196) and United Healthcare Services, Inc. ($178,785) over their remaining lease terms.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Represents contractual rent steps through May 2020 and straight-line rent averaging for the investment grade tenants over their remaining lease terms (see “Major Tenants” table above).

(4)	Other Income is primarily comprised of event income which is generated by tenants that use the internal concourse and the outdoor plaza for events, conference center facilities, and other miscellaneous income.

(5)	The underwritten economic vacancy is 19.9%. The Nova Place Property was 84.0% physically occupied as of June 1, 2019.

(6)	The increase in Other Operating Expenses from 2016 to 2017 was driven by repairs & maintenance.

 A-3-9

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

Appraisal. The appraiser concluded to an “as-is” Appraised Value for the Nova Place Property of $200,050,000 as of January 23, 2019.

Environmental Matters. According to the Phase I environmental site assessment dated April 10, 2019, there was no evidence of any recognized environmental conditions at the Nova Place Property. In lieu of a warm body environmental carve-out guarantor, the lender obtained a $10,000,000 lender environmental collateral protection and liability-type environmental insurance policy

Market Overview and Competition. The Nova Place Property is located in Pittsburgh, Pennsylvania, directly across the Allegheny River from the central business district. The Nova Place Property is situated one block north of Interstate 279, which turns into Interstate 376 and leads to the Pittsburgh International Airport (18.6 miles northwest). The largest employer in the region is the University of Pittsburgh Medical Center (“UPMC”) Health System, which, combined with the University of Pittsburgh, accounts for approximately 58,500 jobs. Along with Carnegie Mellon University (“CMU”), the UPMC medical and educational complex generates additional jobs through multiple spinoff biomedical and technology companies. With CMU’s technological infrastructure and support, technology companies such as Google, Microsoft, Disney, Apple, Uber, and Intel now have corporate offices located in Pittsburgh.

Over the past 15 years, the area within a 1-mile radius of the Nova Place Property has experienced the development and construction of two new sports stadiums (PNC Park (home of the MLB Pittsburgh Pirates) and Heinz Field (home of the NFL Pittsburgh Steelers and University of Pittsburgh Panthers Football)), a Residence Inn by Marriott, a Holiday Inn Express, a Hyatt Place Hotel, Stage AE (an indoor/outdoor entertainment complex), and the Rivers Casino. Additional attractions nearby include the Andy Warhol Museum (0.2 miles south; more than 100,000 visitors annually), the Carnegie Science Center (1.0 mile southwest; more than 700,000 visitors annually), the National Aviary (0.3 miles north; more than 185,000 visitors last year), and the Children’s Museum of Pittsburgh (0.2 miles north; approximately 306,000 visitors annually).

According to a third party market research provider, the estimated 2019 population within a three- and five-mile radius of the Nova Place Property was approximately 152,277 and 376,042, respectively; and the estimated 2019 average median income within the same radii was approximately $41,091 and $48,389, respectively.

Submarket Information – According to a third-party market research report, the Nova Place Property is situated within the Greater Downtown submarket of the Pittsburgh Office Market. As of the third quarter of 2018, the Greater Downtown submarket reported a total inventory of approximately 15.4 million square feet of office space with a 9.8% vacancy rate and average asking rent of $23.79 per square foot, gross.

The following table presents certain information relating to the appraiser’s market rent conclusions for the Nova Place Property:

Market Rent Summary(1)

	Towers 1 & 2 (Office)	Concourse (PNC)	Concourse (Data)	Concourse (Retail)
Market Rent (PSF)	$26.00	$11.75	$25.00	$10.00
Lease Term (Years)	5	10	5	5
Lease Type (Reimbursements)	Full Service	Full Service	Gross	CAM
Rent Increase Projection	2.0% per annum	2.0% per annum	2.0% per annum	2.0% per annum

(1)	Information obtained from the appraisal.

 A-3-10

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

The following table presents certain information relating to comparable office leases to Nova Place Property:

Comparable Office Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Tenant	Tenant Size (SF)	Lease Term (Yrs)	Annual Base Rent PSF	Lease Type
District Fifteen 1501 Smallman Street Pittsburgh, PA	2019/NAP	105,000	1.2 miles	97.0%	Facebook	101,886	10.0	$24.00	Net
The Freight House Offices 125 West Station Square Pittsburgh, PA	1976/NAP	104,521	1.5 miles	81.4%	UPMC	36,435	15.0	$28.25	MG
Union Trust Building 501 Grant Street Pittsburgh, PA	1916/2016	594,984	1.0 mile	83.7%	Frost, Brown, Todd	18,000	10.0	$32.25	MG
Union Trust Building 501 Grant Street Pittsburgh, PA	1916/2016	594,984	1.0 mile	83.7%	Marshall, Dennehey	46,090	10.0	$31.25	Gross
Three Crossings 2555 Smallman Street Pittsburgh, PA	2017/NAP	77,501	1.9 miles	93.6%	Robert Bosch	52,000	7.0	$31.50	MG
11 Stanwix 11 Stanwix Street Pittsburgh, PA	1970/2011	467,843	0.9 miles	93.7%	Carmeuse	44,757	5.0	$29.75	MG
EQT Plaza 625 Liberty Avenue Pittsburgh, PA	1987/NAP	615,942	0.7 miles	90.3%	Ranstad Professionals	2,503	5.0	$26.00	MG
11 Stanwix 11 Stanwix Street Pittsburgh, PA	1970/2011	467,843	0.9 miles	93.7%	GPW, PC	21,645	8.0	$24.50	MG

(1)	Information obtained from the appraisal and third party reports.

Escrows.

Real Estate Taxes – The Nova Place Whole Loan documents require an upfront real estate tax reserve of $459,339 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $153,115).

Insurance – The Nova Place Whole Loan documents do not require ongoing monthly escrows for insurance premiums so long as (i) no event of default has occurred and is continuing, (ii) the Nova Place Borrower provides the lender with evidence that the Nova Place Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect, and (iii) the Nova Place Borrower provides the lender with evidence of timely payment of the insurance premiums and renewals.

Replacement Reserve – The Nova Place Whole Loan documents require ongoing monthly replacement reserves in an amount equal to one-twelfth of $0.25 per square foot (currently $23,807), subject to a cap of $0.75 per square foot (currently $857,059) (the “Replacement Reserve Cap”). The Replacement Reserve and the Replacement Reserve Cap may be adjusted if the net rentable square footage of the Nova Place Property was to change following any partial defeasance and/or partial release (see “Partial Defeasance and Partial Release” section).

Leasing Reserve – The Nova Place Whole Loan documents require ongoing monthly general TI/LC reserves in an amount equal to one-twelfth of $0.80 per square foot (currently $76,183), subject to a cap of $2.40 per square foot (currently $2,742,588) (the “Leasing Reserve Cap”). The Leasing Reserve and the Leasing Reserve Cap may be adjusted if the net rentable square footage of the Nova Place Property was to change following any partial defeasance and/or partial release (see “Partial Defeasance and Partial Release” section).

Closing Date Leasing Reserve – The Nova Place Whole Loan documents require an upfront reserve totaling $4,000,000 for qualified leasing expenses according to the terms of the loan documents. The Closing Date Leasing Reserve funds are not considered with respect to the Leasing Reserve Cap.

Existing TI/LC Reserve – The Nova Place Whole Loan documents require an upfront reserve totaling $1,587,057 related to outstanding tenant improvement and leasing commission (“TI/LC”) obligations with respect to eight tenants. As long as no event of default is continuing, if any Existing TI/LC Reserve funds are remaining after applying the funds to the stipulated tenants, the Nova Place Borrower has the right to apply the remaining funds to the Leasing Reserve and such funds will be considered with respect to the Leasing Reserve Cap.

PNC Rollover Reserve – Upon the occurrence of a PNC Trigger Period (see “Lockbox and Cash Management” section) specifically related to PNC, all excess cash flow will be deposited into the PNC Rollover Reserve, subject to a cap of $10.0 million. Upon a PNC Termination Event (as defined below), as long as no event of default is continuing, the Nova Place Borrower has the right to direct the lender to transfer any Leasing Reserve funds and/or Closing Date Leasing Reserve funds to the PNC Rollover Reserve. If, upon the occurrence

 A-3-11

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

of a PNC Termination Event, the balance in the PNC Rollover Reserve is less than $10.0 million, the Nova Place Borrower is required to deposit with the lender an amount (in the form of cash or letter of credit) that would cause the balance to equal $10.0 million.

A “PNC Termination Event” will occur upon PNC’s lease expiring, terminating, or being no longer in full force and effect.

Lockbox and Cash Management. The Nova Place Whole Loan documents require that the borrower establish and maintain a lender-controlled lockbox account and that the borrower direct all tenants to pay rent directly into such lockbox account. The Nova Place Whole Loan documents also require that all rents received by the Nova Place Borrower or the property manager be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds on deposit in the lockbox account will be disbursed to the Nova Place Borrower. During a Cash Trap Event Period, all funds in the lockbox account are required to be swept each business day into the cash management account, and all excess cash flow is required to be swept to an excess cash flow subaccount held by the lender. During a Cash Trap Event Period caused solely by a PNC Trigger Period (as defined below) specifically related to PNC, all excess cash flow is required to be deposited into the PNC Rollover Reserve, subject to a cap of $10.0 million.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;

(ii)	the NCF DY falling below 7.0% at the end of any calendar quarter; or

(iii)	the commencement of a PNC Trigger Period (as defined below).

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clauses (i), (ii) and (iii) above, payment in full or defeasance in full of the Nova Place Whole Loan;

●	with regard to clause (i), the cure of such event of default;

●	with regard to clause (ii), (A) the NCF DY being equal to or greater than 7.0% for two consecutive calendar quarters, or (B) the Nova Place Borrower delivering to the lender a letter of credit or cash in an amount that, if applied to prepay the outstanding principal amount of the Nova Place Whole loan, would cause the NCF DY to equal 7.0%; or

●	with regard to clause (iii), a PNC Trigger Period Cure (as defined below).

A “PNC Trigger Period” will commence upon the earliest to occur of the following:

(i)	PNC providing written notice of its intention to terminate or cancel its lease;

(ii)	a default, beyond any notice and grace period, under PNC’s lease;

(iii)	PNC filing, as a debtor, a bankruptcy or similar insolvency proceeding, or otherwise becoming involved, as a debtor, in a bankruptcy or any similar insolvency proceeding;

(iv)	PNC’s lease expiring, terminating, or no longer being in full force and effect;

(v)

PNC going dark, vacating, ceasing to occupy, or ceasing to conduct business in 50.0% or more of its premises and its credit rating being downgraded to Baa3 or lower by Moody’s or to an equivalent rating by another rating agency which has rated or continues to rate any securitization to which any note(s) of the Nova Place Whole Loan are contributed (“Applicable Rating Agency”); or

(vi)

PNC failing to renew or extend its lease on the terms set forth in its lease on or prior to the earlier of (y) 18 months prior to its lease expiration or (z) the deadline to extend or renew such lease (PNC’s lease currently stipulates an 18-month notice period).

A “PNC Trigger Period Cure” will occur upon the earliest of the following:

●

solely with respect to a PNC Trigger Period specifically related to PNC, the amount in the PNC Rollover Reserve being equal to $10.0 million; provided that, upon the occurrence of a PNC Termination Event, the Nova Place Borrower is required to cause the balance of the PNC Rollover Reserve to be equal to $10.0 million within 10 business days (see “Escrows” section above);

●

with regard to clause (i) above, (x) a Qualified Re-Tenanting Event (as defined below), (y) an Acceptable Lease Extension (as defined below), or (z) PNC revoking or rescinding all applicable termination or cancellation notices;

●	with regard to clause (ii) above, (x) the applicable default having been cured, or (y) in the event PNC’s lease is terminated as a result of such default, a Qualified Re-Tenanting Event;

●

with regard to clause (iii) above, (x) PNC’s lease having been affirmed or assumed in the applicable bankruptcy proceeding and PNC having cured any monetary defaults (or, if applicable, the dismissal of the PNC lease from the proceeding, provided that the bankruptcy (after dismissal) does not have a material adverse effect on PNC’s ability to perform its obligations pursuant to its lease), (y) in the event the PNC lease is rejected in the applicable bankruptcy proceeding, a Qualified Re-Tenanting Event or (z) an Acceptable Lease Extension;

●	with regard to clause (iv) and (vi) above, (x) a Qualified Re-Tenanting Event, or (y) an Acceptable Lease Extension; and

●

with regard to clause (v) above, (x) PNC re-commences operations in 50.0% or more of its space, (y) a Qualified Re-Tenanting Event with respect to the same (or substantially the same) amount of space that was terminated or cancelled which provides for rent that is equal to or greater than the rent previously being paid by PNC, or (z) the credit rating of PNC is subsequently raised above Baa3 by Moody’s (or its equivalent from another Applicable Rating Agency), or an entity with a credit rating above Baa3 by Moody’s (or its equivalent from another Applicable Rating Agency) becomes the guarantor of the applicable PNC lease.

Notwithstanding the foregoing, unless otherwise noted, any reference to PNC in the definitions of PNC Trigger Period and PNC Trigger Period Cure above shall also apply to any tenant that occupies at least 400,000 square feet (in the aggregate) of the Nova Place Property (or any lease guarantor of any such tenant).

A “Qualified Re-Tenanting Event” will occur upon the applicable space being leased to one or more tenants and the lender receiving satisfactory evidence, including, without limitation, a satisfactory estoppel certificate from each replacement tenant affirming, among

 A-3-12

Office – CBD 100 South Commons Pittsburgh, PA 15212	Loan #1 Nova Place	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$71,000,000 70.0% 2.17x 9.7%

other conditions outlined in the Nova Place Whole Loan documents, that (i) each such replacement lease is in full force and effect, (ii) each such replacement tenant is paying full, unabated rent (or such abatement having been reserved) and is in occupancy and open for business in at least 50.0% of its space (or is scheduled to be in occupancy and open for business in substantially all of its space within nine months), and (iii) all tenant improvement costs and leasing commissions have been paid (or such expenses having been reserved).

An “Acceptable Lease Extension” means an extension or renewal of the applicable lease in accordance with the Nova Place Whole Loan documents either (A) with respect to all (or substantially all) of the applicable space, or (B) which lease, if related to less than substantially all of the applicable space, provides for rent that is equal to or greater than the rent under the applicable lease immediately prior to such extension or renewal.

Property Management. The Nova Place Property is managed by an affiliate of the borrower.

Partial Defeasance and Partial Release. Following the lockout release date and prior to March 11, 2029, in connection with a bona fide third-party sale, the Nova Place Borrower has the right to partially defease any of condominium units 1, 2, 4, 5, or 7 (unit 6 may not be defeased), provided that units 1, 2 and 7 must be defeased simultaneously (the “Permitted Defeasance/Release Collateral”), provided, further, that, among other things, (i) no event of default has occurred and is continuing, (ii) payment of a release price of 120.0% of the allocated loan amount with respect to the individual property being released, and (iii) the NCF DY of the remaining properties must be greater than the greater of (x) the NCF DY prior to the release and (y) 8.55%, (iv) a legal opinion covering compliance in all respects with all laws, rules and regulations governing REMICs has been delivered; and (v) rating agency confirmation is received.

In addition, at any time prior to the maturity date of the Nova Place Whole Loan, in connection with a bona fide third-party sale, the Nova Place Borrower has the right to partially release any of the Permitted Defeasance/Release Collateral, subject to conditions (i) through (v) above, plus the payment of the applicable yield maintenance premium. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the Preliminary Prospectus.

Nova Place Property Condominium Units

Condominium Unit	Building Location	Current Occupancy	Allocated Cut-off Date Balance	% of Cut-off Date Balance	Appraised Value	Annual U/W Base Rent	% of Annual U/W Base Rent
1, 2, 7(1)	Concourse	94.9%	$66,098,475	47.2%	$94,450,000	$7,680,039	44.6%
4	Tower 1	85.0%	$19,105,224	13.6%	$27,300,000	$3,384,082	19.7%
5	Tower 2	65.5%	$34,291,427	24.5%	$49,000,000	$5,115,133	29.7%
6(2)	Garage Unit	65.1%(3)	$20,504,874	14.6%	$29,300,000	$1,033,957(3)	6.0%(3)
Total/Weighted Average		84.0%	$140,000,000	100.0%	$200,050,000	$17,213,211	100.0%

(1)	All numbers shown represent the aggregate of condominium units 1, 2 and 7, as such condominium units are required to be partially defeased or partially released simultaneously.

(2)	Condominium unit 6 (the Garage Unit) is not permitted to be partially defeased or partially released.

(3)	Current Occupancy and Annual U/W Base Rent for the Garage Unit represents 93,002 square feet of rentable area consisting primarily of data closets and storage. Income from the 3,000 parking spaces is not included in underwritten base rent and is represented on a separate line item in the lender’s underwriting totaling $2,971,725 (see “Cash Flow Analysis” table below).

Right of First Refusal. PNC has a Right of First Refusal (“ROFR”) to purchase condominium unit 1 of the Nova Place Property if the Nova Place Borrower receives other offers to purchase condominium unit 1 that it is otherwise willing to accept, and the remaining unexpired term of the PNC lease is at least 10 years (including extension options). The ROFR is not extinguished by foreclosure; however, the ROFR does not apply to foreclosure or deed in lieu thereof.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Nova Place Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Nova Place Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity (provided that if TRIPRA or a similar statute is not in effect, the Nova Place Borrower will not be obligated to pay terrorism insurance premiums in excess of two times the premium for the casualty and business interruption coverage on a stand-alone basis).

 A-3-13

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

 A-3-14

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

 A-3-15

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

188 Spear Street
188 Spear Street
San Francisco, CA 94105
San Francisco Bay
Chinatown
Financial District
Union Square
SoMa
SAN FRANCISCO
South Beach
Mission Bay
McCovey Cove
BART
Jackson St
Washington St
Clay St
Sacramento St
California St
Pine St
Bush St
Sutter St
Post St
Geary St
O'Farrell St
Market St
Mission St
Howard St
Folsom St
Harrison St
Bryant St
Brannan St
Townsend St
King St
Embarcadero
Columbus Ave
Battery St
Drumm St
Front St
Montgomery St
Kearny St
Grant Ave
Stockton St
Powell St
Mason St
Sansome St
Beale St
Main St
Spear St
Fremont St
1st St
2nd St
3rd St
4th St
5th St
6th St
Tehama St
Clementina St
Minna St
Natoma St
Ritch St
Bluxome St
Delancey St
CABLE CAR LINE
CENTRAL SUBWAY (Under Constr.)
Transamerica Pyramid
Portsmouth Square
Maritime Plaza
EMBARCADERO CENTER
Justin Herman Plaza
Ferry Building
Ferry Building Marketplace
EMBARCADERO & WASHINGTON
One Market Plaza
101 California
California Center
Bank of America Bldg.
Omni San Francisco
The Fairmont SF
InterContinental Mark Hopkins
Ritz Carlton
Federal Reserve Bank of SF
DON CHEE/ STEUART ST
100 Spear
Pacific Gas and Electric
Park Tower at Transbay (Under Constr.)
Gap HQ
DocuSign
EMBARCADERO & FOLSOM
Google SF
Twilio
The Infinity Towers
The Wharton School, Univ. of PA
EMBARCADERO & HARRISON
Fusionstorm
455 Market Street
50 Fremont Center
Millennium Tower
Salesforce Tower
Fitbit
Bit Torrent
Okta
TRANSBAY TRANSIT CENTER
Golden Gate University
MONTGOMERY
JPMorgan Chase Bldg.
WeWork
Academy of Art University
Sir Francis Drake
Grand Hyatt SF
Crocker Galleria
Macy's
Four Seasons Hotel SF
Westfield San Francisco Centre
Hallidie Plaza
POWELL
Yerba Buena Center for the Arts
Yerba Buena Gardens
Museum of the African Diaspora
The Mexican Museum
LinkedIn
SF Museum of Modern Art
Yerba Buena Ctr. for the Arts Theatre
Metreon
MOSCONE CONVENTION CENTER
Moscone Ctr. North
Moscone Ctr. South
Moscone Ctr. West
YERBA BUENA SQUARE
Children's Creativity Museum
Riverbed Technology
UBM Tech
Terra Gallery and Event Ctr.
One Rincon Hill
SF Mint
Univ. of the Pacific School of Dentistry
Yahoo
InterContinental SF
Comcast SportsNet
Lamplighter Music Theatre
South Park
GitHub
Dropbox
SF-Oakland Bay Bridge
EMBARCADERO & BRANNAN
KING & 2ND
Oracle Park
CALTRAIN DEPOT
CALTRAIN
4TH & KING
4TH & BRANNAN
MUNI METRO
Pier 48
Pier 50
MISSION ROCK
Univ. of California - San Francisco Mission Bay Campus
San Francisco Intl. Airport 11 miles
80
280
San Rafael
Richmond
Concord
Pittsburg
Berkeley
Walnut Creek
OAKLAND
SAN FRANCISCO
Alameda
Daly City
South San Francisco
San Ramon
Dublin
Pleasanton
Castro Valley
San Leandro
Hayward
Union City
Fremont
San Mateo
Redwood City
Palo Alto
Mtn. View
Sunnyvale
Santa Clara
SAN JOSE
Milpitas
Pacific Ocean
San Francisco Bay

 A-3-16

No. 2 – 188 Spear Street

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Office – CBD
	Original Principal Balance(1):	$47,000,000		Location:	San Francisco, CA
	Cut-off Date Balance(1):	$47,000,000		Size:	218,669 SF
	% of Initial Pool Balance:	6.4%		Cut-off Date Balance Per SF(1):	$571.64
	Loan Purpose:	Refinance		Maturity Date Balance Per SF(1):	$571.64
	Borrower Sponsor:	Shorenstein Company LLC		Year Built/Renovated:	1972/2012
	Guarantor:	Shorenstein Company LLC		Title Vesting:	Fee
	Mortgage Rate:	3.5700%		Property Manager:	Self-managed
	Note Date:	June 5, 2019		Current Occupancy (As of):	100.0% (4/1/2019)
	Seasoning:	1 month		YE 2018 Occupancy:	99.8%
	Maturity Date:	June 6, 2029		YE 2017 Occupancy:	99.8%
	IO Period:	120 months		YE 2016 Occupancy:	99.8%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	99.8%
	Amortization Term (Original):	NAP		Appraised Value:	$217,000,000
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value Per SF:	$992.37
	Call Protection(2):	L(25),D(88),O(7)		Appraisal Valuation Date:	April 29, 2019
	Lockbox Type:	Hard/Springing Cash Management		Underwriting and Financial Information
	Additional Debt:	Yes		TTM NOI (3/31/2019)(4):	$10,609,308
	Additional Debt Type (Balance):	Pari Passu ($78,000,000); Future Mezzanine		YE 2018 NOI:	$10,574,060
				YE 2017 NOI:	$9,598,688
				YE 2016 NOI:	$8,964,264
				U/W Revenues:	$18,164,582
				U/W Expenses:	$5,025,347
Escrows and Reserves(3)				U/W NOI(4):	$13,139,235
	Initial	Monthly	Cap	U/W NCF:	$12,782,805
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF(1):	2.90x/2.82x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF(1):	10.5%/10.2%
Replacement Reserve	$0	Springing	$87,468	U/W Debt Yield at Maturity based on NOI/NCF(1):	10.5%/10.2%
TI/LC Reserve	$0	Springing	$656,007	Cut-off Date LTV Ratio(1):	57.6%
Amazon Free Rent Reserve	$2,486,946	$0	NAP	LTV Ratio at Maturity(1):	57.6%
Outstanding TI/LC Reserve	$6,448,233	$0	NAP

Sources and Uses
Sources			Uses
Original loan amount	$125,000,000	100.0%	Loan payoff(5)	$85,009,418	68.0%
			Upfront reserves	8,935,179	7.1
			Closing costs	790,693	0.6
			Return of equity	30,264,710	24.2
Total Sources	$125,000,000	100.0%	Total Uses	$125,000,000	100.0%

(1)	The 188 Spear Street Mortgage Loan (as defined below) is part of the 188 Spear Street Whole Loan (as defined below), which comprises three pari passu notes with an aggregate original balance of $125,000,000. All statistical information related to the Cut-off Date Balance per Unit, Maturity Date Balance per Unit, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the 188 Spear Street Whole Loan.

(2)	Defeasance of the 188 Spear Street Whole Loan is permitted at any time after the earlier of (i) two years after the closing date that includes the last note to be securitized or (ii) June 5, 2022. The assumed lockout period of 25 months is based on the WFCM 2019-C51 securitization trust closing date of July 2019.

(3)	See “Escrows” section.

(4)	The increase in TTM NOI 3/31/2019 to U/W NOI is driven by Amazon’s October 2018 lease renewal and $944,439 of underwritten straight-lined rent from Amazon. Underwritten in-place rent for Amazon totals $9,947,784 ($77.00 PSF) which is based on Amazon’s lease renewal executed October 2018. Amazon’s in-place rent prior to the rent increase commencement date totalled $6,769,368 ($52.40 PSF), thus an increase of approximately $3.2 million.

(5)	The loan payoff includes defeasance costs to refinance a loan originated in the WFRBS 2013-C13 trust.

The Mortgage Loan. The mortgage loan (the “188 Spear Street Mortgage Loan”) is part of a whole loan (the “188 Spear Street Whole Loan”) in the original principal balance of $125,000,000. The 188 Spear Street Whole Loan is secured by a first priority fee mortgage encumbering a Class A office property located in San Francisco, California (the “188 Spear Street Property”). See “Description of the Mortgage Pool – The Whole Loans – The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

 A-3-17

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$47,000,000	$47,000,000	WFCM 2019-C51	No
A-2	$60,000,000	$60,000,000	Barclays Capital Real Estate Inc.	Yes
A-3	$18,000,000	$18,000,000	Barclays Capital Real Estate Inc.	No
Total	$125,000,000	$125,000,000

The Borrower and Borrower Sponsor. The borrower is 188 Spear Street LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 188 Spear Street Whole Loan. The borrower sponsor and non-recourse carve-out guarantor of the 188 Spear Street Whole Loan is Shorenstein Company LLC.

According to the borrower sponsor, Shorenstein Company LLC is one of the oldest and most active real estate organizations in the nation, specializing in the ownership of high-quality office and residential properties. According to the borrower sponsor, the company’s current portfolio totals approximately 25 million square feet (including 2.3 million square feet under development) in 20 markets with a gross value of approximately $9.0 billion. Shorenstein Company LLC is headquartered in San Francisco and currently owns seven properties totaling 3.3 million square feet in that market. Shorenstein Company LLC also provides asset management, leasing, property management and construction services to the properties in its portfolio through its wholly-owned property services affiliate, Shorenstein Realty Services. Shorenstein Company LLC has two prior foreclosures on unrelated retail properties. The 188 Spear Street Property was also acquired by the borrower from a mezzanine note holder following a foreclosure on the related ownership interest in November 2009. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The 188 Spear Street Property is a 12-story Class A office building totaling 218,669 square feet and located in San Francisco, California. The first eight stories of the building were originally constructed in 1972. The borrower sponsor acquired the 188 Spear Street Property in 2009 and in 2012, expanded the property adding floors 9 to 12, and renovated the 188 Spear Street Property to include a new canopied street front entry and a double story lobby. The renovation resulted in the 188 Spear Street Property receiving LEED Gold Certification. The 188 Spear Street Property offers floorplates of approximately 18,500 square feet. The upper floors of the 188 Spear Street Property offer panoramic views of the Bay Bridge and San Francisco Bay. The 188 Spear Street Property offers a subterranean parking garage with access to 68 parking spots and is located less than a quarter of a mile from the Embarcadero Bay Area Rapid Transit (BART) stop. As of April 1, 2019, the 188 Spear Street Property was 100.0% leased to two office tenants (92.6% of net rentable area) and six commercial tenants (7.4% of net rentable area).

Major Tenants.

Largest Tenant: Amazon (A+/A3/AA- by Fitch/Moody’s/S&P; 129,192 square feet; 59.1% of net rentable area; 59.0% of underwritten base rent; 1/1/2027 lease expiration) – Amazon (NASDAQ: AMZN) is an American e-commerce company headquartered in Seattle, Washington. Founded in 1994, Amazon is now one of the largest online retailers in the world selling a wide range of products, services and entertainment to consumers. Amazon has reported that net sales have increased by 17.0% to $59.7 billion in the first quarter of 2019 compared to $51.0 billion in the first quarter of 2018. Amazon currently employs 647,500 employees as of year-end 2018, up 14.4% from the year-end 2017. The 188 Spear Street Property serves as the location for Amazon Music, the Goodreads division (a social cataloging website that allows free searches of its database of books, annotations and reviews) and development of Echo and Alexa devices (smart Bluetooth speakers and voice-controlled personal assistants). Amazon has been at the 188 Spear Street Property since 2012 and has expanded from 83,477 square feet to 129,192 square feet over the last seven years. In October 2018, Amazon exercised an 86-month extension on their existing space and signed a new 8,510 square foot lease to backfill a tenant vacating in July 2019.

2nd Largest Tenant: New Relic (73,392 square feet; 33.6% of net rentable area; 36.2% of underwritten base rent; 7/1/2027 lease expiration) – Founded in 2007, New Relic (NYSE: NEWR) is an American software analytics company based in San Francisco. New Relic’s technology, delivered as a software as a service (SaaS) model, monitors web and mobile applications in real-time with support for customer-built plug-ins to collect different types of data. New Relic serves over 17,000 global customers, with major partnerships including IBM Cloud, Amazon Web Services, Microsoft Azure, Google Cloud Platform and Pivotal Cloud Foundry. New Relic was recently recognized as a 2019 Gartner Customers’ Choice as the highest peer-rated application performance management vendor. The 188 Spear Property serves as New Relic’s headquarters. New Relic has been a tenant at the 188 Spear Street Property since 2012 and in November 2017, exercised an early renewal, extending their lease by seven years. New Relic also has exclusive access to the maintenance deck on the roof of the building.

 A-3-18

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

The following table presents certain information relating to the tenancy at the 188 Spear Street Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Amazon	A+/A3/AA-	129,192	59.1%	$77.00(3)	$9,947,784(3)	59.0%	1/1/2027	1, 5-year(4)	N
New Relic	NR/NR/NR	73,392	33.6%	$83.04	$6,094,739	36.2%	7/1/2027	1, 5-year(5)	N
Total Major Tenants		202,584	92.6%	$79.19	$16,042,523	95.2%

Non-Major Retail Tenants		16,085	7.4%	$50.20	$807,478	4.8%

Occupied Collateral Total		218,669	100.0%	$77.06	$16,850,001	100.0%

Vacant Space		0	0.0%

Collateral Total		218,669	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through May 2020 totaling $22,619.

(3)	Annual U/W Base Rent PSF and Annual U/W Base Rent for Amazon includes straight-line rent averaging over the remaining lease term totaling $944,439.

(4)	Amazon has one, 5-year renewal option at 95% of the fair market rent at the time of the renewal.

(5)	New Relic has one, 5-year renewal option at the fair market rent at the time of the renewal.

The following table presents certain information relating to the lease rollover schedule at the 188 Spear Street Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(3)	0	1,020	0.5%	1,020	0.5%	$0	0.0%	$0.00
2019	0	0	0.0%	1,020	0.5%	$0	0.0%	$0.00
2020	1	1	0.0%	1,021	0.5%	$60,531	0.4%	$60,530.76
2021	0	0	0.0%	1,021	0.5%	$0	0.0%	$0.00
2022	3	7,043	3.2%	8,064	3.7%	$321,812	1.9%	$45.69
2023	3	8,022	3.7%	16,086	7.4%	$485,667	2.9%	$60.54
2024	0	0	0.0%	16,086	7.4%	$0	0.0%	$0.00
2025	0	0	0.0%	16,086	7.4%	$0	0.0%	$0.00
2026	0	0	0.0%	16,086	7.4%	$0	0.0%	$0.00
2027	2	202,583	92.6%	218,669	100.0%	$15,981,992	94.8%	$78.89
2028	0	0	0.0%	218,669	100.0%	$0	0.0%	$0.00
2029	0	0	0.0%	218,669	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	218,669	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	218,669	100.0%	$0	0.0%	$0.00
Total/Weighted Average	9	218,669	100.0%			$16,850,001	100.0%	$77.06

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	MTM includes 1,020 square foot of storage space with no attributable U/W Base Rent.

 A-3-19

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

The following table presents historical occupancy percentages at the 188 Spear Street Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	4/1/2019(2)
99.8%	99.8%	99.8%	99.8%	100.0%
(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 188 Spear Street Property:

Cash Flow Analysis

	2016	2017(1)	2018(1)	TTM 3/31/2019(2)	U/W(2)	%(3)	U/W $ per SF
Base Rent	$11,942,287	$12,436,932	$13,575,292	$13,693,419	$16,827,382	88.1%	$76.95
Contractual Rent Steps	0	0	0	0	967,058	5.1	4.42
Grossed Up Vacant Space	0	0	0	0	0	0.0	0.00
Gross Potential Rent	$11,942,287	$12,436,932	$13,575,292	$13,693,419	$17,794,440	93.2%	$81.38
Other Income	422,032	422,657	499,314	507,889	507,889	2.7	2.32
Total Recoveries	585,392	999,892	874,669	951,255	791,552	4.1	3.62
Net Rental Income	$12,949,712	$13,859,480	$14,949,275	$15,152,563	$19,093,881	100.0%	$87.32
(Vacancy & Credit Loss)	0	0	0	0	(929,300)(4)	(5.2)	(4.25)
Effective Gross Income	$12,949,712	$13,859,480	$14,949,275	$15,152,563	$18,164,582	95.1%	$83.07

Real Estate Taxes	830,484	1,154,528	1,035,532	1,040,030	866,127	4.8	3.96
Insurance	588,904	301,938	475,665	475,665	519,362	2.9	2.38
Management Fee	399,040	424,635	458,043	462,481	544,937	3.0	2.49
Other Operating Expenses	2,167,019	2,379,691	2,405,974	2,565,079	3,094,920	17.0	14.15
Total Operating Expenses	$3,985,448	$4,260,793	$4,375,215	$4,543,255	$5,025,346	27.7%	$22.98

Net Operating Income	$8,964,264	$9,598,688	$10,574,060	$10,609,308	$13,139,235	72.3%	$60.09
Replacement Reserves	0	0	0	0	28,427	0.2	0.13
TI/LC	0	0	0	0	328,004	1.8	1.50
Net Cash Flow	$8,964,264	$9,598,688	$10,574,060	$10,609,308	$12,782,805	70.4%	$58.46

NOI DSCR(5)	1.98x	2.12x	2.33x	2.34x	2.90x
NCF DSCR(5)	1.98x	2.12x	2.33x	2.34x	2.82x
NOI Debt Yield(5)	7.2%	7.7%	8.5%	8.5%	10.5%
NCF Debt Yield(5)	7.2%	7.7%	8.5%	8.5%	10.2%

(1)	The increase in Base Rent from 2017 to 2018 is due to rent increases for five tenants and the execution of leases for Lee’s Deli in May 2018 and Heyday in April 2018.

(2)	The increase in Gross Potential Rent from TTM 3/31/2019 to U/W is driven by Amazon’s October 2018 lease renewal and $944,439 of underwritten straight-lined rent for Amazon. Underwritten in-place rent for Amazon totals $9,947,784 ($77.00 PSF) which is based on Amazon’s lease renewal executed October 2018. Amazon in-place rent prior to the rent increase commencement date totaled $6,769,368 ($52.40 PSF), thus an increase of approximately $3.2 million.

(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(4)	The underwritten economic vacancy is 5.0%. The 188 Spear Street Property was 100.0% physically occupied as of April 1, 2019.

(5)	Based on the 188 Spear Street Whole Loan.

Appraisal. The appraiser concluded to an “as-is” Appraised Value for the 188 Spear Street Property of $217,000,000 as of April 29, 2019.

Environmental Matters. According to the Phase I environmental site assessment dated May 6, 2019, there was no evidence of any recognized environmental conditions at the 188 Spear Street Property.

Market Overview and Competition. The 188 Spear Street Property is located in the central business district of San Francisco, California within the South Financial District submarket. According to the appraisal, the unemployment rate in the San Francisco metropolitan statistical area hit a historic low in January 2019 and continues to fall despite labor force gains. Specifically, the South Financial District submarket has been one of the best performing major central business district submarkets in the United States during the most recent expansion period according to a third party research report. The South Financial District submarket’s vacancy rate fell to a 15-year low in 2016, and cumulative rent growth from 2010 to 2016 was approximately 110%, outpacing major central business district areas such as New York City’s World Trade Center, Downtown Seattle and Chicago’s Central Loop. San Francisco’s new Transbay Transit Center (approximately 0.3 miles from the 188 Spear Street Property) is expected to reopen in summer 2019 and has prompted

 A-3-20

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

new building development in the South Financial District submarket, attracting technology companies such as Salesforce.com, Uber, Fitbit, LinkedIn and Facebook. The South Financial District submarket also contains major financial and legal tenants such as Blackstone, Wells Fargo and Morrison Foerster LLP. Access to the 188 Spear Street Property is provided by the Embarcadero Bay Area Rapid Transit stop (0.2 miles from the 188 Spear Street Property), the California Street and Drumm Street cable car stop (0.4 miles from the 188 Spear Street Property) and bus services serving Marin County (within one block of the 188 Spear Street Property).

According to the appraisal, the 2018 population within a one, three- and five-mile radius of the 188 Spear Street Property was approximately 49,856, 360,247 and 621,551, respectively. The 2018 average household income within the same radii was approximately $133,857, $130,106 and $135,256, respectively.

Submarket Information – According to a third party research report, the 188 Spear Street Property is situated within the South Financial District submarket of the San Francisco Office Market. As of the end of 2018, the South Financial District submarket reported a total inventory of approximately 29.8 million square feet with a 6.9% vacancy rate and average asking rent of $74.64 per square foot.

The following table presents certain information relating to the appraiser’s market rent conclusions for the 188 Spear Street Property:

Market Rent Summary(1)

	Office Floor 1	Office Floors 2- 8	Office Floors 9- 12	Retail	Storage	Roof
Market Rent (PSF)	$56.00	$78.00	$82.00	$64.00	$18.00	$55,000(2)
Lease Term (Years)	5	7	7	5	7	10
Concessions	3 mos.	3 mos.	3 mos.	3 mos.	3 mos.	3 mos.
Lease Type (Reimbursements)	Gross	Gross	Gross	Net	None	None
Rent Increase Projection	3.0% per annum	3.0% per annum	3.0% per annum	3.0% per annum	Flat	3.0% per annum
Tenant Improvements (New Tenants) (PSF)	$30.00	$70.00	$70.00	$30.00	$0.00	$0.00
Tenant Improvements (Renewals) (PSF)	$10.00	$25.00	$25.00	$10.00	$0.00	$0.00

(1)	Information obtained from the appraisal.

(2)	Roof Market Rent is measured in total dollar amount.

The table below presents certain information relating to comparable sales pertaining to the 188 Spear Street Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
246 1st Street	San Francisco, CA	98,566	Mar-19	$125,000,416	$1,268.19
410 Townsend Street	San Francisco, CA	76,451	Feb-19	$85,999,730	$1,124.90
550 Terry Francois Boulevard	San Francisco, CA	282,773	Feb-19	$342,500,313	$1,211.22
215 Fremont Street	San Francisco, CA	373,500	Feb-19	$335,500,110	$898.26
345 Brannan Street	San Francisco, CA	120,000	Dec-18	$146,000,400	$1,216.67
500 Pine Street(2)	San Francisco, CA	56,179	Sep-18	$73,000,116	$1,299.42

(1)	Information obtained from the appraisal.

(2)	500 Pine Street is a secondary capitalization rate sale.

 A-3-21

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

The following table presents certain information relating to comparable properties to 188 Spear Street Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Adjusted Annual Base Rent PSF	TI Allowance PSF	Lease Type
Office
Spear Street Corridor 150 Spear Street San Francisco, CA	1981/NAV	264,551	0.0 miles	100.0%	10.3 Yrs	10,152	$78.00	$100.00	Gross
332 Pine Street 332 Pine Street San Francisco, CA	1912/NAV	47,733	0.6 miles	100.0%	5.2 Yrs	6,345	$80.00	$0.00	Gross
115 Sansome Street 115 Sansome Street San Francisco, CA	1913/NAV	125,310	0.7 miles	100.0%	5.2 Yrs	9,355	$77.00	$0.00	Gross
160 King Street 160 King Street San Francisco, CA	2002/NAV	167,985	1.1 miles	100.0%	10.5 Yrs	35,577	$78.00	$65.00	Gross
500 3rd Street 500 3rd Street San Francisco, CA	1927/NAV	146,961	1.2 miles	100.0%	4.0 Yrs	6,165	$78.00	$0.00	Gross
China Basin Wharfside 185 Berry Street San Francisco, CA	1922/NAV	502,579	1.5 miles	100.0%	7.5 Yrs	57,692	$86.00	$90.00	Gross
Retail
201 Spear Street San Francisco, CA	1985/NAV	252,591	0.0 miles	100.0%	5.0 Yrs	2,562	$62.00	$0.00	NNN
201 California Street San Francisco, CA	1980/NAV	272,124	0.5 miles	100.0%	15.0 Yrs	1,700	$93.00	$85.00	NNN
168 2nd Street San Francisco, CA	1907/NAV	7,200	0.5 miles	100.0%	10.0 Yrs	2,001	$94.92	$49.97	Net
455 Market Street San Francisco, CA	1987/NAV	379,203	0.7 miles	100.0%	10.0 Yrs	2,391	$80.00	$0.00	Net

(1)	Information obtained from appraisal.

Escrows.

Real Estate Taxes – The 188 Spear Street Borrower is required to make monthly payments of one-twelfth of the taxes payable during the next twelve months upon the occurrence and continuance of a Trigger Period (as defined below).

Insurance – The 188 Spear Street Borrower will not be required to make monthly payments of one-twelfth of the insurance premiums the lender estimates will be payable during the next twelve months as long as the 188 Spear Street Borrower maintains a blanket policy acceptable to the lender and a Trigger Period has not occurred or is continuing.

Replacement Reserve – The 188 Spear Street Borrower is required to make monthly payments of $3,644 into the replacement reserve account (subject to a cap of $87,468) upon the occurrence and continuance of a Trigger Period.

TI/LC Reserve – The 188 Spear Street Borrower is required to make monthly payments of $27,334 for tenant improvements and leasing commissions (subject to a cap of $656,007) upon the occurrence and continuance of a Trigger Period.

Amazon Free Rent Reserve – The 188 Spear Street Borrower is required to deposit $2,486,946 into a free rent reserve fund at closing to fund free rent for Amazon from November 2019 to January 2020.

Outstanding TI/LC Reserve – The 188 Spear Street Borrower is required to deposit $6,448,233 into a reserve to fund outstanding tenant improvements and leasing commissions for Amazon and New Relic.

Lockbox and Cash Management. The 188 Spear Street Whole Loan documents require a hard lockbox with springing cash management. At origination, the 188 Spear Street Borrower was required to deliver written instructions to tenants directing them to deposit all rents payable under such leases directly into a lender-controlled lockbox account. The 188 Spear Street Whole Loan documents require that all rents and other funds from operations received by the 188 Spear Street Borrower or the property manager be deposited into the lockbox within two business days after receipt. In the absence of a Trigger Period, funds in the lockbox account will be transferred daily to a borrower operating account. Upon the first occurrence of a Trigger Period, all amounts in the lockbox account are to be transferred daily for the payment, among other things, of the debt service, monthly escrows, and default interest. In the absence of a Cash Sweep Period (as defined below), any remaining funds after such disbursement will be returned to the 188 Spear Street Borrower. Upon the first occurrence of a Cash Sweep Period, all excess cash flow will be escrowed in an excess cash reserve account. In the event of a Cash Sweep Period due to a Major Tenant Rollover Reserve Event (as defined below), excess cash

 A-3-22

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

will be swept into a major tenant rollover reserve fund up to a cap of $50 per square foot for the applicable tenant. Funds in this reserve will be disbursed for the re-leasing of the subject space.

A “Trigger Period” will commence upon the earliest of the following:

(i)	an event of default;

(ii)	the debt yield being less than 7.0%;

(iii)	a Major Tenant Trigger Event (as defined below); or

(iv)	a Major Tenant Rollover Reserve Event.

A “Cash Sweep Period” will commence upon the earliest of the following:

(i)	an event of default;

(ii)	the debt yield being less than 7.0% for two consecutive calendar quarters;

(iii)	a Major Tenant Trigger Event; or

(iv)	a Major Tenant Rollover Reserve Event.

A Trigger Period and Cash Sweep Period will end upon the occurrence of:

●	with respect to clause (i) in each case, the end of such event of default;

●	with respect to clause (ii) in each case, the debt yield being equal to or greater than 7.0% for two consecutive calendar quarters;

●	with respect to clause (iii) in each case, the cure of such Major Tenant Trigger Event (as described below); and

●	with respect to clause (iv) in each case, the cure of such Major Tenant Rollover Reserve Event (as described below).

A “Major Tenant Trigger Event” will commence upon the earliest of the following:

(i)	a Major Tenant (as defined below) being in default under its lease;

(ii)	any bankruptcy or insolvency of a Major Tenant, its parent company or a guarantor of the Major Tenant’s lease obligations;

(iii)	with regard to Amazon, Amazon’s long-term debt rating being downgraded to Ba1 or lower by Moody’s or BB+ or lower by S&P; or

(iv)	a Major Tenant going dark in more than 50% of its space.

A Major Tenant Trigger Event will end upon the occurrence of:

●	with respect to clause (i), the cure of such event of default;

●	with respect to clause (ii), the Major Tenant (or its parent or guarantor, as applicable) no longer being insolvent or in bankruptcy;

●	with respect to clause (iii), Amazon’s long-term debt rating being higher than Ba1 by Moody’s and BB+ by S&P; and

●	with respect to clause (iv), the Major Tenant occupying more than 50% of its space and no longer being “dark.”

A “Major Tenant Rollover Reserve Event” will commence upon the earliest of the following:

(i)	the date that is 12 months prior to the expiration of an applicable Major Tenant lease (unless the Major Tenant space is re-tenanted); or

(ii)	a Major Tenant giving notice to terminate its lease or any portion of its space.

A Major Tenant Rollover Reserve Event will end upon the occurrence of:

●	with respect to clause (i) above, a Major Tenant Re-Tenanting Event (as defined below); or

●	with respect to clause (ii) above, the Major Tenant rescinding its notice to terminate and affirming in writing that its lease is in full force and effect.

A “Major Tenant Re-Tenanting Event” will occur upon:

(i)	the applicable Major Tenant renewing or extending its lease on terms acceptable to the lender and the Major Tenant paying full, unabated rent under the renewal or extension; or

(ii)	the leasing of the entire Major Tenant space to one or more replacement leases acceptable to the lender, with the new tenant being in physical occupancy of at least 50% of the space, all tenant improvements and leasing commissions having been paid to the 188 Spear Street Borrower and the new tenant(s) paying full, unabated rent under such lease(s) or the 188 Spear Street Borrower depositing the free rent amount into a reserve account with the lender.

A “Major Tenant” is any tenant with a lease or instrument guaranteeing or providing credit support for a lease that: (i) provides for net rental income representing more than 10% or more of the total net rental income for the 188 Spear Street Property, (ii) covers more than 35,000 square feet at the 188 Spear Street Property, (iii) has a lease term of more than 10 years including options to renew, or (iv) is an affiliate of the 188 Spear Street Borrower.

Property Management. The 188 Spear Street Property is managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The holders of the ownership interests in the 188 Spear Street Borrower may obtain a permitted mezzanine loan subject to the satisfaction of the requirements as set forth in the 188 Spear Street Mortgage Loan

 A-3-23

Office - CBD	Loan #2 188 Spear Street	Cut-off Date Balance:	$47,000,000
188 Spear Street		Cut-off Date LTV:	57.6%
San Francisco, CA 94105		U/W NCF DSCR:	2.82x
		U/W NOI Debt Yield:	10.5%

documents including: (i) no event of default is continuing; (ii) the aggregate loan-to-value ratio must not be greater than 57.6%; (iii) the aggregate debt yield must not be less than 8.5%; (iv) the term of the mezzanine loan is co-terminous with the senior mortgage or longer; (v) the execution of an intercreditor, subordination and standstill agreement acceptable to the lender in all respects; (vi) the mezzanine lender and mezzanine loan documents are reasonably acceptable to the lender; and (vii) rating agency confirmation; and other conditions as set forth in the 188 Spear Street Whole Loan documents.

Ground Lease. None.

Terrorism Insurance. The 188 Spear Street Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the 188 Spear Street Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

Earthquake Insurance: The 188 Spear Street Property is located within seismic zone 4 and has a probable maximum loss of 16%. The 188 Spear Whole Loan documents do not require earthquake insurance unless the property has a probable maximum loss greater than or equal to 20%. However, the borrower obtained earthquake insurance under a blanket policy with a limit of $300.0 million per occurrence.

 A-3-24

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-25

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

 A-3-26

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

 A-3-27

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

450-460 Park Avenue South
450-460 Park Avenue South
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 A-3-28

No. 3 – 450-460 Park Avenue South

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Wells Fargo Bank, National Association		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Office – CBD
	Original Principal Balance:	$45,000,000		Location:	New York, NY
	Cut-off Date Balance:	$45,000,000		Size:	182,845 SF
	% of Initial Pool Balance:	6.2%		Cut-off Date Balance Per SF(3):	$410.18
	Loan Purpose:	Refinance		Maturity Date Balance Per SF(3):	$410.18
	Borrower Sponsors:	Joseph Moinian; Jacob Orfali; David Adelipour		Year Built/Renovated:	1912/2019
	Guarantors:	Joseph Moinian; Jacob Orfali; David Adelipour		Title Vesting:	Fee
	Mortgage Rate:	3.7000%		Property Manager:	Self-managed
	Note Date:	May 1, 2019		Current Occupancy (As of):	95.1% (5/1/2019)
	Seasoning:	2 months		YE 2018 Occupancy:	95.5%
	Maturity Date:	May 11, 2029		YE 2017 Occupancy:	85.8%
	IO Period:	120 months		YE 2016 Occupancy:	89.1%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	98.3%
	Amortization Term (Original):	NAP		Appraised Value:	$205,000,000
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value Per SF:	$1,121.17
	Call Protection(1):	L(26),D(87),O(7)		Appraisal Valuation Date:	March 26, 2019
	Lockbox Type:	Hard/Springing Cash Management		Underwriting and Financial Information
	Additional Debt:	Yes		YE 2018 NOI(4):	$2,453,518
	Additional Debt Type (Balance):	Pari Passu ($30,000,000)		YE 2017 NOI(4):	$3,864,104
				YE 2016 NOI(4):	$4,939,485
				YE 2015 NOI:	NAV
				U/W Revenues:	$12,784,100
				U/W Expenses:	$3,976,506
Escrows and Reserves(2)				U/W NOI(4):	$8,807,594
	Initial	Monthly	Cap	U/W NCF:	$8,405,335
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF(3):	3.12x / 2.98x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF(3):	11.7% / 11.2%
Replacement Reserve	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF(3):	11.7% / 11.2%
TI/LC Reserve	$0	Springing	NAP	Cut-off Date LTV Ratio(3):	36.6%
Rent Concession Reserve	$2,438,878	$0	NAP	LTV Ratio at Maturity(3):	36.6%
Existing TI/LC Obligations Reserve	$4,509,708	$0	NAP

Sources and Uses
Sources			Uses
Original whole loan amount(3)	$75,000,000	100.0%	Loan payoff	$54,942,262	73.3%
			Upfront reserves	6,948,585	9.3
			Closing costs	4,633,585	6.2
			Return of equity	8,475,568	11.3
Total Sources	$75,000,000	100.0%	Total Uses	$75,000,000	100.0%

(1)	Defeasance of the 450-460 Park Avenue South Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last note of the 450-460 Park Avenue South Whole Loan to be securitized and (b) June 11, 2022. The assumed defeasance lockout period of 26 payments is based on the closing date of this transaction in July 2019.
(2)	See “Escrows” section.
(3)	All statistical information related to the Cut-off Date Balance per SF, Maturity Date Balance Per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the 450-460 Park Avenue South Whole Loan (as defined below).
(4)	See “Cash Flow Analysis” section for a discussion of historical NOI fluctuations and the increase in U/W NOI compared to the most recent NOI.

The Mortgage Loan. The mortgage loan (the “450-460 Park Avenue South Mortgage Loan”) is part of a whole loan (the “450-460 Park Avenue South Whole Loan”) in the original principal balance of $75,000,000. The 450-460 Park Avenue South Whole Loan is secured by a first priority mortgage encumbering the fee interest in a class B office property in New York, New York (the “450-460 Park Avenue South Property”). The 450-460 Park Avenue South Mortgage Loan represents the controlling Note A-1, which had an original principal balance of $45,000,000. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

 A-3-29

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

Note Summary

Notes	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$45,000,000	$45,000,000	WFCM 2019-C51	Yes
A-2	$30,000,000	$30,000,000	Wells Fargo Bank, National Association	No
Total	$75,000,000	$75,000,000

The Borrower and Borrower Sponsors. The borrower is 460 Park Avenue South Associates LLC, a New York limited liability company (the “450-460 Park Avenue South Borrower”) and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 450-460 Park Avenue South Whole Loan. The borrower sponsors and non-recourse carve-out guarantors of the 450-460 Park Avenue South Whole Loan are Joseph Moinian, Jacob Orfali and David Adelipour. Messrs. Moinian, Orfali and Adelipour each hold an equity interest of approximately 33.3% in the 450-460 Park Avenue South Borrower.

Joseph Moinian founded The Moinian Group (“Moinian”), a privately held real estate firm that develops, owns and operates properties across multiple asset categories, including office, hotel, retail, condos and rental apartments. Since its founding in 1982, Moinian has amassed a portfolio in excess of 20 million square feet across major markets including New York, Chicago, Dallas and Los Angeles. Moinian’s current portfolio comprises 12 commercial properties in Downtown, Midtown and Midtown South, New York City and an additional four commercial properties in Chicago, Los Angeles, Dallas and New Jersey. Moinian acquired the 450-460 Park Avenue South Property in 1982.

The Property. The 450-460 Park Avenue South Property comprises a 12-story (plus lower level), class B office building totaling 182,845 square feet and located within the Midtown South area of Manhattan in New York, New York. Constructed in 1912 and most recently renovated from 2018 to 2019, the 450-460 Park Avenue South Property is situated on a 0.3-acre (13,345 square foot) parcel and comprises two separate lobby entrances along Park Avenue South. The recent renovations totaled approximately $5.6 million and included renovations to the lobby and the first two floors, including windows and the building façade. The 450-460 Park Avenue South Property features open-space layouts and exposed ceilings. As of May 1, 2019, the 450-460 Park Avenue South Property was 95.1% leased to 15 tenants across various industries, including real estate, information technology, healthcare, marketing, education and financial services. Approximately 6.7% of the net rentable area and 17.0% of the underwritten base rent at the 450-460 Park Avenue South Property is attributed to four ground floor and lower level retail tenants with frontage along Park Avenue South and East 31st Street.

Major Tenants.

Largest Tenant: WeWork (76,373 square feet; 41.8% of net rentable area; 43.4% of underwritten base rent; 8/31/2034 lease expiration) – WeWork provides furnished and fully-serviced shared workspaces, primarily to small and midmarket enterprises. The company also provides access to health care, payment processing, IT support, payroll, and legal, among other services. According to the appraisal, WeWork currently leases approximately 25 million square feet of space across 562 locations in 86 cities, including the United States, Israel, Mexico, China, France, South Korea, Australia, the United Kingdom, Hong Kong, Germany, and the Netherlands. WeWork’s lease at the 450-460 Park Avenue South Property commenced in August 2018 and has one, 5-year renewal option remaining following its August 2034 lease expiration. WeWork is currently in a partial rent abatement period (see “Major Tenants” table below), and all remaining rent concessions and tenant improvements related to WeWork were reserved for in conjunction with the origination of the 450-460 Park Avenue South Whole Loan (see “Escrows” section). The entity on the WeWork lease is 460 Park Ave South Tenant LLC, and the lease is guaranteed by WeWork Companies Inc. The maximum aggregate liability of the lease guarantor is limited to $10,081,236; and beginning August 2021, as of the commencement of each lease year, as long as the tenant is not then in monetary or material non-monetary default under its lease beyond any applicable notice and cure periods, the lease guarantor’s cap on liability will be reduced by $840,103 per year.

2nd Largest Tenant: Deep Focus (23,400 square feet; 12.8% of net rentable area; 8.0% of underwritten base rent; 8/31/2020 lease expiration) – Deep Focus currently subleases all of its space to ShopKeep.com Inc. (“ShopKeep”) pursuant to a sublease agreement dated June 30, 2016. ShopKeep is a cloud-based iPad point of sale system provider headquartered in New York, New York. Founded in 2008, ShopKeep enables customers to accept multiple types of payment on an iPad and provides features such as automatic inventory tracking, employee management and real time sales reporting. ShopKeep’s platform encompasses approximately $289 million in annual transaction volume and serves over 25,000 customers in the United States. ShopKeep’s sublease is coterminous with the Deep Focus direct lease at the 450-460 Park Avenue South Property with a lease expiration date of August 2020. See “Major Tenants” below for information related to rental rates of the direct lease and sublease.

3rd Largest Tenant: Fusion Learning Inc. (14,070 square feet; 7.7% of net rentable area; 7.3% of underwritten base rent; 6/21/2022 & 6/20/2023 lease expiration) – Fusion Learning Inc. (“Fusion”) is a fully accredited private learning center with 58 locations throughout the United States. Fusion’s programing is customized for strengths, interests and learning style, with one teacher and one student per classroom. Fusion has been a tenant at the 450-460 Park Avenue South Property since November 2012, originally leasing 8,270 square feet and expanding into an additional 5,800 square feet in March 2015. Fusion’s lease for its original 8,270 square foot space expires in June 2023 and its lease for its 5,800 square foot space expires in June 2022.

No other tenant accounts for more than 4.4% of the net rentable area or 6.8% of underwritten base rent at the 450-460 Park Avenue South Property.

 A-3-30

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

The following table presents certain information relating to the tenancy at the 450-460 Park Avenue South Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
WeWork(2)	BB-/NR/B(3)	76,373	41.8%	$67.32(2)	$5,141,430(2)	43.4%	8/31/2034	1, 5-year	N
Deep Focus(4)	NR/NR/NR	23,400	12.8%	$40.74	$953,206	8.0%	8/31/2020	NAP	N
Fusion Learning Inc.	NR/NR/NR	14,070	7.7%	$61.44	$864,466	7.3%	Various(5)	NAP	N
TD Bank (Retail)(6)	NR/Aa3/AA-	2,851	1.6%	$280.60(6)(7)	$800,000(6)(7)	6.8%	12/31/2028	NAP	N
VigPark (Retail)	NR/NR/NR	3,793	2.1%	$200.00(8)	$758,600(8)	6.4%	5/31/2024	NAP	N
Total Major Tenants		120,487	65.9%	$70.69	$8,517,702	71.9%

Non-Major Tenant		53,423	29.2%	$62.27	$3,326,663	28.1%

Occupied Collateral Total		173,910	95.1%	$68.11	$11,844,365	100.0%

Vacant Space		8,935	4.9%

Collateral Total		182,845	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through June 2020 totaling $662,436.
(2)	WeWork is currently in a 50% rent abatement period for all of its space until February 6, 2020 and for solely its 12th floor suite (15,500 square feet) until April 2020. All outstanding rent concessions were reserved for at the time of origination of the 450-460 Park Avenue South Whole Loan (see “Escrows” section).
(3)	The entity on the WeWork lease is 460 Park Ave South Tenant LLC, and the lease is guaranteed by WeWork Companies Inc., the rated entity. The maximum aggregate liability of the lease guarantor is limited to $10,081,236; and beginning August 2021, as of the commencement of each lease year, as long as the tenant is not then in monetary or material non-monetary default under its lease beyond any applicable notice and cure periods, the lease guarantor’s cap on liability will be reduced by $840,103 per year.
(4)	Deep Focus subleases its space to ShopKeep with a sublease expiration date of August 30, 2020. The Annual U/W Base Rent PSF and Annual U/W Base Rent are based on Deep Focus’s direct rental rate (inclusive of a contractual rent increase in March 2020). The current sublease rental rate is $57.22 per square foot. Per the terms of the Deep Focus lease, the landlord is entitled to 50% of the amount of sublease rent in excess of direct rent, which is included in the lender’s underwritten other income (approximately $192,816).
(5)	Fusion Learning Inc.’s lease for its original 8,270 square foot space expires in June 2023 and its lease for its 5,800 square foot expansion space expires in June 2022.
(6)	TD Bank is currently in a free rent period through August 2019. All outstanding rent concessions were reserved for at the time of origination of the 450-460 Park Avenue South Whole Loan (see “Escrows” section).
(7)	The Annual U/W Base Rent and Annual U/W Base Rent PSF shown above represent TD Bank’s current contractual rental rate (excluding the current rent abatement period). The lender’s underwriting gives separate credit for straight-line rent averaging over the remaining lease term for TD Bank totaling $35,862, which implies a total effective underwritten rental rate of $293.18 PSF (see “Operating History and Underwritten Net Cash Flow” below).
(8)

VigPark executed a five-year renewal option, effective June 1, 2019, with a rental rate based on fair market rent (“FMR”), as will be determined by an ongoing arbitration process.  The tenant and the landlord will each appoint one arbitrator and the two arbitrators will collectively appoint an impartial third arbitrator.  If at least two of the three arbitrators concur in their determination of FMR, the determination will be final and binding upon all parties.  If the arbitrators fail to concur, the FMR will be equal to 50% of the sum of the two determinations closest in amount and such amount will be final and binding.  The Annual U/W Base Rent and Annual U/W Base Rent PSF for VigPark reflect the appraiser’s concluded market rent for the space.  Prior to the recent lease renewal, VigPark’s rental rate was $86.82 per square foot.  If the Annual U/W Base Rent and Annual U/W Base Rent PSF for VigPark were based on the most recent rental rate, the 450-460 Park Avenue South Whole Loan’s U/W DSCR based on NOI/NCF would be 2.98x/2.84x, and its U/W Debt Yield based on NOI/NCF would be 11.2%/10.7%.  The lender cannot assure you that VigPark’s arbitrated rent will be in an amount equal to or greater than the appraiser’s concluded market rent.

 A-3-31

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

The following table presents certain information relating to the lease rollover schedule at the 450-460 Park Avenue South Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	1	7,500	4.1%	7,500	4.1%	$497,815	4.2%	$66.38
2020	2	23,400	12.8%	30,900	16.9%	$953,206	8.0%	$40.74
2021	0	0	0.0%	30,900	16.9%	$0	0.0%	$0.00
2022	3	21,300	11.6%	52,200	28.5%	$1,417,670	12.0%	$66.56
2023	6	32,303	17.7%	84,503	46.2%	$1,752,882	14.8%	$54.26
2024	1	3,793	2.1%	88,296	48.3%	$758,600	6.4%	$200.00
2025	0	0	0.0%	88,296	48.3%	$0	0.0%	$0.00
2026	0	0	0.0%	88,296	48.3%	$0	0.0%	$0.00
2027	0	0	0.0%	88,296	48.3%	$0	0.0%	$0.00
2028	3	5,956	3.3%	94,252	51.5%	$1,046,000	8.8%	$175.62
2029	0	0	0.0%	94,252	51.5%	$0	0.0%	$0.00
Thereafter	8	79,658	43.6%	173,910	95.1%	$5,418,192	45.7%	$68.02
Vacant	0	8,935	4.9%	182,845	100.0%	$0	0.0%	$0.00
Total/Weighted Average	24	182,845	100.0%			$11,844,365	100.0%	$68.11

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

The following table presents historical occupancy percentages at the 450-460 Park Avenue South Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	5/1/2019(2)
98.3%	89.1%	85.8%	95.5%	95.1%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

 A-3-32

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 450-460 Park Avenue South Property:

Cash Flow Analysis

	2016(1)	2017(1)	2018(1)(2)	U/W(2)	%(3)	U/W $ per SF
Base Rent	$7,606,063	$6,936,954	$4,744,639	$11,181,929	83.4%	$61.16
Rent Average Benefit(4)	0	0	0	35,862	0.3	0.20
Contractual Rent Steps(5)	0	0	0	662,436	4.9	3.62
Grossed Up Vacant Space	0	0	0	466,420	3.5	2.55
Gross Potential Rent	$7,606,063	$6,936,954	$4,744,639	$12,346,647	92.1%	$67.53
Other Income(6)	44,695	81,730	142,311	286,829	2.1	1.57
Total Recoveries	807,548	773,685	855,004	766,164	5.7	4.19
Net Rental Income	$8,458,306	$7,792,369	$5,741,954	$13,399,640	100.0%	$73.28
(Vacancy & Credit Loss)	0	0	0	(615,539)(7)	(5.0)	(3.37)
Effective Gross Income	$8,458,306	$7,792,369	$5,741,954	$12,784,100	95.4%	$69.92

Real Estate Taxes	1,541,112	1,636,073	1,747,705	1,832,983	14.3	10.02
Insurance	53,787	70,028	74,797	75,000	0.6	0.41
Management Fee	322,850	335,631	92,356	383,523	3.0	2.10
Other Operating Expenses	1,601,072	1,886,533	1,373,578	1,685,000	13.2	9.22
Total Operating Expenses	$3,518,821	$3,928,265	$3,288,436	$3,976,506	31.1%	$21.75

Net Operating Income	$4,939,485	$3,864,104	$2,453,518	$8,807,594	68.9%	$48.17
Replacement Reserves	0	0	0	36,569	0.3	0.20
TI/LC	0	0	0	365,690	2.9	2.00
Net Cash Flow	$4,939,485	$3,864,104	$2,453,518	$8,405,335	65.7%	$45.97

NOI DSCR	1.75x	1.37x	0.87x	3.12x
NCF DSCR	1.75x	1.37x	0.87x	2.98x
NOI Debt Yield	6.6%	5.2%	3.3%	11.7%
NCF Debt Yield	6.6%	5.2%	3.3%	11.2%

(1)	The decrease in Net Operating Income from 2016 to 2017 and 2017 to 2018 was partly driven by Merchant Cash and Capital LLC (“Merchant”) vacating approximately 45,383 square feet (24.8% of net rentable area) in mid-2017. The Merchant space was re-leased to WeWork with lease commencement occurring in August 2018 and rent commencement occurring in February and May 2019, respectively.
(2)	The increase in Net Operating Income from 2018 to U/W was driven by (i) five new leases totaling 58.0% of underwritten rent (totaling $6,864,318, inclusive of contractual rent steps through June 2020 totaling $662,436) commencing between May 2018 and May 2019 (including the WeWork lease with lease commencement in August 2018 and rent commencement in February and May 2019) and (ii) straight-line rent averaging for the investment grade tenant TD Bank ($35,862).
(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.
(4)	Represents straight-line rent averaging over the remaining lease terms for investment grade tenant TD Bank.
(5)	Represents contractual rent steps through June 2020.
(6)	Other Income is primarily composed of sublease profit sharing for the Deep Focus lease (see “Major Tenants” table), antenna, storage, and tenant specific cost reimbursements.
(7)	The underwritten economic vacancy is 5.0%. The 450-460 Park Avenue South Property was 95.1% physically occupied as of May 1, 2019.

Appraisal. The appraiser concluded to an “as-is” Appraised Value for the 450-460 Park Avenue South Property of $205,000,000 as of March 26, 2019. The appraiser also concluded to a land value of $90,000,000 as of March 26, 2019.

Environmental Matters. According to the Phase I environmental site assessment dated March 28, 2019, there was no evidence of any recognized environmental conditions at any of the 450-460 Park Avenue South Property.

Market Overview and Competition. The 450-460 Park Avenue South Property is situated on the southwest corner of the intersection of Park Avenue South and East 31st Street within the Midtown South area of Manhattan, New York, New York. The 450-460 Park Avenue South Property is situated approximately two blocks south of the 33rd Street Subway station (which services the 6 train), three blocks northeast of the 28th Street subway station located on Broadway (which services Q and R lines), four blocks southeast of the 34th Street-Herald Square subway station (which services the B, D, F, M, N, Q, R W lines and is the third busiest Subway station according to the most recently published data by the Metropolitan Transportation Authority (MTA) in 2016), and 10 blocks south of the Grand Central Terminal. Madison Square Park, a 6.2-acre public park that opened in 1847, is located approximately four blocks south of the 450-460 Park Avenue South Property. Notable landmarks and historical buildings that surround Madison Square Park include the Flatiron Building, the Toy Center, the New York Life Building, 11 Madison Avenue, the Met Life Tower, and One Madison Park. According to a third party market research provider, the estimated 2019 population within a three- and five-mile radius of the 450-

 A-3-33

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

460 Park Avenue South Property was approximately 1,316,611 and 2,958,592, respectively; and the estimated 2019 average household income within the same radii was approximately $136,553 and $115,374, respectively.

Submarket Information – According to a third-party market research report, the 450-460 Park Avenue South Property is situated within the Murray Hill submarket of the New York Office Market. As of May 29, 2019, the Murray Hill submarket reported a total inventory of approximately 15.0 million square feet with a 7.5% vacancy rate. The appraiser concluded to market rents ranging from $68.00 to $72.00 per square foot, modified gross, for the office space at the 450-460 Park Avenue South Property and $30.00 to $275.00 per square foot, modified gross, for the retail space (see tables below). According to the appraisal, the weighted average contractual rental rate at the 450-460 Park Avenue South Property is approximately 15.4% below market rent.

Appraiser’s Comp Set – The appraiser identified eight directly competitive office properties totaling approximately 1.9 million square feet, with an average occupancy rate of 94.6% and base rents ranging from $61.00 to $87.00 per square foot, modified gross.

The following table presents certain information relating to the appraiser’s market rent conclusions for the 450-460 Park Avenue South Property:

Office Space Market Rent Summary(1)

	Minor Office (Floors 2-10)	Major Office (Floors 2-10)	Minor Office (Floors 11-12)	Major Office (Floors 11-12)
Market Rent (PSF)	$68.00	$68.00	$72.00	$72.00
Lease Term (Years)	10	15	10	15
Lease Type (Reimbursements)	MG	MG	MG	MG
Rent Increase Projection	2.5% per annum	2.5% per annum	2.5% per annum	2.5% per annum

(1)	Information obtained from the appraisal.

Retail Space Market Rent Summary(1)

	Retail Ground Side Street	Retail Ground Park Avenue	Retail Ground Corner	Retail Lower Level
Market Rent (PSF)	$125.00	$200.00	$275.00	$30.00
Lease Term (Years)	10	10	10	10
Lease Type (Reimbursements)	MG	MG	MG	MG
Rent Increase Projection	3.0% per annum	3.0% per annum	3.0% per annum	3.0% per annum

(1)	Information obtained from the appraisal.

 A-3-34

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

The table below presents certain information relating to comparable sales pertaining to the 450-460 Park Avenue South Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
670 Broadway	New York, NY	71,929	Feb-19	$130,500,000	$1,814.29
470 Park Avenue South	New York, NY	301,178	Jan-19	$247,000,000	$820.11
400 Madison Avenue	New York, NY	180,181	Oct-18	$194,500,000	$1,079.47
183 Madison Avenue	New York, NY	274,413	Sep-18	$225,000,000	$819.93
540 West 26th South	New York, NY	166,966	Aug-18	$257,000,000	$1,539.24
222 East 41st Street	New York, NY	390,000	May-18	$332,500,000	$852.56
1065 Avenue of the Americas	New York, NY	682,988	Mar-18	$640,000,000	$937.06
1180 Avenue of the Americas	New York, NY	399,513	Feb-18	$305,000,000	$763.43
218 West 18th Street	New York, NY	167,670	Oct-17	$178,000,000	$1,061.61

(1)	Information obtained from the appraisal.

The following table presents certain information relating to comparable office leases for the 450-460 Park Avenue South Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy(2)	Tenant	Tenant Size	Lease Term	Annual Base Rent PSF	Lease Type
11 East 26th Street New York, NY	1913/NAV	264,660	0.4 miles	95.4%	Butterfly Network, Inc.	24,166 SF	10.3 Yrs	$67.00	MG
215 Park Avenue South New York, New York	1914/1982	329,703	0.6 miles	91.2%	The Well Corporate Office LLC Warshaw Blumenthal, Inc.	1,762 SF 5,092 SF	10.0 Yrs 5.2 Yrs	$79.50 $74.00	MG MG
381 Park Avenue South New York, NY	1910/NAV	208,481	0.2 miles	88.1%	ListenFirst Media	10,439 SF	3.1 Yrs	$65.00	MG
386 Park Avenue South New York, NY	1927/1990	260,162	0.2 miles	100.0%	Lowe & Partners, IPG Management LLC	13,121 SF	8.2 Yrs	$72.00	MG
3 East 28th Street New York, NY	1921/NAV	66,900	0.5 miles	91.7%	Knotel, Inc.	16,725 SF	10.2 Yrs	$61.00	MG
387 Park Avenue South New York, NY	1910/NAV	222,000	0.2 miles	100.0%	Atrium Staffing	19,372 SF	10.3 Yrs	$70.00	MG
300 Park Avenue South New York, NY	1910/NAV	185,000	0.4 miles	100.0%	Swavelle/Mill Creek, Inc.	15,468 SF	15.4 Yrs	$73.50	MG
315 Park Avenue South New York, NY	1910/2007	356,330	0.4 miles	90.2%	PitchBook Data, Inc.	34,100 SF	10.0 Yrs	$87.00	MG

(1)	Information obtained from the appraisal.
(2)	Information obtained from a third party market research provider.

Escrows.

Real Estate Taxes – Upon the occurrence and continuance of a Cash Trap Event Period (see “Lockbox and Cash Management” section), the 450-460 Park Avenue South Whole Loan documents require ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next 12 months.

Insurance – Upon the occurrence and continuance of a Cash Trap Event Period, the 450-460 Park Avenue South Whole Loan documents require ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next 12 months; provided, however, the 450-460 Park Avenue South Whole Loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing, (ii) the 450-460 Park Avenue South Borrower (or borrower affiliate) provides the lender with evidence that the 450-460 Park Avenue South Property’s insurance coverage is included in a blanket policy and such policy is in full force and effect and (iii) the 450-460 Park Avenue South Borrower pays all applicable insurance premiums and provides the lender with evidence of timely payment of insurance premiums/renewals.

 A-3-35

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

Replacement Reserve – Upon the occurrence and continuance of a Cash Trap Event Period, the 450-460 Park Avenue South Whole Loan documents require ongoing monthly replacement reserves of $3,047, which the lender may require the 450-460 Park Avenue South Borrower to increase (not more than once per year) if the lender reasonably determines such increase is necessary to maintain the proper operation of the 450-460 Park Avenue South Property.

Leasing Reserve – Upon the occurrence and continuance of a Cash Trap Event Period, the 450-460 Park Avenue South Whole Loan documents require ongoing monthly rollover reserves of $18,284.

Rent Concession Reserve – The 450-460 Park Avenue South Whole Loan documents require an upfront reserve of $2,438,878 for outstanding rent concessions related to Dig Inn ($157,500), TD Bank ($234,409) and WeWork ($2,046,969).

Existing TI/LC Reserve – The 450-460 Park Avenue South Whole Loan documents require an upfront reserve of $4,509,708 for outstanding TI/LCs related to Dig Inn ($447,051), TD Bank ($84,222) and WeWork ($3,978,434).

Lockbox and Cash Management. The 450-460 Park Avenue South Whole Loan documents require that the borrower establish and maintain a lender-controlled lockbox account, which is already in-place, and that the 450-460 Park Avenue South Borrower direct all tenants to pay rent directly into such lockbox account. The 450-460 Park Avenue South Whole Loan documents also require that all rents received by the 450-460 Park Avenue South Borrower or the property manager be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Cash Trap Event Period, all funds on deposit in the lockbox account will be disbursed to the 450-460 Park Avenue South Borrower. During a Cash Trap Event Period, all funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lender and, on each payment date, all funds in the cash management account are required to be applied in accordance with the 450-460 Park Avenue South Whole Loan documents. During a Cash Trap Event Period, any excess cash flow remaining after satisfaction of the waterfall items is required to be swept to an excess cash flow subaccount to be held by the lender as additional security for the 450-460 Park Avenue South Whole Loan.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default;
(ii)	the net cash flow debt service coverage ratio (“NCF DSCR”) falling below 1.50x at the end of any calendar quarter; or
(iii)	the occurrence and continuation of a Material Tenant Event Period (as defined below).

A Cash Trap Event Period will end upon the occurrence of the following (provided no other Cash Trap Event Period exists):

●	with regard to clause (i), the cure or written waiver of such event of default;
●	with regard to clause (ii), the NCF DSCR being greater than or equal to 1.50x for two consecutive calendar quarters; or
●	with regard to clause (iii), a Material Tenant Event Period Cure (as defined below).

A “Material Tenant Event Period” will commence upon the earliest to occur of the following:

(i)	WeWork “going dark” or providing notice to the 450-460 Park Avenue South Borrower and/or the property manager of its intent to discontinue its business and/or operations in its space;
(ii)	WeWork filing, as a debtor, a bankruptcy or similar insolvency proceeding, or otherwise becoming involved, as a debtor, in a bankruptcy or any similar insolvency proceeding;
(iii)	the WeWork lease being surrendered, cancelled, other otherwise terminating for any reason; or
(iv)	WeWork being in a monetary default or material non-monetary default under its lease beyond any applicable notice and cure periods.

A “Material Tenant Event Period Cure” will occur upon:

●	with regard to clauses (i), (ii), (iii) and (iv) above:

(a) the date on which at least 90% of the gross leasable area of the WeWork space has been leased by one or more tenants in accordance with the 450-460 Park Avenue South Whole Loan documents, each of which (1) has taken actual possession of the WeWork space, (2) is open for business and (3) has commenced payment of rent at a base rental rate of not less than $75 per leasable square foot;

(b) the total amount of funds on deposit in the excess cash flow subaccount equals at least $5,727,975 ($75.00 per square foot on the WeWork space); or

(c) the NCF DSCR (excluding any rental income attributed to WeWork) being greater than or equal to 1.50x for two consecutive calendar quarters.

●	with regard to clause (ii) only of the definition of Material Tenant Event Period, WeWork no longer being insolvent, such bankruptcy or similar insolvency proceeding having ceased and WeWork’s lease having been reaffirmed pursuant to a final, non-appealable order of a court of competent jurisdiction.

Property Management. The 450-460 Park Avenue South Property is managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

 A-3-36

Office – CBD 450-460 Park Avenue South New York, NY 10016	Loan #3 450-460 Park Avenue South	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 36.6% 2.98x 11.7%

Ground Lease. None.

Terrorism Insurance. The 450-460 Park Avenue South Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the 450-460 Park Avenue South Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

 A-3-37

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

ROSS

CENTURY

Marshalls

ROSS
DRESS FOR LESS

Burlington

Walmart

 A-3-38

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

 A-3-39

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

Oro Valley
CORONADO NATIONAL FOREST
Omni Tucson National Golf Course
W. Magee Rd
Phoenix 100 miles
Foothills Mall
W. Ina Rd
77
10
W. Orange Grove Rd
Marana
Casas Adobes
E. Skyline Dr
Skyline Country Club
Ventana Canyon Golf and Racquet Club
La Paloma Country Club
E. Sunrise Dr
Catalina Foothills
N. Sabino Canyon Rd
Raven Golf Club at Sabino Springs
E. Snyder Rd
W. River Rd
Christopher Columbus Park
Flowing Wells
Tucson Mall
The Corner
St. Philip's Plaza
AMTRAK
Santa Cruz River (Dry)
N. Silverbell Rd
N. Oracle Rd
N. Campbell Ave
N. Dodge Blvd
Tanque Verde
Tucson Medical Center
Fort Lowell Museum
Tucson Country Club
E. Tanque Verde Rd.
W. Grant Rd
Pima Comm. College-Downtown
E. Grant Rd
Trail Dust Town
Morris K Udall Regional Park
Berger Performing Arts Center
Arizona State Museum
Univ. of Arizona College of Medicine
TUCSON
W. Speedway Blvd
Speedway Greasewood Park
Pima Community College
DOWNTOWN TUCSON
University of Arizona
N. Swan Rd
N. Craycroft Rd
Carondelet St. Joseph's Hospital
E. Speedway Blvd
Broadway Plaza
E. Broadway Blvd
Montesa Plaza
Tucson Music Hall
Tucson Convention Center
Sun Link Streetcar
Starr Pass Golf Course
Sentinel Peak Park
Reid Park
Reid Park Zoo
N. Alvernon Way
Park Place Mall
Broadway Plaza East
E. 22nd St
Old Spanish Trail Crossing
El Con Center
3601 East Broadway Boulevard
Tucson, AZ 85716
South Tucson
Aviation Pkwy
Rolling Hills Golf Course
E. Golf Links Rd
Tucson Mountain County Park
Marketplace at the Bridges
Kino Sports Complex
S. Kolb Rd
S. Houghton Rd
W. Ajo Way
86
South Arizona VA Hosp.
Kino Stadium
Davis-Monthan Air Force Base
Lincoln Regional Park
Pima County Rodeo Grounds
Univ. of Arizona Medical Ctr.
19
Aircraft Cemetery Museum
W. Irvington Rd
Pima Comm. College East Campus
Tucson Spectrum
Drexel Heights
E. Drexel Rd
Pima Air & Space Museum
Rain Bird Corporation
PIMA COUNTY
W. Valencia Rd
E. Valencia Rd
Pima Comm. College Aviation
Tucson International Airport
Arizona Motoplex
Raytheon
E. Hughes Access Rd
S. Mission Rd
S. Nogales Hwy
SAN XAVIER INDIAN RES.
Summit
Nogales 60 miles
NEVADA
UTAH
COLO.
Saint George
Mesquite
LAS VEGAS
Henderson
Farmington
Kingman
Flagstaff
Bullhead City
Sedona
Winslow
Snowflake
Lake Havasu City
Prescott
CALIF.
ARIZONA
NEW MEXICO
Wickenburg
Scottsdale
Blythe
PHOENIX
MESA
Tempe
Buckeye
Maricopa
Eloy
Yuma
Marana
TUCSON
Sahuarita
Benson
MEXICO
Nogales
Gulf of California

 A-3-40

No. 4 – El Con Center

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Retail – Anchored
	Original Principal Balance(1):	$45,000,000		Location:	Tucson, AZ
	Cut-off Date Balance(1):	$45,000,000		Size:	480,383 SF
	% of Initial Pool Balance:	6.2%		Cut-off Date Balance Per SF(1):	$131.15
	Loan Purpose:	Refinance		Maturity Date Balance Per SF(1):	$131.15
	Borrower Sponsors:	E. Stanley Kroenke		Year Built/Renovated:	1971/2014
	Guarantors:	E. Stanley Kroenke		Title Vesting:	Fee
	Mortgage Rate:	4.8200%		Property Manager:	Self-managed
	Note Date:	May 1, 2019		Current Occupancy (As of):	99.5% (2/2/2019)
	Seasoning:	2 months		YE 2018 Occupancy:	99.7%
	Maturity Date:	May 6, 2029		YE 2017 Occupancy:	99.7%
	IO Period:	120 months		YE 2016 Occupancy:	100.0%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	100.0%
	Amortization Term (Original):	NAP		Appraised Value:	$100,300,000
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value Per SF:	$208.79
	Call Protection:	L(23),GRTR 1% or YM(93),O(4)		Appraisal Valuation Date:	March 13, 2019
	Lockbox Type:	Springing		Underwriting and Financial Information
	Additional Debt(1):	Pari Passu		YE 2018 NOI:	$6,512,035
	Additional Debt Type (Balance)(1):	$18,000,000		YE 2017 NOI:	$5,636,536
				YE 2016 NOI:	$5,551,924
				YE 2015 NOI:	NAV
				U/W Revenues:	$8,307,352
				U/W Expenses:	$2,439,895
Escrows and Reserves(2)				U/W NOI:	$5,867,457
	Initial	Monthly	Cap	U/W NCF:	$5,531,189
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF(1):	1.90x / 1.79x
Insurance	$0	Springing	NAP	U/W Debt Yield based on NOI/NCF(1):	9.3% / 8.8%
Replacement Reserve	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	9.3% / 8.8%
TI/LC Reserve	$0	Springing	$1,200,958	Cut-off Date LTV Ratio(1):	62.8%
				LTV Ratio at Maturity(1):	62.8%

Sources and Uses
Sources			Uses
Original whole loan amount	$63,000,000	100.0%	Loan payoff	$61,720,875	98.0%
			Closing Costs	503,586	0.8
			Return of equity	775,539	1.2
Total Sources	$63,000,000	100.0%	Total Uses	$63,000,000	100.0%

(1)	The El Con Center Mortgage Loan (as defined below) is part of the El Con Center Whole Loan (as defined below), which comprises two pari passu notes with an aggregate original balance of $63,000,000. All statistical information related to the Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the El Con Center Whole Loan.

(2)	See “Escrows” section for a full description of Escrows and Reserves.

The Mortgage Loan. The mortgage loan (the “El Con Center Mortgage Loan”) is part of a whole loan (the “El Con Center Whole Loan”) evidenced by two pari passu notes with a combined original principal balance of $63,000,000 and an outstanding principal balance as of the Cut-off Date of $63,000,000 secured by a first mortgage encumbering the fee interest in a 480,383 square feet power center located in Tucson, Arizona (the “El Con Center Property”). The El Con Center Mortgage Loan represents the controlling Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

 A-3-41

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$45,000,000	$45,000,000	WFCM 2019-C51	Yes
A-2	$18,000,000	$18,000,000	Rialto Mortgage Finance, LLC	No
Total	$63,000,000	$63,000,000

The Borrower and Borrower Sponsor. The borrower is TKG El Con Center, LLC (the “El Con Center Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the El Con Center Borrower delivered a non-consolidation opinion in connection with the origination of the El Con Center Whole Loan. The borrower sponsor and nonrecourse carve-out guarantor of the El Con Center Whole Loan is E. Stanley Kroenke.

E. Stanley Kroenke is chairman, cofounder, and owner of THF Realty, a real estate development firm. Mr. Kroenke holds real estate interests in shopping centers, office buildings, industrial and warehouse properties, sports stadiums and storage facilities across the United States. Mr. Kroenke owns 308 properties totaling approximately 43.6 million square feet. Mr. Kroenke’s current and former board and trustee memberships include Wal-Mart Stores, Inc., Central Bancompany, Boone County National Bank and Community Investments Partnerships of St. Louis. Mr. Kroenke also owns the Denver Nuggets of the National Basketball Association, the Colorado Avalanche of the National Hockey League, the Los Angeles Rams of the National Football League, and is the largest shareholder in Arsenal of the English Premier League. The borrower sponsor is one of several defendants under complaints filed in April 2016 by the City of St. Louis related to the decision to relocate the St. Louis Rams to Los Angeles. See “Description of the Mortgage Pool - Litigation and Other Considerations” in the Preliminary Prospectus.

The Property. The El Con Center Property is a power center containing 480,383 square feet of net rentable area located in Tucson, Arizona. Originally built as a mall in 1971, the El Con Center Property was converted to an outdoor power center between 1999 and 2014 by the prior owner at a cost of $50.0 million. The El Con Center Property consists of six anchor tenant buildings, two multi-tenant building and eight pad sites located along East Broadway Boulevard. The El Con Center Property is situated on 91.2 acres and provides 2,603 surface parking spaces, resulting in a parking ratio of 5.4 spaces per square foot. The El Con Center Property is anchored by Home Depot, Target, Wal-Mart, JC Penney, and Century Theaters and junior anchored by Ross Dress for Less, Marshall’s, Office Depot, PetSmart, and Shoe Carnival. As of February 2, 2019, the El Con Center Property was 99.5% occupied by 22 national and regional tenants. Six of the tenant spaces are not accounted for in the El Con Center Property’s overall square footage as the ownership interests of the improved pad sites are ground leased. These include Home Depot, Target, Wal-Mart, Cheddars, Chick-Fil-A, and In-N-Out Burger. The ground lease tenants account for 34.7% of the underwritten base rent.

Major Tenants.

The following top major tenants are based on percentage of the underwritten base rent and are different from the top major tenants in the data tape, which are based on percentage of the NRA.

Largest Tenant: Century Theatres (BB by S&P; 16.5% of underwritten base rent; 6/30/2024 lease expiration) – Century Theatres is a subsidiary of Cinemark Holdings, Inc. (“Cinemark”). Cinemark is a leader in the motion picture exhibition industry and was founded in 1985 by Lee Roy Mitchell and Paul Broadhead. In 2006, Cinemark acquired Century Theatres, which was the eighth largest movie-theater at the time, adding over 1,000 screens to Cinemark’s operations. The company operates in smaller cities and suburban areas of major metropolitan markets. Century Theatres has been a tenant at the El Con Center Property since 1999 and has three, 5-year renewal options remaining. Pursuant to the El Con Center Whole Loan documents, in the event that (i) the Century Theatres lease is not renewed or extended; (ii) the Century Theatres lease is terminated prior to the lease expiration date; or (iii) a monetary event of default in the payment of rent occurs under the Century Theatres lease for two or more consecutive rent payment dates, the borrower sponsor will be required, among other conditions, to enter into a Master Lease (as defined in the “Lockbox and Cash Management” section) for the Century Theatres space.

2nd Largest Tenant: Home Depot (A/A2/A by Fitch/Moody’s/S&P; 12.3% of underwritten base rent; 6/30/2026 lease expiration) – Home Depot is one of the world’s largest home improvement retailers. Home Depot offers a variety of building materials, home improvement products, lawn and garden products, and décor products. In addition, Home Depot offers services which include home improvement installation services and tool and equipment rental. Home Depot has been a tenant at the El Con Center Property since 2001 and has three, 10-year renewal options remaining.

3rd Largest Tenant: Target (A-/A2/A by Fitch/Moody’s/S&P; 7.7% of underwritten base rent; 1/31/2023 lease expiration) – Target is a retail store headquartered in Minneapolis, Minnesota. Target offers its customers everyday essentials and fashionable differentiated merchandise at discounted prices and an edited food assortment, including perishables, dry grocery, dairy, and frozen items. Target has been a tenant at the El Con Center Property since 2003 and has four, 10-year renewal options remaining.

 A-3-42

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

The following table presents certain information relating to the tenancy at the El Con Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Ground Lease Tenants
Home Depot(3)	A/A2/A	0	N/A	$805,260	$805,260	12.3%	6/30/2026	3, 10-year	N
Target(4)	A-/A2/A	0	N/A	$500,000	$500,000	7.7%	1/31/2023	4, 10-year	N
Wal-Mart(5)	AA/Aa2/AA	0	N/A	$495,000	$495,000	7.6%	9/30/2033	15, 5-year	N
Total Ground Lease Tenants		0	N/A	$1,800,260	$1,800,260	27.6%

Anchor Tenants
JC Penney	B-/B3/CCC+	220,424	45.9%	$1.35	$298,223	4.6%	8/31/2021	1, 10-year, 2, 5-year	Y(6)
Century Theatres	NR/NR/BB	71,698	14.9%	$15.00	$1,075,470	16.5%	6/30/2024	3, 5-year	N
Burlington Coat Factory	BB+/NR/BB+	65,000	13.5%	$6.75	$438,750	6.7%	4/30/2020	4, 5-year	N
Ross Dress for Less	NR/A3/A-	30,186	6.3%	$16.50	$498,069	7.6%	1/31/2023	3, 5-year	N
Marshall’s	NR/A2/A+	25,000	5.2%	$13.50	$337,500	5.2%	8/31/2025	4, 5-year	N
PetSmart	NR/Caa1/CCC	14,057	2.9%	$19.25	$270,597	4.1%	9/30/2023	3, 5-year	N
Shoe Carnival	NR/NR/NR	12,007	2.5%	$14.00	$168,098	2.6%	1/31/2020	None	N
Total Anchor Tenants		438,372	91.3%	$7.04	$3,086,707	47.3%

Outparcel / Non-Major Tenants (7)		39,645	8.3%	$41.37	$1,640,195	25.1%

Vacant Space		2,366	0.5%

Collateral Total		480,383	100.0%	$13.65	$6,527,162	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through December 2019 totaling $109,442.

(3)	Home Depot operates under a 25-year ground lease. Home Depot’s square footage is not included in the square footage for the El Con Center Property and is not included in Tenant NRSF and % of NRSF.

(4)	Target operates under a 20-year ground lease. Target’s square footage is not included in the square footage for the El Con Center Property and is not included in Tenant NRSF and % of NRSF.

(5)	Wal-Mart operates under a 23-year ground lease. Wal-Mart’s square footage is not included in the square footage for the El Con Center Property and is not included in Tenant NRSF and % of NRSF.

(6)	JC Penney has the right to terminate its lease effective any date on or after September 1, 2021 with a six month notice period.

(7)	Cheddars operates under a 20-year ground lease with a lease expiration date of November 30, 2024. Chick-Fil-A operates under an 18-year ground lease with a lease expiration date of December 31, 2021. In-N-Out Burger operates under a 20-year ground lease with a lease expiration date of April 30, 2026. Cheddars, Chick-Fil-A and In-N-Out Burger square footage is not included in the total square footage of the El Con Center Property and is not included in Tenant NRSF and % of NRSF, but the Annual U/W Base Rent of $156,000, $165,997 and $145,200, respectively, is included. The % of Total Annual U/W Base Rent, Annual U/W Base Rent and Annual U/W Base Rent PSF for Outparcel / Non-Major Tenants include the Annual U/W Base Rent associated with the ground lease tenants.

The following table presents certain information relating to tenant sales at the El Con Center Property:

Tenant Sales (PSF)

Anchor Tenant Name	% of Total Annual U/W Base Rent	2016	2017	2018	TTM Feb. 2019	Anchor Tenant Occupancy Cost(1)
Century Theatres(2)	16.5%	$450,647	$357,854(3)	$340,647	$359,893	17.7%
Burlington Coat Factory	6.7%	$180	$187	NAV	NAV	NAV
JC Penney	4.6%	$52	$59(4)	NAV	NAV	NAV

(1)	Occupancy Cost is based on TTM sales, underwritten base rent and underwritten reimbursements.

(2)	Century Theatres has 20 screens, and sales are on per screen basis.

(3)	Century Theatres 2017 Sales are based on 11 months of sales. April 2017 sales were not available.

(4)	JC Penney 2017 Sales are from September 1, 2016 to August 31, 2017.

 A-3-43

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

The following table presents certain information relating to the lease rollover schedule at the El Con Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	3	78,207	16.3%	78,207	16.3%	$647,948	9.9%	$8.29
2021(3)	3	222,653	46.3%	300,860	62.6%	$557,392	8.5%	$2.50
2022	0	0	0.0%	300,860	62.6%	$0	0.0%	$0.00
2023(4)	5	67,588	14.1%	368,448	76.7%	$1,797,036	27.5%	$26.59
2024(5)	4	78,248	16.3%	446,696	93.0%	$1,452,845	22.3%	$18.57
2025	2	27,301	5.7%	473,997	98.7%	$441,275	6.8%	$16.16
2026(6)(7)	3	2,308	0.5%	476,305	99.2%	$1,054,205	16.2%	$456.76
2027	1	1,712	0.4%	478,017	99.5%	$81,461	1.2%	$47.58
2028	0	0	0.0%	478,017	99.5%	$0	0.0%	$0.00
2029	0	0	0.0%	478,017	99.5%	$0	0.0%	$0.00
Thereafter(8)	1	0	0.0%	478,017	99.5%	$495,000	7.6%	$495,000
Vacant	0	2,366	0.5%	480,383	100.0%	$0	0.0%	$0.00
Total/Weighted Average	22	480,383	100.0%			$6,527,162	100.0%	$13.65

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Chick-Fil-A operates under an 18-year ground lease with a lease expiration date of December 31, 2021. Chick-Fil-A’s square footage is not included in the square footage for the El Con Center Property and is not included in the calculation of Expiring NRSF, % of Total NRSF, Cumulative Expiring NRSF, and Cumulative % of Total NRSF. The Annual U/W Base Rent of $165,997 is included in the calculation of Annual U/W Base Rent PSF, % of Total Annual U/W Base Rent and Annual U/W Base Rent.

(4)	Target operates under a 20-year ground lease with a lease expiration date of January 31, 2023. Target’s square footage is not included in the square footage for the El Con Center Property and is not included in the calculation of Expiring NRSF, % of Total NRSF, Cumulative Expiring NRSF, and Cumulative % of Total NRSF. The Annual U/W Base Rent of $500,000 is included in the calculation of Annual U/W Base Rent PSF, % of Total Annual U/W Base Rent and Annual U/W Base Rent.

(5)	Cheddars operates under a 20-year ground lease with a lease expiration date of November 30, 2024. Cheddars’ square footage is not included in the square footage for the El Con Center Property and is not included in the calculation of Expiring NRSF and % of Total NRSF, Cumulative Expiring NRSF, and Cumulative % of Total NRSF. The Annual U/W Base Rent of $156,000 is included in the calculation of Annual U/W Base Rent PSF, % of Total Annual U/W Base Rent and Annual U/W Base Rent.

(6)	In-N-Out Burger operates under a 20-year ground lease with a lease expiration date of April 30, 2026. In-N-Out’s square footage is not included in the square footage for the El Con Center Property and is not included in the calculation of Expiring NRSF and % of Total NRSF, Cumulative Expiring NRSF, and Cumulative % of Total NRSF. The Annual U/W Base Rent of $145,200 is included in the calculation of Annual U/W Base Rent PSF, % of Total Annual U/W Base Rent and Annual U/W Base Rent.

(7)	Home Depot operates under a 25-year ground lease with a lease expiration date of June 30, 2026. Home Depot’s square footage is not included in the square footage for the El Con Center Property and is not included in Expiring NRSF and % of Total NRSF, Cumulative Expiring NRSF, and Cumulative % of Total NRSF. The Annual U/W Base Rent of $805,260 is included in the calculation of Annual U/W Base Rent PSF, % of Total Annual U/W Base Rent and Annual U/W Base Rent.

(8)	Wal-Mart operates under a 23-year ground lease with a lease expiration date of September 30, 2033. Wal-Mart’s square footage is not included in the square footage for the El Con Center Property and is not included in the calculation of Expiring NRSF and % of Total NRSF, Cumulative Expiring NRSF, and Cumulative % of Total NRSF. The Annual U/W Base Rent of $495,000 is included in the calculation of Annual U/W Base Rent PSF, % of Total Annual U/W Base Rent and Annual U/W Base Rent.

The following table presents historical occupancy percentages at the El Con Center Property:

Historical Occupancy

12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	2/2/2019(2)
100.0%	99.7%	99.7%	99.5%

(1)	Information obtained from the El Con Center Borrower.

(2)	Information obtained from the underwritten rent roll.

 A-3-44

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the El Con Center Property:

Cash Flow Analysis

	2016	2017	2018	U/W	%(1)	U/W $ per SF
Rents in Place	$5,997,260	$5,970,160	$6,350,992	$6,417,720	74.2%	$13.36
Contractual Rent Steps(2)	0	0	0	109,442	1.3	0.23
Straight Line Rent(3)	0	0	0	85,993	1.0	0.18
Grossed Up Vacant Space	0	0	0	75,712	0.9	0.16
Gross Potential Rent	$5,997,260	$5,970,160	$6,350,992	$6,688,867	77.3%	$13.92
Other Income	3,358	0	0	0	0.0	0.00
Total Recoveries	1,849,488	2,014,175	2,444,798	1,962,385	22.7	4.09
Net Rental Income	$7,850,106	$7,984,336	$8,795,791	$8,651,252	100.0%	$18.01
(Vacancy & Credit Loss)	0	0	0	(343,901)(4)	(5.1)	(0.72)
Effective Gross Income	$7,850,106	$7,984,336	$8,795,791	$8,307,352	96.0%	$17.29

Real Estate Taxes	1,257,816	1,269,165	1,281,728	1,275,374	15.4	2.65
Insurance	63,747	86,301	87,196	87,196	1.0	0.18
Management Fee	24,530	114,907	86,727	249,221	3.0	0.52
Other Operating Expenses	952,089	877,427	828,105	828,105	10.0	1.72
Total Operating Expenses	$2,298,182	$2,347,800	$2,283,756	$2,439,895	29.4%	$5.08

Net Operating Income	$5,551,924	$5,636,536	$6,512,035	$5,867,457	70.6%	$12.21
Replacement Reserves	0	0	0	96,077	1.2	0.20
TI/LC	0	0	0	240,192	2.9	0.50
Net Cash Flow	$5,551,924	$5,636,536	$6,512,035	$5,531,189	66.6%	$11.51

NOI DSCR	1.80x	1.83x	2.11x	1.90x
NCF DSCR	1.80x	1.83x	2.11x	1.79x
NOI Debt Yield	8.8%	8.9%	10.3%	9.3%
NCF Debt Yield	8.8%	8.9%	10.3%	8.8%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Represents contractual rent steps through December 2019.

(3)	Represents straight line rent for Home Depot, Marshalls, Cheddars and Starbucks.

(4)	The underwritten economic vacancy is 4.0%. The El Con Center Property was 99.5% leased as of February 2, 2019.

Appraisal. As of the appraisal valuation date of March 13, 2019, the El Con Center Property had an “as-is” appraised value of $100,300,000.

Environmental Matters. According to a Phase I environmental site assessment dated March 22, 2019, there was no evidence of any recognized environmental conditions at the El Con Center Property.

Market Overview and Competition. The El Con Center Property is located in Tucson, Pima County, Arizona, within the Tucson, AZ metropolitan statistical area (the “Tucson MSA”). Tucson is the seat of Pima County and the second most populous city in Arizona. The Tucson MSA’s economy is based on healthcare, retail trade, education, and accommodation/food service industries. Major employers include University of Arizona, Raytheon, State of Arizona, Davis-Monthan Air Force Base, Pima County and Tucson Unified School District. According to a government agency, the unemployment rate for the Tucson MSA was 4.8% as of December 2018. In comparison, the state’s unemployment rate was 4.9% and the national unemployment rate was 3.9% for the same period.

The El Con Center Property is approximately 3.7 miles east of the Tucson central business district (the “Tucson CBD”) and approximately 119 miles southeast of the Phoenix central business district (the “Phoenix CBD”). Access to the El Con Center Property neighborhood is provided by Interstate 10 and Interstate 19. Interstate 10 provides direct access to the Phoenix CBD to the northwest and to the city of El Paso to the southeast. Interstate 10 travels through the Tucson CBD and the El Con Center Property in a northwest-southeast direction. Interstate 19 is a major north-south highway, which intersects with Interstate 10 approximately 5.0 miles southwest of the El Con Center Property. Downtown Tucson houses various event spaces such as the Autobahn Indoor Speedway and Events, Tucson Music Hall, and Tucson Convention Center. The neighborhood surrounding the El Con Center Property consists predominantly of retail, office and residential developments. Retail development is primarily located along E Broadway Boulevard and includes Target, Hobby Lobby, Dick’s Sporting Goods, Best Buy and Barnes and Noble. Park Place, a regional mall, is located approximately 3.2 miles east of the El Con Center Property. According to a third party market research report, the estimated 2019 population in a one, three, and five-

 A-3-45

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

mile radius of the El Con Center Property is 9,511, 125,042 and 291,108. The average household income within the same radii is $68,959, $52,676, and $51,517, respectively.

Submarket Information – According to a third-party market research report, the El Con Center Property is situated within the Central East Tucson retail submarket. As of fourth quarter 2018, the submarket reported a total inventory of 8.5 million square feet with a 5.6% vacancy rate and an average quoted rental rate of $13.17 per square feet. As of fourth quarter 2018, the Central East Tucson retail submarket reported positive absorption of 66,614 square feet, with no new construction or deliveries.

Appraiser’s Comp Set – The appraiser identified 17 competitive properties for the El Con Center Property totaling approximately 1.1 million square feet, which reported an average occupancy rate of approximately 91.0%. The appraiser concluded to net market rents for the El Con Center Property of $7.00 per square foot, for anchor tenants, $1.35 per square foot for JC Penney anchor, $17.00 per square foot for Jr. anchor tenants, $14.50 per square foot for theater tenants, $40.00 per square foot for premium in-line tenants, and $32.00 per square foot for in-line tenants.

The following table presents certain information relating to the appraiser’s market rent conclusion for the El Con Center Property:

Market Rent Summary(1)

	Anchor	Anchor - JC Penney	Jr. Anchor	Theater	Inline – Premium	Inline
Market Rent (PSF)	$7.00	$1.35	$17.00	$14.50	$40.00	$32.00
Lease Term (Years)	10	10	10	10	10	8
Lease Type (Reimbursements)	NNN	NNN	NNN	NNN	NNN	NNN

(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales for the El Con Center Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
Palm Valley Pavilions West	Goodyear, AZ	232,577	Feb-16	$60,500,000	$260
Sonora Village	Scottsdale, AZ	269,369	Sept-16	$72,500,000	$269
Southern Palms	Tempe, AZ	235,839	Oct-16	$36,750,000	$156
Mesa Grand	Mesa, AZ	202,147	Jul-17	$41,900,000	$207
San Tan Village Marketplace	Gilbert, AZ	282,281	May-18	$51,400,000	$182
Oracle Crossings	Oro Valley, AZ	251,194	Dec-18	$41,061,255	$163

(1)	Information obtained from the appraisal.

 A-3-46

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

The following table presents certain information relating to 17 comparable leases to those at the El Con Center Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size (SF)	Annual Base Rent PSF	Lease Type
Theaters
Cinemark 1300 E Tucson Marketplace Blvd Tucson, AZ	2016/NAP	53,678	3.5 miles	100.0%	15.0 Yrs	53,678	$21.00	NNN
Superstition Gateway 1935 S Signal Butte Rd Mesa, AZ	2007/NAP	42,280	89.1 miles	100.0%	15.0 Yrs	42,280	$17.62	NNN
Temecula Cinemas 26463 Ynez Rd Temecula, CA	1995/NAP	29,650	373.1 miles	100.0%	5.0 Yrs	29,650	$11.16	NNN
Anchors
At Home 1944 S Greenfield Rd. Mesa, AZ	2002/NAP	153,771	93.1 miles	100.0%	15.0 Yrs	146,455	$5.64	NNN
Catalina Village 7856 E Wrightstown Rd. Tucson, AZ	1978/NAP	79,891	5.6 miles	65.0%	7.0 Yrs	46,481	$7.00	NNN
Safeway at Continental Ranch 9100 N Silverbell Rd Tucson, AZ	2005/NAP	55,226	16.4 miles	100.0%	20 Yrs	55,226	$8.15	NNN
Sam’s Club 222 S Babbit Drive Flagstaff, AZ	1993/NAP	140,000	209.0 miles	100.0%	5.0 Yrs	140,000	$6.72	NNN
Jr. Anchors
Santa Cruz Plaza 3780 S 16th Ave Tucson, AZ	1996/NAP	8,000	5.0 miles	100.0%	5.0 Yrs	8,000	$16.00	NNN
Circle Plaza 7250 E Broadway Blvd Tucson, AZ	1977/2014	152,434	4.6 miles	90.0%	5.0 Yrs	17,929	$14.00	NNN
Swanway Plaza 4702 E Broadway Blvd Tucson, AZ	1930/2000’s	55,670	1.5 miles	97.0%	5.0 Yrs	20,500	$14.00	NNN
Tucson Spectrum Phase II 5265 S Calle Santa Cruz Tucson, AZ	2008/NAP	209,210	6.4 miles	80.0%	5.0 Yrs	8,000	$17.00	NNN
Inline
Embassy Plaza 3900 W Ina Rd Tucson, AZ	1981/NAP	90,596	11.1 miles	100.0%	5.0 Yrs	1,900	$30.00	NNN
Cortaro Crossings 8225 N Courtney Page Way, Tucson, AZ	2007/NAP	19,901	13.9 miles	94.0%	3.0 Yrs	3,104	$26.00	NNN
Grant & Tucson Pad 2501 E Grant Road, Tuscon, AZ	2018/NAP	6,850	2.1 miles	34.0%	10.0 Yrs	1,373	$42.00	NNN
Cortaro & I-10 5600 W Cortaro Farms Rd, Tucson, AZ	2019/NAP	10,000	13.6 miles	35.0%	10.0 Yrs	3,500	$32.00	NNN
Paloma Village Center 6360 N Campbell Ave. Tucson, AZ	2004/NAP	15,004	6.7 miles	82.0%	5.0 Yrs	1,128	$30.00	NNN
Tucson Marketplace, Shops F 1580 E Tucson Marketplace Blvd Tucson, AZ	2015/NAP	9,178	3.4 miles	100.0%	10.0 Yrs	2,790	$29.00	NNN

(1)	Information obtained from the appraisal.

 A-3-47

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

Escrows.

Real Estate Taxes – An upfront real estate tax reserve was not required at origination. Ongoing monthly real estate tax reserves will not be required unless a Cash Management Trigger Event (as defined below) or Cash Sweep Event (as defined below) has occurred and is continuing under the El Con Center Whole Loan. In the event a Cash Management Trigger Event or Cash Sweep Event has occurred, the El Con Center Borrower is required to make ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be necessary to pay taxes over the then succeeding twelve months.

Insurance – An upfront insurance reserve was not required at origination. Ongoing monthly insurance reserves will not be required unless a Cash Management Trigger Event or Cash Sweep Event has occurred and is continuing under the El Con Center Whole Loan. In the event a Cash Management Trigger Event or Cash Sweep Event has occurred, the El Con Center Borrower is required to make ongoing monthly insurance reserves in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding twelve months.

Replacement Reserves – An upfront replacement reserve was not required at origination. Ongoing monthly replacement reserves will not be required unless a Cash Management Trigger Event or Cash Sweep Event has occurred and is continuing under the El Con Center Whole Loan. In the event a Cash Management Trigger Event or Cash Sweep Event has occurred, the El Con Center Borrower is required to make ongoing monthly replacement reserves of $8,006.

TI/LC Reserve – An upfront tenant improvement and leasing commission reserve was not required at origination. Ongoing monthly tenant improvement and leasing commission reserves will not be required unless a Cash Management Trigger Event or Cash Sweep Event has occurred and is continuing under the El Con Center Whole Loan. In the event a Cash Management Trigger Event or Cash Sweep Event has occurred, the El Con Center Borrower is required to make ongoing monthly tenant improvement and leasing commissions deposits of $20,016, subject to a cap of $1,200,958. In addition, when a Cash Management Trigger Event and a Cash Sweep Event are in effect, the borrower is required to deposit into the TI/LC reserve any amounts paid to the borrower in connection with a termination, cancellation, sale or other disposition of any lease (or portion of the lease) other than any amount that relates to periods prior to such disposition date.

Lockbox and Cash Management. The El Con Center Whole Loan requires a springing lockbox and a springing cash management. Upon the occurrence and continuance of a Cash Management Trigger Event, (i) the El Con Center Borrower is required to establish a lender-controlled lockbox account and instruct tenants to deposit rents into such lockbox account, and (ii) the El Con Center Borrower or the property manager is required to deposit all revenues received into the lockbox account within one business day of receipt. Pursuant to the El Con Center Whole Loan documents, all excess funds on deposit are required to be applied as follows (a) if a Cash Sweep Event is not in effect, to the El Con Center Borrower; and (b) if a Cash Sweep Event is in effect due to the existence of a Critical Tenant Trigger Event (as defined below) to the Critical Tenant TI/LC account until the applicable Critical Tenant Trigger Event cure has occurred. If a Cash Sweep Event is in effect but a Critical Tenant Trigger Event is not in effect, then funds will be applied to an excess cash flow account controlled by the lender, to be held by the lender as additional security for the El Con Center Whole Loan.

A “Cash Management Trigger Event” will commence upon the occurrence of the following:

(i)	an event of default;

(ii)	the El Con Center Borrower’s second late debt service payment within a 12-month period;

(iii)	a bankruptcy action of the El Con Center Borrower, guarantor or property manager;

(iv)	a Cash Management DSCR Trigger Event (as defined below); or

(v)	a Critical Tenant Trigger Event.

A Cash Management Trigger Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default being accepted or waived by lender;

●	with regard to clause (ii) above, the debt service payments being paid on time for 12 consecutive months;

●	with regard to clause (iii) above, such bankruptcy action petition being discharged, stayed, or dismissed within 60 days of such filing among other conditions for the El Con Center Borrower or guarantor and within 120 days for the property manager, or with respect to the property manager, the El Con Center Borrower replacing the manager with a qualified manager acceptable to the lender;

●	with regard to clause (iv) above, the date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.15x for two consecutive quarters; and

●	with regard to clause (v) above, a Critical Tenant Trigger Event Cure (as defined below).

A “Cash Management DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.15x, unless within five days of such date, the El Con Center Borrower delivers one or more Master Leases (as defined below) that result in a minimum debt service coverage ratio of 1.25x for the El Con Center Whole Loan.

 A-3-48

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

A “Cash Sweep Event” will commence upon the occurrence of the following:

(i)	an event of default;

(ii)	a bankruptcy action of the El Con Center Borrower, guarantor or property manager;

(iii)	a Cash Sweep DSCR Trigger Event; or

(iv)	a Critical Tenant Trigger Event.

A Cash Sweep Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default being accepted or waived by lender;

●	with regard to clause (ii) above, such bankruptcy action petition being discharged, stayed, or dismissed within 60 days of such filing among other conditions for the El Con Center Borrower or guarantor and within 120 days for the property manager, or with respect to the property manager, the El Con Center Borrower replacing the manager with a qualified manager acceptable to the lender;

●	with regard to clause (iii) above, the date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.10x for two consecutive quarters; and

●	with regard to clause (iv) above, a Critical Tenant Trigger Event Cure.

A “Cash Sweep DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.10x, unless within five days of such date, the El Con Center Borrower delivers one or more Master Leases that result in a minimum debt service coverage ratio of 1.25x for the El Con Center Whole Loan.

A “Critical Tenant Trigger Event” will occur if E. Stanley Kroenke is not the guarantor of the El Con Center Whole Loan and upon the occurrence of any of the following:

(i)	JC Penney, Century Theatres, or any other tenant occupying the space currently occupied by such tenant or tenants (each, a “Critical Tenant” and each related lease, a “Critical Tenant Lease”) giving notice of its intention to not extend or renew its lease, or the related Critical Tenant Lease otherwise being terminated;

(ii)	the date that is twelve months prior to the related lease expiration date if the Critical Tenant has failed to give notice of its election to renew its lease;

(iii)	the date by which the Critical Tenant is required under its lease to notify the El Con Center Borrower of its election to renew its lease, if the Critical Tenant fails to give such notice;

(iv)	a material non-monetary event of default or monetary event of default under the Critical Tenant Lease;

(v)	a bankruptcy action with respect to the Critical Tenant or any guarantor of the Critical Tenant;

(vi)	any Critical Tenant electing to pay reduced rent (including, percentage rent in lieu of fixed rent) pursuant to any right or remedy contained in the Critical Tenant Lease;

(vii)	the Critical Tenant discontinuing its normal business operations; or

(viii)	JC Penney or any guarantor of the JC Penney lease being downgraded or rated below “Caa2” or the equivalent by an credit reporting agency.

A “Critical Tenant Trigger Event Cure” will occur upon:

●	with regard to clause (i), (ii) or (iii) above, the date that (1) the Critical Tenant Lease extension is executed and delivered to the lender by the El Con Center Borrower and the related tenant improvement costs, leasing commissions and other material costs and expenses have been deposited into the Critical Tenant TI/LC account; or (2) a Critical Tenant Space Re-Tenanting Event (as defined below);

●	with regard to clause (iv) above, a cure of the applicable default;

●	with regard to clause (v) above, an affirmation that the Critical Tenant is actually paying all rents and other amounts under the lease; or

●	with regard to clause (vi) above, the applicable Critical Tenant re-commencing the payment of full unabated rent; or

●	with regard to clause (vii) above, the Critical Tenant re-commencing its normal business operations or a Critical Tenant Space Re-Tenanting Event (as defined below) having occurred; or

●	with regard to clause (viii) above, the date the credit rating of the JC Penney is no longer less than a “Caa2” or the equivalent by any credit reporting agency.

A “Critical Tenant Space Re-tenanting Event” will occur on the date each of the following conditions has been satisfied: (i) the Critical Tenant space is at least 75% leased to one or more replacement tenants at a total annual rent at least equal to the one paid under the applicable Critical Tenant Lease for a term of at least five years and on terms that are acceptable to the lender; (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to the re-letting of the space have been paid in full; and (iii) the replacement tenant(s) are conducting normal business operations at the related Critical Tenant space.

A “Master Lease” is a lease agreement between the El Con Center Borrower, as landlord, and E. Stanley Kroenke, the guarantor, as tenant, that (i) is for a term of 10 or more years; (ii) is subordinate to the loan documents, and (iii) contains terms and conditions reasonably acceptable to the lender. The Master Lease may not be amended without the prior consent of the lender and can be terminated only (x) if no event of default exists and (y) if, as of the Master Lease termination date, (a) the debt service coverage ratio is not less than 1.25x for two consecutive quarters without including rent from the Master Lease, or (b) the El Con Center Borrower has deposited with the lender an amount equal to cash flow that would have been swept into the excess cash flow account, among other conditions. There are no Master Leases currently in effect.

 A-3-49

Retail - Anchored	Loan #4 El Con Center	Cut-off Date Balance:	$45,000,000
3601 East Broadway Boulevard		Cut-off Date LTV:	62.8%
Tucson, AZ 85716		U/W NCF DSCR:	1.79x
		U/W NOI Debt Yield:	9.3%

Property Management. The El Con Center Property is managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The El Con Center Whole Loan documents require that the “all risk” insurance policy required to be maintained by the El Con Center Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the El Con Center Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

 A-3-50

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-51

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

 A-3-52

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

Collateral
SALEM HARBOR
BUILDING #4
45 CONGRESS
BUILDING #1
27 CONGRESS
BUILDING #2
35 CONGRESS
BUILDING #3
85 CONGRESS
BUILDING #5
PARKING STRUCTURE
SACS GYM
16 LYNCH
BUILDING #6
47 CONGRESS
PINGREE STREET
PERKINS STREET
LYNCH STREET
PALMER STREET
LEAVITT STREET
CONGRESS STREET

 A-3-53

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

Shetland Park
16 Lynch Street; 18 Perkins Street; 47 and 78 Congress Street
Salem, MA 01970
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 A-3-54

No. 5 – Shetland Park

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Mixed Use – Industrial/Office/Self Storage
	Original Principal Balance:	$45,000,000		Location:	Salem, MA
	Cut-off Date Balance:	$44,901,066		Size:	1,191,297 SF
	% of Initial Pool Balance:	6.2%		Cut-off Date Balance Per SF(1):	$48.58
	Loan Purpose:	Acquisition		Maturity Date Balance Per SF(1):	$45.01
	Borrower Sponsor:	Robert Moser		Year Built/Renovated:	1916/2016
	Guarantor:	Robert Moser		Title Vesting:	Fee
	Mortgage Rate:	5.1500%		Property Manager:	Self-managed
	Note Date:	May 1, 2019		Current Occupancy (As of)(2):	76.3% (Various)
	Seasoning:	2 months		YE 2018 Occupancy:	78.8%
	Maturity Date:	May 6, 2024		YE 2017 Occupancy:	78.4%
	IO Period:	0 month		YE 2016 Occupancy:	76.5%
	Loan Term (Original):	60 months		YE 2015 Occupancy:	NAV
	Amortization Term (Original):	360 months		Appraised Value:	$79,400,000
	Loan Amortization Type:	Amortizing Balloon		Appraised Value Per SF:	$66.65
	Call Protection(3):	L(26),D(30),O(4)		Appraisal Valuation Date:	April 3, 2019
	Lockbox Type:	Springing		Underwriting and Financial Information
	Additional Debt(1):	Yes		TTM NOI (3/31/2019):	$6,505,537
	Additional Debt Type (Balance)(1):	Pari Passu ($12,971,419); Future Mezzanine		YE 2018 NOI(5):	$6,394,895
				YE 2017 NOI(5):	$5,643,711
				YE 2016 NOI(5):	$4,502,955
Escrows and Reserves(4)				U/W Revenues:	$12,767,143
	Initial	Monthly	Cap	U/W Expenses:	$6,092,237
Taxes	$255,812	$81,210	NAP	U/W NOI:	$6,674,907
Insurance	$80,533	$38,349	NAP	U/W NCF:	$5,787,075
Deferred Maintenance	$108,875	$0	NAP	U/W DSCR based on NOI/NCF(1):	1.76x / 1.52x
Replacement Reserve	$2,200,000	$14,891	NAP	U/W Debt Yield based on NOI/NCF(1):	11.5% / 10.0%
TI/LC Reserve	$800,000	$59,095	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	12.4% / 10.8%
Environmental Reserve	$2,723,583	$0	NAP	Cut-off Date LTV Ratio(1):	72.9%
Tenant Specific TI	$526,065	$0	NAP	LTV Ratio at Maturity(1):	67.5%

Sources and Uses
Sources			Uses
Original whole loan amount	$58,000,000	71.5%	Purchase Price(6)	$69,700,000	85.9%
Sponsor’s new equity contribution	23,119,147	28.5	Upfront reserves	6,694,868	8.3
			Closing costs	4,724,279	5.8
Total Sources	$81,119,147	100.0%	Total Uses	$81,119,147	100.0%

(1)	The Shetland Park Mortgage Loan (as defined below) is part of the Shetland Park Whole Loan (as defined below), which comprises two pari passu notes with an aggregate original balance of $58,000,000. All statistical information related to the Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the Shetland Park Whole Loan. See “Subordinate and Mezzanine Indebtedness” section for a full description of additional future mezzanine debt.

(2)	The Shetland Park Property’s office/industrial component was 74.3% occupied as of the rent roll dated April 25, 2019 rent roll. The Shetland Park Property self storage facility was 87.6% occupied on a square foot basis and 90.1% on a per unit basis as of the rent roll dated March 6, 2019. The occupancy shown is based on a per square foot basis.

(3)	Defeasance of the Shetland Park Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last Shetland Park Whole Loan to be securitized and (b) May 1, 2022. The assumed defeasance lockout period of 26 payments is based on the closing date of this transaction in July 2019.

(4)	See “Escrows” section for a full description of Escrows and Reserves.

(5)	The increase in NOI from 2016 to 2018 was due to the increase in the square footage of the self storage facility. In 2016 and 2017, the prior owner completed phase III of the self storage facility which added an additional 62,320 square feet. In October and November 2018, the prior owner partially completed phase IV of the self storage facility which added an additional 32,135 square feet. There is 53,647 square feet remaining to be completed in phase IV.

(6)	The gross Purchase Price of the Shetland Park Property is $70,000,000. The seller provided a $300,000 credit for environmental review costs.

The Mortgage Loan. The mortgage loan (the “Shetland Park Mortgage Loan”) is part of a whole loan (the “Shetland Park Whole Loan”) evidenced by two pari passu notes with a combined original principal balance of $58,000,000 and an outstanding principal balance as of the Cut-off Date of $57,872,485 secured by a first mortgage encumbering the fee interest in a 1,191,297 square feet mixed use property located in Salem, Massachusetts (the “Shetland Park Property”). The Shetland Park Mortgage Loan represents the controlling Note A-1. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

 A-3-55

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$45,000,000	$44,901,066	WFCM 2019-C51	Yes
A-2	$13,000,000	$12,971,419	Rialto Mortgage Finance, LLC	No
Total	$58,000,000	$57,872,485

The Borrower and Borrower Sponsor. The borrower, Prime Storage Shetland, LLC (the “Shetland Park Borrower”) is a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the Shetland Park Borrower delivered a non-consolidation opinion in connection with the origination of the Shetland Park Whole Loan. The borrower sponsor and non-recourse carveout guarantor of the Shetland Park Whole Loan is Robert Moser.

Robert Moser has over 20 years of experience as an owner, operator and developer of commercial real estate. Robert Moser is the owner and principal of Prime Group Holdings, overseeing all operations, strategic initiatives and investment activities of the company, and is a member of the firm’s investment committee. Over the past few years, Prime Group Holdings has grown to become the largest private owner-operator of self-storage in the United States. Mr. Moser was a party to prior foreclosure litigation. See “Description of the Mortgage Pool – Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The Shetland Park Property consists of 1,191,297 square feet of mixed use space, which includes 1,013,053 square feet of industrial/office use and 178,244 square feet of self-storage, plus marina rights and two unimproved parcels. The Shetland Park Property is located in Salem, Massachusetts along the Salem Harbor approximately 25 miles northeast of the Boston central business district. The improvements were developed in phases from 1916 to 2016 and consist of nine buildings. Six of the buildings are used for office, industrial and self storage use; one building (building 9) is used as a pump house, which portion was not included in the underwritten rentable area, one building (building 7) is used as a school gymnasium (11,390 SF), which portion was not included in the underwritten rentable area, and one building (building 5) consists of a four-story parking garage. The Shetland Park Property is situated on 30.4 acres. The Shetland Park Property also includes two unimproved parcels located at 18 Perkins Street (0.13 acres) and 78 Congress Street (0.53 acres) that are utilized as a playground for Salem Academy Charter School and as additional parking, respectively. Amenities at the Shetland Park Property include ocean views, 24/7 security, high speed internet access, on-site management, marina slips, restaurants and cafés, a health center, a child care center, a full service salon, and professional services. Parking is provided by 1,733 parking spaces (which include 790 parking spaces within the four-story parking garage), resulting in a parking ratio of 1.5 spaces per square foot of rentable area.

Property Overview

Building	Address	Building Uses	NRA SF	No. of Stories	Year Built
Building 1(1)	27 Congress	Office, Micro Office, Tenant Storage, Self Storage Leasing Office	175,540	5	1916
Building 2	35 Congress	Industrial, Office, School, Tenant Storage	475,586	4	1916
Building 3	45 Congress	School	47,024	1	1924
Building 4	45 Congress	Office, Industrial, Tenant Storage	302,553	2	1917
Building 4 Self Storage(1)	45 Congress	Self Storage	178,244	2	2002, 2014, 2015, 2018
Building 5	Parking Structure	Parking Structure	NAP	4	1990
Building 6	47 Congress	Medical Office	12,350	3	1989
Building 7(2)	16 Lynch	Gymnasium	NAP	1	2016
Building 8(3)	29 Congress	Office	NAP	2	1930
Building 9(4)	Pump House	Pump House	NAP	NAP
Garage, Marina Rights, Boat Storage	NAP	NAP	NAP	NAP
Totals			1,191,297

(1)	The self storage facility’s rental office and self-service kiosk are located in Building 1. The self storage units are located in Building 4.

(2)	The Salem Academy Charter School gymnasium has 11,390 square feet of net rentable area in building 7 that is not included in the overall underwritten net rentable area of the Shetland Park Property.

(3)	The prior owner retained occupancy at the office building located at Building 8 after origination and is not paying rent for three years. The square footage of Building 8 is not included in the underwritten net rentable area of the Shetland Park Property.

(4)	The Pump House is used for storage of equipment related to the operation of the Shetland Park Property. The square footage of Building 9 is not included in the underwritten net rentable area of the Shetland Park Property.

The Shetland Park Property’s office/industrial component is comprised of 1,013,053 square feet, with 552,599 square feet of office space, 300,759 square feet of light industrial space, 91,364 square feet for tenant storage, 57,826 square feet for school use, and 10,505 square feet for small business center space. The Shetland Park Property’s office/industrial component is currently 74.3% occupied by 142 regional and local tenants across 166 units as of the April 25, 2019 rent roll. The Shetland Park Property’s office/industrial component accounts for 85.0% of the overall net rentable area and 84.9% of the underwritten base rent. The Shetland Park Property also generates income through a public parking garage, boat parking, and the leasing of water rights to one local marina.

 A-3-56

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

The Shetland Park Property’s self storage component consist of 178,244 square feet (1,994 units) (15.0% of the overall net rentable area; 15.1% of overall underwritten base rent) located in the subterranean level of Building 4. The self storage facility was developed in phases from 2009 through 2017, with two additions completed in October and November 2018, increasing the overall square footage by 32,135 square feet. Further, the Shetland Park Borrower plans to add an additional 53,647 square feet of net rentable area to complete the second portion of phase IV (which was not included in the underwriting). The Shetland Park Property self storage facility includes a self-service kiosk, ground-level access, complimentary carts/dollies, on-site security, and video surveillance. The Shetland Park Property self storage facility was 87.6% occupied on a square foot basis and 90.1% on a per unit basis as of the rent roll dated March 6, 2019.

Self Storage Overview

Phase	Year Built	NRSF	Cumulative NRSF
I	2009-2012	30,684	30,684
II	2013-2014	53,184	83,868
III	2016-2017	62,320	146,188
IV(1)	Oct & Nov 2018	32,135	178,323

(1)	Phase IV has an additional 53,647 square feet remaining to be complete. Future units were not included in the underwriting.

Major Tenants.

Largest Tenant: Excelitas Technologies Corporation (B3/B- by Moody’s/S&P; 117,189 square feet; 14.2% of underwritten base rent; 9/30/2025 lease expiration on 114,789 square feet) – Excelitas Technologies Corporation (“Excelitas”) is a global technology leader focused on delivering innovative, customized solutions to meet the lighting, detection and other high-performance technology needs of original equipment manufacturer customers, from medical lighting to analytical instrumentation, clinical diagnostics, industrial, safety and security, and aerospace and defense applications. Excelitas is owned by AEA Investors LP, a private equity firm. The company was founded in 1931 and is based in Waltham, Massachusetts. The Waltham location serves as the company’s headquarters, and the Salem location at the Shetland Park Property is used for product development. The Salem site has 12 distinct product lines serving some of the world’s most recognizable brands in both the commercial and defense markets. The product portfolio includes Xenon flash lamps, Xenon flash lamp systems, high energy switching devices, and Rubidium Atomic Frequency Standards. Excelitas has been a tenant at the Shetland Park Property since 1961 and has no renewal options remaining. Excelitas has a right to terminate its lease in September 2020 with six months written notice. Additionally, Excelitas leases two units (2,400 square feet) on a month-to-month basis. Excelitas may terminate its lease at the end of year 7 (September 2020) by providing 6-months written notice.

2nd Largest Tenant: Salem Academy Charter School (57,826 square feet; 9.5% of underwritten base rent; 6/30/2032 lease expiration) – Salem Academy Charter School is a public charter school comprised of grades 6-12 with 477 students and 63 faculty members. According to the school’s website, all students take college preparatory classes, engage in enrichment activities and classes, and are required to apply their learning through service in the community. Salem Academy Charter School is governed by an independent board of trustees and is held accountable by the Massachusetts Department of Education. The Salem Academy Charter School is part of the Massachusetts Commonwealth Charter Schools, which are independently managed public schools that operate under a five-year charter granted by the Massachusetts Board of Education. The Salem Academy Charter School was recently approved for the renewal of the school’s charter, extending the term to June 30, 2024. Salem Academy Charter School leases a total of 57,826 square feet with 47,024 square feet within Building 3 (Suite 3104) and 10,802 square feet within Building 2 (Suite 2121). Additionally, the Salem Academy Charter School leases an 11,390 square feet gymnasium at the Shetland Park Property. Salem Academy Charter School has been a tenant at the Shetland Park Property since 2004 and has no renewal options remaining.

3rd Largest Tenant: Commonwealth of Massachusetts - Registry of Deeds (AA+/Aa1/AA by Fitch/Moody’s/S&P; 39,093 square feet; 6.4% of underwritten base rent; 3/27/2020 lease expiration) – The Registry of Deeds records documents related to the ownership of real estate within the district. The Southern Essex District Registry of Deeds is located at the Shetland Park Property and oversees property records for 30 communities, has a staff of 34 employees, and an annual budget of $2.85 million. Commonwealth of Massachusetts – Registry of Deeds has been a tenant at Shetland Park Property since 2008 and has been renewing its lease annually. The tenant has the right to terminate its lease, without penalty or other charges, if sufficient funds are not authorized by the Commonwealth of Massachusetts by giving notice to the Shetland Park Borrower.

 A-3-57

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

The following table presents certain information relating to the tenancy of the industrial/office space component at the Shetland Park Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Excelitas Technologies Corp.	NR/B3/B-	117,189	11.6%	$12.57	$1,473,497	14.2%	Various(3)	None	Y(3)
Salem Academy Charter School	NR/NR/NR	57,826	5.7%	$16.98	$981,885	9.5%	6/30/2032	None	N
Comm. of MA – Registry of Deeds	AA+/Aa1/AA	39,093	3.9%	$16.94	$662,235	6.4%	3/27/2020	None	Y(4)
GTAT Corporation	NR/NR/NR	37,408	3.7%	$11.12	$416,103	4.0%	Various(5)	None	Y(5)
Lahey Health Behavioral Services	NR/NR/NR	27,760	2.7%	$16.10	$447,005	4.3%	Various(6)	None	N
Comm. of MA – Department of Children & Families	AA+/Aa1/AA	25,618	2.5%	$22.43	$574,505	5.5%	MTM	None	Y(7)
Sundown Corporation	NR/NR/NR	25,376	2.5%	$6.00	$152,256	1.5%	4/30/2020	None	N
Comm. of MA – Department of Transitional Assistance	AA+/Aa1/AA	21,906	2.2%	$19.35	$423,791	4.1%	4/26/2025	None	Y(8)
North Shore Community Health	NR/NR/NR	21,090	2.1%	$13.67	$288,244	2.8%	Various(9)	None	N
Total Major Tenants		373,266	36.8%	$14.52	$5,419,522	52.2%

Non-Major Tenant		379,637	37.5%	$13.08	$4,963,900	47.8%

Vacant Space		260,150	25.7%

Collateral Total		1,013,053	100.0%	$13.79	$10,383,422	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through May 2020 totaling $129,257.

(3)	Excelitas Technologies Corporation leases three suites within the Shetland Park Property. The lease for 114,789 square feet has a lease expiration date of September 30, 2025, and the tenant has a right to terminate the lease in September 2020 with six months written notice. The leases for 1,650 square feet and 750 square feet are on a month-to-month basis.

(4)	Commonwealth of Massachusetts – Registry of Deeds has the right to terminate its lease without any penalty, or other charges, if sufficient funds are not authorized by the State of Massachusetts to cover its obligations under the lease.

(5)	GTAT Corporation leases two suites within the Shetland Park Property. The lease for 19,151 square feet has a lease expiration date of May 31, 2021. The lease for 18,257 square feet has a lease expiration date of May 31, 2023, and the tenant has the right to terminate this lease at any time by providing a one-month prior written notice.

(6)	Lahey Health Behavioral Services leases two suites within the Shetland Park Property. The lease for 18,830 square feet has a lease expiration date of November 30, 2027. The lease for 8,930 square feet has a lease expiration date of April 30, 2023.

(7)	Commonwealth of Massachusetts – Department of Children & Families has the right to terminate its lease without any penalty, or other charges if sufficient funds are not authorized by the State of Massachusetts to cover its obligations under the lease.

(8)	Commonwealth of Massachusetts – Department of Transitional Assistance has the right to terminate its lease without any penalty, or other charges if sufficient funds are not authorized by the State of Massachusetts to cover its obligations under the lease.

(9)	North Shore Community Health leases three suites within the Shetland Park Property. The lease for 12,350 square feet has a lease expiration date of December 31, 2021. The lease for 8,140 square feet of space has a lease expiration date of July 31, 2022. The lease for 600 square feet is leased on a month-to-month basis.

 A-3-58

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

The following table presents certain information relating to the lease rollover schedule of the industrial/office space component at the Shetland Park Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM(3)	65	70,990	7.0%	70,990	7.0%	$1,065,350	10.3%	$15.01
2019	30	76,569	7.6%	147,559	14.6%	$813,766	7.8%	$10.63
2020	13	88,472	8.7%	236,031	23.3%	$1,137,626	11.0%	$12.86
2021	16	67,232	6.6%	303,263	29.9%	$936,054	9.0%	$13.92
2022	9	34,203	3.4%	337,466	33.3%	$479,368	4.6%	$14.02
2023	13	81,589	8.1%	419,055	41.4%	$1,112,354	10.7%	$13.63
2024	7	50,986	5.0%	470,041	46.4%	$694,163	6.7%	$13.61
2025	7	172,517	17.0%	642,558	63.4%	$2,432,085	23.4%	$14.10
2026	2	26,910	2.7%	669,468	66.1%	$294,920	2.8%	$10.96
2027	1	18,830	1.9%	688,298	67.9%	$320,110	3.1%	$17.00
2028	0	0	0.0%	688,298	67.9%	$0	0.0%	$0.00
2029	0	0	0.0%	688,298	67.9%	$0	0.0%	$0.00
Thereafter	3	64,605	6.4%	752,903	74.3%	$1,097,627	10.6%	$16.99
Vacant	0	260,150	25.7%	1,013,053	100.0%	$0	0.0%	$0.00
Total/Weighted Average	166	1,013,053	100.0%			$10,383,422	100.0%	$13.79

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	The Shetland Park Property has 65 tenants leasing 70,990 square feet (7.0% of NRA, 10.3% of UW Base Rent) under month-to-month leases. These month-to-month tenants have been in occupancy at the Shetland Park Property for 5.9 years on average. Month-to-month base rents total $1,065,350. Additionally, the Shetland Park Property has certain tenants leasing space under “Rent-a-Desk” leases, with income that has ranged from $12,175 to $14,547 from 2016 to 2018. These tenants did not appear on the rent roll, were included in the vacant square feet, and were underwritten at $13,992 based on the trailing 12 period ending in March 2019.

The following table presents historical occupancy percentages at the Shetland Park Property:

Historical Occupancy

12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	Various(2)
76.5%	78.4%	78.8%	76.3%

(1)	Information obtained from the borrower sponsor.

(2)	Information obtained from the underwritten rent roll. The office/industrial component was 74.3% occupied as of April 25, 2019, and the self-storage component was 87.6% occupied as of March 6, 2019.

 A-3-59

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Shetland Park Property:

Cash Flow Analysis

	2016	2017	2018	TTM 3/31/2019	U/W	%(1)	U/W $ per SF
Rents in Place - Office	$9,392,491	$9,677,934	$10,275,326	$10,320,627	$10,254,165	61.6%	$8.61
Grossed up Vacant Space - Office	0	0	0	0	3,604,192	21.6	3.03
Rents in Place – Self Storage	998,697	1,323,554	1,551,419	1,587,549	1,658,026	10.0	1.39
Grossed Up Vacant Space	0	0	0	0	280,620	1.7	0.24
Contractual Rent Steps(2)	0	0	0	0	129,257	0.8	0.11
Gross Potential Rent	$10,391,188	$11,001,488	$11,826,745	$11,908,176	$15,926,261	95.6%	$13.37
Other Income(3)	70,236	92,951	111,801	123,407	123,407	0.7	0.10
Total Recoveries	306,747	390,419	531,975	560,877	602,288	3.6	0.51
Net Rental Income	$10,768,171	$11,484,858	$12,470,521	$12,592,460	$16,651,956	100.0%	$13.98
(Vacancy & Credit Loss)	0	0	0	0	(3,884,812)(4)	(24.4)	(3.26)
Effective Gross Income	$10,768,171	$11,484,858	$12,470,521	$12,592,460	$12,767,143	76.7%	$10.72

Real Estate Taxes	839,384	878,637	882,546	927,018	974,522	7.6	0.82
Insurance	274,466	308,206	252,207	251,052	460,189	3.6	0.39
Management Fee	542,028	582,114	630,671	635,977	638,357	5.0	0.54
Other Operating Expenses	4,609,338	4,072,190	4,310,202	4,272,876	4,019,168	31.5	3.37
Total Operating Expenses	$6,265,216	$5,841,147	$6,075,626	$6,086,923	$6,092,237	47.7%	$5.11

Net Operating Income(5)	$4,502,955	$5,643,711	$6,394,895	$6,505,537	$6,674,907	52.3%	$5.60
Replacement Reserves - Office	0	0	0	0	151,958	1.2	0.13
Replacement Reserves – Self Storage	0	0	0	0	26,737	0.2	0.02
TI/LC	0	0	0	0	709,137	5.6	0.60
Net Cash Flow	$4,502,955	$5,643,711	$6,394,895	$6,505,537	$5,787,075	45.3%	$4.86

NOI DSCR	1.18x	1.49x	1.68x	1.71x	1.76x
NCF DSCR	1.18x	1.49x	1.68x	1.71x	1.52x
NOI Debt Yield	7.8%	9.8%	11.0%	11.2%	11.5%
NCF Debt Yield	7.8%	9.8%	11.0%	11.2%	10.0%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Represents contractual rent steps through May 2020 totaling $129,257.

(3)	Other income consists of parking income and late fees. The Shetland Park Property includes a parking garage that generates income through public parking and auxiliary parking for the tenants.

(4)	The underwritten economic vacancy is 23.5%. The Shetland Park Property’s office/industrial component was 74.3% occupied as of the rent roll dated April 25, 2019 rent roll. The Shetland Park Property self storage facility was 87.6% occupied on a square foot basis and 90.1% on a per unit basis as of the rent roll dated March 6, 2019.

(5)	The increase in NOI from 2016 to 2017 was due to the increase in the square footage of the self storage facility. In 2016 and 2017, the prior owner completed phase III of the self storage facility which added an additional 62,320 square feet. In October and November 2018, the prior owner completed phase IV of the self storage facility which added an additional 32,135 square feet. There is 53,647 square feet remaining to be completed in phase IV; future units were not included in the underwriting.

 A-3-60

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

Appraisal. The appraiser concluded to an “as-is” Appraised Value of $79,400,000 as of April 3, 2019. The “as-is” Appraised Value includes the land values of $71,000 and $289,000 for the unimproved land parcels at 18 Perkins Street and 78 Congress Street, respectively. The appraiser concluded to a “Prospective Market Value Upon Stabilization” for the Shetland Park Property of $85,500,000 as of April 1, 2020, which assumes that the Shetland Park Property will achieve stabilized occupancy by February 1, 2020. The Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the “as-is” Appraised Value.

Environmental Matters. According to the three Phase I environmental site assessments prepared in connection with origination, the environmental site assessments identified recognized environmental conditions, a controlled recognized environmental condition and environmental issues. At origination, the Shetland Park Borrower escrowed approximately $2.72 million into the Environmental Reserve and obtained the following insurance policies: (i) an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) form of environmental impairment liability insurance with limits of $10 million for the term of the Shetland Park Loan which names the lender with its successors, assigns and/or affiliates as their interests may appear as an additional named insured, and (ii) a lender form of Environmental Impairment Policy with limits of $10 million for a term of 8 years. Premiums have been paid in full under both policies. Additionally, Prime Storage Fund II, LP, an affiliate of the borrower, is an additional guarantor on the environmental indemnity. For additional information, see “Environmental Considerations” in the Preliminary Prospectus.

Market Overview and Competition. The Shetland Park Property is located in Salem, within Essex County, Massachusetts in the Boston metropolitan area statistical area (“MSA”) in the northeastern region of the United States. Salem is located in the North Shore region approximately 25 miles northeast of downtown Boston. The region’s economy is primarily driven by finance, education, healthcare, high technology, pharmaceuticals and bio-life sciences. There are several major corporate headquarters in the Boston MSA including: Liberty Mutual Group, Massachusetts Mutual Life Insurance, Raytheon Co., Staples Inc., TJX Cos. (TJ Maxx, Home Goods and Marshalls), EMC Corporation, State Street Corporation, Thermo Fisher Scientific Inc., and BJ’s Wholesale Club Inc. The companies represent a collection of national and international corporations including such major employment sectors as industrial/research, biosciences, retail, information technology, health care, financial services, and telecommunications.

Primary access to the Shetland Park Property’s neighborhood is provided by Interstate 95 and Yankee Division Highway. Salem is approximately three miles east of Interstate 95 and six miles east of U.S. Route 1, which provide access to main employment and retail amenities of the Boston metropolitan area. The neighborhood surrounding the Shetland Park Property consists of office, retail and industrial uses. Immediately surrounding the area are primarily retail and residential uses. Retail centers are located along Highland Avenue, and include national retailers such as Target, T.J. Maxx, PetSmart, The Home Depot, and Walmart. Northshore Mall is located approximately 4.2 miles northwest of the Shetland Park Property and offers more than 140 specialty stores which include Nordstrom, Macy’s, DSW, Brooks Brothers and Ann Taylor. According to a third party market research report, the estimated 2019 population in a one-, three-, and five-mile radius of the Shetland Park Property is 22,654, 111,132, and 237,022. The average household income within the same radii is $85,508, $103,392, and $102,442, respectively.

Submarket Information – According to a third-party market research report, the Shetland Park Property is situated within the Peabody/Salem office and industrial submarket. As of the fourth quarter of 2018, the Peabody/Salem office market reported a total inventory of 3.85 million square feet with a 9.1% vacancy rate and average quoted rental rate of $19.48 per square foot. As of the fourth quarter of 2018, the Peabody/Salem office submarket reported positive net absorption of 2,800 square feet. As of the fourth quarter of 2018, the Peabody/Salem industrial submarket reported a total inventory of 9.2 million square feet with a 5.2% vacancy rate and an average quoted rental rate of $10.13 per square foot. As of the fourth quarter of 2018, the Peabody/Salem industrial submarket reported positive net absorption of 138,234 square feet.

According to a third party market research report, the Shetland Park Property is situated within the North Shore/Merrimack River Valley submarket. As of 2018, the North Shore/Merrimack River Valley submarket recorded a vacancy of 10.2%, and rental rates were recorded at $142.80 for 10x10 non-climate controlled units and $152.73 for 10x10 climate controlled units.

Appraiser’s Comp Set – The appraiser identified 15 competitive properties for the Shetland Park Property. There were six office competitive properties totaling 167,518 square feet, which reported an average occupancy rate of 97.0%. There were five industrial competitive properties totaling 246,154 square feet, which reported an average occupancy of 94.4%. There were five self storage competitive properties totaling 394,788 square feet, which reported an average occupancy of 92.1%. There were four micro office competitive properties totaling 1,376,047 square feet, which reported an average occupancy of 92.1%. The appraiser concluded to net market rents for the Shetland Park Property of $17.25 per square foot, for office tenants, $11.50 per square foot for industrial tenants, $5.50 per square foot for storage tenants, and $30.00 per square foot for the micro office tenants.

 A-3-61

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

The following table presents certain information relating to the appraiser’s market rent conclusion for the Shetland Park Property:

Market Rent Summary(1)

	Office	Industrial	Self Storage	Micro Office
Market Rent (PSF)	$17.25	$11.50	$5.50	$30.00
Lease Term (Years)	5	3	1	1

(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales for the Shetland Park Property identified by the appraiser:

Comparable Sales – Self Storage(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
Putnam Storage	Danbury, CT	73,125	Mar-18	$7,920,000	$108
A Space Place Self Storage	Farmingdale, NY	39,050	Mar-18	$4,190,000	$107
Right Space Storage	Upton, MA	43,050	Jul-17	$4,600,000	$107
Townline Self Storage	Saugus, MA	59,560	Apr-17	$6,180,000	$104
Cumberland Self Storage	Cumberland, RI	43,700	Mar-16	$4,100,000	$94

(1)	Information obtained from the appraisal.

Comparable Sales - Commercial (1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
North Andover Industrial	North Andover, MA	168,735	Oct-18	$14,500,000	$86
Billerica Industrial	Billerica, MA	186,200	Mar-18	$19,839,228	$107
Taunton Industrial	Taunton, MA	292,176	Mar-18	$22,000,000	$75
Attleboro Industrial	Attleboro, MA	203,752	Feb-18	$15,500,000	$76
Hudson Industrial	Hudson, NH	215,206	Jan-18	$9,500,000	$44
Billerica Industrial	Billerica, MA	434,643	Oct-17	$40,400,000	$93

(1)	Information obtained from the appraisal.

 A-3-62

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

The following table presents certain information relating to comparable leases to those at the Shetland Park Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size	Annual Base Rent PSF	Reimbursement Amount PSF	Lease Type
Office
Beverly Office 9 May St. Beverly, MA	1920/1995	1,920	2.0 miles	100.0%	2.0 Yrs	665 SF	$15.33	NAV	Gross
Salem Office 70 Washington St. Salem, MA	1914/NAP	46,925	0.7 miles	100.0%	2.0 Yrs	616 SF	$18.00	$16.00	Gross
Beverly Office 266 Cabot St. Beverly, MA	1985/NAP	9,450	2.4 miles	100.0%	3.0 Yrs	806 SF	$15.63	$15.00	Mod Gross
Salem Office 265 Essex St. Salem, MA	1916/1990	14,200	0.7 miles	100.0%	3.0 Yrs	749 SF	$16.00	$10.00	Gross
Beverly Office 30 Tozer Rd Beverly, MA	1982/2015	46,834	4.0 miles	NAV	10.0 Yrs	7,465 SF	$17.00	$43.00	NNN
Peabody Office 200 Corporate Place Peabody, MA	1985/NAP	48,189	5.7 miles	85.0%	5.0 Yrs	7,167 SF	$16.15	$15.00	Mod Gross
Micro Office
Marblehead Micro Office 16 Anderson St. Marblehead, MA	1940/2002	5,556	1.7 miles	100.0%	1.0 Yr	189 SF	$29.20	NAV	Gross
Beverly Micro Office 100 Cummings Beverly, MA	1906/1999	1,356,891	4.3 miles	92.0%	4.5 Yrs	293 SF	$20.50	NAV	Gross
Salem Micro Office 6 Lynde St Salem, MA	1938/1985	6,000	0.7 miles	100.0%	1.0 Yr	200 SF	$36.00	NAV	Gross
Salem Micro Office 26 Lynde St Salem, MA	1850/NAP	7,600	0.8 miles	100.0%	1.0 Yr	150 – 300 SF	$25.00-$26.00	NAV	Gross
Industrial
Salem Industrial 41 Mason St Salem, MA	1960/NAP	15,000	1.1 miles	100.0%	3.0 – 5.0 Yrs	1,154 SF	$11.50	NAV	Mod Gross
Peabody Industrial 77 Walnut St Peabody, MA	1968/1983	38,320	1.9 miles	82.0%	3.0 Yrs	4,000 SF	$10.73	NAV	Mod Gross
Peabody Industrial 300 Jubilee Dr Peabody, MA	1995/NAP	163,826	4.4 miles	90.0%	5.0 Yrs	35,307 SF	$8.25	NAV	NNN
Salem Industrial 41 Mason St. Salem, MA	1960/NAP	15,000	1.1 miles	100.0%	5.0 Yrs	1,780 SF	$11.50	NAV	Mod Gross
Beverly Industrial 59 Park St. Beverly, MA	1900/NAP	14,008	2.3 miles	100.0%	2.0 Yrs	3,000 SF	$7.20	NAV	NNN
(1)	Information obtained from the appraisal.

Escrows.

Real Estate Taxes – The Shetland Park Whole Loan documents require an upfront real estate tax reserve of $255,812 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $81,210).

Insurance – The Shetland Park Whole Loan documents require an upfront insurance reserve of $80,533 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable during the next twelve months (initially $38,349).

Replacement Reserves – The Shetland Park Whole Loan documents require an upfront replacement reserve of $2,200,000 and ongoing monthly replacement reserves of $14,891.

Deferred Maintenance – The Shetland Park Whole Loan documents require an upfront reserve of $108,875 for immediate repairs.

 A-3-63

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

TI/LC Reserve – The Shetland Park Whole Loan documents require an upfront tenant improvement and leasing commissions reserve of $800,000 and ongoing monthly tenant improvement and leasing commissions reserves of $59,095.

Environmental Remediation Reserve – The Shetland Park Whole Loan documents require an upfront reserve of $2,723,583 which amount is 125% of the highest opinion of probable cost estimate for completion of the environmental work as described within the Shetland Park Loan documents. See “Environmental Matters” above.

Tenant Specific TI Reserve – The Shetland Park Whole Loan documents require an upfront reserve of $526,065 for existing tenant obligations related to Tinti, Quinn ($137,005), South Bay Medical ($147,029), and GSA SSA ($242,031).

Lockbox and Cash Management. The Shetland Park Whole Loan requires a springing lockbox and springing cash management. Upon the occurrence and continuance of a Cash Management Trigger Event, (i) the Shetland Park Borrower is required to establish a lender-controlled lockbox account and instruct tenants to deposit rents into such lockbox account, and (ii) the Shetland Park Borrower or the property manager is required to deposit all revenues received into the lockbox account within one business day of receipt. Pursuant to the Shetland Park Whole Loan documents, all excess funds on deposit are required to be applied as follows (a) if a Cash Sweep Event (as defined below) is not in effect, to the Shetland Park Borrower; and (b) if a Cash Sweep Event is in effect due to the existence of a Critical Tenant Trigger Event (as defined below) to the Critical Tenant TI/LC account until the applicable Critical Tenant Trigger Event cure has occurred. If a Cash Sweep Event is in effect but a Critical Tenant Trigger Event is not in effect, then funds will be applied to an excess cash flow account controlled by the lender, to be held by the lender as additional security for the Shetland Park Whole Loan.

A “Cash Management Trigger Event” will commence upon the occurrence of the following:

(i)	an event of default;

(ii)	the Shetland Park Borrower’s second late debt service payment within a 12-month period;

(iii)	a bankruptcy action of the Shetland Park Borrower, guarantor or property manager;

(iv)	a Cash Management DSCR Trigger Event (as defined below);

(v)	a Critical Tenant Trigger Event (as defined below); or

(vi)	a mezzanine borrower enters into a subordinated mezzanine loan.

A Cash Management Trigger Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default has been accepted or waived by the lender;

●	with regard to clause (ii) above, the debt service payments being paid on time for 12 consecutive months;

●	with regard to clause (iii) above, if such Cash Management Trigger Event is as a result of an involuntary bankruptcy, such bankruptcy action petition being discharged, stayed, or dismissed within 30 days of such filing among other conditions for the Shetland Park Borrower or guarantor and within 120 days for the property manager, or with respect to the property manager, the Shetland Park Borrower replacing the property manager with a qualified manager acceptable to the lender;

●	with regard to clause (iv) above, the date the debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.30x for two consecutive quarters; and

●	with regard to clause (v) above, a Critical Tenant Trigger Event Period Cure (as defined below).

A “Cash Management DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.25x for the Shetland Park Whole Loan.

A “Cash Sweep Event” will commence upon the occurrence of the following:

(i)	an event of default;

(ii)	a bankruptcy action of the Shetland Park Borrower, guarantor or property manager;

(iii)	a Cash Sweep DSCR Trigger Event (as defined below); or

(iv)	a Critical Tenant Trigger Event (as defined below).

A Cash Sweep Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default has been accepted or waived by the lender;

●	with regard to clause (ii) above, if such Cash Management Trigger Event is as a result of an involuntary bankruptcy, such bankruptcy action petition being discharged, stayed, or dismissed within 30 days of such filing among other conditions for the Shetland Park Borrower or guarantor and within 120 days for the property manager, or with respect to the property manager, the Shetland Park Borrower replacing the property manager with a qualified manager acceptable to the lender;

●	with regard to clause (iii) above, the date the debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is greater than 1.25x for two consecutive quarters; and

●	with regard to clause (iv) above, a Critical Tenant Trigger Event Period Cure.

A “Cash Sweep DSCR Trigger Event” will occur on any day the debt service coverage ratio, based on the trailing 12-month period immediately preceding the date of determination, is less than 1.20x for the Shetland Park Whole Loan.

A “Critical Tenant Trigger Event” will occur if Excelitas Technologies Corp. (a “Critical Tenant” and the related lease, a “Critical Tenant Lease”) gives notice of its intention to terminate its lease.

 A-3-64

Mixed Use – Industrial/Office/Self Storage	Loan #5 Shetland Park	Cut-off Date Balance:	$44,901,066
16 Lynch Street; 18 Perkins Street; 47 and		Cut-off Date LTV:	72.9%
78 Congress Street		U/W NCF DSCR:	1.52x
Salem, MA 01970		U/W NOI Debt Yield:	11.5%

A “Critical Tenant Trigger Event Cure” will occur upon (i) the date that a Critical Tenant Space Re-Tenanting Event (as defined below) has occurred; (ii) the date that the Critical Tenant rescinds the termination notice and affirms the Critical Tenant Lease in writing for the remaining term of the Critical Tenant Lease; or (iii) the date that the Shetland Park Borrower deposits $1,500,000 with the lender, which amount will be held as additional collateral for the Shetland Park Whole Loan or used for related leasing expenses.

A “Critical Tenant Space Re-tenanting Event” will occur on the date each of the following conditions has been satisfied: (i) the Critical Tenant space is leased to one or more replacement tenants for a term of at least five years and on terms that are reasonably acceptable to the lender; (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to the re-letting of the space have been paid in full; and (iii) the replacement tenant(s) are conducting normal business operations at the related Critical Tenant space.

Property Management. The Shetland Park Property is managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Provided no event of default has occurred and is continuing, the Shetland Park Whole Loan documents permit an affiliate of the Shetland Park Borrower to incur future mezzanine debt subject to certain conditions, including (i) the execution of an intercreditor agreement in form and substance reasonably acceptable to the lender; (ii) based on the Shetland Park Whole Loan and the mezzanine loan, (a) the combined loan-to-value ratio is not greater than 72.7% and (b) the debt service coverage ratio is not less than 1.53x; and (iii) receipt of rating agency confirmation from each of Fitch, KBRA and Moody’s that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series WFCM 2019-C51 Certificates.

Ground Lease. None.

Terrorism Insurance. The Shetland Park Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Shetland Park Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the Shetland Park Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

 A-3-65

Property Type - Various	Loan #6 ExchangeRight Net Leased Portfolio #27	Cut-off Date Balance:	$41,000,000
Property Addresses - Various		Cut-off Date LTV:	61.2%
		U/W NCF DSCR:	2.17x
		U/W NOI Debt Yield:	9.8%

Walgreens - Augusta, GA

BioLife

BioLife Plasma Services - Savannah, GA

MARKET GRILLE
HyVee

Hy-Vee - Cottage Grove, MN

Pick'n Save

Pick n Save - Muskego, WI

DOLLAR TREE

Dollar Tree - Kaukauna, WI

Walgreens - Houma, LA

Advance Auto Parts

Advance Auto Parts - Houston, TX

O'Reilly AUTO PARTS

O'Reilly - Knoxville, TN

DOLLAR GENERAL

Dollar General - South Point, OH

 A-3-66

Property Type - Various	Loan #6 ExchangeRight Net Leased Portfolio #27	Cut-off Date Balance:	$41,000,000
Property Addresses - Various		Cut-off Date LTV:	61.2%
		U/W NCF DSCR:	2.17x
		U/W NOI Debt Yield:	9.8%

Lake Superior
Duluth
Superior
Marquette
MICHIGAN
WISCONSIN
MINNEAPOLIS
ST. PAUL
Eau Claire
Wausau
Stevens Point
Green Bay
Appleton
Kaukauna
Rochester
Winona
Oshkosh
MINNESOTA
La Crosse
Fond du Lac
Sheboygan
Lake Michigan
Madison
MILWAUKEE
IOWA
Waterloo
Dubuque
Beloit
Kenosha
Rockford
ILLINOIS
Waukegan
Elgin
Cedar Rapids
CHICAGO

Lake Michigan
OTTAWA
ONTARIO
Lake Huron
MICHIGAN
TORONTO
Lake Ontario
HAMILTON
ROCHESTER
GRAND RAPIDS
Flint
LONDON
BUFFALO
NEW YORK
Lansing
DETROIT
WINDSOR
Lake Erie
Jackson
Elkhart
TOLEDO
CLEVELAND
South Bend
FORT WAYNE
AKRON
PENNSYLVANIA
INDIANA
OHIO
Mansfield
Lima
PITTSBURGH
Harrisburg
Anderson
COLUMBUS
INDIANAPOLIS
DAYTON
BALTIMORE
CINCINNATI
WASH. DC
WEST VIRGINIA
KY
LOUISVILLE
Charleston
VIRGINIA
LEXINGTON

COLO.
KANSAS
Wichita
Springfield
MO
Stillwater
Santa Fe
Edmond
TULSA
OKLAHOMA CITY
Amarillo
ALBUQUERQUE
Norman
NEW MEXICO
OKLAHOMA
AR
Wichita Falls
Lubbock
FT. WORTH
DALLAS
Shreveport
Las Cruces
EL PASO
Abilene
Tyler
CIUDAD JUAREZ
Midland
TEXAS
Waco
Odessa
San Angelo
Killeen
AUSTIN
SAN ANTONIO
College Station
HOUSTON
CHIHUAHUA
Eagle Pass
Galveston
Victoria
MEXICO
Laredo
Corpus Christi
Gulf of Mexico
Edinburg
MONTERREY
McAllen
Brownsville

ExchangeRight Net Leased Portfolio #27

#	Property	Location
1	Hy-Vee - Cottage Grove, MN	Cottage Grove, MN
2	BioLife Plasma Services - Savannah, GA	Savannah, GA
3	Pick n Save - Muskego, WI	Muskego, WI
4	Walgreens - Lubbock, TX	Lubbock, TX
5	Walgreens - Houma, LA	Houma, LA
6	Walgreens - Greendale, WI	Greendale, WI
7	Walgreens - Edmond, OK	Edmond, OK
8	Tractor Supply - Duncansville, PA	Duncansville, PA
9	Walgreens - Dayton, OH	Dayton, OH
10	Walgreens - Augusta, GA	Augusta, GA
11	Advance Auto Parts - Houston, TX	Houston, TX
12	O'Reilly - South Houston, TX	South Houston, TX
13	O'Reilly - Knoxville, TN	Knoxville, TN
14	Dollar General - South Point, OH	South Point, OH
15	Dollar General - Slidell, LA	Slidell, LA
16	Dollar General - Houma, LA	Houma, LA
17	Dollar Tree - Kaukauna, WI	Kaukauna, WI
18	Dollar General - Mansfield, OH	Mansfield, OH

ARKANSAS
Texarkana
El Dorado
Greenville
Starkville
Bossier City
Monroe
Longview
Vicksburg
JACKSON
Meridian
SHREVEPORT
Clinton
Pearl
LOUISIANA
MISSISSIPPI
Natchez
Alexandria
Hattiesburg
TEXAS
BATON ROUGE
Opelousas
Sulphur
BEAUMONT
Lake Charles
LAFAYETTE
Gulfport
NEW ORLEANS
Port Arthur
New Iberia
Houma
Gulf of Mexico

KY
VA
Knoxville
Greensboro
RALEIGH
AR
NASHVILLE
NC
Cary
MEMPHIS
TENN.
CHARLOTTE
Chattanooga
Fayetteville
Huntsville
Tupelo
Athens
Columbia
Myrtle Beach
Columbus
BIRMINGHAM
ATLANTA
SC
Tuscaloosa
Augusta
MS
ALABAMA
Macon
Charleston
Jackson
Columbus
Meridian
Montgomery
GEORGIA
Savannah
Albany
Hattiesburg
Dothan
Atlantic Ocean
Mobile
Pensacola
Tallahassee
JACKSONVILLE
NEW ORLEANS
Panama City
Gainesville
Daytona Beach
Gulf of Mexico
ORLANDO
TAMPA
Palm Bay
ST. PETERSBURG
FLORIDA
Port St. Lucie
Cape Coral

 A-3-67

No. 6 – ExchangeRight Net Leased Portfolio #27

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Portfolio
				Property Type – Subtype(4):	Various
	Original Principal Balance(1):	$41,000,000		Location(4):	Various
	Cut-off Date Balance(1):	$41,000,000		Size:	349,490 SF
	% of Initial Pool Balance:	5.6%		Cut-off Date Balance Per SF(1):	$146.07
	Loan Purpose:	Acquisition		Maturity Date Balance Per SF(1):	$146.07
	Borrower Sponsor:	ExchangeRight Real Estate, LLC		Year Built/Renovated(4):	Various/Various
	Guarantors:	David Fisher; Joshua Ungerecht; Warren Thomas		Title Vesting:	Fee
	Mortgage Rate:	4.34275%		Property Manager:	Self-managed
	Note Date:	May 7, 2019		Current Occupancy (As of):	100.0% (7/1/2019)
	Seasoning:	2 months		YE 2018 Occupancy(5):	NAV
	Maturity Date:	May 6, 2029		YE 2017 Occupancy(5):	NAV
	IO Period:	120 months		YE 2016 Occupancy(5):	NAV
	Loan Term (Original):	120 months		YE 2015 Occupancy(5):	NAV
	Amortization Term (Original):	NAP		Appraised Value:	$83,360,000
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value Per SF:	$238.52
	Call Protection(2):	L(26),D(90),O(4)		Appraisal Valuation Date:	Various
	Lockbox Type:	Hard/Springing Cash Management		Underwriting and Financial Information
	Additional Debt(1):	Pari Passu		YE 2018 NOI(5):	NAV
	Additional Debt Type (Balance)(1):	$10,050,000		YE 2017 NOI(5):	NAV
				YE 2016 NOI(5):	NAV
				YE 2015 NOI(5):	NAV
				U/W Revenues:	$6,182,248
				U/W Expenses:	$1,186,196
				U/W NOI:	$4,996,052
Escrows and Reserves(3)				U/W NCF:	$4,901,151
	Initial	Monthly	Cap	U/W DSCR based on NOI/NCF(1):	2.22x / 2.17x
Taxes	$54,404	$7,772	NAP	U/W Debt Yield based on NOI/NCF(1):	9.8% / 9.6%
Insurance	$8,776	$2,925	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	9.8% / 9.6%
Replacement Reserve	$356,261	$1,508	NAP	Cut-off Date LTV Ratio(1):	61.2%
TI/LC Reserve	$500,000	Springing	NAP	LTV Ratio at Maturity(1):	61.2%
Immediate Repairs	$77,250	$0	NAP

Sources and Uses
Sources			Uses
Original whole loan amount	$51,050,000	60.8%	Purchase price	$82,601,996	98.4%
Sponsor’s new equity contribution	32,872,014	39.2	Upfront reserves	996,691	1.2
			Closing costs(6)	323,327	0.4
Total Sources	$83,922,014	100.0%	Total Uses	$83,922,014	100.0%

(1)	The ExchangeRight Net Leased Portfolio #27 Mortgage Loan (as defined below) is part of the ExchangeRight Net Leased Portfolio #27 Whole Loan (as defined below), which comprises two pari passu notes with an aggregate original balance of $51,050,000. All statistical information related to the Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity are based on the ExchangeRight Net Leased Portfolio #27 Whole Loan.

(2)	Defeasance of the ExchangeRight Net Leased Portfolio #27 Whole Loan is permitted at any time after the earlier of (i) two years after the closing date that includes the last note to be securitized or (ii) May 7, 2022. The assumed lockout period of 26 months is based on the WFCM 2019-C51 securitization trust closing date in July 2019.

(3)	See “Escrows” section.

(4)	See “The Properties” section.

(5)	The ExchangeRight Net Leased Portfolio #27 Properties (as defined below) were acquired by ExchangeRight between March 2018 and April 2019. According to the sponsor, the sellers of the ExchangeRight Net Leased Portfolio #27 Properties did not provide historical operating statements to ExchangeRight.

(6)	Closing costs include a $785,385 closing cost credit relating to the interest rate buy-up by the ExchangeRight Net Leased Portfolio #27 Borrower.

The Mortgage Loan. The mortgage loan (the “ExchangeRight Net Leased Portfolio #27 Mortgage Loan”) is part of a whole loan (the “ExchangeRight Net Leased Portfolio #27 Whole Loan”) in the original principal balance of $51,050,000. The ExchangeRight Net Leased Portfolio #27 Whole Loan is secured by a first priority fee mortgage encumbering 17 single-tenant retail properties and one medical office property in Minnesota, Georgia, Wisconsin, Texas, Louisiana, Oklahoma, Pennsylvania, Tennessee and Ohio (the “ExchangeRight Net Leased Portfolio #27 Properties”). Note A-1 had an original principal balance of $41,000,000, has a Cut-off Date Balance of $41,000,000 and is being contributed to the WFCM 2019-C51 securitization trust. Note A-2 had an original principal balance of $10,050,000, has a Cut-off Date Balance of $10,050,000 and is expected to be contributed to a future securitization trust. See

 A-3-68

Property Type - Various	Loan #6 ExchangeRight Net Leased Portfolio #27	Cut-off Date Balance:	$41,000,000
Property Addresses - Various		Cut-off Date LTV:	61.2%
		U/W NCF DSCR:	2.17x
		U/W NOI Debt Yield:	9.8%

“Description of the Mortgage Pool – The Whole Loans – The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$41,000,000	$41,000,000	WFCM 2019-C51	Yes
A-2	$10,050,000	$10,050,000	Barclays Capital Real Estate Inc.	No
Total	$51,050,000	$51,050,000

The Borrower and Borrower Sponsor. The borrower is ExchangeRight Net Leased Portfolio 27 DST (the “ExchangeRight Net Leased Portfolio #27 Borrower”), a Delaware statutory trust with one trustee which is an independent director. The ExchangeRight Net Leased Portfolio #27 Borrower has master leased the ExchangeRight Net Leased Portfolio #27 Properties to a master lessee affiliated with the guarantors. The master lessee is structured as a special purpose entity with one independent director. The master lessee’s interest in all tenant rents are assigned to the ExchangeRight Net Leased Portfolio #27 Borrower, which in turn assigned its interest to the lender.  The lender has the ability to cause the ExchangeRight Net Leased Portfolio #27 Borrower to terminate the master lease. The borrower sponsor has a 100% ownership interest in the master lessee. The master lease is subordinate to the ExchangeRight Net Leased Portfolio #27 Whole Loan. Legal counsel to the ExchangeRight Net Leased Portfolio #27 Borrower delivered a non-consolidation opinion in connection with the origination of the ExchangeRight Net Leased Portfolio #27 Whole Loan. The nonrecourse carve-out guarantors of the ExchangeRight Net Leased Portfolio #27 are Loan are David Fisher, Joshua Ungerecht and Warren Thomas.

The borrower sponsor is ExchangeRight Real Estate, LLC (“ExchangeRight”). ExchangeRight has more than $1.8 billion of assets and more than 13 million square feet under management. ExchangeRight has more than 500 investment-grade retail and class B/B+ multifamily properties located across 38 states. Warren Thomas, one of the three nonrecourse carve-out guarantors was involved in a foreclosure that settled in 2013 unrelated to the ExchangeRight Net Leased Portfolio #27 Properties. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Properties. The ExchangeRight Net Leased Portfolio #27 Properties are comprised of 17 single-tenant retail properties and one medical office property (BioLife Plasma Services – Savannah, GA) totaling 349,490 square feet located in nine states. The largest geographical concentrations by Cut-off Date Balance include Minnesota (one property, 26.0% of the allocated Cut-off Date Balance), Wisconsin (three properties, 17.4% of the allocated Cut-off Date Balance) and Georgia (two properties, 15.7% of the allocated Cut-off Date Balance). Built between 1988 and 2019, the ExchangeRight Net Leased Portfolio #27 Properties range in size from 6,912 square feet to 100,206 square feet. As of July 1, 2019, the ExchangeRight Net Leased Portfolio #27 Properties were 100.0% occupied.

The ExchangeRight Net Leased Portfolio #27 Properties feature nine unique tenants and include nationally recognized credit-tenants, such as BioLife Plasma Services L.P. (rated Baa2 by Moody’s), Pick n Save (rated Baa1/BBB by Moody’s/S&P), Walgreens (rated Baa2/BBB/BBB by Moody’s/S&P/Fitch), Advance Auto Parts (rated Baa2/BBB- by Moody’s/S&P), O’Reilly (rated Baa1/BBB by Moody’s/S&P), Dollar General (rated Baa2/BBB by Moody’s/S&P), and Dollar Tree (rated Baa3/BBB- by Moody’s/S&P). Investment grade tenants occupy 16 of the 18 properties representing 70.0% of underwritten base rent. The ExchangeRight Net Leased Portfolio #27 Properties have a weighted average remaining initial lease term of approximately 14.3 years. Each tenant has at least three five-year renewal options remaining and if the fully extended lease maturity dates are used, the weighted average remaining lease term is approximately 40.8 years based on square footage and 42.9 years based on underwritten rent. Leases representing approximately 86.6% of the net rentable area and 85.6% of the underwritten base rent expire after the ExchangeRight Net Leased Portfolio #27 Whole Loan maturity date. The largest property, Hy-Vee – Cottage Grove, MN (the “Hy-Vee Property”), comprises 100,206 square feet and represents 28.7% of the portfolio net rentable area and 25.8% of the portfolio underwritten base rent. The Hy-Vee Property is utilized as a grocery store and is part of a larger retail center with other tenants that include TJ Maxx/Home Goods and Sports Clips Haircut. The Hy-Vee Property features separate entrances for major departments including Wine/Spirits, Pharmacy and Market Grille with made-to-order food. The Hy-Vee Property also features a gas station/convenience store outparcel as well as a Starbucks located on the premises. The Hy-Vee Property was constructed in 2017, and the tenant recently executed a 20-year lease through January 2039 with six five-year renewal options remaining. In 2018 Hy-Vee sales at the Hy-Vee Property totaled $46.54mm ($464 PSF) resulting in an occupancy cost of 3.8%.  Excluding the Hy-Vee Property, no other individual property accounts for more than 17.8% of portfolio net rentable area and 11.8% of the underwritten base rent.

 A-3-69

Property Type - Various	Loan #6 ExchangeRight Net Leased Portfolio #27	Cut-off Date Balance:	$41,000,000
Property Addresses - Various		Cut-off Date LTV:	61.2%
		U/W NCF DSCR:	2.17x
		U/W NOI Debt Yield:	9.8%

The following table presents certain information relating to the ExchangeRight Net Leased Portfolio #27 Properties:

Tenant Name	Allocated Whole Loan Cut-off Date Balance	% of Portfolio Cut-off Date Balance	UW NOI	% of UW NOI	Year Built/ Renovated	Tenant NRSF	% of Portfolio NRSF	Lease Expiration	Appraised Value(1)
Hy-Vee(2) Cottage Grove, MN	$13,280,000	26.0%	$1,253,187	25.1%	2017/NAP	100,206	28.7%	1/31/2039	$22,600,000
BioLife Plasma Services L.P.(3) Savannah, GA	$6,390,000	12.5%	$606,462	12.1%	2019/NAP	15,730	4.5%	3/31/2034	$9,900,000
Pick n Save(4) Muskego, WI	$4,850,000	9.5%	$476,070	9.5%	1988/2017	62,300	17.8%	12/31/2029	$7,750,000
Walgreens(5) Lubbock, TX	$3,430,000	6.7%	$316,615	6.3%	2006/NAP	14,820	4.2%	8/31/2031(20)	$5,200,000
Walgreens(6) Houma, LA	$3,292,000	6.4%	$312,455	6.3%	2006/NAP	14,490	4.1%	2/29/2032(20)	$4,880,000
Walgreens(7) Greendale, WI	$3,100,000	6.1%	$283,237	5.7%	1998/NAP	13,905	4.0%	6/30/2031(20)	$4,620,000
Walgreens(8) Edmond, OK	$2,978,858	5.8%	$273,372	5.5%	2007/NAP	14,762	4.2%	7/31/2032(20)	$4,410,000
Tractor Supply(9) Duncansville, PA	$2,202,000	4.3%	$208,791	4.2%	2004/NAP	19,104	5.5%	1/31/2029	$3,600,000
Walgreens(10) Dayton, OH	$1,651,142	3.2%	$242,658	4.9%	1998/NAP	13,905	4.0%	3/31/2029(20)	$3,900,000
Walgreens(11) Augusta, GA	$1,620,000	3.2%	$250,955	5.0%	2004/NAP	13,650	3.9%	4/1/2029(20)	$4,150,000
Advance Auto Parts(12) Houston, TX	$1,269,000	2.5%	$115,354	2.3%	2018/NAP	6,912	2.0%	2/28/2033	$1,920,000
O’Reilly(13) South Houston, TX	$1,192,000	2.3%	$108,692	2.2%	2013/NAP	7,000	2.0%	4/30/2033	$1,775,000
O’Reilly(14) Knoxville, TN	$1,090,000	2.1%	$101,454	2.0%	2014/NAP	7,125	2.0%	11/30/2034	$1,620,000
Dollar General(15) South Point, OH	$1,015,000	2.0%	$95,748	1.9%	2019/NAP	9,002	2.6%	3/31/2034	$1,450,000
Dollar General(16) Slidell, LA	$990,000	1.9%	$92,577	1.9%	2018/NAP	9,002	2.6%	6/30/2033	$1,475,000
Dollar General(17) Houma, LA	$940,000	1.8%	$88,071	1.8%	2018/NAP	9,026	2.6%	6/15/2033	$1,400,000
Dollar Tree(18) Kaukauna, WI	$908,000	1.8%	$90,530	1.8%	2018/NAP	9,525	2.7%	5/31/2029	$1,450,000
Dollar General(19) Mansfield, OH	$852,000	1.7%	$79,824	1.6%	2019/NAP	9,026	2.6%	1/31/2034	$1,260,000
Total/Weighted Average	$51,050,000	100.0%	$4,996,052	100.0%		349,490	100.0%		$83,360,000

(1)	Each appraisal provides a “go-dark” value for the related property. The ExchangeRight Net Leased Portfolio #27 Properties have an aggregate “go-dark” value of $60,170,000.

(2)	Hy-Vee has six, five-year renewal options.

(3)	BioLife Plasma Services L.P. has three, five-year renewal options. BioLife Plasma Services L.P. has the ongoing right to terminate its lease upon 30 days’ written notice and the payment of the net present value of the total obligations for base rent and additional rent for the remainder of its current lease term.

(4)	Pick n Save has three, five-year renewal options.

(5)	Walgreens has ten, five-year renewal options. Walgreens has the right to terminate its lease effective August 31, 2031 upon 12 months’ prior notice.

(6)	Walgreens has ten, five-year renewal options. Walgreens has the right to terminate its lease effective February 29, 2032 upon 12 months’ prior notice.

(7)	Walgreens has seven, five-year renewal options. Walgreens has the right to terminate its lease effective June 30, 2031 and every five years thereafter through June 30, 2066 (the final lease maturity date) with six months’ prior notice.

(8)	Walgreens has ten, five-year renewal options. Walgreens has the right to terminate its lease effective July 31, 2032 upon 12 months’ prior notice.

(9)	Tractor Supply has three, five-year renewal options.

(10)	Walgreens has six, five-year renewal options. Walgreens has the right to terminate its lease effective March 31, 2029 and every five years thereafter through March 31, 2059 (the final lease maturity date) with 12 months’ prior notice.

(11)	Walgreens has ten, five-year renewal options. Walgreens has the right to terminate its lease effective April 1, 2029 and every five years thereafter through April 1, 2079 (the final lease maturity date) with six months’ prior notice.

(12)	Advance Auto Parts has three, five-year renewal options.

(13)	O’Reilly has three, five-year renewal options.

(14)	O’Reilly has three, five-year renewal options.

(15)	Dollar General has four, five-year renewal options.

(16)	Dollar General has three, five-year renewal options.

(17)	Dollar General has three, five-year renewal options.

(18)	Dollar Tree has four, five-year renewal options.

(19)	Dollar General has four, five-year renewal options.

(20)	For underwriting purposes, the lender has assumed the earliest termination option dates to be the lease expiration dates for all Walgreens tenants.

 A-3-70

Property Type - Various	Loan #6 ExchangeRight Net Leased Portfolio #27	Cut-off Date Balance:	$41,000,000
Property Addresses - Various		Cut-off Date LTV:	61.2%
		U/W NCF DSCR:	2.17x
		U/W NOI Debt Yield:	9.8%

Major Tenants. The following table presents certain information relating to the tenancy at the ExchangeRight Net Leased Portfolio #27 Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	No. of Properties	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent

Major Tenants
Hy-Vee	NR/NR/NR	1	100,206	28.7%	$13.52	$1,354,500	25.8%
Walgreens	BBB/Baa2/BBB	6	85,532	24.5%	$20.44	$1,748,166	33.3%
Pick n Save	NR/Baa1/BBB	1	62,300	17.8%	$8.23	$512,843	9.8%
Dollar General	NR/Baa2/BBB	4	36,056	10.3%	$10.16	$366,394	7.0%
Tractor Supply	NR/NR/NR	1	19,104	5.5%	$11.78	$225,000	4.3%
BioLife Plasma Services L.P.	NR/Baa2/NR	1	15,730	4.5%	$39.39	$619,582	11.8%
O’Reilly	NR/Baa1/BBB	2	14,125	4.0%	$15.23	$215,067	4.1%
Dollar Tree	NR/Baa3/BBB-	1	9,525	2.7%	$10.25	$97,631	1.9%
Advance Auto Parts	NR/Baa2/BBB-	1	6,912	2.0%	$17.09	$118,109	2.2%
Total Major Tenants		18	349,490	100.0%	$15.04	$5,257,292	100.0%

Vacant Space			0	0.0%

Collateral Total			349,490	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include straight-lined rent through loan maturity for Pick n Save – Muskego, WI, O’Reilly – South Houston, TX, O’Reilly – Knoxville, TN and BioLife Plasma Services – Savannah, GA totaling $45,236.

The following table presents certain information relating to the lease rollover schedule at the ExchangeRight Net Leased Portfolio #27 Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2029	5	118,484	33.9%	118,484	33.9%	$1,369,474	26.0%	$11.56
Thereafter	13	231,006	66.1%	349,490	100.0%	$3,887,818	74.0%	$16.83
Vacant	0	0	0.0%	349,490	100.0%	$0	0.0%	$0.00
Total/Weighted Average	18	349,490	100.0%			$5,257,292	100.0%	$15.04

(1)	Information obtained from the underwritten rent roll.

(2)	For underwriting purposes, the lender has assumed the earliest termination option dates to be the lease expiration dates for all Walgreens tenants.

 A-3-71

Property Type - Various	Loan #6 ExchangeRight Net Leased Portfolio #27	Cut-off Date Balance:	$41,000,000
Property Addresses - Various		Cut-off Date LTV:	61.2%
		U/W NCF DSCR:	2.17x
		U/W NOI Debt Yield:	9.8%

The following table presents historical occupancy percentages at the ExchangeRight Net Leased Portfolio #27 Properties:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	7/1/2019(2)
NAV	NAV	NAV	NAV	100.0%

(1)	The ExchangeRight Net Leased Portfolio #27 Properties were acquired by ExchangeRight between March 2018 and April 2019. According to ExchangeRight, the sellers of the ExchangeRight Net Leased Portfolio #27 Properties did not provide historical operating statements to ExchangeRight.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the ExchangeRight Net Leased Portfolio #27 Properties:

Cash Flow Analysis(1)

	U/W	%(2)	U/W $ per SF
Rents in Place	$5,212,056	82.5%	$14.91
Rent Steps(3)	45,236	0.7	0.13
Grossed Up Vacant Space	0	0.0	0.00
Gross Potential Rent	$5,257,292	83.2%	$15.04
Other Income	0	0.0	0.00
Total Recoveries	1,061,154	16.8	3.04
Net Rental Income	$6,318,446	100.0%	$18.08
(Vacancy & Credit Loss)	(136,199)(4)	(2.6)	(0.39)
Effective Gross Income	$6,182,248	97.8%	$17.69

Real Estate Taxes	1,030,212	16.7	2.95
Insurance	32,339	0.5	0.09
Management Fee	123,645	2.0	0.35
Other Operating Expenses(5)	0	0.0	0.00
Total Operating Expenses	$1,186,196	19.2%	$3.39

Net Operating Income	$4,996,052	80.8%	$14.30
Replacement Reserves(6)	18,101	0.3	0.05
TI/LC(7)	76,800	1.2	0.22
Net Cash Flow	$4,901,151	79.3%	$14.02

NOI DSCR	2.22x
NCF DSCR	2.17x
NOI Debt Yield	9.8%
NCF Debt Yield	9.6%

(1)	The ExchangeRight Net Leased Portfolio #27 Properties were acquired by the borrower sponsor between March 2018 and April 2019. According to the borrower sponsor, the sellers of the ExchangeRight Net Leased Portfolio #27 Properties did not provide historical operating statements to the borrower sponsor.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Represents straight-lined rent through loan maturity for Pick n Save – Muskego, WI, O’Reilly – South Houston, TX and O’Reilly – Knoxville, TN and BioLife Plasma Services – Savannah, GA totaling $45,236.

(4)	The underwritten economic vacancy is 5.0% at the property level except for 12 properties that are underwritten to a 0.0% economic vacancy. The 12 properties are 100.0% occupied by investment grade tenants with at least 11 years remaining on the initial lease term and a fully extended expiration date of 2033 or later. The overall underwritten blended economic vacancy is 2.2%. The ExchangeRight Net Leased Portfolio #27 Properties are 100.0% physically occupied as of July 1, 2019.

(5)	All tenants pay common area maintenance expenses directly.

(6)	Tenants at 11 of the ExchangeRight Net Leased Portfolio #27 Properties are responsible for their own capital expenditures.

(7)	TI/LC is inclusive of a straight-line credit for the upfront TI/LC Reserve equal to $50,000, which is 10.0% of the upfront TI/LC reserve of $500,000.

 A-3-72

Property Type - Various	Loan #6 ExchangeRight Net Leased Portfolio #27	Cut-off Date Balance:	$41,000,000
Property Addresses - Various		Cut-off Date LTV:	61.2%
		U/W NCF DSCR:	2.17x
		U/W NOI Debt Yield:	9.8%

Appraisal. The ExchangeRight Net Leased Portfolio #27 Properties were valued individually, with the individual values reflecting a cumulative “as-is” appraised value of $83,360,000. The valuation dates range from November 20, 2018 to April 27, 2019. Additionally, each appraisal provided a corresponding “go-dark” value that equates to $60,170,000 for the ExchangeRight Net Leased Portfolio #27 Properties.

Environmental Matters. According to a Phase I environmental site assessments dated from November 12, 2018 to April 25, 2019, there was no evidence of any recognized environmental conditions at the ExchangeRight Net Leased Portfolio #27 Properties. However, there is a controlled recognized environmental condition at the Walgreens – Houma, LA property. See “Environmental Considerations” in the Preliminary Prospectus.

Escrows.

Real Estate Taxes – The ExchangeRight Net Leased Portfolio #27 Whole Loan documents require an upfront real estate tax reserve of $54,404 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $7,772).

Insurance – The ExchangeRight Net Leased Portfolio #27 Whole Loan documents require an upfront insurance reserve of $8,776 and ongoing insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable during the next twelve months (initially $2,925).

Replacement Reserves – The ExchangeRight Net Leased Portfolio #27 Whole Loan documents require an upfront replacement reserve of $356,261 and ongoing monthly replacement reserves of $1,508. Tenants at 11 of the ExchangeRight Net Leased Portfolio #27 Properties are responsible for their own capital expenditures.

TI/LC Reserve – The ExchangeRight Net Leased Portfolio #27 Whole Loan documents require an upfront TI/LC reserve of $500,000. Payment of the ongoing TI/LC monthly reserve of $20,387 will be waived as long as no event of default has occurred and is continuing.

Immediate Repairs - The ExchangeRight Net Leased Portfolio #27 Whole Loan documents require an upfront reserve of $77,250 for immediate repairs.

Lockbox and Cash Management. The ExchangeRight Net Leased Portfolio #27 Whole Loan documents require a hard lockbox and springing cash management. The ExchangeRight Net Leased Portfolio #27 Borrower was required at origination to deliver letters to the tenants at the ExchangeRight Net Leased Portfolio #27 Properties directing them to pay all rents directly into a lender-controlled lockbox account. Additionally, all revenues and other monies received by the ExchangeRight Net Leased Portfolio #27 Borrower or related property manager are required to be deposited into the lockbox account within two business days upon receipt. During the occurrence and continuance of a Cash Sweep Event (as defined below), all funds are required to be swept each business day into the cash management account controlled by the lender and disbursed on each payment date in accordance with the ExchangeRight Net Leased Portfolio #27 Whole Loan documents, with all excess cash flow to be held as additional security for the ExchangeRight Net Leased Portfolio #27 Whole Loan.

A “Cash Sweep Event” will commence upon the earliest of (i) an event of default, (ii) the debt service coverage ratio falling below 1.45x based on a 30-year amortization schedule (approximately 1.96x based on the interest only debt service payment) and (iii) the date that is 36 months prior to the maturity date (a “Qualified Transfer Trigger Event”). A Cash Sweep Period will end with regard to clause (i) above, upon the cure of such event of default; with regard to clause (ii) above, if the debt service coverage ratio is greater than or equal to 1.45x for two consecutive quarters based on a 30-year amortization schedule (approximately 1.96x based on the interest only debt service payment); or with respect to clause (iii) above, upon a Qualified Transfer Trigger Event Cure (as defined below).

A “Qualified Transfer Trigger Event Cure” means the occurrence of a qualified transfer under the ExchangeRight Net Leased Portfolio #27 Whole Loan documents, provided that the approved transferee: (i) must maintain either (a) a minimum net worth of at least $200,000,000 and total assets of at least $400,000,000 as reasonably determined by the lender or (b) an investment grade rating, (ii) must execute and deliver a full recourse guaranty guaranteeing the payment of the entire amount of the debt, (iii) must at all times own no less than 100% of the legal and beneficial ownership interests in the ExchangeRight Net Leased Portfolio #27 Borrower, (iv) must not be a Delaware statutory trust and (v) will cause the ExchangeRight Net Leased Portfolio #27 Borrower to convert to a limited liability company.

Property Management. The ExchangeRight Net Leased Portfolio #27 Properties are managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Right of First Refusal. Nine tenants have rights of first refusal. See “Description of the Mortgage Pool – Purchase Options and Rights of First Refusal” in the Preliminary Prospectus.

 A-3-73

Property Type - Various	Loan #6 ExchangeRight Net Leased Portfolio #27	Cut-off Date Balance:	$41,000,000
Property Addresses - Various		Cut-off Date LTV:	61.2%
		U/W NCF DSCR:	2.17x
		U/W NOI Debt Yield:	9.8%

Terrorism Insurance. The ExchangeRight Net Leased Portfolio #27 Whole Loan documents require that the “all risk” insurance policy required to be maintained by the ExchangeRight Net Leased Portfolio #27 Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the ExchangeRight Net Leased Portfolio #27 Properties, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

 A-3-74

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-75

Office – Suburban 14700 Caribbean Way Miramar, Florida 33027	Loan #7 Royal Caribbean - Miramar	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,250,000 65.0% 2.50x 10.7%

 A-3-76

Office – Suburban 14700 Caribbean Way Miramar, Florida 33027	Loan #7 Royal Caribbean - Miramar	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,250,000 65.0% 2.50x 10.7%

Royal Caribbean - Miramar
14700 Caribbean Way
Miramar, FL 33027
Weston
Davie
Southwest Ranches
Cooper City
BROWARD COUNTY
Pembroke Pines
Miramar
Miami Gardens
MIAMI-DADE COUNTY
Miami Lakes
Opa-Locka
Hialeah Gardens
Hialeah
Medley
MIAMI
Weston Hills Country Club
Cleveland Clinic Florida
Weston Commons
Vista View Park
Tree Tops Park
Tower Shops
Florida Atlantic Univ. Davie Campus
Nova Southeastern University
Broward Coll. Central Campus
Ft. Lauderdale-Hollywood Intl. Airport 6 miles
Countryside Shops
C.B. Smith Park
Pembroke Lakes Mall
Pembroke Commons
Broward Coll. South Campus
North Perry Airport
Paraiso Parc
Grand Palms Golf Course
Shops At Pembroke Gardens Ctr.
Flamingo Pines Sq. Shopping Center
Pembroke Crossings
Hollybrook Golf and Tennis Club
Memorial Hospital Miramar
Miramar Regional Park
Fountains of Miramar
FBI
Chamberlain Univ. College of Nursing
Calder Casino
Hard Rock Stadium
PGA Tour Golf Club of Miami
Florida Memorial College
St. Thomas University
Opa-Locka Airport
Palmetto General Hospital
Amelia Earhart Park
Westview Country Club
Miami Dade College North Campus
Westland Mall
S. Post Rd.
Bonaventure Blvd.
Weston Rd.
SW 136th Ave.
S. Flamingo Rd.
SW 112th Ave.
Pine Island Rd.
University Dr.
Griffin Rd.
SW 172nd Ave.
Dykes Rd.
SW 100th Ave.
Stirling Rd.
Sheridan St.
Taft St.
NW 72nd Ave.
Pines Blvd.
Palm Ave.
Pembroke Rd.
Miramar Pkwy.
Florida's Tpke.
Homestead Ext.
SW 48th Ct.
NW 199th St.
NW 186th St.
NW 67th Ave.
NW 183rd St.
NW 57th Ave.
NW 37th Ave.
NW 170th St.
Palmetto Expwy.
TRI RAIL
NW 135th St.
NW 119th St.
W. 28th Ave.
Milander Blvd.
NW 103rd St.
Red Rd.
E. 4th Ave.
NW 32nd Ave.
NW 27th Ave.
NW 22nd Ave.
27
75
595
84
818
817
823
848
820
821
860
826
9
916
924
953
Lake Okeechobee
West Palm Beach
Boynton Beach
Delray Beach
Boca Raton
Coral Springs
Pompano Beach
FT. LAUDERDALE
Weston
Miramar
Hollywood
North Miami Beach
Hialeah
MIAMI
Miami Beach
Coral Gables
THE EVERGLADES
Homestead
Florida City
Atlantic Ocean
Gulf of Mexico
Everglades Pkwy

 A-3-77

No. 7 – Royal Caribbean – Miramar

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	UBS AG		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Office – Suburban
	Original Principal Balance:	$29,250,000		Location:	Miramar, FL
	Cut-off Date Balance:	$29,250,000		Size:	128,540 SF
	% of Initial Pool Balance:	4.0%		Cut-off Date Balance Per SF:	$227.56
	Loan Purpose:	Acquisition		Maturity Date Balance Per SF:	$227.56
	Borrower Sponsor:	SD US Holdings LLC		Year Built/Renovated:	2001/2018
	Guarantor:	SD US Holdings LLC		Title Vesting:	Fee
	Mortgage Rate:	4.1750%		Property Manager:	Self-managed
	Note Date:	May 6, 2019		Current Occupancy (As of):	100.0% (7/1/2019)
	Seasoning:	2 months		YE 2018 Occupancy:	100.0%
	Maturity Date:	May 6, 2029		YE 2017 Occupancy:	100.0%
	IO Period:	120 months		YE 2016 Occupancy:	100.0%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	100.0%
	Amortization Term (Original):	NAP		Appraised Value:	$45,000,000
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value Per SF:	$350.09
	Call Protection:	L(26),D(90),O(4)		Appraisal Valuation Date:	April 8, 2019
	Lockbox Type:	Hard/Springing Cash Management
	Additional Debt:	None		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI(2):	NAV
				YE 2018 NOI(2):	NAV
				YE 2017 NOI(2):	NAV
				YE 2016 NOI(2):	NAV
				U/W Revenues:	$3,933,534
				U/W Expenses:	$807,242
Escrows and Reserves(1)				U/W NOI:	$3,126,291
	Initial	Monthly	Cap	U/W NCF:	$3,100,583
Taxes	$0	Springing	NAP	U/W DSCR based on NOI/NCF:	2.52x / 2.50x
Insurance	$15,582	$9,739	NAP	U/W Debt Yield based on NOI/NCF:	10.7% / 10.6%
Replacement Reserve	$0	$2,142	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	10.7% / 10.6%
TI/LC Reserve	$0	Springing	NAP	Cut-off Date LTV Ratio:	65.0%
Sales Tax Reserve	$18,334	$18,334	NAP	LTV Ratio at Maturity:	65.0%

Sources and Uses
Sources			Uses
Original loan amount	$29,250,000	63.9%	Purchase price	$45,000,000	98.4%
Cash equity contribution	16,495,064	36.1	Closing costs	711,148	1.6
			Upfront reserves	33,916	0.1
Total Sources	$45,745,064	100.0%	Total Uses	$45,745,064	100.0%

(1)	See “Escrows” section.

(2)	Historical operating statements are not available as the Royal Caribbean - Miramar Property (as defined below) was recently acquired and such information was not made available by the prior owner.

The Mortgage Loan. The mortgage loan (the “Royal Caribbean - Miramar Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a class A office property in Miramar, Florida (the “Royal Caribbean - Miramar Property”).

The Borrower and Borrower Sponsor. The borrower is 14700 Caribbean Way LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Royal Caribbean - Miramar Mortgage Loan. The borrower sponsor and non-recourse carve-out guarantor of the Royal Caribbean - Miramar Mortgage Loan is SD US Holdings LLC, a Delaware limited liability company. As of April 8, 2019, SD US Holdings LLC reported assets and equity of over $33.3 million, excluding the Royal Caribbean - Miramar Property.

The Property. The Royal Caribbean - Miramar Property is comprised of a three-story class A office building totaling 128,540 square feet located in Miramar, Florida. Constructed in 2001 and renovated in 2018, the Royal Caribbean - Miramar Property is 100.0% leased to Royal Caribbean Cruises Ltd (“Royal Caribbean”) as of July 1, 2019. The Royal Caribbean - Miramar Property is situated on a 10.4-acre site with 847 parking spaces resulting in a parking ratio of 6.6 spaces per 1,000 square feet of rentable area.

The Royal Caribbean - Miramar Property serves as Royal Caribbean’s information technology headquarters and includes the company’s only data center and its weather monitoring command center. The tenant uses the leased premises to test and implement all technology

 A-3-78

Office – Suburban 14700 Caribbean Way Miramar, Florida 33027	Loan #7 Royal Caribbean - Miramar	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,250,000 65.0% 2.50x 10.7%

devices prior to installation into the cruise ships. The Royal Caribbean - Miramar Property is the only location that houses Royal Caribbean’s information technology employees in the area, according to the borrower sponsor.

Renovations totaling approximately $12.4 million were completed in 2018 to reconfigure the office space on the second and third floor, including modern layouts with glass partitions, energy-efficient lightning, and ceramic and carpet floors. According to the borrower sponsor, Royal Caribbean funded approximately $7.4 million for the 2018 renovations. In addition, Royal Caribbean plans to remodel the first floor in the near future at its own expense, according to the appraisal. Further, Royal Caribbean is permitted to install a parking awning in the parking lot to facilitate an additional 20 parking spaces at the Royal Caribbean - Miramar Property.

Major Tenant.

Largest Tenant: Royal Caribbean (Baa2/BBB- by Moody’s/S&P; 128,540 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent; 11/30/2028 lease expiration) – Founded in 1968, Royal Caribbean (NYSE: RCL) is the world’s second largest cruise company with ships that operate a selection of itineraries that call on more than 1,000 destinations in 126 countries, spanning all seven continents. Royal Caribbean controls and operates four global cruise brands: Royal Caribbean International, Celebrity Cruises, Azamara Club Cruises and Silversea Cruises (collectively, the “Global Brands”). Royal Caribbean also owns a 50% joint venture interest in TUI Cruises and a 49% interest in Pullmantur (collectively, the “Partner Brands”). The Global Brands and Partner Brands operate a combined total of 60 ships in the cruise vacation industry with an aggregate capacity of approximately 135,520 berths as of December 31, 2018. Royal Caribbean has been a tenant at the Royal Caribbean - Miramar Property since 2001 and renewed its lease in 2015 for an additional 13-year term, through November 30, 2028. Royal Caribbean currently pays a base rent of $23.73 per square foot, with 2.5% annual increases. Royal Caribbean has two, five-year renewal options remaining and no termination options (other than with respect to casualty, condemnation or interruption of utility services).

The following table presents certain information relating to the tenancy at the Royal Caribbean - Miramar Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Royal Caribbean	NR/Baa2/BBB-	128,540	100.0%	$24.33	$3,126,768	100.0%	11/30/2028	2, 5-year	N
Occupied Collateral Total		128,540	100.0%	$24.33	$3,126,768	100.0%

Vacant Space		0	0.0%

Collateral Total		128,540	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through June 2020 totaling $150,662.

The following table presents certain information relating to the lease rollover schedule at the Royal Caribbean - Miramar Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	1	128,540	100.0%	128,540	100.0%	$3,126,768	100.0%	$24.33
2029	0	0	0.0%	128,540	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	128,540	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	128,540	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	128,540	100.0%			$3,126,768	100.0%	$24.33

(1)	Information obtained from the underwritten rent roll.

(2)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF include contractual rent steps through June 2020 totaling $150,662.

 A-3-79

Office – Suburban 14700 Caribbean Way Miramar, Florida 33027	Loan #7 Royal Caribbean - Miramar	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,250,000 65.0% 2.50x 10.7%

The following table presents historical occupancy percentages at the Royal Caribbean - Miramar Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	7/1/2019(2)
100.0%	100.0%	100.0%	100.0%	100.0%
(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Royal Caribbean - Miramar Property:

Cash Flow Analysis(1)

	U/W	%(2)	U/W $ per SF
Base Rent	$2,976,106	71.9%	$23.15
Contractual Rent Steps(3)	461,719	11.2	3.59
Grossed Up Vacant Space	0	0.0	0.00
Gross Potential Rent	$3,437,825	83.0%	$26.75
Other Income	0	0.0	0.00
Total Recoveries	702,737	17.0	5.47
Net Rental Income	$4,140,562	100.0%	$32.21
(Vacancy & Credit Loss)	(207,028)(4)	(6.0)	(1.61)
Effective Gross Income	$3,933,534	95.0%	$30.60

Real Estate Taxes	572,369	14.6	4.45
Insurance	116,867	3.0	0.91
Management Fee	118,006	3.0	0.92
Other Operating Expenses	0	0.0	0.00
Total Operating Expenses	$807,242	20.5%	$6.28

Net Operating Income	$3,126,291	79.5%	$24.32
Replacement Reserves	25,708	0.7	0.20
TI/LC	0	0.0	0.00
Net Cash Flow	$3,100,583	78.8%	$24.12

NOI DSCR	2.52x
NCF DSCR	2.50x
NOI Debt Yield	10.7%
NCF Debt Yield	10.6%
(1)	Historical operating statements are not available as the Royal Caribbean - Miramar Property was recently acquired and such information was not made available by the prior owner.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Represents contractual rent steps through June 2020 totaling $150,662 and straight-line rent averaging for the investment grade tenant over its remaining lease term totaling $311,057.

(4)	The underwritten economic vacancy is 5.0%. The Royal Caribbean - Miramar Property was 100.0% physically occupied as of July 1, 2019.

Appraisal. The appraiser concluded to an “as-is” Appraised Value for the Royal Caribbean - Miramar Property of $45,000,000 as of April 8, 2019.

Environmental Matters. According to the Phase I environmental site assessment dated May 1, 2019, there was no evidence of any recognized environmental conditions at the Royal Caribbean - Miramar Property.

Market Overview and Competition. The Royal Caribbean - Miramar Property is located in Miramar, Broward County, Florida, adjacent to Interstate 75 (provides access southbound to Miami) and approximately 16.0 miles northwest of the Miami central business district, approximately 20.1 miles southwest of the Fort Lauderdale central business district, approximately 22.6 miles northwest of PortMiami, and approximately 19.2 miles southwest of the Fort Lauderdale-Hollywood International Airport. The Royal Caribbean - Miramar Property is situated approximately 0.8 miles from the on-ramp of Interstate 75 and Pines Boulevard where average daily traffic counts are approximately 146,500.

Shops at Pembroke Gardens is approximately 1.4 miles northeast of the Royal Caribbean - Miramar Property and features a Sephora, Barnes and Noble, Old Navy, DSW Designer Shoe Warehouse, Banana Republic, BRIO Tuscan Grille, Lime Fresh Mexican Grill and RA

 A-3-80

Office – Suburban 14700 Caribbean Way Miramar, Florida 33027	Loan #7 Royal Caribbean - Miramar	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,250,000 65.0% 2.50x 10.7%

Sushi Bar. In addition, Pembroke Lakes Mall is approximately 3.5 miles northeast of the Royal Caribbean - Miramar Property and features a Sears, J.C. Penney, Dillards, Macy’s and a nine-screen AMC Theatres.

Port Everglades, located 21.7 miles northeast of the Royal Caribbean - Miramar Property, is the world’s third busiest cruise port generating an estimated 230,747 jobs and has a $30.4 billion economic impact. Port Everglades serves 10 cruise lines and one ferry serving over 3.8 million passengers annually as of fiscal-year 2017. Additionally, PortMiami, located 22.6 miles southeast of the Royal Caribbean - Miramar Property, serves as global headquarters for Carnival Cruise Lines, Norwegian Cruise Lines, Royal Caribbean Cruises, Oceania Cruises and Regent Seven Seas Cruises. PortMiami is home to more than 22 cruise brands and 55 cruise ships. PortMiami generates more than 324,000 jobs and has a $41.4 billion economic impact. In November 2018, Royal Caribbean opened Terminal A, the largest cruise terminal in the U.S., in collaboration with Miami-Dade County. The new terminal serves as the homeport to some of Royal Caribbean’s largest ships.

According to a third party market research provider, the estimated 2019 population within a three- and five-mile radius of the Royal Caribbean - Miramar Property was approximately 149,658 and 379,316, respectively; and the estimated 2019 average household income within the same radii was approximately $99,334 and $93,858, respectively.

Submarket Information – According to a third party market research report, the Royal Caribbean - Miramar Property is situated within the Southwest Broward submarket of the Fort Lauderdale Office Market. As of March 29, 2019, the Southwest Broward submarket reported a total inventory of approximately 9.2 million square feet with a 5.1% vacancy rate and average asking rent of $33.01 per square foot, gross. According to a third party market research report, the Southwest Broward submarket has one of the highest concentrations of office-using employment in Fort Lauderdale. Royal Caribbean, Humana, and University of Phoenix have a presence, collectively employing approximately 2,000 people in the submarket.

The following table presents certain information relating to the appraiser’s market rent conclusion for the Royal Caribbean - Miramar Property:

Market Rent Summary(1)

Office
Market Rent (PSF)	$23.00
Average Lease Term (Years)	10
Lease Type (Reimbursements)	Net
Rent Increase Projection	2.5% per annum

(1)	Information obtained from the appraisal.

The table below presents certain information relating to comparable sales pertaining to the Royal Caribbean - Miramar Property identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
6262 Sunset	South Miami, FL	100,798	Dec-15	$40,000,000	$396.83
Comcast Building	Miramar, FL	91,872	Dec-16	$23,000,000	$250.35
Altegra Health Building	Weston, FL	52,960	Jan-17	$14,100,000	$266.24
Amsurg Headquarters	Plantation, FL	221,597	Jul-17	$56,600,000	$255.42
Belcan Engineering	West Palm Beach, FL	65,770	Aug-18	$22,300,000	$339.06

(1)	Information obtained from the appraisal.

 A-3-81

Office – Suburban 14700 Caribbean Way Miramar, Florida 33027	Loan #7 Royal Caribbean - Miramar	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,250,000 65.0% 2.50x 10.7%

The following table presents certain information relating to comparable office properties to the Royal Caribbean - Miramar Property identified by the appraiser:

Comparable Properties(1)

Property Name/Location	Year Built/ Renovated	Property Subtype	Total GLA (SF)	Distance from Subject	Occupancy	Asking Base Rent PSF	Lease Type
Belcan Engineering 2410 Metrocenter Blvd. E West Palm Beach, FL	2000/2018	Single Tenant	65,770	68.1 miles	100.0%	$20.95	NNN
DeVry Institute 2300 SW 145th Avenue Miramar, FL	2002/NAP	Single Tenant	94,060	0.3 miles	100.0%	$22.08	NNN
1301 International Parkway Sunrise, FL	2006/NAP	Multi Tenant	140,160	13.2 miles	98.0%	$23.00	NNN
1601 Sawgrass Centre 1601 Sawgrass Corporate Parkway Sunrise, FL	1999/NAP	Multi Tenant	101,300	12.6 miles	94.0%	$22.50	NNN
Miramar Centre II 3501 SW 160th Avenue Miramar, FL	2001/NAP	Single Tenant	96,394	2.5 miles	100.0%	$24.04	NNN

(1)	Information obtained from the appraisal.

Escrows.

Real Estate Taxes – Ongoing monthly real estate tax reserves, equaling one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months, are not currently required and will not be required so long as (i) no event of default has occurred or is continuing, (ii) all of the Royal Caribbean - Miramar Property is demised pursuant to the Royal Caribbean lease, (iii) the Royal Caribbean lease is in full force and effect, (iv) no Material Tenant Trigger Event (as defined below) has occurred, (v) Royal Caribbean is obligated pursuant to the terms and conditions of the Royal Caribbean lease to pay all taxes directly to the applicable governmental authorities in full in a timely manner, (vi) Royal Caribbean pays all relevant taxes directly to the governmental authorities, (vii) the Royal Caribbean lease has not been amended or modified without the lenders consent and (viii) Royal Caribbean performs its obligations under clause (vi) above and provides the lender with evidence within five days of such performance.

Insurance – The Royal Caribbean - Miramar Mortgage Loan documents require an upfront insurance reserve of $15,582 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next twelve months (initially $9,739).

Replacement Reserve – The Royal Caribbean - Miramar Mortgage Loan documents require ongoing monthly replacement reserves of $2,142, which the lender may require the borrower to increase if the lender reasonably determines such increase is necessary to maintain the proper operation of the Royal Caribbean - Miramar Property.

TI/LC Reserve – Ongoing monthly TI/LC reserves of $10,712 are not currently required and will be not be required so long as (i) the Royal Caribbean lease is in full force and effect, (ii) no Material Tenant Trigger Event has occurred and (iii) the long term unsecured debt rating of Royal Caribbean is rated investment grade.

Sales Tax Reserve – The Royal Caribbean - Miramar Mortgage Loan documents require an upfront reserve of $18,334 for sales tax payable by Royal Caribbean and ongoing monthly sales tax reserves in an amount equal to one-twelfth of the sales taxes that the lender estimates will be payable during the next twelve months (initially $18,334).

Lockbox and Cash Management. The Royal Caribbean - Miramar Mortgage Loan documents require a hard lockbox with springing cash management. The borrower was required at origination of the Royal Caribbean - Miramar Mortgage Loan to deliver written instructions to Royal Caribbean directing it to deposit all rents payable under the Royal Caribbean lease directly into a lender-controlled lockbox account. The Royal Caribbean - Miramar Mortgage Loan documents require that all rents received by the borrower or any property manager be deposited into the lockbox account within one business day of receipt. Funds in the lockbox account, absent the occurrence and continuance of a Triggering Event (as defined below), are required to be transferred daily to a borrower operating account. Upon the first occurrence of a Triggering Event, the borrower is required to establish a cash management account under sole control of the lender, to which, during a Triggering Event, all amounts in the lockbox account are required to be automatically transferred daily for the payment, among other things, of the debt service, monthly escrows, default interest and late payment charges. Absent the continuance of a Cash Sweep Period (as defined below), any remaining funds after such disbursements are required to be distributed to the borrower. Upon a Cash Sweep Period, all remaining excess cash flow will be escrowed in an excess cash flow reserve account controlled by the lender, to be held by the lender as additional security for the Royal Caribbean - Miramar Mortgage Loan (provided, however, that if a Cash Sweep Period has occurred solely as a result of a Material Tenant Trigger Event (as defined below), then such amount will be applied to a Material Tenant (as defined below) reserve account).

A “Triggering Event” will commence upon the earliest to occur of the following:

(i)	an event of default under the Royal Caribbean - Miramar Mortgage Loan documents;

(ii)	the date on which the borrower, the guarantor, the key principal or any property manager becomes insolvent or a debtor in a bankruptcy action;

 A-3-82

Office – Suburban 14700 Caribbean Way Miramar, Florida 33027	Loan #7 Royal Caribbean - Miramar	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,250,000 65.0% 2.50x 10.7%

(iii)	the debt service coverage ratio for the immediately preceding 12-month period falling below 1.25x;

(iv)	an indictment for fraud or misappropriation of funds by the borrower, the guarantor or any property manager (provided, that in the case of a third party manager, such indictment is related to the Royal Caribbean - Miramar Property); or

(v)	a Material Tenant Trigger Event.

A Triggering Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;

●	with regard to clause (ii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 45 days of such filing for the borrower, the key principal or the guarantor, or within 120 days of such filing for the property manager, among other conditions;

●	with regard to clause (iii) above, the debt service coverage ratio being at least 1.30x for two consecutive calendar quarters;

●	with regard to clause (iv) above, (a) the dismissal of the applicable indictment, (b) the acquittal of each applicable person with respect to the related charge(s) or (c) the replacement of the property manager with a qualified manager under a replacement property management agreement; or

●	with regard to clause (v) above, the cure of such Material Tenant Trigger Event.

A “Cash Sweep Period” will commence upon the earliest to occur of the following:

(i)	an event of default under the Royal Caribbean - Miramar Mortgage Loan documents;

(ii)	the date on which the borrower, the key principal, the guarantor, or any property manager becomes insolvent or a debtor in a bankruptcy action; or

(iii)	the debt service coverage ratio for the immediately preceding 12-month period falling below 1.20x.

A Cash Sweep Period will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;

●	with regard to clause (ii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 45 days of such filing for the borrower, the key principal or the guarantor, or within 120 days of such filing for the property manager, among other conditions; or

●	with regard to clause (iii) above, the debt service coverage ratio being at least 1.25x for two consecutive calendar quarters.

A “Material Tenant Trigger Event” will commence upon the occurrence of:

(i)	a Material Tenant giving notice of its intent to terminate or not to extend or renew its lease;

(ii)	on or prior to twelve months prior to the expiration date of a Material Tenant’s lease, the related Material Tenant failing to extend or renew its lease;

(iii)	on or prior to the date on which a Material Tenant is required under its lease to provide notification of its election to renew its lease, such Material Tenant failing to give such notice;

(iv)	an event of default under a Material Tenant lease that continues beyond any applicable notice and cure period;

(v)	any Material Tenant or any guarantor of the applicable Material Tenant lease becoming insolvent or a debtor in any bankruptcy action;

(vi)	a Material Tenant lease being terminated, in whole or in part, or being no longer in full force and effect; provided that with respect to a partial termination, such partial termination relates to a portion of a Material Tenant’s space that (a) makes up 20% or more of the total net rentable square footage or (b) is responsible for 20% or more of the total base rent of the Royal Caribbean - Miramar Property;

(vii)	any Material Tenant “going dark”, vacating or ceasing to occupy or conduct business at its space or a portion thereof constituting 20% or more of the total net rentable area at the Royal Caribbean - Miramar Property; or

(viii)	if the long term unsecured debt rating of a Material Tenant or any lease guarantor is downgraded below investment grade.

A Material Tenant Trigger Event will end upon the occurrence of:

●	with regard to clause (i) above, (a) the revocation or rescission by the applicable Material Tenant of all termination or cancellation notices with respect to such Material Tenant lease, (b) an acceptable Material Tenant lease extension with respect to the applicable Material Tenant space, or (c) all of the applicable Material Tenant space being leased to a replacement tenant;

●	with regard to clauses (ii) and (iii) above, (x) an acceptable Material Tenant lease extension with respect to such Material Tenant space or (y) all of the applicable Material Tenant space being leased to a replacement tenant;

●	with regard to clause (iv) above, a cure of the applicable event of default under the applicable Material Tenant lease;

●	with regard to clause (v) above, an affirmation of the Material Tenant lease in the applicable bankruptcy proceeding and confirmation that the Material Tenant is actually paying all rents and other amounts due under its lease;

●	with regard to clause (vi) above, all of the applicable Material Tenant space being leased to a replacement tenant;

●	with regard to clause (vii) above, the applicable Material Tenant having re-opened for business or the applicable Material Tenant space being leased to an acceptable replacement tenant at the Royal Caribbean - Miramar Property or a portion thereof constituting 20% or more of the total net rentable area at the Royal Caribbean - Miramar Property; or

●	with regard to clause (viii) above, the long term unsecured debt rating of the applicable Material Tenant or the applicable lease guarantor is raised to investment grade.

A “Material Tenant” means (i) Royal Caribbean or (ii) any tenant whose leases, either individually or when taken together with any other lease with the same tenant or affiliate tenant, (x) cover no less than 20% of the net rentable area at the Royal Caribbean - Miramar Property or (y) require the payment of base rent that is no less than 20% of the total in-place base rent at the Royal Caribbean - Miramar Property.

 A-3-83

Office – Suburban 14700 Caribbean Way Miramar, Florida 33027	Loan #7 Royal Caribbean - Miramar	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$29,250,000 65.0% 2.50x 10.7%

Property Management. The Royal Caribbean - Miramar Property is managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

Windstorm Insurance. The Royal Caribbean - Miramar Mortgage Loan documents require windstorm insurance (including named storms) covering 100% of the full replacement cost of the Royal Caribbean - Miramar Property during the loan term.

 A-3-84

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-85

Self Storage – Self Storage	Loan #8 TOPS Self Storage	Cut-off Date Balance:	$27,000,000
3485 Old Conejo Road		Cut-off Date LTV:	63.8%
Thousand Oaks, CA 91320		U/W NCF DSCR:	1.26x
		U/W NOI Debt Yield:	8.2%

 A-3-86

Self Storage – Self Storage	Loan #8 TOPS Self Storage	Cut-off Date Balance:	$27,000,000
3485 Old Conejo Road		Cut-off Date LTV:	63.8%
Thousand Oaks, CA 91320		U/W NCF DSCR:	1.26x
		U/W NOI Debt Yield:	8.2%

SANTA SUSANA MTS.
Moorpark
Moorpark Golf Club
Happy Camp Canyon Reg. Park
Moorpark College
METROLINK
Moorpark Town Center
Moorpark Marketplace
Tierra Rejada Rd
Somis
W. Los Angeles Ave
Balcom Canyon Rd
Bradley Rd
VENTURA COUNTY
Santa Rosa Valley
Read Rd
St. John's Seminary
Los Posas Rd
Santa Rosa Rd
CONEJO VALLEY
Olsen Rd
Camarillo
Camarillo Village Square
Wildwood Regional Park
California Lutheran University
Ventura 15 miles
Technicolor
Santa Rosa Rd
Thousand Oaks
Avenida de Los
Moorpark Fwy
Moorpark Rd
Ventura Fwy
CAMARILLO
Village at the Parks Sports Complex
Conejo Canyons
Los Robles Hospital
Arboles
Oakbrook Plaza
Shire
Ceres Inc.
Senseta Technologies
Lynn Rd
Janss Rd
Camarillo Springs Golf Course
Newbury Business Park
Village Mall
SAGE Publishing
Skyworks Solutions
Amgen
Conejo Valley Shopping Ctr.
Conejo Mountain
Lewis Rd
CSU Channel Islands Park
Dos Vientos Open Space
Ventura Fwy
The Oaks
Janss Marketplace
Newbury Square
Newbury Park Ctr.
Sun Plaza
Calif. Museum of Art Thousand Oaks
Erbes Rd
TOPS Self Storage
3425 Old Conejo Road
Thousand Oaks, CA 91320
Borchard Rd
Stagecoach Inn Museum
Thousand Oaks Civic Arts Plaza
Cal. State University - Channel Islands
Reino Rd
Newbury Park
Los Robles Open Space
Potrero Rd
Los Angeles 38 miles
Potrero Rd
Lake Sherwood
Point Mugu State Park
Lake Sherwood
Westlake Blvd
Westlake Village
Sandstone Peak
SANTA MONICA MTS.
LOS ANGELES COUNTY
SANTA MONICA MTS. NATIONAL RECR. AREA
Malibu 8 miles
Malibu Country Club
LOS PADRES NATIONAL FOREST
ANGELES NATIONAL FOREST
LOS ANGELES COUNTY
Castaic
Ojai
Fillmore
Piru
Santa Clarita
Mira Monte
Santa Paula
Valencia
Newhall
San Fernando
Ventura
Moorpark
Somis
Camarillo
Simi Valley
Oxnard
Thousand Oaks
Port Hueneme
Agoura Hills
Westlake Village
Calabasas
Beverly Hills
LOS ANGELES
Malibu
Santa Monica
Pacific Ocean
El Segundo
Manhattan Beach
Torrance
Rancho Palos Verdes

 A-3-87

No. 8 – TOPS Self Storage

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Self Storage – Self Storage
	Original Principal Balance:	$27,000,000		Location:	Thousand Oaks, CA
	Cut-off Date Balance:	$27,000,000		Size:	149,599 SF
	% of Initial Pool Balance:	3.7%		Cut-off Date Balance Per SF:	$180.48
	Loan Purpose:	Refinance		Maturity Date Balance Per SF:	$166.45
	Borrower Sponsors:	Raubi Sundher; Kabir Singh Sundher		Year Built/Renovated:	1982/2018
	Guarantors:	Raubi Sundher; Kabir Singh Sundher		Title Vesting:	Fee
	Mortgage Rate:	5.0000%		Property Manager:	Self-managed
	Note Date:	May 23, 2019		Current Occupancy (As of):	91.9% (4/30/2019)
	Seasoning:	1 month		YE 2018 Occupancy:	89.4%
	Maturity Date:	June 6, 2029		YE 2017 Occupancy:	91.5%
	IO Period:	60 months		YE 2016 Occupancy:	91.9%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	95.0%
	Amortization Term (Original):	360 months		Appraised Value:	$42,300,000
	Loan Amortization Type:	Interest-only, Amortizing Balloon		Appraised Value Per SF:	$282.76
	Call Protection:	L(25),D(91),O(4)		Appraisal Valuation Date:	March 28, 2019
	Lockbox Type:	Springing		Underwriting and Financial Information
	Additional Debt:	None		TTM NOI (4/30/2019):	$2,347,444
	Additional Debt Type (Balance):	NAP		YE 2018 NOI:	$2,219,121
				YE 2017 NOI:	$2,210,978
				YE 2016 NOI:	$2,242,764
				U/W Revenues:	$3,205,603
				U/W Expenses:	$1,002,115
				U/W NOI:	$2,203,488
Escrows and Reserves(1)				U/W NCF:	$2,188,528
	Initial	Monthly	Cap	U/W DSCR based on NOI/NCF:	1.27x / 1.26x
Taxes	$20,041	$6,362	NAP	U/W Debt Yield based on NOI/NCF:	8.2% / 8.1%
Insurance	$30,715	$2,925	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	8.8% / 8.8%
Replacement Reserve	$0	$1,247	NAP	Cut-off Date LTV Ratio:	63.8%
Immediate Repair Reserve	$69,141	$0	NAP	LTV Ratio at Maturity:	58.9%

Sources and Uses
Sources			Uses
Original loan amount	$27,000,000	100.0%	Loan payoff	$17,065,406	63.2%
			Upfront reserves	119,898	0.4
			Closing costs	310,414	1.1
			Return of equity	9,504,281	35.2
Total Sources	$27,000,000	100.0%	Total Uses	$27,000,000	100.0%

(1)	See “Escrows” section.

The Mortgage Loan. The mortgage loan (the “TOPS Self Storage Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a self storage property located in Thousand Oaks, California (the “TOPS Self Storage Property”).

The Borrower and Borrower Sponsors. The borrower is TOPS Delaware, LLC (the “TOPS Self Storage Borrower”), a single purpose Delaware limited liability company, with one independent director. Legal counsel to the TOPS Self Storage Borrower delivered a non-consolidation opinion in connection with the origination of the TOPS Self Storage Mortgage Loan. The nonrecourse carve-out guarantors and borrower sponsors of the TOPS Self Storage Mortgage Loan are Raubi Sundher and Kabir Singh Sundher. Raubi Sundher has over 30 years of real estate experience, is a founding member of the Hollywood Business Improvement District, is a member of the International Association of Amusement Parks & Attractions, and serves as co-chair of the Tourism Committee for the Hollywood Chamber of Commerce. Since 1987, Raubi Sundher has led Kuvera Partners, a Los Angeles-based private corporation with nationwide interests in attractions, self-storage, and real estate. Kabir Singh Sundher joined Kuvera Partners in 1996 after working as an attorney and as in-house counsel for the real estate developer C. L. Development, Inc. Kabir Singh Sundher is responsible for legal, financial and technological affairs for Kuvera Partners.

 A-3-88

Self Storage – Self Storage	Loan #8	Cut-off Date Balance:	$27,000,000
3485 Old Conejo Road	TOPS Self Storage	Cut-off Date LTV:	63.8%
Thousand Oaks, CA 91320		U/W NCF DSCR:	1.26x
		U/W NOI Debt Yield:	8.2%

The Property. The TOPS Self Storage Property is a 149,599 square foot self storage facility located in Thousand Oaks, California. The TOPS Self Storage Property was completed in 1982 and renovated in 2018, and is situated on a 5.3 acre site. The TOPS Self Storage Property is comprised of 13 single-story and two-story buildings. The TOPS Self Storage Property has a total of 1,455 self storage units, which include 347 drive up units, 742 ground level units and 366 upper level units. Property amenities include 24-hour digital camera system, coded gates & individually alarmed units, systematic lock checks and on-site patrol, as well as U.S. Postal Service counter, safety deposit box services, and an e-Recycling Center. The TOPS Self Storage Property also includes 14 RV parking spaces, two apartment units, one office unit, and two cell tower leases, which generate additional income for the TOPS Self Storage Property. As of April 30, 2019, the TOPS Self Storage Property was 91.9% occupied.

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	4/30/2019(2)
95.0%	91.9%	91.5%	89.4%	91.9%

(1)	Information obtained from the TOPS Self Storage Borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at TOPS Self Storage Property:

Cash Flow Analysis

	2016	2017	2018	TTM 4/30/2019	U/W	%(1)	U/W $ per SF
Base Rent	$2,905,002	$2,973,267	$2,960,747	$3,026,010	$3,279,785	82.9%	$21.92
Grossed Up Vacant Space	0	0	0	0	559,308	14.1	3.74
Gross Potential Rent	$2,905,002	$2,973,267	$2,960,747	$3,026,010	$3,839,093	97.0%	$25.66
Other Income(2)	105,927	99,103	113,635	118,173	118,173	3.0	0.79
Net Rental Income	$3,010,929	$3,072,370	$3,074,383	$3,144,184	$3,957,266	100.0%	$26.45
(Vacancy & Credit Loss)	(25,370)	(42,420)	(21,609)	0	(751,663)(3)	(19.6)	(5.02)
Effective Gross Income	$2,985,559	$3,029,950	$3,052,773	$3,144,184	$3,205,603	81.0%	$21.43

Real Estate Taxes	80,680	76,604	76,347	76,755	280,692	8.8	1.88
Insurance	29,794	33,900	41,427	40,932	35,103	1.1	0.23
Management Fee	120,217	126,191	127,145	120,958	128,224	4.0	0.86
Other Operating Expenses	512,104	582,277	588,734	558,095	558,095	17.4	3.73
Total Operating Expenses	$742,795	$818,972	$833,653	$796,740	$1,002,115	31.3%	$6.70

Net Operating Income	$2,242,764	$2,210,978	$2,219,121	$2,347,444	$2,203,488	68.7%	$14.73
Replacement Reserves	0	0	0	0	14,960	0.5	0.10
TI/LC	0	0	0	0	0	0.0	0.00
Net Cash Flow	$2,242,764	$2,210,978	$2,219,121	$2,347,444	$2,188,528	68.3%	$14.63

NOI DSCR	1.29x	1.27x	1.28x	1.35x	1.27x
NCF DSCR	1.29x	1.27x	1.28x	1.35x	1.26x
NOI Debt Yield	8.3%	8.2%	8.2%	8.7%	8.2%
NCF Debt Yield	8.3%	8.2%	8.2%	8.7%	8.1%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Other Income includes merchandise sales, administration fees, liens and late fees, truck rentals, insurance commission, and miscellaneous income.

(3)	The underwritten economic vacancy is 19.6%. As of April 30, 2019, the TOPS Self Storage Property was 91.9% occupied, based on net rentable square footage, and 92.4%, based on net rentable units.

Appraisal. The appraiser concluded to an “as-is” appraised value of $42,300,000 for the TOPS Self Storage Property as of March 28, 2019.

Environmental Matters. According to a Phase I environmental assessment dated April 8, 2019, there was no evidence of any recognized environmental conditions at the TOPS Self Storage Property.

Market Overview and Competition. The TOPS Self Storage Property is located in Thousand Oaks, Ventura County, California, within the Oxnard-Thousand Oaks-Ventura, CA metropolitan statistical area (“Thousand Oaks MSA”). Ventura County has hundreds of miles of national and state parks and forestland, with the Los Padres National Forest making up most of the northern half of the county. Ventura County has evolved into an employment center with the growth of the technology corridor that stretches along U.S. Route

 A-3-89

Self Storage – Self Storage	Loan #8	Cut-off Date Balance:	$27,000,000
3485 Old Conjeo Road	TOPS Self Storage	Cut-off Date LTV:	63.8%
Thousand Oaks, CA 91320		U/W NCF DSCR:	1.26x
		U/W NOI Debt Yield:	8.2%

101 from Woodland Hills to Camarillo. Major employers with the Thousand Oaks MSA include Naval Construction Battalion, Amgen Inc., Naval Air Warfare Center Weapons, the Air National Guard and St. John’s Regional Medical Center.

The TOPS Self Storage Property is located along Old Conejo Road in the southeastern portion of Ventura County at the center of Conejo Valley which is bordered by Simi Valley to the north, Westlake Village to the east, Hidden Valley and the Santa Monica Mountains to the south, and Camarillo to the west. Access to the neighborhood is provided by U.S. Route 101, and State Route 23. Development in the neighborhood consists of office, retail and industrial uses along the major arterials with multifamily and single family development removed from arterials. The 2019 population within a one, three, and five mile radius was 8,803, 49,356, and 114,853, respectively. The 2019 average household income within the one, three, and five mile radius of the TOPS Self Storage Property is $162,571, $166,744, and $148,321 respectively, compared to the Thousand Oaks MSA and state of California’s average household income of $118,112 and $109,977 respectively.

Submarket Information - According to the appraisal, the TOPS Self Storage Property is located in the Thousand Oaks/Simi Valley self storage submarket of the Ventura County self storage market. As of fourth quarter 2018, the Thousand Oaks/Simi Valley self storage submarket reported a vacancy rate of 10.9%. Asking rentals rates were $205.35 for 10x10 non-climate controlled units and $180.25 for 10x10 climate controlled units as of fourth quarter 2018. The Ventura county self storage market reported a vacancy rate of 9.5% for fourth quarter 2018. Asking rental rates of $174.11 for 10x10 non-climate controlled units and $176.25 for 10x10 climate controlled units were quoted for the Ventura county self storage market as of fourth quarter 2018.

Appraiser’s Comp Set - The table below presents certain information relating to comparable sales for the TOPS Self Storage Property identified by the appraiser:

Comparable Sales – Self Storage(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
StorQuest Oxnard, CA	Oxnard, CA	78,193	Dec-18	$17,000,000	$217
Magellan Storage	Commerce, CA	140,000	Jan-18	$35,500,000	$254
Southmark Storage	South Pasadena, CA	58,520	Nov-18	$16,500,000	$282
StorQuest	Los Angeles, CA	52,100	Oct-16	$14,996,000	$288
Store More America Soquel	Soquel, CA	79,821	Mar-17	$18,650,000	$234

(1)	Information obtained from the appraisal.

The table below presents certain information relating to five comparable self storage properties to the TOPS Self Storage Property identified by the appraiser:

Competitive Set(1)

	TOPS Self Storage (Subject)	Extra Space Self Storage	Newbury Park Self Storage	StorCal Self Storage	Ventu Park Self Storage	Hollywood Storage - TOPS
Location	Thousand Oaks, CA	Newbury Park, CA	Newbury Park, CA	Newbury Park, CA	Newbury Park, CA	Newbury Park, CA

Distance to Subject	--	0.4 miles	2.1 miles	1.2 miles	2.6 miles	0.2 miles

Property Type	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage	Self Storage

Year Built/Renovated	1982/2018	2001/NAP	1992/NAP	1981/NAP	2002/NAP	2002/NAP

Total Units	1,455	427	320	280	616	1,788

Total Occupancy	91.9%	93.0%	90.0%	92.0%	90.6%	91.9%

(1)	Information obtained from the appraisal and the underwritten rent roll.

 A-3-90

Self Storage – Self Storage	Loan #8	Cut-off Date Balance:	$27,000,000
3485 Old Conjeo Road	TOPS Self Storage	Cut-off Date LTV:	63.8%
Thousand Oaks, CA 91320		U/W NCF DSCR:	1.26x
		U/W NOI Debt Yield:	8.2%

Escrows.

Real Estate Taxes – The loan documents require an upfront real estate tax reserve of $20,041 and ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $6,362).

Insurance – The loan documents require an upfront insurance reserve of $30,715 and ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lender estimates will be payable during the next twelve months (initially $2,925).

Replacement Reserves –The loan documents require ongoing monthly replacement reserves of $1,247 for replacements and repairs required to be made to the TOPS Self Storage Property.

Immediate Repairs Reserve – The loan documents require an upfront reserve of $69,141 for immediate repairs.

Lockbox and Cash Management. The TOPS Self Storage Mortgage Loan requires a springing lockbox and springing cash management. Upon the occurrence of a Cash Management Trigger Event (as defined below) the TOPS Self Storage Borrower will be required to establish a lender-controlled lockbox account and instruct each tenant to deposit rents into such lockbox account. Additionally, all revenues received by the TOPS Self Storage Borrower or the property manager relating to the TOPS Self Storage Property are required to be deposited into the lockbox account within one business day of receipt. Pursuant to the TOPS Self Storage Mortgage Loan documents, all excess funds on deposit are required to be applied as follows (a) if a Cash Sweep Event (as defined below) is not in effect, to the TOPS Self Storage Borrower; and (b) if a Cash Sweep Event is in effect, to an excess cash flow account controlled by the lender, to be held by the lender as additional security for the TOPS Self Storage Mortgage Loan.

A “Cash Management Trigger Event” will commence upon:

(i)	an event of default;

(ii)	the TOPS Self Storage Borrower’s second late debt service payment within a twelve month period;

(iii)	any bankruptcy action of the TOPS Self Storage Borrower, guarantors or property manager; or

(iv)	a Cash Management DSCR Trigger Event (as defined below).

A Cash Management Trigger Event will end upon:

(a)	with respect to clause (i) above, a cure of such event of default has been accepted or waived by lender;

(b)	with respect to clause (ii) above, the timely payment of the monthly debt service payments on twelve consecutive payment dates;

(c)	with respect to clause (iii) above, such bankruptcy action being discharged, stayed, or dismissed within 30 days for the TOPS Self Storage Borrower or guarantors and 120 days for the property manager, among other conditions or, with respect to a bankruptcy action of the property manager, the TOPS Self Storage Borrower replacing the manager with a qualified manager acceptable to the lender; and

(d)	with respect to clause (iv), the termination of the Cash Management DSCR Trigger Event as set forth below.

A “Cash Management DSCR Trigger Event” will commence upon any date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is less than 1.15x, and will end if the amortizing debt service coverage ratio based upon the trailing 12-month period immediately preceding the date of such determination is greater than 1.15x for two consecutive calendar quarters.

A “Cash Sweep Event” means:

(i)	an event of default;

(ii)	any bankruptcy action of the TOPS Self Storage Borrower, guarantors or property manager; or

(iii)	a Cash Sweep DSCR Trigger Event (as defined below).

A Cash Sweep Event will end upon:

(a)	with respect to clause (i) above, a cure of such event of default has been accepted or waived by lender;

(b)	with respect to clause (ii) above, such bankruptcy action being discharged, stayed, or dismissed, within 30 days for the TOPS Self Storage Borrower or guarantors and 120 days for the property manager, among other conditions or, with respect to a bankruptcy action of the property manager, the TOPS Self Storage Borrower replacing the property manager with a qualified manager acceptable to the lender; and

(c)	with respect to clause (iii) above, the termination of the Cash Sweep DSCR Trigger Event as set forth below.

A “Cash Sweep DSCR Trigger Event” occurs upon any date the amortizing debt service coverage ratio based on the trailing 12-month period immediately preceding the date of such determination is less than 1.10x and will end once the amortizing debt service coverage ratio based upon the trailing 12-month period immediately preceding the date of such determination is greater than 1.10x for two consecutive quarters.

Property Management. The TOPS Self Storage Property is managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

 A-3-91

Self Storage – Self Storage	Loan #8	Cut-off Date Balance:	$27,000,000
3485 Old Conjeo Road	TOPS Self Storage	Cut-off Date LTV:	63.8%
Thousand Oaks, CA 91320		U/W NCF DSCR:	1.26x
		U/W NOI Debt Yield:	8.2%

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the TOPS Self Storage Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

Earthquake Insurance. The loan documents do not require earthquake insurance. The TOPS Self Storage Property is located in Seismic Zone 4. The seismic report indicated scenario expected loss for the TOPS Self Storage Property is 14%.

 A-3-92

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-93

Multifamily – High Rise	Loan #9 Center North	Cut-off Date Balance:	$26,500,000
14600 Detroit Avenue		Cut-off Date LTV:	65.6%
Lakewood, OH 44107		U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

 A-3-94

Multifamily – High Rise	Loan #9 Center North	Cut-off Date Balance:	$26,500,000
14600 Detroit Avenue		Cut-off Date LTV:	65.6%
Lakewood, OH 44107		U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

Lake Erie
Center North
14600 Detroit Avenue
Lakewood, OH 44107
Lakewood Park
Clifton Blvd
Lakewood
DOWNTOWN LAKEWOOD
Lake Ave
Detroit Ave
Franklin Blvd
Madison Ave.
Bunts Rd
Hilliard Rd
Lake Rd
Northwest Frwy
Rocky River
Westwood Country Club
Rocky River Reservation
Kamm's Corners
Westgate Shopping Center
Westwood Town Ctr.
Wooster Rd
Kamms Plaza
Lorain Ave
Cleveland Clinic-Fairview Hosp.
Fairview Park
Big Met Golf Course
Rocky River Dr
W. 210th St
Rocky River Reservation
Mastick Rd
Grayton Rd
W. 220th St
Sysco Cleveland
Brookpark Rd
NASA-John Glenn Research Ctr.
Cleveland-Hopkins Intl. Airport
Airport
International Exposition Center
Berea
Eastland Rd
Sheldon Rd
Engle Rd
Holland Rd
Smith Rd
Snow Rd
Brook Park
Middleburg Heights
Triskett
Triskett Rd
West Park
RTA RED LINE
W. 140th St
W. 130th St
W. 117th St
W. 150th St
Puritas
Puritas Ave
Puritas-Longmead
CUYAHOGA COUNTY
Bellaire Rd
Medina Frwy
Brookpark
Bryant & Stratton College
GM Parma Complex
MetroHealth Parma Medical Center
Big Creek Parkway
Big Creek Pkwy
Parma Heights
Ridgewood Dr
The Shoppes at Parma
Ridgewood Golf Course
Ridge Rd
W. 54th St
State Rd
Parma
Midtown Plaza
Snow Rd
Pearl Rd.
KeyBank National Association
Brookpark Rd
Ridge Park Square
Biddulph Rd.
Memphis Ave
Brooklyn
Old Brooklyn
Cleveland Metroparks Zoo
Brookside Park
Denison Ave
MetroHealth Hospital
Fulton Rd
Storer Ave
W. 65th St
West Blvd
Denison Ave
CLEVELAND
Lorain Ave
Detroit Shoreway
West 65th-Lorain
West 117th-Madison
Berea Rd
West Blvd.-Cudell
RTA RED LINE
Edgewater Park
Cleveland Mem. Shoreway
Detroit Ave
Ohio City
West 25th-Ohio City
West Side Market
W. 25th St
THE FLATS
Greater Cleveland Aquarium
Downtown
FirstEnergy Stadium
Great Lakes Science Ctr.
The Rock and Roll Hall of Fame
Lake Erie
Mentor
Eastlake
Willoughby
Euclid
Wickliffe
Richmond Heights
South Euclid
Mayfield
Gates Mills
East Cleveland
Cleveland Heights
Lakewood
Westlake
CLEVELAND
Fairview Park
North Olmsted
Brooklyn
Garfield Heights
Shaker Heights
Warrensville Heights
Moreland Hills
Hunting Valley
Chagrin Falls
Bedford Heights
Maple Heights
Bedford
Solon
Brook Park
Parma Hts.
Parma
Middleburg Heights
CUYAHOGA COUNTY
Independence
North Royalton
Columbia Station
Strongsville
Brecksville
Twinsburg
Aurora
Macedonia
Boston Heights
Brunswick
Richfield
Hudson
Ohio Tpke
Chesterland
GEAUGA COUNTY
PORTAGE COUNTY
SUMMIT COUNTY
LORAIN COUNTY
MEDINA COUNTY

 A-3-95

No. 9 – Center North

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Multifamily – High Rise
	Original Principal Balance:	$26,500,000		Location:	Lakewood, OH
	Cut-off Date Balance:	$26,500,000		Size:	211 Units
	% of Initial Pool Balance:	3.6%		Cut-off Date Balance Per Unit:	$125,592
	Loan Purpose:	Refinance		Maturity Date Balance Per Unit:	$110,696
	Borrower Sponsors:	Bradley T. Kowit; Gregg Levy		Year Built/Renovated:	1974/2019
	Guarantors:	Bradley T. Kowit; Gregg Levy		Title Vesting:	Fee
	Mortgage Rate:	4.8000%		Property Manager:	Self-managed
	Note Date:	May 31, 2019		Current Occupancy (As of):	91.0% (5/24/2019)
	Seasoning:	1 month		YE 2018 Occupancy(2):	NAV
	Maturity Date:	June 6, 2029		YE 2017 Occupancy(2):	NAV
	IO Period:	36 months		YE 2016 Occupancy(2):	NAV
	Loan Term (Original):	120 months		YE 2015 Occupancy(2):	NAV
	Amortization Term (Original):	360 months		Appraised Value:	$40,400,000
	Loan Amortization Type:	Interest-only, Amortizing Balloon		Appraised Value Per Unit:	$191,469
	Call Protection:	L(25),D(91),O(4)		Appraisal Valuation Date:	May 3, 2019
	Lockbox Type:	Springing
	Additional Debt:	None		Underwriting and Financial Information
	Additional Debt Type (Balance):	NAP		TTM NOI (4/30/2019)(3):	$1,426,491
				YE 2018 NOI(3):	$941,374
				YE 2017 NOI(3):	($44,432)
				YE 2016 NOI(3):	NAV
				U/W Revenues:	$3,436,703
				U/W Expenses:	$1,216,291
				U/W NOI(3):	$2,220,412
				U/W NCF:	$2,145,501
Escrows and Reserves(1)				U/W DSCR based on NOI/NCF:	1.33x / 1.29x
	Initial	Monthly	Cap	U/W Debt Yield based on NOI/NCF:	8.4% / 8.1%
Taxes	$0	$11,697	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	9.5% / 9.2%
Insurance	$0	Springing	NAP	Cut-off Date LTV Ratio:	65.6%
Replacement Reserve	$0	$4,755	NAP	LTV Ratio at Maturity:	57.8%
TI/LC Reserve	$0	$1,198	NAP
Conversion Work Reserve	$1,850,000	$0	NAP
Outstanding TI/LC Reserve	$200,000	$0	NAP
Gap Rent Reserve	$13,476	$0	NAP

Sources and Uses
Sources			Uses
Original loan amount	$26,500,000	100.0%	Loan payoff	$17,258,355	65.1%
			Upfront reserves	2,063,476	7.8
			Closing costs	559,669	2.1
			Return of equity	6,618,500	25.0
Total Sources	$26,500,000	100.0%	Total Uses	$26,500,000	100.0%

(1)	See “Escrows” section below.

(2)	Year-end occupancies are not available, as the Center North Property (as defined below) was re-developed from an office building to a multifamily property starting in 2017. Phase 1 included 55 units delivered from September to November 2017 which were 81.8% pre-leased at delivery and are currently 100.0% occupied. Phase 2 included 66 units delivered from May to June 2018 which were 98.5% pre-leased at delivery and the only remaining vacant unit serves as a “model” unit. Phase 3 included 54 units delivered from January to February 2019 which were 96.3% pre-leased at delivery and are currently 100.0% occupied. Phase 4 included 18 units delivered in March 2019 which were 88.9% pre-leased at delivery and are currently 100.0% occupied. The next phase to be completed, phase 5, is the final re-development phase encompassing 18 residential units and 1,700 square feet of commercial space on the second floor. $1,850,000 was deposited into a Conversion Work Reserve at closing to complete work on the second floor.

(3)	The sponsors began a redevelopment of the Center North Property from an office building to a multifamily property starting in 2017 and have completed it in phases, driving the increase in historical NOI. See “The Property” section for further details.

 A-3-96

Multifamily – High Rise	Loan #9 Center North	Cut-off Date Balance:	$26,500,000
14600 Detroit Avenue		Cut-off Date LTV:	65.6%
Lakewood, OH 44107		U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

The Mortgage Loan. The mortgage loan (“Center North Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a 211-unit multifamily high-rise property located in Lakewood, Ohio (the “Center North Property”).

The Borrower and Borrower Sponsors. The borrower is Lakewood Center North Development LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Center North Mortgage Loan. The borrower sponsors and guarantors are Bradley T. Kowit and Gregg Levy.

Brad Kowit is a partner at Kowit & Company Real Estate Group with over 20 years of commercial real estate experience. Kowit reports that he has been involved in the assembly of hundreds of land parcels for retailers’ build-to-suit purposes and has been a key player in the assembly of over 5 million square feet of space in major power centers across Northeast Ohio. Based in Ohio, Kowit & Company Real Estate Group is a full service commercial real estate brokerage specializing in tenant and landlord representation, land sales and assemblages, property management, consulting, disposition, and development and re-development of land, retail properties, office properties and industrial properties. Gregg Levy is a principal and attorney at McCarthy, Lebit, Crystal & Liffman. Levy focuses on commercial real estate, real estate acquisition, development and finance as well as general corporate and business law. The sponsors went into a maturity default on an unrelated property in 2008 and settled by December 2008. See “Description of the Mortgage Pool— Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

The Property. The Center North Property is a 211-unit multifamily property comprising one, 15-story building located in Lakewood, Ohio, approximately seven miles west of downtown Cleveland. The Center North Property contains 189 one-bedroom, one-bathroom units and 22 two-bedroom, two-bathroom units. The multifamily units at the Center North Property were 91.0% occupied as of May 24, 2019. The Center North Property also includes 28,754 square feet of commercial space, with office space on the 15th floor (16,409 square feet), ground-floor retail space including a salon and a restaurant (10,645 square feet), and 1,700 square feet of future commercial space on the second floor. The commercial space is currently 85.6% occupied. Additionally, the borrower has the option to convert the fifteenth floor from office space to multifamily units. The Center North Property is the tallest commercial structure in the area, offering views of Lake Erie on the upper floors. Additionally, common area amenities at the Center North Property include on-site storage, a dog area in the basement, a gym, community rooms and an outdoor patio with a grill. Unit amenities include stainless steel kitchen appliances, in-unit washer and dryers and granite countertops with select units having private balconies. Parking is provided by the Lakewood Center North Garage (not part of the collateral), a 1,050 space parking garage located adjacent to the Center North Property that offers monthly rates of $70 and daily rates of $5. There is also public meter parking along Detroit Avenue, free parking on side streets and other garages in the neighborhood.

The Center North Property was constructed as an office building in 1974 and was renovated to multifamily units by the borrower sponsors from 2017 to 2019. Phase 1 (floors three to six) occurred from September to November 2017 and delivered 55 units that are currently 100.0% occupied. Phase 2 (floors seven to ten) occurred from May to June 2018 and delivered 66 units that are currently 98.5% occupied with the one vacant unit serving as a “model” unit. Phase 3 (floors 11 to 13) occurred from January to February 2019 and delivered 54 units that are currently 100.0% occupied. Phase 4 (floor 14) occurred in March 2019 and delivered 18 units that are currently 100.0% occupied. Phase 5 is the final phase of the redevelopment encompassing 18 additional units on the second floor and 1,700 square feet of commercial space. According to the appraisal, the remaining renovations are expected to cost $1,850,000, of which the borrower reserved 100% at loan origination into a Conversion Work Reserve. The guarantors, Bradley T. Kowit and Gregg Levy, also provided a completion guaranty for full and timely performance and completion of the conversion work with regard to the second floor improvements.

The following table presents certain information relating to the unit mix and the appraiser’s market rent conclusion of the Center North Property:

Multifamily Unit Mix Summary(1)

Unit Type	Total No. of Units	% of Total Units	Average Unit Size (SF)	Average Monthly Rent per Unit
1 Bedroom / 1 Bathroom	189	89.6%	793	$1,186
2 Bedroom / 2 Bathroom	22	10.4%	1,340	$1,837
Total/Weighted Average	211	100.0%	850	$1,254

(1)	Information obtained from the underwritten rent roll.

 A-3-97

Multifamily – High Rise	Loan #9 Center North	Cut-off Date Balance:	$26,500,000
14600 Detroit Avenue		Cut-off Date LTV:	65.6%
Lakewood, OH 44107		U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

The following table presents historical occupancy percentages at the Center North Property:

Historical Occupancy

Type	12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	5/24/2019(2)
Multifamily	NAV	NAV	NAV	NAV	91.0%(3)
Commercial	NAV	NAV	NAV	NAV	85.6%(4)

(1)	Year-end occupancies are not available, as the Center North Property was re-developed from an office building to a multifamily property starting in 2017. Phase 1 included 55 units delivered from September to November 2017 that were 81.8% pre-leased at delivery and are currently 100.0% leased. Phase 2 included 66 units delivered from May to June 2018 that were 98.5% pre-leased at delivery and are currently 100.0% leased. Phase 3 included 54 units delivered from January to February 2019 that were 96.3% pre-leased at delivery and are currently 100.0% leased. Phase 4 included 18 units which were delivered in March 2019 that were 88.9% pre-leased at delivery and are currently 100.0% leased. The total units include one model unit that was underwritten as vacant. Phase 5 is the final re-development phase encompassing 18 residential units and 1,700 square feet of commercial space on the second floor.

(2)	Information obtained from the underwritten rent roll.

(3)	Excluding the 18 units yet to commence construction on the second floor, current occupancy is equal to 99.5%, with the only vacant unit serving as a “model” unit.

(4)	Excluding the 1,700 square feet of commercial space to be delivered on the second floor, current occupancy is equal to 90.9%, with a letter of intent executed on the one remaining vacant unit.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Center North Property:

Cash Flow Analysis(1)

	2017(2)	2018(2)	TTM 4/30/2019(2)	U/W(2)	%(3)	U/W $ per Unit
Base Rent	$765,274	$1,820,521	$2,280,449	$3,175,643	82.6%	$15,050
Commercial Rent(4)	0	0	0	453,876	11.8	2,151
Grossed Up Vacant Space	0	0	0	0	0.0	0
Gross Potential Rent	$765,274	$1,820,521	$2,280,449	$3,629,519	94.4%	$17,202
Commercial Reimbursements	138,223	46,544	36,311	43,659	1.1	207
Other Income(5)	85,968	82,223	108,385	173,274	4.5	821
Net Rental Income	$989,465	$1,949,288	$2,425,145	$3,846,453	100.0%	$18,230
Less Vacancy & Concessions	0	0	0	(409,750)(6)	(11.3)	(1,942)
Effective Gross Income	$989,465	$1,949,288	$2,425,145	$3,436,703	89.3%	$16,288

Real Estate Taxes	144,784	133,327	134,801	316,500	9.2	1,500
Insurance	38,125	38,811	38,666	44,256	1.3	210
Management Fee	29,684	58,479	72,754	103,101	3.0	489
Other Operating Expenses	821,304	777,297	752,434	752,434	21.9	3,566
Total Operating Expenses	$1,033,897	$1,007,914	$998,655	$1,216,291	35.4%	$5,764

Net Operating Income	$(44,432)	$941,374	$1,426,491	$2,220,412	64.6%	$10,523
Replacement Reserves	0	0	0	59,082	1.7	280
TI/LC	0	0	0	15,830	0.5	75
Net Cash Flow	$(44,432)	$941,374	$1,426,491	$2,145,501	62.4%	$10,168

NOI DSCR	(0.03x)	0.56x	0.85x	1.33x
NCF DSCR	(0.03x)	0.56x	0.85x	1.29x
NOI DY	(0.2%)	3.6%	5.4%	8.4%
NCF DY	(0.2%)	3.6%	5.4%	8.1%

(1)	Historical operating statements are unavailable prior to 2017 because the sponsors began a redevelopment of the Center North Property from an office building to a multifamily property in 2017 and have completed it in phases.

(2)	The increase in NOI year-over-year is due to the Center North Property being converted from an office building to a multifamily property with commercial space. See “The Property” section for further details.

(3)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(4)	Integrity Staffing has a rent abatement from July 2019 to September 2019 totaling $13,476. At loan origination, the borrower deposited $13,476 into a reserve account for the remaining rent abatement.

(5)	Other Income includes application fees, late fees and other miscellaneous items.

(6)	The underwritten economic vacancy is 10.3%. The Center North Property multifamily units were 91.0% occupied and the commercial space was 85.6% occupied as of May 24, 2019.

Appraisal. The appraiser concluded to an “as-is” appraised value of $40,400,000 as of May 3, 2019.

Environmental Matters. According to a Phase I environmental assessment dated May 14, 2019, there was no evidence of any recognized environmental conditions at the Center North Property.

Market Overview and Competition. The Center North Property is located in Lakewood, Ohio, approximately seven miles west of downtown Cleveland. Lakewood is the most densely populated city in Ohio with numerous high-rise apartments and condominium buildings overlooking Lake Erie. The Center North Property is located in downtown Lakewood, with various restaurants, shops and office space nearby. According to the appraisal, the Center North Property is located within the Lakewood multifamily submarket, which

 A-3-98

Multifamily – High Rise	Loan #9 Center North	Cut-off Date Balance:	$26,500,000
14600 Detroit Avenue		Cut-off Date LTV:	65.6%
Lakewood, OH 44107		U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

is Cleveland’s second largest submarket with over 18,000 units and a total asset value of approximately $1 billion. The area benefits from its proximity to downtown Cleveland with some of the most affordable rents in the Cleveland metropolitan area. According to a third party report, the Lakewood submarket has generally outperformed in terms of rent growth, with rents up 3.4% year-over-year in 2018 and up nearly 20% since 2010. Downtown Cleveland can be accessed by the 26 Route bus, with a stop located at the intersection of Detroit Avenue and Belle Avenue, directly adjacent to the Center North Property.

The Center North Property is located directly across the street from the former Lakewood Hospital, with respect to which the City of Lakewood has proposed the construction of a $72 million mixed-use project on the 5.2-acre site. The city is targeting the fall of 2019 to start construction, which will include a mix of residential units, office space and shops located directly across the street from the Center North Property. Lakewood Hospital relocated to a new 64,700 square-foot $34 million facility neighboring its former location and is still in direct proximity to the Center North Property.

According to the appraisal, the estimated 2018 population within a one-, three- and five-mile radius of the Center North Property was 26,386, 121,377 and 227,640, respectively. The estimated 2018 average household income within the same radii was $76,011, $68,801 and $65,250, respectively.

Submarket Information – According to a third-party market research report, the Center North Property is situated within the Lakewood submarket. As of year-to-date 2019, the submarket reported a total inventory of 18,348 units with a 4.4% vacancy rate.

Appraiser’s Comp Set – The appraiser identified four primary competitive properties for the Center North Property totaling 492 units, which reported an average occupancy rate of approximately 94.9%. The appraiser concluded to monthly market rents per unit ranging from $1,001 to $1,420 for one-bedroom, one-bathroom units and $1,469 to $1,802 for the two-bedroom, two-bathroom units.

The following table presents certain information relating to comparable multifamily properties for the Center North Property:

Competitive Set(1)

	Center North (Subject)	Marine Towers West	12000 Edgewater Drive Apartments	The Shoreham	Edge 32
Location	Lakewood, OH	Lakewood, OH	Lakewood, OH	Lakewood, OH	Cleveland, OH
Distance to Subject	--	1.7 miles	1.9 miles	2.1 miles	5.0 miles
Property Type	High-Rise	High-Rise	High-Rise	High-Rise	Mid-Rise
Year Built/Renovated	1974/2019	1963/NAP	1963/2015	1961/2015	2017/NAP
Number of Units	211	171	117	144	60
Average Monthly Rent (per unit)
1 Bedroom / 1 Bathroom	$1,186(2)	$1,089	$1,295	$1,001	$1,420
2 Bedroom / 2 Bathroom	$1,837(2)	$1,802	$1,469	$1,488	$1,794
Occupancy	91.0%	93.6%	97.4%	95.1%	93.3%

(1)	Information obtained from the appraisal and underwritten rent roll.

(2)	See “Multifamily Unit Mix Summary” above for information related to the Center North Property.

Escrows.

Real Estate Taxes – The loan documents require an ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $11,697).

Insurance – Ongoing monthly insurance reserves, equaling one-twelfth of the insurance premiums that the lender estimates will be payable during the next twelve months, are not currently required and will not be required so long as the borrower maintains a blanket or umbrella policy acceptable to the lender.

Replacement Reserve – The loan documents require ongoing monthly replacement reserves of $4,755, which the lender may require the borrower to increase if the lender reasonably determines such increase is necessary to maintain the proper operation of the Center North Property.

TI/LC Reserve – The loan documents require ongoing monthly replacement reserves of $1,198 for tenant improvements and leasing commissions incurred following origination.

Conversion Work Reserve – The borrower deposited $1,850,000 into a conversion work reserve to complete the conversion of the use of the second floor from office to 18 multifamily units and 1,700 square feet of commercial space in accordance with the Center North Mortgage Loan documents. The guarantors, Bradley T. Kowit and Gregg Levy, also provided a completion guaranty for full and timely performance and completion of the conversion work with regard to the second floor improvements.

Outstanding TI/LC Reserve – The borrower deposited $200,000 for outstanding tenant improvements and leasing commissions for Integrity Staffing and GrooveRyde.

Gap Rent Reserve – The borrower deposited $13,476 into a free rent reserve for Integrity Staffing.

Fifteenth Floor Conversion Work - The borrower may convert the use of the fifteenth floor from office to multifamily (the “Fifteenth Floor Conversion Work”), provided that, among other things, the following conditions are satisfied: (i) no event of default has occurred

 A-3-99

Multifamily – High Rise	Loan #9 Center North	Cut-off Date Balance:	$26,500,000
14600 Detroit Avenue		Cut-off Date LTV:	65.6%
Lakewood, OH 44107		U/W NCF DSCR:	1.29x
		U/W NOI Debt Yield:	8.4%

and is continuing; (ii) the change in use complies with all applicable legal requirements; (iii) all work commenced in connection therewith is completed in a good and workmanlike manner and in compliance with all applicable legal requirements; and (iv) the borrower promptly delivers to the lender as security for the payment of the budgeted costs to complete the Fifteenth Floor Conversion Work and as additional security for the borrower’s obligations under the Center North Mortgage Loan Documents, any of the following: (A) cash, (B) U.S. Obligations, or (C) a completion bond or letter of credit issued by a financial institution having a rating by S&P of not less than A-1+ if the term of such bond or letter of credit is no longer than three months or, if such term is in excess of three months, issued by a financial institution having a rating that is acceptable to the lender and that the applicable rating agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any securitization. Such security shall be in an amount equal to the total budgeted costs for the completion of the Fifteenth Floor Conversion Work.

Lockbox and Cash Management. A springing lockbox is required for the Center North Mortgage Loan. The springing lockbox will be established upon the occurrence of a Lockbox Event (as defined below). During the continuance of a Lockbox Event, the borrower is required to deposit, or cause to be deposited, all rents into the lockbox account within one business day of receipt. Additionally, upon the occurrence of a Lockbox Event, the borrower is required to establish a cash management account into which all funds deposited in the lockbox account will be transferred to be disbursed in accordance with the Center North Mortgage Loan documents. During the continuance of a Lockbox Event, all excess cash flow will be deposited into an excess cash flow reserve account to be held as additional security for the Center North Mortgage Loan.

A “Lockbox Event” will commence upon the earlier of the following:

(i)	the occurrence and continuance of an event of default; or
(ii)	the debt service coverage ratio falling below 1.15x at the end of any calendar quarter.

A Lockbox Event will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default; or
●	with regard to clause (ii), the debt service coverage ratio being greater than 1.20x on the last day of any calendar quarter.

Property Management. The Center North Property is managed by an affiliate of the borrower.

Partial Release. Not permitted

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Center North Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of Center North Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

 A-3-100

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-101

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

Stoneleigh I – 4800 Westfields Boulevard

Stoneleigh II – 4840 Westfields Boulevard

 A-3-102

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

 A-3-103

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

 A-3-104

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

Brambleton
Loudoun Valley Estates
Old Ox Rd
Belmont Ridge Rd
Loudoun County Pkwy
606
LOUDOUN COUNTY
28
Sterling
Sterling Rd
267
Herndon Pkwy
Center for Innovative Technology
Herndon
INNOVATION CENTER
METRO
Elden Street Marketplace
Herndon Centre
Reston Hospital Center
Worldgate Centre
HERNDON-MONROE
Reston Town Ctr.
IBM
McNair
DULLES
Village Center at Dulles
METRO SILVER LINE (OPENS 2020)
US Geological Survey
Arcola
50
Stone Ridge
Washington Dulles International Airport
iDirect Government
Akima
Reston
Floris
608
Fairfax County Pkwy
Sully Rd
South Riding Market Square
Lee-Jackson Mem. Hwy
South Riding
East Gate Marketplace
Natl. Air and Space Museum/ Steven F. Udvar-Hazy Center
Centreville Rd
Reston Pkwy
Fox Mill District Park
Franklin Farm
Little Difficult Run Valley Park
South Riding Golfers Club
Chantilly
620
286
West Ox Rd
Gum Springs Rd
Sully Plaza Shopping Center
Sully Plaza
Braddock Rd
Pleasant Valley GC
Dulles Expo and Conference Center
International Country Club
Inova Fair Oaks Hospital
659
FAIRFAX COUNTY
Fair Oaks
Westone Plaza
Northrop Grumman Aerospace
Fair Oaks Mall
Stringfellow Rd
Chantilly Natl. Golf & CC
Ellanor C. Lawrence Park
Fair Lakes Promenade
London Towne
Centreville
Fairfax Corner
Cub Run Park
Village Center
Wash. DC 20 miles
Stone Rd
Centrewood Plaza
Lee Hwy
29
Pickwick Square Shopping Center
Centre Ridge Marketplace
Twin Lakes Golf Course
Edgelea
Popes Head Rd
Fairfax Station
The Chantilly Office Portfolio
1 Stoneleigh I Chantilly, VA
2 Stoneleigh II Chantilly, VA
3 Glenview I Chantilly, VA
4 Glenview II Chantilly, VA
5 Glenbrook III Chantilly, VA
MARYLAND
VIRGINIA
Leesburg
Ashburn
Sterling
Reston
Chantilly
Centreville
Rockville
Bethesda
WASH. DC
ARLINGTON
ALEXANDRIA

 A-3-105

No. 10 – The Chantilly Office Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	UBS AG		Single Asset/Portfolio:	Portfolio
				Property Type – Subtype:	Office – Suburban
	Original Principal Balance(1):	$22,350,000		Location:	Chantilly, VA
	Cut-off Date Balance(1):	$22,350,000		Size:	429,126 SF
	% of Initial Pool Balance:	3.1%		Cut-off Date Balance Per SF(1):	$108.01
	Loan Purpose:	Recapitalization		Maturity Date Balance Per SF(1):	$108.01
	Borrower Sponsor:	RMR Office Property Fund LP		Year Built/Renovated:	Various/NAP
	Guarantor:	RMR Office Property Fund LP		Title Vesting:	Fee
	Mortgage Rate:	4.1500%		Property Manager:	Self-managed
	Note Date:	May 16, 2019		Current Occupancy (As of)(4)(5):	86.2% (5/31/2019)
	Seasoning:	1 month		YE 2018 Occupancy(5):	77.4%
	Maturity Date:	June 6, 2029		YE 2017 Occupancy(5):	85.4%
	IO Period:	120 months		YE 2016 Occupancy:	91.5%
	Loan Term (Original):	120 months		YE 2015 Occupancy(6):	NAV
	Amortization Term (Original):	NAP		Appraised Value(7):	$104,500,000
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value Per SF:	$243.52
	Call Protection(2):	L(25),D(88),O(7)		Appraisal Valuation Date:	March 28, 2019
	Lockbox Type:	Hard/Springing Cash Management
	Additional Debt(1):	Yes
	Additional Debt Type (Balance)(1):	Pari Passu ($24,000,000)		Underwriting and Financial Information
				TTM NOI (2/28/2019)(5):	$6,211,845
				YE 2018 NOI(5):	$6,479,354
				YE 2017 NOI(5):	$7,031,577
				YE 2016 NOI:	$8,170,070
				U/W Revenues:	$12,579,017
Escrows and Reserves(3)				U/W Expenses:	$4,792,591
	Initial	Monthly	Cap	U/W NOI:	$7,786,425
Taxes	$0	Springing	NAP	U/W NCF:	$7,027,419
Insurance	$0	Springing	NAP	U/W DSCR based on NOI/NCF(1):	3.98x / 3.59x
Replacement Reserve	$0	Springing	$257,476	U/W Debt Yield based on NOI/NCF(1):	16.8% / 15.2%
TI/LC Reserve	$0	Springing	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	16.8% / 15.2%
TATILC Funds	$1,481,290	$0	NAP	Cut-off Date LTV Ratio(1)(7):	44.4%
Rent Concessions Funds	$593,341	$0	NAP	LTV Ratio at Maturity(1)(7):	44.4%

Sources and Uses
Sources			Uses
Original whole loan amount	$46,350,000	100.0%	Return of equity(8)	$43,830,893	94.6%
			Upfront reserves	2,074,631	4.5
			Closing costs	444,476	1.0
Total Sources	$46,350,000	100.0%	Total Uses	$46,350,000	100.0%
(1)	The Chantilly Office Portfolio Mortgage Loan (as defined below) is part of The Chantilly Office Portfolio Whole Loan (as defined below), which is comprised of three pari passu promissory notes with an aggregate original principal balance of $46,350,000. The Cut-off Date Balance Per SF, Maturity Date Balance Per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity numbers presented above are based on the aggregate principal balance of the promissory notes comprising The Chantilly Office Portfolio Whole Loan.

(2)	The lockout period will be at least 25 payments, beginning with and including the first payment date of July 6, 2019. Defeasance of The Chantilly Office Portfolio Mortgage Loan is permitted at any time after two years after the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 25 payments is based on the expected WFCM 2019-C51 securitization trust closing date in July 2019.

(3)	See “Escrows” section below.

(4)	Two tenants leasing 40,378 square feet (9.4% of net rentable area) at The Chantilly Office Portfolio Properties (as defined below) have yet to take occupancy as the spaces are currently being built out. Excluding these spaces, The Chantilly Office Portfolio Properties are 76.8% occupied.

(5)	Since acquisition in September 2017, the borrower sponsor has executed 62,686 square feet (14.6% of net rentable area and 15.0% of underwritten base rent) of new and expanded leases totaling $1,747,647 of underwritten base rent and 94,982 square feet (22.1% of net rentable area and 26.0% of underwritten base rent) of lease extensions totaling $3,024,562 of underwritten base rent.

(6)	Prior information is not available as the borrower sponsor acquired The Chantilly Office Portfolio Properties in September 2017 as part of a six-asset portfolio for $71.8 million.

(7)	The Chantilly Office Portfolio Properties have an “as-is” appraised value of $104,500,000 as of March 28, 2019 and an “as-stabilized” appraised value of $121,700,000 as of March 28, 2020 and March 28, 2022. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on The Chantilly Office Portfolio Whole Loan and the “as-stabilized” appraised value are 38.1% and 38.1%, respectively.

(8)	An affiliate of the borrower sponsor acquired The Chantilly Office Portfolio Properties in September 2017 as part of a six-asset portfolio for $71.8 million. The borrower sponsor subsequently acquired from the affiliate and recapitalized five of the six properties at an allocated purchase price of approximately $71.2 million ($165.89 per square feet) in September 2018. At origination of The Chantilly Office Portfolio Whole Loan, the borrower sponsor had cash equity in The Chantilly Office Portfolio Properties of approximately $29.0 million ($67.47 per square feet).

 A-3-106

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

The Mortgage Loan. The mortgage loan (“The Chantilly Office Portfolio Mortgage Loan”) is part of a whole loan evidenced by three pari passu promissory notes with an aggregate original principal balance of $46,350,000 (“The Chantilly Office Portfolio Whole Loan”). The Chantilly Office Portfolio Whole Loan is secured by a first mortgage encumbering the fee interest in five office buildings in Chantilly, Virginia totaling 429,126 square feet (collectively, “The Chantilly Office Portfolio Properties”). The Chantilly Office Portfolio Mortgage Loan represents Note A-1 totaling $22,350,000. The below table summarizes The Chantilly Office Portfolio Whole Loan, including the remaining pari passu promissory notes comprising The Chantilly Office Portfolio Whole Loan, which are currently held by the entities listed below and are expected to be contributed to one or more future securitization trusts. The lender provides no assurances that any non-securitized note will not be split further or replaced by new notes with reallocated balances. The Chantilly Office Portfolio Whole Loan will be serviced under the WFCM 2019-C51 pooling and servicing agreement until the controlling pari passu Note A-2 is securitized, whereupon The Chantilly Office Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$22,350,000	$22,350,000	WFCM 2019-C51	No
A-2	$14,000,000	$14,000,000	UBS AG, or an affiliate	Yes
A-3	$10,000,000	$10,000,000	UBS AG, or an affiliate	No
Total	$46,350,000	$46,350,000

The Borrower and Borrower Sponsor. The borrower is RMR Office OPF Chantilly LP (“The Chantilly Office Portfolio Borrower”), a Delaware limited partnership and single purpose entity. Legal counsel to The Chantilly Office Portfolio Borrower delivered a non-consolidation opinion in connection with the origination of The Chantilly Office Portfolio Whole Loan. The nonrecourse carve-out guarantor and borrower sponsor of The Chantilly Office Portfolio Whole Loan is RMR Office Property Fund LP.

RMR Office Property Fund LP is a subsidiary of The RMR Group Inc. (NASDAQ: RMR) (“RMR”), an alternative asset management company founded in 1986 to invest in real estate and manage real estate related businesses. RMR’s business primarily consists of providing management services to five publicly traded real estate investment trusts, three real estate related operating companies, one real estate securities mutual fund, and one firm specializing in commercial real estate finance. As of December 31, 2018, RMR had approximately $30.0 billion of total assets under management, including more than 1,500 properties, and employed approximately 600 real estate professionals in more than 30 offices throughout the United States; and the companies managed by RMR collectively had approximately 50,000 employees. RMR Office Property Fund LP is a private, open end core fund focused on the acquisition, ownership and leasing of a diverse portfolio of office properties throughout the U.S.

The Properties. The Chantilly Office Portfolio Properties are comprised of (i) two freestanding five-story class A office buildings situated on a 10.1-acre parcel totaling 109,598 square feet (“Stoneleigh I”) and 106,547 square feet (“Stoneleigh II, and together with Stoneleigh I, the “Stoneleigh Properties”), (ii) two freestanding four-story class A office buildings situated on a 9.3-acre parcel totaling 76,760 square feet (“Glenview I”) and 77,427 square feet (“Glenview II”) and (iii) a freestanding three-story class A office building situated on a 4.6-acre parcel adjacent to Glenview I and Glenview II totaling 58,794 square feet (“Glenbrook III”, and together with Glenview I and Glenview II, the “Newbrook Properties”) (collectively, “The Chantilly Office Portfolio Properties”). The Stoneleigh Properties were built in 2006 and provide for 828 parking spaces (3.83 spaces per 1,000 square feet of net rentable area). The Newbrook Properties were built in 2000 and provide for 951 parking spaces (4.47 spaces per 1,000 square feet of net rentable area). The Chantilly Office Portfolio Properties are located within 0.3 miles of each other in Chantilly, Virginia, approximately 25 miles west of Washington, D.C.

Property Summary

Property Name	Net Rentable Area (SF)	Occupancy %	Year Built	Appraised Value	Allocated Whole Loan Cut-off Date Balance	LTV
Stoneleigh I	109,598	64.0%	2006	$26,874,518	$11,840,000	44.1%
Stoneleigh II	106,547	100.0%	2006	$26,125,482	$11,510,000	44.1%
Glenview I	76,760	94.3%(1)	2000	$18,562,391	$8,290,000	44.7%
Glenview II	77,427	87.5%(2)	2000	$18,719,130	$8,360,000	44.7%
Glenbrook III	58,794	90.4%	2000	$14,218,478	$6,350,000	44.7%
Total/Weighted Average	429,126	86.2%(3)		$104,500,000	$46,350,000	44.4%
(1)	Includes one tenant, Tetra Tech, Inc., leasing 20,020 square feet (4.7% of portfolio net rentable area) that has yet to take occupancy as the space is currently being built out. Excluding this space, the Glenview I property is 68.2% occupied.

(2)	Includes one tenant, Redfin, leasing 20,358 square feet (4.7% of portfolio net rentable area) that has yet to take occupancy as the space is currently being built out. Excluding this space, the Glenview II property is 61.3% occupied.

(3)	Includes two tenants leasing 40,378 square feet (9.4% of portfolio net rentable area) at The Chantilly Office Portfolio Properties that have yet to take occupancy as the spaces are currently being built out. Excluding these spaces, The Chantilly Office Portfolio Properties are 76.8% occupied.

 A-3-107

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

An affiliate of the borrower sponsor acquired The Chantilly Office Portfolio Properties in September 2017 as part of a six-asset portfolio for $71.8 million. The borrower sponsor subsequently acquired from the affiliate and recapitalized five of the six properties at an allocated purchase price of approximately $71.2 million in September 2018 and subsequently invested capital improvements of approximately $1.6 million. As of May 31, 2019, The Chantilly Office Portfolio Properties were 86.2% leased to 15 national, regional, and local tenants. Investment grade tenants account for 17.6% of net rentable area and 19.3% of underwritten base rent. National tenants, including Aetna Life Insurance, First American Title, and WEX, Inc., account for 47.2% of net rentable area and 53.0% of underwritten base rent. Eleven tenants totaling 290,413 square feet (67.7% of net rentable area, 79.8% of underwritten base rent) have either extended their lease terms or expanded their spaces.

Major Tenants.

Largest Tenant: AECOM Management Services, Inc. (Ba3/BB by Moody’s/S&P; 71,383 square feet; 16.6% of net rentable area; 19.4% of underwritten base rent; various lease expirations) – AECOM Management Services, Inc. (“AECOM”) (NYSE: ACM) is an engineering firm that provides planning, consulting, architectural and engineering design services to commercial and government clients worldwide in markets such as transportation, facilities, environmental, energy, water and government. According to Engineering News-Record’s (“ENR”) 2018 Design Survey, AECOM is the second largest general architectural and engineering design firm in the world, ranked by 2017 design revenue. In addition, AECOM is ranked by ENR as the leading firm in a number of design end markets, including transportation and general building. AECOM operated in over 150 countries with over 87,000 employees and reported revenues of approximately $20.2 billion as of fiscal year 2018. AECOM has been a tenant at The Chantilly Office Portfolio Properties since July 2006 and currently occupies 71,383 square feet across seven suites at The Chantilly Office Portfolio Properties. The lease related to four suites at the Stoneleigh Properties totaling 50,066 square feet (11.7% of NRA, 14.4% of underwritten base rent) have a current expiration date of September 30, 2020 and provide for two, five-year renewal options. The lease related to one suite at the Stoneleigh Properties totaling 12,770 square feet (3.0% of NRA, 2.8% of underwritten base rent) has a current expiration date of October 31, 2021 and has no renewal options. The lease related to one suite at the Glenbrook III Property totaling 5,184 square feet (1.2% of NRA, 1.3% of underwritten base rent) has a current expiration date of October 31, 2021 and has no renewal options. The lease related to one suite at the Stoneleigh Properties totaling 3,363 square feet (0.8% of NRA, 0.9% of underwritten base rent) has a current expiration date of November 30, 2022 and has no renewal options. Underwritten base rents for AECOM’s seven suites range from $25.49 to $33.45 per square foot with a weighted average underwritten base rent of $31.60 per square foot. With respect to AECOM’s lease at the Glenbrook III property (5,184 square feet), AECOM has a contract with the Open Source Enterprise of the U.S. government. In the event the U.S. government does not renew or irrevocably terminates its contract, the scope of the contract, or the funding received by AECOM pursuant to the contract is reduced to the extent that the premises are no longer required by AECOM, after 12 months from the lease commencement, AECOM may at any time terminate the lease effective as of the last day of any calendar month, upon 120 days’ notice, along with payment of a termination fee equal to the sum of (i) the amount of annual fixed rent that would have been payable by tenant during the three months immediately following the early termination date and (ii) the unamortized portion of the tenant improvement and brokerage commissions.

2nd Largest Tenant: The Teaching Company, LLC (49,529 square feet; 11.5% of net rentable area; 14.6% of underwritten base rent; 6/30/2021 lease expiration) – The Teaching Company, LLC (“TTC”), headquartered at one of the Stoneleigh Properties, owns The Great Courses brand, which was founded in 1990 and publishes teaching videos. The company provides unlimited access to learning experiences available on a wide variety of internet-connected devices, with each series taught by award-winning lecturers. Course subject matters include topics such as economics and finance, mathematics, science, history, and literature, among many others. TTC has been a tenant at The Chantilly Office Portfolio Properties since June 2008 and currently occupies three suites totaling 49,529 square feet at the Stoneleigh Properties. TTC’s leases have a current expiration date of June 30, 2021 and have an underwritten base rent of $34.42 per square foot. TTC’s leases have no renewal options and no termination options.

3rd Largest Tenant: General Dynamics Information Technology, Inc. (A2/A+ by Moody’s/S&P; 40,627 square feet; 9.5% of net rentable area; 10.8% of underwritten base rent; various lease expirations) – General Dynamics Information Technology, Inc. (“GDIT”) (NYSE: GD) is a global aerospace and defense company that offers a broad portfolio of products and services in business aviation, combat vehicles, weapons systems and munitions, information technology services, C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance) solutions, and shipbuilding and ship repair. On April 3, 2018, GDIT completed its acquisition of CSRA Inc. for $9.7 billion, creating a provider of IT solutions to the defense, intelligence, and federal civilian markets. GDIT reported revenues of approximately $36.2 billion as of December 31, 2018. GDIT has been a tenant at The Chantilly Office Portfolio Properties since September 1999 and currently occupies 40,627 square feet across two suites at The Chantilly Office Portfolio Properties. The lease related to one suite at the Glenbrook III Property totaling 20,627 square feet (4.8% of NRA, 5.3% of underwritten base rent) has a current expiration date of December 31, 2020, an underwritten base rent of $29.97 per square foot, and one, three-year renewal option remaining. The lease related to one suite at the Glenview I & II Properties totaling 20,000 square feet (4.7% of NRA, 5.5% of underwritten base rent) has a current expiration date of January 31, 2021, an underwritten base rent of $32.07 per square foot, and no renewal options. GDIT’s leases have no termination options.

 A-3-108

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

The following table presents certain information relating to the tenancy at The Chantilly Office Portfolio Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
AECOM Management Services, Inc.(3)	NR/Ba3/BB	71,383	16.6%	$31.60	$2,255,792	19.4%	9/30/2020	2, 5-year	Y(4)
The Teaching Company, LLC	NR/NR/NR	49,529	11.5%	$34.42	$1,704,788	14.6%	6/30/2021	N/A	N
General Dynamics Information Technology, Inc.(5)	NR/A2/A+	40,627	9.5%	$31.00	$1,259,591	10.8%	12/31/2020	1, 3-year	N
WEX, Inc.	NR/Ba3/BB-	32,342	7.5%	$31.18	$1,008,397	8.7%	12/31/2022	1, 5-year	N
Community Management Corporation	NR/NR/NR	31,556	7.4%	$33.54	$1,058,388	9.1%	7/31/2021	1, 5-year	N
Total Major Tenants		225,437	52.5%	$32.32	$7,286,957	62.6%
Non-Major Tenants		144,515	33.7%	$30.16	$4,359,070	37.4%
Occupied Collateral Total		369,952	86.2%	$31.48	$11,646,028	100.0%

Vacant Space		59,174	13.8%

Collateral Total		429,126	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through July 2020 totaling $347,801.

(3)	Four suites totaling 50,066 square feet (11.7% of net rentable area) have a current expiration date of September 30, 2020 with two, five-year renewal options, two suites totaling 17,954 square feet (4.2% of net rentable area) have a current expiration date of October 31, 2021 with no renewal options, and one suite totaling 3,363 square feet (0.8% of net rentable area) has a current expiration date of November 30, 2022 with no renewal options.

(4)	With respect to AECOM’s lease at the Glenbrook III property (5,184 square feet; 1.2% of net rentable area), AECOM has a contract with the Open Source Enterprise of the U.S. government. In the event the U.S. government does not renew or irrevocably terminates its contract, the scope of the contract, or the funding received by AECOM pursuant to the contract is reduced to the extent that the premises are no longer required by AECOM, after 12 months from the lease commencement, AECOM may at any time terminate the lease effective as of the last day of any calendar month, upon 120 days’ notice, along with payment of a termination fee equal to the sum of (i) the amount of annual fixed rent that would have been payable by tenant during the three months immediately following the early termination date and (ii) the unamortized portion of the tenant improvement and brokerage commissions.

(5)	One suite totaling 20,627 square feet (4.8 % of net rentable area) has a current expiration date of December 31, 2020 with one, three-year renewal option and one suite totaling 20,000 square feet (4.7% of net rentable area) has a current expiration date of January 31, 2021 with no renewal options.

The following table presents certain information relating to the lease rollover schedule at The Chantilly Office Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM(4)	2	3,235	0.8%	3,235	0.8%	$0	0.0%	$0.0
2019	1	10,701	2.5%	13,936	3.2%	$328,093	2.8%	$30.66
2020	4	87,868	20.5%	101,804	23.7%	$2,847,614	24.5%	$32.41
2021	9	135,691	31.6%	237,495	55.3%	$4,363,178	37.5%	$32.16
2022	4	64,885	15.1%	302,380	70.5%	$1,939,415	16.7%	$29.89
2023	0	0	0.0%	302,380	70.5%	$0	0.0%	$0.00
2024(5)	4	67,572	15.7%	369,952	86.2%	$2,167,728	18.6%	$32.08
2025	0	0	0.0%	369,952	86.2%	$0	0.0%	$0.00
2026	0	0	0.0%	369,952	86.2%	$0	0.0%	$0.00
2027	0	0	0.0%	369,952	86.2%	$0	0.0%	$0.00
2028	0	0	0.0%	369,952	86.2%	$0	0.0%	$0.00
2029	0	0	0.0%	369,952	86.2%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	369,952	86.2%	$0	0.0%	$0.00
Vacant	0	59,174	13.8%	429,126	100.0%	$0	0.0%	$0.00
Total/Weighted Average	24	429,126	100.0%			$11,646,028	100.0%	$31.48

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

(4)	MTM represents building amenity space comprised of a cafeteria space, a fitness center, and a conference meeting center.

(5)	Includes two tenants leasing 40,378 square feet (9.4% of net rentable area and 9.9% of underwritten base rent) at The Chantilly Office Portfolio Properties that have yet to take occupancy as the spaces are currently being built out.

 A-3-109

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

The following table presents historical occupancy percentages at The Chantilly Office Portfolio Properties:

Historical Occupancy

12/31/2015(1)	12/31/2016(2)	12/31/2017(2)	12/31/2018(2)	5/31/2019(3)
NAV	91.5%	85.4%	77.4%	86.2%

(1)	Prior information not available as the borrower sponsor acquired The Chantilly Office Portfolio Properties in September 2017.

(2)	Information obtained from The Chantilly Office Portfolio Borrower.

(3)	Information obtained from the underwritten rent roll. Includes two tenants leasing 40,378 square feet (9.4% of portfolio net rentable area) at The Chantilly Office Portfolio Properties that have yet to take occupancy as the spaces are currently being built out. Excluding these spaces, The Chantilly Office Portfolio Properties are 76.8% occupied.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at The Chantilly Office Portfolio Properties:

Cash Flow Analysis

	2016	2017(1)	2018(1)	TTM 2/28/2019(1)	U/W	%(2)	U/W $ per SF
Rents in Place(3)	$11,904,956	$10,713,849	$10,227,482	$10,153,472	$11,298,226	78.5%	$26.33
Contractual Rent Steps(4)	0	0	0	0	377,697	2.6	0.88
Grossed Up Vacant Space	0	0	0	0	1,814,888	12.6	4.23
Gross Potential Rent	$11,904,956	$10,713,849	$10,227,482	$10,153,472	$13,490,811	93.7%	$31.44
Other Income	95,083	105,240	148,734	131,104	134,403	0.9	0.31
Total Recoveries	1,006,379	744,732	589,919	592,326	768,690	5.3	1.79
Net Rental Income	$13,006,418	$11,563,821	$10,966,136	$10,876,903	$14,393,905	100.0%	$33.54
(Vacancy & Credit Loss)	0	0	0	0	(1,814,888)(5)	(13.5)	(4.23)
Effective Gross Income	$13,006,418	$11,563,821	$10,966,136	$10,876,903	$12,579,017	87.4%	$29.31

Real Estate Taxes	1,233,634	1,184,389	1,015,954	988,686	1,069,026	8.5	2.49
Insurance	45,468	56,012	30,848	36,524	32,609	0.3	0.08
Management Fee	409,451	357,072	328,939	326,262	377,370	3.0	0.88
Other Operating Expenses	3,147,795	2,934,771	3,111,041	3,313,586	3,313,586	26.3	7.72
Total Operating Expenses	$4,836,348	$4,532,245	$4,486,782	$4,665,057	$4,792,591	38.1%	$11.17

Net Operating Income	$8,170,070	$7,031,577	$6,479,354	$6,211,845	$7,786,425	61.9%	$18.14
Replacement Reserves	0	0	0	0	85,825	0.7	0.20
TI/LC	0	0	0	0	673,181	5.4	1.57
Net Cash Flow	$8,170,070	$7,031,577	$6,479,354	$6,211,845	$7,027,419	55.9%	$16.38

NOI DSCR(6)	4.18x	3.60x	3.31x	3.18x	3.98x
NCF DSCR(6)	4.18x	3.60x	3.31x	3.18x	3.59x
NOI Debt Yield(6)	17.6%	15.2%	14.0%	13.4%	16.8%
NCF Debt Yield(6)	17.6%	15.2%	14.0%	13.4%	15.2%
(1)	Since acquisition in September 2017, the borrower sponsor has executed 62,686 square feet (14.6% of net rentable area and 15.0% of underwritten base rent) of new and expanded leases totaling $1,747,647 of underwritten base rent and 94,982 square feet (22.1% of net rentable area and 26.0% of underwritten base rent) of lease extensions totaling $3,024,562 of underwritten base rent.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Rents in Place declined from 2016 to 2017 due to Aetna Life Insurance vacating suite 300 (20,358 square feet) of the Glenview II property. Rents in Place increased from TTM 2/28/2019 to U/W due to two tenants leasing 40,378 square feet (9.4% of portfolio net rentable area) totaling $1,151,216 of underwritten base rent (9.9% of underwritten base rent) at The Chantilly Office Portfolio Properties that have yet to take occupancy as the spaces are currently being built out.

(4)	Represents (i) contractual rent steps through July 6, 2020 totaling $347,801 and (ii) straight line rent averaging for investment grade tenant, Aetna Life Insurance, totaling $29,896.

(5)	The underwritten economic vacancy is 12.7%. The Chantilly Office Portfolio Properties were 86.2% physically occupied as of May 31, 2019.

(6)	Based on The Chantilly Office Portfolio Whole Loan.

Appraisal. The appraiser concluded to an aggregate “as-is” appraised value of $104,500,000 as of March 28, 2019 and an “as stabilized” appraised value of $121,700,000 as of March 28, 2020 and March 28, 2022.

Environmental Matters. According to Phase I environmental site assessments dated April 3, 2019, there was no evidence of any recognized environmental conditions at The Chantilly Office Portfolio Properties.

 A-3-110

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

Market Overview and Competition. The Chantilly Office Portfolio Properties are located in Chantilly, Fairfax County, Virginia, approximately 27.2 miles west of Washington, D.C. and approximately 8.6 miles south of Dulles International Airport. The Chantilly Office Portfolio Properties are located immediately off State Route 28, which provides access to Interstate 66, approximately 2.8 miles to the south. The neighborhood is predominately a commercial district with numerous business and industrial parks that line the State Highway 50 and Route 28 corridors. State Highway 50, located approximately 1.7 miles to the north of The Chantilly Office Portfolio Properties, extends east and west and provides access to Cincinnati and Arlington. Route 28 traverses the western edge of Fairfax County into Loudoun County.

The Chantilly Office Portfolio Properties are adjacent to The Field at Commonwealth, a newly constructed 167,270 square foot retail center anchored by a Wegman’s supermarket that was completed in 2018 and several local and chain restaurants including Lazy Dog Restaurant and Bar, The Habit Burger Grill, Chipotle Mexican Grill, and Peet’s Coffee & Tea. Within a short drive of The Chantilly Office Portfolio Properties are several additional retailers including Walmart Supercenter, Costco Wholesale, Lowe’s Home Improvement and Target.

Due to the presence of major government agencies such as the National Reconnaissance Office headquarters, the FBI’s Chantilly office, and CIA training facilities, many major defense contractors, engineering, and aerospace firms have offices in Chantilly including General Dynamics, Boeing, Northrup Grumman, Booz Allen Hamilton, Raytheon, and the Aerospace Corporation. Additionally, the Northern Virginia office market has become a major market for technology firms due to the strength of the region’s technology labor market.

In November 2018, Amazon announced plans to open an ‘HQ2’ in Crystal City, Virginia, approximately 27.0 miles east of The Chantilly Office Portfolio Properties. The headquarters expansion is projected to bring in approximately 25,000 jobs and approximately 4.0 million square feet of office space over the next 10 years according to the appraisal. Amazon’s 4.0 million square foot requirement accounts for 33.0% of Crystal City’s existing office inventory, and its projected 25,000 employees would comprise 11.0% of the Washington D.C. region’s technology labor market. Furthermore, Amazon’s HQ2 is expected to generate approximately 50,000 additional jobs in indirect industries and in retail, housing, and services, according to the appraisal.

According to a third party market research report, the estimated 2019 population within a one-, three- and five-mile radius of The Chantilly Office Portfolio Properties is 7,309, 95,647 and 204,742, respectively. The 2019 estimated population within a five-mile radius increased by 40.8% from 2000 to 2019, in comparison to a 30.5% increase for the Washington-Arlington-Alexandria, DC-VA-MD-WV metropolitan statistical area (“SMA”) over the same period. The 2019 estimated average household income within the same one-, three- and five-mile radius was $161,259, $151,659 and $175,062, respectively. The 2019 estimated average household income within a five-mile radius is 24.8% higher than the average household income for the Washington-Arlington-Alexandria, DC-VA-MD-WV SMA.

Submarket Information – According to a third party market research report, The Chantilly Office Portfolio Properties are situated within the Route 28 Corridor South office submarket. The Route 28 Corridor South office submarket contains approximately 14.7 million square feet of office space with a vacancy rate of 15.5% and an average asking rental rate of $26.34 per square foot NNN as of the fourth quarter of 2018. The Route 28 Corridor South office submarket experienced positive year to date net absorption of 43,948 square feet at the end of the fourth quarter of 2018.

Appraiser’s Comp Set – The appraiser identified five competitive properties built between 1997 and 2008 ranging in size from approximately 114,126 square feet to 316,081 square feet. The appraiser’s competitive set reported rent from $27.00 per square foot to $34.84 per square foot, with a weighted average rent of $28.50 per square foot. The appraisals indicated a market rent of $32.00 per square foot for office space at the Stoneleigh Properties and $28.00 per square foot for office space at the Newbrook Properties.

The table below presents certain information relating to comparable sales for The Chantilly Office Portfolio Properties identified by the appraiser:

Comparable Sales(1)

Property Name	Location	Rentable Area (SF)	Sale Date	Sale Price	Sale Price (PSF)
Commonwealth Centre I & II	Chantilly, VA	316,081	Apr-18	$97,750,000	$309.26
Liberty Center at Westfields	Chantilly, VA	409,478	Dec-16	$104,183,000	$254.43
Stonecroft at Westfields	Chantilly, VA	323,489	Dec-16	$73,550,000	$227.36
Independence Center I	Chantilly, VA	274,223	Jul-16	$57,916,000	$211.20
(1)	Information obtained from the appraisal.

 A-3-111

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

The table below presents certain information relating to five comparable office properties to The Chantilly Office Portfolio Properties identified by the appraiser:

Competitive Set(1)

	The Chantilly Office Portfolio (Subject)	Greens I & II	Penrose Center	Ridgeview I	Commonwealth Centre I & II	Corporate Pointe 3
Location	Chantilly, VA	Chantilly, VA	Chantilly, VA	Chantilly, VA	Chantilly, VA	Chantilly, VA
Distance from Subject	--	1.1 miles	1.4 miles	1.3 miles	0.5 miles	0.1 miles
Property Type	Office/Suburban	Office/Suburban	Office/Suburban	Office/Suburban	Office/Suburban	Office/Suburban
Year Built/Renovated	2000, 2006/NAP	1997/NAP	2008/NAP	1999/NAP	2007/NAP	1999/NAP
Total GLA	429,126 SF	289,567 SF	145,921 SF	127,115 SF	316,081 SF	114,126 SF
Total Occupancy	86.2%(2)	93.0%	100.0%	100.0%	100.0%	74.0%
(1)	Information obtained from the appraisal and the underwritten rent roll.

(2)	Two tenants leasing 40,378 square feet (9.4% of net rentable area) at The Chantilly Office Portfolio Properties have yet to take occupancy as the spaces are currently being built out. Excluding these spaces, The Chantilly Office Portfolio Properties are 76.8% occupied.

The following table presents certain information relating to 10 comparable leases to those at The Chantilly Office Portfolio Properties:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Distance from Subject	Occupancy	Lease Term	Tenant Size	Annual Base Rent PSF
Greens I & II 15049 & 15059 Conference Center Drive Chantilly, VA	1997/NAP	289,567	1.1 miles	93.0%	5.4 Yrs 5.4 Yrs 11.0 Yrs 7.4 Yrs	4,597 SF 21,144 SF 19,577 SF 9,457 SF	$30.00 $29.00 $28.30 $28.75
Penrose Center 14425 Penrose Place Chantilly, VA	2008/NAP	145,921	1.4 miles	100.0%	5.3 Yrs 6.0 Yrs	20,864 SF 8,052 SF	$33.00 $28.00
Ridgeview I 14900 Conference Center Drive Chantilly, VA	1999/NAP	127,115	1.3 miles	100.0%	6.3 Yrs	52,698 SF	$27.00
Commonwealth Centre I & II 14370 & 14360 Newbrook Drive Chantilly, VA	2007/NAP	316,081	0.5 miles	100.0%	9.4 Yrs 13.1 Yrs	32,015 SF 220,551 SF	$34.84 $27.50
Corporate Pointe 3 14280 Park Meadow Drive Chantilly, VA	1999/NAP	114,126	0.1 miles	74.0%	7.5 Yrs	7,300 SF	$27.50
(1)	Information obtained from the appraisal.

 A-3-112

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

Escrows.

Real Estate Taxes – Ongoing monthly real estate tax reserves, equaling one-twelfth of the real estate taxes that the lender estimates will be payable during the next twelve months, are not currently required and will not be required so long as (i) no event of default has occurred or is continuing, (ii) all of The Chantilly Office Portfolio Properties maintain a debt yield of at least 9.0% and (iii) all of The Chantilly Office Portfolio Properties maintain a debt service coverage ratio for the immediately preceding 12-month period of at least 2.00x (collectively with (i) and (ii) above, the “Reserve Waiver Conditions”).

Insurance – Ongoing monthly escrows for insurance premiums, equaling one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage during the next twelve months, are not currently required and will not be required so long as the Reserve Waiver Conditions are satisfied.

Replacement Reserves – Ongoing monthly replacement reserves of $7,152 (subject to a cap of $257,476) are not currently required and will not be required so long as the Reserve Waiver Conditions are satisfied.

TI/LC Reserve – Ongoing monthly TI/LC reserves of $53,641 are not currently required and will not be required so long as the Reserve Waiver Conditions are satisfied.

TATILC Funds – The Chantilly Office Portfolio Whole Loan documents require an upfront reserve of $1,481,290 for outstanding tenant allowances, tenant improvements and leasing commissions with respect to Redfin ($952,788), Aetna Life Insurance ($248,260), Tetra Tech, Inc. ($209,663) and TTC ($70,579).

Rent Concessions Funds – The Chantilly Office Portfolio Whole Loan documents require an upfront reserve of $593,341 for outstanding free rents, rent abatements or other rent concessions with respect to Redfin ($186,615) and Tetra Tech, Inc. ($406,726).

Lockbox and Cash Management. The Chantilly Office Portfolio Whole Loan documents require a hard lockbox with springing cash management. The Chantilly Office Portfolio Borrower was required at origination of The Chantilly Office Portfolio Whole Loan to deliver written instructions to tenants directing them to deposit all rents payable under such leases directly into a lender-controlled lockbox account. The Chantilly Office Portfolio Whole Loan documents require that all rents received by The Chantilly Office Portfolio Borrower or the property manager be deposited into the lockbox account within two business days of receipt. Funds in the lockbox account, absent the occurrence and continuance of a Triggering Event (as defined below), are required to be transferred daily to a borrower operating account. Upon the first occurrence of a Triggering Event, The Chantilly Office Portfolio Borrower is required to establish a cash management account under the sole control of the lender, to which, during a Triggering Event, all amounts in the lockbox account are required to be automatically transferred daily for the payment, among other things, of the debt service, monthly escrows, default interest and late payment charges. Absent the continuance of a Cash Sweep Period (as defined below), any remaining funds after such disbursements are required to be distributed to The Chantilly Office Portfolio Borrower. Upon a Cash Sweep Period, all remaining excess cash flow will be escrowed in an excess cash flow reserve account (provided, however, that if a Cash Sweep Period has occurred solely as a result of a Material Tenant Trigger Event (as defined below), then such amount will be applied to a Material Tenant (as defined below) reserve account).

A “Triggering Event” will commence upon the earliest to occur of the following:

(i)	an event of default under The Chantilly Office Portfolio Whole Loan documents;

(ii)	the date on which The Chantilly Office Portfolio Borrower, the guarantor, the key principal or the property manager becomes insolvent or a debtor in a bankruptcy action;

(iii)	the debt service coverage ratio for the immediately preceding 12-month period falling below 1.75x;

(iv) an indictment for fraud or misappropriation of funds by The Chantilly Office Portfolio Borrower, the guarantor or the property manager (provided, that in the case of a third party manager, such indictment is related to The Chantilly Office Portfolio Properties); or

(v) a Material Tenant Trigger Event.

A Triggering Event will end upon the occurrence of:

●	with regard to clause (i) above, the cure of such event of default;

●	with regard to clause (ii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 90 days of such filing for The Chantilly Office Portfolio Borrower, the key principal or the guarantor, or within 120 days of such filing for the property manager, among other conditions;

●	with regard to clause (iii) above, the debt service coverage ratio being at least 1.80x for two consecutive calendar quarters;

●	with regard to clause (iv) above, (a) the dismissal of the applicable indictment, (b) the acquittal of each applicable person with respect to the related charge(s) or (c) the replacement of the property manager with a qualified manager under a replacement property management agreement; or

●	with regard to clause (v) above, the cure of such Material Tenant Trigger Event.

A “Cash Sweep Period” will commence upon the earliest to occur of the following:

(i)	an event of default under The Chantilly Office Portfolio Whole Loan documents;

(ii)	the date on which The Chantilly Office Portfolio Borrower, the key principal, the guarantor, or the property manager becomes insolvent or a debtor in a bankruptcy action; or

(iii)	the debt service coverage ratio for the immediately preceding 12-month period falling below 1.75x.

A Cash Sweep Period will end upon the occurrence of:

 A-3-113

Office – Suburban	Loan #10	Cut-off Date Balance:	$22,350,000
Various	The Chantilly Office Portfolio	Cut-off Date LTV:	44.4%
Chantilly, VA 20151		U/W NCF DSCR:	3.59x
		U/W NOI Debt Yield:	16.8%

●	with regard to clause (i) above, the cure of such event of default;

●	with regard to clause (ii) above, such bankruptcy action petition having been discharged, stayed, or dismissed within 90 days of such filing for The Chantilly Office Portfolio Borrower, the key principal, the guarantor or the property manager, among other conditions; or

●	with regard to clause (iii) above, the debt service coverage ratio being at least 1.80x for two consecutive calendar quarters.

A “Material Tenant Trigger Event” will commence upon the occurrence of:

(i)	a Material Tenant giving notice of its intent to terminate or not to extend or renew its lease;

(ii)	on or prior to six months prior to the expiration date of a Material Tenant’s lease, the related Material Tenant failing to extend or renew its lease;

(iii)	on or prior to the date on which a Material Tenant is required under its lease to provide notification of its election to renew its lease, such Material Tenant failing to give such notice;

(iv)	a monetary or material non-monetary event of default under a Material Tenant lease that continues beyond any applicable notice and cure period;

(v)	any Material Tenant or any guarantor of the applicable Material Tenant lease becoming insolvent or a debtor in any bankruptcy action;

(vi)	a Material Tenant lease being terminated, in whole or in part, or being no longer in full force and effect; provided that with respect to a partial termination, such partial termination relates to a portion of a Material Tenant’s space that (a) makes up 20% or more of the total net rentable square footage or (b) is responsible for 20% or more of the total base rent of The Chantilly Office Portfolio Properties; or

(vii) any Material Tenant “going dark”, vacating or ceasing to occupy or conduct business at its space or a portion thereof constituting 20% or more of the total net rentable area at The Chantilly Office Portfolio Properties.

A Material Tenant Trigger Event will end upon the occurrence of:

●	with regard to clause (i) above, (a) the revocation or rescission by the applicable Material Tenant of all termination or cancellation notices with respect to such Material Tenant lease, (b) an acceptable Material Tenant lease extension with respect to the applicable Material Tenant space, or (c) all of the applicable Material Tenant space being leased to a replacement tenant;

●	with regard to clauses (ii) and (iii) above, (x) an acceptable Material Tenant lease extension with respect to such Material Tenant space or (y) all of the applicable Material Tenant space being leased to a replacement tenant;

●	with regard to clause (iv) above, a cure of the applicable event of default under the applicable Material Tenant lease;

●	with regard to clause (v) above, an affirmation of the Material Tenant lease in the applicable bankruptcy proceeding and confirmation that the Material Tenant is actually paying all rents and other amounts due under its lease;

●	with regard to clause (vi) above, all of the applicable Material Tenant space being leased to a replacement tenant; or

●	with regard to clause (vii) above, the applicable Material Tenant having re-opened for business or the applicable Material Tenant space being leased to an acceptable replacement tenant at The Chantilly Office Portfolio Properties or a portion thereof constituting 20% or more of the total net rentable area at The Chantilly Office Portfolio Properties.
●	Notwithstanding anything to the contrary with regard to clauses (i), (ii), (iii) and (iv) above, in lieu of a lease extension or replacement tenant with respect to all of the applicable Material Tenant space, a Material Tenant Trigger Event will end upon execution of an extension or replacement lease for at least 65% of the applicable Material Tenant space provided that the base rent per annum payable therefor is no less than 100% of the base rent previously payable.

A “Material Tenant” means any tenant whose leases, either individually or when taken together with any other lease with the same tenant or affiliate tenant, (x) cover no less than 20% of the net rentable area at The Chantilly Office Portfolio Properties or (y) require the payment of base rent that is no less than 20% of the total in-place base rent at The Chantilly Office Portfolio Properties.

Property Management. The Chantilly Office Portfolio Properties are managed by an affiliate of the borrower.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Ground Lease. None.

Terrorism Insurance. The Chantilly Office Portfolio Whole Loan documents require that the “all risk” insurance policy required to be maintained by The Chantilly Office Portfolio Borrower provides coverage for terrorism in an amount equal to the full replacement cost of The Chantilly Office Portfolio Properties, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

 A-3-114

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 A-3-115

No. 11 – CIRE Equity Retail & Industrial Portfolio

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller(1):	UBS AG		Single Asset/Portfolio:	Portfolio
				Property Type – Subtype:	Various
	Original Principal Balance(2):	$22,000,000		Location:	Various
	Cut-off Date Balance(2):	$22,000,000		Size:	1,190,355 SF
	% of Initial Pool Balance:	3.0%		Cut-off Date Balance Per SF(2):	$108.03
	Loan Purpose:	Refinance		Maturity Date Balance Per SF(2):	$108.03
	Borrower Sponsors:	Josh Volen; Trevor Smith; CIRE OPCO I, LLC		Year Built/Renovated:	Various/Various
	Guarantors:	Josh Volen; Trevor Smith; CIRE OPCO I, LLC		Title Vesting:	Fee
	Mortgage Rate:	4.1390%		Property Manager:	Self-managed
	Note Date:	May 9, 2019		Current Occupancy (As of):	91.4% (Various)
	Seasoning:	1 month		YE 2018 Occupancy:	90.5%
	Maturity Date:	June 6, 2029		YE 2017 Occupancy:	92.9%
	IO Period:	120 months		YE 2016 Occupancy:	93.7%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	NAV
	Amortization Term (Original):	NAP		Appraised Value(5):	$198,100,000
	Loan Amortization Type:	Interest-only, Balloon		Appraised Value Per SF:	$166.42
	Call Protection(3):	L(24),GRTR 1% or YM(89),O(7)		Appraisal Valuation Date:	Various
	Lockbox Type:	Hard/Springing Cash Management
	Additional Debt(2):	Yes		Underwriting and Financial Information
	Additional Debt Type (Balance)(2):	Pari Passu ($106,600,000)		TTM NOI (2/28/2019):	$12,866,781
				YE 2018 NOI(6):	$12,674,720
				YE 2017 NOI(6):	$10,561,894
				YE 2016 NOI:	$10,236,354
				U/W Revenues:	$17,894,164
Escrows and Reserves				U/W Expenses:	$4,772,257
	Initial	Monthly	Cap	U/W NOI:	$13,121,906
Taxes	$323,078	$161,539	NAP	U/W NCF:	$12,303,298
Insurance	$0	Springing(4)	NAP	U/W DSCR based on NOI/NCF(2):	2.42x / 2.27x
Replacement Reserve	$301,104	$20,994	NAP	U/W Debt Yield based on NOI/NCF(2):	10.2% / 9.6%
TI/LC Reserve	$589,027	$87,423	NAP	U/W Debt Yield at Maturity based on NOI/NCF(2)	10.2% / 9.6%
Immediate Repairs Reserve	$171,330	$0	NAP	Cut-off Date LTV Ratio(2)(5):	64.9%
Rent Concession Funds	$52,244	$5,887	NAP	LTV Ratio at Maturity(2)(5):	64.9%

Sources and Uses
Sources			Uses
Original whole loan amount	$128,600,000	100.0%	Loan payoff	$101,632,278	79.0%
			Closing costs	2,569,664	2.0
			Upfront reserves	1,436,784	1.1
			Return of equity	22,961,274	17.9
Total Sources	$128,600,000	100.0%	Total Uses	$128,600,000	100.0%
(1)	The CIRE Equity Retail & Industrial Portfolio Whole Loan (as defined below), was co-originated by Deutsche Bank AG, New York Branch (“DBNY”) and UBS AG.

(2)	The CIRE Equity Retail & Industrial Portfolio Mortgage Loan (as defined below) is part of the CIRE Equity Retail & Industrial Portfolio Whole Loan, which is comprised of six pari passu promissory notes with an aggregate original principal balance of $128,600,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W DSCR based on NOI/NCF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity based on NOI/NCF, Cut-off Date LTV Ratio and LTV Ratio at Maturity presented above are based on the CIRE Equity Retail & Industrial Portfolio Whole Loan.

(3)	Partial release and substitution are permitted. See “Partial Release” and “Real Estate Substitution” sections.

(4)	The CIRE Equity Retail & Industrial Portfolio Whole Loan documents do not require ongoing monthly escrows for insurance premiums as long as the borrower provides the lender with evidence that the CIRE Equity Retail & Industrial Portfolio Properties’ insurance coverage is included in a blanket policy and such policy is in full force and effect.

(5)	On a portfolio basis, the CIRE Equity Retail & Industrial Portfolio (as defined below) has an “as-is” appraised value of $198,100,000. On a stand-alone basis, the 11 CIRE Equity Retail & Industrial Portfolio Properties have an aggregate “as-is” appraised value of $188,710,000. The Cut-off Date LTV Ratio and the LTV Ratio at Maturity based on the CIRE Equity Retail & Industrial Portfolio Whole Loan and the aggregate stand-alone “as-is” appraised value of $188,710,000 are 68.1% and 68.1%, respectively.

(6)	The increase in YE 2018 NOI from YE 2017 NOI is due to the acquisition of the Val Vista Towne Center property and the Pear Tree property in 2017 and the Wood Village Town Center property in 2018.

 A-3-116

Various – Various Property Addresses – Various	Loan #11 CIRE Equity Retail & Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.9% 2.27x 10.2%

The Mortgage Loan. The mortgage loan (the “CIRE Equity Retail & Industrial Portfolio Mortgage Loan”) is part of a whole loan (the “CIRE Equity Retail & Industrial Portfolio Whole Loan”) evidenced by six pari passu promissory notes with an aggregate original principal balance of $128,600,000. The CIRE Equity Retail & Industrial Portfolio Whole Loan is secured by a first mortgage encumbering the borrowers’ fee interest in 11 retail and industrial properties located across six states (each a “CIRE Equity Retail & Industrial Portfolio Property”, and collectively, the “CIRE Equity Retail & Industrial Portfolio Properties” or “CIRE Equity Retail & Industrial Portfolio”). The CIRE Equity Retail & Industrial Portfolio Mortgage Loan represents the non-controlling Note A-4. The CIRE Equity Retail & Industrial Portfolio Whole Loan will be serviced under the WFCM 2019-C51 pooling and servicing agreement until the controlling pari passu Note A-1 is securitized, whereupon the CIRE Equity Retail & Industrial Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for such future securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$30,000,000	$30,000,000	DBNY	Yes
A-2	$25,000,000	$25,000,000	DBNY	No
A-3	$22,160,000	$22,160,000	DBNY	No
A-4	$22,000,000	$22,000,000	WFCM 2019-C51	No
A-5	$20,000,000	$20,000,000	UBS AG	No
A-6	$9,440,000	$9,440,000	UBS AG	No
Total	$128,600,000	$128,600,000

The Properties. The CIRE Equity Retail & Industrial Portfolio Properties consist of seven retail properties totaling 1,049,075 square feet (the “Retail Properties”) and four single-tenant industrial properties totaling 141,280 square feet (the “Industrial Properties”), with an aggregate square footage of 1,190,355 across the CIRE Equity Retail & Industrial Portfolio. The CIRE Equity Retail & Industrial Portfolio Properties net rentable area is spread across 11 properties located in Arizona (four properties; 47.6% of net rentable area), California (three properties; 20.9% of net rentable area), Oregon (one property; 11.5% of net rentable area), Colorado (one property; 12.4% of net rentable area), Indiana (one property; 1.9% of net rentable area) and Florida (one property; 5.7% of net rentable area).

The borrower sponsors acquired the CIRE Equity Retail & Industrial Portfolio Properties between 2011 and 2018 in separate transactions and have invested approximately $5.2 million in additional capital, for a total cost basis of $137.7 million. The CIRE Equity Retail & Industrial Portfolio is well diversified, with only one tenant comprising more than 10.0% of the total CIRE Equity Retail & Industrial Portfolio net rentable area, and no individual-location tenant contributing more than 8.4% of the total underwritten base rent (no individual tenant contributes more than 8.6% of base rent across the CIRE Equity Retail & Industrial Portfolio).

The four industrial properties are situated on 27.2 acres of improved industrial land, with two properties located in Riverside, California, one property located in Indianapolis, Indiana and one property located in Bartow, Florida. All four industrial properties are 100.0% leased to 48Forty Solutions as of July 1, 2019.

Major Tenants.

Largest Tenant: 48Forty Solutions (141,280 square feet; 11.9% of net rentable area; 7.4% of underwritten base rent; various lease expirations) – 48Forty Solutions is the largest distributor of wooden pallets in North America with a national network of over 225 facilities, including 45 company-owned and operated plants and more than 180 affiliates. 48Forty Solutions operates its own fleet of 4,500 trailers and approximately 300 power units providing end-to-end pallet solutions, from supply to retrieval, on-site services, reverse logistics, and packaging materials. 48Forty Solutions occupies 100.0% of net rentable area as of July 1, 2019 at the 2621 Hall Ave - Riverside, CA, 2641 Hall Ave - Riverside, CA, 606 W Troy - Indianapolis, IN and Homeland - Bartow, FL properties. The lease at the Homeland - Bartow, FL property (67,438 square feet) expires on June 30, 2025. The leases at the 2641 Hall Ave - Riverside, CA property (34,982 square feet) and the 2621 Hall Ave - Riverside, CA property (16,000 square feet) expire on May 31, 2023. The lease at the 606 W Troy - Indianapolis, IN property (22,860 square feet) expires on April 30, 2024. All four 48Forty Solutions leases have two, five-year renewal options remaining.

2nd Largest Tenant: Ross Stores (A3/A- by Moody’s/S&P; 108,939 square feet; 9.2% of net rentable area; 8.6% of underwritten base rent; various lease expirations) – Ross Stores (NASDAQ: ROST) is owned by Ross Stores, Inc., which is headquartered in Dublin, California and operates Ross Dress for Less and dd’s DISCOUNTS. Ross Dress for Less and dd’s DISCOUNTS offer name brand apparel, accessories, footwear, and home fashions. Ross Dress for Less is the largest off-price apparel and home fashion chain in the United States, with 1,480 locations in 38 states, the District of Columbia, and Guam. Ross Stores, Inc. reported approximately $15.0 billion in revenue as of February 2, 2019. Ross Stores has four leases at the CIRE Equity Retail & Industrial Portfolio Properties. The lease at the Pecan Promenade property (30,187 square feet) expires on January 31, 2022 with three, five-year renewal options. The lease at the Valley Plaza property (27,650 square feet) expires on January 31, 2021 with four, five-year renewal options. The lease at the Val Vista Towne Center property (25,126 square feet) expires on January 31, 2022 with two, five-year renewal options. The lease at the Pear Tree property (25,976 square feet) expires on January 30, 2025 with no renewal options.

3rd Largest Tenant: Kohl’s Department Stores, Inc. (BBB/Baa2/BBB by Fitch/Moody’s/S&P; 87,501 square feet; 7.4% of net rentable area; 8.4% of underwritten base rent; 1/31/2027 lease expiration) – Kohl’s Corporation (“Kohl’s”) (NYSE: KSS) sells moderately-

 A-3-117

Various – Various Property Addresses – Various	Loan #11 CIRE Equity Retail & Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.9% 2.27x 10.2%

priced proprietary and national brand apparel, footwear, accessories, beauty and home products. Kohl’s operated 1,159 Kohl’s department stores with 82.6 million selling square feet in 49 states as well as 12 FILA outlets and four off-aisle clearance centers as of February 2, 2019. Kohl’s reported approximately $20.2 billion in revenue as of February 2, 2019. Kohl’s Department Stores, Inc. has been at the Wood Village Town Center property since April 2006 and has eight, five-year renewal options following its January 2027 lease expiration.

The following table presents certain information relating to the CIRE Equity Retail & Industrial Portfolio Properties:

Property Name - Location	Allocated Cut-off Date Whole Loan Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value(1)	Allocated Cut-off Date LTV(1)	% of UW NOI	Parking Ratio (per 1,000 SF)
Wood Village Town Center - 22557 Park Lane Wood Village, OR	$21,193,683	16.5%	94.1%	2006/NAP	137,105	$31,100,000	68.1%	15.3%	5.4
Pecan Promenade - 2735-2755 South 99th Avenue; 9820-9870 West Lower Buckeye Road Tolleson, AZ	$19,701,266	15.3%	88.5%	2006/NAP	141,485	$28,910,000	68.1%	15.5%	5.0
Valley Plaza - 3115 South McClintock Drive Tempe, AZ	$17,922,633	13.9%	95.6%	1991/NAP	146,226	$26,300,000	68.1%	14.7%	3.8
Pear Tree - 504 East Perkins Street Ukiah, CA	$16,695,989	13.0%	90.9%	1977/1998	197,437	$24,500,000	68.1%	12.9%	4.5
Glendale Market Square - 5840, 5870, 5880, 5890 West Bell Road; 17045 North 59th Street Glendale, AZ	$15,810,079	12.3%	92.8%	1988/NAP	185,907	$23,200,000	68.1%	13.8%	6.1
Central Park Shopping Center - 7425-7719 East Iliff Avenue; 2150 South Quebec Street Unincorporated Arapahoe, CO	$14,378,994	11.2%	95.1%	1986/NAP	147,563	$21,100,000	68.1%	12.4%	4.5
Val Vista Towne Center - 1395-1505 East Warner Road Gilbert, AZ	$12,675,322	9.9%	64.3%(2)	2000/NAP	93,352	$18,600,000	68.1%	8.5%	4.7
2641 Hall Ave - Riverside, CA - 2641 Hall Avenue Riverside, CA	$3,740,992	2.9%	100.0%	1987/NAP	34,982	$5,489,600	68.1%	1.7%	0.1
606 W Troy - Indianapolis, IN - 606 West Troy Avenue Indianapolis, IN	$2,794,023	2.2%	100.0%	1967/1989	22,860	$4,100,000	68.1%	2.3%	1.4
Homeland - Bartow, FL - 5700 US Highway 17 South Bartow, FL	$1,976,260	1.5%	100.0%	1983/NAP	67,438	$2,900,000	68.1%	1.7%	0.3
2621 Hall Ave - Riverside, CA - 2621 Hall Avenue Riverside, CA	$1,710,760	1.3%	100.0%	1990/NAP	16,000	$2,510,400	68.1%	1.3%	0.0
Total/Weighted Average	$128,600,000	100.0%	91.4%		1,190,355	$198,100,000	64.9%	100.0%	4.4
(1)	The aggregate Appraised Value for each CIRE Retail & Industrial Portfolio Property represents the “as-is” appraised value on a stand-alone basis. Total Appraised Value and weighted average Allocated Cut-off Date LTV are based on the portfolio “as-is” appraised value of $198,100,000. Weighted average Allocated Cut-off Date LTV based on the aggregate stand-alone “as-is” appraised value of $188,710,000 is 68.1%.

(2)	Goodwill and CoreYoga have provided letters of intent for 23,848 square feet and 3,200 square feet of space at the Val Vista Towne Center property, respectively. Including these tenants, Occupancy at the Val Vista Towne Center property would be 93.3% as of May 1, 2019. Staples vacated 23,848 square feet of the Val Vista Towne Center property in 2017.

Market Overview. The CIRE Equity Retail & Industrial Portfolio Properties are located across six different states. Four properties, accounting for 51.4% of the allocated loan amount, are located in Maricopa County, Arizona. Pear Tree, which accounts for 13.0% of the allocated loan amount, is located in Mendocino County, California and two properties, accounting for 4.2% of the allocated loan amount, are located in Riverside County, California. Wood Village Town Center, which accounts for 16.5% of the allocated loan amount, is located in Multnomah County, Oregon. Central Park Shopping Center, which accounts for 11.2% of the allocated loan amount, is located in Unincorporated Arapahoe, Colorado. The two remaining properties, accounting for 3.7% of the allocated loan amount, are located in Marion County, Indiana and Polk County, Florida.

 A-3-118

Various – Various Property Addresses – Various	Loan #11 CIRE Equity Retail & Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.9% 2.27x 10.2%

The seven Retail Properties of the CIRE Equity Retail & Industrial Portfolio are anchored neighborhood retail centers. The following table presents certain information relating to comparable demographic and rental information for the Retail Properties of the CIRE Equity Retail & Industrial Portfolio:

Retail Market Summary(1)

Retail Properties	Net Rentable Area (SF)(2)	5-Mile Radius Population(3)	5-Mile Radius Avg Household Income(3)	In-Place U/W Base Rent PSF(2)	Appraiser Concluded Rent PSF	In-Place Vacancy(2)	Appraiser Concluded Vacancy
Glendale Market Square	185,907	339,439	$85,227	$9.77	$9.64	7.2%	5.0%
Pecan Promenade	141,485	198,051	$68,284	$16.52	$16.66	11.5%	4.3%
Valley Plaza	146,226	357,707	$72,674	$13.44	$14.85	4.4%	7.0%
Val Vista Towne Center	93,352	323,025	$104,870	$18.79	$17.60	35.7%(4)	7.0%
Central Park Shopping Center	147,563	437,996	$103,273	$11.60	$12.94	4.9%	4.0%
Pear Tree	197,437	29,895	$70,664	$9.46	$10.57	9.1%	7.0%
Wood Village Town Center	137,105	236,513	$77,830	$16.26	$16.43	5.9%	2.0%
Total/Weighted Average	1,049,075	263,611	$81,771	$12.87	$13.55	9.8%	5.2%
(1)	Information obtained from appraisals.

(2)	Information obtained from the underwritten rent roll as of May 1, 2019. In-Place U/W Base Rent PSF includes contractual rent steps through June 2020 totaling $178,175 and excludes vacant space.

(3)	Information obtained from third party research reports.

(4)	Goodwill and CoreYoga have provided letters of intent for 23,848 square feet and 3,200 square feet of space at Val Vista Towne Center, respectively. Including these tenants, In-Place Vacancy at Val Vista Towne Center would be 6.7% and the Weighted Average In-Place Vacancy would be 7.2%. Staples vacated 23,848 square feet of the Val Vista Towne Center property in 2017.

According to the appraisal, the United States industrial market has inventory of approximately 14.8 billion square feet with approximately 262.7 million square feet under construction. As of the fourth quarter of 2018, the national vacancy rate for industrial space was 5.0%, compared to 5.2% as of the prior year. Over the same period, average asking rent rose from 10.3% to $7.16 per square foot. Annual net absorption of industrial space as of the fourth quarter of 2018 was approximately 238.0 million square feet, compared to net absorption of 239.9 million square feet as of the prior year.

The following table presents certain information relating to comparable demographic and rental information for the Industrial Properties of the CIRE Equity Retail & Industrial Portfolio:

Industrial Warehouse Market Summary(1)

Industrial Properties	Net Rentable Area (SF)(2)	5-Mile Radius Population(3)	5-Mile Radius Avg Household Income(3)	In-Place U/W Base Rent PSF(2)	Appraiser Concluded Rent PSF	In-Place Vacancy(2)	Appraiser Concluded Vacancy
2621 Hall Ave - Riverside, CA	16,000	241,853	$75,987	$10.98	$4.80	0.0%	3.0%
2641 Hall Ave - Riverside, CA	34,982	240,021	$76,298	$6.72	$6.66	0.0%	3.0%
606 W Troy - Indianapolis, IN	22,860	209,984	$56,896	$14.10	$13.50	0.0%	2.0%
Homeland - Bartow, FL	67,438	14,784	$71,780	$3.46	$3.50	0.0%	5.0%
Total/Weighted Average	141,280	127,855	$70,967	$6.84	$6.05	0.0%	3.8%
(1)	Information obtained from appraisals.

(2)	Information obtained from the underwritten rent roll as of July 1, 2019. In-Place U/W Base Rent PSF includes contractual rent steps through June 2020 totaling $5,947.

(3)	Information obtained from third party research reports.

 A-3-119

Various – Various Property Addresses – Various	Loan #11 CIRE Equity Retail & Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.9% 2.27x 10.2%

The following table presents certain information relating to the tenancy at the CIRE Equity Retail & Industrial Portfolio Properties:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
48Forty Solutions	NR/NR/NR	141,280	11.9%	$6.84	$966,391	7.4%	Various(3)	2, 5-year	Y(4)
Ross Stores	NR/A3/A-	108,939	9.2%	$10.43	$1,135,820	8.6%	Various(5)	3, 5-year(5) 4, 5-year(5) 2, 5-year(5)	N
Kohl’s Department Stores, Inc.	BBB/Baa2/BBB	87,501	7.4%	$12.57	$1,100,004	8.4%	1/31/2027	8, 5-year	N
Floor & Décor	NR/NR/BB-	75,000	6.3%	$7.50	$562,500	4.3%	4/30/2028	1, 5-year	N
US Foods	NR/NR/NR	60,145	5.1%	$7.47	$449,464	3.4%	3/31/2024	3, 5-year	N
Total Major Tenants		472,865	39.7%	$8.91	$4,214,180	32.1%

Non-Major Tenants		614,613	51.6%	$14.53	$8,932,253	67.9%

Occupied Collateral Total		1,087,478	91.4%	$12.09	$13,146,433	100.0%

Vacant Space		102,877	8.6%

Collateral Total		1,190,355	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through June 2020 totaling $184,122.

(3)	48Forty Solutions has four leases at the CIRE Equity Retail & Industrial Portfolio Properties. The lease at the Homeland - Bartow, FL property (67,438 square feet) expires on June 30, 2025. The leases at the 2641 Hall Ave - Riverside, CA property (34,982 square feet) and the 2621 Hall Ave - Riverside, CA property (16,000 square feet) expire May 31, 2023. The lease at the 606 W Troy - Indianapolis, IN property (22,860 square feet) expires on April 30, 2024.

(4)	48Forty Solutions has a one-time option to terminate its lease at the Homeland - Bartow, FL property effective July 1, 2022 with at least 12 months’ written notice and a termination fee of $500,000 plus any unamortized capital expenditure allowance amortized over a 60-month term at 12% per annum. 48Forty Solutions has an option to terminate its lease at the 2641 Hall Ave - Riverside, CA property, the 2621 Hall Ave - Riverside, CA property and the 606 W Troy - Indianapolis, IN property if capital expenditures are required as a result of the specific and unique use of the premises during the last two years of its lease and the cost thereof exceeds six months’ base rent. 48Forty Solutions may terminate the lease unless the landlord notifies 48Forty Solutions, in writing, within 10 days after receipt of the termination notice that the landlord has elected to pay the difference between the actual cost thereof and an amount equal to six months’ base rent. If 48Forty Solutions is unable to finance the landlord’s share of capital expenditures or if the balance of the base rent due and payable for the remainder of the lease is not sufficient to fully reimburse 48Forty Solutions on an offset basis, 48Forty Solutions will have the right to terminate its lease.

(5)	Ross Stores has four leases at the CIRE Equity Retail & Industrial Portfolio Properties. The lease at the Pecan Promenade property (30,187 square feet) expires on January 31, 2022 with three, five-year renewal options. The lease at the Valley Plaza property (27,650 square feet) expires on January 31, 2021 with four, five-year renewal options. The lease at the Val Vista Towne Center property (25,126 square feet) expires on January 31, 2022 with two, five-year renewal options. The lease at the Pear Tree property (25,976 square feet) expires on January 30, 2025 with no renewal options.

The following table presents certain information relating to the lease rollover schedule at the CIRE Equity Retail & Industrial Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	14	28,953	2.4%	28,953	2.4%	$564,808	4.3%	$19.51
2020	25	62,326	5.2%	91,279	7.7%	$1,191,672	9.1%	$19.12
2021	25	79,666	6.7%	170,945	14.4%	$1,544,410	11.7%	$19.39
2022	26	132,091	11.1%	303,036	25.5%	$1,967,860	15.0%	$14.90
2023	18	114,889	9.7%	417,925	35.1%	$1,397,892	10.6%	$12.17
2024	20	274,340	23.0%	692,265	58.2%	$2,360,678	18.0%	$8.60
2025	4	151,617	12.7%	843,882	70.9%	$1,010,454	7.7%	$6.66
2026	3	13,874	1.2%	857,756	72.1%	$264,163	2.0%	$19.04
2027	6	101,024	8.5%	958,780	80.5%	$1,320,718	10.0%	$13.07
2028	6	93,735	7.9%	1,052,515	88.4%	$919,823	7.0%	$9.81
2029	6	34,963	2.9%	1,087,478	91.4%	$603,955	4.6%	$17.27
Thereafter	0	0	0.0%	1,087,478	91.4%	$0	0.0%	$0.00
Vacant	0	102,877	8.6%	1,190,355	100.0%	$0	0.0%	$0.00
Total/Weighted Average	153	1,190,355	100.0%			$13,146,433	100.0%	$12.09
(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

 A-3-120

Various – Various Property Addresses – Various	Loan #11 CIRE Equity Retail & Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.9% 2.27x 10.2%

The following table presents historical occupancy percentages at the CIRE Equity Retail & Industrial Portfolio Properties:

Historical Occupancy(1)

12/31/2016	12/31/2017	12/31/2018	Various(2)
93.7%	92.9%	90.5%	91.4%

(1)	Information obtained from the borrowers.

(2)	As of May 1, 2019 for the Retail Properties and July 1, 2019 for the Industrial Properties.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the CIRE Equity Retail & Industrial Portfolio Properties:

Cash Flow Analysis

	2016	2017	2018	TTM 2/28/2019	U/W	%(1)	U/W $ per SF
Rents in Place	$10,595,213	$10,679,433	$12,599,495	$12,891,042	$12,962,310	64.3%	$10.89
Straight Line Rent(2)	0	0	0	0	8,500	0.0	0.01
Contractual Rent Steps(3)	0	0	0	0	184,122	0.9	0.15
Grossed Up Vacant Space	0	0	0	0	2,162,622	10.7	1.82
Gross Potential Rent	$10,595,213	$10,679,433	$12,599,495	$12,891,042	$15,317,554	76.0%	$12.87
Other Income	148,514	88,502	223,333	141,968	223,333	1.1	0.19
Total Recoveries	3,386,438	3,854,446	4,424,239	4,528,586	4,615,869	22.9	3.88
Net Rental Income	$14,130,165	$14,622,381	$17,247,067	$17,561,596	$20,156,756	100.0%	$16.93
(Vacancy & Credit Loss)	0	0	0	0	(2,262,592)(4)	(14.8)	(1.90)
Effective Gross Income	$14,130,165	$14,622,381	$17,247,067	$17,561,596	$17,894,164	88.8%	$15.03

Real Estate Taxes	1,603,665	1,650,070	1,938,441	2,022,699	2,022,699	11.3	1.70
Insurance	215,562	184,687	177,742	182,311	123,327	0.7	0.10
Management Fee	506,665	509,356	591,337	590,090	609,650	3.4	0.51
Other Operating Expenses	1,567,919	1,716,373	1,864,826	1,899,715	2,016,581	11.3	1.69
Total Operating Expenses	$3,893,811	$4,060,487	$4,572,346	$4,694,815	$4,772,257	26.7%	$4.01

Net Operating Income(5)	$10,236,354	$10,561,894	$12,674,720	$12,866,781	$13,121,906	73.3%	$11.02
Replacement Reserves	0	0	0	0	223,431	1.2	0.19
TI/LC	0	0	0	0	595,178	3.3	0.50
Net Cash Flow	$10,236,354	$10,561,894	$12,674,720	$12,866,781	$12,303,298	68.8%	$10.34

NOI DSCR(6)	1.89x	1.95x	2.34x	2.38x	2.42x
NCF DSCR(6)	1.89x	1.95x	2.34x	2.38x	2.27x
NOI Debt Yield(6)	8.0%	8.2%	9.9%	10.0%	10.2%
NCF Debt Yield(6)	8.0%	8.2%	9.9%	10.0%	9.6%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Represents straight line rent averaging for investment grade tenant Starbucks.

(3)	Represents contractual rent steps through June 2020.

(4)	The underwritten economic vacancy is 11.2%. The CIRE Equity Retail & Industrial Portfolio Properties were 91.4% leased as of May 1, 2019 for the Retail Properties and July 1, 2019 for the Industrial Properties.

(5)	The YE 2018 Net Operating Income increased compared to the YE 2017 Net Operating Income due to the acquisition of the Val Vista Towne Center property and the Pear Tree property in 2017 and the Wood Village Town Center property in 2018.

(6)	The debt service coverage ratios and debt yields are based on the CIRE Equity Retail & Industrial Portfolio Whole Loan.

Partial Release. At any time after the earlier to occur of (A) May 9, 2020 and (B) the securitization of the final CIRE Equity Retail & Industrial Portfolio Whole Loan promissory note (the “Lockout Period”), the related borrowers have the right to partially defease any of the CIRE Equity Retail & Industrial Portfolio Properties (the “Permitted Defeasance/Release Collateral”), provided that, among other things, (i) (a) if in connection with a bona fide third-party sale, the borrowers make a payment of a release price equal to the greater of (1) 100.0% of the net sales proceeds or (2) 115.0% of the allocated loan amount with respect to the individual property being released, or (b) if in connection with a transfer to an affiliated party, the borrowers make a payment of a release price in an amount equal to 125.0% of such allocated loan amount, along with, in either case, any applicable prepayment fee; (ii) after giving effect to such release, (a) the borrower owning the applicable CIRE Equity Retail & Industrial Portfolio Property is dissolved and liquidated, (b) the debt service coverage ratio for the remaining CIRE Equity Retail & Industrial Portfolio Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.52x; and (iii) the loan-to-value ratio for the

 A-3-121

Various – Various Property Addresses – Various	Loan #11 CIRE Equity Retail & Industrial Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$22,000,000 64.9% 2.27x 10.2%

remaining CIRE Equity Retail & Industrial Portfolio Properties is not greater than the lesser of (x) the loan-to-value ratio immediately preceding such release or (y) 64.9%.

In addition, following the Lockout Period, the related borrowers have the right to release certain unimproved portions of the CIRE Equity Retail & Industrial Portfolio Properties (each, a “Non-Income Producing Release Parcel”), provided that, among other things, (i) the borrowers prepay the CIRE Equity Retail & Industrial Portfolio Whole Loan in an amount equal to (a) the greater of (1) 100% of the net sales proceeds of such Non-Income Producing Release Parcel or (2) the applicable allocated loan amount set forth in the CIRE Equity Retail & Industrial Portfolio Mortgage Loan documents, plus any applicable prepayment fee; (ii) the release of such Non-Income Producing Release Parcel will not have a material adverse effect on the use or operation of, or access to or from, the portion of its remaining respective CIRE Equity Retail & Industrial Portfolio Property, (iii) the loan-to-value ratio for the remaining CIRE Equity Retail & Industrial Portfolio Properties is not greater than 125%; and (iv) the borrowers deliver an anti-poaching agreement satisfactory to the lender.

In addition, following the Lockout Period, the related borrowers have the right to release certain improved portions of the CIRE Equity Retail & Industrial Portfolio Properties (each, an “Income Producing Release Parcel”), provided that, among other conditions: (i) the borrowers prepay the CIRE Equity Retail & Industrial Portfolio Whole Loan in an amount equal to (a) the greater of (1) 100% of the net sales proceeds of such Income Producing Release Parcel or (2) the applicable allocated loan amount set forth in the CIRE Equity Retail & Industrial Portfolio Whole Loan documents, plus (b) any applicable prepayment fee; (ii) the release of such Non-Income Producing Release Parcel will not have a material adverse effect on the use or operation of, or access to or from, the remainder of the related CIRE Equity Retail & Industrial Portfolio Property; (iii) the loan-to-value ratio for the remaining CIRE Equity Retail & Industrial Portfolio Properties is not greater than 125%; (iv) (a) the debt service coverage ratio for the remaining CIRE Equity Retail & Industrial Portfolio Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.52x, (b) the loan-to-value ratio for the remaining CIRE Equity Retail & Industrial Portfolio Properties is not greater than the lesser of (x) the loan-to-value ratio immediately preceding such release or (y) 64.9%; and (v) the borrowers deliver an anti-poaching agreement satisfactory to the lender. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the Preliminary Prospectus.

Real Estate Substitution. Any time after the expiration of the related Lockout Period, the related borrowers have the right to release one or more of the CIRE Equity Retail & Industrial Portfolio Properties (each, a “Released Property”), and to the release of the applicable borrower’s obligations under the CIRE Equity Retail & Industrial Portfolio Whole Loan documents with respect to such Released Property (other than those obligations expressly stated to survive), by simultaneously substituting another fee interest (not subject to a ground lease or condominium regime) in real property (or properties) (each, a “Substitute Property”) for the Released Property, provided that, among other things, (i) the allocated loan amounts previously released in connection with a substitution, including the Released Property for such requested substitution, do not exceed $32,150,000; (ii) the appraised value of the Substitute Property is not less than the greater of (1) the appraised value of the Released Property as of the date of origination, and (2) the appraised value of the Released Property immediately preceding such substitution; (iii) (1) the debt service coverage ratio for the remaining CIRE Equity Retail & Industrial Portfolio Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such substitution and (y) 1.52x, and (2) the substitution loan-to-value ratio for the Substitute Property is not greater than the lesser of (x) the substitution loan-to-value ratio for the Released Property immediately preceding such sale or (y) the substitution loan-to-value ratio for the Released Property as of the date of origination; (iv) the geographic diversity of the CIRE Equity Retail & Industrial Portfolio Properties is not materially different than the geographic diversity of the CIRE Equity Retail & Industrial Portfolio Properties immediately prior thereto; (v) the Substitute Property must be of the same asset type (i.e., a retail or industrial property) and of like kind and quality as the Released Property, except that, (x) if the Released Property is a Retail Property, such Substitute Property may be a retail, office or industrial property, and (y) if the Released Property is the Homeland - Bartow, FL property, such Substitute Property may be an office or industrial property; (vi) a new borrowing entity is formed to own the Substitute Property; (vii) the weighted average expiration of the term of the leases at the Substitute Property is no earlier than that weighted average expiration of the term of the leases at the Released Property; and (viii) the borrowers pay the lender a fee of $15,000 for each substitution. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases” in the Preliminary Prospectus.

 A-3-122

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 A-3-123

No. 12 – 155 Tice Boulevard

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Wells Fargo Bank, National Association		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Office – Suburban
	Original Principal Balance:	$22,000,000		Location:	Woodcliff Lake, NJ
	Cut-off Date Balance:	$21,960,798		Size:	118,092 SF
	% of Initial Pool Balance:	3.0%		Cut-off Date Balance Per SF:	$185.96
	Loan Purpose:	Acquisition		Maturity Date Balance Per SF:	$137.27
	Borrower Sponsor:	Ferdinand Nachman Brach		Year Built/Renovated:	1980/2009
	Guarantors:	Ferdinand Nachman Brach		Title Vesting:	Fee
	Mortgage Rate:	4.6000%		Property Manager:	Tenant-managed
	Note Date:	May 31, 2019		Current Occupancy (As of)(1):	100.0% (7/1/2019)
	Seasoning:	1 month		YE 2018 Occupancy:	100.0%
	Maturity Date:	June 11, 2029		YE 2017 Occupancy:	100.0%
	IO Period:	0 months		YE 2016 Occupancy:	100.0%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	100.0%
	Amortization Term (Original):	300 months		Appraised Value:	$36,800,000
	Loan Amortization Type:	Amortizing Balloon		Appraised Value Per SF:	$311.62
	Call Protection:	L(25),D(91),O(4)		Appraisal Valuation Date:	February 6, 2019
	Lockbox Type:	Hard/Springing Cash Management		Underwriting and Financial Information
	Additional Debt:	None		TTM NOI (4/30/2019):	$2,986,410
	Additional Debt Type (Balance):	NAP		YE 2018 NOI:	$2,881,935
				YE 2017 NOI:	$2,886,801
				YE 2016 NOI:	$2,886,755
				U/W Revenues:	$3,302,937
Escrows and Reserves				U/W Expenses:	$548,439
	Initial	Monthly	Cap	U/W NOI:	$2,754,498
Taxes	$170,813	$36,233	NAP	U/W NCF:	$2,555,737
Insurance	$0	$1,645	NAP	U/W DSCR based on NOI/NCF:	1.86x / 1.72x
Replacement Reserve	$0	$4,262	NAP	U/W Debt Yield based on NOI/NCF:	12.5% / 11.6%
TI/LC Reserve	$0	$14,762	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	17.0% / 15.8%
				Cut-off Date LTV Ratio:	59.7%
				LTV Ratio at Maturity:	44.0%

Sources and Uses
Sources			Uses
Original loan amount	$22,000,000	57.9%	Purchase price	$36,000,000	94.7%
Cash equity contribution	16,003,861	42.1	Upfront reserves	170,813	0.4
			Closing costs	1,833,048	4.8
Total Sources	$38,003,861	100.0%	Total Uses	$38,003,861	100.0%

(1)	According to a tenant representative, Eisai (as defined below) is currently utilizing approximately 65% of its space at the 155 Tice Boulevard Property (as defined below).

The Mortgage Loan. The mortgage loan (the “155 Tice Boulevard Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the borrower’s fee interest in a suburban office property located in Woodcliff Lake, New Jersey (the “155 Tice Boulevard Property”).

The Property. The 155 Tice Boulevard Property is a three-story, 118,092 square foot class A suburban office building constructed in 1980 and most recently renovated in 2009. The 155 Tice Boulevard Property is situated on a 10.0-acre site, features a full service cafeteria and contains 465 surface parking spaces, resulting in a parking ratio of 3.9 spaces per 1,000 square feet of rentable area.

The 155 Tice Boulevard Property is 100.0% leased to Eisai, Inc. (“Eisai”), the American subsidiary of the global Japanese based pharmaceutical company Eisai Co. Ltd. through June 30, 2028 with two, 5-year extension options remaining. Eisai Co. Ltd. is a research and development based pharmaceutical company specializing in neurological and oncological diseases. Headquartered in Tokyo, Japan and founded in 1941, Eisai Co. Ltd. employs over 10,000 people globally with production plants, laboratories, and sales offices located across the globe. As of January 2019, a Japanese rating agency, Rating and Investments Information, Inc. issued an ‘A+ Stable’ credit rating for Eisai Co. Ltd.

The 155 Tice Boulevard Property is allocated to the company’s oncology, clinical research, medical services, and global regulatory compliance divisions. Eisai leases approximately 209,000 square feet at 100 Tice Boulevard (adjacent to the 155 Tice Boulevard

 A-3-124

Office – Suburban 155 Tice Boulevard Woodcliff Lake, NJ 07677	Loan #12 155 Tice Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$21,960,798 59.7% 1.72x 12.5%

Property; not part of the collateral), which serves as Eisai Co. Ltd.’s U.S. headquarters. According to a tenant representative, Eisai currently utilizes approximately 65% of its space at the 155 Tice Boulevard Property.

The 155 Tice Boulevard Property is one unit in a two-unit condominium regime. Each unit in the condominium regime contains a separate office building, and the common elements consist principally of a connecting wall between the two buildings and a plaza located between the units. Each unit owner has sole responsibility for the maintenance of its respective building and the owners association’s duties are limited solely to any common areas. The borrower has a 50% voting rights interest in the related owners’ association. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the Preliminary Prospectus.

Market Overview. The 155 Tice Boulevard Property is located in Woodcliff Lake in Bergen County, New Jersey, approximately 31.0 miles northeast of the New York City central business district, 34.5 miles north of Newark Liberty International Airport, and 38.1 miles northeast of the John F. Kennedy International Airport. The 155 Tice Boulevard Property is less than one mile north of the Garden State Parkway, a major commuter highway (which provides access to the immediate market area), 11.3 miles north of Interstate 80, 18.2 miles northwest of the George Washington Bridge, and 5.1 miles north of Interstate 287. In addition, Woodcliff Lake is served by the New Jersey Transit train system, with service to Hoboken and New York City. The 155 Tice Boulevard Property is located approximately 4.4 miles northwest of the Allendale Station along the Main-Bergen Co. train line with regular direct service to Hoboken, Penn Station New York City, and Secaucus. Immediate uses surrounding the 155 Tice Boulevard Property include the Eisai U.S. headquarters, a Hilton Hotel with 338 rooms, additional office buildings serving KPMG and Eagle Pharmaceuticals Inc., and Tice’s Corner, a neighborhood shopping center featuring various national tenants including Apple, Panera Bread, Pottery Barn, and Madewell.

According to a third party market research report, the estimated 2019 population within a three- and five-mile radius of the 155 Tice Boulevard Property was 54,201, and 219,481, respectively; and the estimated 2019 average household income within the same radii was $169,014, and $149,009, respectively.

Submarket Information – According to a third party market research report, the 155 Tice Boulevard Property is situated within the Upper Parkway submarket of the Northern New Jersey office market. As of June 5, 2019, the submarket reported a total inventory of approximately 5.0 million square feet with an 11.9% vacancy rate and an average asking rental rate of $29.59 per square foot, gross. The appraiser concluded to a market rent for the 155 Tice Boulevard Property of $16.89 per square foot, triple net.

The following table presents certain information relating to the tenancy at the 155 Tice Boulevard Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Eisai(2)	NR/NR/NR(3)	118,092	100.0%	$27.27	$3,220,579	100.0%	6/30/2028	2, 5-year	N
Total Major Tenants		118,092	100.0%	$27.27	$3,220,579	100.0%

Non-Major Tenant		0	0.0%	$0.00	$0.00	0.0%

Occupied Collateral		118,092	100.0%	$27.27	$3,220,579	100.0%

Vacant Space		0	0.0%

Collateral Total		118,092	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent includes rent averaging for Eisai over its remaining lease term totaling $330,657. Eisai’s current rental rate is $24.47 per square foot.

(2)	According to a tenant representative, Eisai is currently utilizing approximately 65% of its space at the 155 Tice Boulevard Property.

(3)	As of January 2019, a Japanese rating agency, Rating and Investments Information, Inc. issued an ‘A+ Stable’ credit rating for Eisai Co. Ltd. (the parent company of Eisai). The entity on the lease is Eisai, Inc.

 A-3-125

Office – Suburban 155 Tice Boulevard Woodcliff Lake, NJ 07677	Loan #12 155 Tice Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$21,960,798 59.7% 1.72x 12.5%

The following table presents certain information relating to the lease rollover schedule at the 155 Tice Boulevard Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2027	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2028	1	118,092	100.0%	118,092	100.0%	$3,220,579	100.0%	$27.27
2029	0	0	0.0%	118,092	100.0%	$0	0.0%	$0.00
Thereafter	0	0	0.0%	118,092	100.0%	$0	0.0%	$0.00
Vacant	0	0	0.0%	118,092	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	118,092	100.0%			$3,220,579	100.0%	$27.27

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the 155 Tice Boulevard Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	7/1/2019(2)(3)
100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Information obtained from the lease.

(2)	Information obtained from the underwritten rent roll.

(3)	According to a tenant representative, Eisai is currently utilizing approximately 65% of its space at the 155 Tice Boulevard Property.

The following table presents certain information relating to comparable office leases for the 155 Tice Boulevard Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date / Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
155 Tice Boulevard Woodcliff Lake, NJ (Subject)	1980/2009	3	118,092	100.0%	--	Eisai	December 2009 / 18.5 Yrs	118,092	$24.47(2)	NNN
Country Club Plaza 117 W. Century Road Paramus, NJ	2008/NAP	2	63,761	100.0%	8.8 miles	Octapharma	July 2018 / 16.4 Yrs	63,761	$30.00	Gross + TE
Mack-Cali Centre I 365 W Passaic Street Rochelle Park, NJ	1976/NAP	5	218,492	87.1%	10.5 miles	Avenue Stores LLC	July 2018 / 7.3 Yrs	54,730	$20.75	Gross + TE
10 Sharp Plaza Mahwah, NJ	1986/NAP	2	180,000	100.0%	9.9 miles	Jaguar Land Rover North America LLC	February 2018 / 21.0 Yrs	147,000	$13.30	NNN
Montvale 3 3 Paragon Drive Montvale, NJ	1988/NAP	2	98,124	100.0%	2.4 miles	Pentax Medical Company	January 2018 / 7.7 Yrs	72,784	$23.50	Gross + TE
270 Sylvan Avenue Englewood Cliffs, NJ	1987/NAP	3	132,000	93.4%	17.1 miles	Bauer Publishing	December 2017 / 10.8 Yrs	35,405	$25.00	Gross + TE
Country Club Plaza 115 W. Century Road Paramus, NJ	1988/NAP	3	231,000	100.0%	8.8 miles	Sony Electronics	August 2017 / 11.0 Yrs	55,217	$27.50	Gross + TE

(1)	Information obtained from the appraisal.

(2)	Represents Eisai’s current contractual rental rate. The lender’s underwriting includes straight line rent averaging credit over the remaining lease term due to the tenant’s investment grade status.

 A-3-126

Office – Suburban 155 Tice Boulevard Woodcliff Lake, NJ 07677	Loan #12 155 Tice Boulevard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$21,960,798 59.7% 1.72x 12.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating statements and underwritten net cash flow at the 155 Tice Boulevard Property:

Cash Flow Analysis

	2016	2017	2018	TTM 4/30/2019	U/W	%(1)	U/W $ per SF
Rents in Place	$2,889,921	$2,889,921	$2,889,921	$2,889,921	$2,889,922	79.7%	$24.47
Contractual Rent Steps	0	0	0	0	330,657(2)	9.1	2.80
Grossed Up Vacant Space	0	0	0	0	0	0.0	0.00
Gross Potential Rent	$2,889,921	$2,889,921	$2,889,921	$2,889,921	$3,220,579	88.8%	$27.27
Total Recoveries	342,970	343,424	425,343	547,795	404,416	11.2	3.42
Net Rental Income	$3,232,891	$3,233,345	$3,315,265	$3,437,716	$3,624,995	100.0%	$30.70
(Vacancy & Credit Loss)	0	0	0	0	(322,058)(3)	(10.0)	(2.73)
Effective Gross Income	$3,232,891	$3,233,345	$3,315,265	$3,437,716	$3,302,937	91.1%	$27.97

Real Estate Taxes	322,393	325,936	407,871	428,355	428,355	13.0	3.63
Insurance	23,743	20,608	25,458	22,951	20,996	0.6	0.18
Management Fee	0	0	0	0	99,088	3.0	0.84
Other Operating Expenses	0	0	0	0	0	0.0	0.00
Total Operating Expenses	$346,136	$346,544	$433,329	$451,306	$548,439	16.6%	$4.64

Net Operating Income	$2,886,755	$2,886,801	$2,881,935	$2,986,410	$2,754,498	83.4%	$23.33
Replacement Reserves	0	0	0		51,146	1.5	0.43
TI/LC	0	0	0		147,615	4.5	1.25
Net Cash Flow	$2,886,755	$2,886,801	$2,881,935	$2,986,410	$2,555,737	77.4%	$21.64

NOI DSCR	1.95x	1.95x	1.94x	2.01x	1.86x
NCF DSCR	1.95x	1.95x	1.94x	2.01x	1.72x
NOI Debt Yield	13.1%	13.1%	13.1%	13.6%	12.5%
NCF Debt Yield	13.1%	13.1%	13.1%	13.6%	11.6%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Represents rent averaging for Eisai over its remaining lease term totaling $330,657.

(3)	The underwritten vacancy is 10.0%. The 155 Tice Boulevard Property was 100.0% leased as of July 1, 2019.

 A-3-127

No. 13 – Grand Plaza Commercial

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Rialto Mortgage Finance, LLC		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Mixed Use – Retail/Office
	Original Principal Balance:	$18,000,000		Location:	Los Angeles, CA
	Cut-off Date Balance:	$18,000,000		Size:	71,320 SF
	% of Initial Pool Balance:	2.5%		Cut-off Date Balance Per SF:	$252.38
	Loan Purpose:	Refinance		Maturity Date Balance Per SF:	$252.38
	Borrower Sponsors:	David Mi		Year Built/Renovated:	1991/2019
	Guarantors:	David Mi		Title Vesting:	Fee
	Mortgage Rate:	4.8600%		Property Manager:	Self-managed
	Note Date:	May 28, 2019		Current Occupancy (As of)(1):	95.8% (4/1/2019)
	Seasoning:	1 month		YE 2018 Occupancy:	99.2%
	Maturity Date:	June 6, 2029		YE 2017 Occupancy:	87.7%
	IO Period:	120 months		YE 2016 Occupancy:	91.9%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	91.9%
	Amortization Term (Original):	NAP		As-Stabilized Appraised Value(2):	$29,700,000
	Loan Amortization Type:	Interest-only, Balloon		As-Stabilized Appraised Value Per SF(2):	$416.43
	Call Protection:	L(25),D(91),O(4)		As-Stabilized Appraisal Valuation Date(2):	October 1, 2019
	Lockbox Type:	Springing		Underwriting and Financial Information
	Additional Debt:	No		YE 2018 NOI(3):	$1,085,228
	Additional Debt Type (Balance):	NAP		YE 2017 NOI:	$967,797
				YE 2016 NOI:	$1,142,639
				YE 2015 NOI:	NAV
				U/W Revenues:	$2,430,338
				U/W Expenses:	$750,002
Escrows and Reserves				U/W NOI(3):	$1,680,336
	Initial	Monthly	Cap	U/W NCF:	$1,623,280
Taxes	$71,746	$14,349	NAP	U/W DSCR based on NOI/NCF:	1.89x / 1.83x
Insurance	$0	Springing(4)	NAP	U/W Debt Yield based on NOI/NCF:	9.3% / 9.0%
Replacement Reserve	$0	$892	$42,792	U/W Debt Yield at Maturity based on NOI/NCF:	9.3% / 9.0%
TI/LC Reserve	$0	$3,863	$185,432	Cut-off Date LTV Ratio(2):	60.6%
Earnout Reserve(5)	$1,400,000	$0	NAP	LTV Ratio at Maturity(2):	60.6%
Other Reserves(6)	$1,085,977	$0	NAP

Sources and Uses
Sources			Uses
Original loan amount	$18,000,000	100.0%	Loan payoff	$9,760,924	54.2%
			Closing costs	711,438	4.0
			Reserves	2,557,723	14.2
			Return of equity	4,969,914	27.6
Total Sources	$18,000,000	100.0%	Total Uses	$18,000,000	100.0%

(1)	Current Occupancy includes EOS Fitness which is not in occupancy. EOS Fitness is expected to take occupancy in late August/early September 2019.

(2)

The Appraised Value is based on the “As-Stabilized” appraised value of $29,700,000, which assumes that the tenant improvements for EOS Fitness and 7-Eleven are complete and the related tenants are in occupancy and paying rents. The “As-Is” appraised value for the Grand Plaza Commercial Property (as defined below) is $27,700,000. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the $27,700,000 “As-Is” appraised value are 65.0% and 65.0%, respectively.

(3)

The U/W NOI increased compared to the YE 2018 NOI due to the largest tenant at the Grand Plaza Commercial Property, EOS Fitness, being expected to take occupancy of its space in September 2019 and expected to start paying rent in October 2019.

(4)

The Grand Plaza Commercial Mortgage Loan (as defined below) does not require ongoing monthly escrows for insurance as long as (i) no event of default exists; (ii) the operator under the REA (as defined below) is obligated under the terms of the REA to maintain insurance policies in accordance with the Grand Plaza Commercial Mortgage Loan documents and pay the related insurance premiums; (iii) the borrower provides evidence to lender that all insurance required to be maintained is being maintained; and (iv) the Grand Plaza Commercial Borrower (as defined below) is the named insured and the lender is named as mortgagee.

(5)

The Earnout Reserve is associated with the 7-Eleven tenant, which has not taken occupancy and is underwritten as vacant. The Earnout Reserve will be released upon the satisfaction of each of the following conditions: (i) 7-Eleven has completed the buildout and fixturing of its leased premises; (ii) all tenant improvement costs, leasing commissions and other material costs and expenses relating to 7-Eleven’s leased premises have been paid in full; (iii) 7-Eleven is paying full contractual rent; (iv) 7-Eleven is conducting normal business operations; (v) the debt yield is equal to or greater than 9.8%; and (vi) no event of default is continuing.

(6)	Other Reserves include a (i) Rent Abatement Reserve of $381,340 related to EOS Fitness; (ii) a Free Rent Reserve of $339,934 for EOS Fitness and $34,341 for 7-Eleven; and (iii) a Special TI/LC Reserve of $305,862 for EOS Fitness and $24,500 for 7-Eleven.

 A-3-128

Mixed Use – Retail/Office		Cut-off Date Balance:	$18,000,000
701 West Cesar Estrada	Loan #13	Cut-off Date LTV:	60.6%
Chavez Avenue	Grand Plaza Commercial	U/W NCF DSCR:	1.83x
Los Angeles, CA 90012		U/W NOI Debt Yield:	9.3%

The Mortgage Loan. The mortgage loan (the “Grand Plaza Commercial Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a 71,320 square feet mixed use center located in Los Angeles, CA (the “Grand Plaza Commercial Property”).

The Borrower and Borrower Sponsor. The borrower is 602 North Grand Avenue L.P. (the “Grand Plaza Commercial Borrower”), a California limited partnership and single purpose entity with one independent director. The nonrecourse carve-out guarantor of the Grand Plaza Commercial Mortgage Loan is David Mi.

David Mi is the owner of David Mi & Partners Architects (“David Mi & Partners”), a full service architectural firm. David Mi & Partners design and develop commercial facilities, custom single-family residences, condominiums, affordable rental housing, and assisted living facilities for both the general public and for the elderly. In order to respond to the future real estate industry and related trends, Mr. Mi formed an associated company that offers a wide range of coordinated services, WJCJ Development Inc. (“WJCJ”), formerly known as MICH Development, Inc. WJCJ is a full service minority owned development and consulting firm with affiliates in the fields of construction, architecture (David Mi & Partners), real estate, and property management (EQ/Equitable Real Estate Management, Inc.). Most of its development and consulting experience has been in the Southern California area, with special focuses on affordable housing.

The Property. The Grand Plaza Commercial Property is a mixed use center containing 71,320 square feet of net rentable area located in Los Angeles, California. The net rentable area of the Grand Plaza Commercial Property comprises 69.0% of retail space and 21.0% of medical office space. The improvements were constructed in 1991 and are part of a mixed use, six story building located at 701 West Cesar Estrada Chavez Avenue, that is subdivided into three lots; certain matters are governed by a Declaration Establishing Reciprocal Easements and Covenants Running with the Land (the “REA”). The Grand Plaza Commercial Property (Lot 2) includes 71,320 square feet of commercial improvements and parking facilities on the first and second floors of the building that include 177 parking spaces allocated to the Grand Plaza Commercial Property. Lot 1 consists of the land and foundation for the building; Lot 3 consists of 4 floors that contain 302 senior multifamily residential apartment units and parking facilities. Pursuant to the REA, the owner of each lot is granted easements for ingress, egress, encroachment, use and enjoyment, utilities, horizontal and vertical support, HVAC and plumbing, landscaping and other purposes. The owner of Lot 1 and Lot 3 (the residential unit owner) is the operator under the REA and is required to maintain insurance for the building and provide maintenance to the common areas (which include elevator lobbies on each floor, common area restrooms and support areas, and interior corridors leading to tenant spaces). As of April 1, 2019, the Grand Plaza Commercial Property was 95.8% leased by seven national, regional and local tenants. Two tenants, EOS Fitness and 7-Eleven, are in the process of building out their spaces and are not yet in occupancy and have not commenced paying rent.

Major Tenants.

Largest Tenant: EOS Fitness (38,134 SF; 56.3% of underwritten base rent; 8/31/2034 lease expiration) – EOS Fitness is a privately held gym that offers a range of amenities such as personal training, group classes, cycling studios, swimming pools, turf functional training areas and a signature Kids’ Club. The location will feature amenities including a pool and hot tub, saunas, cycling studio, EŌS cinema, and a huge free weight area. EOS Fitness was founded in 2015 and currently operates 30 locations in Phoenix, Las Vegas and Southern California. EOS Fitness offers a low cost membership fee, with a wide range of service amenities. In 2019, the company announced plans for continued expansion following a multi-million dollar recapitalization. EOS Fitness leases two suites within the Grand Plaza Commercial Property. The tenant has taken possession of its space and has completed 50% of their buildout, with an expected occupancy date of late August or early September 2019. EOS Fitness lease provides for a 120 day free rent period starting in June and is expected to start paying rents in October 2019. Additionally, EOS Fitness is entitled to a rental credit of $381,340, which can be applied any time during the lease term. All free rent and rent credits were reserved by the lender at origination. EOS Fitness also has a total tenant improvement cost of $2.8 million, with a landlord tenant improvement allowance of $1.14 million. The outstanding TI/LC was reserved at origination. EOS Fitness has three, 5-year renewal options remaining.

2nd Largest Tenant: AltaMed Health Services Corp (“AltaMed”) (22,108 SF; 28.4% of underwritten base rent; 3/28/2031 lease expiration) – AltaMed is a community based health network throughout Southern California. AltaMed has 35 locations in Los Angeles and Orange Counties, with their headquarters in Commerce, California. The company began as a free medical clinic in 1969 and now provides healthcare to more than 300,000 people, offering medical, dental, and pharmacy services. AltaMed offers a managed healthcare plan called Program of All-Inclusive Care for the Elderly (“PACE”) that provides medical, social, nutritional, and rehabilitation services to seniors 55 years and older. AltaMed occupies two suites within the Grand Plaza Commercial Property and has been a tenant since 1999 and has three, 5-year renewal options remaining.

3rd Largest Tenant: David Mi & Partners (3,024 SF; 3.8% of underwritten base rent; 10/31/2022 lease expiration) – David Mi & Partners, an affiliate of the borrower, utilizes its premises as office space. David Mi & Partners is a full service architectural firm with expertise in environmental studies, architectural design, all requisite engineering, interior design, and construction management for both public and private clientele. The firm’s abilities encompass all project phases - from initial concept through completion of construction. The company is committed to creating architectural designs serving multiple purposes. David Mi & Partners has been a tenant at the Grand Plaza Commercial Property since 2010 and has two, 3-year renewal options remaining.

 A-3-129

Mixed Use – Retail/Office		Cut-off Date Balance:	$18,000,000
701 West Cesar Estrada	Loan #13	Cut-off Date LTV:	60.6%
Chavez Avenue	Grand Plaza Commercial	U/W NCF DSCR:	1.83x
Los Angeles, CA 90012		U/W NOI Debt Yield:	9.3%

The following table presents certain information relating to the tenancy at the Grand Plaza Commercial Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
EOS Fitness(3)	NR/NR/NR	38,134	53.5%	$24.95	$951,283	56.3%	8/31/2034	3, 5-year	N
AltaMed Health Services Corp	NR/NR/NR	22,108	31.0%	$21.68	$479,256	28.4%	3/28/2031	3, 5-year	N
Total Major Tenants		60,242	84.5%	$23.75	$1,430,539	84.7%

Non-Major Tenants		8,078	11.3%	$31.89	$257,646	15.3%

Vacant Space (4)		3,000	4.2%

Collateral Total		71,320	100.0%	$24.71	$1,688,185	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through March 2020 totaling $18,327.

(3)	EOS Fitness leases two suites within the Grand Plaza Commercial Property. The tenant has taken possession of its space and has completed 50% of their buildout, with an expected occupancy date of late August or early September 2019.

(4)	Vacant Space include 7-Eleven which is not yet in occupancy. 7-Eleven leases 2,450 square feet and is expected to take occupancy in September 2019.

Market Overview and Competition. The Grand Plaza Commercial Property is located in Los Angeles, California, within the Los Angeles-Long Beach-Glendale metropolitan statistical area (the “Los Angeles-Long Beach-Glendale MSA”). The Los Angeles-Long Beach-Glendale MSA’s economy is based on the service, manufacturing, retail trade, and finance/insurance/real estate and construction industries. Major employers include University of California Los Angeles, Kaiser Permanente, University of Southern California, Northrop Grumman Corp and Providence Health System. According to a government agency, the unemployment rate for the Los Angeles-Long Beach-Glendale MSA was 4.5% as of November 2018. In comparison, the state’s unemployment rate was 4.1% and the national unemployment rate was 3.9% for the same period.

The Grand Plaza Commercial Property is located approximately 1.2 miles north of the Los Angeles central business district (“Los Angeles CBD”). The region is well served by the Los Angeles County freeway network. The Grand Plaza Commercial Property is located within the Chinatown neighborhood of Los Angeles, which is situated between Interstate 5 to the east, U.S. Highway 101 to the west, and Interstate 110 to the north, as well as Interstate 10 to the south. On a local level, the Grand Plaza Commercial Property is located at the intersection of West Cesar Estrada Chavez Avenue and North Grand Avenue, which has an average daily traffic count of 37,268 vehicles per day, according to a third party market research provider. The Chinatown neighborhood encompasses a mixture of restaurants, shops, and residences. Modern Chinatown has been the subject of revitalization and commercial growth. The 34-acre Los Angeles Historic Park (1.3 miles northeast) underwent a $20 million renovation from 2014 to 2017. The park’s landscaping, new pedestrian walkways, and an onsite restaurant make it a destination for Los Angeles residents and out-of-town visitors. Six apartment buildings, with approximately 1,600 units, have been built or are in the final processes of being built in the neighborhood, in part due to Chinatown’s proximity to many major transit hubs. The Grand Plaza Commercial Property is located 0.7 miles west of Union Station, which connects Downtown Los Angeles to the San Gabriel Valley with its trains, buses, and Metro lines. According to a third party market research report, the estimated 2019 population in a one-, three-, and five-mile radius of the Grand Plaza Commercial Property is 34,926, 420,569 and 1,188,753. The average household income within the same radii is $63,674, $69,684, and $68,605, respectively.

According to a third-party market research report, the Grand Plaza Commercial Property is situated within the Downton/Chinatown/ Silverlake retail submarket. As of the fourth quarter of 2018, the submarket reported a total inventory of 41.3 million square feet with a 4.3% vacancy rate and an average quoted rental rate of $35.75 per square feet. As of the fourth quarter of 2018, the Downtown/Chinatown/Silverlake retail submarket reported positive absorption of 79,351 square feet, with 81,110 square feet of deliveries.

The appraiser identified 13 competitive properties for the Grand Plaza Commercial Property totaling approximately 1.8 million square feet, which reported an average occupancy rate of approximately 85.7%. The appraiser concluded to net market rents for the Grand Plaza Commercial Property of $45.60 per square foot for prime street retail, $37.80 per square foot for inline street retail, $24.00 per square foot for fitness/large space, and $21.00 per square foot for office tenants.

 A-3-130

Mixed Use – Retail/Office		Cut-off Date Balance:	$18,000,000
701 West Cesar Estrada	Loan #13	Cut-off Date LTV:	60.6%
Chavez Avenue	Grand Plaza Commercial	U/W NCF DSCR:	1.83x
Los Angeles, CA 90012		U/W NOI Debt Yield:	9.3%

The following table presents certain information relating to the lease rollover schedule at the Grand Plaza Commercial Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	1	1,238	1.7%	1,238	1.7%	$48,445	2.9%	$39.13
2021	1	1,240	1.7%	2,478	3.5%	$33,789	2.0%	$27.25
2022	1	3,024	4.2%	5,502	7.7%	$63,504	3.8%	$21.00
2023	1	956	1.3%	6,458	9.1%	$44,169	2.6%	$46.20
2024	0	0	0.0%	6,458	9.1%	$0	0.0%	$0.00
2025	0	0	0.0%	6,458	9.1%	$0	0.0%	$0.00
2026	0	0	0.0%	6,458	9.1%	$0	0.0%	$0.00
2027	1	1,620	2.3%	8,078	11.3%	$67,740	4.0%	$41.81
2028	0	0	0.0%	8,078	11.3%	$0	0.0%	$0.00
2029	0	0	0.0%	8,078	11.3%	$0	0.0%	$0.00
Thereafter	2	60,242	84.5%	68,320	95.8%	$1,430,539	84.7%	$23.75
Vacant(3)	0	3,000	4.2%	71,320	100.0%	$0	0.0%	$0.00
Total/Weighted Average	7	71,320	100.0%			$1,688,185	100.0%	$24.71

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Vacant Space includes 7-Eleven which is not yet in occupancy. 7-Eleven leases 2,450 square feet and is expected to take occupancy in September 2019.

The following table presents historical occupancy percentages at the Grand Plaza Commercial Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)	12/31/2017(1)	12/31/2018(1)	4/1/2019(2)
91.9%	91.9%	87.7%	99.2%	95.8%

(1)	Information obtained from the Grand Plaza Commercial Borrower.

(2)	Information obtained from the underwritten rent roll.

 A-3-131

Mixed Use – Retail/Office		Cut-off Date Balance:	$18,000,000
701 West Cesar Estrada	Loan #13	Cut-off Date LTV:	60.6%
Chavez Avenue	Grand Plaza Commercial	U/W NCF DSCR:	1.83x
Los Angeles, CA 90012		U/W NOI Debt Yield:	9.3%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Grand Plaza Commercial Property:

Cash Flow Analysis

	2016	2017	2018	U/W	%(1)	U/W $ per SF
Rents in Place	$1,220,134	$1,053,663	$1,190,297	$1,669,858	64.5%	$23.41
Contractual Rent Steps(2)	0	0	0	18,327	0.7	0.26
Grossed Up Vacant Space	0	0	0	131,922	5.1	1.85
Gross Potential Rent	$1,220,134	$1,053,663	$1,190,297	$1,820,107	70.3%	$25.52
Other Income	37,509	45,394	30,244	30,244	1.2	0.42
Total Recoveries	316,479	258,400	296,202	738,143	28.5	10.35
Net Rental Income	$1,574,122	$1,357,456	$1,516,743	$2,588,494	100.0%	$36.29
(Vacancy & Credit Loss)	0	0	0	(158,157)(3)	(8.7)	(2.22)
Effective Gross Income	$1,574,122	$1,357,456	$1,516,743	$2,430,338	93.9%	$34.08

Real Estate Taxes	162,732	166,173	170,315	216,000	8.9	3.03
Insurance	25,637	23,901	25,478	36,730	1.5	0.52
Management Fee	93,418	81,419	88,510	97,214	4.0	1.36
Other Operating Expenses	149,695	118,167	147,212	400,058	16.5	5.61
Total Operating Expenses	$431,482	$389,659	$431,515	$750,002	30.9%	$10.52

Net Operating Income(4)	$1,142,639	$967,797	$1,085,228	$1,680,336	69.1%	$23.56
Replacement Reserves	0	0	0	10,698	0.4	0.15
TI/LC	0	0	0	46,358	1.9	0.65
Net Cash Flow	$1,142,639	$967,797	$1,085,228	$1,623,280	66.8%	$22.76

NOI DSCR	1.28x	1.09x	1.22x	1.89x
NCF DSCR	1.28x	1.09x	1.22x	1.83x
NOI Debt Yield	6.3%	5.4%	6.0%	9.3%
NCF Debt Yield	6.3%	5.4%	6.0%	9.0%

(1)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(2)	Represents contractual rent steps through March 2020.

(3)	The underwritten economic vacancy 6.2%. The Grand Plaza Commercial Property was 95.8% leased as of April 1, 2019.

(4)

The U/W NOI increase compared to the YE 2018 NOI reflects the largest tenant at the Grand Plaza Commercial Property, EOS Fitness, being expected to take occupancy of its space in September 2019 and expected to start paying rent in October 2019. The changes in the historical NOIs at the Grand Plaza Commercial Property are due to leasing activity.

 A-3-132

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 A-3-133

No. 14 – Patuxent Crossing

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio(2):	Single Asset
				Property Type – Subtype(2):	Office - Suburban
	Original Principal Balance(1):	$16,575,000		Location:	Columbia, MD
	Cut-off Date Balance(1):	$16,575,000		Size:	294,730 SF
	% of Initial Pool Balance:	2.3%		Cut-off Date Balance Per SF(1):	$124.10
	Loan Purpose:	Acquisition		Maturity Date Balance Per SF(1):	$106.27
	Borrower Sponsors:	David Ridini; Matthew Snyder		Year Built/Renovated:	1986 / NAP
	Guarantor:	David Ridini; Matthew Snyder		Title Vesting:	Fee
	Mortgage Rate:	4.6000%		Property Manager:	Newmark Knight Frank
	Note Date:	April 4, 2019		Current Occupancy (As of):	93.8% (4/9/2019)
	Seasoning:	3 months		YE 2018 Occupancy(3):	96.7%
	Maturity Date:	April 6, 2029		YE 2017 Occupancy(3):	63.3%
	IO Period:	24 months		YE 2016 Occupancy(4):	54.2%
	Loan Term (Original):	120 months		YE 2015 Occupancy(4):	67.3%
	Amortization Term (Original):	360 months		As-Is Appraised Value:	$48,850,000
	Loan Amortization Type:	Interest-only, Amortizing Balloon		As-Is Appraised Value Per SF:	$165.74
	Call Protection:	L(27),D(89),O(4)		As-Is Appraisal Valuation Date:	February 6, 2019
	Lockbox Type:	Hard/Springing Cash Management		Underwriting and Financial Information
	Additional Debt(1):	Pari Passu		YE 2018 NOI(5):	$1,954,288
	Additional Debt Type (Balance)(1):	$20,000,000		YE 2017 NOI:	$1,950,916
				YE 2016 NOI:	$2,248,623
				U/W Revenues:	$6,367,530
				U/W Expenses:	$2,462,340
Escrows and Reserves				U/W NOI(5):	$3,905,191
	Initial	Monthly	Cap	U/W NCF:	$3,517,164
Taxes	$263,178	$37,597	NAP	U/W DSCR based on NOI/NCF(1):	1.74x / 1.56x
Insurance	$3,738	$3,738	NAP	U/W Debt Yield based on NOI/NCF(1):	10.7% / 9.6%
Replacement Reserve	$0	$5,364	NAP	U/W Debt Yield at Maturity based on NOI/NCF(1):	12.5% / 11.2%
TI/LC Reserve	$950,000	$24,561	$1,500,000	Cut-off Date LTV Ratio(1):	74.9%
Deferred Maintenance	$252,250	$0	NAP	LTV Ratio at Maturity(1):	64.1%
REA Charges	$94,641	$7,887	NAP

Sources and Uses
Sources			Uses
Original loan amount	$36,575,000	73.1%	Purchase price	$47,500,000	94.9%
Sponsor equity	$13,478,104	26.9	Upfront reserves	1,563,807	3.1
			Closing costs	989,297	2.0
Total Sources	$50,053,104	100.0%	Total Uses	$50,053,104	100.0%

(1)	The Patuxent Crossing Mortgage Loan (as defined below) is part of the Patuxent Crossing Whole Loan (as defined below), which comprises two pari passu notes with an aggregate original balance of $36,575,000. All statistical information related to the Cut-off Date Balance per SF, Maturity Date Balance per SF, U/W Debt Yield based on NOI/NCF, U/W Debt Yield at Maturity Based on NOI/NCF, U/W DSCR based on NOI/NCF, Cut-off Date LTV and LTV Ratio at Maturity are based on the Patuxent Crossing Whole Loan.

(2)	The Patuxent Crossing Property (as defined below) comprises eight office buildings located in the same business park, which are owned and operated as a single asset by the borrower sponsors. Any time after the payment date in July 2021, the borrower can partially defease a portion of the Patuxent Crossing Mortgage Loan in connection with the sale to an unaffiliated third party of (x) the 9755 Patuxent building and/or (y) the 9820 and 9830 Patuxent buildings subject to, among other conditions, (i) no event of default has occurred and is continuing; (ii) payment of the release price equal to $13,311,250 (115.0% of the allocated loan amount) for the 9755 Patuxent building and $8,625,000 for the 9820 and 9830 Patuxent buildings (125.0% of the allocated loan amount); (iii) the debt service coverage ratio of the remaining properties must be greater than or equal to the greater of (a) the debt service coverage ratio for the twelve months immediately preceding the origination date and (b) the debt service coverage ratio for the twelve months immediately preceding the release; (iv) the debt yield of the remaining properties must be greater than or equal to the greater of (a) the debt yield for the twelve months immediately preceding the origination date and (b) the debt yield for the twelve months immediately preceding the release; (v) the loan-to-value ratio of the remaining properties is no greater than the lesser of (a) the loan-to-value ratio immediately preceding the origination date and (b) the loan-to-value ratio for the remaining properties immediately preceding the release; and (vi) REMIC requirements are met.

(3)	The increase in occupancy from YE 2017 to YE 2018 is due to Howard County, Maryland expanding its space by 55,739 square feet in October 2018 (18.9% of net rentable area) and State of Maryland – Department of Human Services executing a lease for 42,702 square feet in November 2018 (14.5% of net rentable area).

(4)	The low occupancy in 2015 and the decrease in occupancy from YE 2015 to YE 2016 resulted from two large tenants leaving the Patuxent Crossing Property from 2014 to 2016 due to corporate acquisitions.

(5)	The increase from 2018 NOI to U/W NOI is driven by Howard County, Maryland expanding its space in October 2018 by 55,379 square feet and the State of Maryland – Department of Human Services executing a lease in November 2018 for 42,702 square feet. In-place rent for these two spaces totals approximately $2.1 million.

 A-3-134

Office - Suburban	Loan #14 Patuxent Crossing	Cut-off Date Balance:	$16,575,000
9755 Patuxent Woods Drive and 9770-9830 Patuxent Woods Drive		Cut-off Date LTV:	74.9%
Columbia, MD 21046		U/W NCF DSCR:	1.56x
		U/W NOI Debt Yield:	10.7%

The Mortgage Loan. The mortgage loan (the “Patuxent Crossing Mortgage Loan”) is part of a whole loan (the “Patuxent Crossing Whole Loan”) in the original principal balance of $36,575,000. The Patuxent Crossing Whole Loan is secured by a first priority fee mortgage encumbering eight suburban office buildings operated as a single asset in Columbia, Maryland (the “Patuxent Crossing Property”). Note A-1 had an original principal balance of $20,000,000, has an outstanding balance as of the Cut-off Date of $20,000,000 and was contributed to the BBCMS 2019-C3 trust. Note A-2 has an original principal balance of $16,575,000, has an outstanding balance as of the Cut-off Date of $16,575,000 and is being contributed to the WFCM 2019-C51 trust. See “Description of the Mortgage Pool – The Whole Loans – The Non-Serviced Pari-Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Note Summary

Notes	Original Principal Balance	Cut-off Date Balance	Note Holder	Controlling Interest
A-1	$20,000,000	$20,000,000	BBCMS 2019-C3	Yes
A-2	$16,575,000	$16,575,000	WFCM 2019-C51	No
Total	$36,575,000	$36,575,000

The Property. The Patuxent Crossing Property is an eight-building suburban office business park totaling 294,730 square feet located in Columbia, Maryland, halfway between Baltimore and Washington D.C. The Patuxent Crossing Property consists of seven one-story buildings that were constructed between 1986 and 1989 and one three-story office building that was constructed in 1998.The Patuxent Crossing Property contains 1,166 parking spaces, resulting in a ratio of 4.0 spaces per 1,000 square feet. The Patuxent Crossing Property is the site of the Howard County Community Resource Campus, an initiative established by Howard County to consolidate assistance, increase collaboration between government agencies and nonprofit organizations and improve the efficiency and delivery of services. As a result, three of the five largest tenants are affiliated with Howard County or the State of Maryland. As of April 9, 2019, the Patuxent Crossing Property was 93.8% occupied.

Market Overview. The Patuxent Crossing Property is located in Columbia, Maryland, a planned community encompassing roughly 21 square miles of Howard County, and land uses within the area consist of a mixture of commercial and residential development. Columbia’s central location between Baltimore and Washington D.C., access to major airports and interstate highways and an educated labor force have attracted more than 2,900 businesses. Access to the Patuxent Crossing Property is primarily provided by Interstate 95 and Route 32, located immediately adjacent to the Patuxent Crossing Property. Interstate 95 is a major north-south highway spanning from Maine to Florida, while Route 32 provides access to the surrounding Maryland area. The Patuxent Crossing Property is also located 0.2 miles away from the nearest Regional Transportation Agency bus stop that serves central Maryland.

According to the appraisal, the estimated 2018 population within a one-, three- and five-mile radius of the Patuxent Crossing Property was approximately 11,130, 78,810 and 208,357, respectively. The 2018 average household income within the same radii was approximately $119,899, $129,203 and $135,334, respectively. According to the appraisal, the Patuxent Crossing Property is located within the Columbia South submarket, the largest suburban office submarket in the Baltimore metropolitan area. As of year-end 2018, the Columbia South submarket reported a total inventory of 10.3 million square feet of office space with an 10.3% vacancy rate and market rents of $24.60 per square foot.

 A-3-135

Office - Suburban	Loan #14 Patuxent Crossing	Cut-off Date Balance:	$16,575,000
9755 Patuxent Woods Drive and 9770-9830 Patuxent Woods Drive		Cut-off Date LTV:	74.9%
Columbia, MD 21046		U/W NCF DSCR:	1.56x
		U/W NOI Debt Yield:	10.7%

The following table presents certain information relating to the tenancy at the Patuxent Crossing Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Howard County, Maryland	AAA/Aaa/AAA	63,927	21.7%	$20.89	$1,335,322	22.8%	Various(4)	Various(4)	N
FEI.com	NR/NR/NR	58,332	19.8%	$25.20	$1,469,893	25.1%	Various(5)	Various(5)	Y(6)
State of Maryland – Department of Human Services	AAA/Aaa/AAA	42,702	14.5%	$24.88	$1,062,426	18.1%	10/31/2028	1, 5-year	Y(7)
Howard County Housing Comm(3)	NR/NR/NR	27,332	9.3%	$21.50	$587,638	10.0%	6/30/2027	2, 5-year	N
Kennedy Krieger Institute	NR/NR/NR	26,946	9.1%	$9.66	$260,400	4.4%	4/30/2022	2, 5-year	Y(8)
Total Major Tenants		219,239	74.4%	$21.51	$4,715,679	80.5%

Non-Major Tenant		57,088	19.4%	$20.07	$1,145,565	19.5%

Occupied Collateral		276,327	93.8%	$21.21	$5,861,244	100.0%

Vacant Space		18,403	6.2%

Collateral Total		294,730	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through April 2020 totaling $80,147 and the straight-line rent for Howard County, Maryland totaling $70,900. Additionally, CBIZ underwritten rent has been reduced by $108,973 from its in-place rent to reflect the appraisals concluded market rent of $24.50 per square foot.

(3)	Howard County Housing Comm has committed to using part of its space as a non-profit collaborative space and as such has subleased 10,425 SF of its space to 15 unique subtenants. The underwriting was based upon the prime lease rent. The expiration date for the subleases expire at various dates in 2027.

(4)	Howard County, Maryland has 8,188 square feet of space with a lease expiration date of September 30, 2025 with one 5-year renewal option. Howard County, Maryland’s remaining 55,739 square feet of space has a lease expiration date of June 30, 2028 with three 3-year renewal options.

(5)	FEI.com has 48,832 square feet of space that has a lease expiration date of May 31, 2023 with two 5-year renewal options. FEI.com also subleases 9,500 square feet of space from Ascend One Corporation with a lease expiration date of May 31, 2021 with no renewal options.

(6)	FEI.com has the one-time right to terminate its lease effective on May 1, 2021 upon nine months’ written notice and a termination fee of the landlord’s unamortized costs in connection with the lease at an interest rate of 8% per annum. In the event that FEI.com provides notice to terminate its lease, all excess cash will be deposited monthly into a reserve account up to a cap of $1,500,000 to fund tenant improvements and leasing commissions in connection with the FEI.com space. The borrower also has the option to post $1,500,000 in cash or a letter of credit in lieu of monthly deposits.

(7)	State of Maryland – Department of Human Services may terminate its lease effective on October 31, 2021 if the tenant determines that it is in the best interest of the State of Maryland. Additionally, the lease will automatically terminate at the beginning of any fiscal period in which the General Assembly of Maryland does not appropriate funds or if funds are not available for continued performance for such fiscal period. On May 1, 2021 (unless the space has been re-tenanted), six months prior to the termination option, all excess cash will be deposited monthly into a reserve account up to a cap of $635,000 to fund tenant improvements and leasing commissions in connection with the State of Maryland – Department of Human Services space. The borrower also has the option to post $635,000 in cash or a letter of credit in lieu of monthly deposits.

(8)	Kennedy Krieger Institute has an ongoing termination option to terminate its lease upon nine months’ written notice and a termination fee of five months’ rent.

 A-3-136

Office - Suburban	Loan #14 Patuxent Crossing	Cut-off Date Balance:	$16,575,000
9755 Patuxent Woods Drive and 9770-9830 Patuxent Woods Drive		Cut-off Date LTV:	74.9%
Columbia, MD 21046		U/W NCF DSCR:	1.56x
		U/W NOI Debt Yield:	10.7%

The following table presents certain information relating to the lease rollover schedule at the Patuxent Crossing Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	1	0	0.0%	0	0.0%	$530	0.0%	NAP(4)
2020	1	19,204	6.5%	19,204	6.5%	$294,981	5.0%	$15.36
2021	2	35,870	12.2%	55,074	18.7%	$836,873	14.3%	$23.33
2022	2	33,581	11.4%	88,655	30.1%	$358,279	6.1%	$10.67
2023	2	53,711	18.2%	142,366	48.3%	$1,385,197	23.6%	$25.79
2024	0	0	0.0%	142,366	48.3%	$0	0.0%	$0.00
2025	1	8,188	2.8%	150,554	51.1%	$205,381	3.5%	$25.08
2026	0	0	0.0%	150,554	51.1%	$0	0.0%	$0.00
2027	1	27,332	9.3%	177,886	60.4%	$587,638	10.0%	$21.50
2028	1	42,702	14.5%	220,588	74.8%	$1,062,426	18.1%	$24.88
2029	0	0	0.0%	220,588	74.8%	$0	0.0%	$0.00
Thereafter	1	55,739	18.9%	276,327	93.8%	$1,129,941	19.3%	$20.27
Vacant	0	18,403	6.2%	294,730	100.0%	$0	0.0%	$0.00
Total/Weighted Average	12	294,730	100.0%			$5,861,244	100.0%	$21.21

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Weighted Average Annual U/W Base Rent and Annual U/W Base Rent PSF exclude vacant space.

(4)	Includes telecom tenant with no applicable net rentable area.

The following table presents historical occupancy percentages at the Patuxent Crossing Property:

Historical Occupancy

12/31/2015(1)(2)	12/31/2016(1)(2)	12/31/2017(1)(3)	12/31/2018(1)(3)	4/9/2019(4)
67.3%	54.2%	63.3%	96.7%	93.8%

(1)	Information obtained from the borrower.

(2)	The low occupancy in 2015 and the decrease in occupancy from 2015 to 2016 resulted from two large tenants leaving the Patuxent Crossing Property from 2014 to 2016 due to corporate acquisitions.

(3)	The increase in occupancy from 2017 to 2018 is due to Howard County, Maryland expanding its space by 55,739 square feet in October 2018 (18.9% of net rentable area) and State of Maryland – Department of Human Services executing a lease for 42,702 square feet in November 2018 (14.5% of net rentable area).

(4)	Information obtained from the underwritten rent roll.

 A-3-137

Office - Suburban	Loan #14 Patuxent Crossing	Cut-off Date Balance:	$16,575,000
9755 Patuxent Woods Drive and 9770-9830 Patuxent Woods Drive		Cut-off Date LTV:	74.9%
Columbia, MD 21046		U/W NCF DSCR:	1.56x
		U/W NOI Debt Yield:	10.7%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating statements and underwritten net cash flow at the Patuxent Crossing Property:

Cash Flow Analysis

	2016	2017	2018(1)	U/W(1)	%(2)	U/W $ per SF
Rents in Place	$4,319,013	$3,851,042	$3,620,500	$5,819,170	85.5%	$19.74
Contractual Rent Steps	0	0	0	42,074(3)	0.6	0.14
Grossed Up Vacant Space	0	0	0	380,418	5.6	1.29
Gross Potential Rent	$4,319,013	$3,851,042	$3,620,500	$6,241,662	91.7%	$21.18
Other Income	185,590	11,861	(358)	0	0.0	0.00
Total Recoveries	679,900	416,358	694,788	562,783	8.3	1.91
Net Rental Income	$5,184,503	$4,279,261	$4,314,930	$6,804,446	100.0%	$23.09
(Vacancy & Credit Loss)	(494,463)	(169,303)	0	(436,915)(4)	(7.0)	(1.48)
Effective Gross Income	$4,690,039	$4,109,959	$4,314,930	$6,367,530	93.6%	$21.60

Real Estate Taxes	$577,059	$526,384	$544,422	$567,411	8.9%	$1.93
Insurance	27,288	27,682	28,762	44,856	0.7	0.15
Management Fee	142,574	123,140	128,411	191,026	3.0	0.65
Other Operating Expenses	1,694,495	1,481,837	1,659,047	1,659,047	26.1	5.63
Total Operating Expenses	$2,441,416	$2,159,043	$2,360,642	$2,462,340	38.7%	$8.35

Net Operating Income	$2,248,623	$1,950,916	$1,954,288	$3,905,191	61.3%	$13.25
Replacement Reserves	0	0	0	64,368	1.0	0.22
TI/LC	0	0	0	323,659(5)	5.1	1.10
Net Cash Flow	$2,248,623	$1,950,916	$1,954,288	$3,517,164	55.2%	$11.93

NOI DSCR	1.00x	0.87x	0.87x	1.74x
NCF DSCR	1.00x	0.87x	0.87x	1.56x
NOI Debt Yield	6.1%	5.3%	5.3%	10.7%
NCF Debt Yield	6.1%	5.3%	5.3%	9.6%
(1)	The increase in Rents in Place from 2018 to U/W is driven by Howard County, Maryland expanding its space in October 2018 by 55,739 square feet and the State of Maryland – Department of Human Services executing a lease in November 2018 for 42,702 square feet of space. In-place rent for these two spaces totals approximately $2.1 million.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Represents contractual rent steps through April 2020 totaling $80,147 and the straight-line rent for Howard County, Maryland totaling $70,900. Additionally, underwritten rent has been marked down by $108,973 for CBIZ to reflect its concluded market rent of $24.50 per square foot.

(4)	The underwritten vacancy is 7.0%. The Patuxent Crossing Property was 93.8% leased as of April 9, 2019.

(5)	TI/LC is inclusive of a straight-line credit for the upfront TI/LC reserve equal to $95,000, which is 10.0% of the upfront TI/LC reserve of $950,000.

 A-3-138

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 A-3-139

No. 15 – 3636 North Central Avenue

Mortgage Loan Information				Mortgaged Property Information
	Mortgage Loan Seller:	Barclays Capital Real Estate Inc.		Single Asset/Portfolio:	Single Asset
				Property Type – Subtype:	Office - CBD
	Original Principal Balance:	$14,250,000		Location:	Phoenix, AZ
	Cut-off Date Balance:	$14,232,039		Size:	218,081 SF
	% of Initial Pool Balance:	2.0%		Cut-off Date Balance Per SF:	$65.26
	Loan Purpose:	Refinance		Maturity Date Balance Per SF:	$53.27
	Borrower Sponsors:	John Michael Heckethorn; Heckethorn Funds, LLC		Year Built/Renovated:	1983/2018
	Guarantor:	John Michael Heckethorn		Title Vesting:	Fee
	Mortgage Rate:	4.7400%		Property Manager:	Cushman & Wakefield U.S., Inc.
	Note Date:	May 24, 2019		Current Occupancy (As of)(2):	75.8% (4/1/2019)
	Seasoning:	1 month		YE 2018 Occupancy(2)(3):	84.5%
	Maturity Date:	June 6, 2029		YE 2017 Occupancy(3)(4):	55.3%
	IO Period:	0 months		YE 2016 Occupancy(4):	70.2%
	Loan Term (Original):	120 months		YE 2015 Occupancy:	65.6%
	Amortization Term (Original):	360 months		As-Is Appraised Value:	$24,200,000
	Loan Amortization Type:	Amortizing Balloon		As-Is Appraised Value Per SF:	$110.97
	Call Protection:	L(25),D(91),O(4)		As-Is Appraisal Valuation Date:	April 9, 2019
	Lockbox Type:	Hard/Springing Cash Management		Underwriting and Financial Information
	Additional Debt:	None		TTM NOI (3/31/2019)(5):	$310,092
	Additional Debt Type (Balance):	NAP		YE 2018 NOI(5):	$563,919
				YE 2017 NOI(5):	$712,578
				YE 2016 NOI(5):	$1,040,667
				U/W Revenues:	$3,461,824
				U/W Expenses:	$1,907,448
Escrows and Reserves				U/W NOI(5):	$1,554,376
	Initial	Monthly	Cap	U/W NCF:	$1,427,187
Taxes	$183,423	$45,856	NAP	U/W DSCR based on NOI/NCF:	1.74x / 1.60x
Insurance	$12,938	$3,235	NAP	U/W Debt Yield based on NOI/NCF:	10.9% / 10.0%
Replacement Reserve	$0	$3,635	NAP	U/W Debt Yield at Maturity based on NOI/NCF:	13.4% / 12.3%
TI/LC Reserve(1)	$2,000,000	Springing	$2,000,000	Cut-off Date LTV Ratio:	58.8%
Deferred Maintenance	$2,488	$0	NAP	LTV Ratio at Maturity:	48.0%
Outstanding TI/LC Reserve	$351,033	$0	NAP
Outstanding Free/Gap Rent Reserve	$531,019	$0	NAP

Sources and Uses
Sources			Uses
Original loan amount	$14,250,000	100.0%	Loan payoff	$6,398,966	44.9%
			Upfront reserves	3,080,902	21.6
			Closing costs	511,413	3.6
			Return of equity	4,258,720	29.9
Total Sources	$14,250,000	100.0%	Total Uses	$14,250,000	100.0%

(1)	At origination of the 3636 North Central Avenue Mortgage Loan (as defined below), $2,000,000 was deposited into a TI/LC reserve. Monthly deposits of $18,173 will be required anytime the TI/LC reserve is less than $1,250,000 until a cap of $2,000,000 is reached.

(2)	The decrease in occupancy from 2018 to Current Occupancy is due to Engleman Berger, P.C. (13,505 square feet, 6.2% of net rentable area) and Law Offices of Laura Gills (1,145 square feet, 0.5% of net rentable area) being underwritten as vacant. Engleman Berger, P.C. vacated at its lease expiration on May 31, 2019, and Law Offices of Laura Gills will be vacating on July 31, 2019.

(3)	The increase in occupancy from 2017 to 2018 was the result of five new tenants (65,688 square feet, 30.1% of net rentable area) commencing occupancy at the 3636 North Central Avenue Property (as defined below) in 2018.

(4)	The decrease in occupancy from 2016 to 2017 was the result of a large tenant vacating the 3636 North Central Avenue Property.

(5)	The decrease in historical NOI from 2016 to 2017 was driven by the decrease in occupancy. The decrease in NOI from 2017 to TTM 3/31/2019 is primarily driven by $1,190,872 of free rent packages provided by the borrower sponsors to newly signed tenants. The increase in UW NOI from TTM 3/31/2019 is driven by those same free rent packages expiring. The remaining outstanding free rent of $531,019 and outstanding tenant improvement and leasing commissions of $351,033 have been reserved at loan closing.

The Mortgage Loan. The mortgage loan (the “3636 North Central Avenue Mortgage Loan”) is evidenced by a single promissory note secured by a first mortgage encumbering the fee interest in a 218,081 square-foot Class A office property located in the central business district of Phoenix, Arizona (the “3636 North Central Avenue Property”).

 A-3-140

Office - CBD		Cut-off Date Balance:	$14,232,039
3636 North Central Avenue	Loan #15	Cut-off Date LTV:	58.8%
Phoenix, AZ 85012	3636 North Central Avenue	U/W NCF DSCR:	1.60x
		U/W NOI Debt Yield:	10.9%

The Property. The 3636 North Central Avenue Property is a 12-story Class A office building totaling 218,081 square feet located in Phoenix, Arizona. The 3636 North Central Avenue Property was built in 1983, and after the borrower sponsors acquired the property in 2015, they invested approximately $6.5 million into building and tenant renovations through 2018. In total the borrower sponsors have reported a total cost basis equal to $24.5 million. On-site amenities include an atrium entrance with a fountain, an on-site deli, after-hours security, balconies that overlook Central Avenue and on-site storage. The 3636 North Central Avenue Property was awarded an Energy Star label from 2010 to 2017 for its operating efficiency. The 3636 North Central Avenue Property contains 742 parking spaces (3.4 spaces per 1,000 square feet), including 582 garage spaces and 160 surface spaces. As of April 1, 2019, the 3636 North Central Avenue Property was 75.8% occupied. The largest tenants include Arizona Children Association (20.4% of net rentable area and 24.5% of underwritten base rent) which uses the property as it’s co-headquarters and GSA – Army Corp of Engineers (13.0% of net rentable area and 18.0% of underwritten base rent). Excluding these two tenants, no tenant makes up more than 7.5% of the net rentable area and 11.0% of underwritten base rent. The 3636 North Central Avenue Property has experienced significant leasing momentum with 11 new leases totaling 82,437 square feet and four renewals totaling 47,648 square feet since 2018.

Market Overview. The 3636 North Central Avenue Property is located in the central portion of the city of Phoenix, Arizona. According to the appraisal, Phoenix is experiencing significant acceleration in employment growth with year-over-year job growth of 3.7%, which is more than twice the national rate. The 3636 North Central Avenue Property is situated within Encanto Village, which has numerous restaurants, amenities and residential offerings. The 3636 North Central Avenue Property is also located within the Central Arts District of Phoenix, with numerous arts and cultural venues including the Heard Museum of American Indian Art directly across the street from the 3636 North Central Avenue Property. Access to the 3636 North Central Avenue Property is provided by Interstate 10 from the south, State Route 51 from the east and Interstate 17 from the west. The 3636 North Central Avenue Property is adjacent to the 26-mile Metro Light Rail that runs from North Phoenix through downtown Phoenix and Tempe to Mesa. Sky Harbor International Airport, the busiest airport in Arizona, is located approximately seven miles from the 3636 North Central Avenue Property.

According to the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the 3636 North Central Avenue Property is approximately 18,032, 169,111 and 425,857, respectively. The 2019 estimated average household income within the same radii was approximately $72,303, $69,784 and $68,112, respectively. According to a third party market research report, the 3636 North Central Avenue Property is located within the Midtown submarket. As of year-to-date 2019, the Midtown submarket reported a total inventory of 12.9 million square feet of office space with an 18.4% vacancy rate and market rents of $24.38 per square foot.

 A-3-141

Office - CBD		Cut-off Date Balance:	$14,232,039
3636 North Central Avenue	Loan #15	Cut-off Date LTV:	58.8%
Phoenix, AZ 85012	3636 North Central Avenue	U/W NCF DSCR:	1.60x
		U/W NOI Debt Yield:	10.9%

The following table presents certain information relating to the tenancy at the 3636 North Central Avenue Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date	Extension Options	Termination Option (Y/N)
Major Tenants
Arizona Children Association(3)	NR/NR/NR	44,390	20.4%	$18.50	$821,215	24.5%	5/31/2030	2, 5-year	Y(4)
GSA – Army Corp of Engineers	NR/NR/NR	28,436	13.0%	$21.17	$601,990	18.0%	8/31/2033	NAP	Y(5)
Manning & Kass, Ellrod, Ramirez, Trester LLP	NR/NR/NR	16,360	7.5%	$22.51	$368,264	11.0%	12/14/2022	1, 3-year	N
Cavco Industries, Inc.	NR/NR/NR	14,974	6.9%	$18.00	$269,532	8.1%	3/12/2026	1, 3-year	Y(6)
Mayes Telles PLLC	NR/NR/NR	12,203	5.6%	$21.50	$262,365	7.8%	8/21/2024	2, 5-year	N
Total Major Tenants		116,363	53.4%	$19.97	$2,323,365	69.4%

Non-Major Tenant		48,882	22.4%	$20.94	$1,023,828	30.6%

Occupied Collateral		165,245	75.8%	$20.26	$3,347,193	100.0%

Vacant Space		52,836	24.2%

Collateral Total		218,081	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through July 2020 totaling $69,589.

(3)	Arizona Children Association has a free rent period through September 2019 totaling $266,340. At loan origination, the borrower deposited $531,019 into a free rent reserve for remaining free rent for eight tenants.

(4)	Arizona Children Association has the right to terminate its lease upon 30 days’ notice if there is a loss of funding from the State of Arizona with a termination payment equal to the unamortized balance of the tenant improvement allowance, commissions paid to the broker and four months’ rent.

(5)	GSA – Army Corp of Engineers has the right to terminate its lease effective September 1, 2028 by providing 90 days’ notice to the lessor.

(6)	Cavco Industries Inc. has the right to terminate its lease effective November 2024 upon nine months’ notice and the payment of unamortized tenant improvements and commissions.

 A-3-142

Office - CBD		Cut-off Date Balance:	$14,232,039
3636 North Central Avenue	Loan #15	Cut-off Date LTV:	58.8%
Phoenix, AZ 85012	3636 North Central Avenue	U/W NCF DSCR:	1.60x
		U/W NOI Debt Yield:	10.9%

The following table presents certain information relating to the lease rollover schedule at the 3636 North Central Avenue Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	1	5,754	2.6%	5,754	2.6%	$156,546	4.7%	$27.21
2021	3	6,040	2.8%	11,794	5.4%	$128,379	3.8%	$21.25
2022	4	26,015	11.9%	37,809	17.3%	$567,375	17.0%	$21.81
2023	4	7,826	3.6%	45,635	20.9%	$116,369	3.5%	$14.87
2024	5	21,137	9.7%	66,772	30.6%	$447,197	13.4%	$21.16
2025	3	10,673	4.9%	77,445	35.5%	$238,590	7.1%	$22.35
2026	1	14,974	6.9%	92,419	42.4%	$269,532	8.1%	$18.00
2027	0	0	0.0%	92,419	42.4%	$0	0.0%	$0.00
2028	0	0	0.0%	92,419	42.4%	$0	0.0%	$0.00
2029	0	0	0.0%	92,419	42.4%	$0	0.0%	$0.00
Thereafter	2	72,826	33.4%	165,245	75.8%	$1,423,205	42.5%	$19.54
Vacant	0	52,836	24.2%	218,081	100.0%	$0	0.0%	$0.00
Total/Weighted Average	23	218,081	100.0%			$3,347,193	100.0%	$20.26

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Total/Weighted Average Annual U/W Base Rent PSF excludes Vacant space.

The following table presents historical occupancy percentages at the 3636 North Central Avenue Property:

Historical Occupancy

12/31/2015(1)	12/31/2016(1)(2)	12/31/2017(1)(2)(3)	12/31/2018(1)(3)(4)	4/1/2019(4)(5)
65.6%	70.2%	55.3%	84.5%	75.8%

(1)	Information obtained from the borrower.

(2)	The decrease in occupancy from 2016 to 2017 was due to a large tenant vacating the 3636 North Central Avenue Property.

(3)	The increase in occupancy from 2017 to 2018 is due to five new tenants (65,688 square feet, 30.1% of net rentable area) commencing occupancy at the 3636 North Central Avenue Property in 2018.

(4)	The decrease in occupancy from 2018 to April 1, 2019 is due to Engleman Berger, P.C. (13,505 square feet, 6.2% of net rentable area) and Law Offices of Laura Gills (1,145 square feet, 0.5% of net rentable area) being underwritten as vacant. Engleman Berger, P.C. vacated at its lease expiration on May 31, 2019, and Law Offices of Laura Gills will be vacating on July 31, 2019.

(5)	Information obtained from the underwritten rent roll.

 A-3-143

Office - CBD		Cut-off Date Balance:	$14,232,039
3636 North Central Avenue	Loan #15	Cut-off Date LTV:	58.8%
Phoenix, AZ 85012	3636 North Central Avenue	U/W NCF DSCR:	1.60x
		U/W NOI Debt Yield:	10.9%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating statements and underwritten net cash flow at the 3636 North Central Avenue Property:

Cash Flow Analysis

	2016(1)	2017(1)	2018(1)	TTM 3/31/2019(1)	U/W(1)	%(2)	U/W $ per SF
Rents in Place	$2,766,076	$2,395,166	$2,967,653	$3,211,507	$3,277,604	72.3%	$15.03
Contractual Rent Steps	0	0	0	0	69,589(3)	1.5	0.32
Grossed Up Vacant Space	0	0	0	0	1,071,431(4)	23.6	4.91
Gross Potential Rent	$2,766,076	$2,395,166	$2,967,653	$3,211,507	$4,418,623	97.5%	$20.26
Other Income(5)	64,401	63,416	65,211	45,329	45,329	1.0	0.21
Total Recoveries	98,234	22,110	81,575	93,444	69,302	1.5	0.32
Net Rental Income	$2,928,711	$2,480,692	$3,114,439	$3,350,280	$4,533,254	100.0%	$20.79
(Vacancy & Credit Loss)(6)	(85,774)	(71,325)	(752,034)	(1,190,872)	(1,071,431)(7)	(24.2)	(4.91)
Effective Gross Income	$2,842,937	$2,409,368	$2,362,405	$2,159,408	$3,461,824	76.4%	$15.87

Real Estate Taxes	$492,020	$485,750	$529,106	$549,281	$550,006	15.9	$2.52
Insurance	52,438	59,629	61,193	59,606	38,814	1.1	0.18
Management Fee	49,622	42,835	43,476	43,133	103,855	3.0	0.48
Other Operating Expenses	1,208,191	1,108,575	1,164,711	1,197,297	1,214,773	35.1	5.57
Total Operating Expenses	$1,802,271	$1,696,789	$1,798,486	$1,849,316	$1,907,448	55.1%	$8.75

Net Operating Income	$1,040,667	$712,578	$563,919	$310,092	$1,554,376	44.9%	$7.13
Replacement Reserves	0	0	0	0	43,616	1.3	0.20
TI/LC	0	0	0	0	83,572(8)	2.4	0.38
Net Cash Flow	$1,040,667	$712,578	$563,919	$310,092	$1,427,187	41.2%	$6.54

NOI DSCR	1.17x	0.80x	0.63x	0.35x	1.74x
NCF DSCR	1.17x	0.80x	0.63x	0.35x	1.60x
NOI Debt Yield	7.3%	5.0%	4.0%	2.2%	10.9%
NCF Debt Yield	7.3%	5.0%	4.0%	2.2%	10.0%

(1)	The decrease in NOI from 2016 to 2017 was driven by a decrease in occupancy. The decrease in NOI from 2017 to TTM 3/31/2019 is primarily driven by $1,190,827 of free rent packages provided by the borrower sponsors to newly signed tenants. The increase in UW NOI from TTM 3/31/2019 is driven by those same free rent packages expiring. The remaining outstanding free rent of $531,019 and outstanding tenant improvement and leasing commissions of $351,033 have been reserved at loan closing.

(2)	Represents (i) percent of Net Rental Income for all revenue fields, (ii) percent of Gross Potential Rent for Vacancy & Credit Loss and (iii) percent of Effective Gross Income for all other fields.

(3)	Represents contractual rent steps through July 2020 totaling $69,589.

(4)	Vacant spaces are grossed up and underwritten to the appraiser’s market rent of $21.50 per square foot.

(5)	Other income consists of parking income, storage income, and forfeited deposits.

(6)	Vacancy & Credit Loss represents free rent concessions in 2016, 2017, 2018 and TTM 3/31/2019 and vacancy gross up for U/W.

(7)	The underwritten vacancy is 24.2%. The 3636 North Central Avenue Property was 75.8% leased as of April 1, 2019.
(8)	TI/LC is inclusive of a straight-line credit for the upfront TI/LC reserve equal to $200,000, which is 10.0% of the upfront TI/LC reserve of $2,000,000.

 A-3-144

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Operating Advisor

Wells Fargo Commercial Mortgage	Wells Fargo Bank, National Association	C-III Asset Management LLC	Pentalpha Surveillance LLC
Securities, Inc.	Three Wells Fargo, MAC D1050-084		375 North French Road
301 South College Street	401 S. Tryon Street, 8th Floor	5221 N. O'Connor Blvd., Suite 600	Suite 100
Charlotte, NC 28288-0166	Charlotte, NC 28202	Irving, TX 75039	Amherst, NY 14228

Contact:
REAM_InvestorRelations@wellsfargo.com	Contact:	Contact: CMBS SS Group	Contact: Don Simon
Phone: (704) 374-6161	REAM_InvestorRelations@wellsfargo.com	Phone Number: (972) 868-5300	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Net Prepayment Interest Shortfall	0.00		Surveillance LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51 Commercial Mortgage Pass-Through Certificates Series 2019-C51	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/16/19
Corporate Trust Services		Record Date:	7/31/19
8480 Stagecoach Circle		Determination Date:	8/12/19
Frederick, MD 21701-4747

Supplemental Reporting

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of July 1, 2019 (the “Pooling and Servicing Agreement”).
Transaction: Wells Fargo Commercial Mortgage Trust 2019-C51, Commercial Mortgage Pass-Through Certificates Series 2019-C51
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer: C-III Asset Management LLC
Directing Certificateholder: LD II Sub V, LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	Prior to an Operating Advisor Consultation Event, if one Mortgage Loan is in special servicing and if the Special Servicer has subsequently completed a Major Decision with respect to such Specially Serviced Loan, the Special Servicer has provided the applicable fully executed Major Decision Reporting Package approved or deemed approved by the Directing Certificateholder to the Operating Advisor.

3.	After an Operating Advisor Consultation Event, the Special Servicer has provided to the Operating Advisor:

(a)	with respect to each Major Decision for the following non-Specially Serviced Loans, the related Major Decision Reporting Package and the opportunity to consult with respect to such Major Decision and recommended action:

________________________

________________________

________________________

________________________

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

(b)	with respect to following Specially Serviced Loans, each related Asset Status Report and the opportunity to consult with respect to such recommended action:

________________________

________________________

II. Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that were Considered in Compiling this Report

In rendering the assessment set forth in this report, the Operating Advisor examined and relied upon the accuracy and the completion of the items listed below:

1. Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the Operating Advisor’s obligations under the Pooling and Servicing Agreement, each Asset Status Report (after an Operating Advisor Consultation Event), and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION].

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset

Status Reports for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the date specified in the MLPA or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA; provided, however, that for the purposes of this Annex D-1, with respect to each sponsor, any reference to a “Mortgage Loan” will refer to the Mortgage Loans sold by such sponsor that we include in the issuing entity.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.   Intentionally Omitted.

2.   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee for the related non-serviced securitization trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan

D-1-1

is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4.   Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.   Intentionally Omitted.

6.   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.   Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the

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Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.   Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted

D-1-3

Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.   Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule D-1 to this Annex D-1.

10.   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

11.   Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to

D-1-4

the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12.   Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13.   Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14.   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15.   Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.

16.   Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject

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to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non-Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related non-serviced securitization trust).

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (a) the maximum amount available

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under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so,

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authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or

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occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law

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and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

29.       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal

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repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

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31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to this Annex D-1, or future permitted mezzanine debt as set forth on Schedule D-2 to this Annex D-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule D-3 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency

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fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in situations where default interest is imposed.

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36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(e) Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

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(f) The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h) A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j) Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l) Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not

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address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39. Intentionally Omitted.

40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule D-4 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by

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the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

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49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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Schedule D-1 to Annex D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Rialto Mortgage Finance, LLC	Wells Fargo Bank, National Association	Barclays Capital Real Estate Inc.	UBS AG, New York Branch	C-III Commercial Mortgage LLC
N/A	N/A	N/A	N/A	N/A

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Schedule D-2 to Annex D-1

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

Rialto Mortgage Finance, LLC	Wells Fargo Bank, National Association	Barclays Capital Real Estate Inc.	UBS AG, New York Branch	C-III Commercial Mortgage LLC
Shetland Park (Loan No. 5) Depot Self Storage (Loan No. 45) Cool Storage (Loan No. 52)	N/A	188 Spear Street (Loan No. 2) Rittenhouse Square (Loan No. 16)	Wolverine Portfolio (Loan No. 41)	N/A

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Schedule D-3 to Annex D-1

CROSS-COLLATERALIZED MORTGAGE LOANS

Rialto Mortgage Finance, LLC	Wells Fargo Bank, National Association	Barclays Capital Real Estate Inc.	UBS AG, New York Branch	C-III Commercial Mortgage LLC
CVS El Monte and Ontario (Loan No. 17) CVS Compton (Loan No. 18)	N/A	N/A	N/A	N/A

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Schedule D-4 to Annex D-1

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Rialto Mortgage Finance, LLC	Wells Fargo Bank, National Association	Barclays Capital Real Estate Inc.	UBS AG, New York Branch	C-III Commercial Mortgage LLC

Shetland Park
(Loan No. 5)

CVS El Monte and
Ontario (Loan No.
17)

CVS Compton

(Loan No. 18)

University Square
Shopping Center
(Loan No. 21)

Frederick Avenue
Shopping Center
(Loan No. 29)

Firewheel Corners

Shopping Center
(Loan No. 38)

Depot Self
Storage (Loan
No. 45)

Cool Storage
(Loan No. 52)

	N/A	N/A	N/A	All American Storage Bloomington South (Loan No. 37) All American Storage East (Loan No. 40)

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	CVS El Monte and Ontario (Loan No. 17) CVS Compton (Loan No. 18)	Each of the Mortgaged Properties is a single tenant property and, pursuant to the Mortgage Loan documents, the Mortgagor is permitted to rely upon insurance provided by the single tenant (“CVS”), through third-party coverage, provided that such coverage meets the requirements in the Mortgage Loan documents or through a self-insurance program provided, among other things, that CVS maintains a rating of “BBB” by S&P. As of the Cut-off Date, CVS is providing third-party coverage provided, except that CVS self-insures for terrorism coverage. The current insurance coverage for each Mortgaged Property has a $500,000 deductible, which may be considered higher than customary.
(31) Acts of Terrorism Exclusion	CVS El Monte and Ontario (Loan No. 17) CVS Compton (Loan No. 18)	CVS, the sole tenant at each of the Mortgaged Properties, self-insures for terrorism insurance coverage.
(42) Organization of Mortgagor	University Square Shopping Center (Loan No. 21) Frederick Avenue Shopping Center (Loan No. 29) Firewheel Corners Shopping Center (Loan No. 38)	The Mortgagors under each of the related Mortgage Loans are affiliates of each other.
(42) Organization of Mortgagor	Shetland Park (Loan No. 5) Depot Self Storage (Loan No. 45) Cool Storage (Loan No. 52)	The Mortgagors under each of the related Mortgage Loans are affiliates of each other.

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Nova Place (Loan No. 1)	(i) Fractional Condominium. The mortgaged property is comprised of six units in an eight unit office/ retail condominium regime. The co-borrowers have an 87% voting rights interest in the related owners’ association, and the ability to affirmatively control association decisions, other than actions requiring unanimous consent: generally, changes in the allocation of common area (Unit 7) shared costs, increasing or reconfiguring units, or voting rights changes. The loan documents provide for personal liability to the co-borrowers and guarantors for losses related to the amendment or termination of the condominium documents without the lender’s prior consent, or the partitioning of any units comprising the mortgaged property. (ii) Tenant Right of First Refusal. PNC Bank (#1 tenant) has Right of First Refusal (ROFR) to purchase its leased property (Unit 1) if the borrower receives offer as to leased premises that it is otherwise willing to accept and the remaining unexpired term of the PNC Bank lease is at least 10 years (PNC lease expires 12.28.2027 but is subject to tenant’s 5-year renewal option). The ROFR is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.
(8) Permitted Liens; Title Insurance	155 Tice Boulevard (Loan No. 12)	The mortgaged property is one unit in a two-unit condominium regime. Each unit in the condominium regime contains a separate office building, and the common elements consist principally of a connecting wall between the two buildings and a plaza located between the units. Each unit owner has sole responsibility for the maintenance of its respective building and the owners association’s duties are limited solely to any common areas. The borrower has a 50% voting rights interest in the related owners’ association. All material decisions of the association require a majority vote, such that the borrower has negative control (i.e., the ability to block) any material actions of the association to which it objects. The loan documents provide springing full recourse to the borrower and the guarantor if, without the lender’s written consent, the borrower votes for or permits any material amendment to the condominium documents that decrease the value of the mortgaged property in any material respect, the property is withdrawn from the condominium regime, or the condominium regime is terminated.
(8) Permitted Liens; Title Insurance	Crossroads Shopping Center - Madera (Loan No. 19)	Pad site tenant (McDonald’s) has Right of First Refusal (ROFR) to purchase its leased property if the same sold separately from the mortgaged property in its entirety if the borrower receives offer as to leased premises that it is otherwise willing to accept. The ROFR is not extinguished by foreclosure. The loan documents do not provide for partial release of the McDonald’s leased premises.
(8) Permitted Liens; Title Insurance	Walgreens – Richardson, TX (Loan No. 46)	Tenant (Walgreens) has Right of First Refusal (ROFR) to purchase the entirety of the mortgaged property if the borrower receives offer that it is otherwise willing to accept. The ROFR is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed in lieu thereof.
(18) Insurance	Crossroads Shopping Center - Madera (Loan No. 19)	The McDonald’s and Taco Bell pad sites are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to the respective tenants or other non-borrower party and/or their respective leasehold mortgagees.

D-2-2

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(18) Insurance	Alma Park Shopping Center (Loan No. 26)	The Chase’s Diner pad site is a leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
(18) Insurance	Walgreens – Richardson, TX (Loan No. 46)	Borrower’s obligation to provide required insurance (including property, rent loss, liability and terrorism coverage) is suspended if Walgreens elects to self-insure in accordance with its lease, and satisfies certain other conditions, including the tenant’s maintaining a net worth of $100 million or greater. Tenant has provided notice of its election to self-insure. The tenant has no rent abatement or termination remedies for any reason during the loan term, and is obligated to restore the premises following casualty irrespective of available insurance proceeds. Further, in the event of a casualty, the tenant controls the disbursement of available insurance proceeds.
(28) Recourse Obligations	All Wells Fargo loans (Loan Nos. 1, 3, 12, 19, 26, 27, 35, 44, 46 and 47)	With respect to actions or events triggering recourse to the borrower or guarantor, the loan documents may provide additional qualifications or limitations, or recast the effect of a breach from springing recourse to a losses carve-out, in circumstances where, apart from identified bad acts of the borrower or guarantor, the property cash flow is inadequate for debt service or other required payments, the effect of the exercise of lender remedies restricts the borrower’s access to adequate property cash flow for such purposes, inadequate property cash flow results in involuntary liens from other creditors, or there are lesser or time-limited violations of the triggering actions or events, including transfer violations that do not result in a property transfer or a change in control of the borrower, related to the borrower’s inadvertent failure to provide adequate notice or timely or complete information otherwise required by the loan documents, or otherwise obtain necessary prior approval therefor.
(28) Recourse Obligations	Nova Place (Loan No. 1)	Only the SPE co-borrowers are personally liable for environmental liability matters related to the property. A Phase I environmental site assessment was obtained with respect to the property that indicated no recognized environmental conditions. In lieu of any warm body environmental carve-out guarantor, the lender obtained a $10,000,000 lender environmental collateral protection and liability-type environmental insurance policy from Steadfast Insurance Company, a member company of Zurich North with a 13 year term (three years after the loan term) and having a deductible of $25,000. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.
(29) Mortgage Releases	Concourse Office Center (Loan No. 47)	Conditional Free Release/ Release Parcel Adjustment. The loan documents permit the partial release without additional release consideration (other than a processing fee and certain transaction costs) of a currently undeveloped 3.67 acre portion of the mortgaged property (proposed Phase 2 and Phase 3 of the related project), subject to certain conditions, including (i) no event of default shall have occurred or be continuing; (ii) any applicable tenant approvals have been obtained; (iii) evidence that all zoning and subdivision approvals have been obtained; and (iv) if requested by lender, an opinion of counsel that the partial release satisfies REMIC requirements. The boundaries of the release parcel are permitted to be adjusted upon delivery of an appraisal showing that the remaining

D-2-3

Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
property is not materially lowered and an updated survey. The related 3.67 acre parcel was excluded from the appraised value and loan underwriting. The loan documents also contain anti-poaching covenants restricting any affiliate-related leasing activities to existing tenants on future development at the Release Parcel.
(31) Acts of Terrorism Exclusion	All Wells Fargo loans (Loan Nos. 1, 3, 12, 19, 26, 27, 35, 44, 46 and 47)	To the extent exceptions have been taken to the Insurance representation (#18) for failure to provide required insurance, such as self-insurance and leased fee situations, such exceptions also apply to the Acts of Terrorism representation.
(33) Single-Purpose Entity	Nova Place (Loan No. 1)	Borrower is comprised of five recycled SPE co-borrowers that collectively own six units in an eight-unit office condominium, and, with respect the co-borrower FAROS ACA RE LLC, previously owned the two additional condominium units that were out-conveyed to affiliates prior to loan origination. A Phase I environmental site assessment was obtained with respect to the prior owned property that indicated no recognized environmental conditions.
(33) Single-Purpose Entity	3699 Hamner Ave Retail Center (Loan No. 44)	Borrower is recycled SPE that previously owned property other than the mortgaged property. Borrower previously owned an industrial warehouse/ flex building located in Garden Grove, CA. A Phase I environmental site assessment was obtained with respect to the prior owned property that indicated no recognized environmental conditions. The loan documents provide for personal liability to borrower and guarantor for losses related to the prior owned property.
(43) Environmental Conditions	3699 Hamner Ave Retail Center (Loan No. 44)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $3,850,000 group lender environmental collateral protection and liability-type environmental insurance policy with $3,850,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

D-2-4

Barclays Capital Real Estate Inc.
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio #27 – O’Reilly South Houston, TX (Loan No. 6.12) ExchangeRight Net Leased Portfolio #27 – O’Reilly Knoxville, TN (Loan No. 6.13)	The sole tenant at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The tenant has ten (10) days to exercise its right of first refusal. If the tenant elects not to exercise the right of first refusal, then such right will lapse and terminate. The tenant has agreed that the lease is subject and subordinate to the lien of any mortgage against the Mortgaged Property.
(8) Permitted Liens; Title Insurance

ExchangeRight Net Leased Portfolio #27 – Walgreens Lubbock, TX (Loan No. 6.04)

ExchangeRight Net Leased Portfolio #27 – Walgreens Houma, LA (Loan No. 6.05)

ExchangeRight Net Leased Portfolio #27 – Walgreens Greendale, WI (Loan No. 6.06)

ExchangeRight Net Leased Portfolio #27 – Walgreens Edmond, OK (Loan No. 6.07)

ExchangeRight Net Leased Portfolio #27 – Walgreens Augusta, GA (Loan No. 6.10)

The sole tenant at the related Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The tenant has agreed that such right of first refusal will not apply to a foreclosure or deed-in-lieu of foreclosure or any other enforcement action under the Mortgage Loan; provided, however, such right of first refusal shall apply to subsequent purchasers of the Mortgaged Property.
(8) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio #27 – Walgreens Dayton, OH (Loan No. 6.09)	The sole tenant at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The Mortgage Loan documents require the Mortgagor to deliver an estoppel in a form reasonably satisfactory to the lender within thirty (30) days after the closing date of the Mortgage Loan.
(8) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio #27 – Hy-Vee – Cottage Grove, MN (Loan No. 6.01)	The sole tenant at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The tenant has agreed that such right of first refusal will not apply to a foreclosure or similar sale of the Mortgaged Property by any holder of a mortgage on the Mortgaged Property or to the granting of a deed-in-lieu of foreclosure by the landlord to such holder or apply to any transfer of the Mortgaged Property to an affiliate of the landlord; provided, however, that the tenant’s right of first refusal will continue to apply to any transfer by such affiliate successor of the landlord to any sale to a non-affiliated third party.
(8) Permitted Liens; Title Insurance	Patuxent Crossing (Loan No. 14)	The largest and fourth largest tenants by net rentable area at the Mortgaged Property have a right of first offer to purchase their space at the Mortgaged Property. The tenants have agreed that such purchase rights are subject and subordinate to the Mortgage Loan and to any renewals, modifications, consolidations, replacements, extensions and re-financings thereof. Additionally, such purchase rights will not apply to any foreclosure of the Mortgaged Property, and upon any such foreclosure, the purchase rights will terminate and be of no further force and affect.
(18) Insurance	188 Spear Street (Loan No. 2)	The Mortgage Loan documents permit the Mortgagor to obtain comprehensive “all risk” or “special form” insurance with a deductible in an amount up to $100,000 per occurrence, except for windstorm and earthquake insurance, which will provide for no deductible in excess of 5% of the total insurable value of the Mortgaged Property.

D-2-5

(18) Insurance	ExchangeRight Net Leased Portfolio #27 (Loan No. 6)	The Mortgage Loan documents provide that the Mortgagor’s obligation to maintain insurance coverage as required in the Mortgage Loan documents on an individual Mortgaged Property will be suspended to the extent that (A) the related lease affecting such individual Mortgaged Property is in full force and effect, and will remain in full force and effect following a casualty or, upon termination of the lease, the related tenant must turn over all insurance proceeds, (B) no default will exist under the lease beyond any applicable notice and cure periods, (C) the tenant under such lease maintains coverage for the applicable individual Mortgaged Property that satisfies the insurance requirements of the Mortgage Loan documents (including, but not limited to, naming the lender as mortgagee/loss payee on the tenant’s property insurance) or, if not in compliance, is otherwise acceptable to the lender in its sole discretion, and (D) the tenant or the borrower delivers evidence acceptable to the lender of such coverage no less frequently than annually prior to renewal of such coverage maintained by the tenant (the foregoing clauses (A) through (D) are referred to collectively herein as the “Tenant Insurance Conditions”). To the extent any of the Tenant Insurance Conditions are not satisfied, the Mortgagor will be required to obtain and maintain, at its sole cost and expense, either (x) primary insurance coverage in the event that any tenant does not provide insurance coverage required in the Mortgage Loan documents or (y) excess and contingent insurance coverage over and above any other valid and collectible coverage then in existence, in each case as will be necessary to bring the insurance for the individual Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents. Notwithstanding the foregoing, in the event all or any portion of an individual Mortgaged Property is currently or at any time in the future located in a federally designated special flood hazard area, the Mortgagor will be responsible for maintaining flood insurance as required pursuant to the Mortgage Loan documents.
(28) Recourse Obligations	Rittenhouse Square (Loan No. 16)	The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in connection with violations of the transfer covenants; provided, however, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses if the violation results solely from a failure to provide any required notice or other deliverables (including payment of fees) or copies of instruments and/or organizational documents related to such transfer, and but for the failure to provide such items, such transfer would otherwise be a permitted transfer. Additionally, no such recourse liability to the Mortgagor and the guarantor will arise if the Mortgagor provides such notice or other deliverables (including payment of fees) or copies of instruments and/or organizational documents within ten (10) business days after the lender’s written request therefor.

D-2-6

UBS AG, New York Branch
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(19) Access; Utilities; Separate Tax Parcels	CIRE Equity Retail & Industrial Portfolio (Loan No. 11)	The Homeland – Bartow, FL Mortgaged Property only has indirect access to a public road over railway tracks pursuant to a non-recorded license agreement dated as of June 16, 1982 with the owner of such railway tracks (the “Bartow License Agreement”). If at any time there is a lack of legal access to the Homeland – Bartow, FL Mortgaged Property (due to a termination of the Bartow License Agreement, to the extent no other legal access to the Mortgaged Property then exists, or otherwise) (any such event, a “Bartow Access Restriction Event”), the Mortgagors are required to prepay the Mortgage Loan in an amount equal to (a) the allocated loan amount with respect to the Homeland – Bartow, FL Mortgaged Property, plus (b) payment of any prepayment fee as defined in the Mortgage Loan documents on the principal being prepaid, plus (c) all interest which would have accrued on such allocated loan amount to be prepaid (the “Bartow Access Restriction Payment”). If the Mortgagors make the Bartow Access Restriction Payment, the Homeland – Bartow, FL Mortgaged Property will be released from the liens of the mortgages upon the Mortgagors’ satisfaction of conditions set forth in the Mortgage Loan documents. The Mortgagors’ failure to transfer the Homeland – Bartow, FL Mortgaged Property within 30 days after the earlier to occur of (a) the discovery of any Bartow Access Restriction Event and (b) the lender’s written request for such transfer and release, will be an immediate event of default under the Mortgage Loan documents.
(26) Local Law Compliance	CIRE Equity Retail & Industrial Portfolio (Loan No. 11)	The Homeland – Bartow, FL Mortgaged Property is legal non-conforming as to industrial manufacturing with outdoor storage use as industrial manufacturing with outdoor storage use (as opposed to just industrial manufacturing) is no longer permitted under the applicable current zoning code. If any structure containing a non-conforming use is significantly damaged or demolished, such structure may be restored to its prior nonconforming use, provided that a building permit is issued prior to 24 months from the date of such demolition or calamity. Once a building permit for reconstruction is issued, the terms of the standard building permit life apply. If the building permit is to lapse or otherwise be revoked after the 24-month period has expired, rights to replace the structure will be null and void.
(26) Local Law Compliance	The Wolverine Portfolio (Loan No. 41)	Each of the Chalet Village Mortgaged Property and the Royal Village Mortgaged Property is legal non-conforming as to use a mobile home park as such use is not permitted under the applicable current zoning code. If a non-conforming structure is damaged or destroyed in excess of 50% or 60%, respectively, such structure may only be restored in accordance with the applicable current zoning code. In the event of a casualty resulting in the loss of the ability to restore either the Chalet Village Mortgaged Property or the Royal Village Mortgaged Property to its current use in accordance with all applicable legal requirements, the Mortgage Loan documents provide recourse to the guarantor and the Mortgagor for an amount equal to (a) (i) the allocated loan amount with respect to such Mortgaged Property, plus (ii) all interest that would have accrued on such allocated loan amount to be prepaid and (iii) all reasonable out-of-pocket, third party costs and expenses actually incurred by the Mortgagee in connection with such

D-2-7

UBS AG, New York Branch
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
prepayment (including, without limitation, costs and expenses incurred in connection with the casualty and related partial release of the security instrument), plus (b) all other sums due and payable with respect to such allocated loan amount under the Mortgage Loan documents, less (c) the amount of any net proceeds retained and applied by the Mortgagee toward payment of the debt.
(33) Single-Purpose Entity	Coventry Commons (Loan No. 30)	The Mortgagor is a recycled Single-Purpose Entity that previously owned an adjacent parcel that was transferred to an unrelated third party prior to the origination of the Mortgage Loan.

D-2-8

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(8) Permitted Liens; Title Insurance	Rolling Oaks MHP (Loan No. 54)	The related Mortgaged Property consists of two or more non-contiguous parcels.
(12) Condition of Property	Embassy Suites - Williamsburg (Loan No. 25)

The related Mortgage Loan Seller is relying on a May 2, 2018 property condition report completed in connection with the previous loan on the related Mortgaged Property, which loan was refinanced by the subject Mortgage Loan and was also originated by the related Mortgage Loan Seller or an affiliate.

The related property condition report is dated May 2, 2018, which is more than 6 months prior to origination of the subject Mortgage Loan and 12 months prior to the Cut-off Date.

(12) Condition of Property	Lakeland MHP (Loan No. 39)	The related engineering report is dated June 29, 2018, which is more than 6 months prior to origination of the subject Mortgage Loan and 12 months prior to the Cut-off Date.
(18) Insurance	Lakeland MHP (Loan No. 39)	The related business interruption insurance policy does not include coverage for flood; however, the related non-recourse carveout guarantor is liable for losses arising from or related to, after a flood, the loss of income, if any, over the following twelve (12) month period.
(20) No Encroachments	Rolling Oaks MHP (Loan No. 54)	A corner of one of the self-storage buildings at the related Mortgaged Property protrudes over the property line by 0.82 feet. The related title company would not agree to provide affirmative endorsement coverage for this encroachment.
(26) Local Law Compliance	Cross Creek Shopping Center (Loan No. 20) Johnson Storage Portfolio (Loan No. 23) Lakeland MHP (Loan No. 39) Palms at Dover (Loan No. 43) Apache West MHP (Loan No. 48) Stuff N’ Storage (Loan No. 50)	For each of the subject Mortgage Loans, the related Mortgaged Property constitutes (or, in the case of a portfolio of related Mortgaged Properties, one or more of the related Mortgaged Properties constitute) a legal non-conforming use and, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.
(34) Defeasance	All C-III CM Mortgage Loans (Loan Nos. 20, 22, 23, 25, 28, 37, 39, 40, 43, 48, 49, 50, 53 and 54)	The related loan documents do not require that the defeased note be assumed by, or that the defeasance collateral be transferred to, a Single-Purpose Entity. However, in such cases, the successor borrower must be an entity established or designated by the lender or its designee.

D-2-9

(43) Environmental Conditions	Johnson Storage Portfolio (Loan No. 23)	The related environmental site assessment identified a controlled recognized environmental condition at the related Mortgaged Property and the adjacent site due to historical manufacturing and railroad activities. Sampling conducted in 2013 identified the presence of benzo(a)pyrene, arsenic, copper, mercury, and zinc in soil and lead in groundwater at concentrations exceeding the Michigan Department of Environmental Quality (“MDEQ”) Generic Residential Cleanup Criteria (“GRCC”). Based on the identified soil and groundwater concentrations, a due care plan was established in December 2013. Under the due care plan, the owner/operator of the related Mortgaged Property must maintain a building or concrete cover across the northern portion of the related Mortgaged Property, maintain the chain-link fence and secured gate around the perimeter of the southern portion of the related Mortgaged Property, prohibit the installation of water wells across the related Mortgaged Property, properly characterize any excavated or removed on-site soil prior to its disposal to an approved licensed disposal facility, prohibit the removal of impacted soils from one area of the related Mortgaged Property to another area of the related Mortgaged Property that is not shown to be similarly contaminated, appropriately manage groundwater encountered during below-grade utility repairs in accordance with applicable regulations and sample and analyze any significant quantity of encountered groundwater to characterize for appropriate disposal.
(43) Environmental Conditions	Embassy Suites – Williamsburg (Loan No. 25)	The related Mortgage Loan Seller is relying on a July 17, 2018 environmental assessment completed in connection with the previous loan on the related Mortgaged Property, which loan was refinanced by the subject Mortgage Loan and was also originated by the related Mortgage Loan Seller or an affiliate.
(43) Environmental Conditions	Stuff N’ Storage (Loan No. 50)	A property adjoining the related Mortgaged Property has an open soil, soil vapor and groundwater contamination case involving a release of petroleum-based compounds several years ago. A 1998 Phase II assessment of the adjoining property identified soil and groundwater impacted by petroleum and solvents. The environmental consultant for the subject Mortgage Loan noted, however, that while there exists a material threat of release to onsite groundwater from migrating contamination from the adjoining property to the related Mortgaged Property: (1) groundwater is not used for potable purposes; (2) given the concentrations detected in the groundwater and the length of time (21 years) since the last sampling round, natural attenuation has likely occurred; (3) the issue at the adjoining property constitutes an off-site recognized environmental condition and vapor encroachment is not anticipated; and (4) a responsible party has been identified and would be responsible for the contamination. The environmental consultant did not recommend further assessment of the related Mortgaged Property at this time.

D-2-10

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
August 2019	29,432,000.00
September 2019	29,432,000.00
October 2019	29,432,000.00
November 2019	29,432,000.00
December 2019	29,432,000.00
January 2020	29,432,000.00
February 2020	29,432,000.00
March 2020	29,432,000.00
April 2020	29,432,000.00
May 2020	29,432,000.00
June 2020	29,432,000.00
July 2020	29,432,000.00
August 2020	29,432,000.00
September 2020	29,432,000.00
October 2020	29,432,000.00
November 2020	29,432,000.00
December 2020	29,432,000.00
January 2021	29,432,000.00
February 2021	29,432,000.00
March 2021	29,432,000.00
April 2021	29,432,000.00
May 2021	29,432,000.00
June 2021	29,432,000.00
July 2021	29,432,000.00
August 2021	29,432,000.00
September 2021	29,432,000.00
October 2021	29,432,000.00
November 2021	29,432,000.00
December 2021	29,432,000.00
January 2022	29,432,000.00
February 2022	29,432,000.00
March 2022	29,432,000.00
April 2022	29,432,000.00
May 2022	29,432,000.00
June 2022	29,432,000.00
July 2022	29,432,000.00
August 2022	29,432,000.00
September 2022	29,432,000.00
October 2022	29,432,000.00
November 2022	29,432,000.00
December 2022	29,432,000.00
January 2023	29,432,000.00
February 2023	29,432,000.00
March 2023	29,432,000.00
April 2023	29,432,000.00
May 2023	29,432,000.00
June 2023	29,432,000.00
July 2023	29,432,000.00
August 2023	29,432,000.00
September 2023	29,432,000.00
October 2023	29,432,000.00
November 2023	29,432,000.00
December 2023	29,432,000.00
January 2024	29,432,000.00
February 2024	29,432,000.00
March 2024	29,432,000.00
April 2024	29,432,000.00
May 2024	29,431,167.16
June 2024	29,002,809.05
July 2024	28,503,283.80
August 2024	28,042,408.30
Distribution Date	Class A-SB Planned Principal Balance ($)
September 2024	27,579,630.66
October 2024	27,074,420.00
November 2024	26,607,646.02
December 2024	26,098,551.89
January 2025	25,627,748.91
February 2025	25,155,002.67
March 2025	24,559,704.76
April 2025	24,082,546.58
May 2025	23,563,361.59
June 2025	23,082,089.55
July 2025	22,558,906.93
August 2025	22,073,487.44
September 2025	21,586,064.12
October 2025	21,056,903.97
November 2025	20,565,282.95
December 2025	20,032,043.67
January 2026	19,536,190.64
February 2026	19,038,290.54
March 2026	18,420,178.88
April 2026	17,917,668.07
May 2026	17,373,846.61
June 2026	16,867,014.80
July 2026	16,318,994.39
August 2026	15,807,806.27
September 2026	15,294,507.53
October 2026	14,740,202.87
November 2026	14,222,494.98
December 2026	13,663,905.71
January 2027	13,141,752.63
February 2027	12,617,443.49
March 2027	11,975,379.64
April 2027	11,446,251.05
May 2027	10,876,563.69
June 2027	10,342,896.58
July 2027	9,768,798.88
August 2027	9,230,556.14
September 2027	8,690,090.64
October 2027	8,109,386.59
November 2027	7,564,289.91
December 2027	6,979,085.49
January 2028	6,429,319.77
February 2028	5,877,283.52
March 2028	5,247,703.79
April 2028	4,690,785.34
May 2028	4,094,093.09
June 2028	3,532,408.98
July 2028	2,931,085.66
August 2028	2,364,596.92
September 2028	1,795,768.32
October 2028	1,187,502.33
November 2028	613,810.70
December 2028	819.04
January 2029 and thereafter	0.00

E-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	17
Summary of Terms	25
Risk Factors	59
Description of the Mortgage Pool	151
Transaction Parties	230
Credit Risk Retention	287
Description of the Certificates	302
Description of the Mortgage Loan Purchase Agreements	343
Pooling and Servicing Agreement	355
Certain Legal Aspects of Mortgage Loans	478
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	497
Pending Legal Proceedings Involving Transaction Parties	499
Use of Proceeds	499
Yield and Maturity Considerations	500
Material Federal Income Tax Considerations	513
Certain State and Local Tax Considerations	527
Method of Distribution (Conflicts of Interest)	528
Incorporation of Certain Information by Reference	531
Where You Can Find More Information	531
Financial Information	531
Certain ERISA Considerations	532
Legal Investment	536
Legal Matters	537
Ratings	538
Index of Defined Terms	541

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$641,030,000
(Approximate)

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.
Depositor

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51
Issuing Entity

Commercial Mortgage Pass-Through Certificates,
Series 2019-C51

Class A-1	$22,389,000
Class A-2	$45,489,000
Class A-SB	$29,432,000
Class A-3	$50,000,000	-
	$200,000,000
Class A-4	$213,326,000	-
	$363,326,000
Class X-A	$510,636,000
Class X-B	$130,394,000
Class A-S	$62,005,000
Class B	$36,474,000
Class C	$31,915,000

PROSPECTUS

Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

UBS Securities LLC
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Drexel Hamilton
Co-Manager

June      , 2019